      As filed with the Securities and Exchange Commission on July 3, 2002


                                            Registration Statement No. 333-87304
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------



                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------


                      ALLIED HEALTHCARE INTERNATIONAL INC.
                 (formerly known as Transworld Healthcare, Inc.)
                      ------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


            New York                                 8082                               13-3098275
----------------------------------       ----------------------------         --------------------------------
(State or Other Jurisdiction of          (Primary Standard Industrial         (I.R.S. Employer Identification
       Incorporation)                     Classification Code Number)                     Number)


                      Allied Healthcare International Inc.
                               555 Madison Avenue
                            New York, New York 10022
                                 (212) 750-0064
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                                Mr. John B. Wynne
                   Vice President and Chief Financial Officer
                      Allied Healthcare International Inc.
                               555 Madison Avenue
                            New York, New York 10022
                                 (212) 750-0064
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                           Leslie J. Levinson, Esquire
                  Brown Raysman Millstein Felder & Steiner LLP
                                900 Third Avenue
                            New York, New York 10022
                                 (212) 895-2000
                     --------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is effective and the Reorganization described herein is consummated.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [___]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS SUPPLEMENT AND THE RELATED PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                      ALLIED HEALTHCARE INTERNATIONAL INC.
                 (FORMERLY KNOWN AS TRANSWORLD HEALTHCARE, INC.)

                                SUPPLEMENT NO. 1
                                       TO
                  PROXY STATEMENT/PROSPECTUS DATED MAY 23, 2002

         The information contained in this Supplement No. 1 supplements the attached proxy statement/prospectus, dated May 23, 2002, of Allied Healthcare International Inc. (formerly known as Transworld Healthcare, Inc.). This Supplement No. 1 describes the results of the voting at the annual meeting of our shareholders held on June 7, 2002 and contains historical financial statements of two U.K. subsidiaries of our company, Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (collectively, "Staffing Enterprise"), as well as additional pro forma financial information with respect to the acquisition by our company of Staffing Enterprise on September 27, 2001 and the Reorganization. The Reorganization is described in the attached proxy statement/prospectus.

         This Supplement No. 1 is being distributed, along with the attached proxy statement/prospectus, to persons who are being offered securities of our company in the Reorganization described therein.

              The date of this Supplement No. 1 is July ___, 2002.

ANNUAL MEETING OF SHAREHOLDERS

         On June 7, 2002, at the annual meeting of shareholders of our company, our shareholders approved the Reorganization and the Reorganization Agreement described in the attached proxy statement/prospectus. At the annual meeting, our shareholders also:

                  1. Elected the following seven directors to our board of directors:

                  -  Timothy M. Aitken
                  -  Sarah L. Eames
                  -  Scott A. Shay
                  -  Jeffrey S. Peris
                  -  G. Richard Green
                  -  John W. Matthews
                  -  David J. Macfarlane

                  2. Voted to (a) change our name from "Transworld Healthcare, Inc." to "Allied Healthcare International Inc.", (b) increase the number of shares of capital stock we are authorized to issued from 40 million shares of common stock and two million shares of preferred stock to 62 million shares of common stock and ten million shares of preferred stock and (c) eliminate certain provisions in our certificate of incorporation and by-laws requiring supermajority board approval for certain actions.

                  3. Voted to approve our 2002 Stock Option Plan.

                  4. Ratified the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending September 30, 2002.

         The matters that were voted upon by our shareholders at the annual meeting of shareholders are described in the attached proxy statement/prospectus.

FINANCIAL INFORMATION

         We are providing you with certain supplemental pro forma financial information, which updates the pro forma financial information for the year ended September 30, 2001 included in the attached proxy statement/prospectus, to give the pro forma effect of the acquisition by our company of Staffing Enterprise on September 27, 2001. We are also providing you with the historical financial statements of Staffing Enterprise Limited and Staffing Enterprise
(PSV) Limited. Except as described below in Annex E-1, our company's historical financial statements have not changed from those included in the attached proxy statement/prospectus.

         Annex A to this Supplement No. 1 supersedes the "Summary Historical and Pro Forma Financial Information of Transworld Healthcare, Inc." set forth on pages 11-13 of the attached proxy statement/prospectus.

         Annex B to this Supplement No. 1 supersedes the "Selected Historical and Pro Forma Financial Information of Transworld Healthcare, Inc." set forth on pages 74-76 of the attached proxy statement/prospectus.

         Annex C to this Supplement No. 1 supersedes "Unaudited Pro Forma Combined Condensed Financial Statements of Transworld Healthcare, Inc." set forth on pages 78-84 of the attached proxy statement/prospectus.

         Annex D to this Supplement No. 1 contains historical financial statements of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited.

         Annex E-1 to this Supplement No. 1 should be read in conjunction with "Recent Accounting Pronouncements" in footnote 2 (entitled "Summary of Significant Accounting Policies") on pages F-12 and F-13 of the attached proxy statement/prospectus. Annex E-2 to this Supplement No. 1 should be read in conjunction with "Recent Accounting Pronouncements" in footnote 2 (entitled "Summary of Significant Accounting Policies") on page F-53 of the attached proxy statement/prospectus.

         EXPERTS. Ernst & Young LLP, independent auditors, have audited the financial statements of Staffing Enterprise Limited and Staffing Enterprise
(PSV) Limited at September 30, 2001 and for the period December 1, 2000 to September 30, 2001, as set forth in their reports, included in this Supplement No. 1 to the proxy statement/prospectus. The financial statements of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited have been included herein in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                                                                         ANNEX A

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF
                      ALLIED HEALTHCARE INTERNATIONAL INC.

     The following table contains summary consolidated historical and pro forma financial data of our company's continuing operations and net income as of the dates and for the periods indicated. The pro forma information is provided to aid in your analysis of the financial aspects of the company's acquisition of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (whom we collectively refer to as "Staffing Enterprise"), completed on September 27, 2001, and the Reorganization. The information may not necessarily reflect the results of operations, financial position and cash flows of our company in the future. The information is only a summary and you should read it together with the pro forma unaudited combined condensed financial statements of our company and with the consolidated financial statements and "Management's Discussion and Analysis of Our Financial Condition and Results of Operations."

     The unaudited pro forma statement of operations for the year ended September 30, 2001 for our company assumes that the Staffing Enterprise acquisition and the Reorganization occurred as of October 1, 2000. The unaudited pro forma statement of operations for the six months ended March 31, 2002 assumes that the Reorganization occurred as of October 1, 2001. The actual results of Staffing Enterprise (which was acquired on September 27, 2001) are included in the historical financial statements for the six months ended March 31, 2002. The unaudited pro forma balance sheet assumes that the Reorganization transactions occurred as of March 31, 2002. The transactions and their effects on our company are described in the notes to the unaudited pro forma financial statements.

     Under the terms of the Reorganization Agreement:

         o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

         o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

         o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the refinancing of our U.K. operations in 1999 will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and
              (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

         o All accrued and unpaid interest owed to the holders of the senior subordinated promissory notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pound)2.00 of funding notes.

                      ALLIED HEALTHCARE INTERNATIONAL INC.



                                                        SIX MONTHS
                                                      ENDED MARCH 31,       YEAR ENDED SEPTEMBER 30,
                                                     ------------------ ----------------------------------------
                                                        2002     2001     2001      2000      1999      1998
                                                     --------  -------- --------  --------  --------  --------
                                                     ------------------ ----------------------------------------
                                                             (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues                                         $122,920  $72,839  $154,633  $135,408  $154,728  $155,309
Cost of revenues                                       89,977   50,344   106,654    89,781    99,410    97,192
                                                      -------  -------  --------  --------  --------  --------
Gross profit                                           32,943   22,495    47,979    45,627    55,318    58,117
Selling, general and administrative expenses           21,018   18,011    37,382    49,041    57,946    51,980
General and administrative expenses related
   to mail-order operations                                      3,904     3,883
Losses due to sale of subsidiary                                   354       354
Impairment of long-lived assets                                                     15,073
Restructuring charge                                                                 1,288
Legal settlements                                                                    5,082
Gain on sale of assets                                                                                  (2,511)
Special charges, primarily goodwill impairment
Equity in loss of HMI, net
                                                      -------  -------  --------  --------  --------  --------
Operating income (loss)                                11,925      226     6,360   (24,857)   (2,628)    8,648
Interest expense, net                                   6,577    3,978     8,433     7,847     5,218     5,651
Foreign exchange loss                                      20      391       400
                                                      -------  -------  --------  --------  --------- --------
   Income (loss) before income taxes, equity
      income, minority interest and
      extraordinary loss                                5,328   (4,143)   (2,473)  (32,704)   (7,846)    2,997
Provision (benefit) for income taxes                    2,159     (902)   24,117    (7,348)     (500)    1,844
Equity in income of and interest income
   earned from U.K. subsidiaries                                                     1,101
                                                      -------  -------  --------  --------  --------  --------
      Income (loss) before minority interest
         and extraordinary loss                         3,169   (3,241)  (26,590)  (24,255)   (7,346)    1,153
Minority interest                                          86        3        22       (70)
                                                      -------  -------  --------  --------  --------  --------
      Income (loss) before extraordinary loss           3,083   (3,244)  (26,612)  (24,185)   (7,346)    1,153
Extraordinary loss on early extinguishment of debt                                     759
                                                      -------  -------  --------  --------  --------  --------
      Net income (loss)                               $ 3,083  $(3,244) $(26,612) $(24,944) $ (7,346) $  1,153
                                                      =======  =======  ========  ========  ========  ========
Preferred stock dividends

Income (loss) available for common stock

Basic income (loss) per share of common
   stock before extraordinary loss                    $  0.18  $ (0.19) $  (1.53) $  (1.38) $  (0.42) $   0.07
                                                      =======  =======  ========  ========  ========  ========
Diluted income (loss) per share of common
   stock before extraordinary loss                    $  0.15  $ (0.19) $  (1.53) $  (1.38) $  (0.42) $   0.07
                                                      =======  =======  ========  ========  ========  ========
Basic net income (loss) per share of
   common stock                                       $  0.18  $ (0.19) $  (1.53) $  (1.42) $  (0.42) $   0.07
                                                      =======  =======  ========  ========  ========  ========
Diluted net income (loss) per share of
   common stock                                       $  0.15  $ (0.19) $  (1.53) $  (1.42) $  (0.42) $   0.07
                                                      =======  =======  ========  ========  ========  ========
Weighted average number of common shares
   outstanding:
      Basic                                            17,289   17,510    17,408    17,551    17,547    17,327
                                                      =======  =======  ========  ========  ========  ========
      Diluted                                          17,464   17,510    17,408    17,551    17,547    17,488
                                                      =======  =======  ========  ========  ========  ========
OTHER DATA:
Cash provided by (used in) operating activities       $ 6,880  $ 2,347  $  4,172  $   (629) $  3,258  $   (138)
Cash (used in) provided by investing activities        (4,846)    (520)  (56,076)   33,964    (6,334)   22,241
Cash (used in) provided by financing activities        (2,010)  (2,506)   58,810   (57,487)   (1,853)  (22,628)

                                                                ELEVEN          PRO FORMA AS       PRO FORMA FOR
                                                             MONTHS ENDED      OF AND FOR THE      THE YEAR ENDED
                                                             SEPTEMBER 30,    SIX MONTHS ENDED      SEPTEMBER 30,
                                                                 1997          MARCH 31, 2002         2001
                                                          -------------   ------------------    --------------
                                                          ----------------------------------------------------
                                                                              (UNAUDITED)         (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues                                               $  93,444            $122,920            $208,528
Cost of revenues                                              51,387              89,977             151,545
                                                           ---------            --------            --------
Gross profit                                                  42,057              32,943              56,983
Selling, general and administrative expenses                                      21,018              41,062
General and administrative expenses related to
   mail-order operations                                      42,931                                   3,883
Losses due to sale of subsidiary                                                                         354
Impairment of long-lived assets
Restructuring charge
Legal settlements
Gain on sale of assets                                          (606)
Special charges, primarily goodwill impairment                16,677
Equity in loss of HMI, net                                    18,076
                                                           ---------            --------            --------
Operating income (loss)                                      (35,021)             11,925              11,684
Interest expense, net                                          2,792               4,726               6,602
Foreign exchange loss                                                                 20                 400
                                                           ---------            --------            --------
   Income (loss) before income taxes, equity
      income, minority interest and extraordinary loss       (37,813)              7,179               4,682
Provision (benefit) for income taxes                          (5,078)              2,693              26,242
Equity in income of and interest income earned
   from U.K. subsidiaries
                                                           ---------            --------            --------
      Income (loss) before minority interest and
         extraordinary loss                                  (32,735)              4,486             (21,560)
Minority interest
                                                           ---------            --------            --------
      Income (loss) before extraordinary loss                (32,735)              4,486             (21,560)
Extraordinary loss on early extinguishment of debt
                                                           ---------            --------            --------
      Net income (loss)                                    $ (32,735)           $  4,486            $(21,560)
                                                           =========            ========            ========
Preferred stock dividends                                                       $  1,660            $  3,121
                                                                                ========            ========
Income (loss) available for common stock                                        $  2,826            $(24,681)
                                                                                ========            ========
Basic income (loss) per share of common stock
   before extraordinary loss                               $   (2.56)           $   0.14            $  (1.26)
                                                           =========            ========            ========
Diluted income (loss) per share of common stock
   before extraordinary loss                               $   (2.56)           $   0.14            $  (1.26)
                                                           =========            ========            ========
Basic net income (loss) per share of common stock          $   (2.56)           $   0.14            $  (1.26)
                                                           =========            ========            ========
Diluted net income (loss) per share of common stock        $   (2.56)           $   0.14            $  (1.26)
                                                           =========            ========            ========
Weighted average number of common shares outstanding:
      Basic                                                   12,794              19,558              19,569
                                                           =========            ========            ========
      Diluted                                                 12,794              19,733              19,569
                                                           =========            ========            ========
OTHER DATA:
Cash provided by (used in) operating activities            $  (1,089)
Cash (used in) provided by investing activities             (117,138)
Cash (used in) provided by financing activities              123,410

                      ALLIED HEALTHCARE INTERNATIONAL INC.




                                     MARCH 31,                         SEPTEMBER 30,                                  PRO FORMA
                             -----------------------    -------------------------------------------------------         AS OF
                                 2002        2001         2001        2000        1999       1998        1997       MARCH 31, 2002
                             -----------  ----------    --------    --------    --------   --------    --------   -----------------
                             ------------------------------------------------------------------------------------------------------
                                   (UNAUDITED)                                                                        (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital                $ 16,390    $ 20,708     $ 19,730    $ 25,640    $ 26,005   $ 39,148    $ 26,411       $ 14,802
Accounts receivable, net         25,949      15,973       29,555      23,029      30,814     32,223      31,475         25,949
Total assets                    245,773     174,480      248,073     183,746     172,121    179,708     201,281        246,734
Long-term debt                  150,653      87,417      175,913      89,677      54,391     57,307      61,400        111,243
Total stockholders' equity       38,322      58,913       36,354      63,031      91,274    101,905      81,905         47,217

                                                                         ANNEX B


           SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF
                      ALLIED HEALTHCARE INTERNATIONAL INC.

         The following table contains selected consolidated historical and pro forma financial data of our company's continuing operations and net income as of the dates and for the periods indicated. The pro forma information is provided to aid in your analysis of the financial aspects of the company's acquisition of Staffing Enterprise, completed on September 27, 2001, and the Reorganization. The information may not necessarily reflect the results of operations, financial position and cash flows of our company in the future. The information is only a summary and you should read it together with the pro forma unaudited combined condensed financial statements of our company and with the consolidated financial statements and "Management's Discussion and Analysis of Our Financial Condition and Results of Operations."

         The unaudited pro forma statement of operations for the year ended September 30, 2001 for our company assume that the Staffing Enterprise acquisition and the Reorganization occurred as of October 1, 2000. The unaudited pro forma statement of operations for the six months ended March 31, 2002 assumes that the Reorganization occurred as of October 1, 2001. The actual results of Staffing Enterprise (which was acquired on September 27, 2001) are included in the historical financial statements for the six months ended March 31, 2002. The unaudited pro forma balance sheet assumes that the Reorganization transactions occurred as of March 31, 2002. The transactions and their effects on our company are described in the notes to the unaudited pro forma financial statements.

     Under the terms of the Reorganization Agreement:

         o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

         o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

         o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the Refinancing will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

         o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare
              (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pound)2.00 of funding notes.

                      ALLIED HEALTHCARE INTERNATIONAL INC.



                                                              SIX MONTHS
                                                            ENDED MARCH 31,                 YEAR ENDED SEPTEMBER 30,
                                                          ----------------------  ------------------------------------------

                                                             2002        2001         2001         2000(1)          1999
                                                          ----------  ----------  -----------    -----------     -----------
                                                          ------------------------------------------------------------------
                                                                      (UNAUDITED)
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues                                              $122,920    $72,839     $ 154,633      $ 135,408       $ 154,728
Cost of revenues                                            89,977     50,344       106,654         89,781          99,410
                                                           -------    -------   -----------    -----------     -----------
Gross profit                                                32,943     22,495        47,979         45,627          55,318
Selling, general and administrative expenses(3)             21,018     18,011        37,382         49,041          57,946
General and administrative expenses related to
   mail-order operations                                                3,904         3,883
Losses due to sale of subsidiary                                          354           354
Impairment of long-lived assets                                                                   15,073(5)
Restructuring charge                                                                               1,288(6)
Legal settlements                                                                                  5,082(7)
Gain on sale of assets(4)
Special charges, primarily goodwill impairment
Equity in loss of HMI, net
                                                           -------    -------   -----------    -----------     -----------
Operating income (loss)                                     11,925        226        6,360        (24,857)         (2,628)
Interest expense, net                                        6,577      3,978        8,433          7,847           5,218
Foreign exchange loss                                           20        391          400
                                                           -------    -------   -----------    -----------     -----------
   Income (loss) before income taxes, equity income,
      minority interest and extraordinary loss              5,328     (4,143)       (2,473)       (32,704)         (7,846)
Provision (benefit) for income taxes                        2,159       (902)       24,117(10)     (7,348)           (500)
Equity in income of and interest income earned
   from U.K. subsidiaries                                                                         1,101(1)
                                                          -------    -------    -----------    -----------     -----------
      Income (loss) before minority interest and
         extraordinary loss                                 3,169     (3,241)      (26,590)       (24,255)         (7,346)
Minority interest                                              86          3            22            (70)
                                                          -------    -------    -----------    -----------     -----------
      Income (loss) before extraordinary loss               3,083     (3,244)      (26,612)       (24,185)         (7,346)
Extraordinary loss on early extinguishment of debt(9)                                                 759
                                                          -------    -------    -----------    -----------     -----------
      Net income (loss)                                   $ 3,083    $(3,244)    $ (26,612)     $ (24,944)     $   (7,346)
                                                          =======    =======    ===========    ===========     ===========
SEGMENT NET INCOME (LOSS):
Preferred stock dividends

Income (loss) available for common stock

Basic income (loss) per share of common
   stock before extraordinary loss(11)                    $  0.18    $ (0.19)    $   (1.53)     $   (1.38)     $    (0.42)
                                                          =======    =======    ===========    ===========     ===========
Diluted income (loss) per share of common
   stock before extraordinary loss(11)                    $  0.15    $ (0.19)    $   (1.53)     $   (1.38)     $    (0.42)
                                                          =======    =======    ===========    ===========     ===========
Basic net income (loss) per share of common stock(11)     $  0.18    $ (0.19)    $   (1.53)     $   (1.42)     $    (0.42)
                                                          =======    =======    ===========    ===========     ===========
Diluted net income (loss) per share of common stock(11)                          $   (1.53)     $   (1.42)     $    (0.42)
                                                          $  0.15    $ (0.19)   ===========    ===========     ===========
Weighted average number of common shares outstanding:     =======    =======
      Basic                                                17,289     17,510        17,408         17,551          17,547
                                                          =======    =======    ===========    ===========     ===========
      Diluted                                              17,464     17,510        17,408         17,551          17,547
                                                          =======    =======    ===========    ===========     ===========
OTHER DATA:
Cash provided by (used in) operating activities           $ 6,880    $ 2,347      $   4,172      $    (629)     $    3,258
Cash (used in) provided by investing activities            (4,846)      (520)       (56,076)        33,964          (6,334)
Cash (used in) provided by financing activities            (2,010)    (2,506)        58,810        (57,487)         (1,853)



                                                                                 ELEVEN           PRO FORMA AS      PRO FORMA FOR
                                                            YEAR ENDED        MONTHS ENDED       OF AND FOR THE     THE YEAR ENDED
                                                           SEPTEMBER 30,      SEPTEMBER 30,     SIX MONTHS ENDED    SEPTEMBER 30,
                                                               1998              1997(2)         MARCH 31, 2002         2001
                                                           -------------      -------------    ------------------   ---------------
                                                           ------------------------------------------------------------------------
                                                                                                   (UNAUDITED)        (UNAUDITED)
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues                                                $  155,309          $   93,444        $122,920            $  208,528
Cost of revenues                                                97,192              51,387          89,977               151,545
                                                           ------------        ------------       --------           ------------
Gross profit                                                    58,117              42,057          32,943                56,983
Selling, general and administrative expenses (3)                51,980                              21,018                41,062
General and administrative expenses related to                                      42,931
   mail-order operations                                                                                                   3,883
Losses due to sale of subsidiary                                                                                             354
Impairment of long-lived assets
Restructuring charge
Legal settlements
Gain on sale of assets(4)                                       (2,511)               (606)
Special charges, primarily goodwill impairment                                      16,677(8)
Equity in loss of HMI, net                                                          18,076
                                                           ------------        ------------       --------           ------------
Operating income (loss)                                          8,648             (35,021)         11,925                11,684
Interest expense, net                                            5,651               2,792           4,726                 6,602
Foreign exchange loss                                                                                   20                   400
                                                           ------------        ------------       --------           ------------
   Income (loss) before income taxes, equity income,
      minority interest and extraordinary loss                   2,997             (37,813)          7,179                 4,682
Provision (benefit) for income taxes                             1,844              (5,078)          2,693                26,242
Equity in income of and interest income earned
   from U.K. subsidiaries
                                                           ------------        ------------       --------           ------------
      Income (loss) before minority interest and                 1,153             (32,735)          4,486               (21,560)
         extraordinary loss
Minority interest                                          ------------        ------------       --------           ------------
                                                                 1,153             (32,735)          4,486               (21,560)
      Income (loss) before extraordinary loss
Extraordinary loss on early extinguishment of debt         ------------        ------------       --------           ------------
                                                            $    1,153          $  (32,735)       $  4,486            $  (21,560)
      Net income (loss)                                    ============        ============       ========           ============

SEGMENT NET INCOME (LOSS):                                                                        $  1,660            $    3,121
Preferred stock dividends                                                                         ========           ============
                                                                                                  $  2,826            $  (24,681)
Income (loss) available for common stock                                                          ========           ============

Basic income (loss) per share of common                     $     0.07          $    (2.56)       $   0.14            $    (1.26)
   stock before extraordinary loss(11)                     ============        ============       ========           ============

Diluted income (loss) per share of common                   $     0.07          $    (2.56)       $   0.14            $    (1.26)
   stock before extraordinary loss(11)                     ============        ============       ========           ============
                                                            $     0.07          $    (2.56)       $   0.14            $    (1.26)
Basic net income (loss) per share of common stock(11)      ============        ============       ========           ============
                                                            $     0.07          $    (2.56)       $   0.14            $    (1.26)
Diluted net income (loss) per share of common stock(11)    ============        ============       ========           ============

Weighted average number of common shares outstanding:           17,327              12,794          19,558                19,569
      Basic                                                ============        ============       ========           ============
                                                                17,488              12,794          19,773                19,569
      Diluted                                              ============        ============       ========           ============

OTHER DATA:
Cash provided by (used in) operating activities             $     (138)         $   (1,089)
Cash (used in) provided by investing activities                 22,241            (117,138)
Cash (used in) provided by financing activities                (22,628)            123,410

                      ALLIED HEALTHCARE INTERNATIONAL INC.




                                    MARCH 31,                         SEPTEMBER 30,                                   PRO FORMA
                             -----------------------    -------------------------------------------------------         AS OF
                                 2002        2001         2001        2000        1999       1998        1997       MARCH 31, 2002
                             -----------  ----------    --------    --------    --------   --------    --------   -----------------
                             ------------------------------------------------------------------------------------------------------
                                   (UNAUDITED)                                                                        (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital               $ 16,390    $ 20,708      $ 19,730    $ 25,640    $ 26,005   $ 39,148    $ 26,411       $ 14,802
Accounts receivable, net        25,949      15,973        29,555      23,029      30,814     32,223      31,475         25,949
Total assets                   245,773     174,480       248,073     183,746     172,121    179,708     201,281        246,734
Long-term debt                 150,653      87,417       175,913      89,677      54,391     57,307      61,400        111,243
Total stockholders' equity      38,322      58,913        36,354      63,031      91,274    101,905      81,905         47,217


         (1) Effective with the Refinancing of our U.K. operations in December 1999, our company began accounting for the investment in Allied Healthcare (UK) and its subsidiaries under the equity method, retroactive to October 1, 1999. During the second quarter of fiscal 2000, Allied Healthcare
(UK) and TWUK amended their articles of association. The amendments enabled our company to consolidate Allied Healthcare (UK) and its subsidiaries as of January 1, 2000.

         (2) Our company changed its fiscal year from October 31 to September 30 effective for fiscal 1997. This resulted in an eleven month reporting period for the period ended September 30, 1997.

         (3) Effective October 1, 2001, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and suspended the amortization of goodwill. (See Note 7 of Notes to Condensed Consolidated Financial Statements for the six months ended March 31, 2002 and Annex E-1 attached hereto.)

         (4) We recorded a gain of $2,511 on the sale of Transworld Home Healthcare - Nursing Division, Inc. in the year ended September 30, 1998. We also recorded a gain of $606 on the sale of Radamerica, Inc. in the eleven months ended September 30, 1997.


         (5) We recorded a charge for impairment of long-lived assets of $15,073 in the year ended September 30, 2000. The charge related to the write-down of assets, mainly goodwill, to their fair value, $12,346 for the U.S. mail-order operations and $2,727 for our subsidiary, Amcare, Ltd., which we refer to as Amcare.


         (6) We recorded a $1,288 restructuring charge related to exiting its U.S. mail-order operations in the year ended September 30, 2000.

         (7) We recorded a net charge of $5,082 related to legal settlements in the year ended September 30, 2000.

         (8) We reported special charges totaling $16,677 in the eleven months ended September 30, 1997 resulting from a $1,841 non-cash charge related to impairment of the investment in HMI, as well as to record estimated costs, fees and other expenses related to completion of the sale of substantially all of the assets of HMI to Counsel Corporation, a $12,079 non-cash charge for the write-off of goodwill and other intangible assets related to exiting the wound care and orthotic product lines of DermaQuest, Inc., a $1,622 non-cash charge for the termination of the agreements to purchase the VIP Companies, a $437 charge for closure of our company's pulmonary rehabilitation center in Cherry Hill, New Jersey, and $698 of other charges.

         (9) We recorded a non-cash, after tax, extraordinary charge of $759 (net of tax benefit of $408) in the fiscal year ended September 30, 2000 as a result of the write-off of deferred financing costs associated with the early extinguishment of borrowings under our company's credit facility.

         (10) During the year ended September 30, 2001, we established a full valuation allowance against our deferred tax assets.

         (11) Weighted average shares have been restated for the eleven months ended September 30, 1997 to reflect the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share"("EPS"). SFAS No. 128 replaced primary EPS with basic EPS and fully-diluted EPS with diluted EPS.

                                                                         ANNEX C


           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                     OF ALLIED HEALTHCARE INTERNATIONAL INC.


         The unaudited pro forma combined condensed statement of operations for the year ended September 30, 2001 for our company assumes that the Staffing Enterprise acquisition and the Reorganization occurred as of October 1, 2000. The unaudited combined condensed pro forma statement of operations for the six months ended March 31, 2002 assume that the Reorganization occurred as of October 1, 2001. The actual results of Staffing Enterprise (which was acquired on September 27, 2001) are included in the historical financial statements for the six months ended March 31, 2002. The unaudited pro forma combined condensed balance sheet assumes that the Reorganization transactions occurred as of March 31, 2002. The transactions and their effects on our company are described in the notes to these unaudited pro forma financial statements.

         Under the terms of the Reorganization Agreement:

         o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

         o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

         o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the Refinancing will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

         o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare
              (UK). The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pound)2.00 of funding notes.

         Historical information for the company included in the unaudited pro forma combined condensed statement of operations for the year ended September 30, 2001 and for the six months ended March 31, 2002 and the unaudited pro forma combined condensed balance sheet as of March 31, 2002 have been prepared from the consolidated financial statements of our company for the year ended September 30, 2001 and for the six months ended March 31, 2002, included in the Proxy Statement/Prospectus. Historical information for Staffing Enterprise included in our unaudited pro forma combined condensed statement of operations for the year ended September 30, 2001 was derived from Staffing Enterprise's audited historical statements of profit and loss account for the ten months ended September 30, 2001 and from their unaudited historical statements of profit and loss account for the two months ended November 30, 2000. Such financial information has been prepared in accordance with U.S. generally accepted accounting standards and has been translated into U.S. dollars using the weighted average exchange rate for the year ended September 30, 2001.

     We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Staffing Enterprise acquisition and the Reorganization. The pro forma financial statements do not purport to represent what the results of operations or financial position of our company would actually have been if the acquisition of Staffing Enterprise and the Reorganization had in fact occurred on such dates or to project the results of operations or financial position of our company for any future period or date. The statements should be read in connection with our consolidated financial statements and "Management's Discussion and Analysis of Our Financial Condition and Results of Operations" and the financial statements of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited.

                      ALLIED HEALTHCARE INTERNATIONAL INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                                    PRO FORMA
                                                                                  STAFFING         ACQUISITION
                                                                 HISTORICAL      ENTERPRISE        ADJUSTMENTS
                                                                ------------    ------------       -------------
Net revenues                                                     $  154,633      $  53,895          $
Cost of revenues                                                    106,654         44,891
                                                                ------------    ------------       -------------
Gross profit                                                         47,979          9,004
Selling, general and administrative expenses                         37,382          2,916                  764 (a)
General and administrative expenses related to
   mail-order operations                                              3,883
Losses due to sale of subsidiary                                        354
                                                                ------------    ------------       -------------
Operating income (loss)                                               6,360           6,088                (764)
Interest expense (income), net                                        8,433            (149)              1,895 (b)
Foreign exchange loss                                                   400
                                                                ------------    ------------       -------------
     (Loss) profit before income taxes and minority interest         (2,473)          6,237              (2,659)
Provision (benefit) for income taxes                                 24,117           1,891                (797)(c)
                                                                ------------    ------------       -------------
     (Loss) income before minority interest                         (26,590)          4,346              (1,862)
Minority interest                                                        22                                  53 (d)
                                                                ------------    ------------       -------------
      Net (loss) income                                          $  (26,612)     $    4,346         $    (1,915)
                                                                ============    ============       =============
Preferred stock dividends

Loss available for common stock

Basic and diluted net loss per share of common stock             $    (1.53)
                                                                ============
Weighted average number of common shares outstanding:
      Basic and diluted                                              17,408
                                                                ============


                                                                COMPLETED        PRO FORMA
                                                               ACQUISITION     REORGANIZATION
                                                                PRO FORMA       ADJUSTMENTS          PRO FORMA
                                                                ---------       -----------          ---------
Net revenues                                                    $ 208,528       $                   $  208,528
Cost of revenues                                                  151,545                              151,545
                                                                ---------       ----------          ----------
Gross profit                                                       56,983                               56,983
Selling, general and administrative expenses                       41,062                               41,062
General and administrative expenses related to
   mail-order operations                                           3,883                                 3,883
Losses due to sale of subsidiary                                     354                                   354
                                                                ---------       ----------          ----------
Operating income (loss)                                           11,684                                11,684
Interest expense (income), net                                    10,179            (3,435)(e)
                                                                                      (142)(f)           6,602
Foreign exchange loss                                                400                                   400
                                                                ---------       ----------          ----------
     (Loss) profit before income taxes and minority interest       1,105             3,577               4,682
Provision (benefit) for income taxes                              25,211             1,031 (g)          26,242
                                                                ---------       ----------          ----------
     (Loss) income before minority interest                      (24,106)            2,546             (21,560)
Minority interest                                                     75               (75)(h)
                                                                ---------       ----------          ----------
      Net (loss) income                                         $(24,181)       $    2,621          $  (21,560)
                                                                =========       ==========
Preferred stock dividends                                                       $    3,121 (i)      $    3,121
                                                                                ==========          ==========
Loss available for common stock                                                                     $  (24,681)
                                                                                                    ==========
Basic and diluted net loss per share of common stock            $  (1.39)                           $    (1.26)
                                                                ========                            ==========
Weighted average number of common shares outstanding:
      Basic and diluted                                           17,408                                19,569
                                                                ========                            ==========


See notes to pro forma combined condensed financial statements.

                      ALLIED HEALTHCARE INTERNATIONAL INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



                                                                                      PRO FORMA
                                                                                    REORGANIZATION
                                                                     HISTORICAL       ADJUSTMENTS         PRO FORMA
                                                                   -------------      -----------       -------------
Net revenues                                                        $   122,920        $                 $   122,920
Cost of revenues                                                         89,977                               89,977
                                                                   -------------      ----------        -------------

Gross profit                                                             32,943                               32,943
Selling, general and administrative expenses                             21,018                               21,018
                                                                   -------------      ----------        -------------

Operating income                                                         11,925                               11,925

Interest expense, net                                                     6,577          (1,780)(e)
                                                                                            (71)(f)            4,726
Foreign exchange loss                                                        20                                   20
                                                                   -------------      ----------        -------------

          Income before income taxes and minority interest                5,328           1,851                7,179

Provision for income taxes                                                2,159             534 (g)            2,693
                                                                   -------------      ----------        -------------

          Income before minority interest                                 3,169           1,317                4,486

Minority interest                                                            86              86 (h)
                                                                   -------------      ----------        -------------

           Net income                                               $     3,083        $  1,403          $     4,486
                                                                   =============      ==========        =============
Preferred stock dividends                                                              $  1,660 (i)      $     1,660
                                                                                      ==========        =============
Income available for common stock                                                                        $     2,826
                                                                                                        =============
Basic net income per share of common stock                          $      0.18                          $      0.14
                                                                   =============                        =============

Diluted net income per share of common stock                        $      0.15                          $      0.14
                                                                   =============                        =============
Weighted average number of common shares outstanding:
          Basic                                                          17,289                               19,558
                                                                   =============                        =============
          Diluted                                                        17,464                               19,733
                                                                   =============                        =============


See notes to pro forma combined condensed financial statements.

                      ALLIED HEALTHCARE INTERNATIONAL INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                      PRO FORMA
                                                                                    REORGANIZATION
                                                                     HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                                     ----------      -----------       -----------
                             ASSETS
Current assets:
  Cash and cash equivalents                                          $  14,990             (48)(a)     $   14,942
  Restricted cash                                                       19,795                             19,795
  Accounts receivable, less allowance for doubtful accounts             25,949                             25,949
  Inventories                                                            1,045                              1,045
  Prepaid expenses and other assets                                      9,039                              9,039
                                                                     ----------     -----------        -----------
         Total current assets                                           70,818             (48)            70,770
Property and equipment, net                                              8,170                              8,170
Restricted cash                                                         50,167                             50,167
Intangible assets, net of accumulated amortization                     107,680           3,102 (b)        110,782
Deferred financing costs and other assets                                8,938          (2,093)(c)          6,845
                                                                     ----------     -----------        -----------
         Total assets                                                $ 245,773       $     961         $  246,734
                                                                     ==========     ===========        ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                                      $  18,875       $                 $   18,875
  Current portion of long-term debt                                      5,708                              5,708
  Accounts payable and accrued expenses                                 24,988           1,750 (d)         26,738
  Taxes payable                                                          4,857            (210)(e)          4,647
                                                                     ----------     -----------        -----------
         Total current liabilities                                      54,428           1,540             55,968
Long-term debt                                                         150,653          (7,507)(f)
                                                                                       (31,786)(g)
                                                                                          (117)(i)        111,243
Deferred income taxes and other                                            670                                670
Minority interest                                                        1,700          (1,700)(j)
                                                                     ----------     -----------        -----------
         Total liabilities                                             207,451         (39,570)           167,881
                                                                     ----------     -----------        -----------
Redeemable preferred stock                                                              31,636 (g)(h)      31,636
Stockholders' equity:
  Preferred stock, $.01 par value;
  Common stock, $.01 par value;                                            176              89 (k)            265
  Additional paid-in capital                                           128,077           8,782 (k)        136,059
                                                                                          (800)(l)
  Accumulated other comprehensive loss                                  (6,715)                            (6,715)
  Retained deficit                                                     (82,496)            824 (m)        (81,672)
                                                                     ----------     -----------        -----------
                                                                        39,042           8,895             47,937
  Less cost of treasury stock (266 shares)                                (720)                              (720)
                                                                     ----------     -----------        -----------
         Total stockholders' equity                                     38,322           8,895             47,217
                                                                     ----------     -----------        -----------
         Total liabilities, redeemable preferred stock
              and stockholders' equity                               $ 245,773       $     961         $  246,734
                                                                     ==========     ===========        ===========


See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                      ALLIED HEALTHCARE INTERNATIONAL INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

         1.  BASIS OF PRESENTATION

         The unaudited pro forma combined condensed statement of operations for the year ended September 30, 2001 for our company assumes that the Staffing Enterprise acquisition and the Reorganization occurred as of October 1, 2000. The unaudited combined condensed pro forma statement of operations for the six months ended March 31, 2002 assumes that the Reorganization occurred as of October 1, 2001. The actual results of Staffing Enterprise (which was acquired on September 27, 2001) are included in the historical financial statements for the six months ended March 31, 2002. The unaudited pro forma combined condensed balance sheet assumes that the Reorganization transactions occurred as of March 31, 2002. The transactions and their effects on our company are described in the notes to these unaudited pro forma financial statements.

         Under the terms of the Reorganization Agreement:

         o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

         o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

         o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the Refinancing will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

         o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare
              (UK). The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pound)2.00 of funding notes.

         Historical information for the company included in the unaudited pro forma combined condensed statement of operations for the year ended September 30, 2001 and for the six months ended March 31, 2002 and the unaudited pro forma combined condensed balance sheet as of March 31, 2002 have been prepared from the consolidated financial statements of our company for the year ended September 30, 2001 and for the six months ended March 31, 2002, included in the Proxy Statement/Prospectus. Historical information for Staffing Enterprise included in our unaudited pro forma combined condensed statement of operations for the year ended September 30, 2001 was derived from Staffing Enterprise's audited historical statements of profit and loss account for the ten months ended September 30, 2001 and from their unaudited historical statements of profit and loss account for the two months ended November 30, 2000. Such financial information has been prepared in accordance with U.S. generally accepted accounting standards and has been translated into U.S. dollars using the weighted average exchange rate for the year ended September 30, 2001.

         The pro forma adjustments are based upon currently available information and contain estimates and assumptions. We believe the estimates and assumptions provide a reasonable basis for presenting the significant effects of the acquisition of Staffing Enterprise and the Reorganization and that the pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the unaudited pro forma combined condensed financial statements.

         2.  PRO FORMA ADJUSTMENTS

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

         (a) Represents the amortization of goodwill associated with the acquisition of Staffing Enterprise over twenty years. Effective October 1, 2001, we adopted Financial Accounting Standards No. 142 "Goodwill and Other Intangible
Assets," and suspended the amortization of goodwill (See Annex E).

         (b) Represents interest expense on net cash borrowed to effect the acquisition of Staffing Enterprise at 8.10%, $562; Interest expense on notes issued to shareholders of Staffing Enterprise, $757; and the Amortization of financing costs under the interest method, $576.

         (c) Represents tax expense attributable to pro forma adjustments of $2,659 at the UK statutory rate of 30%.

         (d) Represents minority interest on incremental pro forma earnings.

         (e) Represents the reversal of interest expense on the Notes of Allied Healthcare (UK) to reflect the exercise of Equity Warrants and the related exchange of TWUK shares for our Series A preferred stock.

         (f) Represents the reversal of amortization of deferred financing costs related to the Notes of Allied Healthcare (UK).

         (g)      Represents the tax effect of the above pro forma adjustment
(e) at the U.K. statutory rate of 30%.

         (h) Represents the reversal of minority interest to reflect the exchange of the new shares of common stock of our company for outstanding shares of TWUK issued in connection with the acquisition of Nightingale.

         (i)      Represents dividends on the Series A preferred stock.

         In calculating the value of the shares to be issued, we used the market price as of the date of the Reorganization Agreement.

         In addition to the above pro forma adjustments, we will have the following one time and non-recurring adjustments, which are not reflected in the pro forma financial statements, as a result of the Reorganization:

         o We will recognize compensation expense of approximately $1,636 on the exchange of 2,550 management's and employees' redeemable shares of TWUK for new shares of our common stock calculated using a net exercise method.


         o We will recognize a gain of approximately $3,893 on the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) in exchange for new shares of our common stock.

         o We will recognize a charge of approximately $500, net of tax, to reflect the write off of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Allied Healthcare (UK), which was not consummated.

         o We will recognize a charge of approximately $943 to reflect the write off of deferred costs associated with the Notes of Allied Healthcare (UK) issued in 1999, which were exchanged in the Reorganization.


         UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

         (a) Represents withholding taxes related to the settlement of accrued and unpaid interest of the Notes of Allied Healthcare (UK).

         (b) Represents the excess purchase price over net assets acquired in the company's acquisition of the minority interest in TWUK, in accordance with the purchase method of accounting.

         (c)      Represents the following related to deferred financing costs:


         o write-off of $700 of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Allied Healthcare (UK), which was not consummated;

         o write-off of $943 of deferred costs associated with the Notes of Allied Healthcare (UK) issued in 1999, which were exchanged in the Reorganization; and


         o reclassification of $450 to additional paid in capital, reflecting costs related to the issuance of our common stock incurred in connection with the consummation of the Reorganization.

         (d) Represents amounts accrued for estimated costs incurred in connection with the consummation of the Reorganization.

         (e) Represents the tax benefit on the write-off of unrecoverable costs related to a proposed initial public offering of ordinary shares of Allied Healthcare (UK), which was not consummated.

         (f) Represents the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) through the issuance of our common stock at the Exchange Ratio of 0.3488 for every (pound)2.00 of accrued and unpaid interest.

         (g) Represents the issuance of 7,774 shares of Series A preferred stock in exchange for 22,287 Warrant Shares of TWUK obtained from the exercise of Equity Warrants issued in connection with the Refinancing of our U.K. operations in 1999.

         (h) Includes offset of $150 of costs capitalized in connection with the issuance of the Series A preferred stock.


         (i) The $117 is a reduction of accrued and unpaid pay-in-kind interest to the holders of the Mezzanine Warrants, representing their consideration for the exercise of the Mezzanine Warrants.


         (j) Represents the exchange of the minority interest in TWUK that arose from the TWUK issuance of A1 ordinary shares as part of the Nightingale consideration, for 366 new shares of our common stock.

         (k) Represents the issuance of 2,269 shares of our common stock at $3.91 per share, representing the market price as of the date of the Reorganization Agreement, to effect the Reorganization.


         (l) Represents costs related to the issuance of our common stock in connection with the consummation of the Reorganization.

         (m)      Represents the net effect of the following transactions:


         o write-off of $500, net of tax, of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Allied Healthcare (UK), which was not consummated;

         o write-off of $943 of deferred costs associated with the Notes of Allied Healthcare (UK) issued in 1999, which were exchanged in the Reorganization;


         o compensation expense of $1,636 on the ultimate exchange of 2,550 management's and employees' redeemable shares of TWUK for new shares of our common stock calculated using a net exercise method; and


         o gain of $3,893 on the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) in exchange for new shares of our common stock.

                                                                         ANNEX D

                          STAFFING ENTERPRISE LIMITED

                               DIRECTORS' REPORT

   The directors present their report and accounts for the period ended 30
                              September 2001.


PRINCIPAL ACTIVITIES AND REVIEW OF THE BUSINESS

     The company's principal activity during the year continued to be the provision of temporary medical staff to hospitals.

     Turnover has increased on an annualised basis by 25% during the period and the company looks forward to maintaining a quality service to NHS and private sector Hospitals.


RESULTS AND DIVIDENDS

     The profit for the period, after taxation, amounted to (pounds sterling) 2,519,659. The directors paid interim ordinary dividends of (pounds sterling) 1,400,000 which leaves a profit of (pounds sterling) 1,119,659 to be retained. The Company has changed the year to 30 September 2001 resulting in a 10 month accounting period.


DIRECTORS

     The directors who served during the period and their interests in the share capital of the company were as follows:




                                                       (pounds sterling)     1 ORDINARY SHARES
                                                              2001                 2000
D I Johnson (Appointed 27 September 2001) .........            --                   --
C F Murphy (Appointed 27 September 2001) ..........            --                   --
D C Pain (Resigned 27 September 2001) .............            --                   75
D K Pain (Resigned 27 September 2001) .............            --                   25

DIRECTORS' RESPONSIBILITIES

     Company law requires the directors to prepare accounts for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss for that period. In preparing those accounts, the directors are required to:

   -- select suitable accounting policies and then apply them consistently;

   -- make judgements and estimates that are reasonable and prudent; and

   -- prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

     The directors are responsible for maintaining proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.


DISABLED PERSONS

     The company's policy is to give full and fair consideration to applications made by disabled persons having regard to the particular aptitudes and abilities but taking cognizance of the physical demands of nursing.


EMPLOYEE INVOLVEMENT

     The company attempts to keep all employees advised of information necessary for the proper performance of their functions.

AUDITORS


     Masters resigned as auditors during the period and Ernst and Young were appointed in their place. A resolution to reappoint Ernst and Young LLP as auditors will be put to the members at the Annual General Meeting.


     This report was approved by the board on 6 December 2001.



/s/ C F Murphy
---------------------
C F Murphy
Director

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
Transworld Healthcare, Inc.

     We have audited the accompanying balance sheet of Staffing Enterprise Limited as of September 30, 2001 and the related statements of Profit and Loss Account, Cash Flows, Total Recognized Gains and Losses for the period December 1, 2000 to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States and in the United Kingdom. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Staffing Enterprise Limited as of September 30, 2001 and the results of its operations and its cash flows for the period December 1, 2000 to September 30, 2001 in conformity with accounting principles generally accepted in the United Kingdom.



                                              /s/  Ernst & Young LLP


London, England
6 December 2001

                          STAFFING ENTERPRISE LIMITED

                            PROFIT AND LOSS ACCOUNT
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001

                                                                                                 12 MONTHS
                                                                             2001                   2000
                                                            NOTES     (pounds sterling)      (pounds sterling)
                                                           -------   --------------------   -------------------
                                                                                                (UNAUDITED)
TURNOVER ...............................................       2           31,657,447            30,294,973
Cost of sales ..........................................                  (26,395,822)          (25,124,159)
                                                                          -----------           -----------
GROSS PROFIT ...........................................                    5,261,625             5,170,814
Administrative expenses ................................                   (1,736,874)           (1,494,720)
Other operating income .................................                           --                 6,754
                                                                          -----------           -----------
OPERATING PROFIT .......................................       3            3,524,751             3,682,848
                                                                          -----------           -----------
Exceptional items:
 loss on the disposal of tangible fixed assets .........       4                   --                (4,712)
                                                                          -----------           -----------
                                                                            3,524,751             3,678,136
                                                                          -----------           -----------
Interest receivable ....................................                       94,608                54,042
Interest payable .......................................       7                 (750)               (4,500)
                                                                          -----------           -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                               3,618,609             3,727,678
Tax on profit on ordinary activities ...................       8           (1,098,950)           (1,126,822)
                                                                          -----------           -----------
PROFIT FOR THE PERIOD ..................................                    2,519,659             2,600,856
Dividends:
 ordinary dividend on equity shares ....................       9           (1,400,000)           (1,750,000)
                                                                          -----------           -----------
RETAINED PROFIT FOR THE PERIOD .........................      15            1,119,659               850,856
                                                                          -----------           -----------


                 STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES


 The company has no recognised gains or losses other than the profit for the above two periods.


 The comparative figures relate to the year ended 30 November 2000.

                          STAFFING ENTERPRISE LIMITED

                                 BALANCE SHEET
                            AS AT 30 SEPTEMBER 2001




                                                                            2001                                     2000
                                         NOTES                       (pounds sterling)                        (pounds sterling)
                                        -------                     --------------------                     -------------------
                                                                                                                 (UNAUDITED)
FIXED ASSETS
Tangible assets .....................   10                                  125,271                                 159,964
CURRENT ASSETS
Debtors .............................   11            5,133,089                                4,048,673
Cash at bank and in hand ............                 2,063,126                                1,686,160
                                                      ---------                                ---------
                                                      7,196,215                                5,734,833
CREDITORS: AMOUNTS FALLING DUE WITHIN
One Year ............................   12           (2,791,564)                              (2,484,534)
Net Current Assets ..................                                     4,404,651                               3,250,299
                                                                          ---------                               ---------
                                                                          4,529,922                               3,410,263
                                                                          ---------                               ---------
CAPITAL AND RESERVES
Called up share capital .............   14                                      100                                     100
Profit and loss account .............   15                                4,529,822                               3,410,163
Shareholders' funds:
 Equity .............................                                     4,529,922                               3,410,263
                                                                          ---------                               ---------
                                        16                                4,529,922                               3,410,263
                                                                          ---------                               ---------

/s/ D I Johnson
-----------------------
D I Johnson
Director
Approved by the board on 6/12/01

                          STAFFING ENTERPRISE LIMITED

                              CASH FLOW STATEMENT
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001

                                                                                                   12 MONTHS
                                                                               2001                   2000
                                                              NOTES     (pounds sterling)      (pounds sterling)
                                                             -------   --------------------   -------------------
                                                                                                  (UNAUDITED)
RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
OPERATING ACTIVITIES
Operating profit .........................................                   3,524,751              3,682,848
Depreciation charges .....................................                      41,974                 60,379
Increase in debtors ......................................                  (1,084,416)              (284,889)
Increase in creditors ....................................                     479,695                772,259
                                                                            ----------              ---------
NET CASH INFLOW FROM OPERATING ACTIVITIES ................                   2,962,004              4,230,597
                                                                            ----------              ---------
CASH FLOW STATEMENT
Net Cash Inflow from Operating Activities ................                   2,962,004              4,230,597
Returns on Investments and Servicing of Finance ..........   17                 93,858                 49,542
Taxation .................................................                  (1,271,615)            (1,148,000)
Capital Expenditure ......................................   17                 (7,281)               (26,067)
                                                                            ----------             ----------
                                                                             1,776,966              3,106,072
Equity Dividends Paid ....................................                  (1,400,000)            (1,750,000)
                                                                            ----------             ----------
Increase in Cash .........................................                     376,966              1,356,072
                                                                            ----------             ----------
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
Increase in Cash in the Period ...........................                     376,966              1,356,072
                                                                            ----------             ----------
Change in Net Debt .......................................   18                376,966              1,356,072
NET FUNDS AT 1 DECEMBER ..................................                   1,686,160                330,088
                                                                            ----------             ----------
NET FUNDS AT 30 SEPTEMBER ................................                   2,063,126              1,686,160
                                                                            ----------             ----------


         The comparative figures relate to the year ended 30 November 2000.

                           STAFFING ENTERPRISE LIMITED

                              NOTES TO THE ACCOUNTS
            FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)


1 ACCOUNTING POLICIES

 Accounting Convention

     The accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards.

 Depreciation

     Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less estimated residual value, of each asset evenly over its expected useful life.

 Deferred Taxation

     Deferred taxation is provided on the liability method on all timing differences which are expected in the foreseeable future, calculated at the rate at which it is estimated that the tax will be payable.


2 TURNOVER

     Turnover represents the invoiced value of services provided to hospitals net of value added tax.

     Turnover is attributable to one continuing activity of supplying temporary medical staff to hospitals.


3 OPERATING PROFIT


                                                                       2001                   2000
                                                                (pounds sterling)      (pounds sterling)
                                                               --------------------   -------------------
This is stated after charging:
Depreciation of owned fixed assets .........................          41,974                 60,379
Auditors' remuneration fees for non-audit services .........          19,681                 16,079
Auditors' remuneration .....................................          10,000                  7,000
                                                                      ------                 ------

4 EXCEPTIONAL ITEMS


                                                            2001                   2000
                                                     (pounds sterling)      (pounds sterling)
                                                    --------------------   -------------------
Loss on disposal of plant and machinery .........            --                   (4,712)
                                                             --                   ------

5 DIRECTORS' EMOLUMENTS

                                                                            2001                   2000
                                                                     (pounds sterling)      (pounds sterling)
                                                                    --------------------   -------------------
Emoluments ......................................................          166,667               200,000
Company contributions to money purchase pension schemes .........           45,455                55,708
                                                                           -------               -------
                                                                           212,122               255,708
                                                                           -------               -------
Highest paid director:
Emoluments ......................................................           83,333               100,000
Company contributions to money purchase pension schemes .........           22,727                27,854
                                                                           -------               -------
                                                                           106,060               127,854
                                                                           -------               -------

                          STAFFING ENTERPRISE LIMITED

                             NOTES TO THE ACCOUNTS
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)

                                                      2001       2000
                                                     NUMBER     NUMBER
NUMBER OF DIRECTORS IN COMPANY PENSION SCHEMES:     --------   -------
Money purchase schemes ..........................      2          2
                                                    --------   -------

6 STAFF COSTS




                                                                2001                   2000
                                                         (pounds sterling)      (pounds sterling)
                                                        --------------------   -------------------
Wages and salaries ..................................          742,493               562,076
Social security costs ...............................           99,412                81,645
Other pension costs .................................           78,586                86,711
                                                               -------               -------
                                                               920,491               730,432
                                                               -------               -------
Average Number of Employees During the Year .........          NUMBER                 NUMBER
                                                               -------               -------
Administration ......................................               20                    20
Hospital Staff ......................................            1,350                 1,253
                                                               -------               -------
                                                                 1,370                 1,273
                                                               -------               -------
Staff numbers are the Directors' best estimate.


7 INTEREST PAYABLE

                                2001                   2000
                         (pounds sterling)      (pounds sterling)
                        --------------------   -------------------
Other loans .........           750                   4,500
                                ---                   -----

8 TAXATION


                                       2001                   2000
                                (pounds sterling)      (pounds sterling)
                               --------------------   -------------------
UK corporation tax .........        1,098,950              1,126,822
                                    ---------              ---------

     If full provision had been made for deferred taxation for the period, the taxation charge would have increased/(decreased) as follows:

                                                                  2001                   2000
                                                           (pounds sterling)      (pounds sterling)
                                                          --------------------   -------------------
Capital allowances in advance of depreciation .........         (18,905)              (15,264)
                                                                -------               -------

9 EQUITY DIVIDENDS

                                                                        2001                   2000
                                                                 (pounds sterling)      (pounds sterling)
                                                                --------------------   -------------------
Equity dividends on ordinary shares -- interim paid .........        1,400,000              1,750,000
                                                                     ---------              ---------

                          STAFFING ENTERPRISE LIMITED

                             NOTES TO THE ACCOUNTS
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)

10 TANGIBLE FIXED ASSETS




                                          SHORT
                                        LEASEHOLD
                                        LAND AND               PLANT AND
                                        BUILDINGS              MACHINERY               TOTAL
                                   (pounds sterling)      (pounds sterling)      (pounds sterling)
                                  --------------------   --------------------   -------------------
COST
At 1 December 2000 ............          43,233                 459,127               502,360
Additions .....................              --                   7,281                 7,281
                                         ------                 -------               -------
At 30 September 2001 ..........          43,233                 466,408               509,641
                                         ------                 -------               -------
DEPRECIATION
At 1 December 2000 ............          25,202                 317,194               342,396
Charge for the period .........           3,002                  38,972                41,974
                                         ------                 -------               -------
At 30 September 2001 ..........          28,204                 356,166               384,370
                                         ------                 -------               -------
NET BOOK VALUE
At 30 September 2001 ..........          15,029                 110,242               125,271
                                         ------                 -------               -------
At 30 November 2000 ...........          18,031                 141,933               159,964
                                         ------                 -------               -------

11 DEBTORS




                                                   2001                   2000
                                            (pounds sterling)      (pounds sterling)
                                           --------------------   -------------------
Trade debtors ..........................       5,105,388              4,030,285
Other debtors ..........................           1,520                    770
Prepayments and accrued income .........          26,181                 17,618
                                               ---------              ---------
                                               5,133,089              4,048,673
                                               ---------              ---------

12  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR




                                                          2001                   2000
                                                   (pounds sterling)      (pounds sterling)
                                                  --------------------   -------------------
Debenture Loan ................................              --                 50,000
Directors' Loan Accounts ......................       1,319,853              1,160,390
Corporation tax ...............................         498,950                671,615
Other taxes and social security costs .........         534,560                350,369
Other creditors ...............................          40,494                 24,195
Accruals and deferred income ..................         397,707                227,965
                                                      ---------              ---------
                                                      2,791,564              2,484,534
                                                      ---------              ---------

                          STAFFING ENTERPRISE LIMITED

                             NOTES TO THE ACCOUNTS
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)

13 PROVISIONS FOR LIABILITIES AND CHARGES

     Deferred taxation provided in the accounts and the amounts not provided are as follows:




                                                              PROVIDED               POTENTIAL            PROVIDED
                                                                2001                   2001                 2000
                                                         (pounds sterling)      (pounds sterling)    (pounds sterling)
                                                        --------------------   -------------------- --------------------
Capital allowances in advance of depreciation .........        --                    (18,905)               --
                                                               --                     -------               --



                                                              POTENTIAL
                                                                 2000
                                                          (pounds sterling)
                                                         -------------------
Capital allowances in advance of depreciation .........        (15,264)
                                                               -------


14 SHARE CAPITAL

                                                                2001                   2000
                                                          (pounds sterling)     (pounds sterling)
                                                        --------------------   -------------------
Authorised:
Ordinary shares of  (pounds sterling)1 each .........           100                   100
                                                                ---                   ---


                                                          2001     2000            2001                   2000
                                                           NO       NO      (pounds sterling)      (pounds sterling)
                                                         ------   ------   --------------------   -------------------
Allocated, called up and fully paid: Ordinary shares
 of  (pounds sterling)1 each .......................     100       100            100                    100
                                                                                  ---                    ---


15 PROFIT AND LOSS ACCOUNT


                                    2001                   2000
                              (pounds sterling)     (pounds sterling)
                            --------------------   -------------------
At 1 December ...........        3,410,163             2,559,307
Retained profit .........        1,119,659               850,856
                                 ---------             ---------
At 30 September .........        4,529,822              3,410,163
                                 ---------             ---------


16 RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS


                                                    2001                   2000
                                             (pounds sterling)      (pounds sterling)
                                            --------------------   -------------------
At 1 December ...........................         3,410,263              2,559,407
Profit for the financial period .........         2,519,659              2,600,856
Dividends ...............................        (1,400,000)            (1,750,000)
                                                 ----------             ----------
At 30 September .........................         4,529,922              3,410,263
                                                 ----------             ----------



17 GROSS CASH FLOWS




                                                                 2001                   2000
                                                          (pounds sterling)      (pounds sterling)
                                                         --------------------   -------------------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received ....................................          94,608                 54,042
Interest paid ........................................            (750)                (4,500)
                                                                ------                 ------
                                                                93,858                 49,542
                                                                ------                 ------
CAPITAL EXPENDITURE
Payments to acquire tangible fixed assets ............          (7,281)               (47,967)
Receipts from sales of tangible fixed assets .........              --                 21,900
                                                                ------                -------
                                                                (7,281)               (26,067)
                                                                ------                -------

                          STAFFING ENTERPRISE LIMITED

                             NOTES TO THE ACCOUNTS
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)

18 ANALYSIS OF CHANGES IN NET DEBT




                                           AT 1 DEC                 CASH                 NON-CASH              AT 30 SEP
                                             2000                   FLOWS                 CHANGES                 2001
                                      (pounds sterling)      (pounds sterling)      (pounds sterling)      (pounds sterling)
                                     --------------------   --------------------   --------------------   -------------------
Cash at bank and in hand .........       1,686,160              376,966                                        2,063,126
                                         ---------              -------                                        ---------
Total ............................       1,686,160              376,966                      --                2,063,126
                                         ---------              -------                  ------                ---------


19 CONTROLLING PARTY

     The Directors consider that Transworld Healthcare (UK) Limited is the company's immediate parent company and that Transworld Healthcare Incorporated in the United States is the company's ultimate parent company.

                       STAFFING ENTERPRISE (PSV) LIMITED

                               DIRECTORS' REPORT

     The directors present their report and accounts (2000 -- 12 months) for the period ended 30 September 2001.


PRINCIPAL ACTIVITIES

     The company's principal activity during the period continued to be the supply of non-medical staff to Hospitals.


DIRECTORS

     The directors who served during the period and their interests in the share capital of the company were as follows:


                                                        (pounds
                                                        sterling)
                                                      ORDINARY SHARES
                                                      ---------------
                                                       2001     2000
                                                      ------   -----
D I Johnson (Appointed 27 September 2001) .........   --         --
C F Murphy (Appointed 27 September 2001) ..........   --         --
D C Paln (Resigned 27 September 2001) .............   --        501
D K Paln (Resigned 27 September 2001) .............   --        499


DIRECTORS' RESPONSIBILITIES

     Company law requires the directors to prepare accounts for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss for that period. In preparing those accounts, the directors are required to:

    o select suitable accounting policies and then apply them consistently:

    o make judgments and estimates that are reasonable and prudent; and

    o prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

     The directors are responsible for maintaining proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.


AUDITORS

     Masters resigned during the period and Ernst and Young were appointed in their place. A resolution to reappoint Ernst and Young LLP as auditors will be put to the members at the Annual General Meeting.


SMALL COMPANY SPECIAL PROVISIONS

     The report of the directors has been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies.

     This report was approved by the board on 6 December 2001.


/s/ C F Murphy


C F Murphy
Director

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Transworld Healthcare, Inc.


         We have audited the accompanying balance sheet of Staffing Enterprise
(PSV) Limited as of September 30, 2001 and the related statement of Profit and Loss Account for the period December 1, 2000 to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States and in the United Kingdom. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Staffing Enterprise (PSV) Limited as of September 30, 2001 and the results of its operations for the period December 1, 2000 to September 30, 2001 in conformity with accounting principles generally accepted in the United Kingdom.



                                              /s/  Ernst & Young LLP


London, England
6 December 2001

                       STAFFING ENTERPRISE (PSV) LIMITED

                            PROFIT AND LOSS ACCOUNT
           FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001




                                                                                                12 MONTHS
                                                                            2001                   2000
                                                           NOTES     (pounds sterling)      (pounds sterling)
                                                          -------   --------------------   -------------------
                                                                                               (UNAUDITED)
TURNOVER ..............................................                    579,294                476,655
Cost of sales .........................................                   (474,359)              (390,085)
                                                                          --------               --------
GROSS PROFIT ..........................................                    104,935                 86,570
Administrative expenses ...............................                    (29,294)               (46,389)
                                                                          --------               --------
OPERATING PROFIT ......................................      2              75,641                 40,181
Interest receivable ...................................                      1,773                    337
                                                                          --------               --------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION .........                     77,414                 40,518
Tax on profit on ordinary activities ..................      3             (22,807)                (9,404)
                                                                          --------               --------
PROFIT FOR THE PERIOD .................................                     54,607                 31,114
                                                                          --------               --------
RETAINED PROFIT FOR THE PERIOD ........................      9              54,607                 31,114
                                                                          --------               --------


         The comparative figures relate to the year ended 30 November 2000.

                       STAFFING ENTERPRISE (PSV) LIMITED

                                 BALANCE SHEET
                            AS AT 30 SEPTEMBER 2001




                                                                      2001                     2000
                                                  NOTES        (pounds sterling)        (pounds sterling)
                                                 -------      --------------------     -------------------
                                                                                           (UNAUDITED)
FIXED ASSETS
Tangible assets ................................    4               12,522                   16,394
CURRENT ASSETS .................................
Debtors ........................................    5   144,796                   81,380
Cash at bank and in hand .......................         83,203                   86,348
                                                        -------                   ------
                                                        227,999                  167,728
CREDITORS: AMOUNTS FALLING DUE WITHIN
 ONE YEAR ......................................    6   (61,167)                 (58,012)
                                                        -------                  -------
NET CURRENT ASSETS .............................                   166,832                  109,716
                                                                   -------                  -------
TOTAL ASSETS LESS CURRENT LIABILITIES ..........                   179,354                  126,110
PROVISIONS FOR LIABILITIES AND CHARGES .........    7               (1,935)                  (3,298)
                                                                   -------                  -------
NET ASSETS .....................................                   177,419                  122,812
                                                                   -------                  -------
CAPITAL AND RESERVES
Called up share capital ........................    8                1,000                    1,000
Profit and loss account ........................    9              176,419                  121,812
                                                                   -------                  -------
SHAREHOLDERS' FUNDS ............................                   177,419                  122,812
                                                                   -------                  -------


The accounts have been prepared in accordance with the special provisions of
Part VII of the Companies Act 1985 relating to small companies and the Financial Reporting Standard for Smaller Entities (effective March 2000).



/s/ D I Johnson


D I Johnson
Director
Approved by the board on 6 December 2001

                        STAFFING ENTERPRISE (PSV) LIMITED

                              NOTES TO THE ACCOUNTS
            FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)


1 ACCOUNTING POLICIES


ACCOUNTING CONVENTION

The accounts have been prepared under the historical cost convention.


TURNOVER

Turnover represents the invoiced value of staff services supplied by the company to Hospitals, net of value added tax.


DEPRECIATION

Depreciation has been provided at the following rates in order to write off the assets over their estimated useful lives.

Improvements to leasehold premises .........   10% straight line
Plant and machinery ........................   20% straight line


DEFERRED TAXATION

Provision is made for deferred taxation using the liability method to take account of timing differences between the incidence of income and expenditure for taxation and accounting purposes, except to the extent that a liability to taxation is unlikely to crystallize.


2 OPERATING PROFIT


                                                       2001                   2000
                                                (pounds sterling)      (pounds sterling)
                                               --------------------   -------------------
This is stated after charging:
Depreciation of owned fixed assets .........         4,317                  6,632
Auditors' remuneration .....................         2,500                  1,750
                                                     -----                  -----


3 TAXATION


                                       2001                   2000
                                (pounds sterling)      (pounds sterling)
                               --------------------   -------------------
UK corporation tax .........          24,170                 8,748
Deferred tax ...............          (1,363)                  656
                                      ------                 -----
                                      22,807                 9,404
                                      ------                 -----

                        STAFFING ENTERPRISE (PSV) LIMITED

                              NOTES TO THE ACCOUNTS
            FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001 (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)


4 TANGIBLE FIXED ASSETS


                                        LAND AND               PLANT AND
                                        BUILDINGS              MACHINERY               TOTAL
                                   (pounds sterling)      (pounds sterling)      (pounds sterling)
                                  --------------------   --------------------   -------------------
COST
At 1 December 2000 ............          29,041                 27,217                 56,258
Additions .....................              --                    445                    445
                                         ------                 ------                 ------
At 30 September 2001 ..........          29,041                 27,662                 56,703
                                         ------                 ------                 ------
DEPRECIATION
At 1 December 2000 ............          16,212                 23,652                 39,864
Charge for the period .........           2,419                  1,898                  4,317
                                         ------                 ------                 ------
At 30 September 2001 ..........          18,631                 25,550                 44,181
                                         ------                 ------                 ------
NET BOOK VALUE
At 30 September 2001 ..........          10,410                  2,112                 12,522
                                         ------                 ------                 ------
At 30 November 2000 ...........          12,829                  3,565                 16,394
                                         ------                 ------                 ------


5 DEBTORS


                                  2001                   2000
                           (pounds sterling)      (pounds sterling)
                          --------------------   -------------------
Trade debtors .........          104,300              57,185
Other debtors .........           40,496              24,195
                                 144,796              81,380
                                 -------              ------


6  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR




                                                          2001                   2000
                                                   (pounds sterling)      (pounds sterling)
                                                  --------------------   -------------------
Corporation tax ...............................         24,121                   8,748
Other taxes and social security costs .........         24,445                  36,105
Other creditors ...............................         12,601                  13,159
                                                        ------                  ------
                                                        61,167                  58,012
                                                        ------                  ------

                        STAFFING ENTERPRISE (PSV) LIMITED
                              NOTES TO THE ACCOUNTS
            FOR THE PERIOD FROM 1 DECEMBER 2000 TO 30 SEPTEMBER 2001
    (AMOUNTS AND DISCLOSURES APPLICABLE TO THE NOVEMBER 30, 2000 PERIOD ARE
                                   UNAUDITED)


7  PROVISIONS FOR LIABILITIES AND CHARGES


DEFERRED TAXATION


                                                           2001                   2000
                                                    (pounds sterling)      (pounds sterling)
                                                   --------------------   -------------------
At 1 December ..................................           3,298                 2,642
Charged to the profit and loss account .........          (1,363)                  656
                                                          ------                 -----
At 30 September ................................           1,935                 3,298

     Deferred taxation provided in the accounts and the amounts not provided are as follows:


                                         PROVIDED               PROVIDED               PROVIDED               PROVIDED
                                           2001                   2001                   2000                   2000
                                    (pounds sterling)      (pounds sterling)      (pounds sterling)      (pounds sterling)
                                   --------------------   --------------------   --------------------   -------------------
Capital allowances in advance of
 depreciation ..................           1,935                  1,935                  3,298                  3,298
                                           -----                  -----                  -----                  -----


8 SHARE CAPITAL


                                                             2001                   2000
                                                      (pounds sterling)      (pounds sterling)
                                                     --------------------   -------------------
Authorised:
Ordinary shares of pounds sterling1 each .........         10,000                 10,000
                                                           ------                 ------


                                                           2001      2001            2001                   2000
                                                            NO        NO      (pounds sterling)      (pounds sterling)
                                                         -------   -------   --------------------   -------------------
Allotted, called up and fully paid: Ordinary shares of
 pounds sterling1 each ...............................    1,000     1,000            1,000                 1,000
                                                                                     -----                 -----

PROFIT AND LOSS ACCOUNT

                                    2001                   2000
                             (pounds sterling)      (pounds sterling)
                            --------------------   -------------------
At 1 December ...........          121,812                90,698
Retained profit .........           54,607                31,114
                                   -------                ------
At 30 September .........          176,419               121,812
                                   -------               -------

                                                                       ANNEX E-1


      Effective October 1, 2001, the Company adopted FAS 142 and suspended the amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on the Company's fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized.

      The following table displays what the loss before extraordinary items and net loss and related per share information would have been, exclusive of amortization expense recognized related to goodwill, for the years ended September 30,



                                                          2001          2000           1999
                                                       -----------    ----------    -----------
         Reported loss before extraordinary loss         (26,612)      (24,185)        (7,346)
         Add back: Goodwill amortization                   3,839         3,145          3,168
                                                       -----------    ----------    -----------
         Adjusted loss before extraordinary loss         (22,773)      (21,040)        (4,178)
                                                       ===========    ==========    ===========

         Basic and diluted net loss per share before
            extraordinary loss                             (1.53)        (1.38)         (0.42)
         Add back: Goodwill amortization per share          0.22          0.18           0.18
                                                       -----------    ----------    -----------
         Adjusted basic and diluted net loss per
         share before extraordinary loss                   (1.31)        (1.20)         (0.24)
                                                       ===========    ==========    ===========


         Reported net loss                               (26,612)      (24,944)        (7,346)
         Add back: Goodwill amortization                   3,839         3,145          3,168
                                                       -----------    ----------    -----------
         Adjusted net loss                               (22,773)      (21,799)        (4,178)
                                                       ===========    ==========    ===========

         Basic and diluted net loss per share              (1.53)        (1.42)         (0.42)
         Add back: Goodwill amortization per share          0.22          0.18           0.18
                                                       -----------    ----------    -----------
         Adjusted basic and diluted net loss per
         share                                             (1.31)        (1.24)         (0.24)
                                                       ===========    ==========    ===========


                                                                       ANNEX E-2

      Effective October 1, 2001, the Company adopted FAS 142 and suspended the amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on the Company's fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized.

      The following table displays what the net income (loss) would have been, exclusive of amortization expense recognized related to goodwill, for the years ended September 30,



                                                   2001          2000           1999
                                                -----------    ----------    -----------
           Reported net income (loss)                1,029       (4,246)          1,228
           Add back: Goodwill amortization           3,722         3,307          2,626
                                                -----------    ----------    -----------
           Adjusted net income (loss)                4,751         (939)          3,854
                                                ===========    ==========    ===========

[GRAPHIC OMITTED]


                           TRANSWORLD HEALTHCARE, INC.

                         PROXY STATEMENT AND PROSPECTUS

                ANNUAL MEETING TO BE HELD ON FRIDAY, JUNE 7, 2002

                           YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Transworld Healthcare, Inc.:

     The board of directors of Transworld Healthcare, Inc., which we refer to as either Transworld Healthcare or our company, has approved a series of transactions that will result in a reorganization of our company and certain of its subsidiaries.

     Under a Master Reorganization Agreement (which we refer to as the Reorganization Agreement), dated as of April 24, 2002, as amended on May 16, 2002, among our company, two of our subsidiaries -- Allied Healthcare Group Limited and Transworld Healthcare (UK) Limited -- and certain investors in such subsidiaries:

     o All holders (other than our subsidiaries) of ordinary shares of our U.K. subsidiary, Transworld Healthcare (UK) Limited (which we refer to as TWUK), will exchange their ordinary shares for shares of our common stock at an exchange ratio of 2.867 TWUK ordinary shares for every one share of our common stock (which is the equivalent of 0.3488 shares of our common stock for every ordinary share of TWUK). We refer to this ratio of TWUK securities for our securities as the Exchange Ratio.

     o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the refinancing of our U.K. operations in 1999 will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

     o All accrued and unpaid interest owed to the holders of the senior subordinated promissory notes issued by Allied Healthcare Group Limited, our U.K. subsidiary and the parent of TWUK (and which we refer to as Allied Healthcare (UK)), in the refinancing of our U.K. operations in 1999 -- but excluding amounts which are withheld from certain U.K. residents as withholding taxes -- will be satisfied by the issuance of funding notes by Allied Healthcare (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pounds sterling)2.00 of funding notes.

     The above transactions are referred to as the "Reorganization" and the Reorganization Agreement and related documents are sometimes referred to as the "Reorganization Documents."

     We refer to the persons exchanging shares, warrants or interest payments in TWUK or Allied Healthcare (UK) in the Reorganization for our common stock or Series A preferred stock as the

"U.K. Equity Holders." After giving effect to the Reorganization, approximately 33.0% of our outstanding common stock, on a fully-diluted basis, will be held by the U.K. Equity Holders (not including shares they have acquired outside of the Reorganization).

     Our company's common stock is traded on the American Stock Exchange under the symbol "TWH." The closing sales price per share of our common stock on the American Stock Exchange on April 24, 2002, the last trading day preceding the public announcement of the Reorganization, was $3.91.

     Under the rules of the American Stock Exchange, the Reorganization cannot be completed unless the shareholders of our company approve the Reorganization Agreement and the Reorganization. After careful consideration, the board of directors of our company has unanimously determined (with two directors abstaining because of their interests in the Reorganization) that the Reorganization Agreement and the Reorganization are advisable and in the best interests of our company and our shareholders, and unanimously recommends (with two directors abstaining because of their interests in the Reorganization) voting FOR approval of the Reorganization Agreement and the Reorganization.

     The Reorganization Agreement and the Reorganization will be voted upon at our annual meeting of shareholders. At the annual meeting, you will also be asked to elect seven directors for a term of one year, consider approval of certain amendments to our company's Certificate of Incorporation (including changing our name to Allied Healthcare International Inc.) and Bylaws, to consider approval of the Transworld Healthcare, Inc. 2002 Stock Option Plan, and to ratify the selection of our independent auditors for fiscal 2002.

     Our management and certain investment funds affiliated with our company, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares for approval of the Reorganization Agreement and the Reorganization and the other proposals to be presented to and voted on at the annual meeting. Therefore, approval of the Reorganization and the other proposals to be voted upon at the annual meeting is assured.

     Your vote at the annual meeting is very important. Whether or not you plan to attend the annual meeting, please take the time to vote. You may vote your shares by completing and returning the enclosed proxy card. You may also vote via the Internet by following the instructions included in this proxy statement/prospectus.

     If your shares are held in "street name," you must instruct your broker in order to vote. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR adoption of the Reorganization Agreement and the Reorganization and FOR the other proposals.


     The annual meeting will be held at Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, 21st Floor, New York, New York 10022 on Friday, June 7, 2002, at 10:00 a.m., local time. This proxy statement/prospectus provides you with detailed information about the proposed Reorganization and the other proposals to be voted on at the annual meeting. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 15.




                                 /s/ Timothy M. Aitken
                                 -----------------------------------------
                                 TIMOTHY M. AITKEN
                                 Chairman of the Board and Chief Executive
                                 Officer
                                 Transworld Healthcare, Inc.


     This proxy statement/prospectus incorporates by reference certain documents that we will file in the future with the Securities and Exchange Commission but that are not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request to Transworld Healthcare, Inc., 555 Madison Avenue, New York, N.Y. 10022, Attention: John B. Wynne. The telephone number is (212) 750-0064.

     We have not authorized anyone to give any information or make any representation about the Reorganization or our company that differs from, or adds to, the information in this proxy statement/prospectus or in our company's documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.


     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement/prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement/ prospectus does not extend to you.


     The information contained in this proxy statement/prospectus is accurate only as of its date unless the information specifically indicates that another date applies.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Reorganization or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.




 THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY 23, 2002, AND WAS FIRST MAILED TO
                     SHAREHOLDERS ON OR ABOUT MAY 23, 2002.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                           TRANSWORLD HEALTHCARE, INC.
                               555 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                          ----------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    TO BE HELD AT 10:00 A.M. ON JUNE 7, 2002
                          ----------------------------

     Notice is hereby given that the annual meeting of shareholders of Transworld Healthcare, Inc. will be held at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, 21st Floor, New York, New York 10022, on Friday, June 7, 2002, at 10:00 a.m., local time, for the following purposes:

      I. To consider and approve the Reorganization Agreement and the Reorganization.

      II. To elect seven directors to serve for a term of one year and until their respective successors are duly elected and qualified.

      III. To consider and approve a proposal to amend our Certificate of Incorporation and our Bylaws, which would:

             (a) change our company's name to Allied Healthcare International Inc.;

             (b) increase the number of authorized shares of capital stock we may issue from 40 million shares of common stock and two million shares of preferred stock to 62 million shares of common stock and ten million shares of preferred stock; and

             (c) eliminate provisions requiring supermajority board approval for certain actions.

      IV. To ratify and adopt the Transworld Healthcare, Inc. 2002 Stock Option Plan.

      V. To ratify the appointment by the board of directors of Ernst & Young LLP as our independent auditors for the fiscal year ending September 30, 2002.

      VI. To transact such other business as may properly come before the annual meeting and any and all adjournments and postponements thereof.

     We describe these items of business more fully in the attached proxy statement/prospectus. Only shareholders of record at the close of business on May 20, 2002, which we refer to as the Record Date, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please vote. You may vote your shares by completing and returning the enclosed proxy card or you may vote via the Internet. Instructions for voting via the Internet are included in the proxy statement/prospectus. Your proxy is being solicited by the board of directors.

     A copy of our Annual Report to Shareholders for the fiscal year ended September 30, 2001 is enclosed.


                                          By Order of the Board of Directors

                                          /s/ Leslie J. Levinson
                                          ----------------------------------
                                          LESLIE J. LEVINSON
                                          Secretary

New York, New York
May 23, 2002

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                               TABLE OF CONTENTS



                                                                                              PAGE
                                                                                             -----
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE
 ANNUAL MEETING ..........................................................................     1

SUMMARY ..................................................................................     4
 The Company .............................................................................     4
 Strategy ................................................................................     4
 Recent Developments .....................................................................     5
 The Reorganization Documents ............................................................     6
 What the U.K. Equity Holders Will Receive in the Reorganization .........................     6
 Reasons for the Reorganization ..........................................................     6
 The Annual Meeting ......................................................................     7
 Votes Required ..........................................................................     7
 Recommendations of the Board of Directors to our Shareholders ...........................     7
 Recommendation of the Board of Directors of TWUK ........................................     7
 Opinion of Financial Advisor ............................................................     7
 Interests of Certain Persons in the Reorganization ......................................     8
 Our Board of Directors and Management Following the Reorganization ......................     8
 Regulatory and Other Approvals ..........................................................     8
 Accounting Treatment of the Reorganization ..............................................     8
 Tax Consequences ........................................................................     9
 Market Prices and Dividends .............................................................     9
 Our Current Structure ...................................................................    10
 Our Structure After the Reorganization ..................................................    10
 Summary Historical and Pro Forma Financial Information of Transworld Healthcare, Inc ....    11
 Summary Historical Financial Information of Transworld Healthcare (UK) Limited ..........    14

RISK FACTORS .............................................................................    15
 Risks Relating to the Reorganization ....................................................    15
 Risks Related to our Issuance of Shares of Series A Preferred Stock and Ownership of the
   Series A Preferred Stock ..............................................................    15
 Risks Relating to our Financial Condition ...............................................    17
 Risks Relating to our Business and Strategy .............................................    18
 Risks Relating to the Flexible Healthcare Staffing and Home Healthcare Markets ..........    22
 Risks Relating to our Common Stock ......................................................    25

FORWARD-LOOKING STATEMENTS ...............................................................    27

THE ANNUAL MEETING .......................................................................    28
 Date, Time and Place ....................................................................    28
 Proposals to be Considered at the Annual Meeting ........................................    28
 Who Can Vote ............................................................................    28
 Shares Outstanding; Quorum ..............................................................    28
 Voting of Shares ........................................................................    29
 Voting by Directors, Executive Officers and Principal Shareholders ......................    29
 Votes Required ..........................................................................    29
 Effect of Abstentions and Broker Non-Votes ..............................................    29
 How You Can Vote ........................................................................    29
 Voting of Proxies .......................................................................    29
 Revocation of Proxy .....................................................................    30
 Solicitation of Proxies .................................................................    30

                                                                                         PAGE
                                                                                        -----
PROPOSAL I: THE REORGANIZATION ........................................................   31
 General ..............................................................................   31
 Our Current Corporate Structure ......................................................   31
 What the U.K. Equity Holders Will Receive in the Reorganization ......................   32
 Background of the Reorganization .....................................................   33
 Required Affirmative Vote ............................................................   35
 Recommendation of our Board of Directors and our Reasons for the Reorganization ......   35
 Recommendation of the Board of Directors of TWUK .....................................   37
 Opinion of Financial Advisor .........................................................   38
 The Reorganization Agreement .........................................................   46
 Related Agreements ...................................................................   52
 U.S. Tax Consequences to Our Company, the Holders of Our Common Stock and the U.K.
   Equity Holders .....................................................................   55
 U.K. Tax Consequences to Our Company and the U.K. Equity Holders .....................   56
 Our Directors and Officers After the Reorganization ..................................   56
 Interests of Certain Persons in the Reorganization ...................................   57
 Security Ownership of Certain Beneficial Owners and Management After the
   Reorganization .....................................................................   59
 Accounting Treatment of the Reorganization ...........................................   61
 Regulatory and Other Approvals .......................................................   61
 Dissenters' Rights of Appraisal ......................................................   62

DESCRIPTION OF OUR SECURITIES .........................................................   63
 Common Stock .........................................................................   63
 Preferred Stock ......................................................................   63
 Transfer Agent .......................................................................   68
 Range of Prices of Shares; Dividends .................................................   68

COMPARATIVE RIGHTS OF OUR SHAREHOLDERS AND TWUK
 SHAREHOLDERS .........................................................................   70
 Special Meetings of Shareholders .....................................................   70
 Shareholder Action by Written Consent ................................................   70
 Board of Directors ...................................................................   70
 Anti-Takeover Provisions .............................................................   71
 Amendments to Certificate of Incorporation ...........................................   71
 Amendments to Bylaws .................................................................   72
 No Preemptive Rights .................................................................   72
 Mergers, Acquisitions and Other Transactions .........................................   72
 Appraisal Rights .....................................................................   73

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF
 TRANSWORLD HEALTHCARE, INC ...........................................................   74

SELECTED HISTORICAL FINANCIAL INFORMATION OF
 TRANSWORLD HEALTHCARE (UK) LIMITED ...................................................   77

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
 OF TRANSWORLD HEALTHCARE, INC. .......................................................   78

OUR BUSINESS ..........................................................................   85
 General ..............................................................................   85
 Strategy .............................................................................   85
 U.K. Operations ......................................................................   87

                                                                               PAGE
                                                                              -----
 U.S. Operations ..........................................................     94
 Government Regulation ....................................................     96
 Insurance ................................................................    101
 Properties ...............................................................    101
 Legal Proceedings ........................................................    102

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS ................................................    103
 General ..................................................................    103
 Critical Accounting Policies .............................................    107
 Results of Operations ....................................................    107
 Liquidity and Capital Resources ..........................................    119

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF TWUK ........................................    128
 General ..................................................................    128
 Critical Accounting Policies .............................................    130
 Results of Operations ....................................................    130
 Liquidity and Capital Resources ..........................................    134

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT OF TWUK .......................................................    138

PROPOSAL II: ELECTION OF DIRECTORS ........................................    139
 Required Affirmative Vote ................................................    139
 Our Directors and Officers ...............................................    139
 Meetings of the Board of Directors .......................................    141
 Board Committees .........................................................    142
 Executive Compensation ...................................................    143
 Compensation of Directors ................................................    144
 Employment Agreements; Termination of Employment and Change-in-Control
   Arrangements ...........................................................    144
 Stock Option Plans .......................................................    144
 Indemnification ..........................................................    146
 Executive Bonus Plan .....................................................    147
 Compensation Committee Report ............................................    147
 Compensation Committee Interlocks and Insider Participation ..............    149
 Report of The Audit Committee of the Board Of Directors ..................    149

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT ...............................................................    150

OUR COMPARATIVE PERFORMANCE ...............................................    152

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................    155
 Recent Issuances of Shares; Registration Rights Agreements ...............    155
 Other Transactions with Principal Shareholders ...........................    157
 Other Transactions with Directors and Executive Officers .................    158

PROPOSAL III: AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND
 BYLAWS ...................................................................    160
 Change of Company's Name to Allied Healthcare International Inc ..........    160
 Increase in Number of Authorized Shares of Capital Stock .................    160
 Elimination of Certain Provisions Related to Board Size and Voting .......    161

                                                                                        PAGE
                                                                                       -----
 Required Affirmative Vote; Board Recommendation .....................................   161

PROPOSAL IV: RATIFICATION AND APPROVAL OF THE 2002 STOCK OPTION
 PLAN ................................................................................   162
 The 2002 Stock Option Plan ..........................................................   162
 Introduction ........................................................................   162
 Federal Income Tax Aspects ..........................................................   163
 Required Affirmative Vote; Board Recommendation .....................................   163

PROPOSAL V: RATIFICATION OF INDEPENDENT AUDITORS .....................................   164
 Required Affirmative Vote; Board Recommendation .....................................   165

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ..............................   166

LEGAL MATTERS ........................................................................   166

EXPERTS ..............................................................................   166

SHAREHOLDER PROPOSALS ................................................................   166

WHERE YOU CAN FIND MORE INFORMATION ..................................................   166

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ......................................   167

SELLING SHAREHOLDERS .................................................................   168

PLAN OF DISTRIBUTION .................................................................   169

INDEX TO FINANCIAL STATEMENTS ........................................................   F-1

ANNEXES:

ANNEX A-1 -- Reorganization Agreement
ANNEX A-2 -- Form of Certificate of Amendment Relating to Our Series A Preferred Stock
ANNEX B -- Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
ANNEX C -- Form of Certificate of Amendment to Certificate of Incorporation
ANNEX D -- Form of Transworld Healthcare, Inc. 2002 Stock Option Plan

                           QUESTIONS AND ANSWERS ABOUT
                    THE REORGANIZATION AND THE ANNUAL MEETING

Q: Why is our board of directors proposing the Reorganization?

A: Our board of directors believes that the Reorganization will enable our company to streamline its corporate structure, refocus efforts on attractive opportunities in the U.S. healthcare flexible staffing services market, have more direct management between its domestic and U.K. operations, effectively convert the equity investments in our U.K. operations (and some of the debt investments in our U.K. operations) into direct investments in our company and gain more effective financial sponsorship. We also intend to seek a listing of our common stock on the London Stock Exchange, concurrently with the Reorganization. We believe that the Reorganization will assist us in obtaining such listing. However, there can be no assurance that we will be able to list our shares of common stock on the London Stock Exchange.

Q: Why is our board of directors proposing the amendments to our Certificate of Incorporation and Bylaws?

A: The principal reasons for the amendments to our Certificate of Incorporation and Bylaws are to:

     o change our company's name to one that will more accurately reflect the scope of our business;

     o increase the number of authorized shares of capital stock to ensure that there will be sufficient shares available to consummate the Reorganization, to reserve shares for issuance under the Transworld Healthcare, Inc. 2002 Stock Option Plan and to have available sufficient shares of capital stock for future financing and acquisitions; and

     o eliminate provisions requiring supermajority board approval for certain actions of the board of directors that will give the board of directors the flexibility necessary to more easily manage the business affairs of our company.

Q: Will the composition of the board of directors change after the Reorganization?

A: Yes. Upon the consummation of the Reorganization and approval of the changes to our Certificate of Incorporation and Bylaws, the board of directors will consist of eight directors (seven of whom will be elected by the holders of our common stock and one of whom will be elected by the holders of our Series A preferred stock to be issued in the Reorganization). Of these eight directors, two will also be executive officers of our company and six will not be executive officers of our company.

Q: Will the Reorganization have any effect on the currently outstanding shares of the common stock of our company?

A: The Reorganization will not have any effect on the rights of the holders of our common stock. However, the number of outstanding shares of our common stock will increase from 20,604,233 shares (on a fully-diluted basis) to approximately 30,741,370 shares (on a fully-diluted basis) as a result of the issuance of our common stock in connection with the Reorganization. In addition, the Series A preferred stock that we will issue in the Reorganization will have rights and preferences that are superior to those of our common stock.

Q: When does our company expect the Reorganization to be completed?

A: We are working toward completing the Reorganization as quickly as possible. We expect to complete the Reorganization in our third fiscal quarter of 2002 and shortly after the annual meeting. For purposes of calculating the principal amount of funding notes to be issued by Allied Healthcare (UK) in the Reorganization in respect of the accrued and unpaid interest on its senior subordinated notes (the funding notes, exclusive of amounts which are withheld from certain U.K. residents as withholding taxes, will in turn be exchanged for shares of our common stock), the parties have agreed that the senior subordinated notes will cease to accrue interest on June 17, 2002. We expect to complete the Reorganization by June 30, 2002, the end of our third fiscal quarter, although there can be no assurance that we will complete it by this date.

Q: Why do the senior subordinated notes of Allied Healthcare (UK) cease to accrue interest on June 17, 2002?

A: In the Reorganization, accrued and unpaid interest on the senior subordinated notes of Allied Healthcare (UK), less amounts which are withheld from certain U.K. residents as withholding taxes, will be exchanged for funding notes of Allied Healthcare (UK). The funding notes will in turn be exchanged for shares of our common stock in the Reorganization. The Reorganization Agreement provides that, regardless of the actual date of the Reorganization, interest will accrue on the senior subordinated notes of Allied Healthcare (UK) only through and including June 17, 2002 (and will cease to accrue after that date) and that dividends will begin to accrue on the Series A preferred stock on June 18, 2002. The Series A preferred stock of our company is intended to replace the senior subordinated notes of Allied Healthcare (UK). Thus, by choosing a specific date on which interest ceases to accrue on the senior subordinated notes and after which dividends begin to accrue on the Series A preferred stock, our company, on the one hand, and the holders of the senior subordinated notes of Allied Healthcare (UK), on the other, are able to calculate in advance the number of shares of our common stock to be issued in respect of the accrued and unpaid interest on the senior subordinated notes of Allied Healthcare (UK), while maintaining their respective economic rights and obligations.

Q: Who needs to approve the Reorganization?

A: In addition to the approval by the board of directors, which has already been obtained, the Reorganization Agreement and the Reorganization must be approved by our shareholders under the rules of the American Stock Exchange. Approval by the holders of a majority of the shares of our common stock represented in person or by proxy and voting at the annual meeting is required to approve the Reorganization Agreement and Reorganization. Hyperion Partners II L.P., Hyperion TW Fund L.P., Hyperion TWH Fund LLC, Hyperion TWH Fund II LLC (whom we refer to collectively as the Hyperion Funds) and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares for approval of the Reorganization Agreement and the Reorganization and the other proposals to be presented to and voted on at the annual meeting. Accordingly, approval of the Reorganization Agreement and the Reorganization and the other proposals is assured.

Q: How do U.K. Equity Holders exchange their Allied Healthcare (UK) or TWUK securities in the Reorganization?

A: U.K. Equity Holders who wish to participate in the Reorganization must either sign the Reorganization Agreement or become a party to the Reorganization Agreement by signing a joinder thereto before the Reorganization is consummated. U.K. Equity Holders who have not yet signed the Reorganization Agreement or a joinder thereto will be contacted by us and told how to sign these documents and also how to exchange their Allied Healthcare (UK) or TWUK securities for our securities in the Reorganization. It is a requirement to the consummation of the Reorganization that all of the U.K. Equity Holders execute the Reorganization Agreement or a joinder thereto and participate in the Reorganization.

Q: Do all U.K. Equity Holders need to sign the Reorganization Agreement or a joinder in order for the Reorganization to be consummated?

A: Yes. In the event that less than all of the U.K. Equity Holders sign the Reorganization Agreement or a joinder, we will not be able to consummate the Reorganization as presently contemplated. However, under the Reorganization Agreement, this condition to closing can be waived in writing by our company and U.K. Equity Holders who will own a majority of the shares of our common stock and Series A preferred stock to be issued in the Reorganization. In the event that all U.K. Equity Holders do not sign the Reorganization Agreement or a joinder and this condition to closing is not waived, we will either have to abandon the Reorganization or amend the terms of the Reorganization Agreement. Any such amendment could materially alter the terms of the Reorganization from those described in this proxy statement/prospectus.

Q: What other matters will be voted on at the meeting?

A: In addition to approving the Reorganization, our shareholders will also be asked to vote to elect seven directors for a one year term, approve certain amendments to our Certificate of Incorporation and Bylaws, approve the Transworld Healthcare, Inc. 2002 Stock Option Plan and ratify the selection of our independent auditors for fiscal 2002.

Q: How does a shareholder of our company vote?

A: Shareholders may indicate how they want to vote their shares on their proxy card and then sign and mail the completed proxy card in the enclosed return envelope as soon as possible so that their shares will be represented and voted at the annual meeting. Furthermore, a shareholder may also attend the annual meeting in person instead of submitting a proxy. Shareholders can also vote via the Internet by following the instructions on their proxy card or the voting card distributed to them by their brokers.

Q: If you own shares of common stock of our company held in "street name" by a broker, can that broker vote those shares for you?

A: A broker that holds shares of our common stock in "street name" will not be able to vote those shares on any of the proposals, except for the election of directors and the ratification of our independent auditors, without instructions from the beneficial owner of those shares. Therefore, shareholders should instruct their brokers to vote their shares, following the procedure provided by their brokers.

Q: Can shareholders of our company change their votes at any time after casting their proxy ballots?

A: Yes. Shareholders can change their votes at any time before their proxy cards are voted at the annual meeting. This can be done in one of four ways. First, a shareholder may send a written notice to Leslie J. Levinson, secretary of our company (at the address set forth below), stating that the proxy should be revoked. Second, a new proxy card may be completed and submitted to Mr. Levinson in the same manner. Third, a shareholder may vote at a later date via the Internet (only the last Internet proxy of a shareholder is counted). Fourth, the shareholders may attend the annual meeting and vote in person. Attendance alone will not, however, revoke a proxy. If a broker has been instructed to vote shares of our common stock, the broker's procedures must be followed to change those instructions.

Q: What does a shareholder of our company need to do now?

A: Shareholders are urged to read this proxy statement/prospectus, including the annexes, carefully. Shareholders may also want to review the documents referenced under "Where You Can Find More Information." After considering this information, a shareholder should vote his, her or its shares.

Q: Where can more information about our company be found?

A: We file periodic reports and other information with the Securities and Exchange Commission. This information may be read or copied at the Securities and Exchange Commission's public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Securities and Exchange Commission's Internet site (http:\\www.sec.gov).

Q: Who can help answer any additional questions?

A: If you are a shareholder of our company or a U.K. Equity Holder and you have more questions about the Reorganization, you can contact:

        Mr. John B. Wynne, Chief Financial Officer
        Transworld Healthcare, Inc.
        555 Madison Avenue
        New York, New York 10022
        (212) 750-0064

                                     SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document, including the risk factors described herein, and the other documents referred to in this proxy statement/prospectus. Together, these documents will give you a more complete description of the transactions we are proposing.



THE COMPANY (SEE PAGE 85)


Transworld Healthcare, Inc.
555 Madison Avenue
New York, New York 10022
(212) 750-0064

     We provide a broad range of healthcare services and products in the U.K. and the U.S. We provide the following services and products:

     o flexible staffing services, including nursing and para-professional services;

     o    respiratory therapy and home medical equipment; and

     o    infusion therapy.

     We provide these services and products from the following reportable business segments:

     o    our U.K. operations; and

     o    our U.S. home healthcare operations.

     Our U.K. operations supply nursing and para-professional care to the community and U.K. healthcare institutions and medical grade oxygen to the U.K. pharmacy market and private patients in Northern Ireland. Our home healthcare operations in the U.S. are concentrated in New Jersey and New York.



STRATEGY (SEE PAGE 85)


     We are one of the leading providers of flexible staffing services to the U.K. healthcare industry. Our U.K. growth strategy has been to take advantage of policy moves by the U.K. government-funded National Health Service and by private payors seeking to treat a larger number of patients than in the past and to shorten waiting lists for access to care, as well as the general trend of local government toward outsourcing its home care requirements to private industry.

     It has been, and will continue to be, our intention in the U.K. to focus on internal growth, as well as to acquire additional nursing and other care giving operations to expand and complement our existing operations. We believe that the healthcare flexible staffing services industry in the U.K. is highly fragmented and that additional acquisition opportunities will continue to arise in a general trend toward industry consolidation. Consistent with this strategy, we acquired twelve nursing and care giving operations in the U.K. during fiscal 2001, twelve during fiscal 2000 and ten during fiscal 1999.

     We believe that the key competitive advantages of our U.K. flexible staffing business are our:

     o EXTENSIVE BRANCH NETWORK. We operate a community-based network of over 100 branches, with the capacity to provide nurses, carers (known as home health aides in the U.S.) and specialized medical personnel to locations covering 90% of the population of Great Britain. We also actively assess opportunities to extend our geographic coverage and increase our market penetration by evaluating customer needs, the skill base of flexible staff and growth potential in identified areas.

     o DIVERSIFIED CUSTOMER BASE. We provide flexible staff to four types of customers: hospitals, local authorities, nursing homes and private patients. We also believe this diversity of customers provides us with a competitive advantage in our recruiting and retention efforts, as staff are attracted by the broad range of placement opportunities.

     o ENTREPRENEURIAL BUSINESS CULTURE. Our branches are managed either by general managers, in the case of larger acquisitions, or by employed branch managers or self-employed superintendents. In each case, the individual's remuneration is dependent upon branch performance. Self-employed superintendents are remunerated on an entirely performance-related basis linked to the gross profit of the branches they manage, while employed branch managers are remunerated with salary and performance bonuses.

     o QUALITY REPUTATION. We believe that our customers choose flexible staffing agencies on the basis of local branch awareness and reputation. We focus on providing a consistently high quality of service to the local communities where our branches are located. We believe that the principal brand names within our U.K. operations each have strong individual reputations, and it is our current intention to retain all such brands.

     o TRACK RECORD OF ACQUISITIONS. We have achieved significant growth through acquisition, growing from 71 branches in 1999 to 105 branches as of May 1, 2002. We believe this growth is attributable to our structured acquisition and integration process. We first identify suitable branches for acquisition and develop a relationship with the vendor and key management team.

     o MANAGEMENT EXPERTISE. Timothy M. Aitken, our chairman and chief executive officer, and Sarah L. Eames, our president and chief operating officer, have, respectively, 12 and 22 years experience in the healthcare industry. In addition, many of our U.K. branch managers and superintendents were former nurses or have otherwise been involved in the healthcare industry.

     Utilizing our successes in the U.K., we believe favorable industry trends create significant opportunities for us to grow our flexible staffing services healthcare business in the U.S.



RECENT DEVELOPMENTS (SEE PAGE 155)


     On April 22, 2002, we issued 684,258 shares of our common stock to Timothy
M. Aitken, our chairman and chief executive officer, and 487,099 shares of common stock to Sarah L. Eames, our president and chief operating officer, as a bonus for, among other things, services rendered to our company through the date of issuance. These issuances were unanimously approved by our board of directors (with Mr. Aitken abstaining because of his interest in the transaction) on April 19, 2002, but made subject to final approval by the independent directors of our company (G. Richard Green and Jeffrey S. Peris) at a separate meeting. These issuances were approved by our independent directors at a separate meeting on April 21, 2002. Simultaneously with this issuance, we entered into agreements with Mr. Aitken and Ms. Eames in which we agreed to provide them (through cash bonuses and loans) with substantially all of the cash necessary for them to pay the federal, New York State and New York City income taxes, as applicable, that they are expected to incur as a result of the issuances. Pursuant to these agreements, on May 3, 2002 we made a cash payment to Mr. Aitken of $1,401,263 and loaned him $550,000 and we made a cash payment to Ms. Eames of $846,237 and loaned her $390,000. In addition, subject to the approval of TWUK's lenders, pursuant to these agreements, TWUK agreed to indemnify Mr. Aitken and Ms. Eames for certain income tax liabilities that they may incur as a result of these share issuances, subject to a specified maximum amount. We will recognize an expense of approximately $6,560,000 related to these transactions in the quarter ended June 30, 2002.

     In connection with the issuance of shares of our common stock to Mr. Aitken and Ms. Eames on April 22, 2002, each of them agreed to resell to TWUK the redeemable shares of TWUK held by them for their nominal value (approximately (pounds sterling)707 in the aggregate). (Mr. Aitken holds 4,130,000 redeemable shares and Ms. Eames holds 2,940,000 redeemable shares, all of which are subject to these agreements.) It is a condition to the consummation of the Reorganization that TWUK have purchased the redeemable shares held by Mr. Aitken and Ms. Eames for their nominal value prior to the Reorganization.

     On April 22, 2002, we also entered into a Stock Purchase Agreement with Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P pursuant to which we issued an aggregate of 750,000 shares of our common stock at a purchase price of $4.25 per share. We issued these shares on April 30, 2002.

     We have agreed to register, at our expense, for resale all of the foregoing shares.



THE REORGANIZATION DOCUMENTS (SEE PAGE 46)


     The Reorganization Documents are the documents that govern the Reorganization. Two of the Reorganization Documents, the Reorganization Agreement and the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, are attached to this proxy statement/prospectus. We encourage you to read these documents in their entirety.



WHAT THE U.K. EQUITY HOLDERS WILL RECEIVE IN THE REORGANIZATION (SEE PAGE 32)


     The holders of ordinary shares of TWUK will receive shares of common stock at the Exchange Ratio.

     The holders of the then outstanding redeemable shares of TWUK will receive either 0.1308 or 0.1657 shares of our common stock for each redeemable share (depending upon the exercise price of the redeemable share).

     The mezzanine lenders in TWUK will exercise their mezzanine warrants and receive ordinary shares. Each such ordinary share will be exchanged for shares of our common stock at the Exchange Ratio.

     The holders of equity warrants of TWUK will exercise their equity warrants for ordinary shares and receive shares of Series A preferred stock at the Exchange Ratio for each ordinary share received upon exercise and subsequently exchanged. The holders of the equity warrants will pay the exercise price of the equity warrants by tendering, pursuant to the terms of the equity warrants, senior subordinated promissory notes of Allied Healthcare (UK). It is expected that all of the outstanding senior subordinated promissory notes, in the aggregate principal amount of (pounds sterling)22,286,869, will be tendered.
In addition, the holders of Allied Healthcare (UK)'s senior subordinated promissory notes will receive funding notes of Allied Healthcare (UK) in a principal amount equal to the amount of accrued and unpaid interest on such senior subordinated notes, less amounts which are withheld from certain U.K. residents as withholding taxes. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares of common stock for every (pounds sterling)2.00 of funding notes. In the Reorganization, (pounds sterling)5,810,284 of accrued and unpaid interest on the senior subordinated promissory notes of Allied Healthcare (UK), less (pounds sterling)37,020 that we will withhold as withholding taxes (for a net amount of (pounds sterling)5,773,264), will be exchanged for funding notes.



REASONS FOR THE REORGANIZATION (SEE PAGE 35)


     Our board of directors believes that the Reorganization is in the best interests of our company and our shareholders because it enables our company to streamline its corporate structure, refocus efforts on attractive opportunities in the U.S. healthcare flexible staffing services market, have more direct management between its domestic and U.K. operations, gain more effective financial sponsorship, effectively convert the U.K. equity and subordinated debt investments of the U.K. Equity

Holders into a direct investment in our company and more readily gain access to capital. Our board of directors also believes that the Reorganization will assist us in obtaining a listing on the London Stock Exchange.


THE ANNUAL MEETING (SEE PAGE 28)

    The annual meeting will be held at Brown Raysman Millstein Felder &
Steiner LLP, 900 Third Avenue, 21st Floor, New York, New York 10022, at 10:00 a.m., local time, on Friday, June 7, 2002. At the annual meeting, our shareholders will be asked to approve the Reorganization Agreement and the Reorganization, to elect seven directors for a term of one year, to consider approval of amendments to our Certificate of Incorporation and Bylaws to change our company's name, to increase the authorized number of shares of capital stock and to eliminate provisions requiring supermajority board approval for certain actions, to consider approval of the Transworld Healthcare, Inc. 2002 Stock Option Plan, to ratify the selection of our independent auditors for fiscal 2002, and such other matters as may properly come before the meeting.


VOTES REQUIRED (SEE PAGE 29)


     You can cast one vote for each share of our common stock you own as of the Record Date. All of the proposals, except for Proposal III, require the affirmative vote of a majority of the shares present in person or by proxy at the annual meeting. Proposal III (amendments to our Certificate of Incorporation and Bylaws) requires the affirmative vote of a majority of the outstanding shares of common stock.

     The Hyperion Funds and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares for approval of the Reorganization Agreement and the Reorganization and the other proposals to be presented to and voted on at the annual meeting. Accordingly, approval of the Reorganization and all of the other proposals is assured.



RECOMMENDATIONS OF THE BOARD OF DIRECTORS TO OUR SHAREHOLDERS (SEE PAGE 35)


     Our board of directors believes that the Reorganization is in the best interests of our company and our shareholders, and unanimously recommends (with two directors abstaining because of their interests in the Reorganization) that our shareholders vote FOR the proposal to adopt and approve the Reorganization Agreement and the Reorganization. The board of directors also unanimously recommends that our shareholders vote FOR the nominees for directors, FOR the amendments to our Certificate of Incorporation and Bylaws, FOR approval of the Transworld Healthcare, Inc. 2002 Stock Option Plan, and FOR the selection of our independent auditors for fiscal 2002.



RECOMMENDATION OF THE BOARD OF DIRECTORS OF TWUK (SEE PAGE 37)


     The board of directors of TWUK unanimously recommends (with two directors abstaining because of their interests in the Reorganization) to the holders of the shares and warrants of TWUK that they accept the exchange offer being made by our company pursuant to the proxy statement/prospectus.



OPINION OF FINANCIAL ADVISOR (SEE PAGE 38)


     Houlihan Lokey Howard & Zukin Financial Advisors, Inc. rendered to our board of directors its written opinion on March 14, 2002 that, as of such date and based upon the considerations set forth in the such opinion, an exchange ratio of 2.867 TWUK ordinary shares for every one share of our common stock or Series A preferred stock (which is the equivalent of 0.3488 shares of our common stock or Series A preferred stock for every ordinary share of TWUK) was fair from a financial point of view to our company's public shareholders (excluding the Hyperion Funds) existing prior to the

Reorganization. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. updated and reconfirmed their opinion in writing on April 23, 2002. We have attached their April 23, 2002 written opinion as Annex B to this proxy statement/prospectus. You should read this entire opinion carefully, as well as the additional information set forth under the heading "Proposal I: The Reorganization--Opinion of Financial Advisor" to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Houlihan Lokey Howard & Zukin in providing their opinion. This opinion is directed to our board of directors and does not constitute a recommendation to any of our shareholders as to how our shareholders should vote at the annual meeting.



INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION (SEE PAGE 57)


     In considering the recommendation of our board of directors to approve the Reorganization, our shareholders should be aware that certain of our executive officers, directors and director nominees have interests in the Reorganization that may be considered to be different from our shareholders' interests. For example, certain of our executive officers, directors and director nominees hold directly or indirectly equity interests and subordinated debt in TWUK which will be exchanged for shares of common stock and/or Series A preferred stock of our company in the Reorganization.



OUR BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE REORGANIZATION (SEE PAGE
56)



The Board of Directors

     Upon consummation of the Reorganization, our board of directors will consist of eight directors (seven of whom will be elected by the holders of our common stock at the annual meeting and one of whom will be elected by the holders of our Series A preferred stock to be issued in the Reorganization). Of the eight directors, four are currently directors of our company and, of these four, three are also currently directors of TWUK. The eight directors include four new members (one of whom is our current president and chief operating officer, two of whom are independent and one of whom will be elected by the holders of our Series A preferred stock). Effective as of the annual meeting, one of our current directors will cease to serve as a director.

     Of these eight directors, two will also be executive officers of our company and six will not be executive officers of our company.


Management

     The present management team of our company will serve as our company's management team after the Reorganization.



REGULATORY AND OTHER APPROVALS (SEE PAGE 61)


     No submissions to the Antitrust Division of the Department of Justice or the Federal Trade Commission in connection with the Reorganization are required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The approval of the American Stock Exchange is required in order to list the shares of our common stock to be issued in the Reorganization (including the shares of common stock issuable upon conversion of the Series A preferred stock) on the American Stock Exchange.

     We will need to obtain the consent of our lenders under the senior credit facility of our subsidiaries and the lenders under the mezzanine loan to our subsidiaries to the consummation of the Reorganization.



ACCOUNTING TREATMENT OF THE REORGANIZATION (SEE PAGE 61)


     The Reorganization will generally be accounted as an acquisition of a minority interest and will therefore be recorded using the purchase method of accounting.

TAX CONSEQUENCES (SEE PAGE 55)


     The Reorganization has been structured so that generally neither our shareholders nor the U.K. Equity Holders will recognize any gain or loss as a result of the Reorganization for U.S. federal and U.K. income tax purposes, except that certain of the holders of the senior subordinated promissory notes of Allied Healthcare (UK) who are citizens of the U.K. will be subject to a withholding tax equal to 20% of the amount of the accrued and unpaid interest which is satisfied by the issuance of funding notes and subsequent exchange for shares of our common stock in the Reorganization and certain of the holders of the notes may recognize gain or loss on the exchange of their notes.



MARKET PRICES AND DIVIDENDS (SEE PAGE 68)


     Our common stock is quoted on the American Stock Exchange and is traded under the symbol "TWH." The closing sales price per share of our common stock on the American Stock Exchange on April 24, 2002, the last trading day preceding the public announcement of the Reorganization, was $3.91.


     We have neither declared nor paid any dividends on our common stock and do not anticipate paying dividends in respect of our common stock in the foreseeable future.

                             OUR CURRENT STRUCTURE
                             (U.K. OPERATIONS ONLY)


                                                     COMMON STOCK
                 TRANSWORLD             (61.4% held by Hyperion and 38.6% held
              HEALTHCARE, INC.             by Public Shareholders, including
                                                   Management)


                           100% of the Ordinary Shares




                  ALLIED
                HEALTHCARE       (Pound)22.3 Million Principal Amount of Senior
               GROUP LIMITED     Subordinated Notes (not including PIK Interest)


                           97.9% of the Ordinary Shares
                        Bank Debt
                      (Pound)72.4 Million
                        Notes Payable              1 Special Voting Share
                        (Pound)13.9 Million
                                    Mezzanine Debt
                                      (Pound)10.0 Million

                                                   1,050,000 Ordinary Shares

                TRANSWORLD
              HEALTHCARE (UK)                      9,620,000 Redeemable Shares
                  LIMITED

                                                  22,286,869 Equity Warrants for
                                                        Ordinary Shares


                                                  1,640,000 Mezzanine Warrants
                                                      for Ordinary Shares


                     OUR STRUCTURE AFTER THE REORGANIZATION
                             (U.K. OPERATIONS ONLY)


                 TRANSWORLD                           COMMON STOCK
               HEALTHCARE, INC.            (54.7% held by Hyperion, 5.7% held by
                                           Triumph and 39.6% held by Public
                                           Shareholders, including Management)


                                                  SERIES A PREFERRED STOCK
                                       (85.3% held by Triumph and 14.7% held by Other Shareholders, including Management)


                           100% of the Ordinary and Preference Shares


                   ALLIED
                 HEALTHCARE
                GROUP LIMITED


                           100% of the Ordinary Shares

                        Bank Debt
                      (Pound)72.4 Million

                           Notes Payable
                           (Pound)13.9 Million
                                     Mezzanine Debt
                                     (Pound)10.0 Million


                  TRANSWORLD
                HEALTHCARE (UK)
                   LIMITED



                                    (Excludes Inter-Company Debt)

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF TRANSWORLD
   HEALTHCARE, INC.

     The following table contains summary consolidated historical and pro forma financial data of our company's continuing operations and net income as of the dates and for the periods indicated. The pro forma information is provided to aid in your analysis of the financial aspects of the Reorganization. The information may not necessarily reflect the results of operations, financial position and cash flows of our company in the future. The information is only a summary and you should read it together with the pro forma unaudited consolidated financial statements of our company and with the consolidated financial statements and "Management's Discussion and Analysis of Our Financial Condition and Results of Operations."

     The pro forma financial data for our company give effect to the transactions contemplated by the Reorganization Agreement as follows:

     o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

     o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the refinancing of our U.K. operations in 1999 will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

     o All accrued and unpaid interest owed to the holders of the senior subordinated promissory notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pounds sterling)2.00 of funding notes.

     The unaudited pro forma income statements for our company assume that these transactions occurred as of the beginning of the periods presented. The unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2002.

                          TRANSWORLD HEALTHCARE, INC.


                                                   SIX MONTHS
                                                     ENDED
                                                    MARCH 31,                        YEAR ENDED SEPTEMBER 30,
                                           -------------------------- -----------------------------------------------------
                                                2002         2001          2001          2000          1999         1998
                                           ------------- ------------ ------------- ------------- ------------- -----------
                                                  (UNAUDITED)
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues .............................   $ 122,920     $ 72,839     $ 154,633     $ 135,408     $ 154,728    $ 155,309
Cost of revenues .........................      89,977       50,344       106,654        89,781        99,410       97,192
                                             ---------     --------     ---------     ---------     ---------    ---------
Gross profit .............................      32,943       22,495        47,979        45,627        55,318       58,117
Selling, general and administrative
 expenses ................................      21,018       18,011        37,382        49,041        57,946       51,980
General and administrative expenses
 related to mail-order operations ........                    3,904         3,883
Losses due to sale of subsidiary .........                      354           354
Impairment of long-lived assets ..........                                               15,073
Restructuring charge .....................                                                1,288
Legal settlements ........................                                                5,082
Gain on sale of assets ...................                                                                          (2,511)
Special charges, primarily goodwill
 impairment ..............................
Equity in loss of HMI, net ...............   ---------     --------     ---------     ---------     ---------    ---------
Operating income (loss) ..................      11,925          226         6,360       (24,857)       (2,628)       8,648
Interest expense, net ....................       6,577        3,978         8,433         7,847         5,218        5,651
Foreign exchange loss ....................          20          391           400
                                             ---------     --------     ---------     ---------     ---------    ---------
  Income (loss) before income
   taxes, equity income, minority
   interest and extraordinary loss........       5,328       (4,143)       (2,473)      (32,704)       (7,846)       2,997
Provision (benefit) for income taxes .....       2,159         (902)       24,117        (7,348)         (500)       1,844
Equity in income of and interest
 income earned from U.K.
 subsidiaries ............................                                                1,101
                                             ---------     --------     ---------     ---------     ---------    ---------
  Income (loss) before minority
   interest and extraordinary loss........       3,169       (3,241)      (26,590)      (24,255)       (7,346)       1,153
Minority interest ........................          86            3            22           (70)
                                             ---------     --------     ---------     ---------     ---------    ---------
  Income (loss) before
   extraordinary loss ....................       3,083       (3,244)      (26,612)      (24,185)       (7,346)       1,153
Extraordinary loss on early
 extinguishment of debt ..................                                                  759
                                             ---------     --------     ---------     ---------     ---------    ---------
  Net income (loss) ......................   $   3,083     $ (3,244)    $ (26,612)    $ (24,944)    $  (7,346)   $   1,153
                                             =========     ========     =========     =========     =========    =========
Preferred stock dividends ................
Income (loss) available for common
 stock ...................................
Basic income (loss) per share of
 common stock before extraordinary
 loss ....................................   $    0.18     $  (0.19)    $   (1.53)    $   (1.38)    $   (0.42)   $    0.07
                                             =========     ========     =========     =========     =========    =========
Diluted income (loss) per share of
 common stock before extraordinary
 loss ....................................   $    0.15     $  (0.19)    $   (1.53)    $   (1.38)    $   (0.42)   $    0.07
                                             =========     ========     =========     =========     =========    =========
Basic net income (loss) per share of
 common stock ............................   $    0.18     $  (0.19)    $   (1.53)    $   (1.42)    $   (0.42)   $    0.07
                                             =========     ========     =========     =========     =========    =========
Diluted net income (loss) per share of
 common stock ............................   $    0.15     $  (0.19)    $   (1.53)    $   (1.42)    $   (0.42)   $    0.07
                                             =========     ========     =========     =========     =========    =========
Weighted average number of common
 shares outstanding:
 Basic ...................................      17,289       17,510        17,408        17,551        17,547       17,327
                                             =========     ========     =========     =========     =========    =========
 Diluted .................................      17,464       17,510        17,408        17,551        17,547       17,488
                                             =========     ========     =========     =========     =========    =========
OTHER DATA:
Cash provided by (used in) operating
 activities ..............................   $   6,880     $  2,347     $   4,172     $    (629)    $   3,258    $    (138)
Cash (used in) provided by investing
 activities ..............................      (4,846)        (520)      (56,076)       33,964        (6,334)      22,241
Cash (used in) provided by financing
 activities ..............................      (2,010)      (2,506)       58,810       (57,487)       (1,853)     (22,628)





                                                              PRO
                                                             FORMA
                                                             AS OF          PRO
                                                            AND FOR        FORMA
                                               ELEVEN         THE         FOR THE
                                               MONTHS         SIX          YEAR
                                               ENDED         MONTHS        ENDED
                                             SEPTEMBER       ENDED       SEPTEMBER
                                                30,        MARCH 31,        30,
                                                1997          2002         2001
                                           ------------- ------------- ------------
                                                                (UNAUDITED)
                                           (IN THOUSANDS,
                                             EXCEPT PER
                                            SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues .............................  $   93,444     $ 122,920    $ 154,633
Cost of revenues .........................      51,387        89,977      106,654
                                            ----------     ---------    ---------
Gross profit .............................      42,057        32,943       47,979
Selling, general and administrative
 expenses ................................      42,931        21,018       37,382
General and administrative expenses
 related to mail-order operations ........                                  3,883
Losses due to sale of subsidiary .........                                    354
Impairment of long-lived assets ..........
Restructuring charge .....................
Legal settlements ........................
Gain on sale of assets ...................        (606)
Special charges, primarily goodwill
 impairment ..............................      16,677
Equity in loss of HMI, net ...............      18,076
                                            ----------     ---------    ---------
Operating income (loss) ..................     (35,021)       11,925        6,360
Interest expense, net ....................       2,792         4,726        4,856
Foreign exchange loss ....................                        20          400
                                            ----------     ---------    ---------
  Income (loss) before income
   taxes, equity income, minority
   interest and extraordinary loss........     (37,813)        7,179        1,104
Provision (benefit) for income taxes .....      (5,078)        2,693       25,148
Equity in income of and interest
 income earned from U.K.
 subsidiaries ............................  ----------     ---------    ---------
  Income (loss) before minority
   interest and extraordinary loss........     (32,735)        4,486      (24,044)
Minority interest ........................
                                            ----------     ---------    ---------
  Income (loss) before
   extraordinary loss ....................     (32,735)        4,486      (24,044)
Extraordinary loss on early
 extinguishment of debt ..................  ----------     ---------    ---------
  Net income (loss) ......................  $  (32,735)    $   4,486    $ (24,044)
                                            ==========
Preferred stock dividends ................                 $   1,660    $   3,121
                                                           ---------    ---------
Income (loss) available for common
 stock ...................................                 $   2,826    $ (27,165)
                                                           =========    =========
Basic income (loss) per share of
 common stock before extraordinary
 loss ....................................  $    (2.56)    $    0.14    $   (1.39)
                                            ==========     =========    =========
Diluted income (loss) per share of
 common stock before extraordinary
 loss ....................................  $    (2.56)    $    0.14    $   (1.39)
                                            ==========     =========    =========
Basic net income (loss) per share of
 common stock ............................  $    (2.56)    $    0.14    $   (1.39)
                                            ==========     =========    =========
Diluted net income (loss) per share of
 common stock ............................  $    (2.56)    $    0.14    $   (1.39)
                                            ==========     =========    =========
Weighted average number of common
 shares outstanding:
 Basic ...................................      12,794        19,558       19,569
                                            ==========     =========    =========
 Diluted .................................      12,794        19,733       19,569
                                            ==========     =========    =========
OTHER DATA:
Cash provided by (used in) operating
 activities ..............................  $   (1,089)
Cash (used in) provided by investing
 activities ..............................    (117,138)
Cash (used in) provided by financing
 activities ..............................     123,410

                          TRANSWORLD HEALTHCARE, INC.




                                                                                                                   PRO FORMA
                                         MARCH 31,                           SEPTEMBER 30,                        AS ADJUSTED
                                   --------------------- ------------------------------------------------------      AS OF
                                      2002       2001       2001       2000       1999       1998       1997     MARCH 31, 2002
                                   ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------------
                                        (UNAUDITED)                                                               (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital ..................  $ 16,390   $ 20,708   $ 19,730   $ 25,640   $ 26,005   $ 39,148   $ 26,411      $ 14,802
Accounts receivable, net .........    25,949     15,973     29,555     23,029     30,814     32,223     31,475        25,949
Total assets .....................   245,773    174,480    248,073    183,746    172,121    179,708    201,281       246,734
Long-term debt ...................   150,653     87,417    175,913     89,677     54,391     57,307     61,400       111,243
Total stockholders' equity .......    38,322     58,913     36,354     63,031     91,274    101,905     81,905        47,217

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TRANSWORLD HEALTHCARE (UK) LIMITED

     The following table contains summary consolidated historical financial data of TWUK's continuing operations and net income as of the dates and for the periods indicated. The information is only a summary and you should read it together with the consolidated financial statements and the other information about TWUK included in this proxy statement/prospectus. You should also read "Management's Discussion and Analysis of the Financial Condition and Results of Operations of TWUK."


                      TRANSWORLD HEALTHCARE (UK) LIMITED

                                                     SIX MONTHS
                                                  ENDED MARCH 31,               YEAR ENDED SEPTEMBER 30,
                                              ------------------------   ---------------------------------------
                                                  2002         2001          2001          2000          1999
                                              -----------   ----------   -----------   -----------   -----------
                                                    (UNAUDITED)
                                                                        (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net revenues ..............................    $114,093      $ 64,848     $ 138,041     $ 126,295     $104,550
Cost of revenues ..........................      84,041        45,011        95,550        88,462       71,892
                                               --------      --------     ---------     ---------     --------
Gross profit ..............................      30,052        19,837        42,491        37,833       32,658
Selling, general and administrative
 expenses .................................      17,268        13,925        29,461        27,531       24,061
Losses due to sale of subsidiary ..........                       354           354
Impairment of long-lived assets ...........                                                 2,727
                                               --------      --------     ---------     ---------     --------
Operating income ..........................      12,784         5,558        12,676         7,575        8,597
Interest expense, net .....................       6,595         4,114         8,601         8,539        5,181
Foreign exchange loss .....................                       391           391
                                               --------      --------     ---------     ---------     --------
   Income (loss) before income taxes ......       6,189         1,053         3,684          (964)       3,416
Provision for income taxes ................       2,159           917         2,655         3,282        2,188
                                               --------      --------     ---------     ---------     --------
   Net income (loss) ......................    $  4,030      $    136     $   1,029     $  (4,246)    $  1,228
                                               ========      ========     =========     =========     ========
OTHER DATA:
Cash provided by operating activities .....    $  8,443      $  6,148     $   6,648     $   8,366     $  1,692
Cash (used in) provided by investing
 activities ...............................      (4,535)       (2,534)      (57,732)      (36,595)      (5,648)
Cash (used in) provided by financing
 activities ...............................      (2,388)       (1,819)       59,562        25,140        1,249

                      TRANSWORLD HEALTHCARE (UK) LIMITED

                                              MARCH 31,                     SEPTEMBER 30,
                                       -----------------------   ------------------------------------
                                          2002         2001         2001         2000         1999
                                       ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital ....................    $ 18,455     $  7,177     $ 21,236     $  8,103     $ 13,545
Accounts receivable, net ...........      24,272       12,635       27,888       16,471       19,189
Total assets .......................     235,573      136,592      236,472      140,058      118,845
Long-term debt .....................     150,653       87,418      175,913       89,677       72,032
Total stockholders' equity .........      36,466       31,606       33,551       31,875       32,849

                                 RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.


RISKS RELATING TO THE REORGANIZATION

As a holder of common stock of our company you may not have some of the rights you now have, or could have, as an ordinary shareholder of TWUK.

     The rights of holders of our company's common stock is governed by New York law and our company's Certificate of Incorporation and Bylaws. These rights are different in some important ways from the rights you have as a shareholder of TWUK. See "Comparative Rights Of Our Shareholders and TWUK Shareholders."

The interests of controlling shareholders may conflict with those of other shareholders.

     Upon completion of the Reorganization, the U.K. Equity Holders will own a total of 11.0% of our company's common stock (33.0% on a fully-diluted basis) and the current shareholders of our company will own a total of 89.0% of our company's common stock (67.0% on a fully-diluted basis). (These numbers only include the shares that the U.K. Equity Holders will receive in the Reorganization and exclude shares that they have acquired outside of the Reorganization.) Therefore, upon completion of the Reorganization, the existing shareholders of our company, acting together, will jointly possess sufficient voting power to control substantially all matters requiring shareholder approval, including amendments to our Restated Certificate of Incorporation and Restated Bylaws, and approval of substantial acquisitions or disposals, share buy-backs or other purchases of common stock that could give shareholders the opportunity to realize a premium over the then prevailing market price for their common stock. There can be no assurance that the interests of those controlling shareholders will be aligned with those of other holders of common stock.


RISKS RELATED TO OUR ISSUANCE OF SHARES OF SERIES A PREFERRED STOCK AND OWNERSHIP OF THE SERIES A PREFERRED STOCK

The holders of shares of our Series A preferred stock are entitled to special rights, including redemption rights, not afforded to the holders of our common stock and the exercise of such rights could have an adverse effect on the holders of our common stock.

     Our shares of Series A preferred stock are entitled to certain preferences over our common stock, including the following:

     o we may not issue dividends to the holders of common stock until all accrued and unpaid dividends on the shares of our Series A preferred stock are paid in full as of the date of the dividend; and

     o upon the liquidation, dissolution or winding up of our company, the holders of our shares of Series A preferred stock are entitled to receive an amount equal to (pounds sterling)2.867 per share, or approximately (pounds sterling)22,286,869 in the aggregate, plus any accrued and unpaid dividends, before the holders of our common stock would be entitled to receive distributions.

     In addition, the shares of Series A preferred stock have the following rights and preferences, neither of which are available to the holders of our common stock:

     o subject to certain limitations, the shares of Series A preferred stock are convertible into shares of our common stock by the holders thereof; and

     o subject to certain limitations, the shares of Series A preferred stock are redeemable by the holders thereof for cash.

The holders of our shares of Series A preferred stock may be entitled to elect additional directors to our board of directors, and possess special approval rights, which may deter or delay mergers or tender offers.

     If we violate certain covenants contained in our Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, such as failing to make dividend payments on the shares of Series A preferred stock when required or failing to redeem the shares of Series A preferred stock when required, then the holders of our Series A preferred stock will be entitled to special voting rights enabling them to elect one additional director, every six months until the violation is cured, to our board of directors who will continue to serve as directors until we are no longer in breach of those covenants. This right, as well as the special approval rights of the holders of our Series A preferred stock may, in some circumstances, deter or delay mergers, tender offers or other possible transactions which may be favored by some or a majority of the holders of our common stock.

The holders of our Series A preferred stock have anti-dilution protection that may entitle them to receive additional shares of common stock, thus diluting the ownership interests of the holders of our common stock.

     Currently the holders of our Series A preferred stock may convert their shares into shares of our common stock on a one-for-one basis. However, the conversion ratio is subject to adjustment in a number of circumstances. In some circumstances, such as certain issuances of our common stock or securities convertible into our common stock at a price per share less than the conversion price for the Series A preferred stock then in effect, the ownership interest of the holders of Series A preferred stock in our company (on a fully-diluted basis) may increase, thus diluting the ownership interests of the holders of our common stock.

We may not be able to make quarterly dividend payments in cash to the holders of our Series A preferred stock.

     We are required to pay compounded dividends on our Series A preferred stock at the aggregate rate of 9.375% of (pounds sterling)22,286,869 per year (which is equivalent to 9.375% of approximately (pounds sterling)2.867 per share per year) from June 18, 2002, notwithstanding the actual date of issuance. If we do not achieve a sufficient amount of revenues, we may not have funds legally available to make such dividend payments and therefore, we may not be able to make quarterly dividend payments in cash to the holders of our Series A preferred stock. In such instances, interest will continue to accrue and compound quarterly on such unpaid dividends at a rate of 9.375% per year. We will generally be required to pay all such accrued dividends in cash upon any liquidity event or conversion of the Series A preferred stock.

     In addition, if we breach certain covenants set forth in the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, the dividend rate will increase thereby increasing the likelihood that we may not be able to make quarterly dividends payments in cash to the holders of our Series A preferred stock.

     Furthermore, our lenders have imposed certain covenants on us, including the requirement that we keep a certain amount of money on deposit for the sole purpose of repaying our notes payable to such lenders, a restriction on receiving dividends or other amounts from our U.K. subsidiaries. These covenants decrease the amount of cash available to pay dividends on our Series A preferred stock, thereby increasing the likelihood that we may not be able to make quarterly dividends payments in cash to the holders of our Series A preferred stock.

There is no public market for our Series A preferred stock and there can be no assurance that an active public market will ever develop.

     We have no plans to list the shares of Series A preferred stock on any stock exchange or other trading market. There is no public market for our shares of Series A preferred stock and there can be no assurance that an active public market will ever develop or be sustained. The holders of our shares of Series A preferred stock will therefore own an illiquid stock and, as such, may not be able to sell their shares of Series A preferred stock should they desire to do so. Even if the holders of our Series A preferred stock are able to find a willing buyer for their shares, there can be no assurance that the price paid will accurately reflect the fair market value of the shares of our Series A preferred stock. However, we have agreed to list the shares of common stock issuable upon conversion of the Series A preferred stock on the American Stock Exchange and to file a registration statement with the Securities and Exchange Commission covering the resale of such shares. Thus, by converting their shares of Series A preferred stock into shares of common stock, the holders of the Series A preferred stock will be able to acquire shares of common stock that are liquid.


RISKS RELATING TO OUR FINANCIAL CONDITION

We have a history of losses and may incur losses in the future.

     Although we were profitable in the first six months of fiscal year 2002, which ended March 31, 2002, we have a history of net losses. For the years ended September 30, 2001, 2000 and 1999 net losses were $26,612,000, $24,944,000 and $7,346,000, respectively. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

You should not rely on our quarterly operating results as an indication of our future results because they are subject to significant fluctuations.

     Our future revenues and results of operations may fluctuate significantly due to a combination of factors, some of which may be beyond our control. These factors include:

     o our acquisition and growth strategy, which means that we expect to acquire new businesses, leading to increased revenues and expenses;


     o currency fluctuations that affect reported revenues and expenses from our U.K. operations;


     o variations in the levels of capital or operating expenditures and other costs relating to acquisitions and the expansion of our operations; and

     o general economic conditions, as well as economic conditions specific to our industry.

     Accordingly, you should not rely on quarter to quarter comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to decline.

We may not be able to recover the substantial amounts of goodwill generated by our acquisitions.

     Goodwill represents the purchase price of an acquisition less the fair value of the net tangible and intangible assets acquired. We have generated substantial amounts of goodwill from our acquisitions. Part of our strategy involves making additional acquisitions. Because businesses of the type we target often do not have substantial tangible assets, we expect that our acquisition of these businesses will continue to generate significant amounts of goodwill.

     At both March 31, 2002 and September 30, 2001, we had goodwill of approximately $109,000,000, which is equal to approximately 44% of our total assets at those dates. We cannot be certain that we will be able to recover all of the goodwill that we now carry as an asset.

We have incurred significant debt obligations, which could impact our financial condition and results of operations.

     At March 31, 2002, we and our subsidiaries had approximately $136,900,000 of debt, excluding approximately $39,300,000 of debt that will be converted into shares of common stock or Series A preferred stock of our company in the Reorganization (although the Series A preferred stock will be classified as debt on our consolidated balance sheet). The level of our indebtedness will have several important effects on our future operations, including, without limitation:

     o we will use a portion of cash flow from operations for the payment of any principal or interest due on outstanding indebtedness;

     o outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

     o the level of outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures, additional acquisitions or general corporate purposes.

     General economic conditions, industry cycle and financial, business and other factors affecting operations, many of which are beyond our control, may affect future performance. As a result, these and other factors may affect our ability to make principal and interest payments on indebtedness. Our business might not continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service this debt, we may, among other things:

     o    seek additional financing in the debt or equity markets;

     o    refinance or restructure all or a portion of our indebtedness;

     o    sell selected assets; or

     o    reduce or delay planned capital expenditures or acquisitions.

     These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

     If we are unable to repay our indebtedness when it becomes due our lenders will have a number of available remedies. Our senior and mezzanine loans are secured by all of the assets of, and the shares in, our U.K. companies. If we fail to pay our loans, these lenders could become the owner of, or force the sale of, our U.K. businesses or companies. We anticipate that (pounds sterling)22,286,869 in aggregate principal amount (100% of the aggregate outstanding principal amount) of the senior subordinated promissory notes will be surrendered by the holders thereof in the Reorganization as consideration for the exercise of the Equity Warrants.

Our lenders have limited the right of our U.K. subsidiaries to pay dividends to our company.

     At March 31, 2002, we and our subsidiaries had approximately $136,900,000 of debt, excluding approximately $39,300,000 of debt that will be converted into shares of common stock or Series A preferred stock of our company in the Reorganization (although the Series A preferred stock will be classified as debt on our consolidated balance sheet). Under the term of our loan agreements with these lenders, our U.K. subsidiaries may not pay dividends or other amounts to us or any of our other companies. Therefore, our company will not be able to use the cash flow or profits, if any, of the U.K. companies to pay our company's expenses or the expenses of any of our U.S. subsidiaries or to finance any acquisitions, capital expenditures or other initiatives of our company or any of our subsidiaries other than the U.K. companies. In addition, because our U.K. subsidiaries may not pay dividends or other amounts to us, we may not be able to pay the dividends on our Series A preferred stock. To the extent that we do not pay quarterly cash dividends on our Series A preferred stock, such dividends will compound, which will increase the amount of dividends we will have to pay on our Series A preferred stock.


RISKS RELATING TO OUR BUSINESS AND STRATEGY

If we are unable to attract qualified nurses and other flexible staffing professionals for our flexible healthcare staffing business at reasonable costs, it could increase our operating costs and negatively impact our business.

     We rely significantly on our ability to attract and retain nurses and other flexible staffing professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital, healthcare facility and other clients. We compete for flexible healthcare staffing personnel with other flexible healthcare staffing companies and with hospitals and healthcare facilities. We must continually evaluate and upgrade our flexible staffing network to keep pace with our hospital and healthcare facility clients' needs. Currently, there is a shortage of qualified nurses and other flexible staffing personnel in most areas of the U.S. and the U.K., competition for nursing personnel is increasing, and salaries and benefits have risen. We may be unable to continue to increase the number of nurses and other flexible healthcare staffing professionals that we recruit, decreasing the potential for growth of our business. Our ability to attract and retain nurses and other flexible healthcare staffing professionals depends on several factors, including our ability to provide them with assignments that they view as attractive and to provide them with competitive benefits and wages. We cannot assure you that we will be successful in any of these areas. The cost of attracting nurses and other flexible healthcare staffing professionals and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our hospital and healthcare facility clients, our profitability could decline. Moreover, if we are unable to attract and retain nurses and other flexible healthcare staffing professionals, the quality of our services to our hospital, healthcare facility and other clients may decline and, as a result, we could lose clients.

A change in treatment of flexible staff for U.K. tax, employment and benefits purposes could result in increased costs.

     Under current U.K. law, we treat our flexible staff in the U.K. as agents, or independent contractors, and not as employees. Therefore we withhold from flexible staff wages only pay as you earn ("PAYE") and National Insurance contributions in accordance with U.K. Inland Revenue requirements. We are not required to withhold taxes or other amounts. However, should there be changes in the interpretation of existing regulations or in the regulations themselves, we may be required to treat our U.K. flexible staff as employees and change our current withholding practices, resulting in increased costs for benefits coverage.

     Like all employment businesses, we are exposed to potential employment related claims from workers who are currently engaged on a self-employed basis, but who later assert they are employees. These claims could include unfair dismissal on termination of an assignment if the claimant has the statutory one year qualifying service, and always for statutory redundancy on termination of an assignment if the claimant has the statutory two years qualifying service. As a result of any future employment tribunal decisions or changes in the law we may need to treat our agency staff as employees, which could adversely affect our business and financial results.

Competition for acquisition opportunities may restrict our future growth by limiting our ability to make acquisitions at reasonable valuations.

     Our business strategy includes increasing our market share and presence in the flexible healthcare staffing industry and home healthcare industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less attractive to us. In addition, restrictive covenants in our debt facilities, including a covenant that requires us to obtain bank and investor consent for acquisitions exceeding $21,300,000 in the aggregate in any fiscal year, may limit our ability to complete desirable acquisitions. If we are unable to secure necessary financing under our credit facility or otherwise, we may be unable to complete desirable acquisitions.

We may face difficulties integrating our acquisitions into our operations and our acquisitions may be unsuccessful, involve significant cash expenditures, expose us to unforeseen liabilities or result in dilution of our shareholders interest in our company.

     We expect to continue pursuing acquisitions of flexible healthcare staffing companies and home healthcare companies that complement or enhance our business.

     These acquisitions involve numerous risks, including:

     o difficulties integrating acquired personnel and distinct cultures into our business;

     o difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

     o    addressing increased demands on internal systems and controls;

     o    potential loss of key employees or clients of acquired companies;

     o    diversion of management attention from existing operations; and

     o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

     These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. In addition, if we issue additional securities in connection with an acquisition, the ownership interests of our existing securityholders will be diluted. Any acquisition may ultimately have a negative impact on our business and financial condition.

Our decentralized structure in the U.K. could result in unforeseen costs and could adversely impact our business.

     We operate in the U.K. with a decentralized structure under which our branches operate on a relatively autonomous basis. The success of this model demands key centralized management control in the areas of contracts, pricing, regulatory matters, quality control and information technology. If we fail to exert proper centralized management control, our local branches could engage in unauthorized activities, our management initiatives may be frustrated and our business, financial condition and results of operations may be adversely affected.

Our recent acquisitions remain to be fully integrated.

     We acquired Crystalglen Limited (operating under the trade name "Nurses Direct"), Balfor Medical Limited ("Balfor"), Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (the latter two of whom we collectively refer to as "Staffing Enterprise") during the last 12 months. These businesses operate under earn-out arrangements which expired or will expire in March, July and September 2002, respectively. Until the earn-out periods have concluded, these businesses will continue to operate on a day-to-day basis with some autonomy, particularly because they will continue to utilize independent IT systems. While we exercise financial and management controls over these businesses, there can be no assurance that we will be able to successfully integrate these businesses into our company.

We may fail to adequately manage our anticipated future growth.

     We have achieved growth in our flexible healthcare staffing business over the last three years through both organic growth and strategic acquisitions. We intend to continue to expand in the future both in the U.K. and the U.S. As we grow, there will be increased demands on our management and on our operational and administrative systems, controls and other resources. We will also have to improve the efficiency of our operations. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. We also may be required to add staff and information and other systems. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

We are dependent on the proper functioning of our information systems. Planned replacement of our information system used in the U.K. may cost more than currently budgeted.

     Our company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup processing capabilities.

Our U.K. operations do not currently have a formal IT disaster recovery plan, although a project to implement this and improved IT security is underway. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

     In order to support our continued growth, we intend to replace our core U.K. IT systems over the next 12 to 24 months. The project to replace these key systems is still in the initial planning and specification stages. There can be no assurance that we will be able to successfully implement our plans or that any such improvements will be implemented in a timely manner or within budget.

We operate in a highly competitive market and our success depends on our ability to remain competitive in obtaining and retaining clients.

     The flexible healthcare staffing business and the home healthcare markets are highly competitive. We compete in national, regional and local markets in the U.K. with full-service staffing companies, specialized flexible staffing agencies hospitals, nursing homes and other home health care businesses. There are relatively few barriers to entry in the markets we serve and, historically, our industry has been highly fragmented. While we expect to continue to face competition from a broad range of companies, the recent consolidation trend in our industry is likely to result in an increase in the number of companies who service regional or national markets. Many of our competitors have greater name recognition, access to capital and marketing, financial and other resources than we do. We believe that the primary competitive factors in obtaining and retaining hospital and healthcare facility clients are identifying qualified healthcare professionals for specific job requirements, providing qualified employees in a timely manner, pricing services competitively and effectively monitoring employees' job performance. We compete based on the quantity, diversity and quality of assignments offered, compensation packages and the benefits that we provide. Competition for hospital and healthcare facility clients and home healthcare clients may increase in the future and, as a result we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels could lead our hospital and healthcare facility clients to bypass our services, which would also cause our revenues and margins to decline.

     In the U.S., we compete with hospitals, nursing homes and other businesses that provide all types of healthcare services, many of which are larger and more established companies, with significantly greater resources and access to capital, and greater name recognition than us. As a regional rather than a national provider, general regional economic conditions are more likely to affect us than if our operations were spread over a larger market area.

Our focus on the spot market in the U.K. may be a competitive disadvantage.

     Unlike many other businesses within the U.K. market, we have actively pursued business in the spot market rather than through long term contracts. (Business provided on a spot basis arises when a customer requires flexible staff, and there is no formal or ongoing contractual commitment with the customer.) In the spot market, health care facilities retain flexible staffers on a job-to-job basis when needed, without any long term contractual commitment by the purchaser or provider. Long-term contracts, however, are negotiated for a number of years and guarantee supply of staff to the purchaser (but do not guarantee that staffing services will be purchased). Contracts generally command lower prices than the spot market and therefore generally lead to lower margins. Although we believe that current and forecast healthcare staff shortages will continue to fuel demand for staff in the spot market, a change in the supply and demand dynamics for healthcare workers could result in business derived from long term contracts becoming more attractive. In particular, the award of long term contracts to our competitors (thereby granting "lead" supplier status to such competitors) could prevent us from securing the business of potential purchasers.

If certain key contracts are not renewed, our profits and results of operations may be adversely affected.

     While we primarily rely on the business from the spot market in the U.K., we have entered into a number of key fixed term contracts. If we are unable to renew these or other contracts on commercially acceptable terms, or at all, the lost revenues and profit could adversely affect our results of operations.

The loss of key senior management personnel could adversely affect our ability to remain competitive.

     We rely heavily on our senior management team, led by Timothy M. Aitken, our chairman and chief executive officer, and Sarah L. Eames, our president and chief operating officer. We have entered into employment agreements with Mr. Aitken and Ms. Eames that expire in 2004. These employment agreements typically contain provisions which restrict the executives from engaging in any competing business following employment. However, these restrictions may not be fully enforceable in certain jurisdictions and will only apply for a limited period following termination of employment.

     We currently maintain key man life insurance on Mr. Aitken in the amount of (pounds sterling)1 million and Ms. Eames in the amount of (pounds sterling)500,000. However, such insurance may not be sufficient to compensate us for the loss of any of these key executives.

Our business is subject to certain risks inherent to international operations.

     We operate in the U.K., including Northern Ireland, and the U.S. Our international operations are subject to a variety of risks, including:

     o    fluctuations in currency exchange rates;

     o    tariffs, customs, duties and other trade barriers;

     o varying laws relating to, among other things, employment and employment termination;

     o    seasonal reductions in business activity;

     o    the impact of recessions in economies outside the U.S.;

     o    changes in regulatory requirements;

     o    more restrictive privacy regulation;

     o    potentially adverse tax consequences;

     o    difficulties and costs of staffing and managing foreign operations;
          and

     o    political and economic instability.

     These risks may materially and adversely affect our business results of operations or financial condition.

RISKS RELATING TO THE FLEXIBLE HEALTHCARE STAFFING AND HOME HEALTHCARE MARKETS

Demand for flexible staffing services may fail to rise, remain at current levels or may decline.

     Although management anticipates that the market for flexible staffing services in the healthcare sector will continue to expand, there can be no assurance that growth will occur at all or continue at historic rates or at the rate currently expected. Such growth could be adversely affected by a variety of factors, including emphasis on permanent staff and minimization of the use of temporary staff by healthcare providers and automation or computerization of services traditionally performed by temporary staff providers.

     There are indications that the size of the U.K. nursing and residential care home market for temporary staffing providers has been static or declining in the last two years. The care purchasing policies of local authorities have put severe pressure on margins at care homes (which are known as nursing homes in the U.S.), resulting in care homes being particularly cost-conscious and highly incentivized to limit usage of temporary staff.

     If demand for temporary staffing services in the healthcare sector generally declines or does not increase at the rate we anticipate, or the market requires services other than those which we can offer, our business, financial condition and results of operations may be materially and adversely affected.

Economic conditions could adversely affect the demand for our services and, therefore, our financial performance.

     Demand for flexible staffing services and home healthcare products and services may be significantly affected by the general level of economic activity and economic conditions in the regions and sectors in which our company operates. An economic downturn in a region in which our company operates may adversely affect our staffing services in that region, as the use of temporary workers may decrease. It may also adversely affect our sale of home healthcare products and services. There may also be a delay between the occurrence of an actual or perceived threat of economic downturn and the impact this could have on our business and financial results. In addition, an economic downturn may result in a reduction in spending by the U.K.-government funded National Health Service (also known as the NHS) on temporary staff.

     We may also be negatively impacted by economic conditions during periods of strong growth. For example, it may become more difficult for us to locate temporary staff to supply healthcare providers during periods of low unemployment.

Fluctuations in patient occupancy at the hospital and healthcare facilities of our clients may adversely affect the demand for our services and therefore our financial performance.

     Demand for our flexible healthcare staffing services is significantly affected by the general level of patient occupancy at our hospital and healthcare clients' facilities. When occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, hospital and healthcare facility clients typically will reduce their use of temporary employees before undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn. Occupancy at our healthcare clients' facilities also fluctuates due to the seasonality of some elective procedures. We are unable to predict the level of patient occupancy at any particular time and its effect on our revenues and earnings.

We operate in a regulated industry and changes in, or violation of, laws or regulations may result in increased costs or sanctions that could impact our financial performance.

     Our business is subject to extensive and complex laws and regulations in the U.K. and the U.S. These include laws and regulations related to professional licensure, conduct of operations, payment for services and referrals, benefits payable to temporary staffers and taxation. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or we could be required to stop operating in one or more jurisdictions.

Healthcare reform could negatively impact our business.

     Political, economic and regulatory influences are subjecting the health care industry in the U.K. and the U.S. to fundamental change. Federal, state and local government in both countries continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system. Governments in both countries have attempted to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. It is likely that further health care reform legislation in the U.K. and/or U.S. will affect our company in some fashion and may adversely affect our business, financial position or results of operation.

Recent and proposed changes in U.K. regulations effecting flexible staffing companies may result in increased costs that reduce our revenue and profitability.

     The recent introduction of new regulatory provisions in the U.K. could substantially raise the costs associated with operating our business. Some proposed changes in regulations could have a similar effect. We may not be able to pass along to our customers the costs of implementing any changes that result from these new and changed laws and regulations. Some new and proposed regulations include:

     U.K. rules affecting temporary workers. The benefits and protections that temporary workers in the U.K. must be provided has recently increased, and new or more stringent laws may be introduced in the future. These regulations may reduce our profitability. For example, the European Court of Justice recently ruled that the provisions of the European Working Time Directive, or WTD, that entitled temporary workers to paid annual leave only when they have been continuously employed for 13 weeks is unlawful. Regulations have subsequently been passed that amend the WTD to remove the 13 week qualifying period so that workers will be entitled to paid leave from the first day of employment. However, in the first year of employment, the amount of leave which a worker can take is limited to the amount he or she has accrued at that time.

     Care Standards Act. The Care Standards Act (which we refer to as the Care
Act) has been implemented in the U.K. in stages, with the key provisions to be implemented in July 2002. The Care Act will impose a number of regulatory burdens on flexible staffing providers to the healthcare industry. As a result of the Care Act, providers of flexible healthcare staffers will have to register with the National Care Standards Commission. The Care Act provides regulation making powers for the appropriate minister to make provision with respect to management and staffing, fitness of premises and the conduct of specified services. Although we believe that our company will be better positioned to comply with the regulations of the Care Act than smaller operators, there can be no assurance that the regulatory burden on our company will not continue to increase.

     Proposed changes in U.K. VAT rules. Our company currently acts as an agent in supplying medical and non-medical flexible staff, which, under U.K. law, requires us to charge VAT only on the amount of commission charged to the purchaser of flexible staff. The Conduct of Employment Agencies and Employment Business Regulations 2001, planned to come into force shortly in the United Kingdom, could place an increased VAT burden on our company. However, any changes to the VAT rules may not be put into place until 18 months after the change in this regulation. The regulation is expected to require employment agencies, including those supplying flexible staff, to enter into contractual relationships with the workers that they supply. Contracts between flexible staffing providers and purchasers of flexible staff would become contracts in which the flexible staff provider acts as principal, rather than agent, for VAT purposes. For non-medical staff, VAT would be due on the total amount of the charges made by the flexible staff provider, including salary costs, rather than merely on its commission. This change may adversely affect our cash flow if we have to pay the increased VAT liability to HM Customs & Excise before purchasers of flexible staff have paid their fees to us. The proposed law will exempt providers from paying VAT for the provision of medical staff such as nurses. However, pursuant to such exemption, we will be restricted in the amount of VAT we can recover from input costs relating to our businesses.

     NHS reforms may have a substantial negative impact upon us. For the year ended September 30, 2001 the NHS accounted for 42% of our flexible staffing business revenue. Flexible staffing providers, such as us, are subject to the risk that the NHS will seek to regulate the price it pays for temporary staff, reduce its use of temporary staff, or replace its use of such staff where possible with in-house alternatives (such as NHS Professionals) providing more flexible working opportunities for its permanent employees.

     While the full impact of the introduction of the London Agency Project (as described under the heading "Our Business--U.K. Operations") is not yet quantifiable, it is possible that a longer term objective of such initiative is to reduce the cost of the agency commission. It is not unreasonable to assume that the NHS purchasing and supply agency may switch its objectives for the next round of framework agreement negotiations from quality and standard setting to price reduction.

     If the NHS were significantly to reduce its use of our services, drive down prices or change its policy on private sector involvement, it could have a material adverse effect on our business, financial condition and results of operations.

Our success in the homecare services market depends on our ability to provide staff at rates acceptable to local authorities.

     The largest providers of homecare services in the U.K. are Local Authority Social Services departments. Outsourcing of homecare by these Local Authorities is the principal source of revenue and growth in the homecare staffing market. Though figures vary widely among Local Authorities, homecare provided directly by the Local Authorities typically is significantly more expensive per hour of care than homecare outsourced to independent homecare providers. While we believe there is potential for further outsourcing of homecare by Local Authorities, this potential may be partially offset by tighter Local Authority budgets. Moreover, there can be no assurance that we will be chosen by Local Authorities to provide outsourced homecare services in the future, or that we will be able to recruit and retain homecare staff at hourly rates that Local Authorities are willing to pay.

Significant legal actions could subject us to substantial uninsured liabilities.

     In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel, including misuse of proprietary information and theft of property. We may also face possible claims by employees or employee candidates of discrimination or harassment (including for actions our customers or their employees may have taken), violations of health and safety regulations, workers compensation claims, retroactive entitlement to benefits and other similar claims. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. Litigation is costly and even if we do prevail, the cost of such litigation could harm us. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.


RISKS RELATING TO OUR COMMON STOCK

Future sales by existing shareholders may lower the price of our common stock.

     We currently have 19,210,233 shares of common stock outstanding. After completion of the Reorganization, we will have approximately 21,573,709 shares of common stock outstanding and approximately 7,773,660 shares of Series A preferred stock outstanding. In addition:

     o Our officers, directors, employees and consultants own options to acquire an additional 1,394,000 shares of common stock. The shares to be issued upon exercise of these options have been registered and may be freely sold when issued. Our officers and directors also own an additional 1,202,957 shares of common stock that may be sold subject to the volume restrictions imposed by securities laws.

     o Assuming Proposal IV is approved, we may issue options to purchase up to an additional three million shares of common stock under our 2002 Stock Option Plan (subject to increase in accordance with the terms of the 2002 Stock Option Plan.) We anticipate that the shares to be issued upon exercise of these options will be registered and will be able to be freely sold when issued.

     Pursuant to existing registration rights agreements, we have agreed to register for resale an aggregate of 13,346,567 shares of our common stock, consisting of the following:

     o 11,800,210 shares of our common stock held by the Hyperion Funds (or investors in the Hyperion Funds to whom the Hyperion Funds transfer our shares of common stock);

     o    1,171,357 shares of common stock issued on April 22, 2002 to Timothy
          M. Aitken, our chairman of the board and chief executive officer, and Sarah L. Eames, our president and chief operating officer; and

     o 375,000 shares of common stock issued on April 30, 2002 to Triumph Partners III, L.P. and Triumph III Investors, L.P.


     To the extent that these shares are not listed on the American Stock Exchange, we have agreed to register them for listing. Pursuant to the Reorganization Agreement, at the consummation of the Reorganization, all of our existing registration rights agreements will be terminated. However, the shares of common stock covered by our existing registration rights agreements will be covered by the registration rights agreement to be entered into at the consummation of the Reorganization.

     Pursuant to the registration rights agreement to be entered into at the consummation of the of the Reorganization, we will agree to register for resale an aggregate of 23,483,703 shares of our common stock, consisting of the following:

     o 2,363,476 shares of our common stock to be issued in the Reorganization;

     o 7,773,660 shares of common stock issuable upon conversion of the 7,773,660 shares of our Series A preferred stock to be issued in the Reorganization; and

     o 13,346,567 shares of common stock subject to existing registration rights agreements.

     In the registration rights agreement to be entered into at the consummation of the Reorganization, we will also agree to have all of the shares covered thereby listed for trading on the American Stock Exchange.

     Sales of substantial amounts of common stock into the public market could lower the market price of our common stock.

If provisions in our corporate documents and New York law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our shareholders consider favorable.

     Our Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our Certificate of Incorporation authorizes our board of directors to issue up to two million shares of "blank check" preferred stock. If Proposal III is approved, our board will be authorized to issue up to ten million shares of "blank check" preferred stock (of which eight million will be designated as Series A preferred stock). Without shareholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred shareholders could make it more difficult for a third party to acquire us. New York law may also discourage, delay or prevent someone from acquiring or merging with us.

                          FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements.

     Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "could," "think," "estimate" and "predict," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

     We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include:

     o our ability to continue to recruit and retain qualified flexible and other healthcare staffing professionals and ability to attract and retain operational personnel;

     o our ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to us;

     o the general level of patient occupancy at our hospital and healthcare facility clients' facilities;

     o our ability to successfully implement our acquisition and integration strategies;

     o the effect of existing or future government regulation of the healthcare industry, and our ability to comply with these regulations;

     o the impact of medical malpractice and other claims asserted against us; and

     o failure of the Reorganization to be consummated or a material change in the terms of the Reorganization Documents.

     Other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described in the "Risk Factors" section and elsewhere in this proxy statement/prospectus, as well as changes in any of the following: the demand for our products and services, general economic conditions, governmental regulation, the level of competition we face, customer strategies and pricing and reimbursement policies.

                              THE ANNUAL MEETING

     We are furnishing this proxy statement/prospectus to the shareholders of Transworld Healthcare as part of the solicitation of proxies by our board of directors for use at the annual meeting.


DATE, TIME AND PLACE

     We will hold our annual meeting of shareholders on Friday, June 7, 2002, at 10:00 a.m. local time, at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, 21st Floor, New York, New York 10022.


PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

     You will be asked to consider and vote on the five proposals described in this proxy statement/prospectus.

     In Proposal I, you are being asked to consider and approve the Reorganization Agreement and Reorganization. This shareholder vote is required by the rules of the American Stock Exchange.

     In Proposal II, you are being asked to consider and vote upon the election of seven directors to serve for a term of one year and until their respective successors are duly elected and qualified.

     In Proposal III, you are being asked to consider and approve amendments to our Certificate of Incorporation and our Bylaws, which would

     o    change our company's name to Allied Healthcare International Inc.;

     o increase the number of authorized shares of capital stock we may issue from 40 million shares of common stock and two million shares of preferred stock to 62 million shares of common stock and ten million shares of preferred stock; and

     o eliminate provisions requiring supermajority board approval for certain actions.

     In Proposal IV, you are being asked to ratify and adopt the Transworld Healthcare, Inc. 2002 Stock Option Plan.

     In Proposal V, you are being asked to ratify the appointment by the board of directors of Ernst & Young LLP as our independent auditors for the fiscal year ending September 30, 2002.

     The board of directors does not know of any other matters that are to be presented for consideration at the annual meeting. Should any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on behalf of the shareholders they represent in accordance with their best judgment.


WHO CAN VOTE

     You are entitled to vote if you were a holder of record of our common stock as of the close of business on the Record Date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

     A list of the shareholders of record of our common stock on the Record Date will be available for examination during ordinary business hours, for any purpose germane to the annual meeting, at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, 21st Floor, New York, New York 10022 for a period of at least ten days before the annual meeting.


SHARES OUTSTANDING; QUORUM

     On the Record Date, 19,210,233 shares of common stock of our company were issued and outstanding. A quorum will be present if the holders representing a majority of the outstanding shares of common stock on the Record Date are represented in person or by proxy at the annual meeting.

VOTING OF SHARES

     Each share of common stock of our company represented at the annual meeting is entitled to one vote on each matter properly brought before the annual meeting. All shares entitled to vote and represented by properly executed proxies (including proxies submitted via the Internet) which are received before the polls are closed at the annual meeting, and not revoked or superceded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.


VOTING BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

     At the close of business on the Record Date, our company's directors, executive officers, principal shareholders, and their affiliates (including the Hyperion Funds), owned and were entitled to vote 13,003,167 shares of our common stock, which represented approximately 67.7% of the shares outstanding. Each of our directors, executive officers, principal shareholders and their affiliates (including the Hyperion Funds) have indicated their present intention to vote, or cause to be voted, their shares of common stock for the approval of all of the proposals to be presented to and voted on at the annual meeting. Accordingly, approval of all of the proposals is assured.


VOTES REQUIRED

     Proposal I, Proposal IV and Proposal V require the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and voting at the annual meeting.

     Proposal II requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and voting at the annual meeting.

     Proposal III requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.


EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Shares of common stock represented by properly executed proxies that reflect abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum. "Broker non-votes" are proxies received by our company from brokers or other nominees for the beneficial owners of the shares in which the broker or nominee votes on some matters but not on others because it does not have discretionary authority to vote and has not received voting instructions from the beneficial owner of the shares. Abstentions and broker non-votes will not be counted as votes cast with respect to Proposals I, II, IV and V, and will have no effect on the outcome of those proposals. However, abstentions and broker non-votes will have the effect of a vote against Proposal III.


HOW YOU CAN VOTE

     You may vote by proxy or in person at the annual meeting. To vote by proxy, simply mark your proxy card "for," "against" or "abstain" with respect to each of the proposals, date and sign it, and return it in the postage-paid envelope provided.

     You may also vote via the Internet by following the instructions in the proxy card or the voting card distributed to you by your broker.


VOTING OF PROXIES

     Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted FOR each of the proposals. Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the annual meeting, but will not be counted as a vote cast in respect of any matter as to which abstinence is indicated.

REVOCATION OF PROXY


     If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. You may do this by:

     o sending us a written notice of revocation prior to the annual meeting, dated later than the proxy;

     o signing another proxy card with a later date and returning it to us prior to the annual meeting;

     o voting at a later date via the Internet (only your last Internet proxy is counted); or

     o attending the annual meeting in person and casting a ballot (although attendance at the annual meeting will not in and of itself constitute revocation of a proxy).


SOLICITATION OF PROXIES

     We will bear the cost of solicitation of proxies from our shareholders. In addition to solicitation by mail, the directors and certain officers and employees of our company may solicit proxies personally or by telephone or other electronic means. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.

                         PROPOSAL I: THE REORGANIZATION


GENERAL

     This proxy statement/prospectus is being furnished to our company's shareholders in connection with the solicitation of proxies by our company's board of directors from shareholders for use at our company's annual shareholders' meeting to be held on June 7, 2002. This proxy statement/prospectus also constitutes our company's prospectus, which prospectus is part of a registration statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933 to register the shares of our common stock and Series A preferred stock (and the shares of common stock issuable upon conversion of the Series A preferred stock) to be issued to the U.K. Equity Holders in the Reorganization.


OUR CURRENT CORPORATE STRUCTURE


     See page 10 for a chart that outlines our corporate structure before and after the Reorganization.


     Our corporate structure currently consists of our company, Transworld Healthcare, Inc., a New York corporation, which has two principal subsidiaries, The Prompt Care Companies, Inc., a New Jersey corporation which conducts our U.S. operations, and Allied Healthcare (UK), which conducts our U.K. operations through subsidiary corporations, including TWUK. In order to take advantage of opportunities in the U.K. to expand our flexible staffing services operations, we established our U.K. operations on a stand-alone basis with their own financing in 1999 in order to execute an aggressive expansion program.

     Our company owns all of the equity of Allied Healthcare (UK), which it controls through a voting trust. For a description of the voting trust, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Borrowings-- Senior Subordinated Promissory Notes and Equity Warrants." Allied Healthcare (UK)'s operations have been partially funded through the issuance and sale by Allied Healthcare (UK) in December 1999 of (pounds sterling)22,286,869 principal amount of senior subordinated promissory notes (the "Notes") issued to several institutional investors and certain members of management, together with equity warrants issued by TWUK concurrently with the sale of the Notes (the "Equity Warrants") exercisable for ordinary shares of TWUK ("Warrant Shares"). The Warrant Shares represent, in the aggregate, approximately 27.0% of the fully-diluted ordinary shares of TWUK. The Notes bear interest at the rate of 9.375% per annum payable quarterly in cash, subject to restrictions contained in the Senior Credit Facility (as defined below) requiring Allied Healthcare (UK) to pay interest in-kind (PIK interest) through the issuance of additional notes ("PIK Notes") for the first 18 months. In September 2001 we amended the Senior Credit Facility to increase the amount of TWUK's borrowings thereunder and, in connection with such amendment, Allied Healthcare (UK) agreed that it would not pay interest in cash on approximately (pounds sterling) 21 million in Notes held by institutional investors. As of May 1, 2002, (pounds sterling)5,483,193 of PIK Notes has been recorded as additional principal due in our consolidated balance sheet. See "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Allied Healthcare (UK) owns approximately 97.9% of the ordinary shares (which are similar to common stock in a U.S. company) of TWUK. Allied Healthcare (UK) controls TWUK through the voting trust. In addition, the former shareholders of Nightingale Nursing Bureau Limited ("Nightingale"), which TWUK purchased in April 2000, own approximately 2.1% of the ordinary shares of TWUK. TWUK has also issued and outstanding a special voting share enabling the holder to exercise such voting rights as would arise on the exercise of all of its Equity Warrants. Lastly, employees, members of management and superintendents of TWUK and its subsidiaries own redeemable shares of TWUK. Under the articles of association of TWUK, these shares are exercisable to purchase an equal number of ordinary shares of TWUK, subject to the payment by the holders of a stated amount.

     Timothy M. Aitken, our chairman of the board and chief executive officer, and Sarah L. Eames, our president and chief operating officer, have agreed that they will not exercise their redeemable shares of TWUK and purchase ordinary shares of TWUK. It is a condition to the consummation of the Reorganization that TWUK have purchased the redeemable shares held by Mr. Aitken and Ms. Eames for their nominal value prior to the Reorganization (approximately (pounds sterling)707 in the aggregate). The purchase of the redeemable shares will require the approval of the shareholders of TWUK, as well as certain of our lenders. See "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreements." All of the redeemable shares of TWUK, other than those held by Mr. Aitken and Ms. Eames, will be exchanged for shares of our common stock in the Reorganization.

     TWUK's operations have been partially funded by a senior collateralized term and revolving credit facility (the "Senior Credit Facility") and mezzanine indebtedness (the "Mezzanine Loan"). The Senior Credit Facility was entered into in December 1999 and amended in September 2001 to increase the amount of TWUK's borrowings thereunder. The Mezzanine Loan was made in December 1999. The lenders of the Mezzanine Loan also received mezzanine warrants to purchase an aggregate of 2% of the fully-diluted ordinary shares of TWUK (the "Mezzanine Warrants"). As of May 1, 2002, TWUK had approximately (pounds sterling)72.4 million in principal amount of outstanding borrowings under the Senior Credit Facility and (pounds sterling)10.0 million in principal amount of outstanding borrowings under the Mezzanine Loan. In addition, as of May 1, 2002, approximately (pounds sterling)13.9 million in principal amount was owed by TWUK under notes due to third parties in connection with acquisitions.

     TWUK has issued a mirror subordinated promissory note (the "Mirror Note") to Allied Healthcare (UK). The Mirror Note of TWUK is intended to support the payment obligations of Allied Healthcare (UK) under the Notes. In lieu of making cash interest payments on the Mirror Note, TWUK has made interest payments in-kind by the issuance of additional notes ("Mirror PIK Notes").

     In this proxy statement/prospectus, we refer to the following, collectively, as the "Refinancing:"

     o    the execution of the Senior Credit Facility in December 1999;

     o    the obtaining of the Mezzanine Loan by TWUK in December 1999;

     o    the execution of the Notes by Allied Healthcare (UK) in December 1999;
          and

     o    the consummation of certain related transactions in December 1999.

     For a more detailed description of the Senior Credit Facility, the Mezzanine Loan and the Notes and the related transactions, see "Management's Discussion and Analysis of Our Financial Condition and Results of
Operations--Liquidity and Capital Resources--Borrowings."


WHAT THE U.K. EQUITY HOLDERS WILL RECEIVE IN THE REORGANIZATION

     In the Reorganization:

     o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares at the Exchange Ratio and receive an aggregate of 366,240 shares of our common stock.

     o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share). The holders of the then outstanding redeemable shares will receive an aggregate of 418,347 shares of our common stock.

     o The Equity Warrants will be exercised by the surrender of the Notes and each resulting Warrant Share of TWUK will be exchanged at the Exchange Ratio for an aggregate of 7,773,660 shares of our Series A preferred stock.

     o The Mezzanine Warrants will be exercised and the ordinary shares of TWUK received upon such exercise will be exchanged at the Exchange Ratio for an aggregate of 572,032 shares of our common stock.

     o The special voting share will be exchanged for one ordinary share of TWUK and this ordinary share will be exchanged for shares of our common stock at the Exchange Ratio. Since this would result in 0.3488 shares of our common stock being issued, it has been agreed that, in the Reorganization, we will not be required to issue any shares of our common stock in respect of the ordinary share into which the special voting share has been exchanged.


     o Accrued and unpaid PIK interest (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance by Allied Healthcare (UK) of funding notes in an aggregate principal amount equal to the amount of such interest, less amounts that we will withhold as withholding taxes. The funding notes will be exchanged for an aggregate of 1,006,857 shares of our common stock.


     The net effect of the Reorganization is that TWUK will become an indirect wholly-owned subsidiary of our company.


BACKGROUND OF THE REORGANIZATION

     In November 2001, senior management of our company and TWUK began to address alternatives to enable our company to give proper value to its ownership interest in our U.K. operations. As a result of such discussions, the board of directors of Allied Healthcare (UK) authorized Timothy M. Aitken, the chairman and chief executive officer of both companies, to meet with investment banking firms to evaluate a potential public offering of shares of Allied Healthcare (UK) on the London Stock Exchange. Over the following months, with the assistance of its U.K. counsel, accountants and investment bankers, Allied Healthcare (UK) prepared a preliminary listing letter relating to an offering of its shares on the London Stock Exchange, which was filed with the U.K. Listing Authority on January 23, 2002. Allied Healthcare (UK) ultimately decided not to pursue the offering.

     On February 5, 2002, John B. Wynne, our chief financial officer, at the request of Mr. Aitken and Sarah L. Eames, the president and chief operating officer of our company and TWUK, prepared an analysis summarizing the current valuation of publicly-traded U.S. healthcare staffing companies. This analysis reflected recent activity and favorable developments in the valuation of comparable healthcare staffing companies.

     Based in part on this analysis, management concluded that our company was not being properly valued by the market. Management believed that our stock price was being hampered by our complex corporate structure, which made it difficult for analysts and investors to fairly value our company since most of our operations were held in a foreign subsidiary with various outstanding dilutive securities. See "Proposal I: The Reorganization--Our Current Corporate Structure." Management believed that we should have a straightforward, integrated management and corporate structure, as well as financial statements, that can be easily understood by shareholders, potential investors and others in the marketplace.

     Over the next several days, management held ongoing internal discussions which focused on management's desire to maximize shareholder value and take advantage of growth opportunities in the flexible staffing market. On February 12, 2002, Mr. Aitken and Ms. Eames met with Lewis S. Ranieri and Scott A. Shay, board members and controlling persons of principal shareholders of our company, to evaluate transaction alternatives which would result in Transworld Healthcare being viewed by the market as a single company with a highly focused business, as opposed to a holding company with, among other things, a less than 100% interest in a U.K. company. Management informally referred to this goal as its "one company" strategy.

     On February 13, 2002, Messrs. Aitken, Shay and Wynne and Ms. Eames met with Frederick S. Moseley IV, the president of Triumph Capital Group. Mr. Moseley is also a member of the board of directors of TWUK. Triumph Capital Group, through its affiliates, is a significant investor in TWUK. (Persons who are expected to receive a majority of the Series A preferred stock in the Reorganization have indicated to us that they intend to elect Frederick S. Moseley IV to the board of directors pursuant to the right granted the holders of the Series A preferred stock to elect one director. See "Proposal II:
Election of Directors.") At this meeting, the Reorganization was conceived as a way to achieve management's objectives.

     Following this meeting, we sought to engage a financial advisor to evaluate the fairness of the Reorganization to our company's shareholders. On March 6, 2002, we engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. for such purpose. See "Proposal I: The Reorganization--Opinion of Financial Advisor."

     We also sought the approval in principle of our U.K. lenders to the proposed Reorganization. On February 21, 2002, we met in London with representatives of our U.K. mezzanine lenders and obtained their verbal agreement in principle to the Reorganization. On March 22, 2002 we obtained the verbal agreement in principle of our U.K. senior lenders to the Reorganization.

     Between February 25, 2002 and April 24, 2002, our company and Triumph Capital Group and their respective legal counsels negotiated the terms of the Reorganization via telephone and conferences. Representatives of Triumph Capital Group and our company and our and their counsel and advisors also discussed various other legal, financial and regulatory issues, including the structure of the Reorganization, the treatment of the redeemable shares, the identification of required regulatory filings and the tax treatment of the proposed Reorganization. During this period, we also negotiated the issuance of shares of our common stock to Mr. Aitken and Ms. Eames and the related cash bonuses and loan, as well as the issuance of shares of our common stock to Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P.

     On March 14, 2002, our board of directors met at our offices and by telephone to continue its discussions regarding the Reorganization. During the meeting, the board reviewed the terms and conditions of the proposed Reorganization Documents with its financial and legal advisors. Our counsel provided an update of the terms and conditions of the proposed Reorganization Documents. At the meeting on March 14, 2002, our financial advisor presented its financial analyses and rendered to the board its written opinion that, as of such date and based upon the considerations set forth in such opinion, the Exchange Ratio was fair from a financial point of view to our company's public shareholders (excluding the Hyperion Funds) existing prior to the Reorganization. Following an extensive discussion, our board of directors concluded that the proposed Reorganization was in the best interests of our company and its shareholders. Our board then approved the Reorganization and the transactions described in the Reorganization Documents by the vote of all members (with Timothy M. Aitken and G. Richard Green abstaining because of their interests in the Reorganization) and resolved to recommend that our shareholders vote to approve the Reorganization Agreement and the Reorganization.

     On April 19, 2002, our board of directors met by telephone conference call and, by the vote of all members (with Timothy M. Aitken abstaining because of his interest in the transaction), approved the issuances of an aggregate of 1,171,357 shares of our common stock to Mr. Aitken and Ms. Eames and the related cash bonuses and loans, subject to final approval by the independent directors of our company (G. Richard Green and Jeffrey S. Peris). At the same meeting, our board of directors, by the vote of all members (with Timothy M. Aitken, Lewis S. Ranieri and Scott A. Shay abstaining because of their interests in the transaction), approved the sale of an aggregate of 750,000 shares of our common stock to Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P.

     At this meeting, the full board (with Timothy M. Aitken and G. Richard Green abstaining because of their interests in the transaction) reconfirmed its approval of the Reorganization Agreement and the Reorganization.

     On April 21, 2002, at a meeting of the independent members of our board of directors (G. Richard Green and Jeffrey S. Peris) held by telephone conference call, the independent directors approved the actions taken by the full board on April 19, 2002.

     On April 23, 2002, Houlihan Lokey rendered an updated opinion to our board of directors in which it reconfirmed that, as of such date, and based upon the considerations set forth in such opinion, the Exchange Ratio was fair from a financial point of view to our public shareholders (excluding the Hyperion Funds) existing prior to the Reorganization.

     On April 24, 2002, the parties executed the Reorganization Documents. On April 25, 2002, we issued a press release announcing the execution of the Reorganization Documents.

     On May 16, 2002, we executed an amendment to the Reorganization Agreement which gives two of the holders of the Notes (Triumph Partners III, L.P. and Triumph III Investors, L.P.) the right to require Allied Healthcare (UK) to issue the funding notes, and our company to issue shares of our common stock, to such holders' respective successors and assigns. Such issuances will occur after the effective time of the Reorganization, at a time designated by those holders, but the amount of the funding notes will in all cases be equal to the amount of accrued and unpaid interest on the Notes through June 17, 2002.


REQUIRED AFFIRMATIVE VOTE

     The approval of the Reorganization Agreement and the Reorganization requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and voting at the annual meeting.

     The Hyperion Funds and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares in favor of all of the proposals to be voted upon at the annual meeting. Accordingly, approval of the Reorganization Agreement and the Reorganization is assured.


RECOMMENDATION OF OUR BOARD OF DIRECTORS AND OUR REASONS FOR THE REORGANIZATION

     Our board of directors believes that the Reorganization is in the best interests of our company and our shareholders. Accordingly, our board of directors (other than Timothy M. Aitken, our chairman and chief executive officer, and G. Richard Green, a director of our company, who abstained from the vote because of their interests in the Reorganization) has unanimously approved the Reorganization Agreement and the Reorganization, and unanimously recommends (with Messrs. Aitken and Green abstaining because of their interests in the Reorganization) that our shareholders vote FOR the approval and adoption of the Reorganization Agreement and the Reorganization.

     The primary reason for the Reorganization is our desire to increase shareholder value by having our company and our subsidiaries be viewed as "one company" by the marketplace. See "Proposal I: The Reorganization--Background of the Reorganization." Our board of directors believes that in order to evaluate whether the Reorganization will facilitate this goal, the following points deserve particular attention:

     o The Reorganization will result in our company having a straightforward, integrated management and corporate structure, as well as financial statements, that can be easily understood by its shareholders, potential investors and others in the marketplace.

     o Our board of directors believes that, after the Reorganization is completed, we will also realize the following benefits: (1) our strategy of focusing on our core business will become clearer to the market and (2) there will no longer be any shareholder holding (on a fully-diluted basis) more than 50% of the voting securities in our company, thereby making our corporate structure more like that of other U.S. public companies.

     o The Reorganization makes clear that the new investors in December 1999 support the concept of "one company" with an easily understood balance sheet. The Reorganization also clearly shows the current value they place upon their investment.

     o The board of directors believes that a straightforward corporate structure will have a significant impact on our ability to gain financial sponsorship and, with it, access to capital so as to better position us in a market that is growing rapidly. We are considering raising capital in the U.K. and our board of directors believes that such an offering will be easier to effectuate after the Reorganization is completed and our corporate structure is streamlined.

     o Our board of directors after the Reorganization will consist of eight members, two of whom are executives of our company and six of whom are not executives of our company. In addition, four of our directors after the Reorganization will be independent in that they are not officers of our company and are not affiliated with any of our major shareholders. In addition to healthcare expertise, our independent directors have extensive financial and legal expertise that will complement the expertise of the non-independent directors. The new board will also have significant experience in the U.K. healthcare business, as well as the U.K. financial and legal markets, which may facilitate any offering of our shares on the London Stock Exchange.

     o We are determined to be measured against our peer group both in the U.S. and in the U.K. and in doing so draw attention to our success. The board of directors believes that the Reorganization may make such comparisons simpler for investment analysts.

     In reaching its decision to approve the Reorganization Agreement and the Reorganization and recommend their approval to our shareholders, our board of directors consulted with our management and, through management, with our legal advisors. Our board of directors considered a variety of factors, including the following:

     o    The Reorganization will accomplish the following objectives:

          -- refocusing efforts so as to be able to take advantage of attractive opportunities in the U.S. healthcare staffing services market;

          -- streamlining our company's corporate structure;

          -- effectively converting the equity and subordinated debt investments in Allied Healthcare (UK) and TWUK into direct investments in our company;

          -- creating more direct management between our company's domestic and U.K. operations;

          -- obtaining more effective financial sponsorship; and

          -- assisting in achieving any potential listing on the London Stock
             Exchange.

     o The written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that, as of the date of such opinion and based upon the considerations set forth in such opinion, the Exchange Ratio was fair from a financial point of view to our company's public shareholders (excluding the Hyperion Funds) existing prior to the Reorganization. A copy of such opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference.

     o The structure and terms of the Reorganization Documents, which were the product of arm's length negotiations and, among other things, provide for an Exchange Ratio that will not fluctuate in the event that there are any increases or decreases in the price of our common stock.

     o Current industry, economic and market conditions in the U.S. and the U.K.

     Also in its deliberations concerning the Reorganization, our board of directors considered potential risks that could adversely affect our shareholders. Some, but not all, of the risks considered included the following:

     o The shares held by our shareholders will be significantly diluted as a result of the Reorganization.

     o The potential benefits sought from the Reorganization might not be fully realized or may take longer to achieve than anticipated.

     o The rights and preferences granted to the holders of the Series A preferred stock may deter or delay mergers or tender offers and may generally have an adverse effect on the holders of our common stock.

     o Other applicable risks described in this proxy statement/prospectus under "Risk Factors."

     After due consideration, our board of directors concluded that, on balance, the potential benefits of the Reorganization outweighed the risks associated with them.

     The above discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve and recommend the Reorganization, our board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Our board of directors unanimously recommends (with Messrs. Aitken and Green abstaining because of their interests in the Reorganization) that our shareholders vote FOR adoption and approval of the Reorganization Agreement and the Reorganization.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TWUK

     The board of directors of TWUK consists of Timothy M. Aitken, G. Richard Green, Scott A. Shay and Frederick S. Moseley IV. Messrs. Aitken, Green and Shay also serve on the board of directors of Transworld Healthcare and it is anticipated that Mr. Moseley will be elected by the holders of the Series A preferred stock to the board of directors of Transworld Healthcare shortly after the Reorganization is consummated. The board of directors of TWUK has unanimously approved the Reorganization Agreement and the transactions contemplated thereby (with Messrs. Aitken and Green abstaining because of their interests in the Reorganization).

     The board of directors of TWUK unanimously recommends (with Messrs. Aitken and Green abstaining because of their interests in the Reorganization) to the holders of shares and warrants of TWUK that they accept the exchange offer being made by Transworld Healthcare pursuant to this proxy statement/prospectus. In arriving at its decision regarding its recommendation, TWUK's board considered, among other things, the following:

     o The shares and warrants of TWUK do not trade on an exchange. In the Reorganization, the holders of shares and warrants of TWUK will receive shares of common stock of Transworld Healthcare (or shares of Series A preferred stock of Transworld Healthcare, which are convertible into shares of common stock of Transworld Healthcare). The currently outstanding shares of common stock of Transworld Healthcare trade on the American Stock Exchange and it is a condition to the consummation of the Reorganization that the shares of common stock to be issued by Transworld Healthcare in the Reorganization (including the shares of common stock to be issued upon the conversion of the Series A preferred stock) be listed on the American Stock Exchange. Thus, holders of shares and warrants of TWUK will exchange shares or warrants for which there is no public market for shares that trade on the American Stock Exchange (or, in the case of the Series A preferred stock, are convertible into shares that trade on the American Stock Exchange).

     o In the Reorganization Agreement, Transworld Healthcare has agreed to submit all necessary documents to the London Stock Exchange to enable the listing thereon of shares of common stock of Transworld Healthcare. Thus, assuming that the shares of common stock of Transworld Healthcare are listed on the London Stock Exchange (of which there can be no assurance), the holders of shares and warrants of TWUK will exchange shares or warrants for which there is no public market for shares which trade on the London Stock Exchange (or, in the case of the Series A preferred stock, are convertible into shares that trade on the London Stock Exchange).

     o The shares of common stock of Transworld Healthcare to be issued in the Reorganization (including the shares of common stock issuable upon conversion of the Series A preferred stock to be issued in the Reorganization) will be registered with the Securities and Exchange Commission. In addition, the resale of such shares will be registered with the Securities and Exchange Commission. Thus, holders of the shares and warrants of TWUK will receive shares of common stock of Transworld Healthcare that are generally freely transferable under the securities laws of the U.S.

     o The Reorganization is intended generally to be a tax free exchange under U.K. law and U.S. law to the holders of the warrants and shares of TWUK.

     In addition, as discussed elsewhere in this proxy statement/prospectus, a paramount reason for the Reorganization is Transworld Healthcare's desire to increase shareholder value by having it and its subsidiaries viewed as "one company." The board of directors of TWUK considered that, to the extent the potential benefits of the Reorganization are realized and the common stock of Transworld Healthcare trades at a higher price than historically has been the case, the holders of shares and warrants of TWUK, as holders of shares of Transworld Healthcare, might also benefit. However, the board of directors of TWUK was aware that future trading prices are inherently unpredictable; accordingly, there can be no assurance that the common stock of Transworld Healthcare will in fact trade higher after the Reorganization.

     In its deliberations, the board of directors of TWUK considered potential risks that could adversely affect the holders of shares and warrants of TWUK. Some, but not all, of the risks considered included the following:

     o The shares in Transworld Healthcare to be issued in the Reorganization to the U.K. Equity Holders will amount to approximately 11.0% of the common stock of Transworld Healthcare (33.0% on a fully-diluted basis) and the current shareholders of Transworld Healthcare will own a total of 89.0% of the common stock of Transworld Healthcare (67.0% on a fully-diluted basis). (These numbers only include the shares that the U.K. Equity Holders will receive in the Reorganization and exclude shares that they have acquired outside of the Reorganization.)

     o The potential benefits sought from the Reorganization might not be fully realized or may take longer to achieve than anticipated.

     o The risks involved in the ownership of the Series A preferred stock of Transworld Healthcare, as described under "Risk Factors--Risks
          Related to our Issuance of Shares of Series A Preferred Stock and Ownership of the Series A Preferred Stock."

     o Other applicable risks described in this proxy statement/prospectus under "Risk Factors."

     The foregoing discussion of the factors considered by the board of directors of TWUK is not intended to be exhaustive, but includes all material factors considered by it. In reaching its determination to recommend acceptance of the exchange offer, TWUK's board did not assign any relative or specific weights to the foregoing factors and individual directors may gave given different weights to different factors.


OPINION OF FINANCIAL ADVISOR

     In March 2002, we requested Houlihan Lokey Howard & Zukin Financial Advisors, Inc., who we refer to as Houlihan Lokey, to render an opinion, which we refer to as the Opinion (and which was updated as described below), as to whether the proposed exchange ratio utilized in the Reorganization was fair from a financial point of view to our public shareholders (excluding Hyperion Partners II L.P., Hyperion TW Fund L.P., Hyperion TWH Fund LLC and Hyperion TWH Fund II LLC, whom we refer to collectively as the Hyperion Funds) existing prior to the Reorganization. Previously, in November 1999, Houlihan Lokey rendered to our board of directors its written opinion as to the fairness from a financial point of view to our company of a series of transactions in which TWUK issued subordinated notes and warrants and entered into a new credit facility.

     Based on its qualifications, expertise and reputation, Houlihan Lokey was retained again by us in an agreement dated March 6, 2002. On March 14, 2002, Houlihan Lokey rendered to our board of directors its written opinion that, as of such date and based upon the considerations set forth in the Opinion, an exchange ratio of 2.867 TWUK ordinary shares for every one share of our common stock or Series A preferred stock (which is the equivalent of 0.3488 shares of our common stock or Series A preferred stock for every ordinary share of TWUK) was fair from a financial point of view to our company's public shareholders (excluding the Hyperion Funds) existing prior to the Reorganization.

Subsequent to the presentation of Houlihan Lokey's Opinion on March 14, 2002, new information became available with respect to some of the redeemable shares of TWUK. Based upon this new information provided prior to April 23, 2002 and information previously provided, Houlihan Lokey rendered an updated Opinion on April 23, 2002 that, as of such date and based upon the considerations set forth in the Opinion, the Exchange Ratio used in connection with the Reorganization was fair from a financial point of view to the Company's public shareholders (excluding the Hyperion Funds) existing prior to the Reorganization. The full text of the updated Opinion is attached as Annex B to this proxy statement/prospectus. References herein to the Opinion are to the Opinion and/or the updated Opinion, as approriate.

     You are urged to read the Opinion carefully and in its entirety. The Opinion has certain limitations: it is directed to our board of directors, it addresses only the fairness of the Exchange Ratio from a financial point of view to our public shareholders (other than the Hyperion Funds) existing prior to the Reorganization, and it does not address any other aspect of the Reorganization or constitute a recommendation to any of our shareholders as to how they should vote on the Reorganization or any other matter at the annual meeting. This summary is qualified in its entirety by reference to the full text of the Opinion.

     The Opinion does not address our underlying business decision to effect the Reorganization. Houlihan Lokey did not negotiate the Reorganization and the Opinion does not address whether the financial effects of the Reorganization to our shareholders are the most favorable that could have been obtained. Houlihan Lokey was not engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which all or part of our company and TWUK or their securities could currently be sold, and it knows of no such efforts by others.


     In connection with its March 14, 2002 Opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (1) reviewed our company's annual report on Form 10-K for the fiscal year ended September 30, 2001, quarterly report on Form 10-Q for the quarter ended December 31, 2001, and internally generated balance sheet report for the year-to-date period ended February 28, 2002, which our management has identified as the most current information available; (2) reviewed recent financial results and certain internal financial analyses and business forecasts prepared by our company's and TWUK's management, including unaudited financial statements for our U.S. operations and TWUK; (3) reviewed drafts of certain documents including a draft of the Master Reorganization Agreement dated March 7, 2002; (4) met or spoke with certain members of senior management of our company and TWUK to discuss the operations, financial condition, future prospects and projected operations and performance of our company and TWUK; (5) reviewed the historical market prices and trading volume for our publicly traded securities; (6) reviewed forecasts and projections prepared by our and TWUK's management with respect to our company and TWUK for the fiscal years 2002 through 2003; (7) reviewed other publicly available financial data for our company and TWUK and certain companies that Houlihan Lokey deemed comparable to our company and TWUK; (8) reviewed publicly available prices and premiums paid in other transactions within the flexible healthcare staffing market; and (9) conducted such other studies, analyses and investigations as Houlihan Lokey deemed appropriate. In connection with its April 23, 2002 Opinion, Houlihan Lokey conducted some of the foregoing steps and also (1) reviewed updated drafts of certain documents, including a draft of the Master Reorganization Agreement dated April 22, 2002, and (2) reviewed a draft of the Form S-4 of which this proxy statement/prospectus forms a part.


     In rendering the Opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of our company and TWUK, and that there had been no material change in our or TWUK's assets, financial condition, business or prospects since the date of the most recent financial statements made available to it. In rendering the Opinion, Houlihan Lokey further relied upon the assurances of our company's and TWUK's management that they were not aware of any facts that would make such information inaccurate or misleading.

     Houlihan Lokey assumed, with our consent, that the Reorganization would be treated as a tax-free reorganization for U.S. federal income tax purposes. Houlihan Lokey assumed that the final terms of the reorganization agreement would not vary materially from those set forth in the draft made available for its review.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to our company and TWUK and does not assume any responsibility with respect to such information. Houlihan Lokey did not make any physical inspection or independent appraisal of any of our company's or TWUK's properties or assets. The Opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of the Opinion. The Opinion is additionally dependent on the current allocation of corporate expenses between our U.S. operations and TWUK.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its Opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. Houlihan Lokey did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in the Opinion. The following summary does not purport to be a complete description of the analyses performed by Houlihan Lokey.

     In performing its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions, and other matters, many of which are beyond our control. No company, transaction or business used in those analyses as a comparison is identical to us or TWUK or our or TWUK's businesses, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by Houlihan Lokey and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. As such, Houlihan Lokey is not expressing any opinion as to what the value of our common shares will be if issued in the Reorganization or the price at which our common shares will trade subsequent to the Reorganization. In addition, because these estimates are inherently subject to uncertainty, neither we, our board of directors, Houlihan Lokey nor any other person assumes responsibility if future results or actual values differ materially from the estimates. Houlihan Lokey's analyses were prepared solely as part of its analysis of the fairness of the Exchange Ratio from a financial point of view and were provided to our board of directors in that connection. The Opinion was only one of the factors taken into consideration by our board of directors in making its determination to approve the Reorganization.

     In order to address the fairness of the Exchange Ratio, Houlihan Lokey analyzed the reasonableness of the trading value of our publicly traded equity securities and independently valued our U.S. operations and TWUK using widely accepted valuation methodologies. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the rendering of the Opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.


     As part of this analysis, Houlihan Lokey considered, among other things,
(1) historical and projected financial performance for our U.S. operations and TWUK; (2) the business environment in which our U.S. operations and TWUK compete; (3) the performance of certain publicly traded companies deemed by Houlihan Lokey to be comparable to our U.S. operations and TWUK, in terms of, among other things, lines of business, size, profitability, financial leverage and growth; (4) capitalization rates and multiples for certain publicly traded companies deemed by Houlihan Lokey to be comparable to our U.S. operations and TWUK including (a) total enterprise value ("TEV")/revenue; and (b) TEV/earnings before interest, taxes, depreciation and amortization ("EBITDA"); (5) Discounted Cash Flow Method; (6) the capital structure and debt obligations of our U.S. operations and TWUK; and (7) non-operating assets and identified contingent liabilities. Total enterprise value is defined as total market value of equity plus net interest-bearing debt.


     In determining the fairness of the Exchange Ratio from a financial point of view to our public shareholders (excluding the Hyperion Funds) existing prior to the Reorganization, Houlihan Lokey independently valued the total enterprise value of our U.S. operations and TWUK. In determining the total enterprise value of our U.S. operations and TWUK, the following methodologies were employed: the Market Multiple Method and the Discounted Cash Flow Method.


     Market Multiple Method. The Market Multiple Method involved the derivation of indications of value through the multiplication of statistics of the subject entity by appropriate multiples. Multiples were determined through an analysis of publicly traded companies that were deemed by Houlihan Lokey to be comparable from an investment standpoint to our U.S. operations and TWUK, which we refer to as Comparable Public Companies. A comparative analysis between our U.S. operations and TWUK and the Comparable Public Companies formed the basis for the selection of appropriate multiples for our U.S. operations and TWUK. The comparative analysis incorporates quantitative and qualitative factors, which relate to, among other things, the nature of the industry in which our U.S. operations and TWUK are engaged and the relative financial performance of our U.S. operations and TWUK's to that of the Comparable Companies.


     Discounted Cash Flow Method. The Discounted Cash Flow Method involved the development of an enterprise value indication from the analysis of projected cash flows for TWUK, which were based on fiscal years September 30, 2002 through 2003 financial forecasts prepared by our and TWUK's management. The present value of interim cash flows and the terminal value were determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to TWUK and represents a weighted average cost of capital. The weighted average cost of capital estimates rates of return for equity, using the Capital Asset Pricing Model, and debt (after-tax), and then weights each return according to an assumed capital structure. The terminal value of the corporate overhead expenses was estimated by applying a perpetuity model which capitalizes the after-tax expenses into perpetuity at an appropriate discount rate. The terminal value of TWUK was estimated by using a multiple of EBITDA in the final year of the projections.


     Additionally, Houlihan Lokey used the Discounted Cash Flow Method to value the corporate overhead expenses (net of charge-backs to TWUK) based on forecasts and projections prepared by our management for the fiscal years ending September 30, 2002 through 2003. The present value of corporate overhead expenses and the terminal value were determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities and reflects the relative risk/return relationship appropriate to the amounts discounted.

Valuation of TWUK


Market Multiple Method.
----------------------

     Houlihan Lokey selected AMN Healthcare Services, Inc., Care UK, Cross Country Inc., On Assignment Inc., Reed Health, Rehabcare Group Inc., and Nestor Healthcare for comparison because they are publicly traded flexible healthcare staffing companies with operations that, for purposes of this analysis, may be considered similar to the operations of TWUK.


     Houlihan Lokey reviewed publicly available information as of March 12, 2002(1), including information from publicly available research analyst materials, to calculate and compare ratios of total enterprise value to revenue and total enterprise value to EBITDA for projected fiscal year 2002 and projected fiscal year 2003. The results of the analysis are summarized in the following tables.


                                     TEV/REVENUE
SELECTED COMPANIES       PROJECTED 2002       PROJECTED 2003
--------------------   ------------------   ------------------
Range                  0.58x - 2.52x        0.48x - 1.98x
Median                 1.52x                1.18x
Mean                   1.50x                1.20x


                                    TEV/EBITDA
SELECTED COMPANIES      PROJECTED 2002      PROJECTED 2003
--------------------   ----------------   -----------------
Range                  6.8x - 22.4x       4.7x - 18.0x
Median                 14.0x              10.5x
Mean                   14.4x              10.9x

     After analyzing and considering both qualitative and quantitative factors, Houlihan Lokey selected a projected 2002 revenue multiple range of 1.45x to 1.55x, and a projected 2002 EBITDA multiple range of 12.5x to 13.5x, a projected 2003 revenue multiple range of 1.20x to 1.30x and a projected 2003 EBITDA multiple range of 10.0x to 11.0x for TWUK.


     TWUK's projected revenue and EBITDA for fiscal year 2002 is $254.8 million and $30.0 million, respectively. TWUK's projected revenue and EBITDA for fiscal year 2003 is $318.4 million and $37.5 million, respectively. Applying the multiples selected by Houlihan Lokey to the projected revenue and EBITDA of TWUK produced an indication of total enterprise value for TWUK of $375 million to $405 million.


Discounted Cash Flow Method.
---------------------------

     Houlihan Lokey performed a discounted cash flow analysis of TWUK based on forecasts and projections prepared by our and TWUK's management with respect to TWUK for 2002 through 2003. The forecasts prepared by our and TWUK's management are set forth in the table below.




           ($ in thousands)                      STUB
                                             PERIOD 2002       2003
                                            -------------   ----------
            EBITDA ......................      $19,945       $37,506
            Debt Free Cash Flow .........      $ 4,314       $14,796


----------
1 Houlihan Lokey also reviewed publicly-available information as of April 22, 2002 to confirm its opinion has not changed.

     Houlihan Lokey calculated a range of enterprise value of TWUK using a range of 2003 EBITDA terminal multiples, and discount rates as specified in the following table:


                            EBITDA TERMINAL MULTIPLE
 ($ in thousands)    ---------------------------------------
   DISCOUNT RATE        9.50X         10.50X        11.50X
------------------   -----------   -----------   -----------
  15.00%              $302,432      $332,492      $362,552
  16.00%              $298,414      $328,065      $357,716
  17.00%              $294,485      $323,736      $352,986

     Applying discount rates of 15% to 17% to the Debt Free Cash Flows and Terminal value and using Terminal Multiples of 9.5x to 11.5x to TWUK's projected 2003 EBITDA produced an indicated total enterprise value for TWUK of $294 million to $363 million.


Valuation Conclusion.
--------------------

     Based on the Market Multiple and Discounted Cash Flow Methods, Houlihan Lokey concluded an enterprise value of $335 million to $385 million for TWUK. Subtracting out debt, acquisition earn outs and adding back restricted cash, all totaling $117 million indicates an aggregate equity value of $218 million to $268 million and a value per share of $2.82 to $3.48, based on fully-diluted shares of 76.8 million to 77.1 million.



                                                           LOW                 HIGH
    ($ in thousands, except per share amounts)           --------            --------
     Market Multiple Methodology ....................    $375,000     --     $405,000
     Discounted Cash Flow Methodology ...............    $294,000     --     $363,000
                                                         --------            --------
     Enterprise Value From TWUK .....................    $335,000     --     $385,000

     Less:

         Net Debt and Acquisition Earnouts ..........   ($117,433)    --    ($117,433)
     TWUK Equity Value ..............................    $217,567     --     $267,567
         Total Shares ...............................      76,829     --       77,134
     Share Price in Dollars .........................       $2.82     --        $3.48



Valuation of the U.S. Operations


Market Multiple Method.
----------------------

     Houlihan Lokey selected American Homepatient Inc., Apria Healthcare Group, Inc., Lincare Holdings Inc., and Option Care Inc. for comparison because they are publicly traded home healthcare companies with operations that, for purposes of this analysis, may be considered similar to our U.S. operations.


     Houlihan Lokey reviewed publicly available information as of March 12, 2002(2), including information from publicly available research analyst materials, to calculate and compare ratios of total enterprise value to revenue and total enterprise value to EBITDA for the latest twelve months ending December 31, 2001 (which we refer to as the latest twelve months), projected fiscal year 2002 and projected fiscal year 2003. The results of the analysis are summarized in the following tables.


----------
2 Houlihan Lokey also reviewed publicly-available information as of April 22, 2002 to confirm its Opinion had not changed.

                                                TEV/EBITDA
                       -------------------------------------------------------------
SELECTED COMPANIES      LATEST TWELVE MONTHS     PROJECTED 2002      PROJECTED 2003
--------------------   ----------------------   ----------------   -----------------
Range                  5.5x - 13.9x             5.3x - 12.9x       4.7x - 10.2x
Median                 7.5x                     8.8x               7.6x
Mean                   8.6x                     9.0x               7.5x


                                                 TEV/REVENUE
                       ----------------------------------------------------------------
SELECTED COMPANIES      LATEST TWELVE MONTHS      PROJECTED 2002       PROJECTED 2003
--------------------   ----------------------   ------------------   ------------------
Range                  0.79x - 3.64x            1.22x - 3.52x        0.97x - 3.01x
Median                 1.39x                    1.29x                1.10x
Mean                   1.80x                    2.01x                1.69x

     After analyzing and considering both qualitative and quantitative factors, Houlihan Lokey selected a (1) latest twelve months revenue multiple range of 0.70x to 0.80x and a latest twelve months EBITDA multiple range of 8.0x to 9.0x, (2) projected 2002 revenue multiple range of 0.70x to 0.80x and a projected 2002 EBITDA multiple range of 7.0x to 8.0x, and (3) projected 2003 revenue multiple range of 0.65x to 0.75x and a projected 2003 EBITDA multiple range of 6.5x to 7.5x for our U.S. operations.


     Our U.S. operations (excluding corporate overhead) had (1) total revenue and EBITDA for the latest twelve months of $17.2 million and $1.5 million, respectively, (2) projected revenue and EBITDA for fiscal year 2002 of $17.4 million and $1.8 million, respectively and (3) projected revenue and EBITDA for fiscal year 2003 of $18.6 million and $2.0 million, respectively. Applying the multiples selected by Houlihan Lokey to the revenue and EBITDA of our U.S. operations produced an indication of enterprise value (excluding corporate overhead) for our U.S. operations of $12 million to $14 million.


Discounted Cash Flow Method--Valuation of Corporate Overhead
------------------------------------------------------------

     Houlihan Lokey performed a discounted cash flow analysis to value our corporate overhead expenses (net of charge backs to TWUK) based on forecasts and projections prepared by our management for 2002 through 2003. The forecasts prepared by our management are set forth in the table below.




  ($ in thousands)                             STUB
                                            PERIOD 2002       2003
                                           -------------   ---------
  Corporate Expenses ...................       $1,434       $2,883
  After Tax Corporate Expenses .........       $  860       $1,730

     Houlihan Lokey calculated a range of total value of the corporate expenses using the following growth and discount rates as specified in the following table:




                       ESTIMATED LONG-TERM GROWTH RATE
 ($ in thousands)    ------------------------------------
   DISCOUNT RATE        -0.5%        0.0%         0.5%
------------------   ----------   ----------   ----------
  15.00%              $11,213      $11,555      $11,922

     Applying the estimated long-term growth rates and discount rate selected by Houlihan Lokey to the corporate expenses allocable to our U.S. operations using a growing perpetuity model produced an indicated value of our corporate overhead expenses of $11.2 million to $11.9 million. The growing perpetuity model capitalizes a growing income or expense stream into perpetuity to produce its present value as follows: Present Value = expense stream (1+g) / (r-g) where g = estimated long term growth and r = discount rate.

Valuation Conclusion.
--------------------

     Based on the Market Multiple Method, Houlihan Lokey concluded an enterprise value of $12 million to $14 million for our U.S. operations. Subtracting out the present value of corporate expenses allocable to our U.S. operations arrives at an enterprise value of $0.8 million to $2.1 million.




                                                              LOW                  HIGH
   ($ in thousands)                                      -------------        -------------
   Market Multiple Methodology ........................     $ 12,000    --       $ 14,000
   Present Value of Corporate Expenses (DCF) ..........    ($ 11,200)   --      ($ 11,900)
   Enterprise Value from Operations ...................     $    800    --       $  2,100

Fairness of Exchange Ratio

     To assess whether the Exchange Ratio is fair, from a financial point of view, to our public shareholders (excluding the Hyperion Funds) immediately prior to the Reorganization, Houlihan Lokey calculated the implied per share value of our company based on its independent valuations of our U.S. operations and TWUK.

Implied Per Share Value of our Company.

     Prior to the Reorganization, there are approximately 19.4 million outstanding shares of our company. Our company currently owns 48.0 million shares, or approximately 62% on a fully-diluted basis, of TWUK and 100% of our U.S. operations. Based on Houlihan Lokey's independent valuations of TWUK and our U.S. operations, each share of our company's common stock is valued at approximately $7.02 to $8.73 as depicted below:



                                                                           LOW           HIGH
   ($ in thousands, except per share amounts)                          -----------   -----------
   100% ownership of U.S. Operations ...............................    $    800      $  2,100
   Ownership of U.K. Subsidiary
   Number of Shares Owned by TWUS ..................................      48,000        48,000
   Implied Price Per Share of U.K. Subsidiary ......................    $   2.82      $   3.48
                                                                        --------      --------
   60% ownership of U.K. Operations @ 48.0 million shares ..........    $135,360      $167,040
   Total Value .....................................................    $136,160      $169,140
   Total Number of Outstanding Shares ..............................      19,386        19,386
   Implied Value Per Share .........................................    $   7.02      $   8.73

Exchange Ratio
--------------

     Summarized below, is the implied exchange ratio in the range of 2.491 to
2.507 based on Houlihan Lokey's independent analysis, which is below the 2.867x proposed by the Reorganization and therefore fair from a financial point of view to the public shareholders (excluding the Hyperion Funds) prior to the Reorganization.


   Value per Share of our Company .....................................    $  7.02       $  8.73
   Value per Share of TWUK ............................................    $  2.82       $  3.48
   Implied Exchange Ratio .............................................      2.490x        2.508x
   Value per Share of our Company .....................................    $  7.02       $  8.73
     Divide by: Transaction Exchange Ratio ............................      2.867x        2.867x
                                                                           -------       -------
   Implied Value per Share to Allied Healthcare (UK) Minority .........    $  2.45       $  3.05
   Current Value per Share of TWUK ....................................       2.82          3.48

Hence, the Exchange Ratio requires more of TWUK shares for each of our company's shares than that implied by Houlihan Lokey's analysis.

     Pursuant to the terms of our engagement with Houlihan Lokey, we have agreed to pay Houlihan Lokey for its financial advisory services in connection with the Opinion an aggregate fee of $225,000. Houlihan Lokey has performed in the past and may perform in the future other investment banking financial advisory services for us and our affiliates, for which it has received and will receive customary compensation. We have also agreed to reimburse Houlihan Lokey for reasonable out-of-pocket expenses incurred by it in performing its services, including reasonable fees and expenses for legal counsel, and to indemnify Houlihan Lokey and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of Houlihan Lokey's engagement. In the ordinary course of its business, Houlihan Lokey and its affiliates may actively trade the debt and equity securities of our company for its own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.


THE REORGANIZATION AGREEMENT

     The following is a summary of the material provisions of the Reorganization Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus and incorporated herein by reference. The following summary of the Reorganization Agreement does not purport to be complete. Our shareholders are urged to read the Reorganization Agreement carefully and in its entirety.


Exchange of Securities in the Reorganization

     The Reorganization Agreement provides that, in the Reorganization, the current holders of shares and warrants of TWUK, as well as the holders of PIK interest of Allied Healthcare (UK), will receive either shares of our common stock or shares of our Series A preferred stock. For a description of the shares, warrants and notes issued by TWUK and Allied Healthcare (UK), see "Proposal I: The Reorganization--Our Current Corporate Structure."

     The Reorganization is intended to be a tax-free reorganization to our company and our shareholders under section 368(a)(1)(B) of the Internal Revenue Code of 1986. Moreover, neither our shareholders nor the U.K. Equity Holders will recognize any gain or loss as a result of the Reorganization for U.K. income tax purposes, except that certain of the holders of the senior subordinated promissory notes of Allied Healthcare (UK) who are citizens of the U.K. will be subject to a withholding tax equal to 20% of the amount of the accrued and unpaid interest which is satisfied by the issuance of funding notes and subsequent exchange for shares of our common stock in the Reorganization and certain of the holders of the notes may recognize gain or loss on the exchange of their notes.

     In the Reorganization:

     o Holders of the then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock using a "net exercise method" described in the Reorganization Agreement. As a result of the foregoing, each then outstandingredeemable share will be exchanged for either 0.1308 or 0.1657 shares of our common stock (depending upon the exercise price of the redeemable share).

     o Holders of the ordinary shares of TWUK will exchange their ordinary shares for our common stock. Each ordinary share will be exchanged for
          0.3488 shares of our common stock.

     o Holders of the Mezzanine Warrants of TWUK will exercise their Mezzanine Warrants for an aggregate of 1,640,000 ordinary shares of TWUK. Each resulting ordinary share will be exchanged for 0.3488 shares of our common stock. The exercise price for theMezzanine Warrants may be paid, at the option of the holder, in cash or by reducing the interest that such holder would otherwise receive under the Mezzanine Loan.

     o Holders of the Equity Warrants of TWUK will exercise their Equity Warrants through the tender of the Notes of Allied Healthcare (UK) (exclusive of accrued and unpaid PIK interest) and receive an aggregate of 22,286,869 ordinary shares of TWUK. Each resulting ordinary share will be exchanged for 0.3488 shares of our Series A preferred stock. As a result of the tender of the Notes, we anticipate that all of the Notes (in the aggregate principal amount of (pounds sterling)22,286,869) will be surrendered in the Reorganization.

     o Holders of PIK interest of Allied Healthcare (UK) will be issued funding notes by Allied Healthcare (UK) in the principal amount of the accrued and unpaid interest owed them through June 17, 2002, less amounts which are withheld from certain U.K. residents as withholding taxes, and the funding notes will in turn be exchanged for shares of our common stock at the rate of 0.3488 shares for every (pounds sterling)2.00 of funding notes. Interest will accrue on the Notes through June 17, 2002 (regardless of the date on which the Reorganization is actually consummated or the date on which the funding notes are actually issued) because the shares of Series A preferred stock will be entitled to receive dividends commencing on June 18, 2002 (regardless of the date on which the Reorganization is actually consummated). The shares of Series A preferred stock are intended to replace the Notes of Allied Healthcare (UK). Two of the holders of the Notes (Triumph Partners III, L.P. and Triumph III Investors, L.P.) have the right to require Allied Healthcare (UK) to issue the funding notes, and our company to issue shares of our common stock, to such holders' respective successors and assigns. Such issuances will occur after the effective time of the Reorganization, at a time designated by those holders, but the amount of the funding notes will in all cases be equal to the amount of accrued and unpaid interest on the Notes through June 17, 2002.

     o Lastly, the special voting share of TWUK held by Triumph Partners III, L.P. will be exchanged for one ordinary share of TWUK. However, since conversion of this ordinary share at the Exchange Ratio would result in 0.3488 shares of our common stock being issued, it has been agreed that, in the Reorganization, we will issue zero shares of our common stock in respect of the ordinary share into which the special voting share has been exchanged.

     As a result of the foregoing, pursuant to the Reorganization Agreement we will issue:

     o an aggregate of 418,347 shares of our common stock to holders of the then outstanding redeemable shares of TWUK;

     o an aggregate of 366,240 shares of our common stock to the holders (other than Allied Healthcare (UK)) of the ordinary shares of TWUK;

     o an aggregate of 572,032 shares of our common stock to the holders of the Mezzanine Warrants of TWUK;

     o an aggregate of 7,773,660 shares of our Series A preferred stock to holders of the Equity Warrants of TWUK;

     o an aggregate of 1,006,857 shares of our common stock to holders of the PIK interest of Allied Healthcare (UK); and

     o zero shares of our common stock in exchange for the special voting share held by Triumph Partners III, L.P.

     Thus, we will issue an aggregate of 2,363,476 shares of our common stock and 7,773,660 shares of our Series A preferred stock in the Reorganization.

     Immediately following the exchanges of our common stock and Series A preferred stock for the shares, warrants and notes of TWUK and Allied Healthcare (UK), we will contribute to Allied Healthcare (UK) all of our right in the shares and warrants of TWUK. In return, Allied Healthcare (UK) will issue to us a new class of Mirror preferred stock. The Mirror preferred stock is intended to allow for the funding by Allied Healthcare (UK) of cash required by us to satisfy the terms of our Series A preferred stock. In turn, the amended and restated mirror subordinated promissory note (the

"Amended and Restated Mirror Note") executed by TWUK in favor of Allied Healthcare (UK) in the Reorganization will support the Mirror preferred stock. For a description of the Amended and Restated Mirror Note, see "Proposal I: The Reorganization--Related Agreements--Amended and Restated Mirror Subordinated Promissory Note."


Directors and Officers

     The Reorganization Agreement provides that, upon the consummation of the Reorganization, the number of directors of our company will increase from five to eight (seven of whom will be elected by our shareholders and one of whom will be elected by the holders of the Series A preferred stock to be issued in the Reorganization). See "Proposal I: The Reorganization--Our Directors and Officers After the Reorganization." The officers of our company will not change.


Representations and Warranties

     In the Reorganization Agreement, each of our company, Allied Healthcare
(UK) and TWUK represents and warrants, among other things, that, except as disclosed in our disclosure schedule attached to the Reorganization Agreement:

     o    it is validly existing and in good standing;

     o it has complied with applicable laws (including applicable tax, environmental, labor and employee benefit laws);

     o it has the corporate power and authority to enter into the Reorganization Agreement and perform its obligations thereunder;

     o it has the ability to consummate the Reorganization without violating any material agreement to which it is a party, its organizational documents or applicable law;

     o it has the ability to consummate the Reorganization without obtaining governmental approval, other than filings required to be made with the Securities and Exchange Commission or state securities regulators;

     o its capitalization is as set forth in the Reorganization Agreement or our disclosure schedule;

     o it has the ability to consummate the Reorganization without obtaining the consent of any third party, except for the consents disclosed in the Reorganization Agreement or our disclosure schedule, including the consent of the lenders under our Senior Credit Facility and our Mezzanine Loan;

     o it is not a party to any suit or court proceeding which would reasonably be expected to materially adversely affect its ability to perform its obligations under the Reorganization Agreement or prevent it from consummating the Reorganization;

     o it has conducted its business since September 30, 2001 only in the ordinary course, except as may be disclosed in its filings with the Securities and Exchange Commission;

     o    it owns or licenses the intellectual property used by it;

     o it has not employed any finders or brokers in connection with the Reorganization (except for the retention by our company of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as financial advisor in connection with the Reorganization); and

     o    it has customary and reasonable insurance covering it.

     In addition, in the Reorganization Agreement, our company represents and warrants that, except as disclosed in the disclosure schedule attached to the Reorganization Agreement:

     o the disclosures provided by it in the Reorganization Agreement or in the other documents contemplated by the Reorganization Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the representations and warranties not misleading; and

     o it has filed all required forms, reports and documents with the Securities and Exchange Commission since September 30, 1999 and those reports complied with applicable securities laws and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

     In the Reorganization Agreement, each U.K. Equity Holder that is a party thereto represents and warrants, among other things, that, except as disclosed in its disclosure schedule attached to the Reorganization Agreement:

     o    it has the authority to execute and deliver the Reorganization
          Agreement;

     o it has the ability to consummate the Reorganization without violating any material agreement to which it is a party, its organizational documents or applicable law;

     o it is not a party to any suit or court proceeding which would reasonably be expected to materially adversely affect its ability to perform its obligations under the Reorganization Agreement or prevent it from consummating the Reorganization; and

     o it has not employed any finders or brokers in connection with the Reorganization.


Covenants of Our Company Regarding Actions Prior to the Reorganization

     The Reorganization Agreement provides that, prior to the consummation of the Reorganization, our company will use commercially reasonable efforts to conduct its operations in the ordinary course of business and shall cause our subsidiaries to use commercially reasonable efforts to conduct their operations in the ordinary course of business. Specifically, our company has agreed that, except as set forth in our disclosure schedule attached to the Reorganization Agreement, we would obtain the written consent of a majority in interest of the U.K. Equity Holders (determined by calculating the U.K. Equity Holders' pro forma equity interest in our company, taking into account only the shares of common stock and Series A preferred stock issued in the Reorganization, with the Series A preferred stock being calculated on an "as converted" basis) in order to undertake any of the following actions, among others, prior to the consummation of the Reorganization (or in order to permit our subsidiaries to undertake any of the following actions):

     o declare, set aside or pay a dividend or other distribution (except dividends or other distributions declared, set aside or paid consistent with past practice by any subsidiary of our company);

     o    split, combine or reclassify our capital stock;

     o repurchase, redeem, or otherwise acquire any securities (except for the acquisition of shares of our company's common stock from holders of our company's stock options and except pursuant to our stock repurchase program);

     o authorize the issuance of, sell or deliver, or agree to issue, sell or deliver, any stock of any class or any other securities or equity (except for issuances of shares of our company's common stock upon the exercise of our company's stock options);

     o acquire, transfer or dispose of any material assets (except pursuant to obligations in effect on the date of the Reorganization Agreement);

     o    issue any debt security or right to acquire debt securities;

     o incur or guarantee any indebtedness for any liability other than in the ordinary course of business;

     o pay any liabilities not in the ordinary course of business or other than in connection with the transactions contemplated by the Reorganization Agreement;

     o    change any accounting principles or practices;

     o take any action with regard to any benefit plan (unless required by law), except that we may adopt the Transworld Healthcare, Inc. 2002 Stock Option Plan;

     o adopt a plan of complete or partial liquidation or dissolution or adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     o    settle any litigation for more than $100,000;

     o make changes in employee, director or officer compensation, except for normal increases in compensation in the ordinary course of business and consistent with past practice; or

     o adopt any amendments to our company's Certificate of Incorporation or Bylaws (except as contemplated by the Reorganization Agreement).


Additional Agreements

     In the Reorganization Agreement, our company also agreed to, among other things:

     o hold a shareholders' meeting to vote upon the Reorganization Agreement and the Reorganization;

     o prepare and file the registration statement on Form S-4 of which this proxy statement/prospectus is a part and use our commercially reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission as promptly as practicable;

     o prepare and submit all necessary documents to the American Stock Exchange to enable the listing on the American Stock Exchange of the shares of our company's common stock issued in the Reorganization, including the shares of our company's common stock issuable upon conversion of the Series A preferred stock; and

     o prepare and submit all necessary documents to the London Stock Exchange to enable the listing on the London Stock Exchange of the shares of our company's common stock, including the shares of our company's common stock issuable upon conversion of the Series A preferred stock, and use commercially reasonable efforts to obtain the listing of such shares prior to the consummation of the Reorganization. However, the consummation of the Reorganization is not conditioned upon the listing of our shares of common stock on the London Stock Exchange.


Conditions to the Obligations of the U.K. Equity Holders to Effect the Reorganization

     Unless waived by a majority in interest of the U.K. Equity Holders at or prior to the consummation of the Reorganization, the U.K. Equity Holders' obligation to effect the Reorganization is subject to the satisfaction of several conditions, including:

     o The shareholders of our company shall have approved the Reorganization Agreement and the Reorganization.

     o Our company shall have filed with the Secretary of State of the State of New York the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation. See "Description of Our Securities--Preferred Stock--Series A preferred stock" for a description of the Series A preferred stock.

     o We shall have taken all necessary action to cause the board of directors of our company at the consummation of the Reorganization to consist of Timothy M. Aitken, Sarah L. Eames, Scott A. Shay, Frederick
          S. Moseley IV, G. Richard Green, Jeffrey S. Peris, David J. Macfarlane and John W. Matthews.

     o The registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have been declared effective by the Securities and Exchange Commission.

     o    No injunction shall prohibit the consummation of the Reorganization.

     o The American Stock Exchange shall have approved the listing of our common stock issuable in the Reorganization, as well as the shares of common stock issuable upon conversion of the Series A preferred stock issued in the Reorganization.

     o We shall have obtained all consents required by the Reorganization Agreement.

     o All representations and warranties made in the Reorganization Agreement by our company, Allied Healthcare (UK) and TWUK shall be true and correct in all material respects at the consummation of the Reorganization.

     o Our company, Allied Healthcare (UK) and TWUK shall have performed all of the obligations under the Reorganization Agreement required to be performed by us or them prior to the consummation of the Reorganization.

     o No change shall have occurred with respect to us or any of our subsidiaries between the date of the Reorganization Agreement and the consummation of the Reorganization that has had a material adverse effect on our business or our subsidiaries' businesses.

     o Allied Healthcare (UK) shall have issued the Mirror preferred stock to our company. See "Description of Our Securities--Preferred Stock--Mirror Preferred Stock" for a description of the Mirror preferred stock.

     o TWUK shall have issued the Amended and Restated Mirror Note to Allied Healthcare (UK). See "Proposal I: The Reorganization--Related Agreements--Amended and Restated Mirror Subordinated Promissory Note" for a description of the Amended and Restated Mirror Note.

     o The shareholders of each of Allied Healthcare (UK) and TWUK shall have approved any amendments to the charters of Allied Healthcare (UK) and TWUK that are necessary to permit the Reorganization.

     o We shall have filed an amendment to our Certificate of Incorporation changing our name to Allied Healthcare International Inc. and increasing the number of authorized shares of our capital stock from 42 million to 72 million.

     o Each U.K. Equity Holder shall have either signed the Reorganization Agreement or executed a joinder agreement in which it agrees to become a party to the Reorganization Agreement.

     o The registration rights agreement described below shall have been entered into.

     o TWUK shall have purchased all of the redeemable shares of TWUK held by Timothy M. Aitken and Sarah L. Eames for their nominal value.

Conditions to Our Company's Obligations to Effect the Reorganization

     Our company's obligation to effect the Reorganization is also subject to the satisfaction of the following conditions:

     o All representations and warranties made in the Reorganization Agreement by the U.K. Equity Holders shall be true and correct at the consummation of the Reorganization.

     o The U.K. Equity Holders shall have performed all of their obligations under the Reorganization.

     o We shall have obtained all consents necessary to consummate the Reorganization.

     o Our shareholders shall have approved the Reorganization Agreement and the Reorganization.

     o Each U.K. Equity Holder shall have either signed the Reorganization Agreement or executed a joinder agreement in which it agrees to become a party to the Reorganization Agreement.

Termination

     The Reorganization Agreement may be terminated at any time prior to the consummation of the Reorganization:

     o by the mutual written consent of our company and a majority in interest of the U.K. Equity Holders;

     o by either our company or a majority in interest of the U.K. Equity Holders if (1) an injunction shall have been issued which restrains, enjoins, or prohibits the Reorganization and such injunction is not lifted within 20 days of its issuance, or (2) if the consummation of the Reorganization has not occurred by September 21, 2002 (150 days after the date of execution of the Reorganization Agreement) and the terminating party has not materially breached any of its obligations under the Reorganization Agreement;

     o by our company if any of the U.K. Equity Holders materially breaches any of its representations, warranties, covenants or other agreements in the Reorganization Agreement, and such breach cannot be, or has not been, cured within 15 days of written notice to the U.K. Equity Holders; and

     o by a majority in interest of the U.K. Equity Holders if (1) requisite shareholder approval of our company's shareholders has not been obtained, or (2) if our company has materially breached any of its representations, warranties, covenants, or other agreements under the Reorganization Agreement, and such breach cannot be, or has not been, cured within 15 days of written notice to our company.


Amendments

     The Reorganization Agreement may be amended by an instrument in writing signed by our company and a majority in interest of the U.K. Equity Holders. Any such amendment shall be binding upon all of the parties to the Reorganization Agreement. However, after shareholder approval of the Reorganization Agreement and the Reorganization has been obtained, any amendment to the Reorganization Agreement which requires shareholder approval shall be submitted to the shareholders for such approval. The Reorganization Agreement was amended to make minor changes thereto on May 16, 2002.


Expenses

     TWUK has agreed that, if it was permitted to do so by applicable tax law, it would pay all fees and expenses, including legal fees, incurred by the U.K. Equity Holders in connection with the Reorganization Agreement and the Reorganization.


RELATED AGREEMENTS

     In connection with the consummation of the Reorganization, we will enter into a series of related agreements. Set forth below is a summary of each of these agreements.


Registration Rights Agreement

     We have agreed to enter into a registration rights agreement at the consummation of the Reorganization. In the registration rights agreement, we will agree to file a registration statement covering the resale of the shares of common stock issued to the U.K. Equity Holders pursuant to the Reorganization Agreement (including the shares of common stock issuable upon conversion of the Series A preferred stock). The Registration Statement of which this proxy statement/prospectus forms a part will serve as the resale registration statement for the U.K. Equity Holders.

     We will also agree in the registration rights agreement to file a registration statement covering the resale of the shares of common stock held by the Hyperion Funds, as well as the shares of our common stock issued to Mr. Aitken, Ms. Eames, Triumph Partners III, L.P. and Triumph III Investors, L.P in April 2002. (These issuances are described in "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreements"). We have agreed to have such registration statement declared effective by the Securities and Exchange Commission within 30 days following the consummation of the Reorganization.

     We will agree to use reasonable efforts to cause all shares registered in the registration statements to be listed on the American Stock Exchange. We have agreed to pay all expenses in effecting the registration of the registered shares. The registration rights agreement will contain customary indemnification provisions.


Amendment No. 1 To Securities Purchase Agreement

     At the consummation of the Reorganization, our company, Allied Healthcare
(UK), TWUK and the purchasers of the Notes of Allied Healthcare (UK) and Equity Warrants of TWUK (the "Purchasers") will enter into an amendment to the securities purchase agreement pursuant to which such securities were initially purchased. The primary purpose of the amendment to the securities purchase agreement is to impose upon Allied Healthcare (UK) and TWUK certain obligations with respect to redemption of the shares of Series A preferred stock that correspond to the rights of the holders of the Series A preferred stock under the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, and which are substantially similar to the rights that such holders currently possess with respect to the Notes and Equity Warrants. The amendment to the securities purchase agreement will also eliminate certain obligations of Allied Healthcare (UK) and TWUK that related to the Equity Warrants and the Warrant Shares and will eliminate certain rights of the Purchasers and certain of the obligations of our company, Allied Healthcare (UK) and TWUK that are either no longer appropriate in light of the Reorganization or that will be addressed in the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation.


     Pursuant to the amendment to the securities purchase agreement, the Mirror
Note issued by TWUK will be replaced by the Amended and Restated Mirror Note. See "Amended and Restated Mirror Subordinated Promissory Note" below for a description of the Amended and Restated Mirror Note.

     The amendment to the securities purchase agreement provides that the Purchasers will have the right to redeem the shares of Series A preferred stock up to three times, but for not less than (pounds sterling)5 million on any one occasion (or such lower amount as is necessary to redeem all of the shares of Series A preferred stock then outstanding). Any redemption is subject to the provisions of the amendment to the securities purchase agreement, including the following provisions:

     o The Series A preferred stock issued by us will be subject to redemption by us at the option of a majority in interest of the Purchasers upon and after the occurrence of a specified redemption event. A redemption event is defined generally in the amendment to the securities purchase agreement as: (1) a sale of more than 90% of the shares or assets of our company, Allied Healthcare (UK) or TWUK to a third person or the insolvency of our company, Allied Healthcare (UK) or TWUK, or (2) any date subsequent to December 17, 2007 if the current senior or mezzanine debt of TWUK has been repaid in full prior to such date.


     o In the event of a redemption by us of our Series A preferred stock, Allied Healthcare (UK) will be required to redeem the Mirror preferred stock and TWUK will redeem the Amended and Restated Mirror Note and PIK Notes issued in respect of interest thereon. We must use the funds we receive from the redemption of the Mirror preferred stock to redeem the Series A preferred stock issued by us and Allied Healthcare (UK) must use the funds received from the redemption of the Amended and Restated Mirror Note and the PIK Notes to redeem the Mirror preferred stock issued by it.



     o In connection with the redemption of the Series A preferred stock we will, if required, seek the consent to the redemption of the holders of the senior bank indebtedness of TWUK and the makers of the Mezzanine Loan.

     o If we are prohibited by law from redeeming all of the shares of Series A preferred stock for which redemption is elected, then we will redeem such shares of Series A preferred stock to the extent permissible and will redeem the remaining shares of Series A preferred stock as soon as we are not prohibited from doing so. In the event that we fail for any reason to redeem any shares of Series A preferred stock for which redemption is required pursuant to the amendment to the securities purchase agreement, then the Purchasers shall have the right to revoke their exercise of the redemption election. If the Purchasers do not elect to revoke their redemption election, we will be required to pay to the Purchasers an amount equal to 2% per annum of the Series A Purchase Price, as defined in the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, for any of the shares of Series A preferred stock not redeemed and the shares of Series A preferred stock which remain outstanding shall continue to accrue dividends at the rate stated in such Certificate of Amendment, plus 2% per annum.

     o TWUK will guarantee payment in full of the obligations of our company and Allied Healthcare (UK) to the Purchasers upon the election of the Purchasers to redeem their shares of Series A preferred stock.

     o In the event that either our company or Allied Healthcare (UK) fails to perform in full its obligations following the Purchasers' redemption election, and TWUK fails to perform its obligations as a guarantor of the obligations of our company and Allied Healthcare
          (UK), a majority in interest of the Purchasers shall have the right to exercise the redemption election against TWUK to the same extent and with the same effect as if exercised against our company.

     Pursuant to the amendment to the securities purchase agreement, neither our company, Allied Healthcare (UK), TWUK nor their respective subsidiaries will be permitted to sell substantially all of their assets, merge with another company or enter into similar transactions unless, among other things, the other party to the transaction agrees to assume the obligations with respect to the shares of the Series A preferred stock outstanding such that the Purchasers will continue to have the right to achieve the practical realization of the principal benefits intended to be provided by the amended securities purchase agreement. Prior to the amendment, the securities purchase agreement imposed this prohibition only on Allied Healthcare (UK), TWUK and their respective subsidiaries.

     The amendment to the securities purchase agreement also contains covenants where our company, Allied Healthcare (UK) and TWUK agree not to engage in activities that may jeopardize the qualification of the Reorganization as a tax-free exchange for U.S. federal income tax purposes.

     The amendment to the securities purchase agreement will eliminate the provisions of the securities purchase agreement relating to the following matters, among others:

     o    Allied Healthcare (UK)'s redemption of the Notes;

     o the Purchasers' right to put the Notes and the PIK Notes to Allied Healthcare (UK);

     o the Purchasers' right to put the Equity Warrants and the Warrant Shares to TWUK (which provision is being replaced by the provisions discussed above requiring our company to redeem the Series A preferred stock under certain circumstances);

     o certain covenants of Allied Healthcare (UK) and TWUK, including covenants relating to transactions with affiliates and limitations on indebtedness;

     o the drag-along rights of our company, Allied Healthcare (UK), TWUK and the Purchasers in connection with an offer to purchase the securities of Allied Healthcare (UK) or TWUK;

     o    the co-sale, or tag along, rights of our company, Allied Healthcare
          (UK) and the Purchasers with respect to the securities of TWUK or the Notes;

     o pre-emptive rights, or a right of first offer, with respect to the transfer of securities of TWUK and the Notes;

     o other restrictions on transfers of the securities of TWUK and the Notes; and

     o breaches and remedies (which provision is being replaced by substantially similar provisions of the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation).

     The amendment to the securities purchase agreement also requires us to use our best efforts to ensure that the boards of directors of our company, Allied Healthcare (UK) and TWUK are composed of the same individuals.

     For a description of the current provisions of the securities purchase agreement, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Borrowings--Senior Subordinated Promissory Notes and Equity Warrants."


Amended and Restated Mirror Subordinated Promissory Note

     At the consummation of the Reorganization, TWUK will amend and restate the Mirror Note it had originally issued in December 1999 to Allied Healthcare
(UK). The Mirror Note issued in December 1999 supports the Notes issued by Allied Healthcare (UK) at that time. The Amended and Restated Mirror Note to be executed in connection with the Reorganization will support the Mirror Preferred Stock. In all other respects, there will be no substantive differences between the original Mirror Note and the Amended and Restated Mirror Note.


Mirror Preferred Stock

     At the consummation of the Reorganization, Allied Healthcare (UK) will issue shares of its Mirror Preferred Stock to our company. For a description of the Mirror preferred stock, see "Description of our Securities--Preferred Stock--Mirror Preferred Stock."


Amendment No. 1 to Voting Trust Agreement

     At the consummation of the Reorganization, the agreement establishing the voting trust will be amended to provide, among other things, that the boards of directors of Allied Healthcare (UK) and TWUK will each consist of eight individuals. The agreement establishing the voting trust will also be amended to provide that, in the event of a breach by our company of our obligation to redeem the shares of Series A preferred stock, the trustee will be obligated to vote and sell the shares held in the voting trust as directed by Triumph Partners III, L.P. (The agreement establishing the voting trust currently provides that, in the event of the breach by Allied Healthcare (UK) or TWUK of their respective obligations to honor a put by the holders of the Equity Warrants, the Warrant Shares or the Notes, the trustee of the voting trust will be obligated to vote and sell the shares held in the voting trust as directed by Triumph Partners III, L.P.) For a description of the provisions of the voting trust, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Borrowings--Senior Subordinated Promissory Notes and Equity Warrants."


U.S. TAX CONSEQUENCES TO OUR COMPANY, THE HOLDERS OF OUR COMMON STOCK AND THE U.K. EQUITY HOLDERS

     We have endeavored to use our reasonable best efforts to ensure that the Reorganization qualifies as a tax-free reorganization to our company and our shareholders pursuant to section 368(a)(1)(B) of the Internal Revenue Code of 1986. If the transaction so qualifies, the holding period and tax basis of each equity holder of TWUK who exchanges equity interests of TWUK for our securities in the Reorganization will carry over to the ownership of the new stock interests received pursuant to the Reorganization. Certain holders of the Notes of Allied Healthcare (UK) may, however, recognize gain or loss on certain portions of the transaction which are incidental to the Reorganization.

     Although we did not conduct a comprehensive ownership structure review, based upon the anticipated transactions described in this proxy statement/prospectus, we do not expect to trigger the ownership change rules under section 382 of the Internal Revenue Code of 1986 as a result of the consummation of the Reorganization. However, future corporate ownership transactions may result in the application of the section 382 rules. If these rules are triggered, there may be limitations on the use of tax net operating loss carryforwards. However, in our financial statements we have not recognized any benefit associated with the future utilization of net operating loss carryforwards.


U.K. TAX CONSEQUENCES TO OUR COMPANY AND THE U.K. EQUITY HOLDERS

     The Reorganization entails the exercise of warrants, the exchange of shares, the issuance of funding notes in respect of the accrued PIK interest on the Notes, the exchange of the funding notes for shares of common stock of our company, followed by settlement of the funding notes by the issuance of shares of Allied Healthcare (UK).

     The exercise of warrants will not give rise to U.K. tax consequences to our company or to the U.K. Equity Holders.

     The exchange of TWUK shares for shares in our company should not give rise to U.K. tax consequences to our company or the U.K. Equity Holders who are U.K. residents and Inland Revenue clearance has been given to this effect. However, a U.K. stamp duty liability will arise on the exchange of shares. The stamp duty would be a liability of our company and would be due and payable within 30 days following consummation of the Reorganization. The stamp duty liability is calculated by multiplying the value of the shares issued at the date of execution of the Reorganization Agreement by 0.5 %.

     As an illustration, assuming a share price of $4.00 for both the Series A preferred stock and the common stock of our company, the issuance by us of approximately 11 million shares will give rise to a stamp duty liability of approximately $220,000. In order to calculate the actual stamp duty liability it will therefore be necessary to determine the values of both the Series A preferred shares and the common stock. For the common stock this is their quoted share price on the date of execution of the Reorganization Agreement. For the Series A preferred shares, an estimate will need to be made of their value. This estimate will need to be approved by the Stamp Duty Office.

     We are in the process of seeking Treaty clearance that no tax will be required to be withheld by our company on the issuance of additional notes by Allied Healthcare (UK) to the U.S. subordinated loan note holders as payment for the accrued PIK interest, and we are awaiting a response. U.K. income tax will be required to be withheld at the rate of 20% of any loan notes issued as payment of the PIK interest that are attributable to the beneficial owners of such interest who are non-U.K. resident and for whom Treaty clearance is not granted. Additionally, income tax at the rate of 20% is required to be withheld on the issuance of the funding notes for the payment of accrued PIK interest to the U.K.-resident individual Note holders. U.K.-resident individual Note holders will be liable for U.K. income tax on receipt of the PIK interest.

     Finally, a UK Stamp Duty liability will arise on the exchange of the funding notes for shares in our company and is calculated by multiplying the value of the shares issued at the date of execution of the agreement by 0.5%. The stamp duty would be a liability of our company and would be due and payable within 30 days following the exchange of funding notes for our shares.


OUR DIRECTORS AND OFFICERS AFTER THE REORGANIZATION

     Upon consummation of the Reorganization and approval of Proposal II described in this proxy statement/prospectus, our board of directors will consist of eight members. Timothy M. Aitken, Scott A. Shay, G. Richard Green and Jeffrey S. Peris, all current directors of our company, will remain on our board of directors. If they are elected at the annual meeting, David J. Macfarlane, Sarah L. Eames and John W. Matthews will become additional members of our board of directors. If the Reorganization is consummated, Frederick S. Moseley IV is expected to be elected to our board of directors by the holders of the Series A preferred stock shortly thereafter. (Pursuant to the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, the holders of the Series A preferred stock will have the right to elect one director until such time as Triumph Partners III, L.P. and its affiliates own less than 50% of the shares of Series A preferred stock issued to them in the Reorganization.) Mr. Moseley is a principal of Triumph Partners III, L.P. and Triumph III Investors, L.P., principal investors in TWUK. Messrs. Macfarlane and Matthews are currently neither directors nor officers of our company or TWUK. Ms. Eames is currently an executive officer of our company.

     Following the Reorganization, the following persons will serve in the following management capacities of our company:



     Timothy M. Aitken .......... Chairman of the Board and Chief Executive Officer
     Sarah L. Eames ............. President and Chief Operating Officer
     John B. Wynne .............. Vice President and Chief Financial Officer
     Leslie J. Levinson ......... Secretary

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     You should be aware that, as described below, certain executive officers and directors of our company and TWUK and certain other investors in TWUK have interests in the Reorganization that may be considered to be different from, or in addition to, your interests and that may create potential conflicts of interest.

     o Timothy M. Aitken, the chairman and chief executive officer of our company and a director of TWUK, owns 704,258 shares of our common stock and holds options to purchase 845,000 shares of common stock. Mr. Aitken beneficially owns Equity Warrants to purchase 500,000 ordinary shares of TWUK and (pounds sterling)500,000 in principal amount of Notes of Allied Healthcare (UK) and is entitled to receive (pounds sterling)130,352 of accrued PIK interest (which will be satisfied pursuant to the Reorganization Agreement through the issuance of 22,733 shares of our common stock). Mr. Aitken also owns 4,130,000 redeemable shares of TWUK, which he has agreed to resell to TWUK for their nominal value. After the Reorganization, Mr. Aitken will beneficially own approximately 5.8% of our outstanding shares of voting stock.

     o Sarah L. Eames, the president and chief operating officer of our company and an executive officer of TWUK, owns 491,099 shares of our common stock and holds options to purchase 310,000 shares of common stock. Ms. Eames owns Equity Warrants to purchase 61,869 ordinary shares of TWUK and (pounds sterling)61,869 in principal amount of Notes of Allied Healthcare (UK) and is entitled to receive (pounds sterling)16,130 of accrued PIK interest (which will be satisfied pursuant to the Reorganization Agreement through the issuance of 2,813 shares of our common stock). Ms. Eames also owns 2,940,000 redeemable shares of TWUK, which she has agreed to resell to TWUK for their nominal value. After the Reorganization, Ms. Eames will beneficially own approximately 2.8% of our outstanding shares of voting stock.

     o G. Richard Green, a director of our company, a director of TWUK and the trustee of the voting trust described in this proxy statement/prospectus, beneficially owns 5,600 shares of our common stock and holds options to purchase 5,000 shares of common stock. Mr. Green also beneficially owns 350,000 redeemable shares of TWUK, Equity Warrants to purchase 50,000 ordinary shares of TWUK and (pounds sterling)50,000 of Notes of Allied Healthcare (UK) and is entitled to receive (after deducting amounts due as a withholding tax) (pounds sterling)10,428 of accrued PIK interest (which will be satisfied pursuant to the Reorganization Agreement through the issuance of 1,819 shares of our common stock). After the Reorganization, Mr. Green will beneficially own less than 1% of our outstanding shares of voting stock.

     o Frederick S. Moseley IV, whom the holders of the Series A preferred stock have indicated they intend to appoint as their director designee immediately after the Reorganization, is the president of Triumph Capital Group. Mr. Moseley holds positions as a general and limited partner in Triumph Capital Group-related entities and may be considered the beneficial owner of securities held by two Triumph Capital Group-related entities, Triumph Partners III, L.P. and Triumph III Investors, L.P. Triumph Partners III, L.P. and Triumph III Investors, L.P. hold 375,000 shares of our common stock, Equity Warrants to purchase an aggregate of 19,000,000 ordinary shares of TWUK and an aggregate of (pounds sterling)19,000,000 of Notes of Allied Healthcare (UK) and they are entitled to receive (pounds sterling)4,953,383 of accrued PIK interest (which will be satisfied pursuant to the Reorganization Agreement through the issuance of 863,870 shares of our common stock). After the Reorganization, Triumph Partners III, L.P. and Triumph III Investors, L.P. will beneficially own approximately 26.8% of our outstanding shares of voting stock in the aggregate. Mr. Moseley disclaims such beneficial ownership except as to his pecuniary interest therein, including with respect to the shares of common stock into which the Series A preferred stock may be converted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AFTER THE
   REORGANIZATION

     The following table sets forth the number of shares of common stock and Series A preferred stock, and the percentage of voting stock, beneficially owned upon the consummation of the Reorganization, by (1) all persons known by us to be the beneficial owner of more than 5% of Transworld Healthcare outstanding voting stock; (2) each director of our company after the Reorganization (including Frederick S. Moseley IV); (3) each of our "named executive officers," as defined under the rules and regulations of the Securities Act of 1933, and (4) all directors and named executive officers of our company as a group (9 persons).

     For the beneficial security ownership of our company prior to the Reorganization, see "Security Ownership of Certain Beneficial Owners and Management."


                                                        NUMBER OF                 NUMBER             PERCENTAGE OF
                                                          COMMON               OF SERIES A           VOTING SHARES
                                                          SHARES                PREFERRED             BENEFICIALLY
                                                       BENEFICIALLY        SHARES BENEFICIALLY           OWNED
                                                       OWNED AFTER             OWNED AFTER               AFTER
NAME                                                REORGANIZATION(1)         REORGANIZATION       REORGANIZATION(21)
-----------------------------------------------   ---------------------   ---------------------   -------------------
Timothy M. Aitken .............................          1,571,991(2)             174,400(15)              5.8%
Sarah L. Eames ................................            803,912(3)              21,580(16)              2.8%
John B. Wynne .................................             33,334(4)                   0                    *
Scott A. Shay .................................         11,800,210(5)                   0                 40.2%
Jeffrey S. Peris ..............................              7,000(6)                   0                    *
G. Richard Green ..............................             70,414(7)              17,440(17)                *
Frederick S. Moseley IV .......................          1,238,870(8)           6,627,200(18)             26.8%
David J. Macfarlane ...........................                  0                      0
John W. Matthews ..............................                  0                      0
Hyperion Partners II L.P ......................         11,800,210(9)                   0                 40.2%
Hyperion TW Fund L.P ..........................         11,800,210(10)                  0                 40.2%
Hyperion TWH Fund LLC .........................         11,800,210(11)                  0                 40.2%
Triumph Partners III,L.P ......................          1,238,870(12)          6,627,200(19)             26.8%
Triumph III Investors, L.P ....................          1,238,870(13)          6,627,200(20)             26.8%
All executive officers and directors as a group
(9 persons) ...................................         15,525,731(14)          6,840,620                 73.2%

----------
*     Less than 1%.

(1) Does not include the share of common stock issuable upon conversion of the Series A preferred stock.

(2) Includes 22,733 shares of common stock to be issued in exchange for funding notes representing (pounds sterling)130,352 of PIK interest. Also includes 845,000 shares subject to options exercisable within 60 days from the Record Date.

(3) Includes 2,813 shares of common stock to be issued in exchange for funding notes representing (pounds sterling)16,130 of PIK interest. Also includes 310,000 shares subject to options exercisable within 60 days from the Record Date.

(4) Includes 33,334 shares subject to options exercisable within 60 days from the Record Date.

(5) Includes 6,854,454 shares of common stock owned by Hyperion Partners II L.P., 4,148,456 shares of common stock owned by Hyperion TW Fund L.P. and 422,300 shares of common stock owned by Hyperion TWH Fund LLC, each of which are affiliates of Mr. Shay and as to which Mr. Shay disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 375,000 shares of common stock owned by Hyperion TWH Fund II LLC, an affiliate of Mr. Shay, as to which Mr. Shay disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(6) Includes 5,000 shares subject to options exercisable within 60 days from the Record Date.

(7) Includes 57,995 shares of common stock to be issued in exchange for 350,000 redeemable shares of TWUK held jointly by Mr. Green and his wife and 1,819 shares of common stock to be issued in exchange for funding notes representing (pounds sterling)13,035 of PIK interest, less withholding taxes of (pounds sterling)2607 (or a net amount of (pounds sterling)10,428), held by Orion Nominees Limited, an affiliate of Mr. Green. Also includes 5,000 shares subject to options exercisable within 60 days from the Record Date and 2,600 shares owned of record by Mr. Green's wife, as to which Mr. Green disclaims beneficial ownership.

(8) Consists of 863,870 shares of common stock to be issued in exchange for funding notes representing (pounds sterling)4,953,383 of PIK interest held by Triumph Partners III, L.P. and Triumph III Investors, L.P., 370,500 shares of common stock held by Triumph Partners III, L.P. and 4,500 shares of common stock held by Triumph III Investors, L.P. The funding notes and shares of common stock to be issued to Triumph Partners III, L.P. and Triumph III Investors, L.P. may not be issued until after the Reorganization is completed. Mr. Moseley is the president of Triumph Capital Group and holds positions as a general and limited partner in Triumph Capital Group-related entities, and may be considered a beneficial owner of the shares held by Triumph Capital Group and its related entities. Mr. Moseley disclaims such beneficial ownership, except as to his pecuniary interest therein.

(9) Includes 4,148,456 shares of common stock which Hyperion TW Fund (an affiliate of Hyperion Partners II) has purchased, 422,300 shares of common stock which Hyperion TWH Fund (an affiliate of Hyperion Partners
      II) has purchased and 375,000 share of common stock which Hyperion TWH Fund II (an affiliate of Hyperion Partners II) has purchased and as to which Hyperion Partners II disclaims beneficial ownership.

(10) Includes 6,854,454 shares of common stock which Hyperion Partners II (an affiliate of Hyperion TW Fund) has purchased, 422,300 shares of common stock which Hyperion TWH Fund (an affiliate of Hyperion TW Fund) has purchased and 375,000 shares of common stock which Hyperion TWH Fund II (as affiliate of Hyperion TW Fund) has purchased and as to which Hyperion TW Fund disclaims beneficial ownership.

(11) Includes 4,148,456 shares of common stock which Hyperion TW Fund (an affiliate of Hyperion TWH Fund) has purchased, 6,854,454 shares of common stock which Hyperion Partners II (an affiliate of Hyperion TWH Fund) has purchased and 375,000 shares of common stock which Hyperion TWH Fund II (an affiliate of Hyperion TWH Fund) has purchased and as to which Hyperion TWH Fund disclaims beneficial ownership.

(12) Consists of 863,870 shares of common stock to be issued in exchange for funding notes representing (pounds sterling)4,953,383 of PIK interest held by Triumph Partners III, L.P. and Triumph III Investors, L.P., 370,500 shares of common stock held by Triumph Partners III, L.P. and 4,500 shares of common stock held by Triumph III Investors, L.P. The funding notes and shares of common stock to be issued to Triumph Partners III, L.P. and Triumph III Investors, L.P. may not be issued until after the Reorganization is completed.

(13) Consists of 863,870 shares of common stock to be issued in exchange for funding notes representing (pounds sterling)4,953,383 of PIK interest held by Triumph III Investors, L.P. and Triumph Partners III, L.P., 370,500 shares of common stock held by Triumph Partners III, L.P. and 4,500 shares of common stock held by Triumph III Investors, L.P. The funding notes and shares of common stock to be issued to Triumph Partners III, L.P. and Triumph III Investors, L.P. may not be issued until after the Reorganization is completed.

(14) Includes an aggregate of 1,198,334 shares subject to options, held by our executive officers and directors (Messrs. Aitken, Wynne, Shay, Peris, Green, Moseley, Macfarlane and Matthews and Ms. Eames), exercisable within 60 days from the Record Date and 2,600 shares owned of record by Mr. Green's wife, as to which Mr. Green disclaims beneficial ownership.

(15) Consists of 174,400 shares of Series A preferred stock to be issued in exchange for 250,000 Equity Warrants of TWUK held by Mr. Aitken and 250,000 Equity Warrants of TWUK held by Aitken (English) Company Limited, which is an affiliate of Mr. Aitken.

(16) Consists of 21,580 shares of Series A preferred stock to be issued in exchange for 61,869 Equity Warrants of TWUK.

(17) Consists of 17,440 shares of Series A preferred stock to be issued in exchange for 50,000 Equity Warrants of TWUK held by Orion Nominees Limited, which is an affiliate of Mr. Green.

(18) Consists of 6,627,200 shares of Series A preferred stock to be issued in exchange for 18,772,000 Equity Warrants of TWUK held by Triumph Partners III, L.P. and 228,000 Equity Warrants of TWUK held by Triumph III Investors, L.P. Mr. Moseley is the president of Triumph Capital Group and holds positions as a general and limited partner in Triumph Capital Group
      - related entities, and may be considered a beneficial owner of the shares held by Triumph Capital Group and its related entities. Mr. Moseley disclaims such beneficial ownership, except as to his pecuniary interest therein.

(19) Consists of 6,547,674 shares of Series A preferred stock to be issued in exchange for 18,772,000 Equity Warrants of TWUK and 79,526 shares of Series A preferred stock to be issued in exchange for 228,000 Equity Warrants of TWUK held by Triumph III Investors, L.P., an affiliate of Triumph Partners III, L.P.

(20) Consists of 79,526 shares of Series A preferred stock issued in exchange for 228,000 Equity Warrants of TWUK and 6,547,674 shares of Series A preferred stock issued in exchange for 18,772,000 Equity Warrants of TWUK held by Triumph Partners III, L.P., an affiliate of Triumph III Investors, L.P.

(21) Assumes 21,573,709 shares of common stock and 7,773,660 shares of Series A preferred stock issued and outstanding after the Reorganization.


ACCOUNTING TREATMENT OF THE REORGANIZATION

     The Reorganization will be accounted for in accordance with accounting principles generally accepted in the United States as follows:

     o All shares issued upon the exercise of Equity Warrants and the Mezzanine Warrants will be exchanged for (1) shares of our common stock, in the case of the Mezzanine Warrants and (2) shares of our Series A preferred stock, in the case of the Equity Warrants. These exchanges will be treated as an acquisition of minority interest and accounted for by the purchase method of accounting.

     o All issued and outstanding ordinary shares of TWUK will be exchanged for new shares of our common stock. This exchange will be treated as an acquisition of minority interest and accounted for by the purchase method of accounting.

     o All holders of then outstanding redeemable shares of TWUK will exchange such shares for shares of our common stock. We will record a compensation charge for the fair value of our common stock to be issued in the exchange.

     o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will in turn be exchanged for shares of our common stock. To the extent that the sum of the aggregate fair value of the common stock to be issued in satisfaction of the accrued and unpaid interest and the withholding taxes exceeds or is less than the value of the accrued and unpaid interest, we will record a gain or loss accordingly.


REGULATORY AND OTHER APPROVALS

     No submissions to the Antitrust Division of the Department of Justice or the Federal Trade Commission are required in connection with the Reorganization pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The approval of the American Stock Exchange is required in order to list the shares of our common stock to be issued in the Reorganization (including the shares of common stock issuable upon conversion of the Series A preferred stock) on the American Stock Exchange.


     We will need to obtain the consent of our lenders under our Senior Credit Facility and the lenders under our Mezzanine Loan to the consummation of the Reorganization.


     We may need to obtain various state regulatory approvals in connection with the Reorganization, none of which we deem material to our business taken as a whole.


DISSENTERS' RIGHTS OF APPRAISAL


     The U.K. Equity Holders do not have the equivalent of dissenters' rights of appraisal in connection with the Reorganization under the laws of the U.K.

                          DESCRIPTION OF OUR SECURITIES

     As of the date of this proxy statement/prospectus, our authorized capital stock consists of 40 million shares of common stock, par value $.01 per share, and two million shares of undesignated preferred stock, par value $.01 per share. As of the date of this proxy statement/prospectus, there were 19,210,233 shares of common stock issued and outstanding. As of May 1, 2002, our common stock was held of record by approximately 162 shareholders. Assuming that Proposal III is approved and the Reorganization is consummated, our authorized capital stock will consist of 62 million shares of common stock and ten million shares of preferred stock, of which eight million shares will be designated as Series A preferred stock.


COMMON STOCK

     Holders of common stock have the right to cast one vote, in person or by proxy, for each share owned of record on all matters submitted to a vote, including the election of directors.

     Holders of the common stock are entitled to share proportionately in any dividends that may be declared by the board of directors out of funds legally available for dividends. They are also entitled to share proportionately in all of our assets available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of our company. Holders of common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of the common stock in our Certificate of Incorporation. All outstanding shares of common stock are, and those shares of common stock issued upon the consummation of the Reorganization will be, validly issued, fully paid and non-assessable.


PREFERRED STOCK

     Our board of directors has the power, without further vote of our shareholders, to authorize the issuance of up to a total of two million shares of our preferred stock and to fix the terms, limitations, rights, privileges and preferences of any of these shares of preferred stock. This power includes the ability to establish voting, dividend, redemption, conversion, liquidation and other rights and preferences for any of these shares. There are presently no shares of our preferred stock outstanding. At our annual meeting, we are proposing to increase the number of authorized shares of preferred stock having the rights, powers and privileges described below. See "Proposal III:
Amendments to Our Certificate of Incorporation and Bylaws--Increase in Number of Authorized Shares of Capital Stock."


Series A Preferred Stock

     Assuming that the Reorganization is approved by our shareholders, our board of directors intends to authorize the issuance of eight million shares of Series A preferred stock. The shares of Series A preferred stock will be issued to certain equity investors in TWUK in exchange for 22,286,869 ordinary shares (which are to be issued to the equity investors upon exercise of their TWUK Equity Warrants) at the Exchange Ratio of 0.3488 shares of Series A preferred stock for every ordinary share. The terms of the Series A preferred stock are set forth in the Certificate of Amendment (relating to the Series A preferred stock) to our Certificate of Incorporation, which we refer to as the Certificate of Amendment. We intend to file the Certificate of Amendment with the Secretary of State of the State of New York immediately prior to the consummation of the Reorganization.

     The following summary highlights selected information of the Certificate of Amendment. It does not contain all of the information that may be important to you. You should carefully read the entire Certificate of Amendment, which is attached hereto as Annex A-2 and incorporated herein by reference.


Dividends

     Each share of Series A preferred stock will be entitled to receive cumulative, compounding dividends at the per share rate of 9.375% of (pounds sterling)2.867 per year commencing on June 18, 2002 (subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions, as described in section 6 of the Certificate of Amendment). In addition, each share of Series A preferred stock will be entitled to receive dividends at a higher rate in the event of a Covenant Breach, as that term is defined in the Certificate of Amendment. The shares of Series A preferred stock will be entitled to receive dividends commencing on June 18, 2002 because the Notes will accrue interest through June 17, 2002 (regardless of the date on which the Reorganization is actually consummated).

     Any accrued but unpaid dividends will be paid upon liquidation, redemption or conversion of the Series A preferred stock, as described in the Certificate of Amendment. We may not declare or pay any dividends, make any distributions, or set aside any funds of assets for payment or distribution with regard to our common stock or any other class or series of our stock ranking junior to the Series A preferred stock, until all accumulated dividends on the Series A preferred stock have been paid.

     For more information, please see section 2 of the Certificate of Amendment.


Voting Rights
-------------

     Each outstanding share of Series A preferred stock will be entitled to that number of votes equal to the number of shares of common stock into which such share of Series A preferred stock is convertible, as described in the Certificate of Amendment. The Series A preferred stock and our common stock will vote as a single class on all matters submitted to a vote of our shareholders.

     Until Triumph Partners III, L.P. (or any of its affiliates) beneficially owns less than 50% of the shares of Series A preferred stock issued to it in the Reorganization, the holders of Series A preferred stock will be entitled, voting as a separate class, to elect one director to our board of directors. In addition, the Series A preferred stock and our common stock will vote as a single class in the election of all other directors of our board of directors.

     In the event of a Covenant Breach (as that term is defined in the Certificate of Amendment), the holders of the Series A preferred stock will be entitled to elect one additional director to our board of directors. Thereafter, on each six-month anniversary of the occurrence of such breach, the holders of the Series A preferred stock will be able to elect one more director until the breach has been cured or waived. If at any time while the holders of Series A preferred stock are entitled to elect a director, such director ceases to be a director of our company, the vacancy can only be filled by the vote of the holders of a majority of the Series A preferred stock.

     For more information, please see section 3 and section 17 of the Certificate of Amendment.


Liquidation Preference
----------------------

     In the event of any liquidation, dissolution or winding up of our company, the holders of Series A preferred stock will be entitled to receive, before the holders of common stock or any other class or series of stock ranking junior to the Series A preferred stock will be entitled to receive anything in respect of their shares, a liquidation preference equal to (pounds sterling)2.867 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions, as described in section 6 of the Certificate of Amendment), plus any accrued or declared but unpaid dividends on such shares of Series A preferred stock, which we refer to as the Series A Preference Amount; provided, however, that in the event that the holders of Series A preferred stock would have received an amount greater than the Series A Preference Amount had they converted their Series A preferred stock into shares of common stock immediately prior to the liquidation, dissolution or winding up of our company, such holders will be entitled to receive an amount per share equal to the amount they would received had they effectuated such a conversion.

     For more information, please see section 4 of the Certificate of Amendment.


Common Stock Conversion
-----------------------

     Conversion at the Option of the Holder of Series A Preferred Stock. Each holder of Series A preferred stock will be entitled, at any time on or before the day before the date, if any, fixed for the conversion of the Series A preferred stock (see "Conversion at the Option of the Company" below), until December 17, 2008, to convert some or all of its shares of Series A preferred stock into shares of common stock. Each share of Series A preferred stock will be initially convertible into 1 share of common stock at a conversion price of (pounds sterling)2.867 per share. The conversion price and the number of shares subject to issuance upon conversion is subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends, recapitalizations and similar transactions, as described in section 6 of the Certificate of Amendment.

     In addition, the holders of Series A preferred stock will be entitled upon such conversion to receive in cash any accrued or declared but unpaid dividends on their shares. If we are unable to pay such dividends in cash, then the holders of the Series A preferred stock shall have the option to either:

     o revoke the conversion with respect to the shares of Series A preferred stock in question; or

     o receive a demand note in the principal amount of the unpaid dividends, bearing an interest rate 2% greater than Series A preferred stock dividend rate; or

     o receive an additional number of shares of common stock, as described in the Certificate of Amendment.

     For more information, please see section 5 of the Certificate of Amendment.


     Conversion at the Option of the Company. Subject to applicable law and the satisfaction of the conditions discussed below, we may convert the outstanding Series A preferred stock, in whole, but not in part, into shares of our common stock at a stated common conversion rate, and upon the payment of all accrued or declared but unpaid dividends on such shares of Series A preferred stock. The common conversion rate is calculated by dividing the Original Issue Price by the Conversion Price (as those terms are defined in the Certificate of Amendment); provided, however, that we do not have the right to convert the Series A preferred stock until, subject to certain conditions, the closing price of our common stock multiplied by the aggregate number of shares of common stock issued pursuant to or issuable upon conversion of the Series A preferred stock is equal to or greater than (pounds sterling)55,717,172.50, which we refer to as a Qualified Public Value. In addition, if we convert the Series A preferred stock prior to December 17, 2002, the dividend payout amount shall be increased to give effect to all accrued or declared but unpaid dividends on such shares of Series A preferred stock as though the conversion occurred on December 17, 2002.


     For more information, please see section 9 of the Certificate of Amendment.


Redemption
----------

     Redemption of Series A Preferred Stock. Subject to certain limitations, the holders of Series A preferred stock will have the right to require us to redeem any or all of their shares upon the occurrence of a liquidity event, as described in the Certificate of Amendment, or any time after December 17, 2007 if we have paid the Senior Credit Facility and the Mezzanine Loan in full on or before such date. Upon a voluntary redemption, the holders of Series A preferred stock will be entitled to receive an amount equal to the Series A Preference Amount.

     Redemption of Mirror Preferred Stock. Prior to our redemption of the Series A preferred stock, we are required to cause Allied Healthcare (UK) to redeem the Mirror preferred stock, and prior to Allied Healthcare (UK)'s redemption of the Mirror preferred stock, we are required to cause TWUK to redeem the Mirror Note and the Mirror PIK Notes.

     For more information, please see section 8 of the Certificate of Amendment.


Covenants
---------

     Until the earlier of our common stock achieving a Qualified Public Value or until Triumph Partners III, L.P. (or any of its affiliates) beneficially owns less than 50% of the shares of Series A preferred stock issued to it in the Reorganization, we will be required to comply with a number of covenants, as described in the Certificate of Designation, including:

     Protective Provisions. The consent of the Majority in Interest (as defined in the Certificate of Amendment) will be required to:

     o amend our Certificate of Incorporation, including the Certificate of Amendment, or Bylaws in a manner that adversely affects the rights of the holders of Series A preferred stock;

     o create, authorize, reclassify or issue any shares of capital stock of any of our subsidiaries; or

     o declare or pay any dividends or make any distributions or apply any of our assets to the redemption, retirement, purchase or other acquisition of our capital stock, except in accordance with the Certificate of Amendment.

     Limitations on Transactions with Affiliates. We may not enter into certain transactions with the holders (or their affiliates) of Series A preferred stock, or any of our affiliates, unless certain conditions are first satisfied, as described in the Certificate of Amendment.

     Restrictions Against Limitations on Upstream Payments. Without the consent of the Majority in Interest, we may not, except in certain circumstances, restrict the ability of our subsidiaries to, among other things, pay dividends or make other distributions, make loans, or transfer their assets, as described in the Certificate of Amendment.

     For more information, please see section 13 of the Certificate of Amendment.


Merger or Consolidation
-----------------------

     We may not merge with or sell substantially all of our assets to another entity unless, among other things, such entity is organized under the laws of either the United States or England and such entity expressly assumes, in a form reasonably satisfactory to the Majority in Interest, every covenant and obligation set forth in the Certificate of Amendment, or such alternatives obligations as may be agreed to, so that the holders of Series A preferred stock may achieve the practical realization of the principal benefits intended to be provided to them in the Certificate of Amendment.

     For more information, please see section 16 of the Certificate of Amendment.


Mirror Preferred Stock

     Assuming that the Reorganization is approved by our shareholders, the board of directors of Allied Healthcare (UK) intends to authorize the issuance of eight million shares of convertible redeemable preference shares, which we refer to as the Mirror preferred stock. The shares of Mirror preferred stock will be issued to us to create a mechanism to generate cash to redeem our shares of Series A preferred stock if, and when, such shares are redeemed or converted. The terms of the Mirror preferred stock will be set forth in the articles of association of Allied Healthcare (UK), which we refer to as the Allied Articles of Association. The Allied Articles of Association will be amended immediately prior to the consummation of the Reorganization.


Dividends
---------

     Each share of Mirror preferred stock will be entitled to receive cumulative, compounding dividends at the per share rate of 9.375% of (pounds sterling)2.867 per annum (subject to adjustment as described in the Allied Articles of Association), with respect to such share. However, no dividends may be paid on the Mirror preferred stock unless our board of directors has authorized and declared dividends in the same amount on the Series A preferred stock.

     Any accrued but unpaid dividends will be paid upon liquidation, redemption or conversion of the Mirror preferred stock, as described in the Allied Articles of Association. Allied Healthcare (UK) may not declare or pay any dividend, make any distributions, or set aside any funds of assets for payment or distribution, with regard to any class or series of stock ranking junior to the Mirror preferred stock, until all accumulated dividends on the Mirror preferred stock have been paid.

Voting Rights
-------------

     Each outstanding share of Mirror preferred stock will be entitled to that number of votes equal to the number of ordinary shares which such share of Mirror preferred stock is convertible. Each holder of Mirror preferred stock will vote, together as a single class with the holders of all other capital stock, on all matters submitted to a vote, including the election of directors.



Liquidation Preference
----------------------

     In the event of any liquidation, dissolution or winding up of Allied Healthcare (UK), the holders of Mirror preferred stock will be entitled to receive, before the holders of any class or series of stock ranking junior to the Mirror preferred stock will be entitled to receive anything in respect of their shares, a liquidation preference equal to (pounds sterling)2.867 per share (subject to adjustment as described in the Allied Articles of Association) plus any accrued or declared but unpaid dividends on such shares of Mirror preferred stock, which we refer to as the Mirror Preference Amount; provided, however, that in the event that the holders of Mirror preferred stock would have received an amount greater than the Mirror Preference Amount had they converted their Mirror preferred stock into ordinary shares immediately prior to the liquidation, dissolution or winding up of Allied Healthcare (UK), such holders will be entitled to receive an amount per share equal to the amount they would received had they effectuated such a conversion.


Conversion into Ordinary Shares
-------------------------------

     Whenever shares of Series A preferred stock are converted into shares of our common stock, a like number of shares of the Mirror preferred stock shall be converted into ordinary shares of Allied Healthcare (UK). Each share of Mirror preferred stock will be initially convertible into one ordinary share at a conversion price of (pounds sterling)2.867 per share. The conversion price and the number of shares subject to issuance upon conversion will be subject to adjustment upon the occurrence of certain events, as described in the Allied Articles of Association.

     In addition, the holders of Mirror preferred stock will be entitled upon such conversion to receive in cash any accrued or declared but unpaid dividends on their shares of Mirror preferred stock; provided, however, that if Allied Healthcare (UK) converts the Mirror preferred stock prior to December 17, 2002, the dividend payout amount shall be increased to give effect to all accrued or declared but unpaid dividends on such shares of Mirror preferred stock as though the conversion occurred on December 17, 2002.

     If Allied Healthcare (UK) is unable to pay such dividends in cash, then the holders of Mirror preferred stock shall have one of the following options, consistent with and in the same proportion to the elections made by the holders of the Series A preferred stock:

     o in the event of a voluntary conversion by a holder of Series A preferred stock, a holder of Mirror preferred stock shall have the right to revoke the conversion with respect to the shares of Mirror preferred stock in question; or

     o receive a demand note in the principal amount of the unpaid dividends, bearing an interest rate 2% greater than Mirror preferred stock dividend rate, substantially similar to the note issued concurrently to the holder of Series A preferred stock; or

     o    receive an additional number of ordinary shares of Allied Healthcare
          (UK), as described in the Allied Articles of Association.


Redemption
----------

     Redemption of Mirror Preferred Stock. Whenever the holders of Series A preferred stock exercise their redemption rights, Allied Healthcare (UK) shall be required to redeem a like amount of shares of Mirror preferred stock at the Mirror Preference Amount.

     Redemption of Mirror Note and Mirror PIK Notes. Prior to its redemption of the Mirror preferred stock, Allied Healthcare (UK) must redeem the Mirror Note and the Mirror PIK Notes.

TRANSFER AGENT


     American Stock Transfer & Trust Company, based in New York, New York serves as transfer agent for the shares of our common stock and will serve as transfer agent for the Series A preferred stock.


RANGE OF PRICES OF SHARES; DIVIDENDS


     Our common stock is quoted on the American Stock Exchange and is traded under the symbol "TWH." We intend to seek a listing of our common stock on the London Stock Exchange to be effective following the consummation of the Reorganization; however, there can be nor assurance that our common stock will be listed on the London Stock Exchange. The following table sets forth, for the periods indicated, the high and low sales price of our common stock on the American Stock Exchange.




PERIOD                                                HIGH          LOW
------                                             -----------   ----------
   Year Ended September 30, 2000:
   First Quarter ................................   $3.125        $1.50
   Second Quarter ...............................    3.625         1.625
   Third Quarter ................................    2.875         1.4375
   Fourth Quarter ...............................    2.375         1.375

   Year Ended September 30, 2001:
   First Quarter ................................   $1.56         $0.6875
   Second Quarter ...............................    2.99          0.9375
   Third Quarter ................................    3.20          2.21
   Fourth Quarter ...............................    4.83          2.48

   Year Ended September 30, 2002:
   First Quarter ................................   $3.10         $2.40
   Second Quarter ...............................    4.15          2.85
   Third Quarter (through May 20, 2002) .........    6.80          3.55


     We have neither declared nor paid any dividends on our common stock and do not anticipate paying dividends in respect of our common stock in the foreseeable future. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial position, cash flows, capital requirements and other relevant considerations, including the extent of its indebtedness and any contractual restrictions with respect to the payment of dividends, as well as restrictions upon dividends on our common stock imposed by the Certificate of Amendment. Under the terms of the Refinancing and the Reorganization Documents, our U.K. subsidiaries are and will continue to be prohibited from paying dividends or making other cash distributions.


     As of May 1, 2002, there were approximately 162 shareholders of record of our common stock.


     We urge you to obtain current market quotations. The Exchange Ratio is fixed in the Reorganization Documents and neither our company nor the U.K. Equity Holders have the right to terminate the Reorganization Agreements based on changes in our company's stock price. The market value of our common stock that the U.K. Equity Holders receive in the Reorganization may vary significantly from the prices shown in the table above.

     The following table sets forth certain information regarding our equity compensation plans in effect as of September 30, 2001.



            EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL YEAR 2001



                                                                                           NUMBER OF SECURITIES
                                                                                         REMAINING AVAILABLE FOR
                             NUMBER OF SECURITIES TO BE    WEIGHTED-AVERAGE EXERCISE   FUTURE ISSUANCE UNDER EQUITY
                              ISSUED UPON EXERCISE OF         PRICE OF OUTSTANDING          COMPENSATION PLANS
                           OUTSTANDING OPTIONS, WARRANTS     OPTIONS, WARRANTS AND        (EXCLUDING SECURITIES
                                     AND RIGHTS                      RIGHTS              REFLECTED IN COLUMN (A))
PLAN CATEGORY                           (A)                           (B)                          (C)
-------------             ------------------------------- --------------------------- -----------------------------
Equity compensation plans
 approved by
 shareholders ...........            1,394,000                      $ 4.22                      1,470,084
Equity compensation plans
 not approved by
 shareholders ...........                   --                          --                             --
Total ...................            1,394,000                      $ 4.22                      1,470,084

          COMPARATIVE RIGHTS OF OUR SHAREHOLDERS AND TWUK SHAREHOLDERS

     The following is a summary of the material differences between the current rights of TWUK shareholders and the rights they will have as our shareholders after the consummation of the Reorganization.

     Material differences are described below. The following discussion is not intended to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws and the Memorandum and articles of association of TWUK. Copies of our Certificate of Incorporation and Bylaws and the memorandum and articles of association of TWUK are available to shareholders upon request and without charge.

     Assuming that Proposal III is approved and the Reorganization is consummated, we will issue 7,773,660 shares of our Series A preferred stock. For a description of the Series A preferred stock, including the rights attached thereto, see "Description of Our Securities--Preferred Stock--Series A Preferred Stock."


SPECIAL MEETINGS OF SHAREHOLDERS

     New York law provides that, if, for a period of one month after the date fixed by or under the bylaws for the annual meeting of shareholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors of the corporation shall call a special meeting for the election of directors. If such special meeting is not called by the board of directors of the corporation within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors. New York law also provides that special meetings of shareholders may be called by the board of directors and by such persons as may be authorized in the certificate of incorporation or bylaws. Our Bylaws provide that special meetings of the shareholders may be called by the chief executive officer, by our board of directors or by the chief executive officer or secretary at the request of the holders of at least 10% of the voting power of the shares of our capital stock issued and outstanding entitled to vote at the special meeting.

     U.K. law provides that directors are entitled to call general meetings. However, shareholders have a right to call general meetings in certain circumstances. Shareholders holding 10% of the share capital have the right to requisition a meeting by depositing a written request at the company's registered office. In addition, any member can apply to the court for an order than an extraordinary general meeting be held if for some reason it is impracticable for one to be held otherwise.


SHAREHOLDER ACTION BY WRITTEN CONSENT

     Under New York law, any action required or permitted to be taken by a vote at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation does not contain such a provision.

     Under U.K. law anything which may be done by TWUK in a general meeting or by resolution of a meeting of any class of shareholders of TWUK, may be done without a meeting and without any previous notice being required, by resolution in writing signed by or on behalf of all the shareholders of TWUK who at the date of the resolution would be entitled to attend and vote at such meeting.


BOARD OF DIRECTORS

     Number. Our Bylaws provide that there shall be not less than three nor more than 15 members of the board of directors, with the precise number to be fixed from time to time by the board of directors. Currently, the number of directors has been fixed at five (although this number will rise to eight after the annual meeting and the consummation of the Reorganization, one of whom will be elected by the holders of the Series A preferred stock). TWUK's articles of association provide that there shall be not less than one nor more than five members of the board of directors.

     Qualifications for election as director. Our Bylaws do not require a nominee for election as a director to own any of our stock. TWUK's articles of association do not require a nominee for election as a director to own any of TWUK's stock.

     Special Meetings. Under our Bylaws, special meetings of the board of directors may be called by the chief executive officer or by one-third (1/3) of the directors then in office. Under TWUK's articles of association any director can call a board meeting but, unless otherwise agreed by all of the directors, at least ten days written notice (not including the date mailed and the date received) must be given to each director of every meeting of the directors.

ANTI-TAKEOVER PROVISIONS

     New York law prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination between a New York corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates and associates.

     These restrictions do not apply, however, to any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that caused such shareholder to become an interested shareholder, was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder. A New York corporation may adopt an amendment to its bylaws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by this provision of New York law. Such amendment will not, however, be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. Our Bylaws contain no provision electing not to be governed by this provision of New York law.

     Our board of directors has approved the issuance of shares of our common stock and Series A preferred stock in the Reorganization to Triumph Partners III, L.P. and Triumph III Investors, L.P. As a result, transactions between our company and these entities will not be subject to the New York law prohibiting business combinations with interested shareholders.

     There are no specific anti-takeover provisions applicable to non-public U.K. companies such as TWUK. However, under TWUK's articles of association, as well as the voting trust and the securities purchase agreement entered into in connection with the Refinancing, the transfer of TWUK's shares is tightly controlled, which may have the effect of delaying or prohibiting takeovers. Pursuant to the securities purchase agreement and TWUK's articles of association, apart from Permitted Transfers (as defined below), all transfers are subject to preemptive rights in favor of all TWUK shareholders and co-sale rights in favor of all TWUK shareholders. The preemptive rights set forth in the securities purchase agreement will be eliminated by the amendment to the securities purchase agreement to be entered into at the consummation of the Reorganization.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     New York law allows an amendment to certain terms of a corporation's certificate of incorporation to be made by board action alone (for example, an amendment to change the location of the corporation's office). Other general amendments require the action of the board with the approval of a majority of the shareholders or class of shareholders unless the corporation's certificate of incorporation require a greater percentage. Our Certificate of Incorporation provides that its terms may be altered or repealed in accordance with New York law.

     Under U.K. law, memoranda of association may be amended with the approval of 75% of the shareholders. However, under TWUK's articles and the voting trust, the prior written consent of at least 80% of the votes which may be cast at a general meeting would be required to amend TWUK's Memorandum of Association. Pursuant to the provisions of the voting trust, the trustee only votes for the amendment if it has been approved and recommended by the board of directors of Allied Healthcare (UK) or TWUK, as applicable.


AMENDMENTS TO BYLAWS

     New York law provides that bylaws may be adopted, amended or repealed by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. In addition, when so provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws may also be adopted, amended or repealed by the board of directors, but any bylaw adopted by the board may be amended or repealed by the shareholders entitled to vote thereon. Our Certificate of Incorporation provides that the board of directors is expressly authorized to make, alter or repeal our bylaws, subject to any specific limitation on such power provided by any bylaws adopted by our shareholders. Our Bylaws provide that our bylaws may be altered, amended or repealed and new bylaws may be adopted by a majority of the voting power of the shareholders or by a majority of the board of directors at any meeting at which there is a quorum present and voting.

     U.K. law provides that articles of association may be amended by the approval of 75% of the shareholders. However, members are restricted in the changes they can make to the articles; all changes must be bona fide in the best interest of the company as a whole. However, under TWUK's articles and the voting trust, prior written consent of at least 80% of the votes which may be cast at a general meeting would be required to amend TWUK's Memorandum of Association. Pursuant to the provisions of the voting trust, the trustee only votes for the amendment if it has been approved and recommended by the board of directors of Allied Healthcare (UK) or TWUK, as applicable.


NO PREEMPTIVE RIGHTS

     Under New York law, except as otherwise provided in the law or in the certificate of incorporation of a New York corporation, holders of equity shares of any corporation (like ours) incorporated prior to February 22, 1998 are granted certain preemptive rights. Our Certificate of Incorporation provides that no holder of our shares has any preemptive rights to purchase any of our shares.

     TWUK's articles of association restrict transfers of shares to "Permitted Transfers" and grant shareholders preemptive rights in proportion to their existing holdings of shares in TWUK. "Permitted Transfers" include transfers to certain affiliates, certain transfers with the prior written consent of the board of directors of TWUK, transfers pursuant to redemption of notes, put of notes or put of warrants and warrant shares and transfers pursuant to the provisions of the voting trust.


MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

     Under New York law, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved (1) in the case of corporations, like ours, that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon and (2) in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote thereon. Our Certificate of Incorporation does not contain a provision expressly providing for majority approval of such transactions.

     Although there are no minimum shareholder consent provisions for an acquisition of shares in a private company under U.K. law, TWUK's articles of association restrict transfers of shares and provide for co-sale rights on the part of shareholders in the event of a proposed transfer prior to a public offering meeting certain criteria set forth in TWUK's articles of association.


APPRAISAL RIGHTS

     Shareholders of a New York corporation whose shares are not listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by New York law, in the event of certain mergers, consolidations and share exchanges. Shareholders of a New York corporation also have the right to dissent and receive payment of the fair value of their shares in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets.

     Holders of our shares do not have rights to dissent from mergers, consolidations and share exchanges because our shares are listed on a national securities exchange.

     There is no equivalent to appraisal rights under U.K. law. However, under U.K. law shareholders are protected against unfair prejudice by the company. If a court is satisfied that a shareholder has been unfairly prejudiced it may make such order as it thinks fit for giving relief in respect of the matters complained of including providing for the purchase of the shares by other shareholders of the company.

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF
                           TRANSWORLD HEALTHCARE, INC.


     The following table contains selected consolidated historical and pro forma financial data of our company's continuing operations and net income as of the dates and for the periods indicated. The pro forma information is provided to aid in your analysis of the financial aspects of the Reorganization. The information may not necessarily reflect the results of operations, financial position and cash flows of our company in the future. The information is only a summary and you should read it together with the pro forma unaudited consolidated financial statements of our company and with the consolidated financial statements and "Management's Discussion and Analysis of Our Financial Condition and Results of Operations."


     The pro forma financial data for our company give effect to the transactions contemplated by the Reorganization Agreement as follows:


     o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.


     o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).


     o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the Refinancing will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.


     o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pounds sterling)2.00 of funding notes.


     The unaudited pro forma income statements for our company assume that these transactions occurred as of the beginning of the periods presented. The unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2002.

                           TRANSWORLD HEALTHCARE, INC.


                                               SIX MONTHS
                                                 ENDED
                                               MARCH 31,                          YEAR ENDED SEPTEMBER 30,
                                       -------------------------- ---------------------------------------------------------
                                            2002         2001           2001           2000(1)          1999        1998
                                       ------------- ------------ --------------- ----------------- ----------- -----------
                                              (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 INCOME DATA:
Net revenues ......................... $122,920      $ 72,839       $ 154,633        $  135,408      $154,728     $155,309
Cost of revenues .....................   89,977        50,344         106,654            89,781        99,410       97,192
                                       --------      --------       ---------        ----------      --------     --------
Gross profit .........................   32,943        22,495          47,979            45,627        55,318       58,117
Selling, general and
 administrative expenses .............   21,018        18,011          37,382            49,041        57,946       51,980
General and administrative
 expenses related to mail-order
 operations ..........................                  3,904           3,883
Losses due to sale of subsidiary .....                    354             354
Impairment of long-lived assets ......                                                   15,073 (4)
Restructuring charge .................                                                    1,288 (5)
Legal settlements ....................                                                    5,082 (6)
Gain on sale of assets(3) ............                                                                              (2,511)
Special charges, primarily
 goodwill impairment .................
Equity in loss of HMI, net ........... --------      --------       ---------        ----------      --------     --------
Operating income (loss) ..............   11,925           226           6,360           (24,857)       (2,628)       8,648
Interest expense, net ................    6,577         3,978           8,433             7,847         5,218        5,651
Foreign exchange loss ................       20           391             400
                                       --------      --------       ---------        ----------      --------     --------
 Income (loss) before income
  taxes, equity income,
  minority interest and
  extraordinary loss .................    5,328        (4,143)         (2,473)          (32,704)       (7,846)       2,997
Provision (benefit) for income
 taxes ...............................    2,159          (902)         24,117(9)         (7,348)         (500)       1,844
Equity in income of and interest
 income earned from U.K.
 subsidiaries ........................                                                    1,101(1)
                                       --------      --------       ---------        ----------      --------     --------
Income (loss) before minority
 interest and extraordinary loss......    3,169        (3,241)        (26,590)          (24,255)       (7,346)       1,153
Minority interest ....................       86             3              22               (70)
                                       --------      -------        ----------       -----------     --------     --------
Income (loss) before
 extraordinary loss ..................    3,083        (3,244)        (26,612)          (24,185)       (7,346)       1,153
Extraordinary loss on early
 extinguishment of debt(8) ...........                                                     759
                                       --------      --------       ---------        ----------      --------     --------
Net income (loss) .................... $  3,083       $(3,244)       $(26,612)       $  (24,944)     $ (7,346)    $  1,153
                                       ========      =======        ==========       ===========     ========     ========
Preferred stock dividends ............
Income (loss) available for
 common stock ........................
Basic income (loss) per share of
 common stock before
 extraordinary loss(10) .............. $   0.18       $ (0.19)      $   (1.53)       $    (1.38)     $  (0.42)    $   0.07
                                       ========      ========       ==========       ===========     ========     ========
Diluted income (loss) per share
 of common stock before
 extraordinary loss(10) .............. $   0.15       $ (0.19)      $   (1.53)       $    (1.38)     $  (0.42)    $   0.07
                                       ========      ========       ==========       ===========     ========     ========
Basic net income (loss) per share
 of common stock(10) ................. $   0.18       $ (0.19)      $   (1.53)       $    (1.42)     $  (0.42)    $   0.07
                                       ========      ========       ==========       ===========     ========     ========
Diluted net income (loss) per
 share of common stock(10) ........... $   0.15       $ (0.19)      $   (1.53)       $    (1.42)     $  (0.42)    $   0.07
                                       ========      ========       ==========       ===========     ========     ========
Weighted average number of
 common shares outstanding:
 Basic ...............................   17,289        17,510          17,408            17,551        17,547       17,327
                                       ========      ========       ==========       ===========     ========     ========
 Diluted .............................   17,464        17,510          17,408            17,551        17,547       17,488
                                       ========      ========       ==========       ===========     ========     ========
OTHER DATA:
Cash provided by (used in)
 operating activities ................ $  6,880       $ 2,347        $  4,172        $     (629)     $  3,258     $   (138)
Cash (used in) provided by
 investing activities ................   (4,846)         (520)        (56,076)           33,964        (6,334)      22,241
Cash (used in) provided by
 financing activities ................   (2,010)       (2,506)         58,810           (57,487)       (1,853)     (22,628)







                                                           PRO FORMA
                                             ELEVEN         FOR THE      PRO FORMA
                                             MONTHS       SIX MONTHS   FOR THE YEAR
                                             ENDED           ENDED         ENDED
                                         SEPTEMBER 30,     MARCH 31,   SEPTEMBER 30,
                                            1997(2)          2002          2001
                                       ----------------- ------------ --------------
                                                                 (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 INCOME DATA:
Net revenues .........................    $   93,444     $122,920      $154,633
Cost of revenues .....................        51,387       89,977       106,654
                                          ----------     --------      --------
Gross profit .........................        42,057       32,943        47,979
Selling, general and
 administrative expenses .............        42,931       21,018        37,382
General and administrative
 expenses related to mail-order
 operations ..........................                                    3,883
Losses due to sale of subsidiary .....                                      354
Impairment of long-lived assets ......
Restructuring charge .................
Legal settlements ....................
Gain on sale of assets(3) ............          (606)
Special charges, primarily
 goodwill impairment .................        16,677 (7)
Equity in loss of HMI, net ...........        18,076
                                          ----------     --------      --------
Operating income (loss) ..............       (35,021)      11,925         6,360
Interest expense, net ................         2,792        4,726         4,856
Foreign exchange loss ................                         20           400
                                          ----------     --------      --------
 Income (loss) before income
  taxes, equity income,
  minority interest and
  extraordinary loss .................       (37,813)       7,179         1,104
Provision (benefit) for income
 taxes ...............................        (5,078)       2,693        25,148
Equity in income of and interest
 income earned from U.K.
 subsidiaries ........................
                                          ----------     --------      --------
Income (loss) before minority
 interest and extraordinary loss......       (32,735)       4,486       (24,044)
Minority interest ....................    ----------     --------      --------
Income (loss) before
 extraordinary loss ..................       (32,735)       4,486       (24,044)
Extraordinary loss on early
 extinguishment of debt(8) ...........    ----------     --------      --------
Net income (loss) ....................    $  (32,735)    $  4,486      $(24,044)
                                          ==========
Preferred stock dividends ............                   $  1,660      $  3,121
                                                         --------     --------
Income (loss) available for
 common stock ........................                   $  2,826      $(27,165)
                                                         ========      ========
Basic income (loss) per share of
 common stock before
 extraordinary loss(10) ..............    $    (2.56)    $   0.14      $  (1.39)
                                          ==========     ========      ========
Diluted income (loss) per share
 of common stock before
 extraordinary loss(10) ..............    $    (2.56)    $   0.14      $  (1.39)
                                          ==========     ========      ========
Basic net income (loss) per share
 of common stock(10) .................    $    (2.56)    $   0.14      $  (1.39)
                                          ==========     ========      ========
Diluted net income (loss) per
 share of common stock(10) ...........    $    (2.56)    $   0.14      $  (1.39)
                                          ==========     ========     ========
Weighted average number of
 common shares outstanding:
 Basic ...............................        12,794       19,558        19,569
                                          ==========     ========      ========
 Diluted .............................        12,794       19,773        19,569
                                          ==========     ========      ========
OTHER DATA:
Cash provided by (used in)
 operating activities ................    $   (1,089)
Cash (used in) provided by
 investing activities ................      (117,138)
Cash (used in) provided by
 financing activities ................       123,410

                                                                                                               PRO FORMA AS
                                                                                                                 ADJUSTED
                                      MARCH 31,                           SEPTEMBER 30,
                                --------------------- ------------------------------------------------------      AS OF
                                   2002       2001       2001       2000       1999       1998       1997     MARCH 31, 2002
                                ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------------
                                     (UNAUDITED)                                                               (UNAUDITED)
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital ...............  $ 16,390   $ 20,708   $ 19,730   $ 25,640   $ 26,005   $ 39,148   $ 26,411      $ 14,802
Accounts receivable, net ......    25,949     15,973     29,555     23,029     30,814     32,223     31,475        25,949
Total assets ..................   245,773    174,480    248,073    183,746    172,121    179,708    201,281       246,734
Long-term debt ................   150,653     87,417    175,913     89,677     54,391     57,307     61,400       111,243
Total stockholders' equity ....    38,322     58,913     36,354     63,031     91,274    101,905     81,905        47,217

----------
(1) Effective with the Refinancing of our U.K. operations in December 1999, our company began accounting for the investment in Allied Healthcare (UK) and its subsidiaries under the equity method, retroactive to October 1, 1999. During the second quarter of fiscal 2000, Allied Healthcare (UK) and TWUK amended their articles of association. The amendments enabled our company to consolidate Allied Healthcare (UK) and its subsidiaries as of January 1, 2000.

(2) Our company changed its fiscal year from October 31 to September 30 effective for fiscal 1997. This resulted in an eleven month reporting period for the period ended September 30, 1997.

(3) We recorded a gain of $2,511 on the sale of Transworld Home Healthcare - Nursing Division, Inc. in the year ended September 30, 1998. We also recorded a gain of $606 on the sale of Radamerica, Inc. in the eleven months ended September 30, 1997.

(4) We recorded a charge for impairment of long-lived assets of $15,073 in the year ended September 30, 2000. The charge related to the write-down of assets, mainly goodwill, to their fair value, $12,346 for the U.S. mail-order operations and $2,727 for our subsidiary, Amcare, Ltd., which we refer to as Amcare.

(5) We recorded a $1,288 restructuring charge related to exiting its U.S. mail-order operations in the year ended September 30, 2000.

(6) We recorded a net charge of $5,082 related to legal settlements in the year ended September 30, 2000.

(7) We reported special charges totaling $16,677 in the eleven months ended September 30, 1997 resulting from a $1,841 non-cash charge related to impairment of the investment in HMI, as well as to record estimated costs, fees and other expenses related to completion of substantially all of the assets of HMI to Counsel Corporation, a $12,079 non-cash charge for the write-off of goodwill and other intangible assets related to exiting the wound care and orthotic product lines of DermaQuest, Inc., a $1,622 non-cash charge for the termination of the agreements to purchase the VIP Companies, a $437 charge for closure of our company's pulmonary rehabilitation center in Cherry Hill, New Jersey, and $698 of other charges.

(8) We recorded a non-cash, after tax, extraordinary charge of $759 (net of tax benefit of $408) in the fiscal year ended September 30, 2000 as a result of the write-off of deferred financing costs associated with the early extinguishment of borrowings under our company's credit facility.

(9) During the year ended September 30, 2001, we established a full valuation allowance against our deferred tax assets.

(10) Weighted average shares have been restated for the eleven months ended September 30, 1997 to reflect the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share"("EPS"). SFAS No. 128 replaced primary EPS with basic EPS and fully-diluted EPS with diluted EPS.

                  SELECTED HISTORICAL FINANCIAL INFORMATION OF
                       TRANSWORLD HEALTHCARE (UK) LIMITED


     The following table contains selected consolidated historical financial data of TWUK's continuing operations and net income as of the dates and for the periods indicated. The information is only a summary and you should read it together with the consolidated financial statements and the other information about TWUK included in this proxy statement/prospectus. You should also read "Management's Discussion and Analysis of the Financial Condition and Results of Operations of TWUK."


                       TRANSWORLD HEALTHCARE (UK) LIMITED


                                                                   SIX MONTHS
                                                                ENDED MARCH 31,               YEAR ENDED SEPTEMBER 30,
                                                            ------------------------   ---------------------------------------
                                                                2002         2001          2001          2000          1999
                                                            -----------   ----------   -----------   -----------   -----------
                                                                  (UNAUDITED)
                                                                                      (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net revenues ............................................    $114,093      $ 64,848     $ 138,041     $ 126,295     $104,550
Cost of revenues ........................................      84,041        45,011        95,550        88,462       71,892
                                                             --------      --------     ---------     ---------     --------
Gross profit ............................................      30,052        19,837        42,491        37,833       32,658
Selling, general and administrative expenses ............      17,268        13,925        29,461        27,531       24,061
Losses due to sale of subsidiary ........................                       354           354
Impairment of long-lived assets .........................                                                 2,727
                                                             --------      --------     ---------     ---------     --------
Operating income ........................................      12,784         5,558        12,676         7,575        8,597
Interest expense, net ...................................       6,595         4,114         8,601         8,539        5,181
Foreign exchange loss ...................................                       391           391
                                                             --------      --------     ---------     ---------     --------
 Income (loss) before income taxes ......................       6,189         1,053         3,684          (964)       3,416
Provision for income taxes ..............................       2,159           917         2,655         3,282        2,188
                                                             --------      --------     ---------     ---------     --------
 Net income (loss) ......................................    $  4,030      $    136     $   1,029     $  (4,246)    $  1,228
                                                             ========      ========     =========     =========     ========
OTHER DATA:
Cash provided by operating activities ...................    $  8,443      $  6,148     $   6,648     $   8,366     $  1,692
Cash used in investing activities .......................      (4,535)       (2,534)      (57,732)      (36,595)      (5,648)
Cash (used in) provided by financing activities .........      (2,388)       (1,819)       59,562        25,140        1,249


                      TRANSWORLD HEALTHCARE (UK) LIMITED

                                           MARCH 31,                SEPTEMBER 30,
                                     --------------------- --------------------------------
                                        2002       2001       2001       2000       1999
                                     ---------- ---------- ---------- ---------- ----------
                                          (UNAUDITED)
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital ....................  $ 18,455   $  7,177   $ 21,236   $  8,103   $ 13,545
Accounts receivable, net ...........    24,272     12,635     27,888     16,471     19,189
Total assets .......................   235,573    136,592    236,472    140,058    118,845
Long-term debt .....................   150,653     87,418    175,913     89,677     72,032
Total stockholders' equity .........    36,466     31,606     33,551     31,875     32,849

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                         OF TRANSWORLD HEALTHCARE, INC.


     The following unaudited pro forma combined condensed financial statements of our company for the year ended September 30, 2001 and the six months ended March 31, 2002 and as of March 31, 2002 were prepared by our company to illustrate the estimated effects of the Reorganization. These transactions and their effect on our company are further described in the notes to these unaudited pro forma financial statements. The unaudited pro forma income statements for our company assume that these transactions occurred as of the beginning of the periods presented. The unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2002.

     The pro forma financial data for our company give effect to the transactions contemplated by the Reorganization Agreement as follows:


     o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

     o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the Refinancing will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

     o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare (UK) in an aggregate principal amount equal to the amount of such interest. The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pounds sterling)2.00 of funding notes.

     We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Reorganization. The pro forma consolidated financial statements do not purport to represent what the results of operations or financial position of our company would actually have been if the Reorganization had in fact occurred on such dates or to project the results of operations or financial position of our company for any future period or date. The statements should be read in connection with the consolidated financial statements and "Management's Discussion and Analysis of Our Financial Condition and Results of Operations."

                           TRANSWORLD HEALTHCARE, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                                    PRO FORMA
                                                                  HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                                 ------------   -----------------   ------------
Net revenues .................................................    $ 154,633        $                 $ 154,633
Cost of revenues .............................................      106,654                            106,654
                                                                  ---------        ---------         ---------
Gross profit .................................................       47,979                             47,979
Selling, general and administrative expenses .................       37,382                             37,382
General and administrative expenses related to mail-order
 operations ..................................................        3,883                              3,883
Losses due to sale of subsidiary .............................          354                                354
                                                                  ---------        ---------         ---------
Operating income .............................................        6,360                              6,360
Interest expense, net ........................................        8,433           (3,435)(a)
                                                                                        (142)(b)         4,856
Foreign exchange loss ........................................          400                                400
                                                                  ---------        ---------         ---------
 Loss before income taxes and minority interest ..............       (2,473)           3,577             1,104
Provision for income taxes ...................................       24,117            1,031 (c)        25,148
                                                                  ---------        ---------         ---------
 Loss before minority interest ...............................      (26,590)           2,546           (24,044)
Minority interest ............................................           22              (22)(d)
                                                                  ---------        ---------         --------
 Net loss ....................................................    $ (26,612)       $   2,568         $ (24,044)
                                                                  =========        =========
Preferred stock dividends ....................................                     $   3,121 (e)     $   3,121
                                                                                   =========         ---------
Loss available for common stock ..............................                                       $ (27,165)
                                                                                                     =========
Basic and diluted net loss per share of common stock .........    $   (1.53)                         $   (1.39)
                                                                  =========                          =========
Weighted average number of common shares outstanding:
 Basic and diluted ...........................................       17,408                             19,569
                                                                  =========                          =========


        See notes to pro forma combined condensed financial statements.

                           TRANSWORLD HEALTHCARE, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)




                                                                                 PRO FORMA
                                                               HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                              ------------   -----------------   -------------
Net revenues ..............................................    $ 122,920        $                  $ 122,920
Cost of revenues ..........................................       89,977                              89,977
                                                               ---------        ---------          ---------
Gross profit ..............................................       32,943                              32,943
Selling, general and administrative expenses ..............       21,018                              21,018
                                                               ---------        ---------          ---------
Operating income ..........................................       11,925                              11,925
Interest expense, net .....................................        6,577           (1,780)(a)
                                                                                      (71)(b)          4,726
Foreign exchange loss .....................................           20                                  20
                                                               ---------        ---------          ---------
 Income before income taxes and minority interest .........        5,328            1,851              7,179
Provision for income taxes ................................        2,159              534 (c)          2,693
                                                               ---------        ---------          ---------
 Income before minority interest ..........................        3,169            1,317              4,486
Minority interest .........................................           86               86 (d)
                                                               ---------        ---------          ---------
 Net income ...............................................    $   3,083        $   1,403          $   4,486
                                                               =========        =========
Preferred stock dividends .................................                     $   1,660(e)       $   1,660
                                                                                =========          ---------
Income available for common stock .........................                                        $   2,826
                                                                                                   =========
Basic net income per share of common stock ................    $    0.18                           $    0.14
                                                               =========                           =========
Diluted net income per share of common stock ..............    $    0.15                           $    0.14
                                                               =========                           =========
Weighted average number of common shares
 outstanding:
 Basic ....................................................       17,289                              19,558
                                                               =========                           =========
 Diluted ..................................................       17,464                              19,733
                                                               =========                           =========


        See notes to pro forma combined condensed financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AT MARCH 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



                                                                             PRO FORMA
                                                        HISTORICAL          ADJUSTMENTS           PRO FORMA
                                                       ------------   -----------------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents .........................    $  14,990         $       (48)(a)        $  14,942
 Restricted cash ...................................       19,795                                   19,795
 Accounts receivable, less allowance for doubtful
   accounts ........................................       25,949                                   25,949
 Inventories .......................................        1,045                                    1,045
 Prepaid expenses and other assets .................        9,039                                    9,039
                                                        ---------         -----------            ---------
   Total current assets ............................       70,818                 (48)              70,770
Property and equipment, net ........................        8,170                                    8,170
Restricted cash ....................................       50,167                                   50,167
Intangible assets, net .............................      107,680               3,102 (b)          110,782
Deferred financing costs and other assets ..........        8,938              (2,093)(c)            6,845
                                                        ---------         -----------            ---------
   Total assets ....................................    $ 245,773         $       961            $ 246,734
                                                        =========         ===========            =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable .....................................    $  18,875         $                      $  18,875
 Current portion of long-term debt .................        5,708                                    5,708
 Accounts payable and accrued expenses .............       24,988               1,750 (d)           26,738
 Taxes payable .....................................        4,857                (210)(e)            4,647
                                                        ---------         -----------            ---------
   Total current liabilities .......................       54,428               1,540               55,968
Long-term debt .....................................      150,653              (7,507)(f)
                                                                              (31,786)(g)
                                                                                 (117)(i)          111,243
Deferred income taxes and other ....................          670                                      670
Minority interest ..................................        1,700              (1,700)(j)
                                                        ---------         -----------
   Total liabilities ...............................      207,451             (39,570)             167,881
                                                        ---------         -----------            ---------
Redeemable preferred stock .........................                           31,636 (g)(h)        31,636
Stockholders' equity:
 Preferred stock, $.01 par value;
 Common stock, $.01 par value.......................          176                  89 (k)              265
 Additional paid-in capital ........................      128,077               8,782 (k)          136,059
                                                                                 (800)(l)
 Accumulated other comprehensive loss ..............       (6,715)                                  (6,715)
 Retained deficit ..................................      (82,496)                824 (m)          (81,672)
                                                        ---------         -----------            ---------
                                                           39,042               8,895               47,937
 Less cost of treasury stock (266 shares) ..........         (720)                                    (720)
                                                        ---------         -----------            ---------
   Total stockholders' equity ......................      138,322               8,895               47,217
                                                        ---------         -----------            ---------
   Total liabilities, redeemable preferred stock and
    stockholders' equity ...........................    $ 245,773         $       961            $ 246,734
                                                        =========         ===========            =========


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                           TRANSWORLD HEALTHCARE, INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


1. BASIS OF PRESENTATION

     The unaudited pro forma combined condensed income statement for the year ended September 30, 2001 and for the six months ended March 31, 2002 and the unaudited pro forma combined condensed balance sheet as of March 31, 2002 have been prepared from the consolidated financial statements of our company for the year ended September 30, 2001 and for the six months ended March 31, 2002, included elsewhere in this document.

     The pro forma financial statements give effect to the Reorganization. The transactions and their effects on our company are described in the notes to these unaudited pro forma financial statements. The unaudited pro forma income statements for our company assume that these transactions occurred as of the beginning of the periods presented. The unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 2002.

     Under the terms of the Reorganization Agreement:

     o All holders (other than Allied Healthcare (UK)) of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock at the Exchange Ratio.

     o All holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o All warrants held by the mezzanine lenders of and equity investors in TWUK that were issued in connection with the Refinancing will be exercised by the holders thereof and the resulting ordinary shares will be exchanged for shares of our (1) common stock, in the case of the mezzanine lenders, and (2) new Series A preferred stock, in the case of the equity investors. The common stock and the Series A preferred stock will, in each case, be issued at the Exchange Ratio.

     o All accrued and unpaid interest owed to the holders of the Notes issued by Allied Healthcare (UK) (other than amounts which are withheld from certain U.K. residents as withholding taxes) will be satisfied by the issuance of funding notes by Allied Healthcare (UK). The funding notes will be exchanged for shares of our common stock at the ratio of 0.3488 shares for every (pounds sterling)2.00 of funding notes.

     The pro forma adjustments are based upon currently available information and contain estimates and assumptions. We believe the estimates and assumptions provide a reasonable basis for presenting the significant effects of the Reorganization and that the pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the unaudited pro forma combined condensed financial statements.


2. PRO FORMA ADJUSTMENTS

     UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

     (a) Represents the reversal of interest expense on the Notes of Allied Healthcare (UK) to reflect the exercise of Equity Warrants and the related exchange of TWUK shares for our Series A preferred stock.

     (b) Represents the reversal of amortization of deferred financing costs related to the Notes of Allied Healthcare (UK).

     (c) Represents the tax effect of the above pro forma adjustment (a) at the U.K. statutory rate of 30%.

     (d) Represents the reversal of minority interest to reflect the exchange of the new shares of common stock of our company for outstanding shares of TWUK issued in connection with the acquisition of Nightingale.

     (e) Represents dividends on the Series A preferred stock.

     In calculating the value of the shares to be issued, we used the market price as of the date of the Reorganization Agreement.

     In addition to the above pro forma adjustments, we will have the following one time and non-recurring adjustments, which are not reflected in the pro forma financial statements, as a result of the Reorganization:

     o We will recognize compensation expense of approximately $1,636 on the exchange of 2,550 management's and employees' redeemable shares of TWUK for new shares of our common stock calculated using a net exercise method.

     o We will recognize a gain of approximately $3,893 on the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) in exchange for new shares of our common stock.

     o We will recognize a charge of approximately $500, net of tax, to reflect the write off of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Allied Healthcare
          (UK), which was not consummated.

     o We will recognize a charge of approximately $943 to reflect the write off of deferred costs associated with the Notes of Allied Healthcare
          (UK) issued in 1999, which were exchanged in the Reorganization.

     UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     (a) Represents withholding taxes related to the settlement of accrued and unpaid interest of the Notes of Allied Healthcare (UK).

     (b) Represents the excess purchase price over net assets acquired in the company's acquisition of the minority interest in TWUK, in accordance with the purchase method of accounting.

     (c) Represents the following related to deferred financing costs:

     o write-off of $700 of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Allied Healthcare (UK), which was not consummated;

     o write-off of $943 of deferred costs associated with the Notes of Allied Healthcare (UK) issued in 1999, which were exchanged in the Reorganization; and

     o reclassification of $450 to additional paid in capital, reflecting costs related to the issuance of our common stock incurred in connection with the consummation of the Reorganization.

     (d) Represents amounts accrued for estimated costs incurred in connection with the consummation of the Reorganization.

     (e) Represents the tax benefit on the write-off of unrecoverable costs related to a proposed initial public offering of ordinary shares of Allied Healthcare (UK), which was not consummated.

     (f) Represents the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) through the issuance of our common stock at the Exchange Ratio of 0.3488 for every (pounds sterling)2.00 of accrued and unpaid interest.

     (g) Represents the issuance of 7,774 shares of Series A preferred stock in exchange for 22,287 Warrant Shares of TWUK obtained from the exercise of Equity Warrants issued in connection with the Refinancing of our U.K. operations in 1999.

     (h) Includes offset of $150 of costs capitalized in connection with the issuance of the Series A preferred stock.

     (i) The $117 is a reduction of accrued and unpaid pay-in-kind interest to the holders of the Mezzanine Warrants, representing their consideration for the exercise of the Mezzanine Warrants.

     (j) Represents the exchange of the minority interest in TWUK that arose from the TWUK issuance of A1 ordinary shares as part of the Nightingale consideration, for 366 new shares of our common stock.

     (k) Represents the issuance of 2,269 shares of our common stock at $3.91 per share, representing the market price as of the date of the Reorganization Agreement, to effect the Reorganization.

     (l) Represents costs related to the issuance of our common stock in connection with the consummation of the Reorganization.

     (m) Represents the net effect of the following transactions:

     o write-off of $500, net of tax, of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Allied Healthcare (UK), which was not consummated;

     o write-off of $943 of deferred costs associated with the Notes of Allied Healthcare (UK) issued in 1999, which were exchanged in the Reorganization;

     o compensation expense of $1,636 on the ultimate exchange of 2,550 management's and employees' redeemable shares of TWUK for new shares of our common stock calculated using a net exercise method; and

     o gain of $3,893 on the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) in exchange for new shares of our common stock.

                                  OUR BUSINESS


GENERAL

     We provide a broad range of healthcare services and products with operations in the U.K. and the U.S. We provide the following services and products:

     o flexible staffing services, including nursing and para-professional services;

     o    respiratory therapy and home medical equipment; and

     o    infusion therapy.

     We   provide these services and products from the following reportable business segments:

     o    U.K. operations; and

     o    U.S. home healthcare operations.

     Our U.K. operations supply flexible staffing, including nursing and para-professional care to the U.K. community and U.K. healthcare institutions and medical grade oxygen to the U.K. pharmacy market and private patients in Northern Ireland. Our U.S. home healthcare operations are concentrated in New Jersey and New York.

     We were previously a provider of specialty mail-order pharmaceuticals and medical supplies. On October 3, 2000, we sold a substantial portion of the assets of our U.S. mail-order operations and subsequently closed this business segment. In addition, on November 22, 2000, we sold our U.K. subsidiary Amcare. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)

     Our principal executive offices are located at 555 Madison Avenue, New York, New York 10022, and our telephone number at that location is (212) 750-0064.


STRATEGY

     We are one of the leading providers of flexible staffing services to the U.K. healthcare industry. Our U.K. growth strategy has been to take advantage of policy moves by the U.K. government-funded National Health Service (also known as the NHS) and by private payors seeking to treat a larger number of patients than in the past and to shorten waiting lists for access to care, as well as the general trend of local government toward outsourcing its home care requirements to private industry.

     It has been, and will continue to be, our intention in the U.K. to focus on internal growth, as well as to acquire additional nursing and other care giving operations to expand and complement our existing operations. We believe that the healthcare flexible staffing services industry in the U.K. is highly fragmented and that additional acquisition opportunities will continue to arise in a general trend toward industry consolidation. Consistent with this strategy, we acquired twelve nursing and care giving operations in the U.K. during fiscal 2001, twelve during fiscal 2000 and ten during fiscal 1999.

     In order to take advantage of these opportunities in the U.K., we established our U.K. operations on a stand-alone basis with their own financing in order to execute an aggressive expansion program. On December 17, 1999, our U.K. subsidiaries completed the Refinancing. In the Refinancing, our U.K. subsidiaries received $125,700,000, which was used to repay our existing senior indebtedness of $55,755,000, to provide approximately $46,000,000 for additional acquisitions in the U.K., and for miscellaneous uses. In September 2001, borrowings of our U.K. subsidiaries were increased by $73,000,000 under the Senior Credit Facility to fund the acquisition of Staffing Enterprise and provide additional resources for future acquisitions.

     We believe that the key competitive advantages of our U.K. flexible staffing business are our:

     o EXTENSIVE BRANCH NETWORK. We operate a community-based network of over 100 branches, with the capacity to provide nurses, carers (known as home health aides in the U.S.) and specialized medical personnel to locations covering 90% of the population of Great Britain. We also actively assess opportunities to extend our geographic coverage and increase our market penetration by evaluating customer needs, the skill base of flexible staff and growth potential in identified areas.

     o DIVERSIFIED CUSTOMER BASE. We provide flexible staff to four types of customers: hospitals, local authorities, nursing homes and private patients. We also believe this diversity of customers provides us with a competitive advantage in our recruiting and retention efforts, as staff are attracted by the broad range of placement opportunities.

     o ENTREPRENEURIAL BUSINESS CULTURE. Our branches are managed either by general managers, in the case of larger acquisitions, or by employed branch managers or self-employed superintendents. In each case, the individual's remuneration is dependent upon branch performance. Self-employed superintendents are remunerated on an entirely performance-related basis linked to the gross profit of the branches they manage, while employed branch managers are remunerated with salary and performance bonuses.

     o QUALITY REPUTATION. We believe that our customers choose flexible staffing agencies on the basis of local branch awareness and reputation. We focus on providing a consistently high quality of service to the local communities where our branches are located. We believe that the principal brand names within our U.K. operations each have strong individual reputations, and it is our current intention to retain all such brands.

     o TRACK RECORD OF ACQUISITIONS. We have achieved significant growth through acquisitions, growing from 71 branches in 1999 to 105 branches as of May 1, 2002. We believe this growth is attributable to our structured acquisition and integration process. We first identify suitable branches for acquisition and develop a relationship with the vendor and key management team.

     o MANAGEMENT EXPERTISE. Timothy M. Aitken, our chairman and chief executive officer, and Sarah L. Eames, our president and chief operating officer have, respectively, 12 and 22 years experience in the healthcare industry. In addition, many of our U.K. branch managers and superintendents were former nurses or have otherwise been involved in the healthcare industry.

     Utilizing our successes in the U.K., we believe favorable industry trends create significant opportunities for us to grow our flexible staffing services healthcare business in the U.S.

     While we have not in recent years had a significant presence in the U.S. flexible staffing sector of the U.S. healthcare industry, we believe that the following industry characteristics and competitive strengths provide us an attractive opportunity to grow our business here:

     o Favorable industry trends have increased demand in the flexible healthcare staffing industry, which is projected by the Staffing Industry Report to grow 21% from $8.7 billion in revenue in 2001 to $10.6 billion in revenue in 2002. We believe these trends will continue to increase demand for our services.

     o The Center for Medicare and Medicaid Services projects healthcare expenditures will increase from 2002 to 2010 by approximately $1.1 trillion to $2.6 trillion. This growth is expected to be fueled by an increasingly aging U.S. population and by advances in medical technology.

     o Most regions of the U.S. are experiencing a shortage of nurses. The American Hospital Association estimates that up to 126,000 position vacancies currently exist for registered nurses, representing approximately 10% of the current hospital-based nursing workforce. A study published in the Journal of the American Medical Association in June 2000 projects that the registered nurse workforce will be nearly 20% below projected requirements by 2020.


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     o    In the current cost-containment environment, hospitals and healthcare facilities are increasingly using flexible staffing models to more effectively manage labor costs and fluctuations in demand for their services.

     o We believe our substantial presence in the U.K. flexible staffing market gives us a competitive advantage in recruitment of English-speaking nurses.

     o Our management team averages approximately 15 years of experience in the healthcare industry. Our management team has consistently demonstrated the ability to successfully identify and integrate strategic acquisitions.

     o The home healthcare market is highly fragmented and we intend to continue to evaluate opportunities to acquire complementary businesses to strengthen and broaden our market presence.

     We believe that the decision of the U.K. Equity Holders to participate in the Reorganization, thereby effectively investing directly in us, is an endorsement of our strategy and plans for future growth.

     By streamlining our capital structure, we believe the capital markets will be more receptive to us and enhance opportunities for accessing the capital markets.

     By seeking a listing of our shares on the London Stock Exchange, we believe investors in both the U.S. and the U.K. will be able to more directly participate in the growth of our business.


U.K. OPERATIONS

     Our U.K. operations provide patient services, principally nursing and para-professional services and respiratory therapy products to patients throughout the U.K.

     During fiscal 2001, we derived 89.3% of our consolidated revenues from our U.K. operations, with the following contributions by product line:

     o    94.7% of our U.K. revenues from patient services;

     o    2.1% from specialty pharmaceutical and medical supplies; and

     o    3.2% from respiratory therapy.


Patient Services

     We are a leading provider of flexible staffing services to the U.K. healthcare industry, including carers (often referred to as home health aides in the U.S.) and other specialized medical personnel. We provide these services through Allied Healthcare (UK) Limited ("Allied Operating Company (UK)"), Nightingale, Crystalglen Limited (operating under the trade name "Nurses Direct"), Balfor and Staffing Enterprise to four main types of customers:

     o hospitals (comprising NHS Trusts, NHS hospitals and independent hospitals);

     o    local authorities;

     o    nursing homes; and

     o    private patients.

     Allied Operating Company (UK) was founded in 1972 as a home nursing service and has expanded through the establishment and acquisition of branch offices throughout the U.K. In the last three fiscal years, Allied Operating Company (UK) has acquired an additional 32 branches to extend its geographical coverage in the U.K. Allied Operating Company (UK) primarily provides carers to local authorities, nursing homes and private patients, as well as nurses and carers to hospitals. Allied Operating Company (UK) operates 86 of our branches, which are managed on a day to day basis either by self-employed superintendents or employed branch managers. Under the superintendent


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model, branches are operated by self employed individuals who are responsible for the operating costs of the branch and receive a percentage of the gross profit. Allied Operating Company (UK) is responsible for centralized support services, including payroll administration, accounts receivable collections, quality assurance and regulatory affairs, contract administration and central sales and marketing services.

     Allied Operating Company (UK) owned and managed branches principally operate where the business will not easily support superintendent status or where the branch is newly acquired and has not been fully integrated into the network. In a managed branch, all operating costs are the responsibility of Allied Operating Company (UK). As of May 1, 2002, Allied Operating Company (UK) is represented by 46 superintendent branches and 40 managed branches.

     We believe that although our branch network provides nationwide coverage, each branch is a community-based business which should be managed locally to suit the needs of our customers and flexible staff. The branch managers and superintendents are therefore recruited locally and often have prior experience in the healthcare industry.

     Allied Operating Company (UK), Nurses Direct and Balfor are managed by employed branch managers or self-employed superintendents. Both the superintendent and employed branch manager model involve incentivizing the individuals based on branch performance. Superintendents are self-employed and are responsible for the operating costs of the branches they run (including branch rent, administrative staff wages and other overhead costs). Superintendents are paid a commission based solely on a percentage of gross profit of those branches, out of which they pay such operating costs. In an employee-managed branch, we are responsible for all operating costs and branch managers are paid a salary and performance-linked bonus.

     In December 1999, we raised debt and new equity funding in the U.K., which enabled us to continue our expansion program and complete the following significant acquisitions:

     o Nightingale was acquired in April 2000 and is a provider of nursing and care staff to the NHS and independent sector in London. Nightingale primarily recruits its nurses from Australia, where it maintains a branch, and other Commonwealth countries.

     o Nurses Direct, which was acquired in June 2001, operates a nursing and care agency with 14 branches in South East England.

     o Balfor, which was acquired in August 2001, provides qualified nurses, specialized theatre staff and nursing auxiliaries to hospitals in the Midlands and Northern England.

     o Staffing Enterprise, which was acquired in September 2001, is a London based provider of temporary staffing of specialist nurses and other healthcare professionals to London NHS Trust and independent hospitals.

     We believe that the demand for most forms of nursing and other healthcare services is expected to increase in the medium term as the U.K. population grows older in line with demographic trends. Consequently, we anticipate that requirements for temporary nursing services will increase in the future, benefiting our flexible staffing operations.

Acquisition and Integration Process

     We have designated employees who identify suitable acquisition targets and typically seek to develop a pre-acquisition relationship with the vendors and key management in order to assess business "fit." We structure our acquisitions so as to encourage continuity of management on acquisitions and seek to align our business interests and the vendors/management through performance based earn-out provisions. We also have a separate team responsible for the integration of acquired businesses. The process of integrating newly acquired businesses begins prior to the closing of the acquisition and for the smaller acquisitions is usually completed within three months. These acquisitions are generally acquired by and integrated within Allied Operating Company (UK), including the adoption of our policies and procedures and the implementation of Allied Operating Company (UK)'s IT system.


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     We believe it is important to allow larger acquired businesses to retain certain functions essential to their continuing efficiency, such as their own IT systems including accounting functions, payroll and invoicing. Integration plans and timelines for such larger acquisitions are determined on a case-by-case basis. However, we seek to provide an appropriate degree of control and monitoring. Thus, upon the completion of these acquisitions, branch management contributes to our weekly management meetings and must adhere to weekly and monthly financial reporting requirements. Over time, we intend that the larger acquisitions will be fully integrated into our proposed new IT platform.


Respiratory Therapy

     The respiratory therapy business, comprised of Allied Oxycare and Medigas, serves two segments of the oxygen therapy market: (a) oxygen cylinders and (b) oxygen concentrators. The business services patients with chronic respiratory diseases either in their own homes or via community pharmacies and is centrally managed from a national distribution center in Wolverhampton, with a further seven leased depots in mainland Britain and one in Northern Ireland.


Medigas
-------

     Home oxygen therapy delivered from a cylinder via face-mask is prescribed for a wide array of respiratory diseases ranging from asthma and emphysema to severe bronchitis. Medigas supplies filled oxygen cylinders and related equipment solely to pharmacies, both small independent stores and large retail pharmacy chains, for patients at home who require lower volumes of oxygen per day than that provided by oxygen concentrators or who may have temporary respiratory conditions. Medigas provides approximately 1,200 cylinders per day to pharmacies from eight depots around the U.K. The NHS reimburses the pharmacist for the product and the pharmacist subsequently pays Medigas. The total U.K. oxygen cylinder market is estimated by the Prescription Pricing Authority at (pounds sterling)12,000,000 per year and has three main participants:

     o    BOC (British Oxygen Company);

     o    Medigas; and

     o    Air Products plc.

     Medigas revenue calculations indicate that it provides approximately 20% of the oxygen cylinder market in the U.K., having grown from less than a 5% share of this market in the early 1990s. It is second in the market to BOC, the largest provider in this market with a market share of approximately 70%. Air Products has a market share of approximately 5%. The provision of cylindered oxygen at home is price regulated under the U.K. drug tariffs. We believe that the key to maintaining and growing market share is to ensure the service is delivered quickly and efficiently and that Medigas is able to respond promptly to client demand.

     In the fiscal year ended September 30, 2001, approximately 88% of the revenues of Medigas related to the sales of oxygen cylinders and the remainder related to ancillary consumables and equipment required for the utilization of the gases sold.


Allied Oxycare
--------------

     Patients that require more than eight hours of oxygen per day cross a usage "threshold" where the U.K. Department of Health considers their needs are more economically supplied by an on-site concentrator. Allied Oxycare provides oxygen concentrators, which separate room air into its constituent gases to provide 95% oxygen gas, on an as-needed basis to a total of approximately 1,100 patients at home in Northern Ireland. The NHS is charged by Allied Oxycare on a monthly basis for the period during which the patients have the equipment at home. The provision of concentrator oxygen at home is tendered by government services agencies in the U.K. on behalf of the relevant country's health authority or health board.

     A U.K. Department of Health commissioned report in 2000 estimates the total concentrator market at approximately (pounds sterling)10,000,000 per year. Business to supply oxygen concentrators is mainly


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sought through open tender for regional contracts. The revenue for Allied
Oxycare is derived wholly from contracts with the relevant government services agency, which contracts on behalf of the four Northern Ireland health boards for the provision of home oxygen therapy services in Northern Ireland. This five year contract for the Northern Ireland market was recently extended for a further 12 months and is now due to be re-tendered in September 2003. Eight further oxygen concentrator contracts for the Greater London area (2 regions), Central England (3), Northern England (2) and South West England (1), with an estimated market value of (pounds sterling)10,000,000 to (pounds sterling)12,000,000, will be put out to tender during the 2002-2003 period. Allied Oxycare intends to participate in this tender process. The main barrier to entry into the oxygen therapy market is the cost of investment in the equipment and putting in place a distribution network.


Respiratory Therapy Market
--------------------------

     Although our respiratory therapy business has grown at a slower rate than our core flexible staffing business, Medigas has increased both its revenues and its profits over the last three years. The growth in revenues has been due to an increased willingness by doctors to prescribe oxygen related treatments in the home, as well as an increase in the number of cases of asthma and allergies verifications received. Part of the NHS plan is that more individuals should be treated in their own homes, and with a growing elderly population, there may remain some limited growth potential in this market.


Quality Assurance; Department of Health Licenses

     Our U.K. operations maintain quality assurance policies and procedures and monitor operations to provide quality care and services to patients and healthcare professionals in the U.K. Where appropriate, our U.K. operations operate under license of the U.K. Department of Health and Medicines Control Agency ("MCA"), subject to the terms and conditions of service demanded by such licensing authority.

     The European Quality Standards BS EN ISO 9002 have been awarded to Allied Oxycare. The awarding authority checks the continued adherence to these standards on a six month basis with procedure manuals being available for review at any time.


Sales, Marketing Activities and Types of Customers

     Our U.K. operations primarily market their products and services to healthcare professionals who act as referral sources to patients. These healthcare professionals include medics, nurses, pharmacists, administrators, the NHS and private health care providers. Other important targets for promotional activity include patient associations and community social services organizations. Fundamental to our ability to obtain and retain referral sources is establishing and maintaining a reputation for quality service and responsiveness to the needs of referral sources and their patients and clients.


     Our U.K. nursing operations market their nursing agency service via their branch network and their staff within each of their independent locations. These branch locations are supported by small teams of sales and marketing professionals based centrally to coordinate and support the sales activity. Nightingale markets its nursing agency services directly to NHS Trust hospitals and the independent sector.

     Medigas and Allied Oxycare are marketed directly to the pharmacist for oxygen cylinders and the NHS supplies for oxygen concentrator services, by a senior manager. In addition to primary sales activity, delivery drivers play a key role as secondary sales staff.

     In general, the sales representatives and managers of our U.K. operations market our U.K. products and services through direct contact with referral sources in the form of meetings, telephone calls and solicitations. Contact is maintained with these sources to strengthen their relationships. While representatives strive to develop the strongest provider relationship possible, referral sources often choose to use several service and product providers.


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     As in many European and U.S. markets, the escalating pressures to reduce the cost of healthcare has, for some lines of business (prescribed products and services, including cylinder oxygen, concentrators and medical supplies) in our U.K. operations, resulted in reductions in reimbursement rates. However, our intended focus towards offering integrated home healthcare could result in an overall cost savings leading to, we believe, substantial sales opportunities for our U.K. operations.

     The development of the services we offer has closely followed market developments and has led to the diversified customer base from which we now benefit. We provide flexible healthcare staffing services to the following customers:

     o Hospitals. We provide services to publicly funded NHS Trusts, NHS hospitals and independent hospitals situated throughout the U.K.

     o NHS Trust hospitals. We supply flexible staff including all grades of nurses, as well as nursing auxiliaries and carers to NHS Trust hospitals.

     o Independent hospitals. We provide flexible staff comprising both nurses and carers to independent hospitals in the private sector. The services provided to this customer type are paid for by a patient's private medical insurance or his/her own financial resources.

     o Local authorities. Local authority social services departments provide subsidized care in the home to members of the community and use carers more frequently than nurses.

     o    Nursing homes. We provide both carers and nurses to nursing homes.

     o Private patients. We provide both nurses and carers to private patient customers. These patients may include incapacitated individuals who require daily attention or patients with long-term illnesses living at home.


Types of Customer Contracts

     The flexible staffing business operates 24 hours a day, 7 days a week, 365 days a year on a branch-by-branch basis. We provide staff to our customers under a variety of arrangements, including the following broad categories of contracts common to the healthcare staffing industry:

     o Spot purchases. Business provided on a spot basis arises when a customer requires flexible staff, and there is no formal or ongoing contractual commitment with the customer. The work services provided on a spot basis may be limited to one shift, lasting a short period of time or may be an engagement for a period until further notice. We provide most of our nurses and carers to customers on a spot basis.

     o Preferred supplier arrangements. These arrangements involve the designation of an agency by a customer as a "preferred supplier" of staff. A preferred supply contract may contain agreed rates but is not an exclusive arrangement and does not guarantee that an agency will be used by the customer. A small proportion of our services are provided under preferred supplier agreements, which tend to be with local authorities or hospitals.

     o "Cost-volume" contracts. Under a "cost-volume" contract, an agency specifies a price to the customer for an indicative number of hours. Such an agreement may enable customers to negotiate lower prices for minimum volumes of business. Local authorities are the principal users of these contracts. A very small percentage of our business is conducted on a "cost-volume" basis.

     o Long-term contracts. Under a long-term contract a purchaser of services enters into a long-term arrangement (typically three years) with a supplier of staff under which contract rates, usually discounted, are agreed. These arrangements may be exclusive, with penalties if the agency is not able to satisfy the purchaser's minimum demand criteria. Some of our services are provided under long-term contracts. We are committed to such contracts where that approach is beneficial to us and we believe that long-term contracts may become more prevalent among our customers in the medium term.


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Recruiting and Training of Personnel

     The U.K. healthcare industry faces a shortage of nurses and carers (often referred to as home health aides in the U.S.) and the market to attract staff is highly competitive. Many healthcare professionals are attracted to flexible staffing positions because of their desire to tailor work schedules to personal and family needs, obtain varied and challenging work experiences and acquire new skills. We believe that our ability to offer quality flexible staffing assignments well-matched to individuals' preferences assists in our attracting a large number of appropriately qualified personnel.

     We provide a diverse range of flexible staff to our customers, namely carers, nurses and specialized medical personnel. Seventy-five percent of Allied Operating Company (UK)'s flexible staff are carers; however, most of our recent acquisitions have been of businesses whose flexible staff are mainly nurses. As a result, our mix of flexible staff is 55% nurses and 45% carers.

     Carers include personnel who provide personal or basic care in the community as well as healthcare assistants or nursing auxiliaries, who also work in hospitals. A large number of our nurses are comprised of newly and recently qualified nurses (Grades D and E) which are generally provided to hospitals and nursing homes. The balance of our flexible staff are higher grade nurses, specialist nurses and Professionals Allied to Medicine ("PAM") and are primarily provided by Staffing Enterprise and Balfor.


Recruitment of Flexible Staff

     We recruit flexible staff in a variety of ways. The primary source of recruitment is through word-of-mouth referrals from nurses and carers. On an informal basis, our businesses and branches may run internal financial promotions to encourage referrals from current flexible staff on their registers. Our businesses also recruit through local and national print advertising and organize recruitment events, including national recruitment days at the branch level which we promote. Our website also contains national branch vacancies.

     Nightingale primarily recruits qualified nursing professionals from Australia, New Zealand and other Commonwealth countries visiting the U.K. under working visa programs typically via referral from other nurses. It also advertises in journals and magazines with a high overseas traveler readership. In addition, Nightingale's branch office in Australia provides a recruitment channel into the U.K.


Retention of Flexible Staff

     Our retention philosophy is based upon each branch maintaining personal contact with the flexible staff on its register, including a structured campaign whereby current and former staff are contacted periodically by each branch to assess their needs and to attempt to meet their individual working preferences. Our flexible staffing business also conducts a formal annual review of all charge and pay rates within the business and compares its pay rates for flexible staff to prevailing market rates.

     Flexible staff are also offered training programs to ensure compliance with legislative requirements, such as the Moving and Handling Certificate. One of the attractions of such training programs for flexible staff is that they can enhance their skills and competencies to enable placement in diverse work settings.


Suppliers

     Our U.K. respiratory therapy operations purchase their equipment and supplies required in connection with the provision of our services from various approved suppliers. We believe that there are a number of alternative sources for these items at prices comparable to our current sources.


Competition

     The flexible healthcare staffing industry is highly fragmented with over 2,100 small operators providing staff locally. The market at the local level is characterized by relatively low barriers to entry.


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The barriers to entry at a U.K.-wide level are more significant, as the establishment and growth of a flexible health-care staffing business is largely dependent on access to capital.

     The competitors of our flexible staffing business are mainly small, locally based agencies serving a limited area or group of customers. These agencies compete with our relevant branch covering the same local area, but do not otherwise compete for U.K.-wide market share. In addition, a limited number of larger U.K.-based companies compete with us in areas of high population such as London. Such companies include Nestor Healthcare Group and Reed Health Group.

     The nature of the U.K. marketplace is such that nurses and carers often accept placements with more than one agency.


Patents and Trademarks

     Our U.K. operations own no patents. Our U.K. operations operate under the following trade names:

     o    "Allied Healthcare Group Limited"
     o    "Allied Healthcare (UK) Limited"
     o    "Medicare"
     o    "Medigas Limited"
     o    "Allied Oxycare Limited"
     o    "Omnicare Limited"
     o    "Transworld Healthcare (UK) Limited"
     o    "Nightingale Nursing Bureau Limited"
     o    "Nursing UK"
     o    "Balfor Medical Limited"
     o    "Crystalglen Limited"
     o    "Nurses Direct"
     o    "Staffing Enterprise Limited" and
     o    "Staffing Enterprise (PSV) Limited."

     Trademarks have been registered in the U.K. for the following names:

     o    Omnicare;
     o    FlexMed;
     o    Allied Healthcare; and
     o    Nightingale Nursing Bureau.

     U.K. trademark applications have been filed (and are currently awaiting ratification) in respect of the following:

     o    Caremiles;
     o    50-30-20;
     o    Careers Go Further With Caremiles;
     o    Hospital At Home;
     o    Our People Our Strength; and
     o    Earn As You Learn With Caremiles.

     We do not believe that our business in the U.K. is dependent upon the use of any patent or trademark or similar property.


Employees

     As of May 1, 2002, our U.K. operations employed approximately 448 full-time employees and 18 part-time employees.

     In addition, our U.K. operations maintain registers of approximately 26,910 registered nurses, carers and aides available to staff home and health service nursing arrangements on a temporary basis. We consider our relationship with our U.K. employees and independent contractors to be good. None of our U.K. employees are represented by a labor union.


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Third-Party Reimbursement

     For the year ended September 30, 2001 our U.K. operations received approximately 61.3% of revenues from U.K. governmental payors (primarily the NHS) compared to approximately 60.5% for the year ended September 30, 2000. The remaining 38.7% and 39.5% of revenues received for 2001 and 2000 were derived from products and services provided to the private healthcare sector and other commercial organizations, such as privately owned nursing homes.

     In general, reimbursement is received regularly and reliably from all governmental department payors and this is also the case for most of the remaining customer base. Our U.K. operations generally collect payments from third-party payors within two months after products are supplied or services are rendered but we pay accounts payable and employees currently. The billing and reimbursement process includes the rendering of invoices for products and services rendered, as well as prescriptions and other support documentation for reimbursement of drugs and medical supplies.


U.S. OPERATIONS

     During fiscal 2001, we derived 100% of our U.S. revenues from home healthcare operations (formerly Hi-Tech Operations). For a discussion of our revenues from external customers, a measure of profit or loss and total assets for U.S. operations, refer to Note 13 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.


Home Healthcare Operations

     Our home healthcare operations provide the following services and products in the U.S.:

     o    infusion therapy;

     o    respiratory therapy; and

     o    home medical equipment.

     Our home healthcare operations are concentrated in New Jersey and New York. During fiscal 2001, our home healthcare operations derived 75.4% of its revenues from infusion therapy, 19.9% from respiratory therapy and 4.7% from home medical equipment.


Infusion Therapy

     Infusion therapy involves the intravenous administration of antibiotics, nutrients or other medications to patients at home usually as a continuation of treatment initiated in the hospital. Our related support services include patient training in the self-administration of infusion therapies, nursing support, pharmacy operations and related delivery services and insurance reimbursement assistance. Our U.S. company offers these therapies and services to patients in the New York metropolitan area and in New Jersey from our facility located in Clark, New Jersey.


Respiratory Therapy

     We provide home respiratory services to patients with a variety of conditions, primarily chronic obstructive pulmonary disease (e.g., emphysema, chronic bronchitis and asthma). Our clinical staff of respiratory care professionals provide support to our home respiratory therapy patients. These professionals manage the needs of our patients according to physician-directed plans of care. Our respiratory therapy revenues are derived primarily from the provision of oxygen systems, nebulizers (devices to aerosolize medication), home ventilators and respiratory medication on a unit dose basis. We offer respiratory therapy services principally in New Jersey and the New York metropolitan area.


Home Medical Equipment

     Our U.S. product offerings in home medical equipment consist of patient room equipment (such as hospital beds, patient lifts and commodes), ambulatory aids (such as walkers and canes) and


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bathroom safety items. We generally purchase this equipment from manufacturers and rent it to patients. Accordingly, we generally promote our home medical equipment and services business as a complementary product line in each of the markets where we also provide respiratory therapy and infusion therapy.


Quality Assurance; JCAHO Accreditation

     We maintain quality assurance policies and procedures and closely monitor operations to provide high quality care with respect to the services we offer. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), a not-for-profit private organization that has established standards for healthcare organizations, has granted accreditation status to all of our home healthcare operations. We believe that accreditations of our eligible facilities by JCAHO is a prerequisite for entering into contracts with managed care providers and other intermediaries and for obtaining and maintaining required licensure or certification.


Sales and Marketing Activities

     We primarily market our services and products to referral sources including:

     o    physicians;

     o    hospital discharge planners and social service workers;

     o    insurance companies;

     o    prepaid health plans;

     o    health maintenance organizations ("HMOs");

     o    county medical services; and

     o    private charitable organizations.

     It is important that we establish and maintain a reputation for quality service and responsiveness to the requirements of the referral sources, so we may obtain and retain referral sources.

     We currently employ full-time sales representatives for our home healthcare operations. We use primarily the same sales force to cross-market our products and services.

     In general, the sales representatives market our services through direct contact with referral sources in the form of meetings, telephone calls and sales presentations. While the sales representatives strive to develop exclusive provider relationships, referral sources frequently utilize the services of several home healthcare companies. We train the sales representatives to provide information to referral sources concerning the quality and convenience of our home healthcare services and the potential cost-saving advantages of these services. Primarily due to escalating pressures to contain healthcare costs, third-party payors are participating to a greater extent in decisions regarding healthcare alternatives and are consequently becoming more important in the referral and case management process.


Third Party Reimbursement

     Substantially all of our U.S. revenues are attributable to third-party payors, including Medicare and Medicaid, private insurers, managed care plans and HMOs. The amounts received from government programs and private third-party payors are dependent upon the specific benefits included under the program or the patient's insurance policies. Like other medical service providers, we are subject to lengthy reimbursement delays as a result of third-party payment procedures. We generally collect payments from third-party payors within three months after products are supplied or services are rendered, but we pay accounts payable and employees currently.

     The billing and reimbursement process involves the collection, review and approval of a significant number of required documents. Certain payors such as Medicare, Medicaid and managed


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care plans require very specific procedures and documentation prior to approving any request for reimbursement. Our reimbursement specialists work together to assess patient coverage, review the adequacy of documentation, submit documentation and claims to the third-party payors and expedite payment. We accept assignment of insurance benefits from the patient, and in most instances the third-party payors pay us directly.

     For the year ended September 30, 2001, 14.8% of our U.S. revenues were directly attributable to the Medicare program and 19.8% of these revenues were directly attributable to the Medicaid program. For the year ended September 30, 2000, 52.6% of our U.S. revenues were directly attributable to the Medicare program and 12.1% of these revenues were directly attributable to the Medicaid programs. The decrease in the percentage of revenues directly attributable to Medicare during the year ended September 30, 2001 versus 2000 was primarily the result of the closing of our mail-order operations, which derived most of our revenues from Medicare.

Suppliers

     We purchase our equipment and supplies, including drugs, home medical equipment, nutritional solutions and other materials required in connection with our therapies from various suppliers. We believe that there are a number of available sources of supply for our products.

Competition

     The U.S. home healthcare market is highly fragmented and consists of numerous providers, relatively few of which are national or regional in scope. We compete with a large number of companies, including numerous local, regional and national companies, in all areas in which we conduct business.

     We believe that the principal competitive factors in the U.S. are:

     o    quality of care;
     o    responsiveness of services;
     o    quality of professional personnel;
     o    breadth of services offered;
     o general reputation with physicians, other referral sources and potential patients; and
     o    price.

Patents and Trademarks

     We own no patents in the U.S. We own the following service marks in the
U.S.:

     o    "Advocate Home Care"
     o    "PLANETWELLNESS"
     o    "PLANETWELLNESS.COM"
     o    "Respiflow"

     In addition, we own the PLANETWELLNESS and PLANETWELLNESS.COM service marks in numerous countries in Europe. We do not believe that our business is dependent upon the use of any patent, trademark or similar property.

Employees

     As of May 1, 2002, we had approximately 81 full-time employees and approximately 17 part-time employees in the U.S. We consider our relationship with our U.S. employees to be good. None of our U.S. employees are represented by a labor union.

GOVERNMENT REGULATION

U.K. Government Regulation

General
-------

     Our U.K. operations are subject to regulation by the government of the U.K. via acts of Parliament related to healthcare provision.

     Approximately 81% of healthcare in the U.K. is provided under the NHS with the remaining 19% being provided by private healthcare organizations. However, all care provision is regulated by statute and under the general health regulations of the Department of Health.


Healthcare Reform
-----------------

     The U.K. Government has carried out an in-depth review of healthcare provision in the U.K. and its regulation to ensure consistent quality in provision of staff and other aspects of care outside the NHS. This began in 1998 when the Government released a green paper "Towards a Healthier Future" and two white papers, one concerned with community care and the second with primary care reforms.

     The current Labour government has continued to develop the previous Conservative government's plans of devolving decisions on patient care down to the family doctor. Primary care groups based in local communities are now in operation, which will increasingly mean that decisions related to patient care and the funding required will be decided by a group representing general practitioners, nurses, pharmacists and community care workers operating in conjunction with the district health authorities and local authorities.

     In addition to this top-level development change, the NHS continues to seek ways in which it can reduce costs. We believe that contractors to the NHS will continue to come under pressure over the next 5 years, until the next election, with the current government's determination to fund changes in the NHS without increasing direct taxation.


Licenses for Contractors and Suppliers
--------------------------------------

     Our U.K. operations are subject to licensing and approval regulations from both governmental and non-governmental bodies according to terms of service and operating procedures decided by the U.K. government.

     The U.K. operations are regulated by the Nurses Agencies Act 1957 and 1961 Amendment (England and Wales) and the 1951 Nurses (Scotland) Act. A new act, the Care Standards Act 2000, is coming into force (along with regulations made in connection with the Act), which will replace existing legislation in this area and which will govern the standards of independently provided healthcare in England and Wales, with the Regulation of Care (Scotland) Act 2001 applicable to Scotland. Regulatory changes include the establishment of a commission in April 2002 to regulate healthcare services and social care, including nurses agencies, and new national minimum standards to be applied to providers of services. Contracts between nurses agencies and National Health Service trusts for the provision of services will be reviewed by a second new commission. In addition, Allied Operating Company (UK) is accredited by various U.K. social services agencies for the supply of carers to the community services within that specific area. The MCA has granted licenses to Medigas for the production and distribution of medical grade oxygen to pharmacies throughout the U.K.

     We believe that we are in substantial compliance in all material respects with U.K. healthcare laws and regulations applicable to our U.K. operations.


U.S. Government Regulation


General
-------

     Our business is subject to extensive federal and state regulation. Federal regulation covers, among other things:

     o    Medicare and Medicaid billing and reimbursement;

     o    reporting requirements;

     o    supplier standards;

     o limitations on ownership and other financial relationships between a provider and its referral sources; and

     o approval by the Food and Drug Administration of the safety and efficacy of pharmaceuticals and medical devices.

     In addition, the requirements that we must satisfy to conduct our businesses vary from state to state. We believe that our operations have been structured to comply with applicable federal and state laws and regulations in all material respects. However, changes in the law or new interpretations of existing laws could have a material effect on our permissible activities, the relative costs associated with doing business and the amount of reimbursement for our products and services paid by government and other third-party payors.


Healthcare Reform

     Political, economic and regulatory influences are subjecting the healthcare industry in the U.S. to fundamental change. The Balanced Budget Act of 1997 (the "Balanced Budget Act") made several changes to the Medicare reimbursement system that affect payment for the products we provide. Some of these provisions include:

     o    a 5% reduction of Medicare payment rates for respiratory drugs;

     o a requirement that skilled nursing facilities provide directly and bundle into their payment certain items, including medical supplies, which may have been previously provided by outside suppliers;

     o a freeze on the update factor for durable medical equipment and supplies;

     o    parenteral and enteral equipment and supplies;

     o    a provision regarding billing for upgraded medical equipment; and

     o    authorization for a competitive pricing demonstration program.

     Under the Social Security Act's authority to the Centers for Medicare & Medicaid Services or CMS (formerly the Health Care Financing Administration) to alter certain reimbursement rates that are not inherently reasonable, Medicare is proposing additional inherent reasonableness cuts to Medicare payment rates for albuterol sulfate (a respiratory drug), enteral formulas and various other products. On November 29, 1999, President Clinton signed into law the Medicare, Medicaid and S-CHIP Balanced Budget Refinement Act of 1999, better known as the Provider Relief Act. The Provider Relief Act provided that CMS could not use or permit its contractors to use the inherent reasonableness process until after:
(1) the Comptroller General of the U.S. issues a report regarding the impact of CMS's and/or its contractor's use of such authority; and (2) CMS has published final regulations implementing the agency's inherent reasonableness authority. On July 7, 2000, the General Accounting Office released a report that concluded that CMS and its contractors had used their inherent reasonableness authority properly, but criticized some of the methodologies utilized for determining when a payment rate was inherently unreasonable as well as certain CMS contractor methodologies utilized for arriving at the proposed new payment amounts. In response, CMS agreed to publish a new final rule that will include methodology requirements for determining inherent reasonableness reductions amounts before moving ahead with the proposed inherent reasonableness reductions. Such regulations have not been adopted by CMS. Consequently, it is unclear if or when CMS will be able to implement any of its previously proposed inherent reasonableness reductions for albuterol sulfate, enteral formulas, or any other items and services that we supply to Medicare beneficiaries.

     We anticipate that Congress and state legislatures will continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system such as prescription drug benefit for all Medicare beneficiaries. We cannot predict the ultimate timing, scope or effect of any legislation concerning healthcare reform. Any proposed federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for healthcare services and products. Various state agencies also have undertaken or are considering significant healthcare reform initiatives.

Although it is not possible to predict whether any healthcare reform legislation will be adopted or, if adopted, the exact manner and the extent to which we will be affected, it is likely that we will be affected in some fashion, and there can be no assurance that any healthcare reform legislation, if and when adopted, will not have a material adverse effect on our consolidated business, financial position, cash flows or results of operations.



Average Wholesale Price
-----------------------

     Many government payors, including Medicare and Medicaid, as well as some private payors, pay us directly or indirectly based upon the drug's average wholesale price (or AWP). AWP for most drugs is compiled and published by private companies such as First DataBank, Inc. Various federal and state government agencies have been investigating whether the reported AWP of many drugs, including some that we sell, is an appropriate or accurate measure of the market price of the drugs. In 2001, Bayer Corporation agreed to pay $14 million in a settlement with the federal government and 45 states in order to close an investigation regarding these charges. Bayer also entered into a 5 year corporate integrity agreement with the federal government, in which Bayer agreed to provide to the government information on the average sale price of its drugs. In February 2000, First DataBank published a Market Price Survey of 437 drugs, which was significantly lower than the historic AWP for a number of the clotting factor and IVIG products that we sell. Consequently, a number of state Medicaid agencies have revised their payment methodology as a result of the Market Price Survey.

     On September 21, 2001, the United States House Subcommittees on Health and Oversight & Investigations held hearings to examine how Medicare reimburses providers for the cost of drugs. In conjunction with that hearing, the U.S. General Accounting Office issued its Draft Report recommending that Medicare establish payment levels for part-B prescription drugs and their delivery and administration that are more closely related to their costs, and that payments for drugs be set at levels that reflect actual market transaction prices and the likely acquisition costs to providers. Additional Congressional hearings are being scheduled to further explore these issues.

     We cannot predict the eventual results of the government investigations and the changes occurring in the reporting of AWP and its effects on Medicare and Medicaid prices. If the reduced average wholesale prices published by First DataBank for the drugs that we sell are ultimately adopted as the standard by which we are paid by government payors or private payors, this could have a material adverse effect on our business, financial condition and results of operation, including reducing the pricing and margins on certain of our products.


Permits and Licensure
---------------------

     Our facilities are subject to state licensure laws, including licensing from state boards of pharmacy. Federal laws require our facilities to comply with rules applicable to controlled substances. These rules include an obligation to register with the Drug Enforcement Administration of the U.S. Department of Justice and to meet requirements concerning security, record keeping, inventory controls, prescription and order forms and labeling. Our pharmacists and nurses also are subject to state licensing requirements. We believe that we are in substantial compliance with all applicable licensure requirements, but if we are unable to maintain our licenses because states place burdensome restrictions or limitations on us, it could limit or affect our ability to operate, which could materially harm our business.


Fraud and Abuse Laws
--------------------

     We are subject to federal and state laws prohibiting direct or indirect payments for patient referrals for items and services reimbursed under Medicare, Medicaid and state programs, as well as in relation to private payors. We are also subject to federal and state laws governing certain financial relationships with physicians and other fraud and abuse laws prohibiting the submission of false claims.

     The federal Medicare and Medicaid "Anti-kickback Statute" prohibits certain conduct involving improper payments in connection with the delivery of items or services covered by a number of federal and state healthcare programs. Among other things, these prohibitions apply to anyone who knowingly and willfully solicits, receives, offers, or pays any remuneration in return for referring an individual to another person for the furnishing, or arranging for the furnishing, of any item or service that may be paid, in whole or in part, by the Medicare, Medicaid or other federal healthcare programs. To date, courts have interpreted the Anti-kickback Statute to apply to a broad range of financial relationships between providers and referral sources, including physicians and other direct healthcare providers, as well as persons who do not have a direct role in the provision of healthcare services. Violations of the statute may result in criminal penalties, including fines of up to $25,000 and imprisonment for up to five years for each violation, exclusion from participation in the Medicare and Medicaid programs, and civil penalties of up to $50,000 and treble the amount of remuneration for each violation.

     The U.S. Department of Health and Human Services' ("HHS") Office of Inspector General ("OIG") has adopted regulations creating "safe harbors" from federal criminal and civil penalties under the Anti-kickback Statute by identifying certain types of ownership interests and other financial arrangements that do not appear to pose a threat of Medicare and Medicaid program abuse. Transactions covered by the Anti-kickback Statute that do not conform to an applicable safe harbor are not necessarily in violation of the Anti-kickback Statute.

     The federal self-referral or "Stark Law" provides that where a physician has a "financial relationship" with a provider of "designated health services," including, among other things, parenteral and enteral nutrients, equipment and supplies, outpatient prescription drugs and home medical equipment, which are products and services that we provide, the physician is prohibited from referring a Medicare patient to the healthcare provider, and that provider is prohibited from billing Medicare, for the designated health service. Submission of a claim that a provider knows or should know is for services for which payment is prohibited under the Amended Stark Law and which does not meet an exception could result in refunds of any amounts billed, civil money penalties of not more than $15,000 for each such service billed, and possible exclusion from the Medicare program. In addition a state cannot receive federal financial participation payments under the Medicaid program for designated health services furnished to an individual on the basis of a physician referral that would result in a denial of payment under Medicare if Medicare covered the services to the same extent as under a state Medicaid plan.

     A number of federal laws impose civil and criminal liability for knowingly presenting or causing to be presented a false or fraudulent claim, or knowingly making a false statement to get a false claim paid or approved by the government. Under one such law, the "False Claims Act," civil damages may include an amount that is three times the amount of claims falsely made or the government's actual damages, and up to $11,000 per false claim. Actions to enforce the False Claims Act may be commenced by a private citizen, otherwise known as a qui tam relator, on behalf of the federal government, and such private citizens can receive a percentage of the government's recovery.

     On August 4, 2000, we reached a civil settlement with the U.S. Department of Justice related to an investigation commenced in July 1997 of two of our U.S. subsidiaries as well as a related qui tam civil whistleblower case. In addition to our settlement with the federal government, we reached a final settlement with the prior owners of Respiflow, Inc., MK Diabetic Support Services Inc. and related subsidiaries (the "Prior Owners") in connection with an ongoing dispute with such persons. We also agreed to a corporate integrity agreement ("CIA") with the Office of Inspector General related to our mail-order operations. We fulfilled our obligations under the CIA on November 2, 2001.

     We carefully monitor our submissions of Medicare and Medicaid claims and all other claims for reimbursement and we use our best efforts to ensure that these claims are not false or fraudulent. However, to the extent we are investigated and/or found to have violated these laws, it could have a material adverse effect on us.

     Many states, including the states in which we operate, have adopted statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with healthcare providers, which, while similar in certain respects to the federal legislation, vary from state to state.

Sanctions for violating these state restrictions may include loss of licensure and civil and criminal penalties. Certain states also have begun requiring healthcare practitioners and/or other providers to disclose to patients any financial relationship with a provider, including advising patients of the availability of alternative providers.

     We continue to review all aspects of our operations and believe that we have structured our operation to comply in all material respects with applicable provisions of the Anti-kickback Statute, the Amended Stark Law, False Claims and applicable state laws. Because of the broad and sometimes vague nature of these laws, there can be no assurance that an enforcement action will not be brought against us or that we will not be found to be in violation of one or more of these provisions. We intend to monitor developments under these federal and state fraud and abuse laws. At this time, we cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of the applicable federal and state fraud and abuse laws may have on our consolidated business, financial position, cash flows or results of operations.


Administrative Simplification
-----------------------------

     The Administrative Simplification Provisions of Health Insurance Portability and Accountability Act of 1996 (or HIPAA) require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. On August 17, 2000, CMS published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. HIPAA also requires CMS to adopt standards to protect the security and privacy of health-related information. CMS released final regulations containing privacy standards in December 2000 and which require compliance by February 2003 and CMS has issued proposed regulations on the security standards. If these regulations become effective as currently drafted, the privacy regulations will extensively regulate the use and disclosure of individually identifiable health-related information. Violations of the Administrative Simplification provisions of HIPAA could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation. In addition, we will continue to remain subject to any state laws that are more restrictive than the regulations issued under HIPAA, which vary by state and could impose additional penalties.


INSURANCE

     Participants in both the U.K. and U.S. healthcare markets are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. From time to time, we are subject to such suits as a result of the nature of our business. We maintain general liability insurance, professional liability insurance and excess liability coverage, as appropriate. Each of these policies provides coverage on an "occurrence" basis and has certain exclusions from coverage. Our insurance policies must be renewed annually. While we have been able to obtain liability insurance in the past, this insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to us, if it is available at all. The failure to maintain insurance coverage or a successful claim not covered by or in excess of our insurance coverage could have a material adverse effect on our business, financial position, cash flows or results of operations. In addition, claims, regardless of their merit or eventual outcome, may have a material adverse effect on our reputation. There can be no assurance that our insurance will be sufficient to cover liabilities that we may incur in the future.


PROPERTIES

     We own one and lease fifty-five facilities in the U.K., of which twenty-six are for a period of three months or less. We lease a total of three facilities in the U.S. We believe that our existing leases will be renegotiated as they expire or that alternative properties can be leased on acceptable terms. We also believe that our present facilities are well maintained and are suitable for continuing our existing operations. (See Note 12 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)

LEGAL PROCEEDINGS


     On April 13, 1998, one of our shareholders, purporting to sue derivatively on our behalf, commenced a derivative suit in the Supreme Court of the State of New York, County of New York, entitled Kevin Mak, derivatively and on behalf of Transworld Healthcare, Inc., Plaintiff, vs. Timothy Aitken, Scott A. Shay, Lewis S. Ranieri, Wayne Palladino and Hyperion Partners II L.P., Defendants, and Transworld Healthcare, Inc., Nominal Defendant, Index No. 98-106401. The suit alleges that certain of our officers and directors, and Hyperion Partners II L.P. ("HPII"), breached fiduciary duties owed to us and our shareholders, in connection with a transaction, approved by a vote of our shareholders on March 17, 1998, in which we were to issue certain shares of stock to Hyperion Partners II L.P. in exchange for certain receivables due from Health Management, Inc. ("HMI"). The action seeks injunctive relief against this transaction, and damages, costs and attorneys' fees in unspecified amounts. The transaction subsequently closed and the plaintiff has, on numerous occasions, stipulated to extend the defendants' time to respond to this suit. The most recent stipulation provides for an extension to July 19, 2002.


     On July 2, 1998, a former shareholder of HMI purporting to sue on behalf of a class of shareholders of HMI as of June 6, 1997, commenced a suit in the Delaware Chancery Court, New Castle County, entitled Kathleen S. O'Reilly v. Transworld HealthCare, Inc., W. James Nicol, Andre C. Dimitriadis, Dr. Timothy
J. Triche and D. Mark Weinberg, Civil Action No. 16507-NC. Plaintiff alleged that we, as majority shareholder of HMI, and the then directors of HMI, breached fiduciary duties to the minority shareholders of HMI by approving a merger between HMI and one of our subsidiaries for inadequate consideration. We have been vigorously defending this action. In June 2001, the parties reached a settlement, which was approved by the court in November 2001, that fully resolved the litigation. The settlement did not have a material adverse effect on our consolidated financial position, cash flows or results of operations.


     On August 4, 2000 we reached a civil settlement with the U.S. Department of Justice related to an investigation commenced in July 1997 of two of our U.S. subsidiaries as well as a related qui tam civil whistleblower case. In addition to our settlement with the federal government, we reached a final settlement with the Prior Owners in connection with an ongoing dispute with these persons. We also agreed to a CIA with the Office of Inspector General related to the mail-order operations. We fulfilled our obligations under the CIA on November 2, 2001.


     We are involved in various other legal proceedings and claims incidental to our normal business activities. We are vigorously defending our position in all such proceedings. We believe these matters should not have a material adverse impact on our consolidated financial position, cash flows, or results of operations. See also "Our Business--Legal Proceedings."

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the financial statements, including the pro forma financial statements, included in this proxy statement/prospectus and in conjunction with the description of our business included in this proxy statement/prospectus. It is intended to assist the reader in understanding and evaluating our financial position.

     This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in this proxy statement/prospectus.


GENERAL

     We provide a broad range of healthcare services and products in the U.K. and the U.S. We provide the following services and products:

     o flexible staffing services, including nursing and para-professional services;

     o    respiratory therapy and home medical equipment; and

     o    infusion therapy.

     We   provide these services and products from the following reportable business segments:

     o    our U.K operations, and

     o    our U.S. home healthcare operations.

     Our U.K. operations supply nursing and para-professional care to the community and U.K. healthcare institutions and medical grade oxygen to the U.K. pharmacy market and private patients in Northern Ireland. Our home healthcare operations are concentrated in New Jersey and New York.

     We previously provided specialty mail-order pharmaceuticals and medical supplies. On October 3, 2000, we sold a substantial portion of the assets of our U.S. mail-order operations and subsequently closed this business segment. In addition, on November 22, 2000, we sold, through TWUK, our U.K. subsidiary, Amcare. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)

     On December 17, 1999, our U.K. subsidiaries obtained the Refinancing. Concurrent with the Refinancing, we placed 100% of our ownership interest in TWUK into a voting trust. As a result of the provisions of the voting trust, we did not control a majority of the board of directors and the holders of the Notes issued pursuant to the Refinancing held substantive rights, principally in the form of their ability to approve the annual budget and financial forecast of results of operations and sources and uses of cash. As a result of these rights, for accounting purposes we were no longer able to consolidate our U.K. subsidiaries into our financial statements although we owned 100% of the outstanding shares of the stock of the parent company, Transworld Holdings (UK) Limited (now known as Allied Healthcare Group Limited, and which we refer to as Allied Healthcare (UK)), as of December 31, 1999. Therefore, effective with the Refinancing, we began accounting for the investment in Allied Healthcare (UK) and its subsidiaries under the equity method, retroactive to October 1, 1999. During the second quarter of fiscal 2000, Allied Healthcare (UK) and TWUK amended their articles of association to give the chairman, our designee, the right to resolve any tie votes of the board of directors and certain documents covering the Notes (as defined and described in Liquidity and Capital Resources) were amended to eliminate the requirement that the holders of the Notes approve the operating budget. These amendments have enabled us to consolidate our U.K. subsidiaries as of January 1, 2000.

     Our revenue mix and payor mix is influenced to a significant degree by the relative contribution of acquired businesses and their respective payor profiles. The following table shows the percentage of historical net revenues represented by each of our product lines:




                                                           YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------
                                                        2001         2000         1999
                                                     ----------   ----------   ----------
   Product Line
   Net patient services ..........................       84.5%        59.2%        51.8%
   Net respiratory, medical equipment and supplies
    sales ........................................        7.4         32.2         42.2
   Net infusion services .........................        8.1          8.6          6.0
                                                        -----        -----        -----
     Total revenues ..............................      100.0%       100.0%       100.0%
                                                        =====        =====        =====


     The increase in net patient services as a percentage of total revenues for the year ended September 30, 2001 as compared to 2000 is primarily due to growth in our U.K. flexible staffing business both organically and through the on-going nursing and care agency acquisition program. The decrease in net respiratory medical equipment and supplies sales as a percentage of revenues for the year ended September 30, 2001 as compared to 2000 is due primarily to the closing of our U.S. mail-order operations and the sale of Amcare, in November 2000. On a pro forma basis, assuming our U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000, the percentage of total revenues would have been as follows:

     o    net patient services 62.3%;

     o    net respiratory, medical equipment and supplies sales 30.7%; and

     o    net infusion services 7.0%.

     The following table shows the historical payor mix for our total revenues for the periods presented:


                                                       YEAR ENDED SEPTEMBER 30,
                                                 ------------------------------------
                                                    2001         2000         1999
                                                 ----------   ----------   ----------
   Payor
   U.K. National Health Service and other U.K.
    Governmental payors ......................       54.7%        43.6%        36.5%
   Medicare ..................................        1.6         14.7         20.9
   Medicaid ..................................        2.1          3.3          2.2
   Private payors ............................       41.6         38.4         40.4
                                                    -----        -----        -----
      Total revenues .........................      100.0%       100.0%       100.0%
                                                    =====        =====        =====


     The increase in NHS and other U.K. governmental payors as a percentage of total revenues for the year ended September 30, 2001 as compared to 2000 is primarily due to the U.K. acquisitions, which derive the majority of their revenues from the NHS, and to organic growth in the core flexible staffing business. The decrease in Medicare as a percentage of total revenues for the year ended September 30, 2001 as compared to 2000 is primarily due to our exiting the U.S. mail-order business. We believe that our payor mix in the future will be determined primarily by the payor profile of completed acquisitions and to a lesser extent, from shifts in existing business among payors.

     The increase in NHS and other U.K. governmental payors as a percentage of total revenues for the year ended September 30, 2000 as compared to 1999 is primarily due to the acquisition of Nightingale, which derives the majority of its revenues from the NHS, and to organic growth in the core flexible staffing business. The decrease in Medicare as a percentage of total revenues for the year ended September 30, 2000 as compared to 1999 is primarily due to the decrease in revenue in our U.S. mail-order business.

     We believe that a substantial portion of our revenues derived from private payors in the U.S. was subject to case management and managed care and that this relationship will continue in the future. We maintain a diversified offering of home services and products in an attempt to mitigate the impact of potential reimbursement reductions for any individual product or service.

     Our gross margins will be influenced by the revenue mix of our product lines and by changes in reimbursement rates. We have historically recognized higher gross margins from our specialized mail-order and medical supplies pharmacy and respiratory therapy operations than from our nursing and infusion therapy operations. Subsequent acquisitions, when completed, will continue to impact the relative mix of revenues and overall gross margin.

     At September 30, 2001, we had $109,426,000 of intangible assets (primarily goodwill) on our balance sheet compared to $90,786,000 at September 30, 2000. This represented 44.1% of total assets and 301.0% of total shareholders' equity at September 30, 2001 and 49.4% of total assets and 144.0% of total shareholders' equity at September 30, 2000. Amortization of intangibles for the year ended September 30, 2001 was $3,852,000, for the year ended September 30, 2000 was $3,301,000 and for the year ended September 30, 1999 was $3,459,000. Subsequent acquisitions, when completed, will continue to increase the amount of intangible assets on the balance sheet. On a pro forma basis, assuming our U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000, amortization of intangibles would have been $4,065,000.

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141 ("FAS 141"), entitled "Business Combinations," and Statement No. 142 ("FAS 142"), entitled "Goodwill and Other Intangible Assets." The provisions of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. FAS 141 changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. For fiscal 2001, in accordance with the transitional provisions of FAS 142, we did not amortize goodwill acquired in business combinations subsequent to June 30, 2001. Effective October 1, 2001, we completely adopted FAS 142 and suspended all amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on our fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized.


     On April 24, 2002, we entered into the Reorganization Agreement with two of our subsidiaries, Allied Healthcare (UK) and TWUK and certain investors in such subsidiaries. Under the Reorganization Agreement:


     o Holders of then outstanding redeemable shares of TWUK will exchange their redeemable shares for shares of our common stock, using a net exercise method, and receive either 0.1308 or 0.1657 shares of our common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o Holders of ordinary shares of TWUK will exchange their ordinary shares for shares of our common stock. Each ordinary share will be exchanged for 0.3488 shares of our common stock.

     o Holders of the Mezzanine Warrants of TWUK will exercise their Mezzanine Warrants for an aggregate of 1,640,000 ordinary shares of TWUK. Each resulting ordinary share will be exchanged for 0.3488 shares of our common stock. The exercise price for the Mezzanine Warrants may be paid, at the option of the holder, in cash or by reducing the interest that such holder would otherwise receive under the Mezzanine Loan.

     o Holders of the Equity Warrants of TWUK will exercise their Equity Warrants through the tender of the Notes of Allied Healthcare (UK) (exclusive of accrued and unpaid PIK interest) and receive an aggregate of 22,286,689 ordinary shares of TWUK. Each resulting ordinary share will be exchanged for 0.3488 shares of our Series A preferred stock.

     o Holders of PIK interest of Allied Healthcare (UK) will be issued funding notes by Allied Healthcare (UK) in the principal amount of the accrued and unpaid interest owed them through June 17, 2002, less amounts which are withheld from certain U.K. residents as withholding taxes, and the funding notes will in turn be exchanged for shares of our common stock at the rate of 0.3488 shares for every (pounds sterling)2.00 of funding notes. Interest will accrue on the Notes only through June 17, 2002 (regardless of the date on which the Reorganization is actually consummated or the date on which the funding notes are actually issued) because the shares of Series A preferred stock will be entitled to receive dividends commencing on June 18, 2002 (regardless of the date on which the Reorganization is actually consummated). The shares of Series A preferred stock are intended to replace the Notes of Allied Healthcare (UK). Two of the holders of the Notes (Triumph Partners III, L.P. and Triumph III Investors, L.P.) have the right to require Allied Healthcare (UK) to issue the funding notes, and our company to issue shares of our common stock, to such holders' respective successors and assigns. Such issuances may occur after the effective time of the Reorganization, but the amount of the funding notes will in all cases be equal to the amount of accrued and unpaid interest on the Notes through June 17, 2002.

     o Lastly, the special voting share of TWUK held by Triumph Partners III, L.P. will be exchanged for one ordinary share of TWUK. However, since conversion of this ordinary share at the Exchange Ratio would result in 0.3488 shares of our common stock being issued, it has been agreed that, in the Reorganization, we will issue zero shares of our common stock in respect of the ordinary share into which the special voting share has been exchanged.

     As a result of the foregoing, pursuant to the Reorganization Agreement we will issue:

     o an aggregate of 418,347 shares of our common stock to holders of the then outstanding redeemable shares of TWUK;

     o an aggregate of 366,240 shares of our common stock to the holders (other than Allied Healthcare (UK)) of the ordinary shares of TWUK;

     o an aggregate of 572,032 shares of our common stock to holders of the Mezzanine Warrants of TWUK;

     o an aggregate of 7,773,660 shares of our Series A preferred stock to holders of the Equity Warrants of TWUK;

     o an aggregate of 1,006,857 shares of our common stock to holders of the accrued and unpaid interest of Allied Healthcare (UK);

     o zero shares of our common stock in exchange for the special voting share held by Triumph Partners III, L.P.

     Thus, we will issue an aggregate of 2,363,476 shares of our common stock and 7,773,660 shares of our Series A preferred stock in the Reorganization.

     Under the rules of the American Stock Exchange, the Reorganization cannot be completed unless our shareholders approve the Reorganization Agreement and the Reorganization. The Reorganization Agreement and the Reorganization will be voted upon at our annual meeting of shareholders.

     Management and our principal shareholders, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares for approval of the Reorganization Agreement and the Reorganization.


     As a result of the Reorganization, the issuance of bonus shares to two of our executive officers on April 22, 2002 and the payment of cash bonuses to such officers, as described elsewhere in this proxy statement/prospectus, we expect to recognize a pre-tax charge of approximately $9,800,000 in our third fiscal quarter. Such amount will be partially offset by a gain of up to approximately $4,200,000 that we expect to realize on the settlement of accrued and unpaid interest owed to the holders of the Notes of Allied Healthcare (UK) in exchange for shares of our common stock.

CRITICAL ACCOUNTING POLICIES


Accounts Receivable

     We are required to estimate the collectibility of our trade receivables, which requires a considerable amount of judgment in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. Significant changes in required reserves may occur in the future as we continue to expand our business and as conditions in the marketplace change.


Intangible Assets

     We have significant amounts of goodwill. The determination of whether or not goodwill has become impaired involves a significant amount of judgment. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.


Deferred Taxes

     We account for deferred income taxes based upon differences between the financial reporting and income tax bases of our assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The determination of whether or not valuation allowances are required to be recorded involves significant estimates regarding the future profitability of our company.


Contingencies

     During the normal course of business we are involved in legal proceedings and claims incidental to our normal business activities. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.


Revenue Recognition

     Patient services and infusion and respiratory therapy revenues are recognized when services are performed and are recorded net of estimated contractual adjustments based on agreements with third-party payors, where applicable. Revenues from the rental of home medical equipment (including respiratory equipment) are recognized over the rental period (typically on a month-to-month basis). Revenues from the sale of pharmaceuticals and supplies are recognized when products are shipped and are recorded at amounts expected to be paid by third-party payors.

     We receive a majority of our revenue from third-party insurance companies, the NHS and other U.K. governmental payors, Medicare and Medicaid. The amount paid by third-party payors is dependent upon the benefits included in the patient's policy or as allowable amounts set by third-party payors. Certain revenues are subject to review by third-party payors, and adjustments, if any, are recorded when determined.


RESULTS OF OPERATIONS

Three Months Ended March 31, 2002 vs. Three Months Ended March 31, 2001


Revenues
--------

     Total revenues increased by $25,967,000 or 72.3% to $61,884,000 for the three months ended March 31, 2002 from $35,917,000 for the three months ended March 31, 2001. This increase relates primarily to the growth of our company's U.K. flexible staffing operations as a result of acquisitions, principally Staffing Enterprise ($14,688,000), Crystalglen Limited (operating under the trade name "Nurses Direct") ($3,750,000), and Balfor ($1,522,000) and internal growth ($5,715,000). In addition, revenues for our home healthcare operations increased by $238,000 largely due to the increase in the number of patients serviced.


Gross Profit
------------

     Total gross profit increased by $5,336,000 to $16,608,000 for the three months ended March 31, 2002 from $11,272,000 for the three months ended March 31, 2001. As a percentage of total revenue, gross profit for the three months ended March 31, 2002 decreased to 26.8% from 31.4% for the comparable prior period. Gross margins for patient services decreased (26.1% for the three months ended March 31, 2002 versus 30.9% for the comparable prior period) principally due to an increase in the percentage of revenues derived from the staffing of nurses and other more highly paid professionals, which have lower margins than the historical carer business. In addition, recent U.K. regulatory changes, which extend the entitlement of holiday pay to temporary workers, served to reduce gross margins in the period. Gross margins in the respiratory, medical equipment and supplies sales increased (45.2% for the three months ended March 31, 2002 versus 43.0% for the comparable prior period) mainly due to the sales mix and decreased for infusion services (27.4% for the three months ended March 31, 2002 versus 28.4% for the comparable prior period) principally due to increased product costs.


Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses increased by $796,000 or 8.1% to $10,591,000 for the three months ended March 31, 2002 from $9,795,000 for the three months ended March 31, 2001. The increase reflects the higher level of overhead costs in our U.K. operations due principally to acquisitions and internal growth ($1,704,000). This increase was partially offset by the application of Financial Accounting Standards Board FAS 142, effective October 1, 2001, whereby goodwill is no longer being amortized ($990,000), as well as the closing of the U.S. Mail business ($583,000).


Interest Income
---------------

     Total interest income increased by $239,000 to $695,000 for the three months ended March 31, 2002 from $456,000 for the three months ended March 31, 2001. This increase was principally attributable to a higher level of funds invested.


Interest Expense
----------------

     Total interest expense increased by $1,553,000 to $3,949,000 for the three months ended March 31, 2002 from $2,396,000 for the three months ended March 31, 2001. This increase was principally attributable to the higher level of borrowings.


Foreign Exchange Loss
---------------------

     For the three months ended March 31, 2002, we realized a foreign exchange loss of $7,000.


Provision (Benefit) for Income Taxes
------------------------------------

     We recorded a provision for income taxes amounting to $1,088,000 or 39.5% of income before taxes for the three months ended March 31, 2002 versus a benefit of $24,000 in the comparable prior period. The difference between the 39.5% effective tax rate for the three months ended March 31, 2002 and the statutory tax rate is due to our recording of an additional valuation allowance for the tax benefit associated with the current year U.S. operating loss.

     We had been previously committed to implementing tax strategies that provided for the sale of appreciated assets, including a portion of our ownership interest in our U.K. subsidiary, to generate sufficient taxable income to realize the tax net operating losses prior to their expiration. While we believe we will eventually realize the value of our tax losses, current developments, including the continued expansion of our U.K. operations, has increased the uncertainty as to both the execution of the original strategy and the appropriateness of a tax strategy which may not align with our current business strategy. These uncertainties have impaired our ability to determine whether it is more likely than not that our deferred tax assets will be realized. Accordingly, in the fourth quarter of fiscal 2001, a full valuation allowance for all remaining deferred tax assets was provided.


Minority Interest
-----------------

     We recorded a charge for minority interest of $42,000 for the three months ended March 31, 2002 representing the 1,050,000 ordinary shares of TW UK issued as part of the Nightingale consideration.


Net Income (Loss)
----------------

     As a result of the foregoing, we recorded net income of $1,626,000 for the three months ended March 31, 2002, versus a net loss of $448,000 for the three months ended March 31, 2001.


Six Months Ended March 31, 2002 vs. Six Months Ended March 31, 2001


Revenues
--------

     Total revenues for the six months ended March 31, 2002 and 2001 were $122,920,000 and $72,839,000, respectively. This represents an increase of $50,081,000 when comparing the six months ended March 31, 2002 to 2001. This increase relates primarily to the growth of our company's U.K. flexible staffing operations as a result of acquisitions, principally Staffing Enterprise ($30,032,000), Crystalglen Limited (operating under the trade name "Nurses Direct") ($7,355,000), and Balfor ($2,850,000), and internal growth ($11,734,000). In addition, revenues for our home healthcare operations increased by $836,000 largely due to the increase in the number of patients serviced. Partly offsetting these increases were declines in revenue due to the sale of Amcare ($2,861,000).


Gross Profit
------------

     Total gross profit increased by $10,448,000 to $32,943,000 for the six months ended March 31, 2002 from $22,495,000 for the six months ended March 31, 2001. As a percentage of total revenue, gross profit for the six months ended March 31, 2002 decreased to 26.8% from 30.9% for the comparable prior period. Gross margins for patient services decreased (26.1% for the six months ended March 31, 2002 versus 30.7% for the comparable prior period) principally due to an increase in the percentage of revenues derived from the staffing of nurses and other more highly paid professionals, which have lower margins than the historical carer business. In addition, recent U.K. regulatory changes, which extend the entitlement of holiday pay to temporary workers, served to reduce gross margins in the period. Gross margins in the respiratory, medical equipment and supplies sales increased (44.7% for the six months ended March 31, 2002 versus 34.1% for the comparable prior period) principally due to the sale of Amcare in November 2000 and decreased for infusion services (26.7% for the six months ended March 31, 2002 versus 29.0% for the comparable prior period) principally due to increased product costs.


Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the six months ended March 31, 2002 and 2001 were $21,018,000 and $21,915,000, respectively.
This represents a decrease of $897,000 or 4.1% when comparing the six months ended March 31, 2002 to 2001. This decrease reflects the closing of the U.S. Mail-Order business ($3,904,000), the sale of Amcare on November 22, 2000 ($419,000) and reduced corporate overhead and professional costs ($358,000). In addition, the decrease is attributable to the application of FAS 142, effective October 1, 2001, whereby goodwill is no longer being amortized ($1,890,000). These decreases were partially offset by higher levels of overhead costs in the U.K. operations due principally to acquisitions and internal growth ($5,587,000).

Losses due to Sale of Subsidiary
--------------------------------

     In the six months ended March 31, 2001, we recorded losses of $354,000 due to the sale of Amcare.


Interest Income
---------------

     Total interest income for the six months ended March 31, 2002 and 2001 was $1,533,000 and $905,000, respectively. This represents an increase of $628,000 when comparing the six months ended March 31, 2002 to 2001. This increase was attributable to a higher level of funds invested.


Interest Expense
----------------

     Total interest expense for the six months ended March 31, 2002 and 2001 was $8,110,000 and $4,883,000, respectively. This represents an increase of $3,227,000 when comparing the six months ended March 31, 2002 to 2001. This increase was principally attributable to the higher level of borrowings.


Foreign Exchange Loss
---------------------

     For the six months ended March 31, 2002, we realized a foreign exchange loss of $20,000 compared to $391,000 for the six months ended March 31, 2001 which was principally related to the sale of Amcare.


Provision (Benefit) for Income Taxes
------------------------------------

     We recorded a provision for income taxes amounting to $2,159,000, or 40.5% of income before taxes, for the six months ended March 31, 2002, versus a benefit of $902,000 in the comparable prior period. The difference between the 40.5% effective tax rate for the six months ended March 31, 2002 and the statutory tax rate is due to our recording of an additional valuation allowance for the tax benefit associated with the current year U.S. operating loss.

     We had been previously committed to implementing tax strategies that provided for the sale of appreciated assets, including a portion of our ownership interest in our U.K. subsidiary, to generate sufficient taxable income to realize the tax net operating losses prior to their expiration. While we believe we will eventually realize the value of our tax losses, current developments, including the continued expansion of our U.K. operations has increased the uncertainty as to both the execution of the original strategy and the appropriateness of a tax strategy which may not align with our current business strategy. These uncertainties have impaired our ability to determine whether it is more likely than not that our deferred tax assets will be realized. Accordingly, in the fourth quarter of fiscal 2001, a full valuation allowance for all remaining deferred tax assets was provided.


Minority Interest
-----------------

     We recorded a charge for minority interest of $86,000 for the six months ended March 31, 2002 compared to $3,000 for the six months ended March 31, 2001. The minority interest represents the 1,050,000 ordinary shares of TWUK issued as part of the Nightingale consideration.


Net Income (Loss)
----------------

     As a result of the foregoing, we recorded net income of $3,083,000 for the six months ended March 31, 2002, versus a net loss of $3,244,000 for the six months ended March 31, 2001.


Year Ended September 30, 2001 vs. Year Ended September 30, 2000


Revenues
--------

     Total revenues for the year ended September 30, 2001 were $154,633,000 compared to $135,408,000 for the year ended September 30, 2000, an increase of $19,225,000 or 14.2%. This increase relates primarily to the change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 ($28,847,000) and increased revenues in our U.K. nursing operations as a result of acquisitions and an increase in billable hours charged ($28,418,000). Our U.S. home healthcare operations also experienced an increase in revenues ($1,108,000) primarily due to an increase in the number of patients being serviced. These increases were partially offset by our exit from the U.S. mail-order operations effective October 2000 ($22,476,000) and to the sale of Amcare in November 2000 ($16,667,000).


Gross Profit
------------

     Total gross profit increased by $2,352,000 to $47,979,000 for the year ended September 30, 2001 from $45,627,000 for the year ended September 30, 2000. As a percentage of total revenue, gross profit for the year ended September 30, 2001 decreased to 31.0% from 33.7% for the prior year. The decrease in gross margins is principally due to growth in our U.K. nursing operations and the closing of our U.S. mail-order operations, which realized historical gross margins in excess of 50%. Gross margins for patient services were essentially flat year over year (30.7% for the year ended September 30, 2001 versus 31% for the prior year). Gross margins in the respiratory, medical equipment and supplies sales decreased slightly (37.9% for the year ended September 30, 2001 versus 40.3% for the prior year) principally due to the sale of Amcare in November 2000 and slightly increased for infusion services (28.4% for the year ended September 30, 2001 versus 27.6% for the prior year) principally due to product mix.


Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the year ended September 30, 2001 were $41,265,000 compared to $49,041,000 for the year ended September 30, 2000. This represents a decrease in the current year of $7,776,000 or 15.9%. This decrease relates primarily to the decrease in the U.S. mail-order operations due to our decision to exit this business in September of 2000 ($15,946,000) and the sale of Amcare in November 2000 ($2,920,000). Partly offsetting this decrease is the change in accounting for our U.K. subsidiaries from the equity method to consolidation ($6,347,000) as well as higher levels of overhead costs in the U.K. operations principally due to acquisitions and to support internal growth ($5,016,000). Overhead costs in our U.S. corporate offices also decreased ($663,000) principally due to headcount reductions and other cost saving initiatives.


Impairment of Long-Lived Assets
-------------------------------

     For the year ended September 30, 2000, we recorded a $15,073,000 charge related to the write-down of assets to their fair value for the U.S. mail-order operations and Amcare. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Losses due to Sale of Subsidiary
--------------------------------

     For the year ended September 30, 2001, we recorded losses of $354,000 due to the sale of Amcare as a result of the completion of the transaction.


Legal Settlements, Net
----------------------

     For the year ended September 30, 2000, we recorded a one-time charge of $10,082,000 related to a settlement with the federal government, which was offset by a $5,000,000 settlement with the Prior Owners. See "Our
Business--Government Regulation--U.S. Government Regulation--Fraud and Abuse Laws."


Restructuring Charge
--------------------

     For the year ended September 30, 2000, we recorded a $1,288,000 restructuring charge related to exiting and closing our U.S. mail-order operations. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)

Interest Income
---------------

     Total interest income for the year ended September 30, 2001 was $1,587,000 compared to $1,443,000 for the year ended September 30, 2000. The increase was attributable to higher interest income earned ($84,000) on a higher level of funds invested and by the change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 ($60,000).


Interest Expense
----------------

     Total interest expense for the year ended September 30, 2001 was $10,020,000 compared to $9,290,000 for the year ended September 30, 2000. The increase was primarily attributable to a higher level of average borrowings outstanding. This increase was partially offset by the change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 ($308,000).


Provision (Benefit) for Income Taxes
------------------------------------

     We recorded a provision for income taxes amounting to $24,117,000 for the year ended September 30, 2001 versus a benefit of $7,348,000 or 22.4% of loss before income taxes, equity income, minority interest and extraordinary loss for the year ended September 30, 2000. The difference between the current year provision and the statutory tax rate resulted principally from the establishment of a full valuation allowance for deferred tax assets.

     We had been previously committed to implementing tax strategies that provided for the sale of appreciated assets, including a portion of our ownership interest in our U.K. subsidiary, to generate sufficient taxable income to realize the tax net operating losses prior to their expiration. While we believe we will eventually realize the value of our tax losses, current developments, including the continued expansion of our U.K. operations has increased the uncertainty as to both the execution of the original strategy and the appropriateness of a tax strategy which may not align with our current business strategy. These uncertainties have impaired our ability to determine whether it is more likely than not that our deferred tax assets will be realized. Accordingly, a full valuation allowance for all remaining deferred tax assets has been provided.


Equity in Income of and Interest Income Earned from U.K. Subsidiaries
---------------------------------------------------------------------

     Equity in income of our U.K. subsidiaries for the year ended September 30, 2000 was $319,000, which represents 100% of the net income of our U.K. subsidiaries for the first quarter of fiscal 2000. (See Note 2 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.) Interest income earned from our U.K. subsidiaries for the year ended September 30, 2000 was $782,000 (net of tax provision of $421,000), which represents interest income on an intercompany loan, which was repaid on December 20, 1999, concurrent with the Refinancing. There was no equity in income of and interest income earned from U.K. subsidiaries for the year ended September 30, 2001 as we consolidated our U.K. subsidiaries in the current fiscal year.


Minority Interest
-----------------

     We reported a charge for minority interest of $22,000 in the year ended September 30, 2001 compared to a benefit $70,000 in the year ended September 30, 2000. The minority interest represents the 1,050,000 shares of class A1 common stock of TWUK issued as part of the Nightingale consideration. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Extraordinary Loss on Early Extinguishment of Debt
--------------------------------------------------

     An extraordinary loss (net of tax benefit of $408,000) of $759,000 was recorded in the year ended September 30, 2000, as a result of the write-off of deferred financing costs associated with the early extinguishment of borrowings under our former credit facility.

Net Loss
--------

     As a result of the foregoing, we recorded a net loss of $26,612,000 for the year ended September 30, 2001 compared to a loss of $24,944,000 for the year ended September 30, 2000.


Year Ended September 30, 2000 vs. Year Ended September 30, 1999


Revenues
--------

     Total reported revenues for the year ended September 30, 2000 were $135,408,000 compared to $154,728,000 for the year ended September 30, 1999. This represents a decrease of $19,320,000 or 12.5%. This decrease relates primarily to the change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 ($24,489,000) and declines in revenue experienced by the U.S. mail-order operations ($14,554,000) due to a reduction in the number of patients serviced. Partly offsetting these decreases were increased revenues in our U.K. nursing operations subsequent to January 1, 2000 ($17,945,000) as a result of acquisitions (including $10,325,000 from Nightingale) and an increase in the billable hours. Our U.S. home healthcare operations also experienced an increase in revenues ($2,336,000) primarily due to an increase in the number of patients being serviced.


Cost of Revenues
----------------

     Total reported cost of revenues for the year ended September 30, 2000 was $89,781,000 compared to $99,410,000 for the year ended September 30, 1999. As a percentage of total revenue, cost of revenues for the year ended September 30, 2000 increased to 66.3% in comparison to 64.2% for the year ended September 30, 1999. Cost of revenues as a percentage of revenues increased slightly for patient services (69.0% for the year ended September 30, 2000 versus 68.1% for the year ended September 30, 1999) and for respiratory, medical equipment and supplies sales (59.7% for the year ended September 30, 2000 versus 57.7% for the year ended September 30, 1999) and decreased for infusion services (72.4% for the year ended September 30, 2000 versus 76.9% for the year ended September 30, 1999). The increase in patient services costs is primarily due to the acquisition of Nightingale, which has a higher cost of revenue (82.0%) than the historical U.K. nursing operations (67.1%). The increase in respiratory, medical equipment and supplies sales costs is principally attributable to higher delivery costs in the U.K. operations. The decrease in infusion services costs is due to an increase in volume of higher gross margin infusion therapies in the home healthcare operations.


Selling, General and Administrative Expenses
--------------------------------------------

     Reported selling, general and administrative expenses for the year ended September 30, 2000 were $49,041,000 compared to $57,946,000 for the year ended September 30, 1999. This represents a decrease in the current year of $8,905,000 or 15.4%. The change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 accounted for $5,070,000 of the decrease. The recording of additional bad debt expense of $3,655,000 (principally as a result of fully reserving for DermaQuest's accounts receivable) and $2,030,000 of charges primarily related to the attempted acquisitions of Sinclair Montrose Healthcare ("Sinclair") and Gateway Homecare, Inc. ("Gateway") and additional legal costs during the fiscal year ended September 30, 1999 added to the decrease. In addition, selling, general and administrative expenses decreased in our U.S. mail-order operations due to an overhead reduction program ($2,165,000). Overhead costs in our U.S. corporate offices also decreased ($537,000) principally due to headcount reductions. The decreases were offset by higher levels of overhead in the U.K. operations, subsequent to January 1, 2000, principally due to our acquisitions ($3,170,000). These decreases were also offset by the net increase in bad debt expense in our U.S. mail-order operations as a result of valuing accounts receivable to net realizable value ($3,180,000), which was offset by declines in revenue resulting in reduced bad debt charges ($1,697,000).

Impairment of Long-Lived Assets
-------------------------------

     For the year ended September 30, 2000, we recorded a $15,073,000 charge related to the write-down of assets to their fair value for the U.S. mail-order operations and Amcare. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Legal Settlements, Net
----------------------

     For the year ended September 30, 2000, we recorded a one-time charge of $10,082,000 related to a settlement with the federal government, which was offset by a $5,000,000 settlement with the Prior Owners. See "Our
Business--Government Regulation--U.S. Government Regulation--Fraud and Abuse Laws."


Restructuring Charge
--------------------

     For the year ended September 30, 2000, we recorded a $1,288,000 restructuring charge related to exiting and closing our U.S. mail-order operations. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Interest Income
---------------

     Reported interest income for the year ended September 30, 2000 was $1,443,000 compared to $227,000 for the year ended September 30, 1999. The increase was attributable to higher interest income earned ($1,276,000) on a higher level of funds invested partially offset by the change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 ($60,000).


Interest Expense
----------------

     Reported interest expense for the year ended September 30, 2000 was $9,290,000 compared to $5,445,000 for the year ended September 30, 1999. The increase was primarily attributable to a higher level of borrowings combined with higher borrowing rates under the Refinancing than our former credit facility ($4,153,000). This increase was partially offset by the change in accounting for our U.K. subsidiaries from consolidation to the equity method during the first quarter of fiscal 2000 ($308,000).


Provision (Benefit) for Income Taxes
------------------------------------

     We recorded a benefit for income taxes amounting to $7,348,000 or 22.4% of loss before income taxes, equity income, minority interest and extraordinary loss for the year ended September 30, 2000 versus $500,000 or 6.4% of loss for the year ended September 30, 1999. The difference between the 22.4% effective tax rate for fiscal 2000 and the statutory tax rate resulted from non-deductible expenses, primarily amortization of intangible assets, the legal settlements and foreign capital gains tax on the sale of Amcare.

     We believed that it was more likely than not that we would generate sufficient levels of taxable income in the future to realize the $20,961,000 of reported net deferred tax assets comprised of the tax benefit associated with future deductible temporary differences and net operating loss carryforwards, prior to their expiration (primarily 12 years or more). This belief was based upon, among other factors, our focus on business realignment activities and business strategies primarily with respect to our U.K. operations.


Equity in Income of and Interest Income Earned from U.K. Subsidiaries
---------------------------------------------------------------------

     Equity in income of our U.K. subsidiaries for the year ended September 30, 2000 was $319,000, which represents 100% of the net income of our U.K. subsidiaries for the first quarter of fiscal 2000. (See Note 2 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.) Interest income earned from our U.K. subsidiaries for the year ended September 30, 2000 was $782,000 (net of tax provision of $421,000), which represents interest income on an intercompany loan, which was repaid on December 20, 1999, concurrent with the Refinancing. There was no equity in income of and interest income earned from our U.K. subsidiaries for the entire year ended September 30, 1999 as we consolidated our U.K. subsidiaries in fiscal 1999.


Minority Interest
-----------------

     We reported a benefit from minority interest of $70,000 in the year ended September 30, 2000. The minority interest represents the 1,050,000 shares of class A1 common stock of TWUK issued as part of the Nightingale consideration. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Extraordinary Loss on Early Extinguishment of Debt
--------------------------------------------------

     An extraordinary loss (net of tax benefit of $408,000) of $759,000 was recorded in the year ended September 30, 2000, as a result of the write-off of deferred financing costs associated with the early extinguishment of borrowings under our former credit facility.


Net Loss
--------

     As a result of the foregoing, we recorded a net loss of $24,944,000 for the year ended September 30, 2000 compared to $7,346,000 for the year ended September 30, 1999.


Year Ended September 30, 2001 vs. Pro Forma Year Ended September 30, 2000

     The following comparisons of year ended September 30, 2001 as compared to pro forma September 30, 2000 present the pro forma statement of operations data as if our U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000.


Revenues
--------

     Total revenues for the year ended September 30, 2001 were $154,633,000 as compared to pro forma revenues of $164,255,000 for the year ended September 30, 2000, which represents a decrease of $9,622,000 or 5.9%. This decrease was primarily attributable to exiting the U.S. mail-order operations ($22,476,000) and the sale of Amcare ($16,667,000). The impact of exiting these businesses was substantially offset with increased revenues in our U.K. nursing operations ($28,418,000) as a result of acquisitions and an increase in the number of billable hours. The U.S. home healthcare operations also experienced an increase in revenues ($1,108,000) primarily due to an increase in the number of patients being serviced.


Gross Profit
------------

     Total gross profit for the year ended September 30, 2001was $47,979,000 as compared to pro forma gross profit of $54,620,000 for the year ended September 30, 2000. As a percentage of total revenue, gross profit for the year ended September 30, 2001 decreased to 31.0% from 33.3% pro forma for the prior year. The decrease in gross margins is principally due to growth in our U.K. nursing operations and the closing of our U.S. mail-order operations, which realized historical gross margins in excess of 50%. Gross margins for patient services were essentially flat year over year (30.7% for the year ended September 30, 2001 versus 31.3% pro forma for the prior year). Gross margins in the respiratory, medical equipment and supplies sales decreased slightly (37.9% for the year ended September 30, 2001 versus 38.5% pro forma for the prior year) principally due to the sale of Amcare in November 2000 and slightly increased for infusion services (28.4% for the year ended September 30, 2001 versus 27.6% pro forma for the prior year) principally due to product mix.


Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the year ended September 30, 2001 were $41,265,000 as compared to pro forma $55,592,000 for the year ended September 30, 2000, which represents a decrease of $14,327,000 or 25.8%. This decrease was primarily attributable to exiting the U.S. mail-order operations ($15,945,000) and the sale of Amcare ($2,920,000). This decrease was partly offset with increased costs principally in the U.K. operations due to acquisitions and to support internal growth ($5,016,000). Overhead costs in our U.S. corporate offices also decreased ($663,000) principally due to headcount reductions and other cost saving initiatives.


Impairment of Long-Lived Assets
-------------------------------

     For the year ended September 30, 2000, we recorded a $15,073,000 charge related to the write-down of assets to their fair value for the U.S. mail-order operations and Amcare. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Legal Settlements, Net
----------------------

     For the year ended September 30, 2000, we recorded a one-time charge of $10,082,000 related to a settlement with the federal government, which was offset by a $5,000,000 settlement with the Prior Owners. See "Our
Business--Government Regulation--U.S. Government Regulation--Fraud and Abuse Laws."


Restructuring Charge
--------------------

     For the year ended September 30, 2000, we recorded a $1,288,000 restructuring charge related to exiting and closing our U.S. mail-order operations. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Interest Income
---------------

     Total interest income for the year ended September 30, 2001 was $1,587,000 as compared to pro forma $1,503,000 for the year ended September 30, 2000, which represents an increase of $84,000. This increase was attributable to higher interest income earned on a higher level of funds invested.


Interest Expense
----------------

     Total interest expense for the year ended September 30, 2001 was $10,020,000 as compared to pro forma $9,598,000 for the year ended September 30, 2000, which represents an increase of $422,000. This variance was primarily attributable to a higher level of borrowings outstanding.


Provision (Benefit) for Income Taxes
------------------------------------

     We recorded a provision for income taxes for the year ended September 30, 2001 of $24,117,000 versus a pro forma benefit of $6,254,000 or 20.5% of loss before income taxes for the year ended September 30, 2000. The difference between the current year provision and the statutory tax rate resulted principally from the establishment of a full valuation allowance for deferred tax assets.

     We had been previously committed to implementing tax strategies that provided for the sale of appreciated assets, including a portion of our ownership interest in our U.K. subsidiary, to generate sufficient taxable income to realize the tax net operating losses prior to their expiration. While we believe we will eventually realize the value of our tax losses, current developments, including the continued expansion of our U.K. operations has increased the uncertainty as to both the execution of the original strategy and the appropriateness of a tax strategy which may not align with our current business strategy. These uncertainties have impaired our ability to determine whether it is more likely than not that our deferred tax assets will be realized. Accordingly, a full valuation allowance for all remaining deferred tax assets has been provided.


Minority Interest
-----------------

     We reported a charge for minority interest of $22,000 in the year ended September 30, 2001 compared to a benefit of $70,000 in the year ended September 30, 2000. The minority interest represents the 1,050,000 shares of class A1 common stock of TWUK issued as part of the Nightingale consideration. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)

Extraordinary Loss on Early Extinguishment of Debt
--------------------------------------------------

     On a pro forma basis, we still would have reported an extraordinary loss (net of tax benefit of $408,000) of $759,000 in the year ended September 30, 2000, as a result of the write-off of deferred financing costs associated with the early extinguishment of borrowings under our former credit facility.


Net Loss
--------

     As a result of the foregoing, we still would have reported a net loss of $26,612,000 for the year ended September 30, 2001 compared to pro forma $24,944,000 for the year ended September 30, 2000.


Pro Forma Year Ended September 30, 2000 vs. Year Ended September 30, 1999

     The following comparisons of pro forma year ended September 30, 2000 as compared to September 30, 1999 present the pro forma statement of operations data as if our U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000.


Revenues
--------

     Total pro forma revenues for the year ended September 30, 2000 were $164,255,000 as compared to $154,728,000 for the year ended September 30, 1999, which represents an increase of $9,527,000 or 6.2%. This increase was primarily attributable to increased revenues in our U.K. nursing operations ($22,132,000) as a result of acquisitions (including $10,325,000 from Nightingale) and an increase in the number of billable hours. Also contributing to the increase was increased revenues in the home healthcare operations ($2,336,000). Partly offsetting the increases from our U.K. and home healthcare operations were declines in revenue experienced by our mail-order operations ($14,554,000) due to a reduction in the number of patients serviced.


Cost of Revenues
----------------

     Pro forma cost of goods sold for the year ended September 30, 2000 was $109,635,000 as compared to $99,410,000 for the year ended September 30, 1999. On a pro forma basis total cost of revenues as a percentage of revenues increased to 66.7% from 64.2% in the year ended September 30, 2000. On a pro forma basis cost of revenues as a percentage of revenues increased for respiratory, medical equipment and supplies sales (61.5% for the year ended September 30, 2000 versus 57.7% for the year ended September 30, 1999), decreased for infusion services (72.4% for the year ended September 30, 2000 versus 76.9% for the year ended September 30, 1999) and increased slightly for patient services (68.7% for the year ended September 30, 2000 versus 68.1% for the year ended September 30, 1999). The increase in respiratory, medical equipment and supplies sales operations costs is attributable to higher delivery costs in the U.K. operations. The decrease in infusion services costs is due to an increase in volume of higher gross margin infusion therapies in the home healthcare operations. Patient services costs increased slightly due to the acquisition of Nightingale, which has a higher cost of revenue (82.0%) than the historical U.K. nursing operations (67.2%).


Selling, General and Administrative Expenses
--------------------------------------------

     Pro forma selling, general and administrative expenses for the year ended September 30, 2000 were $55,592,000 as compared to $57,946,000 for the year ended September 30, 1999, which represents a decrease of $2,354,000 or 4.1%. This decrease was primarily due to the recording of additional bad debt expense of $3,655,000 (principally as a result of fully reserving for DermaQuest's accounts receivable) and $2,030,000 of charges primarily related to the attempted acquisitions of Sinclair and Gateway and additional legal costs during the year ended September 30, 1999. In addition, selling, general and administrative expensed decreased in our mail-order operations due to an overhead reduction program ($2,165,000). Overhead costs in our U.S. corporate offices also decreased ($333,000) principally due to headcount reductions. These decreases were offset by higher levels of overhead in our U.K. operations principally due to our acquisitions and internal growth ($4,447,000).

These decrease were also offset by the net increase in bad debt expense in our U.S. mail-order operations as a result of valuing accounts receivable to net realizable value ($3,180,000), which was offset by declines in revenue resulting in reduced bad debt charges ($1,697,000).


Impairment of Long-Lived Assets
-------------------------------

     For the year ended September 30, 2000, we recorded a $15,073,000 charge related to the write-down of assets to their fair value for the U.S. mail-order operations and Amcare. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Legal Settlements, Net
----------------------

     For the year ended September 30, 2000, we recorded a one-time charge of $10,082,000 related to a settlement with the federal government, which was offset by a $5,000,000 settlement with the Prior Owners. See "Our
Business--Government Regulation--U.S. Government Regulation--Fraud and Abuse Laws."


Restructuring Charge
--------------------

     For the year ended September 30, 2000, we recorded a $1,288,000 restructuring charge related to exiting and closing our U.S. mail-order operations. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)


Interest Income
---------------

     Pro forma interest income for the year ended September 30, 2000 was $1,503,000 as compared to $227,000 for the year ended September 30, 1999, which represents an increase of $1,276,000. This increase was attributable to higher interest income earned on a higher level of funds invested.


Interest Expense
----------------

     Pro forma interest expense for the year ended September 30, 2000 was $9,598,000 as compared to $5,445,000 for the year ended September 30, 1999, which represents an increase of $4,153,000. This variance was primarily attributable to a higher level of borrowings combined with higher borrowing rates under the Refinancing than our former credit facility.


Provision (Benefit) for Income Taxes
------------------------------------

     Pro forma benefit for income taxes for the year ended September 30, 2000 was $6,254,000 or 20.5% of loss before income taxes, equity income, minority interest and extraordinary loss for the year ended September 30, 2000 versus $500,000 or 6.4% of loss before income taxes for the year ended September 30, 1999. The difference between the effective tax rate for the year ended September 30, 2000 and the statutory tax rate resulted from non-deductible expenses, primarily amortization of intangible assets, the legal settlements and foreign capital gains tax on the sale of Amcare.

     We believed that it was more likely than not that we would generate sufficient levels of taxable income in the future to realize the $20,961,000 of reported net deferred tax assets comprised of the tax benefit associated with future deductible temporary differences and net operating loss carryforwards, prior to their expiration (primarily 12 years or more). This belief was based upon, among other factors, our focus on business realignment activities and business strategies primarily with respect to our U.K. operations.


Minority Interest
-----------------

     On a pro forma basis, we still would have reported a benefit from minority interest of $70,000 in the year ended September 30, 2000. The minority interest represents the 1,050,000 shares of class A1 common stock of TWUK issued as part of the Nightingale consideration. (See Note 3 of Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2001.)

Extraordinary Loss on Early Extinguishment of Debt
--------------------------------------------------

     On a pro forma basis, we still would have reported an extraordinary loss (net of tax benefit of $408,000) of $759,000 in the year ended September 30, 2000, as a result of the write-off of deferred financing costs associated with the early extinguishment of borrowings under our former credit facility.


Net Loss
--------

     As a result of the foregoing, on a pro forma basis, we still would have reported a net loss of $24,944,000 for the year ended September 30, 2000 compared to $7,346,000 for the year ended September 30, 1999.


LIQUIDITY AND CAPITAL RESOURCES


General

     For the six months ended March 31, 2002, we generated $6,880,000 from operating activities. Cash requirements for the six months ended March 31, 2002 for capital expenditures ($1,890,000), payments on acquisition payable ($1,612,000) and payment on long-term debt ($2,010,000), were met through operating cash flows and cash on hand.

     In January 2001, we initiated a stock repurchase program, whereby we may purchase up to approximately $1,000,000 of our outstanding common stock in open market transactions or in privately negotiated transactions. As of March 31, 2002, we had acquired 266,200 shares for an aggregate purchase price of $720,000, which are reflected as treasury stock in the consolidated balance sheet at March 31, 2002. We intend to continue with our stock repurchase program during fiscal 2002.

     In April 2002, we issued an aggregate of 1,171,357 shares of our common stock to two of our executive officers and entered into a tax agreement with each of them, the purpose of which was to provide them with substantially all of the cash (through cash bonuses and loans from our company) necessary for them to pay the federal, New York State and New York City income taxes that they are expected to incur as a result of the issuance of shares to them. We will recognize an expense of approximately $6,560,000 related to this transaction in the quarter ending June 30, 2002. In April 2002, we also sold an aggregate of 750,000 shares of our common stock and used the proceeds to make the payments and loans to these two executive officers that we are required to make to them under their respective tax agreements. See "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreements."


     We believe our existing capital resources and those generated from operating activities and available under existing borrowing arrangements will be adequate to conduct our operations for the next twelve months. As of March 31, 2002, we have capitalized approximately $2,900,000 in connection with evaluating options to maximize the value of our ownership interest in our U.K. operations. If the Reorganization is consummated, a portion of these deferred costs may be deemed unrecoverable.


Restricted Cash


     Restricted cash represents cash and cash equivalents, advanced under the Refinancing, available for payment of consideration for certain permitted acquisitions under the Senior Credit Facility, including the payment of contingent consideration for completed transactions.


Accounts Receivable

     We maintain a cash management program that focuses on the reimbursement function, as growth in accounts receivable has been the main operating use of cash historically. At March 31, 2002 and September 30, 2001, $25,949,000 (10.6%) and $29,555,000 (11.9%), respectively, of our total assets consisted of accounts receivable. The decrease in the accounts receivable from fiscal year end is mainly due to more aggressive cash collections.

     Our goal is to maintain accounts receivable levels equal to or less than industry average, which would tend to mitigate the risk of recurrence of negative cash flows from operations by reducing the required investment in accounts receivable and thereby increasing cash flows from operations. Days sales outstanding ("DSOs") is a measure of the average number of days we take to collect our accounts receivable, calculated from the date services are rendered. At March 31, 2002 and September 31, 2001, our average DSOs were 38 and 60, respectively. Excluding the impact of the acquisition of Staffing Enterprise as of September 27, 2001, DSOs as of September 30, 2001 were 44. The decrease in the DSOs was mainly due to timing of cash collections.


Borrowings


General
-------

     On December 17, 1999, our U.K. subsidiaries, Allied Healthcare (UK) and TWUK, entered into the Refinancing, pursuant to which they obtained new financing denominated in pounds sterling, which aggregates approximately $190,922,000 at March 31, 2002. The Refinancing consists of a $136,202,000 Senior Credit Facility, a $15,427,000 Mezzanine Loan and $39,293,000 of Notes of Allied Healthcare (UK). (These amounts give effect to the amendment to the Senior Credit Facility on September 27, 2001 to increase the borrowings thereunder.)


Senior Credit Facility
----------------------

     The Senior Credit Facility consists of the following:

     o    $39,934,000 term loan A, maturing December 17, 2005;

     o $17,827,000 acquisition term loan B, maturing December 17, 2006, which may be drawn upon during the first nine years following closing;

     o per the September 27, 2001 amendment, $71,310,000 term loan C, maturing June 30, 2007; and

     o    $7,131,000 revolving facility, maturing December 17, 2005.

     Repayment of the loans commenced on July 30, 2000 and continues until final maturity. The loans bear interest at rates equal to LIBOR plus 2.25% to 3.50% per annum. As of March 31, 2002, TWUK had outstanding borrowings of $103,257,000 under the Senior Credit Facility that bore interest at a rate of 6.28% to 7.53%.

     Subject to certain exceptions, the Senior Credit Facility prohibits or restricts the following:

     o    the incurrence of liens;

     o    the incurrence of indebtedness;

     o    certain fundamental corporate changes;

     o    dividends (including distributions to us);

     o    the making of specified investments; and

     o    certain transactions with affiliates.

     In addition, the Senior Credit Facility contains affirmative and negative financial covenants customarily found in agreements of this kind, including the maintenance of certain financial ratios, such as senior interest coverage, debt to earnings before interest, taxes, depreciation and amortization, fixed charge coverage and minimum net worth.

     The loans under the Senior Credit Facility are collateralized by, among other things, a lien on substantially all of TWUK's and its subsidiaries' assets, a pledge of TWUK's ownership interest in its subsidiaries and guaranties by TWUK's subsidiaries.

Mezzanine Loan and Mezzanine Warrants
-------------------------------------

     The Mezzanine Loan is a term loan maturing December 17, 2007 and bears interest at the rate of LIBOR plus 7% per annum, where LIBOR plus 3.5% will be payable in cash, with the remaining interest being added to the principal amount of the loan. The Mezzanine Loan contains other terms and conditions substantially similar to those contained in the Senior Credit Facility. The lenders of the Mezzanine Loan also received Mezzanine Warrants to purchase an aggregate of 2% of the fully-diluted ordinary shares of TWUK. As of March 31, 2002, TWUK had outstanding borrowings under the Mezzanine Loan of $13,811,000, which bore interest at a rate of 11.11%.

     The Mezzanine Warrants issued to the mezzanine lenders are detachable and can be exercised at any time without condition for an aggregate exercise price of approximately $117,000. The fair value of the Mezzanine Warrants ($2,261,000) issued to the mezzanine lenders has been recorded as a discount to the Mezzanine Loan and is being amortized over the term of the loan using the interest method.

     Upon the consummation of the Reorganization, the Mezzanine Warrants will be exercised and the ordinary shares of TWUK received upon such exercise will be exchanged at the Exchange Ratio for an aggregate of 572,032 shares of our common stock in accordance with the terms of the Reorganization Agreement. See "Proposal I: The Reorganization--The Reorganization Agreement."


Senior Subordinated Promissory Notes and Equity Warrants
--------------------------------------------------------

     The Notes consist of an aggregate of $31,786,000 principal amount of senior subordinated promissory notes of Allied Healthcare (UK) purchased by several institutional investors and certain members of management (collectively, the "Investors"), plus Equity Warrants issued by TWUK concurrently with the sale of the Notes which are exercisable for Warrant Shares representing, in the aggregate, approximately 27.0% of the fully-diluted ordinary shares of TWUK.

     The Notes bear interest at the rate of 9.375% per annum payable quarterly in cash subject to restrictions contained in the Senior Credit Facility requiring Allied Healthcare (UK) to pay interest in-kind through the issuance of PIK Notes for the first 18 months, with payment of interest in cash thereafter subject to a fixed charge coverage test (provided that whenever interest cannot be paid in cash, additional PIK Notes shall be issued as payment in-kind of such interest). As of March 31, 2002, $7,507,000 of PIK Notes has been recorded as additional principal due in our consolidated balance sheet. The Notes and related PIK Notes mature nine years from issuance.

     Allied Healthcare (UK) will not have the right to redeem the Notes and the PIK Notes except as provided in, and in accordance with, the securities purchase agreement and the related documents governing the issuance of the Notes and the Equity Warrants (collectively, the "Securities Purchase Documents"). The redemption price of the Notes and the PIK Notes will equal the principal amount of the Notes and the PIK Notes plus all accrued and unpaid interest on each.

     The Investors have the right, at their option, to require Allied Healthcare (UK) to redeem all or any portion of the Notes and the PIK Notes under certain circumstances and in accordance with the terms of the Securities Purchase Documents. The redemption price of the Notes and the PIK Notes shall be equal to the principal amount of the Notes and the PIK Notes, plus all accrued and unpaid interest on each.

     Allied Healthcare (UK)'s redemption obligation of the Notes and the PIK Notes is guaranteed by TWUK, which guarantee is subordinated to the existing senior indebtedness of TWUK to the same extent as the Notes and the PIK Notes are subordinated to senior indebtedness of Allied Healthcare (UK). If Allied Healthcare (UK) fails to perform in full its obligations following exercise of the Investors put of Notes and TWUK fails to perform its obligations as a guarantor of such obligations, the Investors shall have the right, among other things, to exercise directly (through the voting trust described below) the drag-along rights described in the Securities Purchase Documents without the requirement that the board of directors of TWUK first take any action.

     The Equity Warrants may be exercised, in whole or in part, at any time, unless previously purchased or cancelled upon a redemption of the Notes, at the option of the holders prior to the time of maturity of the Notes for Warrant Shares representing approximately 27.0% of TWUK's fully-diluted ordinary share capital, subject to antidilution adjustment as contained in the Securities Purchase Documents.

     The exercise price of the Equity Warrants shall equal the entire principal amount of the Notes (other than PIK Notes and excluding any accrued unpaid interest) for all Equity Warrants in the aggregate and can be exercised for cash or through the tender of Notes (other than PIK Notes) to TWUK, whereby TWUK shall issue to the Investors the appropriate number of Warrant Shares and pay to the Investors in cash an amount equal to the principal amount of the PIK Notes and all accrued unpaid interest on the Notes and the PIK Notes. In the event that any Equity Warrants are exercised by tendering cash, Allied Healthcare (UK) shall have the right, at its option (which it intends to exercise), to redeem the aggregate principal amount of Notes equal to the number of Equity Warrants so exercised multiplied by the warrant exercise price.

     The Equity Warrants will automatically be exercised for Warrant Shares in the event that TWUK consummates a public offering of shares valuing the Investors' ordinary shares of TWUK issuable upon a voluntary exercise of the Equity Warrants at or above 2.5x the initial investment made by the Investors.

     The Investors will have the right, at their option, to require Allied Healthcare (UK) to purchase all or any portion of the Equity Warrants or the Warrant Shares under certain circumstances and in accordance with the terms of the Securities Purchase Documents. The purchase price of the Equity Warrants shall be equal to the difference, if a positive number, between (1) the fair market value of the Warrant Shares which the Investors have the right to acquire upon exercise of such Equity Warrants and (2) the exercise price of such Equity Warrants. The purchase price of the Warrant Shares shall be equal to the fair market value of the Warrant Shares.

     Allied Healthcare (UK)'s purchase obligation of the Equity Warrants is guaranteed by TWUK, which guarantee is subordinated to existing senior indebtedness of TWUK. If Allied Healthcare (UK) fails to perform in full its obligations following exercise of the Investors put of Equity Warrants and TWUK fails to perform its obligations as a guarantor of such obligations, the Investors shall have the right, among other things, to exercise directly through the voting trust the drag-along rights described in the Securities Purchase Documents without the requirement that the board of directors of TWUK first take any action.

     If Allied Healthcare (UK) fails to perform in full its obligations following exercise of the Investors put of Warrant Shares, the Investor shall have the right, among other things, to exercise directly through the voting trust the drag-along rights described in the Securities Purchase Documents without the requirement that the board of directors of TWUK first take any action.

     Following an initial public offering and upon exchange of the Equity Warrants, the Investors shall be entitled to two demand rights and unlimited piggyback registrations with respect to the Warrant Shares. The Warrant Shares shall be listed for trading on any securities exchange on which the ordinary shares of TWUK are listed for trading.

     All of the ordinary shares of Allied Healthcare (UK) that we own and all of the ordinary shares of TWUK owned by Allied Healthcare (UK) are held in a voting trust for the benefit of the holders of the ordinary shares of TWUK and the holders of the Equity Warrants, with the trustee of the trust (G. Richard Green, a director of our company and TWUK) being obligated to vote the shares held in trust as follows:

     o To elect to the board of directors of Allied Healthcare (UK) and TWUK individuals designated in accordance with the Securities Purchase Documents and on any other matter, pursuant to instructions approved by the required majority of the board of directors of TWUK as contemplated by the Securities Purchase Documents.

     o Following the breach by Allied Healthcare (UK) and TWUK of their obligations to honor an Investor put of Notes, an Investor put of Equity Warrants or an Investor put of Warrant Shares, the Investors have the right to exercise drag-along rights with respect to the shares held in the voting trust, without any action of the board of directors of TWUK, on a transaction to which such drag-along rights apply.

     o The voting trust includes provisions to the effect that under certain circumstances the shares held in the voting trust shall thereafter be voted on all matters, including the election of directors, pursuant to instructions from a majority of those members of the board of directors of TWUK who are not affiliated or associated with our company, Allied Healthcare (UK) or Hyperion Partners II, L.P., a large stockholder of our company.

     The articles of association of TWUK and the Securities Purchase Documents provide that neither Allied Healthcare (UK) nor TWUK will enter into any transaction with or make contributions to us or Allied Healthcare (UK), except as required by the terms of the Notes, the Equity Warrants or the Warrant Shares, in the form of dividends, fees, re-charges, loans, guarantees or any other benefit, in any form, unless they have been previously agreed upon by all shareholders.

     The Securities Purchase Documents also provide that the Investors will have the benefit of customary shareholder rights for a transaction of this type including, without limitation:

     o    pre-emptive rights with respect to new securities;

     o rights of first refusal with respect to proposed transfers of ordinary shares of TWUK;

     o    drag-along rights;

     o    tag-along rights; and

     o the exercise of voting rights by the holders of the Equity Warrants as therein described including the right to elect one director to the TWUK board of directors.

     The Securities Purchase Documents also include limitations on TWUK's ability to do the following, among others, without the consent of the
Investors:

     o    issue additional equity securities of TWUK;

     o pay dividends or make other restricted payments, except as required by the terms of the Notes, the Equity Warrants or the Warrant Shares;

     o    sell, lease or otherwise dispose of assets exceeding specified values;

     o    enter into any transactions with affiliates;

     o    amend the memorandum or articles of association; or

     o    merge or consolidate with another entity.

     In the Reorganization, all of the outstanding Notes (in the aggregate principal amount of (pounds sterling)22,286,869) will be surrendered in payment of the exercise price of the Equity Warrants. In the Reorganization, the Equity Warrants will be exercised and each resulting Warrant Share of TWUK will be exchanged at the Exchange Ratio for an aggregate of 7,773,660 shares of Series A preferred stock. In addition, all of the PIK Notes will be surrendered in the Reorganization in exchange for shares of our common stock. In the Reorganization, accrued and unpaid PIK interest in the amount of (pounds sterling)5,810,284, less (pounds sterling)37,020 that we will withhold as withholding taxes (or a net amount of (pounds sterling)5,773,264), will be exchanged for 1,006,857 shares of our common stock. See "Proposal I: The Reorganization--The Reorganization Agreement."

     At March 31, 2002, we had, through TWUK, outstanding notes payable of $18,875,000, net of $920,000 of unamortized discount, issued in connection with the acquisition of certain U.K. flexible staffing agencies. The notes payable are secured by our senior credit lender which requires us to keep an amount on deposit for the sole purpose of repaying the notes payable. These notes bear interest at rates ranging from 4.00% to 5.50%. In general, we may not redeem the notes on or before three years after the date of issuance; however, such notes may be redeemed by the holder within one year from the first interest payment due date upon giving not less than sixty days written notice. Accordingly, the notes and related cash restricted to the payment of such notes have been classified as current in our March 31, 2002 Condensed Consolidated Balance Sheet.


Commitments


Acquisition Agreements
----------------------


     Related to our acquisitions of flexible staffing agencies, we have entered into agreements to pay additional amounts, payable in cash, of up to $42,123,000, at March 31, 2002, in contingent consideration dependent upon future earnings of such acquired entities. Amounts available to satisfy these commitments are classified as restricted cash, long term, in our March 31, 2002 Condensed Consolidated Balance Sheet.



Employment Agreements
---------------------

     We have two employment agreements with certain executive officers that provide for minimum aggregate annual compensation of $745,000 in fiscal 2002. The agreements contain, among other things, customary confidentiality and termination provisions and provide that in the event of the termination of the executive following a "change of control" of our company (as defined therein), or significant change in their responsibilities, such person will be entitled to receive a cash payment of up to 2.9 times their average annual base salary during the preceding twelve months.


Operating Leases
----------------

     The Company has entered into various operating lease agreements for office space and equipment. Certain of these leases provide for renewal options with extension dates in fiscal 2002, 2008 and 2013.


Contractual Cash Obligations
----------------------------

     As described under "Borrowings," "Acquisition Agreements," and "Operating Leases" above, the following table summarizes our contractual cash obligations as of March 31, 2002:


                          TOTAL DEBT      TOTAL LEASE     TOTAL OTHER         TOTAL
FISCAL                   OBLIGATIONS      OBLIGATIONS     OBLIGATIONS      OBLIGATIONS
--------------------   ---------------   -------------   -------------   --------------
2002 ...............    $  2,712,000      $  671,000     $10,432,000     $ 13,815,000
2003 ...............      24,865,000         970,000      31,691,000       57,526,000
2004 ...............       7,987,000         714,000                        8,701,000
2005 ...............       9,983,000         668,000                       10,651,000
2006 ...............      26,385,000         665,000                       27,050,000
Thereafter .........     103,304,000       1,375,000                      104,679,000
                        ------------      ----------                     ------------
                        $175,236,000      $5,063,000     $42,123,000     $222,422,000
                        ============      ==========     ===========     ============

     Lease obligations reflect future minimum rental commitments required under operating leases that have non-cancelable lease terms as of March 31, 2002.


Miscellaneous


Acquisitions
------------

     On September 27, 2001, we acquired, through TWUK, all of the issued and outstanding shares of Staffing Enterprise, a London based provider of flexible staffing of specialist nurses and other healthcare professionals to London NHS Trust and independent hospitals. The consideration included $7,100,000 in cash, $14,800,000 in demand notes plus an additional sum of up to approximately $30,800,000 in contingent consideration dependent upon pre-tax profits for the fiscal year ended September 30, 2002.


     In addition to the acquisition of Staffing Enterprise, during fiscal 2001 we acquired, through TWUK, a total of eleven other flexible staffing agencies for approximately $9,100,000 in cash and the issuance of $5,700,000 in demand notes. The transactions include provisions to pay additional amounts, payable in cash, of up to $13,000,000 in contingent consideration dependent upon future earnings of the acquired entities.


U.S. mail-order operations
--------------------------

     In September 2000, we approved a plan to exit our U.S. mail-order operations and effective October 3, 2000 sold certain assets of the U.S. mail-order operations located in Jacksonville, Florida. In addition, we recorded a $1,288,000 restructuring charge in the fourth quarter of fiscal 2000 representing the estimated costs related to exiting and closing our U.S. mail-order operations. Based upon additional information and revised cost benefit estimates, we recorded an additional charge of $1,900,000, in the first quarter of fiscal 2001, to reflect the write-down of the remaining accounts receivable to their estimated net realizable value. In addition to the write-down, we incurred operating expenses of $583,000 and $2,004,000 during the three and six months ended March 31, 2002, respectively, in connection with closing our U.S. mail-order operations.


     The following table illustrates the restructuring accrual balance for lease commitments at March 31, 2002.


       Beginning balance ............................    $  499,000
       Payments made through March 31, 2002 .........      (174,000)
                                                         ----------
       Ending balance ...............................    $  325,000
                                                         ==========


Disposition of Amcare
---------------------

     On November 22, 2000, we sold, through TWUK, Amcare for approximately $13,826,000 in cash. In the fourth quarter of fiscal 2000, we recorded a charge for impairment of long-lived assets of approximately $2,727,000 to reflect the write-down of the carrying value of goodwill, originally acquired with the purchase of Amcare, to its fair value as well as a tax charge of approximately $1,654,000 to reflect the tax effect of the transaction. As a result of the completion of the transaction, we recorded additional losses of $354,000 and realized a foreign exchange loss of $391,000 for the three months ended December 31, 2000.


Contingencies
-------------

     Some of our subsidiaries are Medicare Part B suppliers who submit claims to the designated carrier who is the government's claims processing administrator. From time to time, the carrier may request an audit of Medicare Part B claims on a prepayment or postpayment basis. Currently, some of our subsidiaries have pending audits. If the outcome of any audit results in a denial or a finding of an overpayment, then the affected subsidiary has appeal rights. Some of the subsidiaries currently are responding to these audits and pursuing appeal rights in certain circumstances.


Litigation
----------

     See "Our Business--Legal Proceedings."

Impact of Recent Accounting Standards
-------------------------------------

     In July 2001, the Financial Accounting Standards Board issued FAS 141, "Business Combinations," and FAS 142, "Goodwill and Other Intangible Assets." The provisions of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. FAS 141 changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. For fiscal 2001, in accordance with the transitional provisions of FAS 142, we did not amortize goodwill acquired in business combinations subsequent to June 30, 2001. Effective October 1, 2001, we completely adopted FAS 142 and suspended all amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on our fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized.

     The following table presents the changes in the carrying amount of goodwill for the three and six months ended March 31, 2002:



                                                       THREE MONTHS ENDED MARCH 31, 2002
                                                ------------------------------------------------
                                                      U.K.            HOME
                                                   OPERATIONS      HEALTHCARE         TOTAL
                                                ---------------   ------------   ---------------
   Balance at December 31, 2001 .............    $105,072,000     $3,884,000      $108,956,000
   Goodwill acquired during quarter .........    $    556,000     $       --      $    556,000
   Foreign exchange difference ..............    $ (1,832,000)    $       --      $ (1,832,000)
                                                 ------------     ----------      ------------
   Balance at March 31, 2002 ................    $103,796,000     $3,884,000      $107,680,000
                                                 ============     ==========      ============



                                                     SIX MONTHS ENDED MARCH 31, 2002
                                             ------------------------------------------------
                                                   U.K.            HOME
                                                OPERATIONS      HEALTHCARE         TOTAL
                                             ---------------   ------------   ---------------
   Balance at September 30, 2001 .........    $105,542,000     $3,884,000      $109,426,000
   Goodwill acquired during year .........    $  1,704,000     $       --      $  1,704,000
   Foreign exchange difference ...........    $ (3,450,000)    $       --      $ (3,450,000)
                                              ------------     ----------      ------------
   Balance at March 31, 2002 .............    $103,796,000     $3,884,000      $107,680,000
                                              ============     ==========      ============

     The amortization expense, net income (loss) and net income (loss) per share of our company for the three and six months ended March 31, 2002, the period of initial application of FAS 142, and for the three and six months ended March 31, 2001 are as follows:




                                                    THREE MONTHS ENDED MARCH 31,      SIX MONTHS ENDED MARCH 31
                                                   ------------------------------- --------------------------------
                                                         2002            2001            2002            2001
                                                   --------------- --------------- --------------- ----------------
   Reported net income (loss) ....................   $ 1,626,000     $  (448,000)    $ 3,083,000     $ (3,224,000)
   Add back: Goodwill amortization ...............   $        --     $   990,000     $        --     $  1,890,000
                                                     -----------     -----------     -----------     ------------
   Adjusted net income (loss) ....................   $ 1,626,000     $   542,000     $ 3,083,000     $ (1,354,000)
                                                     ===========     ===========     ===========     ============
   Basic net income (loss) per share .............   $      0.09     $     (0.03)    $      0.18     $      (0.19)
   Add back: Goodwill amortization per
    share ........................................   $        --     $      0.06     $        --     $       0.11
                                                     -----------     -----------     -----------     ------------
   Adjusted basic net income (loss) per share.....   $      0.09     $      0.03     $      0.18     $      (0.08)
                                                     ===========     ===========     ===========     ============
   Diluted net income (loss) per share ...........   $      0.07     $     (0.03)    $      0.15     $      (0.19)
   Add back: Goodwill amortization per
    share ........................................   $        --     $      0.06     $        --     $       0.11
                                                     -----------     -----------     -----------     ------------
   Adjusted diluted net income (loss) per
    share ........................................   $      0.07     $      0.03     $      0.15     $      (0.08)
                                                     ===========     ===========     ===========     ============

     In October 2001, the FASB issued FAS No. 144, "Accounting for Impairment or Disposal of Long-lived Assets." FAS No. 144 supersedes FAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. Adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operations.


Inflation
---------

     Inflation has not had a significant impact on our operations to date.


Quantitative and Qualitative Disclosures About Market Risk
----------------------------------------------------------

     Foreign Currency Exchange. We face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our consolidated financial results. Our primary exposure relates to non-U.S. dollar denominated sales in the U.K. where the principal currency is pounds sterling. Currently, we do not hedge foreign currency exchange rate exposures.


     Interest Rate Risk. Our exposure to market risk for changes in interest rates relate primarily to our cash equivalents and our U.K. subsidiaries' December 17, 1999 Refinancing which includes the Senior Credit Facility and Mezzanine Loan. Our cash equivalents include highly liquid short-term investments purchased with initial maturities of 90 days or less. We are subject to fluctuating interest rates that may impact our consolidated results of operations or cash flows for our variable rate Senior Credit Facility, Mezzanine Loan and cash equivalents. In accordance with provisions of the Refinancing, on January 25, 2000, we hedged the interest rate (LIBOR cap of 9%) on approximately $41,935,000 of our floating rate debt in a contract which expires December 31, 2003. The approximate notional amount of the contract adjusts down (consistent with debt maturity) as follows:


  June 30, 2002 .......................    $32,855,000
  December 31, 2002 ...................    $30,378,000

     As of March 31, 2002, the Notes ($31,786,000) and PIK Notes ($7,507,000)
mature on December 31, 2008 and bear interest at a fixed rate of 9.375%. In addition, we had notes payable of $18,875,000, net of $920,000 debt discount, which were issued in connection with the acquisition of several U.K. flexible staffing agencies. The notes payable are redeemable, at the holder's option, in fiscal 2003 and bear interest ranging from 4.0% to 5.5% at March 31, 2002. The table below represents the expected maturity of our variable rate debt and their weighted average interest rates at March 31, 2002.


                              EXPECTED       WEIGHTED AVERAGE
FISCAL                        MATURITY             RATE
-----------------------   ---------------   -----------------
   2002 ...............    $  2,712,000     LIBOR +1.59%
   2003 ...............       5,990,000     LIBOR +2.25%
   2004 ...............       7,987,000     LIBOR +2.25%
   2005 ...............       9,983,000     LIBOR +2.25%
   2006 ...............      26,385,000     LIBOR +3.26%
   Thereafter .........      64,011,000     LIBOR +4.27%
                           ------------
                           $117,068,000     LIBOR +3.57%
                           ============


     The aggregate fair value of our debt was estimated based on quoted market prices for the same or similar issues and approximated $172,050,000 at March 31, 2002.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF TWUK


     The following discussion and analysis of TWUK's financial condition and results of operation should be read in conjunction with the financial statements included in this proxy statement/prospectus. It is intended to assist the reader in understanding and evaluating TWUK's financial position.

     This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. TWUK's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in this proxy statement/prospectus.


GENERAL

     TWUK provides the following healthcare services and products in the U.K.:

     o flexible staffing services, including nursing and para-professional services; and

     o    respiratory therapy and home medical equipment.

     TWUK provides these services and products from the following reportable business segments:

     o    TWUK flexible staffing services; and

     o    TWUK respiratory therapy products.

     TWUK's operations supply flexible staffing and para-professional care to the community and U.K. healthcare institutions and medical grade oxygen to the U.K. pharmacy market and private patients in Northern Ireland.

     Allied Healthcare (UK) is a wholly owned subsidiary of Transworld Healthcare. Allied Healthcare (UK) owns approximately 97.9% of the ordinary shares of TWUK.

     On September 27, 2001, TWUK acquired Staffing Enterprise, a provider of flexible staffing. (See "Liquidity and Capital Resources--Miscellaneous-- Acquisitions" below.)

     On November 22, 2000, TWUK sold its subsidiary, Amcare, which supplied ostomy products. (See "Liquidity and Capital Resources--Miscellaneous--Amcare Sale" below.)

     On December 17, 1999, TWUK obtained the Refinancing, which is described below under the heading "Liquidity and Capital Resources--Borrowings."

     TWUK's revenue mix and payor mix is influenced to a significant degree by the relative contribution of acquired businesses and their respective payor profiles. The following table shows the percentage of historical net revenues represented by each of TWUK's product lines:



                                                  YEAR ENDED SEPTEMBER 30,
                                            ------------------------------------
                                               2001         2000         1999
                                            ----------   ----------   ----------
   Product Line
   Flexible staffing services ...........       94.7%        81.0%        76.7%
   Respiratory therapy products .........        3.2          3.5          4.2
   Ostomy products ......................        2.1         15.5         19.1
                                               -----        -----        -----
      Total revenues ....................      100.0%       100.0%       100.0%
                                               =====        =====        =====


     The increase in flexible staffing services as a percentage of total revenues for the year ended September 30, 2001 as compared to 2000 is primarily due to the sale of Amcare and the growth in TWUK's flexible staffing business both organically and through the on-going flexible staffing and care agency acquisition program.

     The following table shows the historical payor mix for TWUK's total revenues for the periods presented:



                                          YEAR ENDED SEPTEMBER 30,
                                    ------------------------------------
                                       2001         2000         1999
                                    ----------   ----------   ----------
   Payor
   U.K. NHS and other U.K.
    Governmental payors .........       61.3%        60.2%        54.0%
   Private payors ...............       38.7%        39.8%        46.0%
                                       -----        -----        -----
      Total revenues ............      100.0%       100.0%       100.0%
                                       =====        =====        =====



     The increase in NHS and other U.K. governmental payors as a percentage of total revenues is primarily due to the acquisitions, which derive the majority of their revenues from the NHS, and to organic growth in the core flexible staffing business. TWUK believes that its payor mix in the future will be determined primarily by the payor profile of completed acquisitions and to a lesser extent, from shifts in existing business among payors.


     TWUK's gross margins will be influenced by the revenue mix of its product lines and by changes in reimbursement rates. TWUK historically has recognized higher gross margins from its flexible staffing and respiratory therapy operations than from its ostomy products operations. Subsequent acquisitions, when completed, will continue to impact the relative mix of revenues and overall gross margin.

     At September 30, 2001 and 2000, TWUK had $105,542,000 and $86,757,000,
respectively, of intangible assets (primarily goodwill) on its balance sheet. This represented 44.6% of total assets and 314.6% of total stockholders' equity at September 30, 2001 and 61.9% of total assets and 272.2% of total stockholders' equity at September 30, 2000. Amortization of intangibles for the years ended September 30, 2001, 2000 and 1999 was $3,725,000, $3,507,000 and
$2,896,000, respectively. Subsequent acquisitions, when completed, will continue to increase the amount of intangible assets on the balance sheet.

     Prior to October 1, 2001, TWUK amortized goodwill over periods ranging from ten to forty years based on the likely period of time over which related economic benefits would be realized. At each balance sheet date, or upon the occurrence of a significant adverse change in TWUK's business, management assesses the carrying amount of enterprise goodwill. TWUK measures impairment of goodwill by comparing the future undiscounted cash flows (without interest) to the carrying amount of goodwill. This evaluation is done at the reportable business segment level (primarily by subsidiary). If the carrying amount of goodwill exceeds the discounted future cash flows, the excess carrying amount of goodwill is written off. The factors considered by management in estimating future cash flows include current operating results, the effects of any current or proposed changes in third-party reimbursement or other governmental regulations, trends and prospects of acquired businesses, as well as the effect of demand, competition, market and other economic factors. If permanent impairment of goodwill were to be recognized in a future period, it could have a material adverse effect on TWUK's consolidated financial position and results of operations.

     In July 2001, the Financial Accounting Standards Board issued FAS 141, "Business Combinations," and FAS 142, "Goodwill and Other Intangible Assets." The provisions of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. FAS 141 changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. For fiscal 2001, in accordance with the transitional provisions of FAS 142, TWUK did not amortize goodwill acquired in business combinations subsequent to June 30, 2001. Effective October 1, 2001, TWUK completely adopted FAS 142 and suspended all amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on TWUK's fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized upon adoption.


CRITICAL ACCOUNTING POLICIES

     TWUK is subject to the same critical accounting policies as TWUS that are discussed in "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Critical Accounting Policies."


RESULTS OF OPERATIONS

Three Months Ended March 31, 2002 vs. Three Months Ended March 31, 2001

Revenues
--------

     Total revenues for the three months ended March 31, 2002 and 2001 were $57,511,000 and $31,783,000, respectively, an increase of $25,728,000 or 80.9%.
This increase relates primarily to the growth of the flexible staffing operations as a result of acquisitions, principally Staffing Enterprise ($14,688,000), Crystalglen Limited (operating under the trade name "Nurses Direct") ($3,750,000), and Balfor ($1,522,000) as well as internal growth ($5,715,000).

Gross Profit
------------

     Total gross profit increased by $5,268,000 to $15,149,000 for the three months ended March 31, 2002 from $9,881,000 for the three months ended March 31, 2001. As a percentage of total revenue, gross profit for the three months ended March 31, 2002 decreased to 26.3% from 31.1% for the comparable prior period. Gross margins for flexible staffing services decreased (26.1% for the three months ended March 31, 2002 versus 30.9% for the comparable prior period) principally due to an increase in the percentage of revenues derived from the staffing of nurses and other more highly paid professionals, which have lower margins than the historical carer business. In addition, recent U.K. regulatory changes, which extend the entitlement of holiday pay to temporary workers, served to reduce gross margins in the period. Gross margins in the respiratory therapy services sales increased (39.5% for the three months ended March 31, 2002 versus 36.8% for the comparable prior period).

Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the three months ended March 31, 2002 and 2001 were $8,733,000 and $7,028,000, respectively, an increase of $1,705,000 or 24.3%. This increase reflects increased corporate overhead and professional costs due to acquisitions and internal growth. This increase was partially offset by the application of Financial Accounting Standards Board FAS 142, effective October 1, 2001, whereby goodwill is no longer being amortized ($959,000).

Interest Income
---------------

     Total interest income for the three months ended March 31, 2002 was $688,000 compared to $408,000 for the three months ended March 31, 2001, which represents an increase of $280,000. This increase was principally attributable to a higher level of funds invested.

Interest Expense
----------------

     Total interest expense for the three months ended March 31, 2002 was $3,948,000 (including $889,000 payable to Allied Healthcare (UK)) compared to $2,396,000 (including $752,000 payable to Allied Healthcare (UK)) for the three months ended March 31, 2001, which represents an increase of $1,552,000. This increase was principally attributable to a higher level of average borrowings outstanding.

Provision for Income Taxes
--------------------------

     TWUK recorded a provision for income taxes amounting to $1,088,000 for the three months ended March 31, 2002 compared to $441,000 for the three months ended March 31, 2001. The difference between the effective tax rate of 34% for the three months ended March 31, 2002 and the U.K. statutory rate of 30% is principally due to non-deductible amortization expense.


Net Income
----------

     As a result of the foregoing, TWUK recorded net income of $2,068,000 for the three months ended March 31, 2002 compared to net income of $424,000 for the three months ended March 31, 2001.


Six Months Ended March 31, 2002 vs. Six Months Ended March 31, 2001


Revenues
--------

     Total revenues for the six months ended March 31, 2002 and 2001 were $114,093,000 and $64,848,000, respectively, an increase of $49,245,000 or
75.9%. This increase relates primarily to the growth of the flexible staffing operations as a result of acquisitions, principally Staffing Enterprise ($30,032,000), Crystalglen Limited (operating under the trade name "Nurses Direct") ($7,355,000), and Balfor Medical ($2,850,000) as well as internal growth ($11,734,000). This increase was partially offset by the decrease in the ostomy products operations due to the sale of Amcare ($2,861,000).


Gross Profit
------------

     Total gross profit increased by $10,215,000 to $30,052,000 for the six months ended March 31, 2002 from $19,837,000 for the six months ended March 31, 2001. As a percentage of total revenue, gross profit for the six months ended March 31, 2002 decreased to 26.3% from 30.6% for the comparable prior period. Gross margins for flexible staffing services decreased (26.1% for the six months ended March 31, 2002 versus 30.7% for the comparable prior period) principally due to an increase in the percentage of revenues derived from the staffing of nurses and other more highly paid professionals, which have lower margins than the historical carer business. In addition, recent U.K. regulatory changes, which extend the entitlement of holiday pay to temporary workers, served to reduce gross margins in the period. Gross margins in the respiratory therapy services sales increased (39.0% for the six months ended March 31, 2002 versus 35.7% for the comparable prior period).


Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the six months ended March 31, 2002 and 2001 was $17,268,000 and $13,925,000, respectively, an increase of $3,343,000 or 24.0%. This increase reflects increased corporate overhead and professional costs due to acquisitions and internal growth. This increase was partially offset by the application of Financial Accounting Standards Board FAS 142, "Goodwill and Other Intangible Assets" ("FAS 142"), effective October 1, 2001, whereby goodwill is no longer being amortized ($1,827,000).


Losses due to Sale of Subsidiary
--------------------------------

     For the six months ended March 31, 2001, TWUK recorded losses of $354,000 due to the sale of Amcare as a result of the completion of the transaction.


Interest Income
---------------

     Total interest income for the six months ended March 31, 2002 was $1,515,000 compared to $769,000 for the six months ended March 31, 2001, which represents an increase of $746,000. This increase was principally attributable to a higher level of funds invested.


Interest Expense
----------------

     Total interest expense for the six months ended March 31, 2002 was $8,110,000 (including $1,780,000 payable to Allied Healthcare (UK)) compared to $4,883,000 (including $1,515,000 payable to Allied Healthcare (UK)) for the six months ended March 31, 2001, which represents an increase of $3,227,000. This increase was principally attributable to a higher level of average borrowings outstanding.

Provision for Income Taxes
--------------------------

     TWUK recorded a provision for income taxes amounting to $2,159,000 for the six months ended March 31, 2002 compared to $917,000 for the six months ended March 31, 2001. The difference between the effective tax rate of 35% for the six months ended March 31, 2002 and the U.K. statutory rate of 30% is principally due to non-deductible amortization expense.

Net Income
----------

     As a result of the foregoing, TWUK recorded net income of $4,030,000 for the six months ended March 31, 2002 compared to net income of $136,000 for the six months ended March 31, 2001.

Year Ended September 30, 2001 vs. Year Ended September 30, 2000

Revenues
--------

     Total revenues for the years ended September 30, 2001 and 2000 were $138,041,000 and $126,295,000, respectively, an increase of $11,746,000 or
9.3%. This increase relates primarily to increased revenues in TWUK's flexible staffing operations as a result of acquisitions and an increase in billable hours charged ($28,000,000). This increase is partly offset by the reduced revenue of Amcare ($16,667,000), which was disposed of early in the year.

Gross Profit
------------

     Total gross profit increased by $4,658,000 to $42,491,000 for the year ended September 30, 2001 from $37,833,000 for the year ended September 30, 2000. Gross margins for flexible staffing services were essentially flat year over year (30.7% for the year ended September 30, 2001 versus 31.3% for the prior year). Gross margins in the ostomy and respiratory therapy products increased (32.6% for the year ended September 30, 2001 versus 24.3% for the prior year) principally due to the sale of Amcare in November 2000.

Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the years ended September 30, 2001 and 2000 were $28,974,000 and $26,878,000, respectively.
This represents an increase in the current year of $2,096,000 or 7.8% due to higher levels of overhead costs in the flexible staffing operations principally due to acquisitions and to support internal growth.

Impairment of Long-Lived Assets
-------------------------------

     For the year ended September 30, 2000, TWUK recorded a $2,727,000 charge related to the write-down of the assets of Amcare to their fair value.

Losses Due to Sale of Subsidiary
--------------------------------

     For the year ended September 30, 2001, TWUK recorded losses of $354,000 due to the sale of Amcare as a result of the completion of the transaction.

Interest Income
---------------

     Total interest income for the years ended September 30, 2001 and 2000 was $1,419,000 and $1,032,000, respectively. The increase was attributable to higher interest income earned on a higher level of funds invested.

Interest Expense
----------------

     Total interest expense for the years ended September 30, 2001 and 2000 was $10,020,000 (including $3,435,000 payable to Allied Healthcare (UK)) and $9,571,000 (including $2,566,000 paid to Allied Healthcare (UK) and $1,153,000 payable to Transworld Healthcare), respectively. The amounts payable to Allied Healthcare (UK) are payable in kind. (See "Liquidity and Capital Resources--Borrowings" below.) The increase was primarily attributable to a higher level of average borrowings outstanding.

Provision for Income Taxes
--------------------------

     TWUK recorded a provision for income taxes amounting to $2,655,000 for the year ended September 30, 2001 versus $3,282,000 for the year ended September 30, 2000. The effective tax rate of 72% for the year ended September 30, 2001 differs from the U.K. statutory rate of 30% due primarily to non-deductible goodwill amortization. The provision in 2000 included a $1,654,000 charge to reflect the tax effect of the Amcare sale.


Net Income (Loss)
----------------

     As a result of the foregoing, TWUK recorded net income of $1,029,000 for the year ended September 30, 2001 compared to a net loss of $4,246,000 for the year ended September 30, 2000. Excluding the impact of the Amcare impairment and tax provision, TWUK would have recorded a net income of $135,000 for the year ended September 30, 2000.


Year Ended September 30, 2000 vs. Year Ended September 30, 1999


Revenues
--------

     Total revenues for the years ended September 30, 2000 and 1999 were $126,295,000 and $104,550,000, respectively. This represents an increase of $21,745,000 or 20.8%. This increase relates primarily to increased revenues in TWUK's flexible staffing operations as a result of acquisitions, internal growth and an increase in billable hours charged.


Cost of Revenues
----------------

     Total cost of revenues for the years ended September 30, 2000 and 1999 was $88,462,000 and $71,892,000, respectively. As a percentage of total revenue, cost of revenues for the year ended September 30, 2000 increased to 70.0% in comparison to 68.8% for the year ended September 30, 1999. Cost of revenues as a percentage of revenues increased slightly for flexible staffing services (68.7% for the year ended September 30, 2000 versus 68.1% for the year ended September 30, 1999) and for ostomy and respiratory therapy services (75.7% for the year ended September 30, 2000 versus 70.8% for the year ended September 30,
1999). The increase in flexible staffing services costs is primarily due to the acquisition of Nightingale, which has a higher cost of revenue (82.0%) than the historical flexible staffing operations (67.1%). The increase in ostomy and respiratory therapy services is principally attributable to higher delivery costs in TWUK's operations.


Selling, General and Administrative Expenses
--------------------------------------------

     Total selling, general and administrative expenses for the years ended September 30, 2000 and 1999 were $26,878,000 and $22,849,000, respectively.
This represents an increase of $4,029,000 or 17.6%, and is principally due to higher levels of overheads due to acquisitions and internal growth.


Impairment of Long-Lived Assets
-------------------------------

     For the year ended September 30, 2000, TWUK recorded a $2,727,000 charge related to the write-down of the Amcare assets to their fair value.


Interest Income
---------------

     Interest income for the years ended September 30, 2000 and 1999 was $1,032,000 and $77,000, respectively. The increase was attributable to higher interest income earned on a higher level of funds invested.


Interest Expense
----------------

     Interest expense for the years ended September 30, 2000 and 1999 was $9,571,000 (including $2,566,000 payable to Allied Healthcare (UK) and $1,153,000 paid to Transworld Healthcare) and $5,258,000 (including $5,252,000 paid to Transworld Healthcare), respectively. The increase was primarily attributable to a higher level of borrowings combined with higher borrowing rates.

Provision for Income Taxes
--------------------------

     TWUK recorded a provision for income taxes amounting to $3,282,000 for the year ended September 30, 2000 versus $2,188,000 for the year ended September 30, 1999. The current year provision included $1,654,000 charge to reflect the tax effect of the Amcare sale. The effective tax rate for the year ended September 30, 2000 differs from the U.K. statutory rate of 30% primarily due to non-deductible goodwill amortization.

Net Loss (Income)
----------------

     As a result of the foregoing, TWUK recorded a net loss of $4,246,000 for the year ended September 30, 2000 compared to a net profit of $1,228,000 for the year ended September 30, 1999. Excluding the impact of the Amcare impairment and tax provision, TWUK would have recorded a net income of $135,000 for the year ended September 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

General

     For the six months ended March 31, 2002, TWUK generated $8,443,000 from operating activities. Cash requirements for the six months ended March 31, 2002 for capital expenditures ($1,565,000), payments on acquisition payables ($1,612,000) and payment on long-term debt ($2,010,000) were met through operating cash flows and cash on hand.

     TWUK believes that the existing capital resources and those generated from operating activities and available under existing borrowing arrangements will be adequate to conduct TWUK's operations for the next twelve months. As of December 31, 2001, TWUK has capitalized approximately $2,900,000 in connection with evaluating options to maximize the value of TWUK operations. If the Reorganization is consummated, a portion of these deferred costs may be deemed unrecoverable.

Restricted Cash

     Restricted cash represents cash and cash equivalents, advanced under the Refinancing, available for payment of consideration for certain permitted acquisitions under the Senior Credit Facility, including the payment of contingent consideration for completed transactions.

Accounts Receivable

     TWUK maintains a cash management program that focuses on the reimbursement function, as growth in accounts receivable has been the main operating use of cash historically. At March 31, 2002 and September 30, 2001, $24,272,000 (10.3%) and $27,888,000 (11.8%), respectively, of TWUK's total assets consisted of accounts receivable. The decrease in the accounts receivable from fiscal year end is mainly due to timing of cash collections.

     TWUK's goal is to maintain accounts receivable levels equal to or less than industry average, which would tend to mitigate the risk of recurrence of negative cash flows from operations by reducing the required investment in accounts receivable and thereby increasing cash flows from operations. DSOs is a measure of the average number of days taken by TWUK to collect its accounts receivable, calculated from the date services are rendered. At March 31, 2002 and September 30, 2001, TWUK's average DSOs were 38 and 63, respectively. Excluding the impact of the acquisition of Staffing Enterprise as of September 27, 2001, DSOs as of September 30, 2001 were 45. The decrease in the DSOs was mainly due to timing of cash collections.

Borrowings

General
-------

     On December 17, 1999, TWUK entered into the Refinancing pursuant to which it obtained new financing denominated in pounds sterling, which aggregates approximately $190,922,000 at March 31, 2002. The Refinancing consists of a $136,202,000 Senior Credit Facility, a $15,427,000 Mezzanine Loan and $39,293,000 of Notes of Allied Healthcare (UK). (These amounts give effect to the amendment to the Senior Credit Facility on September 27, 2001 to increase the borrowings thereunder.)

     In connection with the Refinancing, TWUK issued a $39,293,000 Mirror Note payable to Allied Healthcare (UK). The Mirror Note supports the payment obligations of Allied Healthcare (UK) under the Notes issued by Allied Healthcare (UK).

Senior Credit Facility
----------------------

     For a description of the Senior Credit Facility, see "Management's Discussion and Analysis of Our Financial Condition and Results of
Operations--Liquidity and Capital Resources--Borrowings."

Mezzanine Loan and Mezzanine Warrants
-------------------------------------

     For a description of the Mezzanine Loan and Mezzanine Warrants, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Borrowings."

Senior Subordinated Notes and Equity Warrants
---------------------------------------------


     A mirror loan note arrangement is in place between TWUK and Allied Healthcare (UK). Allied Healthcare (UK) has issued an aggregate of $31,786,000 principal amount of Notes and TWUK has issued a Mirror Note in the principal amount of $31,786,000. The Mirror Note supports the payment obligations of Allied Healthcare (UK) under the Notes. A mirror PIK interest arrangement is also in place between TWUK and Allied Healthcare (UK) and, as of March 31, 2002, $7,507,000 of Mirror PIK Notes has been recorded as additional principal due in TWUK's Consolidated Balance Sheet.


     For a description of the Notes issued by Allied Healthcare (UK), the Equity Warrants issued by TWUK and the notes issued by TWUK to certain sellers in connection with TWUK's acquisition of certain U.K. flexible staffing agencies, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Borrowings."

Commitments

Acquisition Agreements
----------------------


     Related to its acquisitions of flexible staffing agencies, TWUK has entered into agreements to pay additional amounts, payable in cash, of up to $42,123,000, at March 31, 2002, in contingent consideration dependent upon future earnings of such acquired entities. Amounts available to satisfy these commitments are classified as restricted cash, long term, in TWUK's March 31, 2002 Condensed Consolidated Balance Sheet.


Operating Leases
----------------

     TWUK has entered into various operating lease agreements for office space and equipment. Certain of these leases provide for renewal options with extension dates in fiscal 2002.

Contractual Cash Obligations
----------------------------

     As described under "Borrowings," "Acquisition Agreements," and "Operating Leases" above, the following table summarizes our contractual cash obligations as of March 31, 2002:


                          TOTAL DEBT      TOTAL LEASE     TOTAL OTHER         TOTAL
FISCAL                   OBLIGATIONS      OBLIGATIONS     OBLIGATIONS      OBLIGATIONS
--------------------   ---------------   -------------   -------------   --------------
2002 ...............    $  2,712,000      $  449,000     $10,432,000     $ 13,593,000
2003 ...............      24,865,000         580,000      31,691,000       57,136,000
2004 ...............       7,987,000         489,000                        8,476,000
2005 ...............       9,983,000         444,000                       10,427,000
2006 ...............      26,385,000         441,000                       26,826,000
Thereafter .........     103,304,000       1,135,000                      104,439,000
                        ------------      ----------                     ------------
                        $175,236,000      $3,538,000     $42,123,000     $220,897,000
                        ============      ==========     ===========     ============

     Lease obligations reflect future minimum rental commitments required under operating leases that have non-cancelable lease terms as of March 31, 2002.

Miscellaneous


Acquisitions
------------

     For a description of acquisitions by TWUK, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Miscellaneous."


Amcare Sale
-----------

     For a description of the sale of Amcare, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Miscellaneous."


Litigation
----------

     TWUK is involved in various legal proceedings and claims incidental to its normal business activities. TWUK is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows, or results of operations of TWUK.


Impact of Recent Accounting Standards
-------------------------------------

     In July 2001, the Financial Accounting Standards Board issued FAS 141, "Business Combinations," and FAS 142, "Goodwill and Other Intangible Assets." The provisions of FAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. FAS 141 changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. For fiscal 2001, in accordance with the transitional provisions of FAS 142, TWUK did not amortize goodwill acquired in business combinations subsequent to June 30, 2001. Effective October 1, 2001, TWUK completely adopted FAS 142 and suspended all amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on TWUK's fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized upon adoption.


     The following table presents the changes in the carrying amount of goodwill for the three and six months ended March 31, 2002:


                                                   THREE MONTHS
                                                      ENDED
                                                  MARCH 31, 2002
                                                -----------------
   Balance at December 31, 2001 .............     $ 105,072,000
   Goodwill acquired during quarter .........     $     556,000
   Foreign exchange difference ..............     $  (1,832,000)
                                                  -------------
   Balance at March 31, 2002 ................     $ 103,796,000
                                                  =============



                                                   SIX MONTHS
                                                       ENDED
                                                  MARCH 31, 2002
                                                 ---------------
   Balance at September 30, 2001 ............     $105,542,000
   Goodwill acquired during year ............     $  1,704,000
   Foreign exchange difference ..............     $ (3,450,000)
                                                  ------------
   Balance at March 31, 2002 ................     $103,796,000
                                                  ============

     The amortization expense and net income (loss) of TWUK for the three and six months ended March 31, 2002, the period of initial application of FAS 142, and for the three and six months ended March 31, 2001 are as follows:




                                                    THREE MONTHS ENDED              SIX MONTHS ENDED
                                                         MARCH 31,                      MARCH 31,
                                               -----------------------------   ---------------------------
                                                    2002            2001            2002          2001
                                               -------------   -------------   ------------- -------------
   Reported net income (loss) ..............   $2,068,000      $  424,000      $4,030,000    $  136,000
   Add back: Goodwill amortization .........   $       --      $  959,000      $       --    $1,827,000
                                               ----------      ----------      ----------    ----------
   Adjusted net income .....................   $2,068,000      $1,383,000      $4,030,000    $1,963,000
                                               ==========      ==========      ==========    ==========


Inflation


     Inflation has not had a significant impact on TWUK's operations to date.


Quantitative and Qualitative Disclosures about Market Risk


     All of Transworld Healthcare's market risk with respect to foreign exchange rates and interest rates is at the U.K. subsidiaries level. For a description of these risks, see "Management's Discussion and Analysis of Our Financial Condition and Results of Operations--Liquidity and Capital Resources--Miscellaneous."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                          OWNERS AND MANAGEMENT OF TWUK


     The following table sets forth the number and percentage of ordinary shares of TWUK beneficially owned, as of the Record Date and assuming exercise of all outstanding equity instruments, by: (1) all persons known by us to be the beneficial owner of more than 5% of TWUK's issued shares; (2) each director of TWUK; (3) each of the "named executive officers" of TWUK, as defined under the rules and regulations of the Securities Act 1933; and (4) all directors and named executive officers of TWUK as a group (6 persons).


                                                                          NUMBER OF SHARES
NAME                                                                     BENEFICIALLY OWNED     PERCENTAGE
----                                                                    --------------------   -----------
Allied Healthcare Group Limited(1) ..................................        48,000,000            58.1%
Timothy M. Aitken(2) ................................................         4,630,000             5.6%
Sarah L. Eames(3) ...................................................         3,001,869             3.6%
G. Richard Green(4) .................................................           400,000               *
Frederick S. Moseley IV(5) ..........................................        19,000,000            23.0%
Scott A. Shay .......................................................                --              --
Charles Murphy(6) ...................................................           450,000               *
Triumph Partners III, L.P.(5) .......................................        19,000,000            23.0%
All executive officers and directors as a group (6 persons) .........        27,481,869            33.3%

----------
*     Less than 1%.

(1)   Represents ordinary shares of 5p each.

(2) Represents 4,130,000 redeemable shares of 0.01p each, 250,000 Equity Warrants held by Mr. Aitken and 250,000 Equity Warrants held by Aitken (English) Company Limited, an affiliate of Mr. Aitken. Mr. Aitken has agreed that he will not exercise his redeemable shares of TWUK and purchase ordinary shares of TWUK. See "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreements."

(3) Represents 2,940,000 redeemable shares of 0.01p each and 61,689 Equity Warrants. Ms. Eames has agreed that she will not exercise her redeemable shares of TWUK and purchase ordinary shares of TWUK. See "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreements."

(4) Represents 350,000 redeemable shares of 0.01p each held by Mr. Green and his wife, jointly, and 50,000 Equity Warrants held by Orion Nominees Limited, which is an affiliate of Mr. Green.

(5) Represents 19,000,000 ordinary shares presently issuable upon exercise of 18,772,000 Equity Warrants held by Triumph Partners III, L.P. and 228,000 Equity Warrants held by Triumph III Investors, L.P. Mr. Moseley is the president of Triumph Capital Group and holds positions as a general and limited partner in Triumph Capital Group-related entities (including Triumph Partners III, L.P. and Triumph III Investors, L.P.), and may be considered the beneficial owner of shares held by Triumph Capital Group and its related entities. Mr. Moseley disclaims such beneficial ownership, except as to his pecuniary interest therein.

(6)   Represents 400,000 redeemable shares of 0.01p each and 50,000 Equity
      Warrants.

                       PROPOSAL II: ELECTION OF DIRECTORS

     At the annual meeting, seven directors are to be elected to serve for a term of one year and until their respective successors are duly elected and qualified. Four of the nominees are currently members of the board of directors. (One of our current directors, Lewis S. Ranieri, will cease to serve as a director after the annual meeting.) We currently have five directors. Pursuant to the provisions of the Reorganization Documents, we will increase the size of our board to eight upon the consummation of the Reorganization. Following the consummation of the Reorganization, the holders of the Series A preferred stock will have the right to elect one individual to serve as a director of our company until such time as Triumph Partners III, L.P. and its affiliates own less than 50% of the shares of Series A preferred stock issued to them in the Reorganization. See "Description of Our Securities--Preferred Stock--Series A Preferred Stock--Voting Rights." Those persons who are expected to receive a majority of the Series A preferred stock in the Reorganization have indicated to us that they intend to elect Frederick S. Moseley IV to the board of directors.

     The persons named in the enclosed proxy intend to vote for the election of these nominees, who are listed below under "Our Directors and Officers," unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the board of directors does not anticipate), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the board of directors may recommend.


REQUIRED AFFIRMATIVE VOTE

     Approval of Proposal II to elect seven directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented in person or by proxy and voting at the annual meeting.

     The Hyperion Funds and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares in favor of the seven directors named below who will be elected by the holders of our common stock. Accordingly, the election of these individuals is assured.


OUR DIRECTORS AND OFFICERS

     The following table sets forth certain information concerning the directors and officers of our company, including the nominees for the board of directors:




NAME                           AGE   POSITIONS WITH OUR COMPANY
----                          -----  --------------------------------------------------
   Timothy M. Aitken*          57    Chairman of the Board and Chief Executive Officer
   Sarah L. Eames*             44    President and Chief Operating Officer
   John B. Wynne               40    Vice President and Chief Financial Officer
   Leslie J. Levinson          47    Secretary
   Lewis S. Ranieri            55    Director
   Scott A. Shay*              44    Director
   Jeffrey S. Peris*           56    Director
   G. Richard Green*           63    Director
   John W. Matthews*           57
   David J. Macfarlane*        56
   Frederick S. Moseley IV**   49


----------
*     Indicates nominee for Director.

** Indicates a director nominee expected to be appointed by the holders of the Series A preferred stock immediately after the Reorganization.

     Certain biographical information regarding each director and officer is set forth below:

     Timothy M. Aitken has served as chairman of the board and chief executive officer of our company since January 15, 1997. Prior to joining our company, Mr. Aitken served as an independent consultant to the healthcare industry from November 1995 until January 1997. From June 1995 until November 1995, Mr. Aitken served as the vice chairman and president of Apria Healthcare Group, Inc., a California-based home healthcare company. He also served as chairman of the board of Omnicare plc from September 1995 until its acquisition by Transworld Healthcare. From 1990 until June 1995, Mr. Aitken served as chairman of the board, president and chief executive officer of Abbey Healthcare Group Inc., a California-based home healthcare company.

     Sarah L. Eames has served as chief operating officer of our company since June 2001, president since May 1998, and as executive vice president of business development and marketing of our company from June 1997 to May 1998. Prior to joining our company, Ms. Eames was employed by Johnson & Johnson Professional, Inc. as a business development consultant from 1996 to 1997. From June 1995 until November 1995, Ms. Eames served as vice president of marketing for Apria Healthcare Group, Inc., a California-based home healthcare company. From 1980 until June 1995, Ms. Eames held various marketing and business development positions at Abbey Healthcare Group Inc., a predecessor company of Apria Healthcare Group, Inc.

     John B. Wynne joined our company in June 2000 as vice president of finance and has served as vice president and chief financial officer since August 2000. Prior to joining our company, Mr. Wynne was chief financial officer of Wassall, USA, Inc., a private equity concern, where he was employed from August 1996. From 1983 until 1996, Mr. Wynne was employed by Coopers & Lybrand LLP.

     Leslie J. Levinson has served as secretary of our company since September 1999 and had previously served in such capacity from October 1990 to July 1997. Since January 2002, he has been a partner in the law firm of Brown Raysman Millstein Felder & Steiner LLP, which firm serves as counsel to our company. From June 1991 until January 2002, he was a partner in the law firm of Baer Marks & Upham LLP, which firm served as counsel to our company. From January 1988 until June 1991, he was a partner in the law firm of Dow, Lohnes & Albertson, which firm served as counsel to our company.

     Lewis S. Ranieri has been a director of our company since May 1997. Mr. Ranieri will cease to serve as a director of our company following the annual meeting. Mr. Ranieri is the chairman and president of Ranieri & Co., Inc., a private investment advisor and management company. He is a director of Hyperion Capital Management, Inc., a registered investment advisor. Mr. Ranieri is a director of The Hyperion Total Return Fund, Inc., The Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. Mr. Ranieri is also affiliated with all four of the Hyperion entities that own shares of common stock in our company. He is also a director of Computer Associates International, Delphi Financial Group, Inc., Delphi International Ltd. and Reckson Associates Realty Corp.

     Scott A. Shay has been a director of our company since January 1996 and served as acting chairman of the board of our company from September 1996 until January 1997. Mr. Shay has been a Managing Director of Ranieri & Co., Inc. since its formation in 1988. Mr. Shay currently serves as the chairman of the board of Signature Bank, a subsidiary of Bank Hapoalim, and is currently a director of Allied Healthcare (UK)and TWUK, both of which are subsidiaries of our company, Bank Hapoalim B.M., in Tel Aviv, Israel, Super Derivatives and Hyperion Capital Management, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners L.P. and Hyperion Partners II L.P. Prior to joining Ranieri & Co., Inc., Mr. Shay was a director of Salomon Brothers Inc., where he was employed from 1980 to 1988.

     Jeffrey S. Peris has been a director of our company since May 1998. Dr. Peris has been the vice president of human resources and chief learning officer of American Home Products Corporation since May 2001. Dr. Peris had been the vice president of business operation of Knoll Pharmaceutical (Abbott Laboratories) where he was responsible for human resources and corporate communications from April 1998 until May 2001. Dr. Peris was a management consultant to various Fortune 100 companies from May 1997 until April 1998. From 1972 until May 1997, Dr. Peris was employed by Merck & Co., Inc. a pharmaceutical company, where he served as the executive director of human resources from 1985 until May 1997, the executive director of marketing from 1976 until 1985, and the director of clinical biostatistics and research data systems from 1972 until 1976.

     G. Richard Green has been a director of our company since August 1998 and is currently a director of Allied Healthcare (UK) and TWUK. Mr. Green has been the chairman since 1987 and a director since 1960 of J.H. & F.W. Green Ltd. a conglomerate based in the U.K. Since 1960, Mr. Green has held various positions at J.H. & F.W. Green Ltd. and several of its subsidiaries. Mr. Green was also a director of Abbey Healthcare Group, Inc. from 1991 to 1995. He also held directorships of Omnicare Limited and Medigas Limited from 1993 to 1996.

     David John Macfarlane is a director nominee of our company. Mr. Macfarlane has been a partner at Ashurst Morris Crisp, a law firm in London, since 1986. Ashurst Morris Crisp has served as U.K. counsel to our company since 1998. Mr. Macfarlane is a director of Knox D'Arcy Trust plc.

     John Waylett Matthews is a director nominee of our company. Mr. Matthews has been the chairman of Crest Nicholson plc, a listed U.K. residential and commercial development company, since 1992. Mr. Matthews is a director of Regus plc, which leases office space and related services, such as videoconferencing.

     Frederick S. Moseley IV. Pursuant to the Certificate of Amendment, the holders of the Series A preferred stock will have the right to elect one member to our board of directors until such time as Triumph Partners III, L.P. and its affiliates own less than 50% of the shares of Series A preferred stock issued to them in the Reorganization. Persons who are expected to receive a majority of the Series A preferred stock in the Reorganization have indicated to us that they intend to elect Frederick S. Moseley IV to the board of directors immediately after the consummation of the Reorganization. Mr. Moseley has been the president of Triumph Capital Group, a private equity investor since 1990. Mr. Moseley serves as a director of Box USA Holdings Inc.

     All directors of our company (other than the director to be elected by of the holders of the Series A preferred stock) are elected by the shareholders for a one-year term and hold office until the next annual meeting of our shareholders and until their successors are elected and qualified. There are no family relationships among our directors and officers. All directors who are not employees of our company are entitled to receive an aggregate fee of $10,000 per annum. In addition, all directors are reimbursed for all reasonable expenses incurred by them in acting as a director or as a member of any committee of the board of directors. Officers are chosen by and serve at the discretion of the board of directors.

     Other than Timothy M. Aitken and Sarah L. Eames, none of our company's executive officers have employment agreements. For more information, please see "Proposal II: Election of Directors--Employment Agreements; Termination of Employment and Change-in-Control Arrangements."


MEETINGS OF THE BOARD OF DIRECTORS

     The business affairs of the company are managed under the direction of our board of directors. Members of the board of directors are informed about our company's affairs through various reports and documents distributed to them, through operating and financial reports routinely presented at meetings of the board of directors and committee meetings by the chairman and other officers, and through other means. In addition, directors of our company discharge their duties throughout the year not only by attending board of directors' meetings, but also through personal meetings and other communications, including telephone contact with the chairman of the board and others regarding matters of interest and concern to our company.

     During the fiscal year ended September 30, 2001, our company's board of directors held two formal meeting and acted by unanimous written consent in lieu of a meeting on two separate occasions. During the fiscal year ended September 30, 2001, no director attended fewer than 75% of the board meetings and any applicable committee meetings except Mr. Green who was unable to attend either board meeting and Mr. Ranieri who attended one board meeting.


BOARD COMMITTEES

     The board of directors has an Audit Committee and a Compensation Committee but does not have a nominating committee. The members of each committee are appointed by the board of directors.

     Audit Committee. The Audit Committee recommends to the board of directors the auditing firm to be selected each year as independent auditors of our company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for: (1) reviewing the scope and results of the audit; (2) reviewing our company's financial condition and results of operations with management; (3) considering the adequacy of the internal accounting and control procedures of our company; and (4) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditor's independence. The Audit Committee presently consists of Messrs. Green, Shay and Peris. The Audit Committee met on four occasions during the fiscal year ended September 30, 2001 and was also in session during each of our company's two formal meetings of its board of directors during the fiscal year ended September 30, 2001. On May 10, 2000, the board of directors adopted a written charter for the Audit Committee, which is attached as Exhibit A to our company's definitive proxy statement relating to our 2000 annual meeting of shareholders.

     Recently the American Stock Exchange amended its rules relating to the structure and membership requirements of audit committees, including but not limited to modifications to the definition of an independent director for purposes of audit committees. Under the American Stock Exchange rules, Mr. Shay may be deemed not to be independent. Mr. Shay is not a current employee or an immediate family member of any employee of our company. Under the applicable American Stock Exchange rules, Mr. Shay may continue to serve on the Audit Committee provided that we believe that such continued service would be in the best interests of our company and its shareholders. Mr. Shay has a substantial and significant financial background and has served on our board of directors for over six years. We believe that the benefits of such experience outweigh any effect should Mr. Shay be deemed not to be independent for purposes of the American Stock Exchange rules.

     Compensation Committee. The Compensation Committee reviews and approves overall policy with respect to compensation matters, including such matters as compensation plans for employees and employment agreements and compensation for executive officers. The Compensation Committee presently consists of Messrs. Ranieri and Shay. The Compensation Committee met on three occasions during the fiscal year ended September 30, 2001 and was also in session during each of our company's two formal meetings of its board of directors during the fiscal year ended September 30, 2001.

EXECUTIVE COMPENSATION


     The following table summarizes all compensation earned by or paid to our chief executive officer and each of the other most highly compensated executive officers of our company whose total annual salary and bonus compensation exceeded $100,000, who we refer to as the Named Officers, for services rendered in all capacities to our company for the fiscal years ended September 30, 2001, 2000 and 1999. No other executive officer of our company received compensation in excess of $100,000 for the fiscal year ended September 30, 2001.


                          SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                          ANNUAL               --------------------
                                                       COMPENSATION                 SECURITIES
            NAME AND                FISCAL    ------------------------------        UNDERLYING            ALL OTHER
       PRINCIPAL POSITION            YEAR          SALARY           BONUS             OPTIONS           COMPENSATION
--------------------------------   --------   ----------------   -----------   --------------------   ----------------
Timothy M. Aitken ..............   2001         $  360,089        $150,000            195,000            $  18,378(6)
 Chairman of the Board and         2000            250,000         140,000                 --               72,090(6)
 Chief Executive Officer           1999            250,000         100,000                 --               39,228(6)

Sarah L. Eames(1) ..............   2001         $  333,654        $150,000            150,000            $   9,099(6)
 President and Chief               2000            256,154         160,000                 --                7,150(6)
 Operating Officer                 1999            240,000         100,000                 --                   --

John B. Wynne(2) ...............   2001         $  181,731        $ 35,000                 --            $   7,150(6)
 Vice President and Chief          2000             40,385              --             50,000                   --
 Financial Officer                 1999                 --              --                 --                   --

Wayne A. Palladino(3) ..........   2001         $       --        $     --                 --            $   6,825(6)
 Senior Vice President and         2000            275,191(5)      150,000                 --               91,866(7)
 Chief Financial Officer           1999            225,000         100,000                 --                   --

Gregory E. Marsella(4) .........   2001         $       --        $     --                 --            $      --
 Vice President, General           2000                 --              --                 --                   --
 Counsel and Secretary             1999            120,192              --                 --                4,500(6)

----------
(1) Ms. Eames became executive vice president of business development and marketing of our company in June 1997, president of our company in May 1998 and chief operating officer of our company in June 2001.

(2) Mr. Wynne became vice president of finance in June 2000 and vice president and chief financial officer in August 2000.

(3) Mr. Palladino resigned August 11, 2000 as senior vice president and chief financial officer.

(4) Mr. Marsella became vice president, general counsel and secretary of our company in July 1997 and resigned on September 3, 1999.

(5)   Includes $71,827 payout of vacation time accrued.

(6)   Reflects reimbursement for certain travel expenses.

(7) Reflects forgiveness of a loan and reimbursement of certain travel expenses.

     The following table sets forth certain information regarding individual options granted during fiscal 2001 to each of the Named Officers pursuant to our 1992 Stock Option Plan. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option's term.


                         OPTION GRANTS IN FISCAL 2001


                                                                                      POTENTIAL REALIZABLE
                                                                                            VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                          PERCENTAGE OF                                   STOCK PRICE
                             SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR OPTION
                             UNDERLYING    GRANTED TO                                       TERM(2)
                               OPTIONS    EMPLOYEES IN   EXERCISE PRICE   EXPIRATION ----------------------
NAME                         GRANTED(1)    FISCAL YEAR      PER SHARE        DATE        5%         10%
----                        ----------- -------------- ---------------- ----------- ---------- -----------
Timothy M. Aitken .........   195,000         48.8%         $ 1.75        12/06/05   $94,284    $208,337
Sarah L. Eames ............   150,000         37.5          $ 1.75        12/06/05    72,524     160,259

----------
(1)   All such options have vested.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the Securities and Exchange Commission and do not represent our company's estimate or projection of future common stock prices.


           AGGREGATE OPTION EXERCISES IN FISCAL 2001 AND 2001 FISCAL
                            YEAR-END OPTION VALUES


                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 ACQUIRED        VALUE      OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
NAME                           ON EXERCISE     REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                          -------------   ----------   ----------------------------   --------------------------
Timothy M. Aitken .........        --             --             747,500/97,500               $165,750/$117,000
Sarah L. Eames ............        --             --             235,000/75,000                122,500/90,000
John B. Wynne .............        --             --              16,667/33,333                 19,000/38,000

----------
(1) Calculated on the basis of $2.95 per share, the closing sale price of the common stock as reported on the American Stock Exchange on September 30, 2001, minus the exercise price.


COMPENSATION OF DIRECTORS

     See "Proposal II: Election of Directors--Our Directors and Officers," with respect to compensation of non-employee directors.


EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In September 2001, we entered into employment agreements with Mr. Aitken and Ms. Eames, which expire in September 2004. Effective October 1, 2001, the agreements provide for a base salary of $380,000 and $365,000 for Mr. Aitken and Ms. Eames, respectively. The agreements contain, among other things, customary confidentiality and termination provisions and provide that in the event of the termination of the executive following a "change of control" of our company (as these terms are defined those agreements), Mr. Aitken and Ms. Eames will be entitled to receive a cash payment of up to 2.9 times their average annual base salary during the preceding twelve months.


STOCK OPTION PLANS

1992 Stock Option Plan and 2002 Stock Option Plan

     In July 1992, the board of directors and shareholders approved the Transworld Healthcare 1992 Stock Option Plan, which we refer to as the 1992 Stock Option Plan. The 1992 Stock Option Plan provides for the grant of options to key employees, officers, directors and non-employee independent contractors of our company. The 1992 Stock Option Plan is administered by the Compensation Committee of the board of directors. Beginning in fiscal 1999 and ending in July 2002 the number of shares available for issuance under the 1992 Stock Option Plan, as amended, increases by 1% of the number of shares of common stock outstanding as of the first day of each fiscal year. As of the Record Date, the number of shares of common stock available for issuance thereunder is 1,645,635 shares. Options which are available for grant under the 1992 Stock Option Plan will cease to be available for grant under the 1992 Stock Option Plan upon shareholder approval of the 2002 Stock Option Plan.

     On March 14, 2002, the board of directors adopted, subject to approval at the annual meeting, the Transworld Healthcare, Inc. 2002 Stock Option Plan, which we refer to as the 2002 Stock Option Plan. Any and all unissued shares under the 1992 Stock Option Plan as of the effective date of the 2002 Stock Option Plan shall be cancelled and no longer available for award under the 1992 Stock Option Plan. The 2002 Stock Option Plan is essentially a mirror of the 1992 Stock Option Plan in its provisions.

     As with the 1992 Stock Option Plan, options granted under the 2002 Stock Option Plan may be either incentive stock options, which we refer to as Incentive Options, which are intended to meet the requirements of section 422 of the Internal Revenue Code of 1986 or options that do not qualify as Incentive Options, which we refer to as Non-Qualified Options. Under the 1992 Stock Option Plan, and when approved the 2002 Stock Option Plan, the Compensation Committee may grant (1) Incentive Options at an exercise price per share which is not less than the fair market value of a share of common stock on the date on which such Incentive Options are granted (and not less than 110% of the fair market value in the case of any optionee who beneficially owns more than 10% of the total combined voting power of our company) and (2) Non-Qualified Options at an exercise price per share which is determined by the Compensation Committee (and which may be less than the fair market value of a share of common stock on the date on which such Non-Qualified Options are granted). The 1992 Stock Option Plan and when approved, the 2002 Stock Option Plan further provides that the maximum period in which options may be exercised will be determined by the Compensation Committee, except that Incentive Options may not be exercised after the expiration of ten years from the date the Incentive Option was initially granted (and five years in the case of any optionee who beneficially owns more than 10% of the total combined voting power of our company). Under the 1992 Stock Option Plan and when approved, the 2002 Stock Option Plan, if an optionee's employment is terminated, generally the unexercised Incentive Options must be exercised within three months after termination. However, if the termination is due to the optionee's death or permanent disability, the option must be exercised within one year of the termination of employment. If we terminate the optionee's employment for cause by, or if the optionee voluntarily terminates his employment, generally his options will expire as of the termination date. Any option granted under the 1992 Stock Option Plan and when approved, the 2002 Option Stock Plan will be nontransferable, except by will or by the laws of descent and distribution, and generally may be exercised upon payment of the option price in cash or by delivery of shares of common stock with a fair market value equal to the option price.


     Shares delivered under the 2002 Stock Option Plan will be available from authorized but unissued shares of common stock or from shares of common stock reacquired by our company. Shares of common stock that are subject to options under the 2002 Stock Option Plan which have terminated or expired unexercised will return to the pool of shares available for issuance under the 2002 Stock Option Plan.



1997 Non-Employee Director Plan

     In May 1997, our board of directors adopted the Transworld Healthcare 1997 Option Plan for Non-Employee Directors, which we refer to as the Director Plan, pursuant to which 100,000 shares of common stock of our company were reserved for issuance upon the exercise of options granted to non-employee directors of our company. The purpose of the Director Plan is to encourage ownership of common stock by non-employee directors of our company whose continued services are considered essential to our company's future progress and to provide them with a further incentive to remain as directors of our company. The Director Plan is administered by the board of directors. Directors of our company who are not employees of our company or any subsidiary or affiliate of our company are eligible to participate in the Director Plan. The Director Plan will terminate in May 2007; however, options outstanding on the expiration of the term shall continue to have full force and effect in accordance with the provisions of the instruments evidencing such options. The board of directors may suspend, terminate, revise or amend the Director Plan, subject to certain limitations.

     Under the Director Plan, the board of directors may from time to time at its discretion determine which of the eligible directors should receive options, the number of shares subject to such options and the dates on which such options are to be granted. Each such option is immediately exercisable for a period of ten years from the date of grant generally, but may not be exercised more than 90 days after the date an optionee ceases to serve as a director of our company. Options granted under the Director Plan are not transferable by the optionee other than by will, laws of descent and distribution, or as required by law.

     Shares of common stock may be purchased from our company upon the exercise of an option by payment in cash or cash equivalent, through the delivery of shares of common stock having a fair market value equal to the cash exercise price of the option or any combination of the above, subject to the discretion of the board of directors.


Stock Incentive Plan

     In January 2000, the board of directors of TWUK adopted a management incentive plan, which we refer to as the U.K. Plan. Under the U.K. Plan, a new class of redeemable shares (having a nominal value of 0.01p) in the capital of TWUK was created, which are redeemable in the manner described below. Pursuant to the U.K. Plan, 9,800,000 redeemable shares are reserved for issuance. Under the U.K. Plan the redeemable shares may be issued at their nominal value and with an option or strike price set by the board of directors of TWUK, which we refer to as the Initial Value. As of May 1, 2002, TWUK had issued 4,130,000, 2,940,000 and 2,550,000 redeemable shares, with an Initial Value ranging from 105p per share to 125p per share, to Mr. Aitken, Ms. Eames and various other employees, members of management and superintendents of TWUK and its subsidiaries, respectively. The redemption rights attached to the redeemable shares are exercisable at any time during the period commencing on the date of a qualified public offering in the U.K. and ending 10 years from the date of issuance. The net effect of the exercise of redemption rights is that the holder acquires ordinary shares of TWUK at a price per ordinary share equal to the Initial Value. The redeemable shares do not carry any dividend or income rights and do not carry any right to vote at general meetings of TWUK. All terms associated with the shares are fixed and the market value of an ordinary share of TWUK was less than the Initial Values of 105p and 125p therefore no compensation expense has been recognized.

     Mr. Aitken and Ms. Eames have agreed that they will not exercise their redeemable shares of TWUK and purchase ordinary shares of TWUK. It is a condition to the consummation of the Reorganization that TWUK have purchased the redeemable shares held by Mr. Aitken and Ms. Eames for their nominal value prior to the Reorganization. The purchase of the redeemable shares will require the approval of the shareholders of TWUK and certain of our lenders. See "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreements." All of the redeemable shares, other than those held by Mr. Aitken and Ms. Eames, will be exchanged for shares of our common stock in the Reorganization.


INDEMNIFICATION

     As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that a director of our company will not be personally liable to our company or our shareholders for monetary damages for breach of a fiduciary duty owed to our company or our shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of a director of our company for any breach of duty based upon (1) an act or omission (a) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law or (b) from which the director personally derived a financial benefit to which he was not legally entitled, or (2) an improper declaration of dividends or purchases of our securities or such other violation of section 719 of the Business Corporation Law of the State of New York.

     Our Certificate of Incorporation and Bylaws provide that our company shall indemnify its directors and officers to the fullest extent permitted by New York law. We also have entered into indemnification agreements with each of our directors and officers and we will enter into indemnification agreements with our new directors after the annual meeting.

EXECUTIVE BONUS PLAN

     We have adopted a performance-based bonus plan pursuant to which we may grant bonuses to each of our company's executive officers and certain other employees of our company as may be designated by the board of directors. Under the bonus plan, participants may receive a bonus of up to 50% of their base salary. The grant of any bonus is within the sole discretion of the Compensation Committee based upon the overall performance of our company and such bonuses may be paid, in whole or in part, in cash or in shares of common stock.

COMPENSATION COMMITTEE REPORT

Overall Policy

     Our executive compensation program is designed to be closely linked to corporate performance and returns to our shareholders. To this end, we have developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to our success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in our business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of our company's executive compensation program. This review includes comparing our company's executive compensation, corporate performance, stock price appreciation and total return to shareholders to a peer group of public corporations that represent our company's most direct competitors for executive talent. The peer groups used for compensation analysis generally are not the same as the peer group index in the Performance Graph included in this proxy statement/prospectus. The Compensation Committee believes that our company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. The annual compensation reviews permit an ongoing evaluation of the link between our company's performance and its executive compensation in the context of the compensation programs of other companies.

     The Compensation Committee determines the compensation of the Named Officers and sets the policies for and reviews the compensation awarded to other executive officers of our company.

     The key elements of our company's executive compensation program consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Compensation Committee generally takes into account the full compensation package afforded to the executive.

Base Salaries

     The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (1) evaluating the performance of our company and (2) the performance of each executive, including any new responsibilities assumed by such person. In the case of executive officers with responsibility for a particular business division, that division's financial results also are considered. In evaluating the performance of our company, the Compensation Committee, where appropriate, also considers non-financial indicators, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees.

     The base salary for fiscal 2000 and for fiscal 2001 for Mr. Aitken, the chairman and chief executive officer of our company was established pursuant to the terms of his initial employment agreement, which was entered into in January 1997.


Annual Bonuses

     Subsequent to the fiscal year end, the Compensation Committee awarded an annual performance bonus to Mr. Aitken, Ms. Eames and Mr. Wynne in the amount of $150,000, $200,000 and $35,000, respectively, in recognition of the overall performance of our company, including our European operations.

     See "Certain Relationships and Related Transactions--Recent Issuances of Shares; Registration Rights Agreement" for a description of issuances of shares of our common stock to Mr. Aitken and Ms. Eames subsequent to the fiscal year end.


Stock Options

     Under both the 1992 Stock Option Plan and when approved, the 2002 Stock Option Plan, stock options may be granted to, among others, our company's directors, executive officers and employees. The Compensation Committee sets guidelines for the size of stock option awards based on similar factors as are used to determine base salaries and annual bonuses. In the event of poor corporate performance, the Compensation Committee can elect not to award any stock options.

     Stock options are designed to align the interests of our company's directors, executives and employees with those of our shareholders. Stock options are granted with an exercise price and vesting schedule designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     No stock options were awarded by the Compensation Committee to our executive officers during the fiscal year ended September 30, 2001 except to Timothy M. Aitken, and Sarah L. Eames, who, received options to purchase 195,000 and 150,000 shares of common stock, respectively, at an exercise price of $1.75 per share.

     The Compensation Committee believes that significant equity interests in our company held by our company's management align the interests of shareholders and management.


Conclusion

     As is indicated by the programs described above, a significant portion of our company's executive compensation is linked directly to individual and corporate performance. The Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and shareholders' returns, recognizing that the cyclical nature of our company's business may, from time to time, result in a temporary imbalance over a particular period.

                                        The Compensation Committee:
                                         SCOTT A. SHAY
                                         LEWIS S. RANIERI

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee of the board of directors presently consists of Messrs. Ranieri and Shay. Messrs. Ranieri and Shay among others, control the general partner of Hyperion Partners II L.P. and Hyperion TW Fund L.P., each of which are principal shareholders of our company, and other Hyperion entities. See "Certain Relationships and Related Transactions" for a description of certain transactions between our company and these entities.


REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The information contained herein shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission.

     The Audit Committee serves as the representative of the board of directors for general oversight of our company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing the financial statements and financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with management.

     2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

     3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors' independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Transworld Healthcare Annual Report on Form 10-K for the fiscal year ended September 30, 2001, for filing with the Securities and Exchange Commission.

     The undersigned members of the Audit Committee have submitted this report to the board of directors:


                                        The Audit Committee:
                                         G. RICHARD GREEN
                                         JEFFREY S. PERIS
                                         SCOTT A. SHAY

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the number and percentage of shares of common stock beneficially owned, as of the Record Date, by (1) all persons known by us to be the beneficial owner of more than 5% of Transworld Healthcare outstanding common stock; (2) each director and director nominee of our company, as well as the director designee of the holders of the Series A preferred stock; (3) each of our "named executive officers," as defined under the rules and regulations of the Securities Act of 1933, and (4) all directors and named executive officers of our company as a group, but not including our director nominees or the individual expected to be elected by the holders of the Series A preferred stock to our board of directors after the Reorganization is consummated (7 persons). Unless otherwise indicated, the address for all of the individuals and entities named in the table below is care of our company.


     For the beneficial security ownership of our company after the Reorganization, see "Proposal I: The Reorganization--Security Ownership of Certain Beneficial Owners and Management After the Reorganization."


                                                                               NUMBER OF SHARES
                                                                               OF COMMON STOCK            PERCENTAGE
                                                                                 BENEFICIALLY            BENEFICIALLY
NAME                                                                                OWNED                 OWNED(14)
----                                                                    -----------------------------   -------------
Timothy M. Aitken ...................................................              1,549,258(1)               7.7%
Sarah L. Eames ......................................................                801,099(2)               4.1%
John B. Wynne .......................................................                 33,334(3)                 *
Lewis S. Ranieri ....................................................             11,800,210(4)              61.4%
Scott A. Shay .......................................................             11,800,210(4)              61.4%
Jeffrey S. Peris ....................................................                  7,000(5)                 *
G. Richard Green ....................................................                 10,600(6)                 *
Frederick S. Moseley IV .............................................                375,000(7)               2.0%
David J. Macfarlane .................................................                      0                   --
John W. Matthews ....................................................                      0                   --
Hyperion Partners II L.P ............................................             11,800,210(8)              61.4%
Hyperion TW Fund L.P ................................................             11,800,210(9)              61.4%
Hyperion TWH Fund LLC ...............................................             11,800,210(10)             61.4%
Dimensional Fund Advisors, Inc ......................................                960,300(11)              5.0%
All executive officers and directors as a group (7 persons) .........             14,201,501(12)(13)         69.6%

----------
*     Less than 1%.

(1) Consists of 704,258 shares of common stock and 845,000 shares of common stock subject to options exercisable within 60 days from the Record Date.


(2) Consists of 491,099 shares of common stock and 310,000 shares of common stock subject to options exercisable within 60 days from the Record Date.


(3) Consists of 33,334 shares of common stock subject to options exercisable within 60 days from the Record Date.


(4) Consists of 6,854,454 shares of common stock owned by Hyperion Partners II L.P., 4,148,456 shares of common stock owned by Hyperion TW Fund L.P., and 422,300 shares of common stock owned by Hyperion TWH Fund LLC, each of which are affiliates of Messrs. Ranieri and Shay and as to which Messrs. Ranieri and Shay disclaim beneficial ownership except to the extent of their respective pecuniary interest therein. Also includes 375,000 shares of common stock owned by Hyperion TWH Fund II LLC, an affiliate of Messrs. Ranieri and Shay, as to which they disclaim beneficial ownership except to the extent of their respective pecuniary interest therein.

(5) Consists of 2,000 shares of common stock and 5,000 shares of common stock subject to options exercisable within 60 days from the Record Date.

(6) Consists of 3,000 shares of common stock, 5,000 shares subject to options exercisable within 60 days from the Record Date and 2,600 shares owned of record by Mr. Green's wife, as to which Mr. Green disclaims beneficial ownership.

(7) Consists of 370,500 shares of common stock held by Triumph Partners III, L.P. and 4.500 shares of common stock held by Triumph III Investors, L.P. Mr. Moseley is the president of Triumph Capital Group and holds positions as a general and limited partner in Triumph Capital Group-related entities, and may be considered a beneficial owner of the shares held by Triumph Capital Group and its related entities. Mr. Moseley disclaims such beneficial ownership, except as to his pecuniary interest therein.

(8) Consists of 6,854,454 shares of common stock, 4,148,456 shares of common stock owned by Hyperion TW Fund (an affiliate of Hyperion Partners II), 422,300 shares of common stock owned by Hyperion TWH Fund (an affiliate of Hyperion Partners II) and 375,000 shares of common stock held by Hyperion TWH Fund II (an affiliate of Hyperion Partners II). Hyperion Partners II disclaims beneficial ownership of the shares of common stock owned by Hyperion TW Fund, Hyperion TWH Fund and Hyperion TWH Fund II. The address of Hyperion Partners II is 50 Charles Lindbergh Boulevard, Uniondale, New York 11553.

(9) Consists of 4,148,456 shares of common stock, 6,854,454 shares of common stock owned by Hyperion Partners II (an affiliate of Hyperion TW Fund), 422,300 shares of common stock owned by Hyperion TWH Fund (an affiliate of Hyperion TW Fund) and 375,000 shares of common stock held by Hyperion TWH Fund II (an affiliate of Hyperion TW Fund). Hyperion TW Fund disclaims beneficial ownership of the shares of common stock owned by Hyperion Partners II, Hyperion TWH Fund and Hyperion TWH Fund II. The address of Hyperion TW Fund is 50 Charles Lindbergh Boulevard, Uniondale, New York 11553.

(10) Consists of 422,300 shares of common stock, 4,148,456 shares of common stock owned by Hyperion TW Fund (an affiliate of Hyperion TWH Fund), 6,854,454 shares of common stock owned by Hyperion Partners II (an affiliate of Hyperion TWH Fund) and 375,000 shares of common owned by Hyperion TWH Fund II (an affiliate of Hyperion TWH Fund). Hyperion TWH Fund disclaims beneficial ownership of the shares of common stock owned by Hyperion TW Fund, Hyperion Partners II and Hyperion TWH Fund II. The address of Hyperion TWH Fund is 50 Charles Lindbergh Boulevard, Uniondale, New York 11553.

(11)  Dimensional Fund Advisors Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are referred to as the Portfolios.) In its role as investment advisor and investment manager, Dimensional Fund Advisors possessed both investment and voting power over 960,300 shares of Transworld Healthcare as of the Record Date. The Portfolios own all securities reported herein, and Dimensional Fund Advisors disclaims beneficial ownership of such securities. Dimensional Fund Advisors filed a Schedule 13G with the Securities and Exchange Commission with respect to such securities on February 12, 2002. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12) Includes an aggregate of 1,198,334 shares subject to options, held by our executive officers and directors (Messrs. Aitken, Wynne, Ranieri, Shay, Peris, and Green, and Ms. Eames), exercisable within 60 days from the Record Date and 2,600 shares owned of record by Mr. Green's wife, as to which Mr. Green disclaims beneficial ownership.

(13) Not including options exercisable within 60 days of the Record Date, all executive officers and directors as a group beneficially own 13,003,167 (67.7%) of our shares of common stock.

(14) Based on 19,210,233 shares of common stock issued and outstanding as of the Record Date.

                           OUR COMPARATIVE PERFORMANCE


     The Securities and Exchange Commission requires us to present a chart comparing the cumulative total shareholder return on our common stock during our last five fiscal years with the cumulative total shareholder return of (1) a broad equity market index, and (2) a published industry index or peer group. In 1997, we changed our fiscal year-end from October 31st to September 30th. Effective April 30, 1999, we commenced trading our common stock on the American Stock Exchange. Prior to that date, our common stock traded on the Nasdaq National Market.

     The graphs below have been prepared for us by The Center for Research in Security Prices ("CRSP").

     The first graph compares the performance of our common stock with (1) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies), and (2) the CRSP Total Return Index for Nasdaq Health Services Stocks (U.S. and Foreign). The Total Return Index for the Nasdaq Stock Market (U.S. Companies) measures the performance of all U.S. companies listed on Nasdaq. The CRSP Total Return Index for Nasdaq Health Services Stock (U.S. and Foreign Companies) measures the performance of all U.S. and foreign companies listed on Nasdaq whose Standard Industry Classification ("SIC") Codes are 8000-8099.


     The second graph compares the performance of our common stock with (1) the CRSP Total Returns Index for the AMEX Stock Market (U.S. Companies) and (2) the CRSP Total Returns Index for AMEX Health Services Stocks (U.S. Companies). The CRSP Total Returns Index for the AMEX Stock Market (U.S. Companies) measures the performance of all U.S. companies listed on AMEX. The CRSP Total Returns Index for AMEX Health Services Stock (U.S. Companies) measures the performance of all U.S. companies listed on AMEX whose SIC Codes are 8000-8099.


     The graphs assume that $100 was invested on October 31, 1996 in our common stock and each group of companies whose securities comprise the various indices against which we are being compared and that all dividends, if any, have been reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                           TRANSWORLD HEALTHCARE, INC.



[GRAPHIC OMITTED]


                                                     LEGEND
         -----------------------------------------------------------------------------------------------
 SYMBOL  CRSP TOTAL RETURNS INDEX FOR:         10/1996   09/1997   09/1998   09/1999   09/2000   09/2001
-------- ------------------------------------ --------- --------- --------- --------- --------- --------

[GRAPHIC OMITTED]


         Transworld Healthcare, Inc.             100.0      91.6      41.9      19.2      13.2     28.3


[GRAPHIC OMITTED]


         Nasdaq Stock Market (US Companies)      100.0     138.8     141.0     230.3     305.8    125.0


[GRAPHIC OMITTED]


         Nasdaq Health Service Stocks            100.0     116.8      78.6      72.7      84.4    103.7
         (US & Foreign)


----------
NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 10/31//1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                           TRANSWORLD HEALTHCARE, INC.



[GRAPHIC OMITTED]



                                                    LEGEND
         ---------------------------------------------------------------------------------------------
 SYMBOL  CRSP TOTAL RETURNS INDEX FOR:       10/1996   09/1997   09/1998   09/1999   09/2000   09/2001
-------- ---------------------------------- --------- --------- --------- --------- --------- --------

[GRAPHIC OMITTED]


         Transworld Healthcare, Inc.           100.0      91.6      41.9      19.2      13.2     28.3


[GRAPHIC OMITTED]


         AMEX Stock Market (US Companies)      100.0     128.2     120.1     154.8     191.7    139.9


[GRAPHIC OMITTED]


         AMEX Health Service Stocks            100.0     175.3     117.6     129.9     112.4     80.6



----------
NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 10/31//1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RECENT ISSUANCES OF SHARES; REGISTRATION RIGHTS AGREEMENTS

Issuance of Shares to Mr. Aitken and Ms. Eames

     On April 22, 2002, we issued 684,258 shares of our common stock to Timothy
M. Aitken, our chairman and chief executive officer, and 487,099 shares of common stock to Sarah L. Eames, our president and chief operating officer, as a bonus for among, other things, services rendered to our company through the date of issuance. We refer to such issuances as the "Bonus Share Issuances." The Bonus Share Issuances to Mr. Aitken and Ms. Eames were unanimously approved by our board of directors (with Timothy M. Aitken abstaining because of his interest in the transactions) at a meeting held on April 19, 2002, but made subject to final approval by the independent directors of our company at a separate meeting. The Bonus Share Issuances were approved by our independent directors (G. Richard Green and Jeffrey S. Peris) at a meeting of the independent directors held on April 21, 2002.

Tax Agreements

     In connection with the Bonus Share Issuances, on April 22, 2002, our company and TWUK entered into a Tax Bonus, Tax Loan and Tax Indemnification Agreement (the "Tax Agreement") with each of Mr. Aitken and Ms. Eames. The purpose of the Tax Agreements is to provide Mr. Aitken and Ms. Eames with substantially all of the cash (through cash bonuses and loans from our company) necessary for them to pay the federal, New York State and New York City income taxes that they are expected to incur as a result of the Bonus Share Issuances and to provide them with the tax indemnity described below. The Tax Agreements were unanimously approved by our board of directors (with Mr. Aitken abstaining) on April 19, 2002, subject to final approval by the independent directors of our company at a separate meeting. The Bonus Shares Issuances were approved by our independent directors (G. Richard Green and Jeffrey S. Peris) at a meeting of the independent directors held on April 21, 2002.

     Pursuant to the Tax Agreements, on May 3, 2002 we:

     o made cash bonus payments to Mr. Aitken and Ms. Eames in the amounts of $1,401,263 and $846,237, respectively (or an aggregate of $2,247,500);
          and

     o loaned Mr. Aitken and Ms. Eames the amounts of $550,000 and $390,000, respectively (or an aggregate of $940,000).

     Pursuant to the Tax Agreement, TWUK will be obligated to indemnify each of Mr. Aitken and Ms. Eames for all federal, New York State and New York City taxable income in excess of agreed-upon amounts which may arise from the Bonus Share Issuances. However, TWUK's indemnity obligation to Mr. Aitken is capped at $622,371 and TWUK's indemnity obligation to Ms. Eames is capped at $377,629 (or an aggregate of $1,000,000). Moreover, of the tax indemnity payments, if any, an amount equal to 20% of such excess taxable income (but not more than $175,247 in the case of Mr. Aitken and not more than $119,132 in the case of Ms. Eames) will be made in the form of a loan. TWUK's obligation to make indemnity payments, if any are required to be made, is subject to the receipt from certain of TWUK's lenders of their consent to such payment.

     In our fiscal quarter ended June 30, 2002, we will recognize an expense of approximately $6,560,000 related to the Bonus Share Issuances and the payment of the cash bonuses to Mr. Aitken and Ms. Eames.

Promissory Notes


     The loans of $550,000 and $390,000 to Mr. Aitken and Ms. Eames, respectively, that we made pursuant to the Tax Agreements are evidenced by promissory notes that have been executed by each of Mr. Aitken and Ms. Eames. The promissory notes are payable on the fifth anniversary of the date that the loans that they evidence are made; however, in the event that either Mr. Aitken or Ms. Eames sells any of the shares of our common stock received in the Bonus Share Issuances, the promissory notes require him or her to prepay a portion of the loans in accordance with a formula set forth in the promissory notes. The promissory notes bear interest at the rate of 4.65% per annum.

Pledge and Security Agreements

     Pursuant to Pledge and Security Agreements entered into by our company and each of Mr. Aitken and Ms. Eames, the payments under their promissory notes are secured by a pledge by them of all of their respective non-qualified stock options of our company, the shares of our common stock issuable upon the exercise of any stock options of our company (whether qualified or non-qualified) and the dividends, if any, they receive in respect of any of such shares of common stock. In addition, in the event of a failure to pay the promissory note when due, we will have the right to apply after-tax amounts owed to Mr. Aitken and Ms. Eames under their respective employment agreements with our company or TWUK (or any consulting, severance, non-competition or similar agreement with our company or TWUK) to the repayment of the promissory note.

Agreement Not to Exercise Redeemable Shares

     Pursuant to Irrevocable Undertakings executed in connection with the Tax Agreements, each of Mr. Aitken and Ms. Eames agreed that they would not exercise their redeemable shares of TWUK and purchase ordinary shares of TWUK. (It is a condition to the consummation of the Reorganization that TWUK have purchased the redeemable shares held by Mr. Aitken and Ms. Eames for their nominal value prior to the Reorganization. The purchase of the redeemable shares will require the approval of the shareholders of TWUK and the consent of certain of our lenders.)

Sale of Shares to Hyperion and Triumph

     On April 22, 2002, we entered into a stock purchase agreement with Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P. pursuant to which we agreed to sell 375,000 shares of our common stock to Hyperion TWH Fund II LLC and 375,000 shares of our common stock, in the aggregate, to Triumph Partners III, L.P. and Triumph III Investors, L.P. at $4.25 per share. Hyperion TWH Fund II LLC is an affiliate of the other Hyperion Funds. Triumph Partners III, L.P. and Triumph III Investors, L.P. are existing investors in TWUK. We issued the 750,000 shares on April 30, 2002 and received proceeds of an aggregate of $3,187,500.

     We used approximately $2,247,500 of the proceeds we received from the issuance of our shares of common stock to Hyperion and Triumph to pay Mr. Aitken and Ms. Eames the cash bonus we are required to make to them pursuant to the Tax Agreements and used approximately $940,000 of the proceeds we received from the issuance of the shares of our common stock to Hyperion and Triumph to make the loans we are required to make to Mr. Aitken and Ms. Eames pursuant to the Tax Agreements.

Registration Rights Agreements

     Pursuant to two registration rights agreements, we have agreed to register the resale of an aggregate of 1,546,357 shares of our common shares of our common stock, consisting of the following:

     o the aggregate of 375,000 shares of our common stock issued to Triumph Partners III, L.P. and Triumph III Investors, L.P; and

     o the 684,258 and 487,099 shares of our common stock issued to Mr. Aitken and Ms. Eames, respectively, in the Bonus Share Issuances.

     Pursuant to the registration rights agreements, we have granted these persons and entities the right to demand the registration of such shares up to three times, provided that, if we are able to use a short form registration statement on Form S-3, then these persons and entities shall be able to demand as many registrations as they desire. We have also granted these persons and entities customary piggyback registration rights. We have agreed to pay all expenses in effecting the registration of the shares, other than underwriting discounts and commissions. The registration rights agreements contain customary indemnification provisions.

     Pursuant to the Reorganization Agreement, at the consummation of the Reorganization Agreement, these registration rights agreements will be terminated. However, the Triumph entities and Mr. Aitken and Ms. Eames will be entitled to register the shares described above pursuant to the registration rights agreement to be entered into upon the consummation of the Reorganization.

     The 375,000 shares of our common stock issued to Hyperion TWH Fund II LLC will be subject to registration pursuant to the registration rights agreement previously entered into between our company and the other Hyperion entities. However, this registration rights agreement will also be terminated at the consummation of the Reorganization and Hyperion TWH Fund II LLC will be entitled to register its 375,000 shares pursuant to the registration rights agreement to be entered into upon the consummation of the Reorganization.


OTHER TRANSACTIONS WITH PRINCIPAL SHAREHOLDERS

     Under a unit purchase agreement dated November 20, 1995, as amended (which we refer to as the HPII Purchase Agreement), pursuant to which Hyperion Partners II L.P. acquired its initial equity interest in our company, until July 31, 2001, Hyperion Partners II had the right to designate to our board of directors the greater of three directors or 40% of the number of directors constituting the entire board of directors. Messrs. Ranieri and Shay were the designees, and are presently serving on our board of directors.

     The HPII Purchase Agreement also provided that, for a period of five years commencing on May 30, 1996 and ending on May 30, 2001, all shares of common stock of our company held by Hyperion Partners II will be voted by Hyperion Partners II on any matter submitted to our shareholders in the same proportion as the votes cast by the other holders of shares of common stock of our company. Notwithstanding the foregoing, Hyperion Partners II retained its right to vote its shares of common stock in any manner it chooses with respect to the following specified matters: (1) the election to our board of directors of the Hyperion Partners II's designees; (2) amendments to our Bylaws or Certificate of Incorporation; (3) mergers and the sale, lease or exchange of our company's assets; (4) the authorization or issuance of securities of our company; (5) a reclassification of securities or reorganization of our company; (6) the liquidation or dissolution of our company; and (7) any affiliated party transaction. The HPII Purchase Agreement provided that the requirement that Hyperion Partners II votes its shares in proportion with all other shareholders shall terminate in the event that the aggregate number of shares of common stock owned by certain former officers of our company shall be less than 415,000 shares or on the date when any person or group unaffiliated with Hyperion Partners II becomes the beneficial owner of 25% or more of the then-outstanding shares of our company's capital stock.

     The HPII Purchase Agreement further provided that for the five-year period commencing on July 31, 1996 and ending on July 31, 2001, all actions to be taken by our board of directors will require the affirmative vote of a majority of the directors present at a duly constituted meeting (which is the status currently), except that it shall require the affirmative vote of 66 2/3% of the entire board of directors to authorize any action taken with respect to a proposed acquisition, whether by purchase of stock or assets, of another company and any action to increase above seven the number of directors constituting the entire board of directors.

     During the summer of 1999 our company's U.K. operations were in the process of acquiring three nursing and carer agencies when we were informed by our senior lenders that they would not consent to these pending acquisitions. We then requested that Hyperion Partners II complete these acquisitions on our behalf. Affiliates of Hyperion Partners II, which we refer to as the HP Affiliates, completed these acquisitions in August and September 1999. Effective December 17, 1999, our company acquired all three businesses from the HPII Affiliates for the aggregate amount of $2,992,000 representing Hyperion Partners II's acquisition cost plus, interest at a rate of 12% per annum and reimbursement of transaction costs. Messrs. Ranieri and Shay did not participate in any action by our board of directors with respect to these acquisitions.


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OTHER TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In the Refinancing, Timothy M. Aitken (our company's chairman and chief executive officer), Sarah L. Eames (our company's president and chief executive officer), Wayne Palladino (our company's former chief financial officer) and G. Richard Green (a director of our company) purchased (pounds sterling)500,000, (pounds sterling)61,869, (pounds sterling)15,000 and (pounds sterling)50,000, respectively, in principal amount of Notes issued by Allied Healthcare (UK) and also received Equity Warrants exercisable for approximately 0.8% in the aggregate of the fully-diluted ordinary shares of TWUK. The terms of the Notes and the Equity Warrants acquired by the foregoing persons are identical to the terms of the Notes and Equity Warrants acquired by the other investors. See "Proposal I: The Reorganization--Interests of Certain Persons in the Reorganization."

     On December 14, 1992, a former principal shareholder and a former director and officer of our company, each sold 6,666 shares of common stock of our company at a price of $5.00 per share to Mr. Palladino, our former chief financial officer. On such date, we loaned Mr. Palladino the funds necessary to consummate such purchases. On April 8, 1998, we forgave the $66,666 loan provided that Mr. Palladino remain employed by our company as follows: one-third as of April 9, 1998, one-third on January 1, 1999 and one-third on September 30, 1999.

     Mr. Palladino among others, which we refer to as the Restricted Transferees, entered into a stock restriction agreement, which we refer to as the Restriction Agreement, pursuant to which they agreed to limit the transferability of his shares of common stock, as well as other "Common Equivalents" as that term is described in the Restriction Agreement. Unless otherwise consented to in writing by Hyperion Partners II, none of the Restricted Transferees may transfer any of their shares of common stock or other Common Equivalents owned by them if, at the time of such transfer or after giving effect thereto, the Restricted Transferee's "Shareholder Percentage" would be less than the lesser of 0.75 and the "HPII Percentage." For purposes of the Restriction Agreement, the term "Shareholder Percentage" means a fraction, the denominator of which is the number of Common Equivalents that such shareholder and his related persons owned or had the right to acquire on the date of the HPII Purchase Agreement, and the numerator of which is the numerical amount of the denominator less the number of Common Equivalents transferred by such Restricted Transferee; and the term "HPII Percentage" means a fraction, the denominator of which is the number of Common Equivalents purchased by Hyperion Partners II or which Hyperion Partners II has the right to purchase pursuant to the HPII Purchase Agreement, and the numerator of which is the numerical amount of the denominator less the number of Common Equivalents transferred by Hyperion Partners II. The effect of the Restriction Agreement, in general, is to limit a Restricted Transferee's ability to sell their shares of common stock to the extent that their shareholdings would be less than 75% of their current holdings or, if less, the HPII Percentage.

     During our fiscal year ended September 30, 2001, we granted options to purchase shares of common stock at $1.75 per share under the 1992 Stock Option Plan as follows: (1) 195,000 to Mr. Aitken, and (2) 150,000 to Ms. Eames. During our fiscal year ended September 30, 2000, we granted options to purchase 50,000 shares of common stock at $1.81 per share under the 1992 Stock Option Plan to Mr. Wynne. (Of these options, 33,334 have vested or will vest within 60 days of the Record Date.) During our fiscal year ended September 30, 1999, we granted options to purchase shares of common stock at $4.31 per share under the 1992 Stock Option Plan as follows: (1) 5,000 to Mr. Peris and (2) 5,000 to Mr. Green.

     Frederick S. Moseley IV is a principal of Triumph Partners III, L.P. and Triumph III Investors, L.P., which entered into agreements related to Triumph's December 1999 investment in Allied Healthcare (UK) and TWUK. Pursuant to the voting trust agreement executed December 17, 1999, Triumph may select one member of the board of directors of both Allied Healthcare (UK) and TWUK.

     Certain officers of our company have entered into employment agreements with our company. For more information please see "Proposal II: Election of Directors--Employment Agreements; Termination of Employment and
Change-in-Control Arrangements."


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

     In connection with the Refinancing in December 1999, our U.K. subsidiaries paid Triumph Corporate Finance Group, Inc. financial consulting fees of $898,433 and, in connection with the amendment in September 2001 of the Senior Credit Facility to increase the amount of TWUK's borrowings thereunder, our U.K. subsidiaries paid Triumph Corporate Finance Group, Inc. consulting fees of $609,637. Triumph Corporate Finance Group, Inc. is an affiliate of the general partner of Triumph Partners III, L.P. Frederick S. Moseley IV, who is expected to join our board of directors after the Reorganization, is the president and a director of Triumph Corporate Finance Group, Inc.


     See also, "Proposal I: The Reorganization--Interests of Certain Persons in the Reorganization."

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

                                  PROPOSAL III:
            AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The board of directors has approved and recommends that shareholders approve certain modifications to our current Certificate of Incorporation. The text of the amendments to our Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C. Set forth below is a summary of the material modifications which would be effected by the amendments to our Certificate of Incorporation. The following summary is qualified by reference to our current Certificate of Incorporation and the proposed amendments to our Certificate of Incorporation.

     If approved by our shareholders, the amendments to our Certificate of Incorporation will be filed with the Secretary of State of the State of New York promptly following the annual meeting.


CHANGE OF COMPANY'S NAME TO ALLIED HEALTHCARE INTERNATIONAL INC.

     The board of directors has approved a change to the name of our company to "Allied Healthcare International Inc.," effective upon the approval of shareholders at the annual meeting. The board of directors believes that the name "Allied Healthcare International Inc." will more accurately reflect the scope of the business of our company as a result of our significant activities in the U.K. Our U.K. operations are conducted by our U.K. subsidiary, Allied Healthcare (UK), and its subsidiaries.


INCREASE IN NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

     The board of directors has unanimously approved an increase in the number of authorized shares of capital stock of our company from 40 million shares of common stock to 62 million shares of common stock and from two million shares of preferred stock (all of which is currently "blank check" preferred stock and none of which is currently issued) to ten million shares of preferred stock. Upon the consummation of the Reorganization, there will be outstanding approximately 30,741,369 shares of common stock, on a fully-diluted basis, and approximately 7,773,660 shares of Series A preferred stock.

     The additional shares of common stock authorized would have rights and privileges identical to those of the currently outstanding shares of common stock. Of the ten million shares of preferred stock authorized, eight million would be classified as Series A preferred stock. Approximately 7,773,660 shares of Series A preferred stock are expected to be issued to certain of the U.K. Equity Holders in the Reorganization. The remaining shares of preferred stock authorized would have the rights and privileges determined by the board of directors from time to time.

     The board of directors believes it is desirable to authorize additional shares of capital stock so that there will be sufficient shares available to consummate the Reorganization and for issuance under the Transworld Healthcare, Inc. 2002 Stock Option Plan, as well as for issuance after the consummation of the Reorganization for purposes that the board of directors may hereafter determine to be in the best interests of our company and our shareholders. Such purposes could include the offer of shares for cash, acquisitions, financings, mergers, stock splits, stock dividends, employee benefit programs and other general corporate purposes. No further action or authorization by our shareholders would be necessary prior to the issuance of additional shares of common stock, unless required by applicable law or regulation. Other than in connection with the Reorganization and the Transworld Healthcare, Inc. 2002 Stock Option Plan, we do not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any of the additional shares that would be authorized by this amendment.

     The proposed amendment will increase the total number of authorized shares of capital stock by an amount substantially greater than that necessary to effect the Reorganization and to allow us to issue shares upon the exercise of options granted under the Transworld Healthcare, Inc. 2002 Stock Option Plan. If additional shares are issued for the purposes described above or otherwise, our shareholders could experience a greater reduction in their percentage interest in our company with respect to earnings per share, voting, liquidation value and book and market value per share. The


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

availability for issuance of additional shares of capital stock could also enable the board of directors to render more difficult or discourage an attempt to obtain control of our company in the future. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares of our common stock, thereby possibly diluting the interest of a party attempting to obtain control of our company.


ELIMINATION OF CERTAIN PROVISIONS RELATED TO BOARD SIZE AND VOTING


     Our current Certificate of Incorporation and Bylaws contain provisions that, subject to approval by our shareholders, will be removed from our Certificate of Incorporation.

     Article Eleventh of our current Certificate of Incorporation and section
2.20 of our Bylaws provide that the prior approval of 662/3% of the members of our entire board of directors is required for the acquisition by our company of another corporation and for any increase in the number of directors of our company to more than seven. Both the Certificate of Incorporation and the Bylaws provide that:

       "(i) any action taken by the Corporation with respect to the proposed acquisition by the Corporation whether by purchase of stock or assets of another company or (ii) any increase in the number of directors of the Corporation to more than seven shall be approved by at least 662/3% of the Corporation's entire board of directors as then constituted, except that at the option of Paribas Principal, Inc. ("Paribas") until the satisfaction of certain conditions contained in the Shareholders Agreement between among others, Paribas and the Corporation dated August 5, 1994, Paribas shall have the right to designate one designee to the Corporation's Board of Directors, without such approval."

     The board of directors believes that the elimination of the foregoing supermajority voting requirements increases the likelihood that certain transactions which are favored by a majority of directors will be consummated and will give our company necessary flexibility to expand its board of directors in order to more easily manage its business and affairs. If this proposal is approved by the shareholders and the Reorganization is consummated, the board of directors will be expanded to eight members, and the board of directors will be comprised of the seven nominees to be voted upon by the shareholders at the annual meeting and one individual to be elected by the holders of the Series A preferred stock. See "Proposal II: Election of Directors--Our Directors and Officers."

     We initially adopted these supermajority voting requirements in connection with the original investments in our company by Hyperion Partners II L.P.


REQUIRED AFFIRMATIVE VOTE; BOARD RECOMMENDATION

     Approval of the amendments to our Certificate of Incorporation and Bylaws requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The board of directors believes that the proposal is in the best interests of our company and unanimously recommends that the shareholders vote FOR amending our Certificate of Incorporation and Bylaws as set forth in this Proposal III.

     The Hyperion Funds and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares in favor of all of the proposals to be voted upon at the annual meeting. Accordingly, approval of Proposal III is assured.


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

                    PROPOSAL IV: RATIFICATION AND APPROVAL OF
                           THE 2002 STOCK OPTION PLAN


THE 2002 STOCK OPTION PLAN

     The board of directors adopted on March 14, 2002, subject to approval of the shareholders at the annual meeting, the 2002 Stock Option Plan. As of the Record Date, no options under the 2002 Stock Option Plan have been granted. The following summary description of the 2002 Stock Option Plan is qualified in its entirety by reference to the full text of 2002 Stock Option Plan. A copy of the 2002 Stock Option Plan is attached hereto as Annex D and incorporated herein by reference.


INTRODUCTION

     The 2002 Stock Option Plan, pursuant to which our company will be authorized to issue options on up to three million shares of common stock (subject to modest increases during subsequent fiscal years), replaces our existing stock option plan which has been in place since 1992. Options which are available for grant under the 1992 Stock Option Plan will cease to be available for grant under the 1992 Stock Option Plan upon shareholder approval of the 2002 Stock Option Plan.

     The board of directors believes that awards made pursuant to the 2002 Stock Option Plan assist our company in motivating superior performance, encourage employee ownership in our company and enable our company to attract and retain its management team and staff. Additionally, the 2002 Stock Option Plan allows for the award of non-statutory option grants to independent contractors who render substantial and valuable services to our company, and non-employee directors.

     Awards under the 2002 Stock Option Plan may be granted in the form of either (1) incentive stock options within the meaning of section 422 of the Internal Revenue Code or (2) non-statutory stock options.

     The 2002 Stock Option Plan will be administered by the Compensation Committee of the board of directors. The Compensation Committee will be responsible for determining the recipients of awards under the 2002 Stock Option Plan and the size and nature of each award. Recipients of stock options will have the terms of their options set forth in stock option agreements between these recipients and our company.

     Incentive stock options, which we refer to as ISOs, and non-statutory stock options may be granted under the 2002 Stock Option Plan. Generally, the option price per share under an option must equal or exceed the fair market value of a share of common stock on the date the option is granted. If an incentive stock option is granted to an employee who is, at the time of the grant, a 10% or greater shareholder in our company or any subsidiary of our company, then the exercise price must equal or exceed 110% of common stock's fair market value on the date of grant. Additionally, non-statutory stock options may be awarded with an exercise price below fair market value. Options granted under the 2002 Stock Option Plan become exercisable at such time or times as may be determined by the Compensation Committee and as set forth in an employee's stock option agreement.

     An option terminates on the date established in the stock option agreement, which generally may not be more than 10 years after issuance (5 years if an incentive stock option to a 10% shareholder) and, the options are non-transferable except by will or the laws of descent; however, the Compensation Committee may permit transfers of non-statutory options to family members. The rights of an employee or non-employee recipient in outstanding options upon termination of his employment because of death, disability, discharge for cause or any other reason are set forth in the 2002 Stock Option Plan. The Compensation Committee has discretion to modify these provisions and those modifications will be set forth in all individual stock option agreements.

     The board of directors may terminate, modify or amend the 2002 Stock Option Plan; provided, however, that any amendment that would increase the aggregate number of shares of common stock that may be issued as incentive stock options, will be subject to shareholder approval. No termination, modification or amendment of the 2002 Stock Option Plan may be made which would adversely affect an employee or non-employee recipient's rights under any awards theretofore granted without the consent of the employee or non-employee recipient.


FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the federal income tax consequences of awards to be made under the 2002 Stock Option Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local income tax consequences.

     Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If a participant does not sell the stock received upon the exercise of an ISO, which we refer to as the ISO Shares, until the later of (1) two years from the date of grant and (2) within one year from the date of exercise, when the shares are sold any gain (loss) realized will be long-term capital gain (loss). In such circumstances, no deduction will be allowed to our company for federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. We will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-statutory stock option.

     Non-Statutory Stock Options. No income is realized by the participant at the time a non-statutory stock option is granted. Generally upon exercise of non-statutory stock options, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. We will be entitled to a tax deduction in the same amount, Any appreciation (or depreciation) after date of exercise will be either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.


REQUIRED AFFIRMATIVE VOTE; BOARD RECOMMENDATION

     Approval of ratification and adoption of the 2002 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and voting at the annual meeting. The board of directors believes that the proposal is in the best interests of our company and unanimously recommends that the shareholders vote FOR adoption of the 2002 Stock Option Plan as set forth in this Proposal IV.

     The Hyperion Funds and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares in favor of all of the proposals to be voted upon at the annual meeting. Accordingly, approval of Proposal IV is assured.


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

                PROPOSAL V: RATIFICATION OF INDEPENDENT AUDITORS

     During the fiscal year ended September 30, 1999, PricewaterhouseCoopers LLP audited the consolidated financial statements of our company its subsidiaries and also provided other audit and accounting services to our company in connection with filings, with the Securities and Exchange Commission.

     On May 12, 2000, we dismissed PricewaterhouseCoopers LLP as our independent auditors. The decision to change auditors was approved by both the Audit Committee and the board of directors.

     In connection with the audits conducted for the fiscal year ended September 30, 1999 and 1998 and during the subsequent period through May 12, 2000, there were no disagreements between ourselves and PricewaterhouseCoopers LLP on any matter of accounting principles or practice, financial statement disclosure, auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference in connection with its report to the subject matter of the disagreement. In addition, the audit report of PricewaterhouseCoopers LLP on the consolidated financial statements of our company as of and for the years ended September 30, 1999 and 1998 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     On May 12, 2000, we retained Ernst & Young LLP as our independent auditors to audit our company's financial statements. During the two years ended September 30, 1999 and 1998 and during the subsequent period ended May 12, 2000, neither we nor anyone on our behalf consulted Ernst & Young LLP regarding
(1) the application of accounting principles to any transaction either completed or proposed or the type of audit opinion that might be rendered by Ernst & Young LLP on our company's financial statements or (2) any matter that was the subject of a "disagreement" or a "reportable event" as such terms are defined in Item 304(a)(1) of Regulation S-K.

     During the fiscal year ended September 30, 2001, Ernst & Young LLP audited the consolidated financial statements of our company and its subsidiaries and also provided other audit and accounting services to our company in connection with filings, with the Securities and Exchange Commission.

     The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal year ended September 30, 2001 were as follows:

     Audit Fees: Ernst & Young LLP's aggregate fees in connection with its quarterly reviews and year end audits for the fiscal year ended September 30, 2001 were $259,078.

     Audit-Related Fees: Ernst & Young LLP's aggregate fees for audit-related work, principally consisting of due diligence services performed in connection with our U.K. acquisitions and our September 2001 bank financing, were $452,370.

     Financial Information Systems Design and Implementation Fees: There were no fees incurred for financial information systems design and implementation services in the year ended September 30, 2001.

     All Other Fees: Ernst & Young LLP's fees for all other services, principally related to tax compliance and tax consulting services, provided in the fiscal year ended September 30, 2001 totaled $450,788.

     The Audit Committee has concluded that the provision of non-audit services has not impaired the independence of Ernst & Young LLP.

     Upon recommendation of the Audit Committee, the board of directors has appointed Ernst & Young LLP as the independent auditors for the fiscal year ending September 30, 2002. The shareholders are being asked to ratify this action of the board of directors. In the event the ratification is not approved, the board of directors will reconsider its selection.

     Representatives of Ernst & Young LLP, independent auditors of our company are expected to be present at the annual meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the shareholders which they deem appropriate.


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


REQUIRED AFFIRMATIVE VOTE; BOARD RECOMMENDATION

     Approval of the ratification of Ernst & Young LLP, as independent auditors of our company for the fiscal year ending September 30, 2002 requires the affirmative vote of the holder of a majority of the shares of our common stock represented in person or by proxy and voting at the annual meeting. The board of directors unanimously recommends that the shareholders vote FOR Proposal V.

     The Hyperion Funds and our management, who collectively own approximately 67.7% of our outstanding common stock, have agreed that they will vote their shares in favor of all of the proposals to be voted upon at the annual meeting. Accordingly, approval of Proposal V is assured.


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

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities and Exchange Commission has comprehensive rules relating to the reporting of securities transactions by directors, officers and shareholders who beneficially own more than 10% of the outstanding shares of our common stock, which we refer to as the Reporting Persons. Based solely on our review of section 16 reports received from Reporting Persons during the fiscal year ended September 30, 2001, we believe that no Reporting Person has failed to file a section 16 report on a timely basis during the fiscal year ended September 30, 2001, other than Timothy M. Aitken, our chairman and chief executive officer, and Sarah L. Eames, our president and chief operating officer, who may not have timely filed a Form 4 with respect to one transaction each and G. Richard Green, a director of our company, who did not timely file a Form 4 with respect to one purchase of shares of common stock by Mr. Green's wife as to which Mr. Green disclaims beneficial ownership.


                                 LEGAL MATTERS

     The validity of our company's common stock to be issued to the U.K. Equity Holders in connection with the Reorganization will be opined upon by Brown Raysman Millstein Felder & Steiner LLP. Leslie J. Levinson, the secretary of our company, is a partner of Brown Raysman Millstein Felder & Steiner LLP.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Transworld Healthcare, Inc. at September 30, 2001 and 2000, and for the years then ended, and Transworld Healthcare (UK) Limited at September 30, 2001 and 2000, and for each of the three years in the period ended September 30, 2001, as set forth in their reports, included in this proxy statement/prospectus. The consolidated financial statements and schedule of Transworld Healthcare, Inc. and Transworld Healthcare (UK) Limited have been included herein in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     Our consolidated financial statements and financial statement schedule as of September 30, 1999 and for the year ended September 30, 1999 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             SHAREHOLDER PROPOSALS

     In order for shareholder proposals for our next annual meeting, to be held in 2003, to be eligible for inclusion in our proxy statement relating to that meeting, they must be received by us at our principal executive offices, 555 Madison Avenue, New York, New York 10022 (Attn: Secretary), prior to October 1, 2002. If you intend to present a proposal at our next annual meeting, but you do not intend to have it included in our proxy statement, your proposal must be delivered to our secretary no later than December 1, 2002. The board of directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the proxy statement relating to the annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

     Our company is required by the Securities Exchange Act of 1934 to file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Securities and Exchange Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. For a fee, copies of this material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, NW, Washington, D.C. 20549. For more information on its public reference facilities, you can call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Website that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of the site is http://www.sec.gov.


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

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including all amendments and exhibits to that registration statement, for the shares being offered under the Securities Act of 1933. This proxy statement/prospectus is only a part of the registration statement and does not contain all of the information filed with the Securities and Exchange Commission. While statements in this proxy statement/prospectus concerning the provisions of contracts or other documents describe the material terms of the provisions which are being described, they do not discuss all of the terms of those contracts or other documents. In each instance, the complete details of each contract or document are contained in the exhibits filed with the registration statement. Refer to the exhibit of each contract or document to obtain additional information. For additional information about our company and the shares being issued in the Reorganization, refer to the registration statement and the accompanying exhibits and schedules. You may obtain this information in any of the ways set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents which we file with the Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus and before the offering by the selling shareholders is completed will be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/ prospectus from the date those documents are filed. Any statement contained in a document which is incorporated, or deemed to be incorporated, by reference into this proxy statement/prospectus, shall be considered modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed or submitted document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     You may request a copy of any document incorporated by reference in this proxy statement/ prospectus at no cost. To receive a copy, you can call us at
(212) 750-0064, or write us at:


     Transworld Healthcare, Inc.
     555 Madison Avenue
     New York, New York 10022
     Attention: John B. Wynne


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

                              SELLING SHAREHOLDERS

     Pursuant to the terms of the Reorganization Documents, we have agreed to register, pursuant to the registration statement of which this proxy statement/prospectus is a part, the shares of our company's common stock to be acquired as a result of the Reorganization by the U.K. Equity Holders, including shares of our company's common stock to be acquired upon the conversion of any of the Series A preferred stock issued by our company.

     The following table provides certain information with respect to the shares of common stock held by the selling shareholders, after giving effect to the Reorganization.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares of common stock. Except as otherwise indicated below, to our knowledge, the selling shareholders have sole voting and investment power with respect to their shares of common stock. This information is based on information provided to use by the selling shareholders.

     The selling shareholders are not under any obligation to sell all or any portion of their shares of common stock, nor are the selling shareholders obligated to sell any of their shares of common stock immediately under this proxy statement/prospectus. We cannot estimate the number of shares of common stock that will be held by the selling shareholders after completion of the offering being made by them. However, for the purposes of this table, we have assumed that, after completion of the offering of shares made by the selling shareholders, none of the shares of common stock covered by this proxy statement/prospectus will be held by the selling shareholders. We will not receive any proceeds from any sales of shares of common stock by the selling shareholders.

     Except as described elsewhere in this document or otherwise noted in the footnotes following the table, the selling shareholders have not held any position or office, or have had a material relationship with our company or our subsidiaries or other affiliates within the past three years, other than owning shares common stock.


                                                                                      COMMON
                                                  NUMBER OF         PERCENTAGE        SHARES         NUMBER OF       PERCENTAGE
                                                   COMMON            OF VOTING        OFFERED         COMMON         OF VOTING
                                                   SHARES             SHARES         PURSUANT         SHARES           SHARES
                                                BENEFICIALLY       BENEFICIALLY       TO THIS      BENEFICIALLY     BENEFICIALLY
                                                    OWNED              OWNED           PROXY           OWNED           OWNED
                                                   BEFORE             BEFORE        STATEMENT/         AFTER           AFTER
SELLING SHAREHOLDER                               OFFERING           OFFERING       PROSPECTUS       OFFERING         OFFERING
-------------------                           ------------------   --------------   ------------   --------------   -------------
Aitken (English) Company Limited .........        1,746,391(1)          5.8%           98,566                0            --
Timothy M. Aitken ........................        1,746,391(2)          5.8%           98,567        1,549,258           5.1%
Sarah L. Eames ...........................          825,492(3)          2.8%           24,393          801,099           2.7%
Triumph Partners III, L.P. ...............        7,866,070(4)         26.8%        7,401,178          375,000           1.7%
Triumph III Investors, L.P. ..............        7,866,070(5)         26.8%           89,892          375,000           1.7%

----------
(1) Consists of 11,366 shares of common stock held by the selling shareholder, 87,200 shares of common stock issuable upon conversion of the shares of Series A preferred stock held by the selling shareholder and 1,647,825 shares of common stock beneficially owned by Timothy M. Aitken, an affiliate of the selling shareholder.

(2) Consists of 715,625 shares of common stock held by the selling shareholder, 845,000 shares of common stock subject to options exercisable within 60 days from the date of this proxy statement/prospectus, 87,200 shares of common stock issuable upon conversion of the shares of Series A preferred stock held by the selling shareholder and 98,566 shares of common stock beneficially owned by Aitken (English) Company Limited, an affiliate of the selling shareholder.

(3) Consists of 493,912 shares of common stock held by the selling shareholder, 310,000 shares of common stock subject to options exercisable within 60 days from the date of this proxy statement/prospectus and 21,580 shares of common stock issuable upon conversion of the shares of Series A preferred stock held by the selling shareholder.

(4) Consists of 1,224,004 shares of common stock held by the selling shareholder, 6,547,674 shares of common stock issuable upon conversion of the shares of Series A preferred stock held by the selling shareholder and 94,392 shares of common stock beneficially owned by Triumph III Investors, L.P., an affiliate of the selling shareholder.

(5) Consists of 14,866 shares of common stock held by the selling shareholder, 79,526 shares of common stock issuable upon conversion of the shares of Series A preferred stock held by the selling shareholder and 7,771,678 shares of common stock beneficially owned by Triumph Partners III, L.P., an affiliate of the selling shareholder.

     We will not receive any proceeds from the sales of shares of common stock by the selling shareholders.


                             PLAN OF DISTRIBUTION

     The selling shareholders may resell or redistribute the securities listed elsewhere in this proxy statement/prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling shareholders (including but not limited to persons who receive securities from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this proxy statement/prospectus) may also use this proxy statement/prospectus and are included when we refer to "selling shareholders" in this proxy statement/prospectus. Selling shareholders may sell the securities by one or more of the following methods, without limitation:

     o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

     o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

     o ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

     o    privately negotiated transactions;

     o    short sales;

     o through the writing of options on the securities, whether or the options are listed on an options exchange;

     o through the distribution of the securities by any selling shareholder to its partners, members or stockholders;

     o    one or more underwritten offerings;

     o agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

     o any combination of any of these methods of sale, or any other method permitted by applicable law.

     The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this proxy statement/prospectus, regardless of whether the securities are covered by this proxy statement/prospectus.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's securities offered under this proxy statement/prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this proxy statement/prospectus may be delivered in connection with the short sales and the securities offered under this proxy statement/prospectus may be used to cover short sales.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

     The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the Securities and Exchange Commission, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We will not receive any proceeds from sales of any securities by the selling shareholders.

     We can not assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

     We will supply the selling shareholders and the any stock exchange upon which the securities are listed with reasonable quantities of copies of this proxy statement/prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling shareholder, we will file a prospectus supplement setting forth:

     o    the aggregate number of shares to be sold;

     o    the purchase price;

     o    the public offering price;

     o    if applicable, the names of any underwriter, agent or broker-dealer;
          and

     o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

     If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this proxy statement/prospectus.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                         INDEX TO FINANCIAL STATEMENTS

              FINANCIAL STATEMENTS OF TRANSWORLD HEALTHCARE, INC.




                                                                                             PAGE
                                                                                            -----
                                 ANNUAL FINANCIAL STATEMENTS
Report of Independent Auditors ...........................................................   F-2
Report of Independent Accountants ........................................................   F-3
Consolidated Balance Sheets--September 30, 2001 and 2000 .................................   F-4
Consolidated Statements of Operations--for the years ended September 30, 2001, 2000 and
 1999 ....................................................................................   F-5
Consolidated Statements of Changes in Stockholders' Equity--for the years ended September
 30, 2001, 2000 and 1999 .................................................................   F-6
Consolidated Statements of Cash Flows--for the years ended September 30, 2001, 2000 and
 1999 ....................................................................................   F-7
Notes to Consolidated Financial Statements ...............................................   F-9
Index to Consolidated Financial Statements Schedule
Schedule II--Valuation and Qualifying Accounts ...........................................   F-32

                                QUARTERLY FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets-- March 31, 2002 (Unaudited) and
 September 30, 2001 ......................................................................   F-33
Condensed Consolidated Statement of Operations (Unaudited)--for the three and six months
 ended March 31, 2002 and March 31, 2001 .................................................   F-34
Condensed Consolidated Statement of Cash Flows (Unaudited)--for the six months ended
 March 31, 2002 and March 31, 2001 .......................................................   F-35
Notes to Condensed Consolidated Financial Statements (Unaudited) .........................   F-36

                     FINANCIAL STATEMENTS OF TRANSWORLD HEALTHCARE (UK) LIMITED

                                 ANNUAL FINANCIAL STATEMENTS

Report of Independent Auditors ...........................................................   F-45
Consolidated Balance Sheets--September 30, 2001 and 2000 .................................   F-46
Consolidated Statements of Operations--for the years ended September 30, 2001, 2000 and
 1999 ....................................................................................   F-47
Consolidated Statements of Changes in Stockholders' Equity--for the years ended September
 30, 2001, 2000 and 1999 .................................................................   F-48
Consolidated Statements of Cash Flows--for the years ended September 30, 2001, 2000 and
 1999 ....................................................................................   F-49
Notes to Consolidated Financial Statements ...............................................   F-51

Index to Consolidated Financial Statements Schedule
---------------------------------------------------

Schedule II--Valuation and Qualifying Accounts ...........................................   F-66

                                QUARTERLY FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets--March 31, 2002 (Unaudited) and
 September 30, 2001 ......................................................................   F-67
Condensed Consolidated Statements of Operations (Unaudited)--for the three and six months
 ended March 31, 2002 and March 31, 2001 .................................................   F-68
Condensed Consolidated Statement of Cash Flows (Unaudited)--for the six months ended
 March 31, 2002 and March 31, 2001 .......................................................   F-69
Notes to Condensed Consolidated Financial Statements (Unaudited) .........................   F-70

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Transworld Healthcare, Inc.



We have audited the accompanying consolidated balance sheets of Transworld Healthcare, Inc. as of September 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the accompanying index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transworld Healthcare, Inc. at September 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the years ended September 30, 2001 and 2000, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                        /s/ Ernst & Young LLP



New York, New York
November 19, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Transworld Healthcare, Inc.


In our opinion, the consolidated statements of operations, of cash flows and of changes in stockholders' equity for the year ended September 30, 1999 (listed in the accompanying index on page F-1) present fairly, in all material respects, the results of operations and cash flows of Transworld Healthcare, Inc. and its subsidiaries (the "Company") for the year ended September 30, 1999, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended September 30, 1999 listed in the accompanying index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of the Company for any period subsequent to September 30, 1999.



                                        /s/ PricewaterhouseCoopers LLP



New York, New York
January 5, 2000

                           TRANSWORLD HEALTHCARE, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                                     2001             2000
                                                                               ---------------   --------------
                                                         ASSETS
Current assets:
 Cash and cash equivalents .................................................      $  15,357        $   7,867
 Accounts receivable, less allowance for doubtful accounts of $24,611 and
   $21,219, respectively....................................................         29,555           23,029
 Inventories ...............................................................            972            1,871
 Deferred income taxes .....................................................                          12,287
 Assets held for sale ......................................................                           2,317
 Prepaid expenses and other assets .........................................          7,336            5,952
                                                                                  ---------        ---------
   Total current assets ....................................................         53,220           53,323
Property and equipment, net ................................................          7,545            7,674
Restricted cash ............................................................         71,020           17,230
Intangible assets, net .....................................................        109,426           90,786
Deferred income taxes ......................................................                          10,256
Deferred financing costs and other assets ..................................          6,862            4,477
                                                                                  ---------        ---------
   Total assets ............................................................      $ 248,073        $ 183,746
                                                                                  =========        =========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt .........................................      $   4,868        $   3,806
 Accounts payable ..........................................................          2,160            4,101
 Accrued expenses ..........................................................         20,795           15,789
 Taxes payable .............................................................          5,667            3,987
                                                                                  ---------        ---------
   Total current liabilities ...............................................         33,490           27,683
Long-term debt .............................................................        175,913           89,677
Deferred income taxes and other long term liabilities ......................            702            1,763
Minority interest ..........................................................          1,614            1,592
                                                                                  ---------        ---------
   Total liabilities .......................................................        211,719          120,715
                                                                                  ---------        ---------
Commitments and contingencies (Note 12)
Stockholders' equity:
 Preferred stock, $.01 par value; authorized
   2,000 shares, issued and outstanding--none
 Common stock, $.01 par value; authorized 40,000 shares, issued 17,555 and
   17,551 shares, respectively .............................................            176              176
 Additional paid-in capital ................................................        128,077          128,070
 Accumulated other comprehensive loss ......................................         (5,600)          (6,248)
 Retained deficit ..........................................................        (85,579)         (58,967)
                                                                                  ---------        ---------
                                                                                     37,074           63,031
 Less cost of treasury stock (266 shares) ..................................           (720)
                                                                                  ---------       ----------
   Total stockholders' equity ..............................................         36,354           63,031
                                                                                  ---------        ---------
   Total liabilities and stockholders' equity ..............................      $ 248,073        $ 183,746
                                                                                  =========        =========

                See notes to consolidated financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       YEAR ENDED        YEAR ENDED       YEAR ENDED
                                                                     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                                          2001              2000             1999
                                                                    ---------------   ---------------   --------------
Revenues:
 Net patient services ...........................................      $ 130,719         $  80,210         $ 80,169
 Net respiratory, medical equipment and supplies sales ..........         11,409            43,619           65,277
 Net infusion services ..........................................         12,505            11,579            9,282
                                                                       ---------         ---------         --------
   Total revenues ...............................................        154,633           135,408          154,728
                                                                       ---------         ---------         --------
Cost of revenues:
 Patient services ...............................................         90,614            55,370           54,620
 Respiratory, medical equipment and supplies sales ..............          7,081            26,024           37,650
 Infusion services ..............................................          8,959             8,387            7,140
                                                                       ---------         ---------         --------
   Total cost of revenues .......................................        106,654            89,781           99,410
                                                                       ---------         ---------         --------
   Gross profit .................................................         47,979            45,627           55,318
Selling, general and administrative expenses ....................         37,382            49,041           57,946
General and administrative expenses related to Mail-Order
 operations (Note 3) ............................................          3,883
Losses due to sale of subsidiary (Note 3) .......................            354
Impairment of long-lived assets (Note 3) ........................                           15,073
Restructuring charge (Note 3) ...................................                            1,288
Legal Settlements, net (Note 12) ................................                            5,082
                                                                       ---------         ---------         --------
   Operating income (loss) ......................................          6,360           (24,857)          (2,628)
Interest income .................................................         (1,587)           (1,443)            (227)
Interest expense ................................................         10,020             9,290            5,445
Foreign exchange loss ...........................................            400
                                                                       ---------         ---------         --------
   Loss before income taxes, equity income, minority interest
    and extraordinary loss ......................................         (2,473)          (32,704)          (7,846)
Provision (benefit) for income taxes ............................         24,117            (7,348)            (500)
Equity in income of and interest income earned from U.K.
 subsidiaries (Note 2) ..........................................                            1,101
                                                                       ---------         ---------         --------
   Loss before minority interest and extraordinary loss .........        (26,590)          (24,255)          (7,346)
Minority interest ...............................................             22               (70)
                                                                       ---------         ---------         --------
   Loss before extraordinary loss ...............................        (26,612)          (24,185)          (7,346)
Extraordinary loss on early extinguishment of debt
 (net of income tax benefit of $408).............................                              759
                                                                       ---------         ---------         --------
   Net loss .....................................................      $ (26,612)        $ (24,944)        $ (7,346)
                                                                       =========         =========         ========
Basic and diluted loss per share of common stock before
   extraordinary loss ...........................................      $   (1.53)        $   (1.38)        $  (0.42)
                                                                       =========         =========         ========
Basic and diluted net loss per share of common stock ............      $   (1.53)        $   (1.42)        $  (0.42)
                                                                       =========         =========         ========
Weighted average number of common shares outstanding:
   Basic and Diluted ............................................         17,408            17,551           17,547
                                                                       =========         =========         ========

                 See notes to consolidated financial statements

                           TRANSWORLD HEALTHCARE, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                                       ACCUMULATED
                                        COMMON STOCK     ADDITIONAL       OTHER         RETAINED
                                      -----------------    PAID-IN    COMPREHENSIVE    (DEFICIT)     TREASURY
                                       SHARES   AMOUNT     CAPITAL    (LOSS) INCOME     EARNINGS      SHARES      TOTAL
                                      -------- -------- ------------ --------------- ------------- ----------- -----------
Balance, September 30, 1998 ......... 17,536     $175   $125,461        $   2,946    $ (26,677)                $101,905
Comprehensive loss:
 Net loss ...........................                                                   (7,346)                 (7,346)
 Foreign currency translation
   adjustment .......................                                      (3,351)                              (3,351)
                                                                                                               --------
Comprehensive loss ..................                                                                          (10,697)
Issuance of common stock for:
 Exercise of stock options ..........     15        1         65                                                    66
                                      ------     ----   --------        ---------    ---------       -------   --------
Balance, September 30, 1999 ......... 17,551     $176   $125,526        $    (405)   $ (34,023)                $91,274
Comprehensive loss:
 Net loss ...........................                                                  (24,944)                (24,944)
 Foreign currency translation
   adjustment .......................                                      (5,843)                              (5,843)
                                                                                                               --------
Comprehensive loss ..................                                                                          (30,787)
Issuance of detachable warrants to
 purchase common stock ..............                      2,544                                                 2,544
                                      ------     ----   --------        ---------    ---------       -------   --------
Balance, September 30, 2000 ......... 17,551     $176   $128,070        $  (6,248)   $ (58,967)      $         $63,031
Comprehensive loss:
 Net loss ...........................                                                  (26,612)                (26,612)
 Foreign currency translation
   adjustment .......................                                         648                                  648
                                                                                                               --------
Comprehensive loss ..................                                                                          (25,964)
Issuance of common stock for:
 Exercise of stock options ..........      4                   7                                                     7
Cost of treasury shares .............                                                                   (720)     (720)
                                      ------     ----   --------        ---------    ---------       -------   --------
Balance, September 30, 2001 ......... 17,555     $176   $128,077        $  (5,600)   $ (85,579)      $  (720)  $36,354
                                      ======     ====   ========        =========    =========       =======   ========


                See notes to consolidated financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                              YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                                            SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                                 2001            2000           1999
                                                                           --------------- --------------- --------------
Cash flows from operating activities:
 Net loss ................................................................    $ (26,612)      $ (24,944)     $  (7,346)
 Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
   Depreciation and amortization .........................................        2,042           2,119          2,312
   Amortization of goodwill ..............................................        3,839           3,145          3,168
   Amortization of other intangible assets ...............................           13             156            291
   Amortization of debt issuance costs ...................................        1,117           1,182          1,086
   Provision for doubtful accounts .......................................        3,568           9,026         12,272
   Impairment of long-lived assets .......................................                       15,073
   Losses due to sale of subsidiary ......................................          354
   Restructuring charge ..................................................                        1,288
   Interest in kind ......................................................        3,964           2,975
   Minority interest .....................................................           22             (70)
   Equity in income of U.K. subsidiaries .................................                         (411)
   Extraordinary loss on early extinguishment of debt ....................                        1,167
   Deferred income taxes .................................................       21,494          (9,529)        (2,684)
 Changes in assets and liabilities, excluding the effect of businesses acquired and sold:
   Increase in accounts receivable .......................................       (3,952)         (2,967)       (11,173)
   (Increase) decrease in inventories ....................................         (276)            829          1,208
   Increase in prepaid expenses and other assets .........................       (1,378)           (424)          (491)
   Increase (decrease) in accounts payable ...............................          850          (1,865)         2,359
   (Decrease) increase in accrued expenses and other liabilities .........         (873)          2,621          2,256
                                                                              ---------       ---------      ---------
    Net cash provided by (used in) operating activities ..................        4,172            (629)         3,258
                                                                              ---------       ---------      ---------
Cash flows from investing activities:
 Capital expenditures ....................................................       (1,937)         (1,207)        (2,642)
 Proceeds from sale of property and equipment ............................           52             184             90
 Notes receivable from U.K. subsidiaries--payments received ..............                       58,983
 Advances to U.K. subsidiaries ...........................................                         (304)
 Repayment of advances to U.K. subsidiaries ..............................                        8,390
 Payments for acquisitions--net of cash acquired .........................      (14,616)        (13,687)        (3,694)
 Notes receivable--payments received .....................................                                          58
 Proceeds limited to future acquisitions .................................      (52,487)        (18,395)
 Proceeds from sale of business ..........................................       15,075
 Payments on acquisitions payable ........................................       (2,163)                          (130)
 Purchases of other intangible assets ....................................                                         (16)
                                                                              ---------       ---------      ---------
    Net cash (used in) provided by investing activities ..................      (56,076)         33,964         (6,334)
                                                                              ---------       ---------      ---------

                                                                                                           (Continued)










                See notes to consolidated financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)


                                                                               YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                                  2001            2000           1999
                                                                            --------------- --------------- --------------
Cash flows from financing activities:
 Payments for financing fees and issuance costs ...........................      (2,004)          (2,849)          (346)
 Proceeds from notes payable ..............................................                        2,012
 Payments on long-term debt ...............................................                      (55,755)
 Borrowing under revolving loan ...........................................                          781
 Payments on revolving loan ...............................................      (6,550)          (5,121)        (1,500)
 Borrowing under acquisition loan .........................................                        5,632
 Proceeds from long-term debt .............................................      72,115
 Principal payments on long-term debt .....................................      (4,038)          (2,187)           (73)
 Payments for treasury shares acquired ....................................        (720)
 Stock options and warrants exercised, net, including tax benefit .........           7                              66
                                                                                 ------          -------         ------
    Net cash provided by (used in) financing activities ...................      58,810          (57,487)        (1,853)
                                                                                 ------          -------         ------
Effect of exchange rate on cash ...........................................         584           (1,135)          (326)
Decrease in cash due to deconsolidation of U.K. subsidiaries ..............                       (2,598)
Increase in cash due to reconsolidation of U.K. subsidiaries ..............                       30,594
                                                                                 ------          -------         ------
Increase (decrease) in cash ...............................................       7,490            2,709         (5,255)
Cash and cash equivalents, beginning of period ............................       7,867            5,158         10,413
                                                                                 ------          -------         ------
Cash and cash equivalents, end of period ..................................    $ 15,357        $   7,867       $  5,158
                                                                               ========        =========       ========
Supplemental cash flow information:
 Cash paid for interest ...................................................    $  5,670        $   5,612       $  4,192
                                                                               ========        =========       ========
 Cash paid for income taxes, net ..........................................    $  2,101        $   2,031       $  1,948
                                                                               ========        =========       ========
Supplemental disclosure of non-cash investing and financing activities:
 Details of business acquired in purchase transactions:
   Fair value of assets acquired ..........................................    $ 44,395        $  18,841       $  3,730
                                                                               ========        =========       ========
   Liabilities assumed or incurred ........................................    $  6,080        $   1,470       $     36
                                                                               ========        =========       ========
   Cash paid for acquisitions (including related expenses) ................    $ 18,297        $  15,731       $  3,694
   Cash acquired ..........................................................       3,681            2,044
                                                                               --------        ---------
   Net cash paid for acquisitions .........................................    $ 14,616        $  13,687       $  3,694
                                                                               --------        ---------       --------
 Issuance of notes payable ................................................    $ 20,018
                                                                               ========
 Issuance of class A1 common shares of TW UK (as defined in Note
   3) .....................................................................                    $   1,662
                                                                                               =========
 Additional non-cash activities are disclosed in the notes to the consolidated financial statements.



                See notes to consolidated financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


1. BASIS OF PRESENTATION:

     Transworld Healthcare, Inc. (the "Company") is a provider of a broad range of health care services and products with operations in the United Kingdom ("U.K.") and the United States ("U.S."). The Company provides the following services and products: (i) patient services, including nursing and para-professional services; (ii) respiratory therapy and home medical equipment; and (iii) infusion therapy.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


  BASIS OF ACCOUNTING:

     The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting standards.


  PRINCIPLES OF CONSOLIDATION:

     On December 20, 1999, the Company's U.K. subsidiaries obtained new financing (the "Refinancing") denominated in pounds sterling, which aggregated approximately $125,700 at December 31, 1999. Concurrent with the Refinancing, specifically relating to the senior subordinated notes (the "Notes"), the Company placed 100% of its ownership interest in Transworld Healthcare (UK) Limited ("TW UK") into a voting trust (the "Voting Trust"). As a result of the establishment of the Voting Trust, the Company would initially own 100% of the outstanding voting certificates. The term of the Voting Trust is 20 years. The Voting Trust agreement stipulates that the composition of the board of directors of TW UK will consist of one person designated by the Company, one person appointed by the purchasers of the Notes, one representative of TW UK management (currently the Chairman and Chief Executive Officer of the Company) and two independent directors. The board of directors of TW UK will then vote on substantially all matters regarding its operations. G. Richard Green, a director of the Company, is the trustee of the Voting Trust.

     As a result of the provisions of the Voting Trust discussed above, the Company controlled only 50% of the board of directors and the holders of the Notes (the "Investors") had the right to approve or veto the annual budget and financial forecast of results of operations and sources and uses of cash and any material deviation from such approved budget. Since the Company did not control a majority of the board of directors and the Investors held substantive rights, principally in the form of their ability to approve the annual budget and financial forecast of results of operations and sources and uses of cash, it was no longer able to consolidate the U.K. subsidiaries into its financial statements although it owned 100% of the outstanding shares of the stock of the parent company, Transworld Holdings (UK) Limited ("UK Parent"). Therefore, effective with the Refinancing, the Company began accounting for the investment in UK Parent and its subsidiaries under the equity method, retroactive to October 1, 1999.

     During the second quarter of fiscal 2000, UK Parent and TW UK amended their Articles of Association to give the Chairman (a Company designee) the right to resolve any tie votes of the board of directors and certain documents covering the Notes were amended to eliminate the requirement that the Investors approve the operating budget. These amendments enabled the Company to consolidate the U.K. subsidiaries as of January 1, 2000.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     The table below presents pro forma condensed consolidated statement of operations data as if the U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000.



   Net revenues .....................    $ 164,255
   Gross profit .....................       54,620
   Operating loss ...................      (22,415)
   Interest income ..................       (1,503)
   Interest expense .................        9,598
   Benefit for income taxes .........       (6,255)
   Net loss .........................      (24,944)

     REVENUE RECOGNITION:

     Patient services and infusion and respiratory therapy revenues are recognized when services are performed and are recorded net of estimated contractual adjustments based on agreements with third-party payors, where applicable. Revenues from the rental of home medical equipment (including respiratory equipment) are recognized over the rental period (typically on a month-to-month basis) and approximated $6,275, $6,148 and $5,844 in fiscal 2001, 2000 and 1999, respectively. Revenues from the sale of pharmaceuticals and supplies are recognized when products are shipped and are recorded at amounts expected to be paid by third-party payors.

     The Company receives a majority of its revenue from third-party insurance companies, the National Health Services (the "NHS") and other U.K. governmental payors, Medicare and Medicaid. The amount paid by third-party payors is dependent upon the benefits included in the patient's policy or as allowable amounts set by third-party payors. Certain revenues are subject to review by third-party payors, and adjustments, if any, are recorded when determined. For the years ended September 30, 2001, 2000 and 1999, 55%, 44% and 36%, respectively of the Company's net revenues were attributable to the NHS and other U.K. governmental payor programs. For the years ended September 30, 2001, 2000 and 1999, the Company's net revenues attributable to the Medicare and Medicaid programs were approximately 4%, 18% and 23%, respectively, of the Company's total revenues.


     INCOME TAXES:

     The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred income tax assets and liabilities reflect tax carryforwards and the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under currently enacted tax rates. Deferred tax assets are recorded if future realization is more likely than not.

     Deferred taxes are recorded primarily for bad debts, Federal and state net operating loss carry forwards, depreciation and amortization of intangibles, which are reported in different periods for Federal income tax purposes than for financial reporting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.


     EARNINGS PER SHARE:

     Basic Earnings per Share ("EPS") is computed using the weighted average number of common shares outstanding, after giving effect to issuable shares per agreements. Diluted EPS is computed using the weighted average number of common shares outstanding, after giving effect to contingently

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


issuable shares per agreements and dilutive stock options and warrants using the treasury stock method. At September 30, 2001, 2000 and 1999, the Company had outstanding stock options and warrants to purchase 579, 3,940 and 3,683 shares, respectively of common stock ranging in price from $4.31 to $7.25, $2.63 to $12.45 and $4.31 to $12.45 per share, respectively, that were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the common shares. In addition, for the years ended September 30, 2001, 2000 and 1999, the Company had an incremental weighted average of 82, 12 and 128 shares, respectively, of stock options and warrants which were not included in the diluted computation as the effect of such inclusion would have been anti-dilutive due to a net loss position.



     IMPAIRMENT OF LONG-LIVED ASSETS:

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value (discounted future cash flows) and carrying value of the asset. Impairment loss on assets to be sold, if any, is based on the estimated proceeds to be received, less estimated costs to sell (See Note 3).


     STOCK-BASED COMPENSATION:

     The accompanying consolidated financial statements of the Company have been prepared in accordance with the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the stock is equal to or less than the amount an employee must pay to acquire the stock as defined. As the Company only issues fixed term stock option grants at or above the quoted market price on the date of the grant, there is no compensation expense recognized in the accompanying consolidated financial statements.

     The Company adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which requires certain financial statement disclosures, including pro forma operating results had the Company prepared its consolidated financial statements in accordance with the fair value based method of accounting for stock-based compensation (See Note 10).


     COMPREHENSIVE INCOME:

     Components of comprehensive income include net income and all other non-owner changes in equity, such as the change in the cumulative translation adjustment, unrealized gains and losses on investments available for sale and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.


     CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include highly liquid short-term investments purchased with initial maturities of 90 days or less.


     RESTRICTED CASH:


     Restricted cash represents cash and cash equivalents, advanced under the Refinancing, available for payment of consideration for a Permitted Acquisition (as defined in the Senior Credit Agreement), including the payment of contingent consideration for completed transactions.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     INVENTORIES:

     Inventories, which consist primarily of finished goods, include pharmaceuticals, ancillary medical supplies and certain medical equipment, are valued at the lower of cost (determined using a first-in, first-out method) or market.


     PROPERTY AND EQUIPMENT:

     Property and equipment, including revenue producing equipment, is carried at cost, net of accumulated depreciation and amortization. Revenue producing equipment in the U.K. consists of oxygen cylinders and oxygen concentrators. Depreciation for these oxygen cylinders and oxygen concentrators is provided on the straight-line method over their estimated useful lives of twenty and seven years, respectively. Revenue producing equipment in the U.S. consists of home medical equipment (e.g., respiratory equipment, beds and wheelchairs). Depreciation for this home medical equipment is provided primarily on the straight-line method over their estimated useful lives of three to seven years. Buildings are being depreciated over their useful lives of twenty-five to fifty years and leasehold improvements are amortized over the related lease terms or estimated useful lives, whichever is shorter.


     INTANGIBLE ASSETS:

     Intangible assets, consisting principally of goodwill and covenants not-to-compete, are carried at cost, net of accumulated amortization. All goodwill is enterprise goodwill and is amortized on a straight-line basis over its estimated useful life. Other intangible assets (primarily covenants not-to-compete) are amortized on a straight-line basis over the contractual period (three to fifteen years).

     The Company's amortization periods for goodwill range from ten to forty years based on the likely period of time over which the related economic benefit will be realized. The Company believes that the estimated goodwill life is reasonable given the continuing movement of patient care to non-institutional settings, increasing demand due to demographic trends, the emphasis of the Company on establishing significant coverage in its local and regional markets, the consistent practice with other alternate site health care companies and other factors.

     At each balance sheet date, or if a significant adverse change occurs in the Company's business, management assesses the carrying amount of enterprise goodwill. The Company measures impairment of goodwill by comparing the future undiscounted cash flows (without interest) to the carrying amount of goodwill. This evaluation is done at the reportable business segment level (primarily by subsidiary). If the carrying amount of goodwill exceeds the future discounted cash flows, the excess carrying amount of goodwill is written off. Factors considered by management in estimating future cash flows include current operating results, the effects of any current or proposed changes in third-party reimbursement or other governmental regulations, trends and prospects of acquired businesses, as well as the effect of demand, competition, market and other economic factors (See Note 3).


     RECENT ACCOUNTING PRONOUNCEMENTS:

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141 ("FAS 141"), "Business Combinations", and Statement No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets". The provisions of FAS 141 are effective for business combinations accounted for by the purchase method completed after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. FAS 141 changes the accounting for business combinations

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

by, among other things, prohibiting the prospective use of pooling-of-interests accounting. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. In accordance with the transitional provisions of FAS 142, the Company has not amortized goodwill acquired in business combinations subsequent to June 30, 2001. Other intangible assets will continue to be amortized over their estimated useful lives. The Company is currently reviewing the impact of FAS 142 and will be performing a fair-value analysis at a later date.


     DEFERRED FINANCING COSTS:


     Costs incurred in obtaining long-term financing are amortized over the terms of the long-term financing agreements using the interest method. At September 30, 2001 and 2000, other assets included $6,761 and $4,349 of deferred financing costs net of accumulated amortization of $1,554 and $746 respectively. Amortization of deferred financing costs is included in interest expense in the accompanying Consolidated Statements of Operations.


     FOREIGN CURRENCY TRANSLATION:


     Assets and liabilities of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using weighted average exchange rates during the period. Adjustments resulting from the translation process are included as a separate component of stockholders' equity.


     CONCENTRATIONS OF CREDIT RISK:


     Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents and accounts receivable. The Company places its cash equivalents with high credit quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these cash equivalents.


     The Company grants credit without collateral to its patients, who are primarily insured under third-party agreements. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable. At September 30, 2001, 72.7% of accounts receivable is due from the NHS and other U.K. governmental payors. The remaining accounts receivable balance is comprised of various other third-party payors and self-pay patients (none of which is greater than 10% of the balance). At September 30, 2000, 46.0%, 9.2% and 4.3% of accounts receivable was due from the NHS and other U.K. governmental payors, Medicare and Medicaid, respectively with the balance due from various other third-party payors and self-pay patients (none of which comprise greater than 10% of the balance).


     FAIR VALUE OF FINANCIAL INSTRUMENTS:


     Cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of those instruments. The estimated fair value of the Company's outstanding borrowings was $181,553 and $94,392 at September 2001 and 2000, respectively, compared to $180,781 and $93,483 total debt outstanding.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     USE OF MANAGEMENT'S ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for allowance for doubtful accounts, contractual allowance, valuation of inventories, accrued expenses, depreciation and amortization.


     RECLASSIFICATIONS:

     Certain prior year balances have been reclassified to conform to the current year presentatation.


3. BUSINESS COMBINATIONS AND DISPOSALS:


     COMBINATIONS:

     On September 27, 2001 TW UK acquired all of the issued and outstanding shares of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (collectively "Staffing Enterprise"), a London based provider of flexible staffing of specialist nurses and other healthcare professionals to London NHS Trust and independent hospitals. The consideration included $7,100 in cash, $14,800 in demand notes plus an additional sum of up to approximately $30,800 in contingent consideration dependent upon Pre-Tax Profits (as defined in the agreement for sale and purchase) for the fiscal year ended September 30, 2002.

     The following table displays the unaudited pro forma results of operations and related per share information for the two years ended September 30, 2001 and 2000, as if the acquisition of Staffing Enterprise was completed as of October 1, 1999 and the U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000:



                                                                   2001          2000
                                                               -----------   -----------
                                                                      (UNAUDITED)
   Net revenues ............................................    $ 208,528     $ 212,314
   Loss before extraordinary loss ..........................      (24,181)      (21,657)
   Net loss ................................................      (24,181)      (22,415)
   Loss per share of common stock before extraordinary loss:
     Basic and Diluted .....................................        (1.39)        (1.23)
   Net loss per share of common stock:
     Basic and Diluted .....................................        (1.39)        (1.28)


     The acquisition was accounted for as a purchase business combination. Accordingly, the total cost of the acquisition was preliminarily allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed and incurred. Assets acquired and liabilities assumed were assigned preliminary values of approximately $11,200 and $4,200, respectively, with the remaining portion of approximately $14,900 attributable to goodwill and other identifiable intangible assets. As the acquisition was completed on September 27, 2001, there are no amounts relating to Staffing Enterprise included in the Consolidated Statement of Operations for fiscal 2001.

     In addition to the acquisition of Staffing Enterprise, during fiscal 2001 the U.K. Operations acquired a total of 11 other flexible staffing agencies for approximately $9,144 in cash and the issuance

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


3. BUSINESS COMBINATIONS AND DISPOSALS: (CONTINUED)

of $5,720 in demand notes and resulted in the Company recording approximately $13,300 of additional goodwill and other identifiable intangible assets. The transactions include provisions to pay additional amounts, payable in cash, of up to $12,993 in contingent consideration dependent upon future earnings of the acquired entities. These acquisitions were accounted for as purchase business combinations. Amounts available to satisfy commitments for contingent consideration are classified as restricted cash in the accompanying Consolidated Balance Sheet.

     The pro forma results of operations and related per share information for these acquisitions have not been presented as the amounts are considered immaterial.

     Effective April 1, 2000 TW UK acquired all of the issued and outstanding shares of Nightingale Nursing Bureau Limited ("Nightingale"), a London-based provider of registered nursing and care staff to NHS Trust Hospitals and the independent sector, with an additional branch in Sydney, Australia, for approximately $15,362, plus an additional sum of up to approximately $5,600 in contingent consideration dependent upon Pre-Tax Profits (as defined in the agreement for sale and purchase) for certain periods ending in 2000 and 2001. As of September 30, 2001, $2,163 of contingent consideration has been earned and paid in cash.

     Approximately $13,691 of the purchase price for this acquisition was paid using cash on hand and funds borrowed under the senior credit facilities with the approximate remaining $1,671 of consideration being paid in 1,050 shares of 5 pence par value class A1 common shares of TW UK. Accordingly, the Company has included the results of operations, financial position and cash flows of Nightingale in its consolidated results effective April 1, 2000.

     The total cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed and incurred. Accordingly, assets and liabilities were assigned preliminary values of approximately $3,435 and $2,029, respectively, with the remaining portion of $16,119 attributable to goodwill and other identifiable intangible assets.

     The pro forma results of operations and related per share information for Nightingale have not been presented as amounts are considered immaterial.


DISPOSITIONS:


U.S Mail-Order

     In September 2000, the Company approved a plan to exit its U.S. Mail-Order Operations and on September 18, 2000, entered into an agreement to sell certain assets of this segment located in Jacksonville, Florida. Under the terms of the transaction, the Company received $2,000 plus an additional $556 representing the book value of on-hand saleable inventory at September 29, 2000. The Company recognized a pre-tax charge for impairment of long-lived assets of $12,346 for the year ended September 30, 2000, principally reflecting the write-down of intangible assets to their fair value. The fair values of the assets to be sold were recorded as assets held for sale in the accompanying Consolidated Balance Sheet at September 30, 2000.

     Based upon additional information and revised cost benefit estimates by management, the Company recorded an additional charge of $1,900 to reflect the write-down of the remaining accounts receivable to their estimated net realizable value for the first quarter of fiscal 2001. In addition to the write-down, the Company incurred operating expenses of $1,983 prior to the closing of the U.S. Mail-Order Operations.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


3. BUSINESS COMBINATIONS AND DISPOSALS: (CONTINUED)

     The Company recorded a $1,288 restructuring charge in the fourth quarter of fiscal 2000 representing the estimated costs related to exiting and closing its U.S. Mail-Order Operations. The restructuring charge includes $128 for the write-off of unrecoverable leasehold improvements, $680 to satisfy existing lease obligations and $480 for severance and employee related costs. The employee costs represent termination benefits for all 97 employees of the U.S. Mail-Order Operations. For the year ended September 30, 2000, no amounts related to the lease or employee related obligations were paid.

     The following table illustrates the different components of the restructuring accrual at September 30, 2001:


                                                            EMPLOYEE          LEASE
                                                         RELATED COSTS     COMMITMENTS      TOTAL
                                                        ---------------   -------------   ---------
   Beginning balance ................................       $  480           $  680        $1,160
   Payments made through September 30, 2001 .........         (480)            (181)         (661)
                                                            ------           ------        ------
   Ending balance ...................................       $    0           $  499        $  499
                                                            ======           ======        ======

Amcare Ltd.

     On November 22, 2000, the Company sold its U.K. subsidiary, Amcare Ltd. ("Amcare"), for approximately $13,826 in cash. In fiscal 2000, the Company recorded a charge for impairment of long-lived assets of approximately $2,727 to reflect the write-down of the carrying value of goodwill, originally acquired with the purchase of Amcare, to its fair value as well as a tax charge of approximately $1,654 to reflect the tax effect of the transaction.

     The Company recorded an additional loss of $354 and realized a foreign exchange loss of $391 in fiscal 2001 as a result of the completion of the transaction.


Other

     During fiscal 1999, the Company attempted the acquisitions of Sinclair Montrose Healthcare PLC ("Sinclair") and Gateway HomeCare, Inc. ("Gateway"). For the year ended September 30, 1999, the Company recorded in selling, general and administrative expenses $1,392 of charges primarily related to costs incurred from its attempted acquisitions of Sinclair and Gateway and legal reserves and recognized additional bad debt expenses of $3,605 principally as a result of fully reserving for DermaQuest's accounts receivable, as the Company became aware of additional deterioration in their collectiblity, based upon the Company's payment history over the first nine months of fiscal 1999.


4. PROPERTY AND EQUIPMENT:

     Major classes of property and equipment, net consist of the following at September 30:


                                                                   2001         2000
                                                                ----------   ----------
   Revenue producing equipment ..............................    $11,683      $10,867
   Furniture, fixtures and equipment ........................      7,682        6,499
   Land, buildings and leasehold improvements ...............      1,004        1,028
                                                                 -------      -------
                                                                  20,369       18,394
   Less, accumulated depreciation and amortization ..........     12,824       10,720
                                                                 -------      -------
                                                                 $ 7,545      $ 7,674
                                                                 =======      =======

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


4. PROPERTY AND EQUIPMENT: (CONTINUED)

     Depreciation and amortization of property and equipment for the years ended September 30, 2001, 2000 and 1999 was $2,042, $2,119 and $2,312,
respectively. The net book value of revenue producing equipment was $5,508 and $5,489 at September 30, 2001 and September 30, 2000, respectively.


5. INTANGIBLE ASSETS:


     Intangible assets, net consist of the following at September 30:



                                                  2001         2000
                                              -----------   ----------
   Goodwill ...............................    $121,110      $ 99,419
   Covenants not-to-compete ...............         250           908
   Other intangible assets ................          --           398
                                               --------      --------
                                                121,360       100,725
   Less accumulated amortization ..........      11,934         9,939
                                               --------      --------
                                               $109,426      $ 90,786
                                               ========      ========


     Amortization of intangibles for the years ended September 30, 2001, 2000 and 1999 was $3,852, $3,301 and $3,459, respectively. On a pro forma basis assuming the U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000, the amortization of intangibles would have been $4,065.


6. ACCRUED EXPENSES:


     Accrued expenses consist of the following at September 30:


                                                2001         2000
                                             ----------   ---------
   Payroll and related expenses ..........    $10,785      $ 7,184
   Acquisition related expenses ..........      1,946          254
   Other .................................      8,064        8,351
                                              -------      -------
                                              $20,795      $15,789
                                              =======      =======

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

7. DEBT:

     Outstanding borrowings consist of the following at September 30:



                                                                       INTEREST            FINAL
FACILITY                                   2001         2000             RATE             MATURITY
-------------------------------------   ----------   ----------   -----------------   ---------------
   Senior Credit Facilities:
     Term loan A ....................    $ 35,091     $38,913     LIBOR + 2.25%        Dec. 17, 2005
     Term loan C ....................      73,720          --     LIBOR + 3.5%         Jun. 30, 2007
     Acquisition loan ...............          --       6,643     LIBOR + 2.75%        Dec. 17, 2006
                                         --------     -------
      Total Senior Credit
        Facilities ..................     108,811      45,556
   Mezzanine Term Loan(1) ...........      13,854      12,920     LIBOR + 7%           Dec. 17, 2007
   Notes With Warrants ..............      38,793      35,007     9.375%               Dec. 17, 2008
   Notes Payable(2) .................      19,323          --     4.00% to 5.50%      Sept. 27, 2003
                                         --------     -------
                                          180,781      93,483
   Less, current maturities .........       4,868       3,806
                                         --------     -------
                                         $175,913     $89,677
                                         ========     =======


----------
   1) Net of unamortized discount of $1,817 and $2,093 as of September 30, 2001 and 2000, respectively.

   2) Net of unamortized discount of $1,141 as of September 30, 2001.


     On December 20, 1999, as amended on September 27, 2001, the Company's U.K. subsidiaries obtained new financing denominated in pounds sterling. The new financing consists of a senior collateralized term and revolving credit facility (the "Senior Credit Facility"), mezzanine indebtedness (the "Mezzanine Loan") and the Notes.

     Senior Credit Facility. The Senior Credit Facility consists of a term loan A, maturing December 17, 2005, (ii) acquisition term loan B, maturing December 17, 2006 which may be drawn upon during the first nine years following closing,
(iii) per the September 27, 2001 amendment, $73,720 term loan C, maturing June 30, 2007, and (iv) a revolving credit facility, maturing December 17, 2005. Repayment of the loans commenced on July 30, 2000 and continues until final maturity. The loans bear interest at rates equal to LIBOR plus 2.25% to 3.50% per annum. As of September 30, 2001, the Company had outstanding borrowings of $108,811 under the Senior Credit Facility and $31,994 in available borrowings. As of September 30, 2001 and 2000, borrowings under the senior credit facilities bore interest at a rate of 6.96% to 8.21% and 8.11% to 8.86%, respectively.

     Subject to certain exceptions, the Senior Credit Facility prohibits or restricts, among other things, the incurrence of liens, the incurrence of indebtedness, certain fundamental corporate changes, dividends (including distributions to the Company), the making of specified investments and certain transactions with affiliates. In addition, the Senior Credit Facility contains affirmative and negative financial covenants customarily found in agreements of this kind, including the maintenance of certain financial ratios, such as senior interest coverage, debt to earnings before interest, taxes, depreciation and amortization, fixed charge coverage and minimum net worth.

     The loans under the Senior Credit Facility are collateralized by, among other things, a lien on substantially all of TW UK's and its subsidiaries' assets, a pledge of TW UK's ownership interest in its subsidiaries and guaranties by TW UK's subsidiaries.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


7. DEBT: (CONTINUED)

     Mezzanine Loan. The Mezzanine Loan is a term loan maturing December 17, 2007 and bears interest at the rate of LIBOR plus 7% per annum, where LIBOR plus 3.5% will be payable in cash, with the remaining interest being added to the principal amount of the loan. The Mezzanine Loan contains other terms and conditions substantially similar to those contained in the Senior Credit Facility. The lenders of the Mezzanine Loan also received warrants to purchase 2% of the fully diluted ordinary shares of TW UK. As of September 30, 2001 and 2000, borrowings under the mezzanine term loan bore interest at a rate of 11.97% and 13.11%, respectively.

     The warrants issued to the mezzanine lenders (the "Mezzanine Warrants") are detachable and can be exercised at any time without condition for an aggregate exercise price of approximately $121. The fair value of the Mezzanine Warrants ($2,338) issued to the mezzanine lenders has been recorded as a discount to the mezzanine loan and is being amortized over the term of the loan using the interest method.

     Senior Subordinated Notes. The Notes consist of $32,860 principal amount of senior subordinated notes of UK Parent purchased by several institutional investors and certain members of management (collectively, the "Investors"), plus equity warrants issued by TW UK concurrently with the sale of the Notes (the "Warrants") exercisable for ordinary shares of TW UK ("Warrant Shares") representing in the aggregate 27% of the fully diluted ordinary shares of TW UK.

     The Notes bear interest at the rate of 9.375% per annum payable quarterly in cash subject to restrictions contained in the Senior Credit Facility requiring UK Parent to pay interest in-kind through the issuance of additional notes ("PIK Notes") for the first 18 months, with payment of interest in cash thereafter subject to a fixed charge coverage test (provided that whenever interest cannot be paid in cash, additional PIK Notes shall be issued as payment in-kind of such interest). As of September 30, 2001, $5,934 of PIK Notes has been recorded as additional principal due in the Company's Consolidated Balance Sheet. The Notes and related PIK Notes mature nine years from issuance.

     The exercise price of the warrants issued to the Investors (the "Warrants") shall equal the entire principal amount of the Notes for all Warrants in the aggregate and can be exercised for cash or through the tender of Notes to TW UK. In the event that any warrants are exercised by tendering cash, the UK parent shall have the right, at its option (which it intends to exercise), to redeem the aggregate principal amount of Notes equal to the number of warrants so exercised multiplied by the warrant exercise price.

     The Investors have the right, at their option, to require UK Parent to redeem all or any portion of the Notes under certain circumstances and in accordance with the terms of the documents covering the Notes. The redemption price of the Notes shall be equal to the principal amount of the Notes, plus all accrued and unpaid interest.

     The Investors will have the right, at their option, to require UK Parent to purchase all or any portion of the Warrants or the shares issued upon exercise of the Warrants (the "Warrant Shares") under certain circumstances and in accordance with the terms of the documents covering the Notes. The purchase price of the Warrants shall be equal to the difference, if a positive number, between (i) the fair market value of the Warrant Shares which the Investors have the right to acquire upon exercise of such Warrants and (ii) the exercise price of such Warrants. The purchase price of the Warrant Shares shall be equal to the fair market value of such Warrant Shares.

     Interest payments on the Notes are subject to restrictions contained in the senior credit facilities which require interest on the Notes to be paid in-kind through the issuance of additional notes for the first 18 months, with payment of interest in cash thereafter subject to meeting certain financial tests.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


7. DEBT: (CONTINUED)

The documents covering the Notes provide for customary rights for a transaction of this type, including: (i) pre-emptive rights with respect to new securities;
(ii) rights of first refusal with respect to proposed transfers of shares of TW UK; (iii) drag-along rights; (iv) tag-along rights; (v) put and call provisions; and (vi) certain corporate actions which require the consent of the holder of the Notes.

     At September 30, 2001, the Company had outstanding notes payable of $19,323, net of $1,141 of unamortized discount, issued in connection with the acquisition of certain U.K. flexible staffing agencies. The notes payable are secured by the Company's senior credit lender which requires the Company to keep an amount on deposit for the sole purpose of repaying the notes payable. These notes bear interest at rates ranging from 4.00% to 5.50% and mature in fiscal 2003.

     In connection with the repayment of the Company's Credit Facility, the Company recorded a non-cash, after-tax, extraordinary charge of $759 (net of income tax benefit of $408) during the fiscal year ended September 30, 2000, related to the write-off of deferred financing costs associated with the Credit Facility.

     Annual maturities of long-term debt for each of the next five years are:


YEAR ENDING SEPTEMBER 30,
---------------------------
   2002 ............................................    $  4,868
   2003 ............................................      25,515
   2004 ............................................       8,257
   2005 ............................................      10,321
   2006 ............................................      27,276
   Thereafter ......................................     104,544
                                                        --------
                                                        $180,781
                                                        ========

     The Company is subject to fluctuating interest rates that may impact its consolidated results of operations or cash flows for its variable rate Senior Credit Facility, Mezzanine Loan and cash equivalents. In accordance with provisions of the Refinancing, on January 25, 2000, the Company hedged the interest rate (LIBOR cap of 9%) on approximately $41,935 of its floating rate debt in a contract which expires June 30, 2003. The approximate notional amount of the contract adjusts down (consistent with debt maturity) as follows:




   December 31, 2001 ...............................    $35,331
   June 30, 2002 ...................................    $32,855
   December 31, 2002 ...............................    $30,378

8. STOCKHOLDERS' EQUITY:

     In January 2001, the Company initiated a stock repurchase program, whereby the Company may purchase up to approximately $1,000 of its outstanding common stock in open market or privately negotiated transactions. As of September 30, 2001, the Company had acquired 266 shares for an aggregate purchase price of $720 which are reflected as treasury stock in the consolidated balance sheet at September 30, 2001. The Company intends to continue with its stock repurchase program during fiscal 2002.

9. INCOME TAXES:


     The provision (benefit) for income taxes from continuing operations for the years ended September 30, is summarized as follows:




                                                   2001          2000           1999
                                                ----------   ------------   -----------
   Current:
     Federal ................................    $    --      $      --      $     68
     State ..................................         --             --            52
     Foreign ................................      2,623          2,606         2,063
   Deferred:
     Federal ................................     21,462        (10,070)       (3,136)
     State ..................................         --            116           328
     Foreign ................................         32             --           125
                                                 -------      ---------      --------
   Provision (benefit) income taxes .........    $24,117      $  (7,348)     $   (500)
                                                 =======      =========      ========


     For 2001, 2000 and 1999, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recorded for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30 are as follows:


                                                           2001          2000
                                                       -----------   -----------
   Current:
     Provision for doubtful accounts ...............    $   6,704     $  6,415
     Accrued expenses ..............................          431        5,528
     Other, net ....................................          162          344
                                                        ---------     --------
      Current deferred tax assets ..................        7,297       12,287
                                                        ---------     --------
   Non-current:
     Federal net operating loss ....................       17,894        9,327
     State net operating losses ....................        1,666        1,546
     Capital losses ................................          768          768
     Other, net ....................................           72          161
     Depreciation and amortization .................       (1,406)      (1,081)
     Other, net ....................................         (548)        (501)
                                                        ---------     --------
      Non-current deferred tax assets, net .........       18,446       10,220
                                                        ---------     --------
                                                           25,743       22,507
   Valuation allowance .............................      (26,291)      (1,546)
                                                        ---------     --------
        Net deferred tax (liability) asset .........    $    (548)    $ 20,961
                                                        =========     ========

     Management had been previously committed to implementing tax strategies that provided for the sale of appreciated assets, including a portion of the Company's ownership interest in its U.K. subsidiary, to generate sufficient taxable income to realize the tax net operating losses prior to their expiration. While the Company believes it will eventually realize the value of its tax losses, current developments, including the continued expansion of the U.K. operations has increased the uncertainty as to both the execution of the original strategy and the appropriateness of a tax strategy which may not align with the Company's current business strategy. These uncertainties have impaired the Company's ability to determine whether it is more likely than not that its deferred tax assets will be realized. Accordingly, a full valuation allowance for all remaining deferred tax assets has been provided.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


9. INCOME TAXES: (CONTINUED)

     As of September 30, 2001, the Company has a Federal net operating loss carryforward of approximately $53,000 which if unused, will expire in the years 2018 through 2021. The Company has a capital loss carryforward of approximately $2,000 which, if unused, will expire in the year 2003.


     Reconciliations of the differences between income taxes computed at Federal statutory tax rates and consolidated provisions for income taxes on income (loss) before equity income of and interest income earned from U.K. subsidiaries for the years ended September 30 are as follows:


                                                         2001           2000           1999
                                                      ----------   -------------   ------------
   Income taxes at 34% ............................    $   (841)     $ (11,151)      $ (2,668)
   State income taxes, net of
     Federal benefit ..............................          --             --            560
   Nondeductible expenses, primarily amortization
     and write down of intangible assets ..........       1,305          1,648          1,076
   Legal settlement ...............................          --            510             --
   Valuation allowance ............................      24,745           (332)             3
   Foreign tax on sale of subsidiary ..............          --          1,654             --
   Tax contingency ................................          --             --            416
   Other, net .....................................      (1,092)           323            113
                                                       --------      ---------       --------
   (Benefit) provision for income taxes ...........    $ 24,117         (7,348)      $   (500)
                                                       ========      =========       ========


     Income (loss) before income taxes generated from the U.K. operations for the years ended September 30, 2001, 2000 and 1999 was $3,684, $(2,046) and $3,416, respectively. On a pro forma basis, assuming the U.K. subsidiaries had been consolidated for the entire fiscal year ended September 30, 2000, the loss generated from the U.K. operations would have been $(965).


10. STOCK OPTION PLAN AND WARRANTS:


     Under the Company's 1992 Option Plan ("Option Plan"), options may be granted by the Compensation Committee of the Board of Directors which determines the exercise price, vesting provi sions and term of such grants. Beginning in fiscal 1999 and ending in July 2002, the number of shares available for issuance under the Option Plan, as amended, increases by one percent of the number of shares of Common Stock outstanding as of the first day of each fiscal year.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


10. STOCK OPTION PLAN AND WARRANTS: (CONTINUED)

     Following is a summary of transactions under the Option Plan during the year ended September 30, 2001, 2000 and 1999:



                                                       2001                       2000                      1999
                                             ------------------------   ------------------------   -----------------------
                                                            WEIGHTED                   WEIGHTED                  WEIGHTED
                                               NUMBER       AVERAGE       NUMBER       AVERAGE       NUMBER       AVERAGE
                                              OF STOCK      EXERCISE     OF STOCK      EXERCISE     OF STOCK     EXERCISE
                                               OPTIONS     PRICE ($)      OPTIONS     PRICE ($)      OPTIONS     PRICE ($)
                                             ----------   -----------   ----------   -----------   ----------   ----------
   Outstanding beginning of year .........     1,040         5.22         1,130         5.37         1,390          5.49
     Granted .............................       400         1.75           100         1.81            10          4.31
     Exercised ...........................        (4)        1.75                                      (15)         4.38
     Forfeited ...........................       (42)        5.59          (190)        4.34          (255)         6.04
                                               -----                      -----                      -----
   Outstanding end of year ...............     1,394         4.22         1,040         5.22         1,130          5.37
                                               =====                      =====                      =====
   Weighted-average fair value of
     options granted during the
     year ................................                   0.34                       0.93                        2.08
                                                             ====                       ====                        ====
   Available for future grants ...........     1,470
                                               =====


     On May 28, 1997, the Company adopted a stock option plan for non-employee directors (the "Directors Plan") which gives non-employee directors options to purchase up to 100 shares of common stock. As of September 30, 2001, no options have been granted under the Directors Plan. Options under the Directors Plan may be granted by the Board of Directors which determines the exercise price, vesting provisions and term of such grants.


     A summary of the 1,394 options outstanding as of September 30, 2001 is as follows:




                                    WEIGHTED        WEIGHTED                     WEIGHTED
                                    AVERAGE         AVERAGE                       AVERAGE
                                    EXERCISE       REMAINING                     EXERCISE
    RANGE OF                        PRICE OF      CONTRACTUAL                    PRICE OF
    EXERCISE         NUMBER         OPTIONS         LIFE IN        NUMBER         OPTIONS
    PRICE ($)     OUTSTANDING   OUTSTANDING ($)      YEARS      EXERCISABLE   EXERCISABLE ($)
---------------- ------------- ----------------- ------------- ------------- ----------------
          1.75         392         1.75              4.2           196            1.75
          1.81         100         1.81              3.7            33            1.81
          2.63         323         2.63              2.0           323            2.63
          4.31          10         4.31              7.2             7            4.31
          7.25          69         7.25               .9            69            7.25
          7.25         500         7.25              6.3           500            7.25
                     -----                                       -----
  1.75 to 7.25       1,394         4.22              4.3         1,128            5.68
                     =====                                       =====

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


10. STOCK OPTION PLAN AND WARRANTS: (CONTINUED)

     In accordance with SFAS No. 123, the Company continues to apply APB No. 25 and related Interpretations to account for stock-based compensation using the intrinsic value method for its stock option plans and, accordingly, does not recognize compensation expense. If the Company had elected to recognize compensation expense based on the fair value of the options at grant date as prescribed by SFAS No. 123, net loss and net loss per share would have been adjusted to the pro forma amounts indicated in the table below for the three years ended September 30:


                                                                 2001            2000           1999
                                                            -------------   -------------   ------------
   Net loss--reported ...................................     $ (26,612)      $ (24,944)      $ (7,346)
   Net loss--pro forma ..................................       (26,708)        (25,186)        (8,155)
   Basic and diluted loss per share--reported ...........         (1.53)          (1.42)         (0.42)
   Basic and diluted loss per share--pro forma ..........         (1.53)          (1.44)         (0.46)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:




                                           2001        2000        1999
                                        ---------   ---------   ---------
   Expected life (years) ............         4           4           4
   Risk-free interest rate ..........       5.5%        5.5%        5.5%
   Volatility .......................      61.4%       61.0%       55.7%
   Expected dividend yield ..........         0%          0%          0%

     The compensation cost as generated by the Black-Scholes option-pricing model, may not be indicative of the future benefit, if any, that may be received by the option holder.

11. STOCK INCENTIVE PLAN:

     In January, 2000, TW UK adopted a management incentive plan (the "UK Plan"). Under the UK Plan, a new class of redeemable shares (having a nominal value of 0.01p) in the capital of TW UK was created (the "Redeemable Shares"), which are redeemable in the manor described below. Pursuant to the UK Plan 9,800 Redeemable Shares are reserved for issuance. Under the UK Plan the Redeemable shares may be issued at their nominal value and with an option price set by the board of directors of TW UK (the "Initial Value"). On March 7, 2000 TW UK issued 3,500, 1,800 and 4,200 Redeemable Shares, with an Initial Value of 105p per share, to Mr. Aitken, Ms. Eames and various employees and members of management of TW UK and its subsidiaries, respectively. On July 10, 2000, 120 additional Redeemable Shares were issued to a member of management of TW UK and its subsidiaries with an Initial Value of 125p per share. The redemption rights attached to the Redeemable Shares are exercisable at any time during the period commencing on the date of a qualified public offering in the UK and ending 10 years from the date of issuance. The net effect of the exercise of redemption rights is that the holder acquires ordinary shares of TW UK at a price per ordinary share equal to the Initial Value. The Redeemable Shares do not carry any dividend or income rights and do not carry any right to vote at general meetings of TW UK. All terms associated with the shares are fixed and the market value of an ordinary share of TW UK was less than the Initial Values of 105p and 125p therefore no compensation expense has been recognized.

12. COMMITMENTS AND CONTINGENCIES:


     EMPLOYMENT AGREEMENTS:

     The Company has two employment agreements with certain of its executive officers that provide for minimum aggregate annual compensation of $745 in fiscal 2002. The agreements contain, among

                          TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


12. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

other things, customary confidentiality and termination provisions and provide that in the event of the termination of the executive following a "change of control" of the Company (as defined therein), or significant change in their responsibilities, such person will be entitled to receive a cash payment of up to 2.9 times their average annual base salary during the preceding twelve months.


     OPERATING LEASES:

     The Company has entered into various operating lease agreements for office space and equipment. Certain of these leases provide for renewal options with extension dates in fiscal 2008 and 2013.

     Future minimum rental commitments required under operating leases that have non-cancelable lease terms in excess of one year as of September 30, 2001 are as follows:



                     2002            $1,260
                     2003               946
                     2004               709
                     2005               657
                     2006               654
                     Thereafter       1,260
                                     ------
                                     $5,486
                                     ======

     Rent expense under non-capitalized, non-cancelable lease agreements for the years ended September 30, 2001, 2000 and 1999 amounted to $1,972, $2,871 and $2,431, respectively.


     CONTINGENCIES:

     On July 2, 1998, a former shareholder of HMI purporting to sue on behalf of a class of shareholders of HMI as of June 6, 1997, commenced a suit in the Delaware Chancery Court, New Castle County, entitled Kathleen S. O'Reilly v. Transworld HealthCare, Inc., W. James Nicol, Andre C. Dimitriadis, Dr. Timothy
J. Triche and D. Mark Weinberg, Civil Action No. 16507-NC. Plaintiff alleged that the Company, as majority shareholder of HMI, and the then directors of HMI, breached fiduciary duties to the minority shareholders of HMI by approving a merger between HMI and a subsidiary of the Company for inadequate consideration. The Company has been vigorously defending this action. In June 2001, the parties reached a settlement, which was approved by the court in November 2001, that fully resolved the litigation. The settlement will not have a material adverse effect on the Company's consolidated financial position, cash flows or results of operations.

     On August 4, 2000 the Company reached a civil settlement in the amount of $10,000 with the U.S. Department of Justice related to an investigation commenced in July 1997 of two of its U.S. subsidiaries as well as a related qui tam civil whistleblower case. The Company also agreed to a corporate integrity agreement ("CIA") with the Office of Inspector General related to the Mail-Order operations. As of November 2, 2001 the Company's obligations under the CIA have been completed.

     In addition to its settlement with the federal government, the Company reached a final settlement with the prior owners of Respiflow, Inc., MK Diabetic Support Services Inc. and related subsidiaries (the "Prior Owners") in connection with an ongoing dispute with such persons. The Prior Owners paid the Company $5,000 to settle all outstanding issues between the relevant parties. In a related agreement the Company has guaranteed the Prior Owners a price of $5.00 per share for all shares of Company common stock they owned as of August 4, 2000 (190) and still own on August 4, 2002. The

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


12. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

Prior Owners are obligated to liquidate these shares on the open market for $5.00 per share or greater. To the extent that shares remain unliquidated on August 4, 2002, the difference between the closing price of the Company's common stock on August 4, 2002 and $5.00 per share will be paid to the Prior Owners by the Company in cash.

     The Company recorded a one-time net charge of $5,082 related to the settlement of all of these matters in fiscal 2000.

     Some of the Company's subsidiaries are Medicare Part B suppliers who submit claims to the designated carrier who is the government's claims processing administrator. From time to time, the carrier may request an audit of Medicare Part B claims on a prepayment or postpayment basis. Some of the Company's subsidiaries currently have pending such audits. If the outcome of any audit results in a denial or a finding of an overpayment, then the affected subsidiary has appeal rights. Some of the subsidiaries currently are responding to these audits and pursuing appeal rights in certain circumstances.

     In addition to the above allegations, during the normal course of business, the Company continues to carefully monitor and review its submission of Medicare, Medicaid and all other claims for reimbursement. The Company believes that it is substantially in compliance, in all material respects, with the applicable provisions of the Federal statutes, regulations and laws and applicable state laws. Because of the broad and sometimes vague nature of these laws, there can be no assurance that an enforcement action will not be brought against the Company, or that the Company will not be found to be in violation of one or more of these provisions. At present, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of the applicable Federal and state laws may have on the Company's consolidated financial position, cash flows or results of operations.

     The Company is involved in various other legal proceedings and claims incidental to its normal business activities. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations.

13. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS:

     During the year ended September 30, 2001 the Company operated in two reportable business segments: (i) U.K. operations and (ii) U.S. Home Healthcare ("Home Healthcare") operations (formerly Hi-Tech). The U.K. operations derive revenues from nursing and para-professional services, and delivery of oxygen concentrators and cylinders throughout the U.K. The Home Healthcare operations derive revenues from infusion and respiratory therapy services and the sale and lease of home medical equipment principally in New Jersey and New York.

     During the years ended September 30, 2000 and 1999, the Company also operated the U.S. Mail Order Operations which derived its revenues from the mail-order sale of diabetic test strips and glucose monitors, respiratory, diabetic, maintenance and other commonly prescribed medications, as well as ostomy and orthotic products.

     The Company uses differences in geographic areas, as well as in products and services to identify the reportable segments. The Company evaluates performance and allocates resources based on profit and loss from operations before corporate expenses, interest and income taxes. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. Inter segment sales are not material. The following tables present certain financial information by reportable business segments and geographic areas of operations for the years ended September 30, 2001, 2000 and 1999.

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


13. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)



                                                             YEAR ENDED SEPTEMBER 30, 2001
                                                       -----------------------------------------
                                                                          U.S.
                                                           U.K.           HOME
                                                        OPERATIONS     HEALTHCARE       TOTAL
                                                       ------------   ------------   -----------
   Revenues to unaffiliated customers ..............     $138,041        $16,592      $154,633
                                                         ========        =======      ========
   Segment operating profit ........................     $ 12,676        $   620      $ 13,296
                                                         ========        =======
   Corporate expenses ..............................                                    (3,053)
   U.S. Mail-Order (Note 3) ........................                                    (3,883)
   Interest expense, net ...........................                                    (8,433)
   Foreign exchange loss (Note 3) ..................                                      (400)
                                                                                      --------
   Loss before income taxes and minority
     interest ......................................                                  $ (2,473)
                                                                                      ========
   Depreciation and amortization ...................     $  5,080        $   767      $  5,847
                                                         ========        =======
   Corporate depreciation and amortization .........                                        47
                                                                                      --------
   Total depreciation and amortization .............                                  $  5,894
                                                                                      ========
   Identifiable assets, September 30, 2001 .........     $236,472        $10,899      $247,371
                                                         ========        =======
   Corporate assets ................................                                       702
                                                                                      --------
   Total assets, September 30, 2001 ................                                  $248,073
                                                                                      ========
   Capital expenditures ............................     $  1,244        $   678      $  1,922
                                                         ========        =======
   Corporate capital expenditures ..................                                        15
                                                                                      --------
   Total capital expenditures ......................                                  $  1,937
                                                                                      ========

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


13. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)



                                                                    YEAR ENDED SEPTEMBER 30, 2000
                                                  ------------------------------------------------------------------
                                                                                U.S.
                                                      U.K.         U.S.         HOME         U.S.
                                                   OPERATIONS   MAIL-ORDER   HEALTHCARE      TOTAL         TOTAL
                                                  ------------ ------------ ------------ ------------ --------------
   Revenues to unaffiliated customers ...........   $ 97,449    $  22,476      $15,483     $ 37,959     $  135,408
                                                    ========    =========      =======     ========     ==========
   Segment operating (loss) profit ..............   $  7,860    $  (8,015)     $   495     $ (7,520)    $      340
                                                    ========    =========      =======     ========
   Corporate expenses ...........................                                                           (3,754)
   Impairment of long-lived assets (Note 3) .....                                                          (15,073)
   Legal settlements, net (Note 12) .............                                                           (5,082)
   Restructuring charge (Note 3) ................                                                           (1,288)
   Interest expense, net ........................                                                           (7,847)
                                                                                                        ----------
   Loss before income taxes, equity income,
    minority interest and extraordinary loss.....                                                       $  (32,704)
                                                                                                        ==========
   Depreciation and amortization ................   $  3,815    $     790      $   767     $  1,557     $    5,372
                                                    ========    =========      =======     ========
   Corporate depreciation and amortization ......                                                               48
                                                                                                        ----------
   Total depreciation and amortization ..........                                                       $    5,420
                                                                                                        ==========
   Identifiable assets, September 30, 2000 ......   $140,058    $   6,555      $10,891     $ 17,446     $  157,504
                                                    ========    =========      =======     ========
   Corporate assets .............................                                                           26,242
                                                                                                        ----------
   Total assets, September 30, 2000 .............                                                       $  183,746
                                                                                                        ==========
   Capital expenditures .........................   $    831    $      35      $   336     $    371     $    1,202
                                                    ========    =========      =======     ========
   Corporate capital expenditures ...............                                                                5
                                                                                                        ----------
   Total capital expenditures ...................                                                       $    1,207
                                                                                                        ==========

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


13. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)


                                                                   YEAR ENDED SEPTEMBER 30, 1999
                                                 ------------------------------------------------------------------
                                                                               U.S.
                                                     U.K.         U.S.         HOME          U.S.
                                                  OPERATIONS   MAIL-ORDER   HEALTHCARE      TOTAL         TOTAL
                                                 ------------ ------------ ------------ ------------- -------------
   Revenues to unaffiliated customers ..........   $104,550     $ 37,030    $  13,148     $  50,178     $ 154,728
                                                   ========     ========    =========     =========     =========
   Segment operating (loss) profit .............   $  9,809     $ (5,268)   $  (1,232)    $  (6,500)    $   3,309
                                                   ========     ========    =========     =========
   Corporate expenses ..........................                                                           (5,937)
   Interest expense, net .......................                                                           (5,218)
                                                                                                        ---------
   Loss before income taxes ....................                                                        $  (7,846)
                                                                                                        =========
   Depreciation and amortization ...............   $  4,149     $    815    $     758     $   1,573     $   5,722
                                                   ========     ========    =========     =========
   Corporate depreciation and amortization .....                                                               49
                                                                                                        ---------
   Total depreciation and amortization .........                                                        $   5,771
                                                                                                        =========
   Identifiable assets, September 30, 1999 .....   $118,845     $ 25,812    $  10,972     $  36,784     $ 155,629
                                                   ========     ========    =========     =========
   Corporate assets ............................                                                           16,492
                                                                                                        ---------
   Total assets, September 30, 1999 ............                                                        $ 172,121
                                                                                                        =========
   Capital expenditures ........................   $  1,889     $    150    $     596     $     746     $   2,635
                                                   ========     ========    =========     =========
   Corporate capital expenditures ..............                                                                7
                                                                                                        ---------
   Total capital expenditures ..................                                                        $   2,642
                                                                                                        =========

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


13. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)

     The following table presents certain financial information by reportable business segment and geographic area of operations pro forma for the fiscal year ended September 30, 2000 as if the U.K. subsidiaries had been consolidated for the entire year ended September 30, 2000.




                                                                      YEAR ENDED SEPTEMBER 30, 2000
                                                   -------------------------------------------------------------------
                                                                                 U.S.
                                                       U.K.         U.S.         HOME          U.S.
                                                    OPERATIONS   MAIL-ORDER   HEALTHCARE      TOTAL          TOTAL
                                                   ------------ ------------ ------------ ------------- --------------
   Revenues to unaffiliated customers ............   $126,295    $  22,476      $15,484     $  37,960     $  164,255
                                                     ========    =========      =======     =========     ==========
   Segment operating profit (loss) ...............   $ 10,302    $  (8,015)     $   495     $  (7,520)    $    2,782
                                                     ========    =========      =======     =========
   Corporate expenses ............................                                                            (3,754)
   Impairment of long-lived assets
    (Note 3) .....................................                                                           (15,073)
   Legal settlements, net (Note 12) ..............                                                            (5,082)
   Restructuring charge (Note 3) .................                                                            (1,288)
   Interest expense, net .........................                                                            (8,095)
                                                                                                          ----------
   Loss before income taxes, minority interest
    and extraordinary loss .......................                                                        $  (30,510)
                                                                                                          ==========
   Depreciation and amortization .................   $  4,914    $     790      $   767     $   1,557     $    6,471
                                                     ========    =========      =======     =========
   Corporate depreciation and amortization .......                                                                48
                                                                                                          ----------
   Total depreciation and amortization ...........                                                        $    6,519
                                                                                                          ==========
   Identifiable assets, September 30, 2000 .......   $140,058    $   6,555      $10,891     $  17,446     $  157,504
                                                     ========    =========      =======     =========
   Corporate assets ..............................                                                            26,242
                                                                                                          ----------
   Total assets, September 20, 2000 ..............                                                        $  183,746
                                                                                                          ==========
   Capital expenditures ..........................   $  1,418    $      35      $   336     $     371     $    1,789
                                                     ========    =========      =======     =========
   Corporate capital expenditures ................                                                                 5
                                                                                                          ----------
   Total capital expenditures ....................                                                        $    1,794
                                                                                                          ==========


14. PROFIT SHARING PLAN:

     The Company has a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code, concerning all U.S. employees who meet certain requirements. These requirements include, among other things, at least one year of service and attainment of the age of 21.

     The plan operates as a salary reduction plan whereby participants contribute anywhere from 1% to 15% of their compensation, not to exceed the maximum available under the Code.

     The Company may make an additional matching contribution at its discretion which had been in the form of its common stock through December 31, 1998 and will be in cash thereafter. The Company's contributions to the plan were approximately $19, $22 and $28 for the years ended September 30, 2001, 2000 and 1999, respectively.

     In addition to the U.S. plan described above, certain of the Company's U.K. subsidiaries also sponsor personal pension plans. The plans operate as salary reduction plans, which also allows for

                           TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


14. PROFIT SHARING PLAN: (CONTINUED)

lump sum contributions, whereby participants contribute anywhere from 1% to 40% of their compensation, not to exceed the maximum available under the U.K. tax laws. The Company may make an additional contribution (which varies according to employee contracts and contribution elections) which is in the form of cash. The Company's contributions to the U.K. plans were $26, $80 and $91 for the years ended September 30, 2001, 2000 and 1999, respectively.


15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following table presents the comparative unaudited quarterly results for the years ended September 30, 2001 and 2000:




   2001 QUARTER ENDED                      DECEMBER 31,        MARCH 31,      JUNE 30,         SEPTEMBER 30,           TOTAL
   ------------------                  --------------------   -----------   ------------   ---------------------   -------------
   Total revenues ..................       $   36,922           $35,917       $ 37,420         $    44,374           $ 154,633
                                           ==========           =======       ========         ===========           =========
   Gross profit ....................       $   11,223           $11,272       $ 11,650         $    13,834           $  47,979
                                           ==========           =======       ========         ===========           =========
   Net (loss) income ...............       $   (2,796) (a)      $  (448)      $     40         $   (23,408) (b)      $ (26,612)
                                           ==========           =======       ========         ===========           =========
   Basic and diluted net (loss) per
    share of common stock ..........       $    (0.16)          $ (0.03)      $   0.00         $     (1.35)          $   (1.53)
                                           ==========           =======       ========         ===========           =========

----------
   (a) The Company recorded an additional charge of $1,900 to reflect the write-down of the remaining U.S. Mail-Order operations accounts receivable to their estimated net realizable value.

   (b) The Company recorded a full valuation allowance of $24,745 for all remaining deferred tax assets.





   2000 QUARTER ENDED                 DECEMBER 31,   MARCH 31,       JUNE 30,           SEPTEMBER 30,            TOTAL
   ------------------               -------------- ----------- ------------------ -----------------------   -------------
   Total revenues ..................    $ 11,435      $40,708       $  42,758           $   40,507             $ 135,408
                                        ========      =======       =========           ==========             =========
   Gross profit ....................    $  5,268      $14,448       $  13,945           $   11,966             $  45,627
                                        ========      =======       =========           ==========             =========
   Net loss ........................    $ (1,004)     $  (485)      $  (7,599)(a)       $  (15,856)            $ (24,944)
                                        ========      =======       =========           ==========             =========
   Basic and diluted net loss per
    share of common stock
    before extraordinary loss ......    $  (0.01)     $ (0.03)          (0.43)          $    (0.90)(b)(c)      $   (1.38)
                                        ========      =======       =========           ==========             =========
   Basic and diluted net loss per
    share of common stock ..........    $  (0.06)     $ (0.03)      $   (0.43)          $    (0.90)            $   (1.42)
                                        ========      =======       =========           ==========             =========


----------
   (a) The Company recorded a net charge of $5,082 related to legal settlements with the DOJ, OIG and Prior Owners.

   (b) The Company recorded a $1,288 restructuring charge related to exiting its U.S. Mail-Order Operations.

   (c) The Company recorded a charge for impairment of long-lived assets of $15,073. The charge related to the write-down of assets, mainly goodwill, to their fair value, $12,346 for the U.S. Mail-Order Operations and $2,727 for Amcare.

                           TRANSWORLD HEALTHCARE, INC.
                                 (IN THOUSANDS)


SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS


                COLUMN A                    COLUMN B               COLUMN C                  COLUMN D        COLUMN E
---------------------------------------   ------------   -----------------------------   ---------------   -----------
                                                             ADDITIONS CHARGED TO
                                           BALANCE AT    -----------------------------                      BALANCE AT
                                            BEGINNING     COST AND          OTHER                             END OF
              DESCRIPTION                   OF PERIOD     EXPENSES        ACCOUNTS          DEDUCTIONS        PERIOD
---------------------------------------   ------------   ----------   ----------------   ---------------   -----------
Allowance for Doubtful Accounts:
Year ended September 30, 2001 .........      $21,219      $ 3,568         $   347(B)        $    523(A)      $24,611
Year ended September 30, 2000 .........      $19,870      $ 9,026         $  (142)(B)       $  7,535(A)      $21,219
Year ended September 30, 1999 .........      $15,367      $12,272         $    (5)(B)       $  7,764(A)      $19,870

----------
(A)  Doubtful accounts written off, net of recoveries and sold.

(B) Assumed in acquisitions and adjustments arising from translation of foreign financial statements to U.S. dollars.

                           TRANSWORLD HEALTHCARE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATE)



                                                                                 MARCH 31,     SEPTEMBER 30,
                                                                                   2002            2001
                                                                               ------------   --------------
                                                                                (UNAUDITED)
                                                             ASSETS
Current assets:
 Cash and cash equivalents .................................................    $  14,990       $  15,357
 Restricted cash ...........................................................       19,795
 Accounts receivable, less allowance for doubtful accounts of $24,674 and
   $24,611, respectively....................................................       25,949          29,555
 Inventories ...............................................................        1,045             972
 Prepaid expenses and other assets .........................................        9,039           7,336
                                                                                ---------       ---------
   Total current assets ....................................................       70,818          53,220
Property and equipment, net ................................................        8,170           7,545
Restricted cash ............................................................       50,167          71,020
Goodwill, net ..............................................................      107,680         109,426
Other assets ...............................................................        8,938           6,862
                                                                                ---------       ---------
   Total assets ............................................................    $ 245,773       $ 248,073
                                                                                =========       =========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable .............................................................    $  18,875       $
 Current portion of long-term debt .........................................        5,708           4,868
 Accounts payable ..........................................................        2,412           2,160
 Accrued expenses ..........................................................       22,576          20,795
 Taxes payable .............................................................        4,857           5,667
                                                                                ---------       ---------
   Total current liabilities ...............................................       54,428          33,490
Long-term debt .............................................................      150,653         175,913
Deferred income taxes and other long term liabilities ......................          670             702
Minority interest ..........................................................        1,700           1,614
                                                                                ---------       ---------
   Total liabilities .......................................................      207,451         211,719
                                                                                ---------       ---------
Commitments and contingencies (Note 5)
Stockholders' equity:
 Preferred stock, $.01 par value; authorized 2,000 shares, issued and outstanding--none
 Common stock, $.01 par value; authorized 40,000 shares, issued 17,555 and
   17,551 shares, respectively .............................................          176             176
 Additional paid-in capital ................................................      128,077         128,077
 Accumulated other comprehensive loss ......................................       (6,715)         (5,600)
 Retained deficit ..........................................................      (82,496)        (85,579)
                                                                                ---------       ---------
   Total paid-in capital and retained deficit ..............................       39,042          37,074
 Less cost of treasury stock (266 shares) ..................................         (720)           (720)
                                                                                ---------       ---------
   Total stockholders' equity ..............................................       38,322          36,354
                                                                                ---------       ---------
   Total liabilities and stockholders' equity ..............................    $ 245,773       $ 248,073
                                                                                =========       =========


           See notes to condensed consolidated financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                        THREE MONTHS ENDED
                                                                 ---------------------------------
                                                                  MARCH 31, 2002   MARCH 31, 2001
                                                                 ---------------- ----------------
Revenues:
 Net patient services ..........................................     $56,358          $30,683
 Net infusion services .........................................       3,284            3,104
 Net respiratory, medical equipment and supplies sales .........       2,242            2,130
                                                                     -------          -------
   Total revenues ..............................................      61,884           35,917
                                                                     -------          -------
Cost of revenues:
 Patient services ..............................................      41,664           21,207
 Infusion services .............................................       2,384            2,224
 Respiratory, medical equipment and supplies sales .............       1,228            1,214
                                                                     -------          -------
   Total cost of revenues ......................................      45,276           24,645
                                                                     -------          -------
   Gross profit ................................................      16,608           11,272
Selling, general and administrative expenses ...................      10,591            9,212
General and administrative expenses related to Mail-Order
 operations (Note 4) ...........................................                          583
Losses due to sale of subsidiary (Note 4) ......................     -------          -------
   Operating Income ............................................       6,017            1,477
Interest income ................................................        (695)            (456)
Interest expense ...............................................       3,949            2,396
Foreign exchange loss ..........................................           7
                                                                     -------          -------
   Income (loss) before income taxes and minority
    interest ...................................................       2,756             (463)
Provision (benefit) for income taxes ...........................       1,088              (24)
                                                                     -------          -------
   Income (loss) before minority interest ......................       1,668             (439)
Minority interest ..............................................          42                9
                                                                     -------          -------
   Net income (loss) ...........................................     $ 1,626          $  (448)
                                                                     =======          =======
Net income (loss) per share of common stock:
 Basic .........................................................     $  0.09          $ (0.03)
                                                                     =======          =======
 Diluted .......................................................     $  0.07          $ (0.03)
                                                                     =======          =======
Weighted average number of common shares outstanding:
 Basic .........................................................      17,289           17,467
                                                                     =======          =======
 Diluted .......................................................      17,643           17,467
                                                                     =======          =======



                                                                         SIX MONTHS ENDED
                                                                 --------------------------------
                                                                  MARCH 31, 2002   MARCH 31, 2001
                                                                 ---------------- ---------------
Revenues:
 Net patient services ..........................................     $111,773        $ 59,802
 Net infusion services .........................................        6,594           6,089
 Net respiratory, medical equipment and supplies sales .........        4,553           6,948
                                                                     --------        --------
   Total revenues ..............................................      122,920          72,839
                                                                     --------        --------
Cost of revenues:
 Patient services ..............................................       82,625          41,441
 Infusion services .............................................        4,832           4,326
 Respiratory, medical equipment and supplies sales .............        2,520           4,577
                                                                     --------        --------
   Total cost of revenues ......................................       89,977          50,344
                                                                     --------        --------
   Gross profit ................................................       32,943          22,495
Selling, general and administrative expenses ...................       21,018          18,011
General and administrative expenses related to Mail-Order
 operations (Note 4) ...........................................                        3,904
Losses due to sale of subsidiary (Note 4) ......................                          354
                                                                     --------        --------
   Operating Income ............................................       11,925             226
Interest income ................................................       (1,533)           (905)
Interest expense ...............................................        8,110           4,883
Foreign exchange loss ..........................................           20             391
                                                                     --------        --------
   Income (loss) before income taxes and minority
    interest ...................................................        5,328          (4,143)
Provision (benefit) for income taxes ...........................        2,159            (902)
                                                                     --------        --------
   Income (loss) before minority interest ......................        3,169          (3,241)
Minority interest ..............................................           86               3
                                                                     --------        --------
   Net income (loss) ...........................................     $  3,083        $ (3,244)
                                                                     ========        ========
Net income (loss) per share of common stock:
 Basic .........................................................     $   0.18        $  (0.19)
                                                                     ========        ========
 Diluted .......................................................     $   0.15        $  (0.19)
                                                                     ========        ========
Weighted average number of common shares outstanding:
 Basic .........................................................       17,289          17,510
                                                                     ========        ========
 Diluted .......................................................       17,464          17,510
                                                                     ========        ========

           See notes to condensed consolidated financial statements.

                           TRANSWORLD HEALTHCARE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                       SIX MONTHS ENDED
                                                                                  --------------------------
                                                                                   MARCH 31,      MARCH 31,
                                                                                      2002          2001
                                                                                  -----------   ------------
Cash flows from operating activities:
 Net income (loss) ............................................................    $  3,083      $  (3,244)
 Adjustments to reconcile net income (loss) to net cash provided by (used
   in) operating activities:
   Depreciation and amortization ..............................................       1,032          2,861
   Amortization of debt issuance costs ........................................         982            570
   Provision for doubtful accounts ............................................       1,007          2,706
   Losses due to sale of subsidiary ...........................................                        354
   Interest in kind ...........................................................       2,049          1,808
   Minority interest ..........................................................          86              3
   Deferred income taxes ......................................................                     (1,819)
 Changes in assets and liabilities, excluding the effect of businesses acquired and sold:
   Decrease in accounts receivable ............................................       1,731            600
   Increase in inventories ....................................................         (84)          (439)
   Increase in prepaid expenses and other assets ..............................      (4,925)        (1,355)
   Increase in accounts payable and other liabilities .........................       1,919            302
                                                                                   --------      ---------
    Net cash provided by operating activities .................................       6,880          2,347
                                                                                   --------      ---------
Cash flows from investing activities:
 Capital expenditures .........................................................      (1,890)        (1,033)
 Proceeds from sale of property and equipment .................................          31             22
 Payments on acquisition payable ..............................................      (1,612)
 Payments for acquisitions - net of cash acquired .............................        (104)        (4,024)
 Proceeds from sale of business ...............................................                     15,181
 Proceeds limited to future acquisitions ......................................      (1,271)       (10,666)
                                                                                   --------      ---------
    Net cash used in investing activities .....................................      (4,846)          (520)
                                                                                   --------      ---------
Cash flows from financing activities:
 Payments for treasury shares acquired ........................................                       (470)
 Principal payments on long term debt .........................................      (2,010)        (2,036)
                                                                                   --------      ---------
    Net cash used in financing activities .....................................      (2,010)        (2,506)
                                                                                   --------      ---------
Effect of exchange rate on cash ...............................................        (391)           277
                                                                                   --------      ---------
Decrease in cash ..............................................................        (367)          (402)
Cash and cash equivalents, beginning of period ................................      15,357          7,867
                                                                                   --------      ---------
Cash and cash equivalents, end of period ......................................    $ 14,990      $   7,465
                                                                                   ========      =========
Supplemental cash flow information:
Cash paid for interest ........................................................    $  4,643      $   2,624
                                                                                   ========      =========
Cash paid for income taxes, net ...............................................    $  2,857      $     174
                                                                                   ========      =========

           See notes to condensed consolidated financial statements.

                          TRANSWORLD HEALTHCARE, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


1. BASIS OF PRESENTATION:

     Transworld Healthcare, Inc. (the "Company") is a provider of a broad range of health care services and products with operations in the United Kingdom ("U.K.") and the United States ("U.S."). The Company provides the following services and products: (i) patient services, including nursing and para-professional services; (ii) respiratory therapy and home medical equipment; and (iii) infusion therapy.

     The Condensed Consolidated Financial Statements presented herein are unaudited and include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations of the interim periods pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted. The balance sheet at September 30, 2001 has been derived from the audited consolidated balance sheet at that date, but does not include all information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. These condensed financial statements should be read in conjunction with the Company's Form 10-K for the year ended September 30, 2001. Although the Company's operations are not highly seasonal, the results of operations for the three and six months ended March 31, 2002 are not necessarily indicative of the operating results for the full year.


2. EARNINGS PER SHARE:

     Basic earnings per share ("EPS") is computed using the weighted average number of common shares outstanding. Diluted EPS is computed using the weighted average number of common shares outstanding and dilutive stock options and warrants using the treasury stock method. For the three and six months ended March 31, 2002, diluted EPS of $0.07 and $0.15, respectively, reflects the diluted effect of common stock equivalents issued by the Company's U.K. subsidiary of approximately $0.02 and $0.03 per share, respectively. For the three and six months ended March 31, 2001, the Company had an incremental weighted average of 119 and 59, respectively, of options and warrants which are not included in the diluted calculation as the effect of such inclusion would be antidilutive due to a net loss position. At March 31, 2002 and 2001, the Company had outstanding stock options and warrants to purchase 579 and 3,902 shares, respectively, of common stock ranging in price from $4.31 to $7.25 and $2.65 to $12.45 per share, respectively, that were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the common shares.

     The weighted average number of shares used in the basic and diluted EPS computations for the three and six months ended March 31, 2002 and 2001 are as follows:



                                                         THREE MONTHS ENDED      SIX MONTHS ENDED
                                                              MARCH 31,             MARCH 31,
                                                         -------------------   --------------------
                                                           2002       2001       2002        2001
                                                         --------   --------   --------   ---------
Weighted average number of common shares
 outstanding as used in computation of basic EPS of
 common stock ........................................    17,289     17,467     17,289     17,510
Effect of dilutive securities--stock options .........       354         --        175         --
                                                          ------     ------     ------     ------
Shares used in computation of diluted EPS of
 common stock ........................................    17,643     17,467     17,464     17,510
                                                          ======     ======     ======     ======

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

3. COMPREHENSIVE INCOME (LOSS):

     Components of comprehensive income (loss) include net income (loss) and all other non-owner changes in equity, such as the change in the cumulative translation adjustment, unrealized gains and losses on investments available for sale and minimum pension liability. Currency translation is the only item of other comprehensive income (loss) impacting the Company. The following table displays comprehensive income (loss) for the three and six months ended March 31, 2002 and 2001:


                                                           THREE MONTHS ENDED           SIX MONTHS ENDED
                                                               MARCH 31,                   MARCH 31,
                                                        ------------------------   --------------------------
                                                           2002         2001           2002          2001
                                                        ---------   ------------   -----------   ------------
Net income (loss) ...................................    $1,626       $   (448)     $  3,083       $ (3,244)
Change in cumulative translation adjustment .........      (598)        (1,473)       (1,115)          (404)
                                                         ------       --------      --------       --------
Comprehensive income (loss) .........................    $1,028       $ (1,921)     $  1,968       $ (3,648)
                                                         ======       ========      ========       ========

4. BUSINESS COMBINATIONS AND DISPOSALS:


COMBINATIONS:

     On September 27, 2001 Transworld Healthcare (UK) Limited ("TW UK") acquired all of the issued and outstanding shares of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (collectively "Staffing Enterprise"), a London-based provider of flexible staffing of specialist nurses and other healthcare professionals to London National Health Service ("NHS") Trust and independent hospitals. The acquisition was accounted for as a purchase business combination. The results of operations for Staffing Enterprise have been included in the financial statements as of the beginning of the current fiscal year ended September 30, 2002.

     The following table displays the unaudited pro forma results of operations and related per share information as if the acquisition of Staffing Enterprise was completed as of October 1, 2000. The pro forma results are based on the historical financial statements of the Company and Staffing Enterprise for the three and six months ended March 31, 2001.



                                             THREE MONTHS        SIX MONTHS
                                                 ENDED             ENDED
                                            MARCH 31, 2001     MARCH 31, 2001
                                           ----------------   ---------------
Net revenues ...........................       $ 48,552          $ 97,348
Net income (loss) ......................            101            (2,206)
Income (loss) per share of common stock:
 Basic and Diluted .....................           0.01             (0.13)

     The transactions related to the acquisition of Staffing Enterprise and other previous acquisitions of flexible staffing agencies include provisions to pay additional amounts, payable in cash, of up to $42,123 in contingent consideration dependent upon future earnings of the acquired entities. Amounts available to satisfy these commitments are classified as long-term restricted cash in the accompanying Condensed Consolidated Balance Sheet.


DISPOSITIONS:


U.S. Mail-Order

     In September 2000, the Company approved a plan to exit its U.S. Mail-Order operations and effective October 3, 2000 sold certain assets of the U.S. Mail-Order operations located in Jacksonville,

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


4. BUSINESS COMBINATIONS AND DISPOSALS: (CONTINUED)

Florida. In addition, the Company recorded a $1,288 restructuring charge in the fourth quarter of fiscal 2000 representing the estimated costs related to exiting and closing its U.S. Mail-Order operations. Based upon additional information and revised cost benefit estimates by management, the Company recorded an additional charge of $1,900, in the first quarter of fiscal 2001, to reflect the write-down of the remaining accounts receivable to their estimated net realizable value. In addition to the write-down, the Company incurred operating expenses of $583 and $2,004 during the three and six months ended March 31, 2001, respectively, in connection with closing its U.S. Mail-Order operations.

     The following table illustrates the restructuring accrual balance for lease commitments at March 31, 2002.




       Beginning balance ............................    $  499
       Payments made through March 31, 2002 .........      (174)
                                                         ------
       Ending balance ...............................    $  325
                                                         ======

Amcare Ltd.

     On November 22, 2000, the Company sold Amcare Ltd. ("Amcare"), a U.K. subsidiary for approximately $13,826 in cash. As a result of the completion of the transaction, the Company recorded an additional loss of $354 and realized a foreign exchange loss of $391 for the three months ended December 31, 2000.


5. COMMITMENTS AND CONTINGENCIES:

     During the normal course of business, the Company continues to carefully monitor and review its submission of Medicare, Medicaid and all other claims for reimbursement. The Company believes that it is substantially in compliance, in all material respects, with the applicable provisions of the Federal statutes, regulations and laws and applicable state laws. Because of the broad and sometimes vague nature of these laws, there can be no assurance that an enforcement action will not be brought against the Company, or that the Company will not be found to be in violation of one or more of these provisions. At present, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of the applicable Federal and state laws may have on the Company's consolidated financial position, cash flows or results of operations.

     The Company is involved in various other legal proceedings and claims incidental to its normal business activities. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations of the Company.


6. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS:

     During the six months ended March 31, 2002, the Company operated in two reportable business segments: (i) U.K. operations and (ii) U.S. Home Healthcare ("Home Healthcare") operations (formerly hi-tech). The U.K. operations derive its revenues from nursing and para-professional services, and oxygen concentrators and cylinders throughout the U.K. The Home Healthcare operations derive its revenues from infusion and respiratory therapy services and the sale of home medical equipment concentrated in New Jersey and New York.

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


6. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)

     The Company uses differences in geographic areas, as well as in products and services to identify the reportable segments. The Company evaluates performance and allocates resources based on profit and loss from operations before corporate expenses, interest and income taxes. Inter segment sales are not material.


     The following tables present certain financial information by reportable business segment and geographic area of operations for the three and six months ended March 31, 2002 and 2001.


                                                                     THREE MONTHS ENDED MARCH 31, 2002
                                                                -------------------------------------------
                                                                    U.K.           HOME
                                                                 OPERATIONS     HEALTHCARE        TOTAL
                                                                ------------   ------------   -------------
   Revenues to unaffiliated customers .......................      $57,511        $4,373        $61,884
                                                                   =======        ======        =======
   Segment operating profit .................................      $ 6,416        $  265        $ 6,681
                                                                   =======        ======
   Corporate expenses .......................................                                      (664)
   Interest expense, net ....................................                                    (3,254)
   Foreign exchange loss ....................................                                        (7)
                                                                                                ----------
   Income before income taxes and minority interest .........                                   $ 2,756
                                                                                                =========



                                                                 THREE MONTHS ENDED MARCH 31, 2001
                                                              ----------------------------------------
                                                                  U.K.           HOME
                                                               OPERATIONS     HEALTHCARE       TOTAL
                                                              ------------   ------------   ----------
   Revenues to unaffiliated customers .....................      $31,783        $4,134       $ 35,917
                                                                 =======        ======       ========
   Segment operating profit ...............................      $ 2,853        $  131       $  2,984
                                                                 =======        ======
   Corporate expenses .....................................                                      (924)
   U.S. Mail Order (Note 4) ...............................                                      (583)
   Interest expense, net ..................................                                    (1,940)
                                                                                             --------
   Loss before income taxes and minority interest .........                                  $   (463)
                                                                                             ========



                                                                     SIX MONTHS ENDED MARCH 31, 2002
                                                                -----------------------------------------
                                                                    U.K.           HOME
                                                                 OPERATIONS     HEALTHCARE       TOTAL
                                                                ------------   ------------   -----------
   Revenues to unaffiliated customers .......................     $114,093        $8,827       $122,920
                                                                  ========        ======       ========
   Segment operating profit .................................     $ 12,784        $  468       $ 13,252
                                                                  ========        ======
   Corporate expenses .......................................                                    (1,327)
   Interest expense, net ....................................                                    (6,577)
   Foreign exchange loss ....................................                                       (20)
                                                                                               --------
   Income before income taxes and minority interest .........                                  $  5,328
                                                                                               ========
   Identifiable assets, March 31, 2002 ......................     $235,573        $9,845       $245,418
                                                                  ========        ======
   Corporate assets .........................................                                       355
                                                                                               --------
   Total assets, March 31, 2002 .............................                                  $245,773
                                                                                               ========

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


6. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)


                                                                   SIX MONTHS ENDED MARCH 31, 2001
                                                              ------------------------------------------
                                                                  U.K.           HOME
                                                               OPERATIONS    HEALTHCARE         TOTAL
                                                              ------------   ------------   ------------
   Revenues to unaffiliated customers .....................     $ 64,848        $ 7,991       $ 72,839
                                                                ========        =======       ========
   Segment operating profit ...............................     $  5,558        $   270       $  5,828
                                                                ========        =======
   Corporate expenses .....................................                                     (1,698)
   U.S. Mail-Order (Note 4) ...............................                                     (3,904)
   Interest expense, net ..................................                                     (3,978)
   Foreign exchange loss (Note 4) .........................                                       (391)
                                                                                              --------
   Loss before income taxes and minority interest .........                                   $ (4,143)
                                                                                              ========
   Identifiable assets, March 31, 2001 ....................     $136,592        $11,193       $147,785
                                                                ========        =======
   Corporate assets .......................................                                     26,108
   U.S. Mail-Order (Note 4) ...............................                                        587
                                                                                              --------
   Total assets, March 31, 2001 ...........................                                   $174,480
                                                                                              ========

7. IMPACT OF RECENT ACCOUNTING STANDARDS:

     In July 2001, the Financial Accounting Standards Board issued FAS 142, "Goodwill and Other Intangible Assets". The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. Under FAS 142, all existing and newly acquired goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Effective October 1, 2001, the Company adopted FAS 142 and suspended the amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on the Company's fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized.


     The following tables present the changes in the carrying amount of goodwill for the three and six months ended March 31, 2002:




                                                    THREE MONTHS ENDED MARCH 31, 2002
                                                -----------------------------------------
                                                    U.K.           HOME
                                                 OPERATIONS     HEALTHCARE       TOTAL
                                                ------------   ------------   -----------
   Balance at December 31, 2001 .............     $105,072        $3,884       $108,956
   Goodwill acquired during quarter .........          556            --            556
   Foreign exchange difference ..............       (1,832)           --         (1,832)
                                                  --------        ------       --------
   Balance at March 31, 2002 ................     $103,796        $3,884       $107,680
                                                  ========        ======       ========




                                                  SIX MONTHS ENDED MARCH 31, 2002
                                             -----------------------------------------
                                                 U.K.           HOME
                                              OPERATIONS     HEALTHCARE       TOTAL
                                             ------------   ------------   -----------
   Balance at September 30, 2001 .........     $105,542        $3,884       $109,426
   Goodwill acquired during year .........        1,704            --          1,704
   Foreign exchange difference ...........       (3,450)           --         (3,450)
                                               --------        ------       --------
   Balance at March 31, 2002 .............     $103,796        $3,884       $107,680
                                               ========        ======       ========

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


7. IMPACT OF RECENT ACCOUNTING STANDARDS: (CONTINUED)

     The amortization expense, net income (loss) and net income (loss) per share of the Company for the three and six months ended March 31, 2002, the period of initial application of FAS 142, and for the three and six months ended March 31, 2001 are as follows:



                                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                MARCH 31,                   MARCH 31,
                                                         ------------------------   --------------------------
                                                             2002         2001          2002          2001
                                                         -----------   ----------   -----------   ------------
Reported net income (loss) ...........................     $ 1,626      $  (448)      $ 3,083       $ (3,244)
Add back: Goodwill amortization ......................          --          990            --          1,890
                                                           -------      -------       -------       --------
Adjusted net income (loss) ...........................     $ 1,626      $   542       $ 3,083       $ (1,354)
                                                           =======      =======       =======       ========
Basic net income (loss) per share ....................     $  0.09      $ (0.03)      $  0.18       $  (0.19)
Add back: Goodwill amortization per share ............          --         0.06            --           0.11
                                                           -------      -------       -------       --------
Adjusted basic net income (loss) per share ...........        0.09      $  0.03       $  0.18       $  (0.08)
                                                           =======      =======       =======       ========
Diluted net income (loss) per share ..................     $  0.07      $ (0.03)      $  0.15       $  (0.19)
Add back: Goodwill amortization per share ............          --      $  0.06            --            .11
                                                           -------      -------       -------       --------
Adjusted diluted net income (loss) per share .........     $  0.07      $  0.03       $  0.15       $  (0.08)
                                                           =======      =======       =======       ========


     In October 2001, the FASB issued FAS No. 144, "Accounting for Impairment or Disposal of Long-lived Assets." FAS No. 144 supersedes FAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of", and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.


8.  SUBSEQUENT EVENTS:


REORGANIZATION

     On April 24, 2002, the Company entered into a Master Reorganization Agreement ("Reorganization Agreement"), with its U.K. subsidiaries--Allied Healthcare Group Limited (the "UK Parent") and TW UK--and certain investors in such subsidiaries.

     The following transactions are referred to as the "Reorganization." Under the Reorganization Agreement:

     o Holders of then outstanding redeemable shares of TW UK will exchange their redeemable shares for shares of our Company's common stock, using the net exercise method, and receive either 0.1308 or 0.1657 shares of our Company's common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o Holders of ordinary shares of TW UK will exchange their ordinary shares for shares of the Company's common stock at an exchange ratio of 2.867 TW UK ordinary shares for every one share of the Company's common stock (which is the equivalent of 0.3488 shares of the Company's common stock for every ordinary share of TW UK). This ratio of TW UK securities for our Company's securities is referred to as the "Exchange Ratio."

     o All warrants held by the mezzanine lenders (the "Mezzanine Warrants") of TW UK , that were issued in connection with the refinancing of the Company's U.K. operations in 1999, will be

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


8.  SUBSEQUENT EVENTS: (CONTINUED)

          exercised for an aggregate of 1,640 ordinary shares of TW UK. Each resulting ordinary share will be exchanged for 0.3488 shares of the Company's common stock. The exercise price for the Mezzanine Warrants may be paid, at the option of the holder, in cash or by reducing the interest that such holder would otherwise receive under the mezzanine loan.

     o Holders of the equity warrants of TW UK, that were issued in connection with the refinancing of the Company's U.K. operations in 1999, will exercise their equity warrants through the tender of the senior subordinated promissory notes of UK Parent (exclusive of accrued and unpaid PIK interest) and receive an aggregate of 22,287 ordinary shares of TW UK. Each resulting ordinary share will be exchanged for 0.3488 shares of the Company's new Series A preferred stock.

     o Accrued and unpaid interest owed to the holders of the senior subordinated promissory notes (the "Notes") issued by UK Parent in the refinancing of the Company's U.K. operation in 1999, will be issued funding notes (the "Loan Notes") by UK Parent in the principal amount of the accrued and unpaid interest owed them through June 17, 2002, less amounts which are withheld from certain U.K. residents as withholding taxes, and the funding notes will in turn be exchanged for shares of the Company's common stock at the rate of 0.3488 shares for every (pounds sterling)2.00 of Loan Notes. Interest will accrue on the Notes only through June 17, 2002 (regardless of the date on which the Reorganization is actually consummated) because the new shares of Series A preferred stock will be entitled to receive dividends commencing on June 18, 2002. The new shares of Series A preferred stock are intended to replace the Notes of UK Parent.

     o Lastly, the special voting share of TW UK held by Triumph Partners III, L.P. will be exchanged for one ordinary share of TW UK. However, since conversion of this ordinary share at the Exchange Ratio would result in 0.3488 shares of the Company's common stock being issued, it has been agreed that, in the Reorganization, the Company will issue zero shares of the Company's common stock in respect of the ordinary share into which the special voting share has been exchanged.

     As a result of the foregoing, pursuant to the Reorganization Agreement the Company will issue:

     o an aggregate of 418 shares of the Company's common stock to holders of the then outstanding redeemable shares of TW UK;

     o an aggregate of 366 shares of the Company's common stock to the holders (other than UK Parent) of the ordinary shares of TW UK;

     o an aggregate of 572 shares of the Company's common stock to the holders of the mezzanine warrants of TW UK;

     o an aggregate of 7,774 shares of the Company's new Series A preferred stock to holders of the equity warrants of TW UK;

     o an aggregate of 1,007 shares of the Company's common stock to holders of the accrued and unpaid interest of UK Parent;

     o zero shares of the Company's common stock in exchange for the special voting share held by Triumph Partners III, L.P.


     Thus, the Company will issue an aggregate of 2,363 shares of the Company's common stock and 7,774 shares of the Company's new Series A preferred stock in the Reorganization.

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


8.  SUBSEQUENT EVENTS: (CONTINUED)

     For two of the holders of the Notes, Triumph Partners III, L.P. and Triumph III Investors, L.P. (the "Triumph Investors"), it is expected that the Reorganization Agreement will be amended to provide the Triumph Investors with the right to require UK Parent to issue the Loan Notes, and the Company to issue its shares of common stock, to the Triumph Investors' respective successors and assignees. Such issuances may occur after the effective time of the Reorganization, but the amount of the Loan Notes will in all cases be equal to the amount of accrued and unpaid interest on the Notes through June 17, 2002.

     All persons exchanging any shares, warrants or interest payments in TW UK or UK Parent for our Company's common stock or Series A preferred stock are sometimes referred to as the "U.K. Equity Holders."

     Under the rules of the American Stock Exchange, the Reorganization cannot be completed unless the shareholders of our Company approve the Reorganization Agreement and the Reorganization. The Reorganization Agreement and the Reorganization will be voted upon at our Company's annual meeting of shareholders.

     Management and our principal shareholders, who collectively own approximately 67.7% of our Company's outstanding common stock, have agreed that they will vote their shares for approval of the Reorganization Agreement and the Reorganization.

     The following tables display the unaudited pro forma results of operations and related per share information as if the Reorganization was completed as of October 1, 2001. The unaudited pro forma results principally reflect the reversal of interest expense, net of tax, related to the Notes of UK Parent to reflect the exercise of Equity Warrants and the related exchange of TW UK shares for the Company's new Series A preferred stock. The unaudited pro forma balance sheet information assumes that the transactions comprising the Reorganization, including the Company's issuance of 2,269 shares of common stock and 7,774 shares of new Series A preferred stock, occurred as of March 31, 2002. The pro forma results are based on the historical financial statements of the Company as of March 31, 2002 and for the three and six months ended March 31, 2002.


                                          MARCH 31, 2002
                                         ---------------
   Current assets ......................     $ 70,770
   Noncurrent assets ...................      175,964
   Current liabilities .................       55,968
   Noncurrent liabilities ..............      111,913
   Redeemable preferred stock ..........       31,636
   Stockholders' equity ................       47,217


                                      THREE MONTHS ENDED   SIX MONTHS ENDED
                                        MARCH 31, 2002      MARCH 31, 2002
                                     -------------------- -----------------
   Net revenues ....................       $ 61,884           $ 122,920
   Gross profit ....................         16,608              32,943
   Operating income ................          6,017              11,925
   Net income ......................          2,325               4,486
   Income per share of common stock:
    Basic and Diluted ..............           0.08                0.14

                           TRANSWORLD HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


8.  SUBSEQUENT EVENTS: (CONTINUED)

     The above pro forma results, exclude the following one time and non-recurring adjustments related to the Reorganization:


     o The Company expects to recognize compensation expense of approximately $1,636 on the exchange of 2,550 management's and employees' redeemable shares of TW UK for new shares of the Company's common stock calculated using a net exercise method.

     o The Company expects to recognize a gain of approximately $3,893 on the settlement of accrued and unpaid interest owed to the holders of the Notes of UK Parent in exchange for new shares of the Company's common stock.

     o The Company expects to recognize a charge of approximately $500, net of tax, to reflect the write off of unrecoverable costs related to a proposed initial public offering of the ordinary shares of UK Parent, which was not consummated.

     o The Company expects to recognize a charge of approximately $943 to reflect the write off of deferred costs associated with the Notes of UK Parent issued in 1999, which were exchanged in the Reorganization.


SHARE ISSUANCE:

     On April 22, 2002, the Company issued 684 shares of common stock to Timothy M. Aitken, Chairman and Chief Executive Officer, and 487 shares of common stock to Sarah L. Eames, President and Chief Operating Officer, as a bonus for, among other things, services rendered through the date of issuance. Simultaneously with this issuance, the Company entered into agreements with Mr. Aitken and Ms. Eames in which the Company agreed to provide them (through cash bonuses and loans) with substantially all of the cash necessary for them to pay the income taxes that they are expected to incur as a result of the issuances. Pursuant to these agreements in May 2002, the Company made a cash payment to Mr. Aitken of $1,401 and loaned him $550 and made a cash payment to Ms. Eames of $846 and loaned her $390. In addition, subject to the approval of TW UK's lenders, pursuant to these agreements, TW UK agreed to indemnify Mr. Aitken and Ms. Eames for certain income tax liabilities that they may incur as a result of these share issuances, subject to a maximum amount of $1,000. The Company will recognize an expense of approximately $6,560 related to these transactions in the quarter ended June 30, 2002.


STOCK PURCHASE AGREEMENT:

     On April 22, 2002, the Company entered into a Stock Purchase Agreement with Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P pursuant to which the Company agreed to issue an aggregate of 750 shares of the Company's common stock at a per share purchase price of $4.25 per share. Such shares were issued on April 30, 2002.

     The Company has agreed to register, at its expense, the resale of all of the foregoing shares.

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Transworld Healthcare (UK) Limited


We have audited the accompanying consolidated balance sheets of Transworld Healthcare (UK) Limited as of September 30, 2001, and 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule listed in the accompanying index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transworld Healthcare (UK) Limited at September 30, 2001 and 2000 and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                        /s/ Ernst & Young LLP


London, England
November 19, 2001

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                     SEPTEMBER 30,     SEPTEMBER 30,
                                                                                          2001             2000
                                                                                    ---------------   --------------
                                     ASSETS
Current assets:
 Cash and cash equivalents ......................................................      $ 12,348          $  3,286
 Accounts receivable, less allowance for doubtful accounts of $1,626 and
   $1,076, respectively,.........................................................        27,888            16,471
 Inventories ....................................................................           340             1,054
 Prepaid expenses and other assets ..............................................         6,623             4,839
                                                                                       --------          --------
   Total current assets .........................................................        47,199            25,650
Property and equipment, net .....................................................         5,949             6,072
Restricted cash .................................................................        71,020            17,230
Intangible assets, net ..........................................................       105,542            86,757
Deferred financing costs and other assets .......................................         6,762             4,349
                                                                                       --------          --------
   Total assets .................................................................      $236,472          $140,058
                                                                                       ========          ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ..............................................      $  4,868          $  3,806
 Accounts payable ...............................................................         1,070             2,290
 Accrued expenses ...............................................................        16,189             9,114
 Taxes payable ..................................................................         3,836             2,337
                                                                                       --------          --------
   Total current liabilities ....................................................        25,963            17,547
Long-term debt ..................................................................       137,120            54,669
Notes payable to Immediate Parent ...............................................        38,793            35,008
Deferred income taxes ...........................................................           548               501
Amount owed to Ultimate Parent ..................................................           497               458
                                                                                       --------          --------
   Total liabilities ............................................................       202,921           108,183
                                                                                       --------          --------
Commitments and contingencies (note 10)
Stockholders' equity:
 Common stock:
   ordinary shares 5 pence par value, authorized 50,000 shares, issued 48,000
    shares ......................................................................         3,940             3,940
   A1 shares, 5 pence par value, authorized and issued 1,050 shares .............            83                83
 Additional paid-in capital .....................................................        35,569            35,569
 Accumulated other comprehensive loss ...........................................        (3,319)           (3,966)
 Retained deficit ...............................................................        (2,722)           (3,751)
                                                                                       --------          --------
   Total stockholders' equity ...................................................        33,551            31,875
                                                                                       --------          --------
   Total liabilities and stockholders' equity ...................................      $236,472          $140,058
                                                                                       ========          ========


                See notes to consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                            YEAR ENDED        YEAR ENDED       YEAR ENDED
                                                          SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                               2001              2000             1999
                                                         ---------------   ---------------   --------------
Revenues:
 Flexible staffing services ..........................       $130,719         $102,301          $ 80,169
 Respiratory therapy services ........................          4,461            4,466             4,374
 Ostomy products sales ...............................          2,861           19,528            20,007
                                                             --------         --------          --------
   Total revenues ....................................        138,041          126,295           104,550
                                                             --------         --------          --------
Cost of revenues:
 Flexible staffing services ..........................         90,614           70,292            54,620
 Respiratory therapy services ........................          2,769            2,819             2,716
 Ostomy products sales ...............................          2,167           15,351            14,556
                                                             --------         --------          --------
   Total cost of revenues ............................         95,550           88,462            71,892
                                                             --------         --------          --------
   Gross profit ......................................         42,491           37,833            32,658
Selling, general and administrative expenses .........         28,974           26,878            22,849
Management charge from Ultimate Parent ...............            487              653             1,212
Losses due to sale of subsidiary (Note 3) ............            354
Impairment of long-lived assets (Note 3) .............                           2,727
                                                             --------         --------          --------
   Operating income ..................................         12,676            7,575             8,597
Interest income ......................................          1,419            1,032                77
Interest expense:
 Interest expense--Ultimate Parent ...................                           1,153             5,252
 Interest expense--Immediate Parent ..................          3,435            2,566
 Interest expense--Other .............................          6,585            5,852                 6
                                                             --------         --------          --------
 Total interest expense ..............................         10,020            9,571             5,258
Foreign exchange loss ................................            391
                                                             --------         --------          --------
   Income (loss) before income taxes .................          3,684             (964)            3,416
Provision for income taxes ...........................          2,655            3,282             2,188
                                                             --------         --------          --------
   Net income (loss) .................................       $  1,029         $ (4,246)         $  1,228
                                                             ========         ========          ========


                 See notes to consolidated financial statements

                       TRANSWORLD HEALTHCARE (UK) LIMITED
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                                               ACCUMULATED
                                           COMMON STOCK        ADDITIONAL         OTHER          RETAINED
                                        -------------------      PAID-IN      COMPREHENSIVE      (DEFICIT)
                                         SHARES     AMOUNT       CAPITAL      (LOSS) INCOME      EARNINGS        TOTAL
                                        --------   --------   ------------   ---------------   ------------   ----------
Balance, September 30, 1998 .........    40,000     $3,276       $29,483        $  2,946         $   (733)     $ 34,972
Comprehensive loss:
 Net income .........................                                                               1,228         1,228
 Foreign currency translation
   adjustment .......................                                             (3,351)                        (3,351)
                                                                                --------                       --------
Comprehensive loss ..................                                                                            (2,123)
                                         ------     ------       -------        --------          -------      --------
Balance, September 30, 1999 .........    40,000      3,276        29,483            (405)             495        32,849
Comprehensive loss:
 Net loss ...........................                                                              (4,246)       (4,246)
 Foreign currency translation
   adjustment .......................                                             (3,561)                        (3,561)
                                                                                                               --------
Comprehensive loss ..................                                                                            (7,807)
Issuance of detachable warrants to
 purchase common stock ..............                              2,544                                          2,544
Issuance of common A1 stock .........     1,050         83         1,579                                          1,662
Issuance of common stock ............     8,000        664         1,963                                          2,627
                                         ------     ------       -------        --------          -------      --------
Balance, September 30, 2000 .........    49,050      4,023        35,569          (3,966)          (3,751)       31,875
Comprehensive income:
 Net income .........................                                                               1,029         1,029
 Foreign currency translation
   adjustment .......................                                                647                            647
                                                                                                               --------
 Comprehensive income ...............                                                                             1,676
                                         ------     ------       -------        --------          -------      --------
Balance, September 30, 2001 .........    49,050     $4,023       $35,569        $ (3,319)        $ (2,722)     $ 33,551
                                         ======     ======       =======        ========         ========      ========


                See notes to consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                 YEAR ENDED        YEAR ENDED       YEAR ENDED
                                                               SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                                    2001              2000             1999
                                                              ---------------   ---------------   --------------
Cash flows from operating activities:
 Net income (loss) ........................................      $   1,029         $  (4,246)        $  1,228
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation ...........................................          1,355             1,407            1,253
   Amortization of goodwill ...............................          3,722             3,307            2,626
   Amortization of other intangible assets ................              3               200              270
   Amortization of debt issuance costs ....................          1,117               988
   Provision for doubtful accounts ........................            817               747              819
   Impairment of long-lived assets ........................                            2,727
   Loss due to sale of subsidiary .........................            354
   Interest in kind .......................................          3,964             2,975
   Deferred income taxes ..................................             32                                124
 Changes in assets and liabilities, excluding the effect of
   businesses acquired and sold:
   Accounts receivable ....................................         (6,391)            1,122           (7,823)
   Inventories ............................................           (461)                5              296
   Prepaid expenses and other assets ......................         (1,505)           (1,572)          (1,171)
   Accounts payable .......................................          1,568                79              582
   Accrued expenses and other liabilities .................          1,044               627            3,488
                                                                 ---------         ---------         --------
Net cash provided by operating activities .................          6,648             8,366            1,692
                                                                 ---------         ---------         --------
Cash flows from investing activities:
 Capital expenditures .....................................         (1,244)           (1,418)          (1,889)
 Proceeds from sale of property and equipment .............             20               178               81
 Payments for acquisitions--net of cash acquired ..........        (14,616)          (16,960)          (3,694)
 Proceeds limited to future acquisitions ..................        (52,487)          (18,395)
 Proceeds from sale of business ...........................         12,758
 Payments on acquisitions payable .........................         (2,163)                              (130)
 Purchases of other intangible assets .....................                                               (16)
                                                                 ---------         ---------         --------
Net cash used in investing activities .....................        (57,732)          (36,595)          (5,648)
                                                                 ---------         ---------         --------


                See notes to consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)



                                                                 YEAR ENDED        YEAR ENDED       YEAR ENDED
                                                               SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                                    2001              2000             1999
                                                              ---------------   ---------------   --------------
Cash flows from financing activities:
 Payments for financing fees and issuance costs ...........      $ (2,004)         $  (4,976)        $   (141)
 Proceeds from notes payable ..............................                           34,808
 (Payments to) receipts from Parent company ...............            39            (68,947)           1,448
 Borrowing under acquisition loan .........................        (4,038)             7,092
 Proceeds from long-term debt .............................        72,115             59,348
 Principal payments on long-term debt .....................        (6,550)            (2,185)             (58)
                                                                 --------          ---------         --------
Net cash provided by financing activities .................        59,562             25,140            1,249
                                                                 --------          ---------         --------
Effect of exchange rate on cash ...........................           584              3,777             (326)
                                                                 --------          ---------         --------
Increase (decrease) in cash ...............................         9,062                688           (3,033)
Cash and cash equivalents, beginning of period ............         3,286              2,598            5,631
                                                                 --------          ---------         --------
Cash and cash equivalents, end of period ..................      $ 12,348          $   3,286         $  2,598
                                                                 ========          =========         ========
Supplemental cash flow information:
 Cash paid for interest ...................................      $  5,669          $   4,428         $      7
                                                                 ========          =========         ========
Cash paid for income taxes ................................      $  2,182          $   2,421         $  1,752
                                                                 ========          =========         ========
Supplemental disclosure of non-cash investing and financing
 activities:
   Details of business acquired in purchase transactions:
    Fair value of assets acquired .........................      $ 44,395          $  22,114         $  3,730
                                                                 ========          =========         ========
    Liabilities assumed or incurred .......................      $  6,080          $   1,470         $     36
                                                                 ========          =========         ========
    Cash paid for acquisitions (including related
     expenses) ............................................      $ 18,297          $  19,004         $  3,694
    Cash acquired .........................................         3,681              2,044
                                                                 --------          ---------         --------
    Net cash paid for acquisitions ........................      $ 14,616          $  16,960         $  3,694
                                                                 ========          =========         ========
Issuance of notes payable .................................      $ 20,018
                                                                 ========
Issuance of class A1 common shares of the Company (as
 defined in Note 3) .......................................                        $   1,662
                                                                                   =========


   Additional non-cash activities are disclosed in the notes to the consolidated financial statements.





                See notes to consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


1. BASIS OF PRESENTATION:

     Transworld Healthcare (UK) Limited (the "Company") is a provider of a broad range of health care services and products with operations in the United Kingdom ("U.K."). The Company provides the following services and products: (i) flexible staffing; and (ii) respiratory therapy services.

     Allied Healthcare Group Limited (the "Immediate Parent") owns approximately 97.9% of the ordinary shares of the Company. The Immediate Parent is a wholly owned subsidiary of Transworld Healthcare, Inc. (the "Ultimate Parent").


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


BASIS OF ACCOUNTING:

     The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with United States ("U.S.") generally accepted accounting principals.


REVENUE RECOGNITION:

     Revenues are recognized when services are performed and are recorded net of estimated contractual adjustments based on agreements with third-party payors, where applicable.

     The Company receives a majority of its revenue from the National Health Services (the "NHS") and other U.K. governmental payors. For the years ended September 30, 2001, 2000 and 1999, 61.3%, 60.2% and 54%, respectively, of the
Company's net revenues were attributable to the NHS and other U.K. governmental payor programs.


INCOME TAXES:

     The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred income tax assets and liabilities reflect tax carryforwards and the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under currently enacted tax rates. Deferred tax assets are recorded if future realization is more likely than not.

     Deferred taxes are recorded primarily for depreciation and amortization of intangibles, which are reported in different periods for Federal income tax purposes than for financial reporting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.


IMPAIRMENT OF LONG-LIVED ASSETS:

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value (discounted future cash flows) and carrying value of the asset. Impairment loss on assets to be sold, if any, is based on the estimated proceeds to be received, less estimated costs to sell (See Note 3).


STOCK-BASED COMPENSATION:

     The accompanying consolidated financial statements of the Company have been prepared in accordance with the Accounting Principles Board's Opinion No. 25, "Accounting for Stock Issued to

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

Employees" ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the stock is equal to or less than the amount an employee must pay to acquire the stock as defined. As the Company only issues redeemable shares at or above the quoted market price on the date of the grant, there is no compensation expense recognized in the accompanying consolidated financial statements.


COMPREHENSIVE INCOME:

     Components of comprehensive income include net income and all other non-owner changes in equity, such as the change in the cumulative translation adjustment, unrealized gains and losses on investments. Currency translation is the only item of other comprehensive income impacting the Company.


CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include highly liquid short-term investments purchased with initial maturities of 90 days or less.


RESTRICTED CASH:


     Restricted cash represents cash and cash equivalents, advanced under the Refinancing, available for payment of consideration for a Permitted Acquisition (as defined in the Senior Credit Agreement), including the payment of contingent consideration for completed transactions.



INVENTORIES:

     Inventories, which consist primarily of finished goods, are valued at the lower of cost (determined using a first-in, first-out method) or market.


PROPERTY AND EQUIPMENT:

     Property and equipment, including revenue-producing equipment, is carried at cost, net of accumulated depreciation and amortization. Revenue producing equipment consists of oxygen cylinders and oxygen concentrators. Depreciation for these oxygen cylinders and oxygen concentrators is provided on the straight-line method over their estimated useful lives of twenty and seven years, respectively. Buildings are being depreciated over their useful lives of twenty-five to fifty years and leasehold improvements are amortized over the related lease terms or estimated useful lives, whichever is shorter.


INTANGIBLE ASSETS:

     Intangible assets, consisting principally of goodwill, are carried at cost, net of accumulated amortization. All goodwill is enterprise goodwill and is amortized on a straight-line basis over its estimated useful life.

     The Company's amortization periods for goodwill range from ten to forty years based on the likely period of time over which the related economic benefit will be realized. The Company believes that the estimated goodwill life is reasonable given the continuing movement of patient care to non-institutional settings, increasing demand due to demographic trends, the emphasis of the Company on establishing significant coverage in its local and regional markets, the consistent practice with other alternate site health care companies and other factors.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     At each balance sheet date, or if a significant adverse change occurs in the Company's business, management assesses the carrying amount of enterprise goodwill. The Company measures impairment of goodwill by comparing the future undiscounted cash flows (without interest) to the carrying amount of goodwill. This evaluation is done at the reportable business segment level (primarily by subsidiary). If the carrying amount of goodwill exceeds the future discounted cash flows, the excess carrying amount of goodwill is written off. Factors considered by management in estimating future cash flows include current operating results, the effects of any current or proposed changes in third-party reimbursement or other governmental regulations, trends and prospects of acquired businesses, as well as the effect of demand, competition, market and other economic factors (See Note 3).


RECENT ACCOUNTING PRONOUNCEMENTS:

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141 ("FAS 141"), "Business Combinations", and Statement No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets". The provisions of FAS 141 are effective for business combinations accounted for by the purchase method completed after June 30, 2001. The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. FAS 141 changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. In accordance with the transitional provisions of FAS 142, the Company has not amortized goodwill acquired in business combinations subsequent to June 30, 2001. Upon adoption, the Company expects to eliminate all amortization associated with goodwill which approximated $3,722, $3,307, and $2,626 for the years ended September 30, 2001, 2000 and 1999, respectively. The adoption of FAS 142 will not have a material effect on the Company's consolidated financial position.

     In October 2001, the FASB issued FAS No. 144, "Accounting for Impairment or Disposal of Long-lived Assets." FAS No. 144 supersedes FAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of", and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.


DEFERRED FINANCING COSTS:

     Costs incurred in obtaining long-term financing are amortized over the terms of the long-term financing agreements using the interest method. At September 30, 2001 and 2000, other assets included $6,761 and $4,349 of deferred financing costs net of accumulated amortization of $1,554 and $746, respectively. Amortization of deferred financing costs is included in interest expense in the accompanying Consolidated Statements of Operations.


FOREIGN CURRENCY TRANSLATION:

     The functional currency of the Company is Pounds Sterlings. Assets and liabilities of the Company are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using weighted average exchange rates during the period. Adjustments resulting from the translation process are included as a separate component of stockholders' equity.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


CONCENTRATIONS OF CREDIT RISK:

     Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents and accounts receivable. The Company places its cash equivalents with high credit quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these cash equivalents.

     The Company grants credit without collateral to its patients, who are primarily the National Health Service ("NHS") and U.K. other governmental payers. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable. At September 30, 2001, 77.0% of accounts receivable is due from the NHS and other U.K. governmental payors. The remaining accounts receivable balance is comprised of various other third-party payors and self-pay patients (none of which is greater than 10% of the balance). At September 30, 2000, 64.3% of accounts receivable was due from the NHS and other U.K. governmental payors, with the balance due from various other third-party payors and self-pay patients (none of which comprise greater than 10% of the balance).


FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of those instruments. The estimated fair value of the Company's outstanding borrowings was $181,553 and $94,392 at September 2001 and 2000, respectively, compared to $180,781 and $93,483 total debt outstanding.


USE OF MANAGEMENT'S ESTIMATES:

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for allowance for doubtful accounts, contractual allowance, valuation of inventories, accrued expenses, depreciation and amortization.


3. BUSINESS COMBINATIONS AND DISPOSALS:


COMBINATIONS:

     On September 27, 2001 the Company acquired all of the issued and outstanding shares of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (collectively "Staffing Enterprise"), a London based provider of flexible staffing of specialist nurses and other healthcare professionals to London NHS Trust and independent hospitals. The consideration included $7,100 in cash, $14,800 in demand notes plus an additional sum of up to approximately $30,800 in contingent consideration dependent upon Pre-Tax Profits (as defined in the agreement for sale and purchase) for the fiscal year ended September 30, 2002.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


3. BUSINESS COMBINATIONS AND DISPOSALS: (CONTINUED)

     The following table displays the unaudited pro forma results of operations for the two years ended September 30, 2001 and 2000, as if the acquisition of Staffing Enterprise was completed as of October 1, 1999:




                                      2001           2000
                                 -------------   ------------
                                  (UNAUDITED)     (UNAUDITED)
   Net revenues ..............      $191,936      $ 174,355
   Net income/(loss) .........      $  3,851      $  (1,718)


     The acquisition was accounted for as a purchase business combination. Accordingly, the total cost of the acquisition was preliminarily allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed and incurred. Assets acquired and liabilities assumed were assigned preliminary values of approximately $11,200 and $4,200, respectively, with the remaining portion of approximately $14,900 attributable to goodwill and other identifiable intangible assets. As the acquisition was completed on September 27, 2001, there are no amounts relating to Staffing Enterprise included in the Consolidated Statement of Operations for fiscal 2001.

     In addition to the acquisition of Staffing Enterprise, during fiscal 2001 the Company acquired a total of 11 other flexible staffing agencies for approximately $9,144 in cash and the issuance of $5,720 in demand notes and resulted in the Company recording approximately $13,300 of additional goodwill and other identifiable intangible assets. The transactions include provisions to pay additional amounts, payable in cash, of up to $12,993 in contingent consideration dependent upon future earnings of the acquired entities. These acquisitions were accounted for as purchase business combinations. Amounts available to satisfy commitments for contingent consideration are classified as restricted cash in the accompanying Consolidated Balance Sheet.

     The pro forma results of operations for these acquisitions have not been presented as the amounts are considered immaterial.

     Effective April 1, 2000 the Company acquired all of the issued and outstanding shares of Nightingale Nursing Bureau Limited ("Nightingale"), a primarily London-based provider of registered flexible staffing and care staff to NHS Trust Hospitals and the independent sector, for approximately $15,362, plus an additional sum of up to approximately $5,600 in contingent consideration dependent upon Pre-Tax Profits (as defined in the agreement for sale and purchase) for certain periods ending in 2000 and 2001. As of September 30, 2001, $2,163 of contingent consideration has been earned and paid in cash.

     Approximately $13,691 of the purchase price for this acquisition was paid using cash on hand and funds borrowed under the senior credit facilities with the remaining $1,671 of consideration being paid in 1,050 shares of 5 pence par value class A1 common shares of the Company. The class A1 common shares carry voting rights only, and are not entitled to dividends. Accordingly, the Company has included the results of operations, financial position and cash flows of Nightingale in its consolidated results effective April 1, 2000.

     The total cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed and incurred. Accordingly, assets and liabilities were assigned preliminary values of approximately $3,435 and $2,029, respectively, with the remaining portion of $16,119 attributable to goodwill and other identifiable intangible assets.

     The pro forma results of operations for Nightingale have not been presented as amounts are considered immaterial.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


3. BUSINESS COMBINATIONS AND DISPOSALS: (CONTINUED)


Amcare Ltd.


     On November 22, 2000, the Company sold its subsidiary, Amcare Ltd. ("Amcare"), for approximately $13,826 in cash. In fiscal 2000, the Company recorded a charge for impairment of long-lived assets of approximately $2,727 to reflect the write-down of the carrying value of goodwill, originally acquired with the purchase of Amcare, to its fair value as well as a tax charge of approximately $1,654 to reflect the tax effect of the transaction.

     The Company recorded an additional loss of $354 and realized a foreign exchange loss of $391 in fiscal 2001 as a result of the completion of the transaction.


4. PROPERTY AND EQUIPMENT:

     Major classes of property and equipment, net consist of the following at September 30:



                                                                   2001        2000
                                                                ---------   ---------
   Revenue producing equipment ..............................    $ 6,971     $ 6,534
   Furniture, fixtures and equipment ........................      5,595       4,399
   Land, buildings and leasehold improvements ...............        675         705
                                                                 -------     -------
                                                                  13,241      11,638
   Less, accumulated depreciation and amortization ..........      7,292       5,566
                                                                 -------     -------
                                                                 $ 5,949     $ 6,072
                                                                 =======     =======

     Depreciation and amortization of property and equipment for the years ended September 30, 2001, 2000 and 1999 was $1,355, $1,407 and $1,253,
respectively. The net book value of revenue producing equipment was $4,162 and $4,250 at September 30, 2001 and 2000, respectively.


5. INTANGIBLE ASSETS:

     Intangible assets, net consist of the following at September 30:




                                                  2001         2000
                                              -----------   ----------
   Goodwill ...............................    $116,112      $94,422
   Covenants ..............................                      658
   Other intangible assets ................                      343
                                               -------       -------
                                                116,112       95,423
   Less accumulated amortization ..........      10,570        8,666
                                               --------      -------
                                               $105,542      $86,757
                                               ========      =======


Amortization of intangibles for the years ended September 30, 2001, 2000 and 1999 was $3,725, $3,507 and $2,896, respectively.



6. ACCRUED EXPENSES:

     Accrued expenses consist of the following at September 30:



                                                2001        2000
                                             ---------   ---------
   Payroll and related expenses ..........    $ 9,855     $6,415
   Acquisition related expenses ..........      1,946        254
   Other .................................      4,388      2,445
                                              -------     ------
                                              $16,189     $9,114
                                              =======     ======

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

7. DEBT:

     Outstanding borrowings consist of the following at September 30:


FACILITY                                         2001         2000        INTEREST RATE      FINAL MATURITY
-------------------------------------------   ----------   ----------   -----------------   ---------------
Senior Credit Facilities:
 Term loan A ..............................    $ 35,091     $38,913     LIBOR + 2.25%       Dec. 17, 2005
 Term loan C ..............................      73,720                 LIBOR + 3.5%        Jun. 30, 2007
 Acquisition loan .........................                   6,643     LIBOR + 2.75%       Dec. 17, 2006
                                               --------     -------
   Total Senior Credit Facilities .........     108,811      45,556
Mezzanine Term Loan (1) ...................      13,854      12,920     LIBOR + 7%          Dec. 17, 2007
Notes Payable to Immediate Parent .........      38,793      35,007     9.375%              Dec. 17, 2008
Notes Payable (2) .........................      19,323                 4.00% to 5.50%      Sept. 27, 2003
                                               --------     -------
                                                180,781      93,483
   Less, current maturities ...............       4,868       3,806
                                               --------     -------
                                               $175,913     $89,677
                                               ========     =======


----------
1) Net of unamortized discount of $1,817 and $2,093 as of September 30, 2001 and 2000, respectively.

2)  Net of unamortized discount of $1,141 as of September 30, 2001.

     On December 20, 1999, as amended on September 27, 2001, the Company obtained new financing denominated in pounds sterling. The new financing consists of a senior collateralized term and revolving credit facility (the "Senior Credit Facility"), mezzanine indebtedness (the "Mezzanine Loan") and mirror notes payable to the Company's Immediate Parent (the "Notes").

     Senior Credit Facility. The Senior Credit Facility consists of a (i) $41,283 term loan A, maturing December 17, 2005, (ii) $18,430 acquisition term loan B, maturing December 17, 2006 which may be drawn upon during the first nine years following closing, (iii) per the September 27, 2001 amendment, $73,720 term loan C, maturing June 30, 2007, and (iv) $7,372 revolving facility, maturing December 17, 2005. Repayment of the loans commenced on July 30, 2000 and continues until final maturity. The loans bear interest at rates equal to LIBOR plus 2.25% to 3.50% per annum. As of September 30, 2001, the Company had outstanding borrowings of $108,811 under the Senior Credit Facility and $31,994 in available borrowings. As of September 30, 2001 and 2000, borrowings under the senior credit facilities bore interest at a rate of 6.96% to 8.21% and 8.11% to 8.86%, respectively.

     Subject to certain exceptions, the Senior Credit Facility prohibits or restricts, among other things, the incurrence of liens, the incurrence of indebtedness, certain fundamental corporate changes, dividends (including distributions to Ultimate Parent), the making of specified investments and certain transactions with affiliates. In addition, the Senior Credit Facility contains affirmative and negative financial covenants customarily found in agreements of this kind, including the maintenance of certain financial ratios, such as senior interest coverage, debt to earnings before interest, taxes, depreciation and amortization, fixed charge coverage and minimum net worth.

     The loans under the Senior Credit Facility are collateralized by, among other things, a lien on substantially all of the Company's and its subsidiaries' assets, a pledge of the Company's ownership interest in its subsidiaries and guaranties by the Company's subsidiaries.

     Mezzanine Loan. The Mezzanine Loan is a term loan maturing December 17, 2007 and bears interest at the rate of LIBOR plus 7% per annum, where LIBOR plus 3.5% will be payable in cash, with the remaining interest being added to the principal amount of the loan. The Mezzanine Loan contains other terms and conditions substantially similar to those contained in the Senior Credit

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


7. DEBT: (CONTINUED)

Facility. The lenders of the Mezzanine Loan also received warrants to purchase 2% of the fully diluted ordinary shares of the Company. As of September 30, 2001 and 2000, borrowings under the mezzanine term loan bore interest at a rate of 11.97% and 13.11%, respectively.

     The warrants issued to the mezzanine lenders (the "Mezzanine Warrants") are detachable and can be exercised at any time without condition for an aggregate exercise price of approximately $121. The fair value of the Mezzanine Warrants ($2,338) issued to the mezzanine lenders has been recorded as a discount to the mezzanine loan and is being amortized over the term of the loan using the interest method.

     Notes and Warrants. Notes. A mirror loan note (the "Mirror Note") arrangement is in place between the Company and Immediate Parent. The Immediate Parent has issued an aggregate of $32,860 principal amount of senior subordinated notes to several institutional investors and certain members of management (collectively, the "Investors"), plus equity warrants issued by the Company concurrently with the sale of the Notes (the "Warrants") exercisable for ordinary shares of the Company ("Warrant Shares") representing in the aggregate 27% of the fully diluted ordinary shares of the Company. The Company has issued a Mirror Note in the principal amount of $32,860 to the Immediate Parent. The Mirror Note supports the payment obligations of Immediate Parent under the Notes.

     The Notes bear interest at the rate of 9.375% per annum payable quarterly in cash subject to restrictions contained in the Senior Credit Facility requiring the Immediate Parent to pay interest in-kind through the issuance of additional notes ("PIK Notes") for the first 18 months, with payment of interest in cash thereafter subject to a fixed charge coverage test (provided that whenever interest cannot be paid in cash, additional PIK Notes shall be issued as payment in-kind of such interest). A mirror PIK interest arrangement is also in place between the Company and Immediate Parent and as of September 30, 2001, $5,933 of Mirror PIK Notes has been recorded as additional principal due in the Company's Consolidated Balance Sheet. The Notes and related PIK notes mature nine years from issuance.

     The Immediate Parent will not have the right to redeem the Notes and the PIK Notes except as provided in, and in accordance with the documents governing the issuance of the Notes and Warrants (herein the "Securities Purchase Documents"). The redemption price of the Notes and the PIK Notes will equal the principal amount of the Notes and the PIK Notes plus all accrued and unpaid interest on each.

     The Investors have the right, at their option, to require the Immediate Parent to redeem all or any portion of the Notes and the PIK Notes under certain circumstances and in accordance with the terms of the Securities Purchase Documents. The redemption price of the Notes and the PIK Notes shall be equal to the principal amount of the Notes and the PIK Notes, plus all accrued and unpaid interest on each.

     The Immediate Parent's redemption obligation of the Notes and the PIK Notes is guaranteed by the Company, which guarantee is subordinated to the existing senior indebtedness of the Company to the same extent as the Notes and the PIK Notes are subordinated to senior indebtedness of the Immediate Parent. If the Immediate Parent fails to perform in full its obligations following exercise of the Investors put of Notes and the Company fails to perform its obligations as a guarantor of such obligations, the Investors shall have the right to, among other things, exercise directly (through the voting trust described below) the drag-along rights described without the requirement that the Board of Directors of the Company first take any action.

     Warrants. The Warrants may be exercised, in whole or in part, at any time, unless previously purchased or cancelled upon a redemption of the Notes, at the option of the holders prior to the time

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


7. DEBT: (CONTINUED)

of maturity of the Notes for Warrant Shares representing approximately 27% of the Company's fully diluted ordinary share capital, subject to anti-dilution adjustment as contained in the Securities Purchase Documents.

     The exercise price of the Warrants shall equal the entire principal amount of the Notes (other than PIK Notes and excluding any accrued unpaid interest) for all Warrants in the aggregate and can be exercised for cash or through the tender of Notes (other than PIK Notes) to the Company, whereby the Company shall issue to the Investors the appropriate number of Warrant Shares and pay to the Investors in cash an amount equal to the principal amount of the PIK Notes and all accrued unpaid interest on the Notes and the PIK Notes. In the event that any warrants are exercised by tendering cash, the Immediate Parent shall have the right, at its option (which it intends to exercise), to redeem the aggregate principal amount of Notes equal to the number of warrants so exercised multiplied by the warrant exercise price.

     The Warrants will automatically be exercised for Warrant Shares in the event that the Company consummates a public offering of shares valuing the Investors' ordinary shares of the Company issuable upon a voluntary exercise of the Warrants at or above 2.5x the initial investment.

     The Investors will have the right, at their option, to require the Immediate Parent to purchase all or any portion of the Warrants or the Warrant Shares under certain circumstances and in accordance with the terms of the Securities Purchase Documents. The purchase price of the Warrants shall be equal to the difference, if a positive number, between (i) the fair market value of the Warrant Shares which the Investors have the right to acquire upon exercise of such Warrants and (ii) the exercise price of such Warrants. The purchase price of the Warrant Shares shall be equal to the fair market value of such Warrant Shares.

     The Immediate Parent's purchase obligation of the Warrants is guaranteed by the Company, which guarantee is subordinated to existing senior indebtedness of the Company. If the Immediate Parent fails to perform in full its obligations following exercise of the Investors put of Warrants and the Company fails to perform its obligations as a guarantor of such obligations, the Investors shall have the right to among other things exercise directly through the Voting Trust the drag-along rights without the requirement that the Board of Directors of the Company first take any action.

     If the Immediate Parent fails to perform in full its obligations following exercise of the Investors put of Warrant Shares, the Investor shall have the right to, among other things, exercise directly through the Voting Trust the drag-along rights without the requirement that the Board of Directors of the Company first take any action.

     Following an initial public offering and upon exchange of the Warrants the Investors shall be entitled to two demand rights and unlimited piggyback registrations with respect to the Warrant Shares. The Warrant Shares shall be listed for trading on any securities exchange on which the ordinary shares of the Company are listed for trading.

     All ordinary shares of the Immediate Parent owned by the Ultimate Parent and all ordinary shares of the Company owned by the Immediate Parent will be held in a voting trust for (the "Voting Trust") the benefit of the holders of ordinary shares of the Company and the holders of the Warrants, with the trustee of the trust being obligated to vote the shares held in trust as follows: (i) to elect to the Board of Directors of the Company individuals designated in accordance with the Securities Purchase Documents and on any other matter, pursuant to instructions approved by the required majority of the Board of Directors of the Company as contemplated by the Securities Purchase Documents; and (ii) following the breach by the Immediate Parent and the Company of their obligations to honor an Investor put of Notes, an Investor put of Warrants or an Investor put of

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


7. DEBT: (CONTINUED)

Warrant Shares, the Investors have the right to exercise drag-along rights directly without any action of the Board of Directors of the Company on a transaction to which such drag-along rights apply pursuant to instructions from the Investors. G. Richard Green, a Director of the Company, is the trustee of the Voting Trust. The Voting Trust includes provisions to the effect that under certain circumstances the shares held in trust shall thereafter be voted on all matters, including the election of directors, pursuant to instructions from a majority of those members of the Board of Directors of the Company who are not affiliated or associated with the Ultimate Parent; Hyperion Partners II L.P. (a major shareholder of the Ultimate Parent) or; any of their successors.

     The Articles of Association of the Company and the Securities Purchase Documents provide that neither the Immediate Parent nor the Company will enter into any transaction with or make contributions to the Ultimate Parent or Immediate Parent (except as required by the terms of the Notes, the Warrants or the Warrant Shares) in the form of dividends, fees, re-charges, loans, guarantees or any other benefit, in any form, unless they have been previously agreed upon by all shareholders.

     The Securities Purchase Documents also provide that the Investors will have the benefit of customary shareholder rights for a transaction of this type including, without limitation: (i) pre-emptive rights with respect to new securities; (ii) rights of first refusal with respect to proposed transfers of ordinary shares of the Company; (iii) drag-along rights; (iv) tag-along rights; and (v) the exercise of voting rights by the holders of the Warrants as therein described including the right to elect one director to the Company's Board of Directors. The Securities Purchase Documents also include limitations on the Company's ability to do the following, among others, without the consent of the
Investors: (i) issue additional equity securities of the Company; (ii) pay dividends or make other restricted payments, except as required by the terms of the Notes, the Warrants or the Warrant Shares; (iii) sell, lease or otherwise dispose of assets exceeding specified values; (iv) enter into any transactions with affiliates; (v) amend the Memorandum or Articles of Association; or (vi) merge or consolidate with another entity.

     At September 30, 2001, the Company had outstanding notes payable of $19,323, net of $1,141 of unamortized discount, issued in connection with the acquisition of certain flexible staffing agencies. The notes payable are secured by the Company's senior credit lender which requires the Company to keep an amount on deposit for the sole purpose of repaying the notes payable. These notes bear interest at rates ranging from 4.00% to 5.50% and mature in fiscal 2003.

     Annual maturities of long-term debt for each of the next five years are:




     YEAR ENDING SEPTEMBER 30,
     ---------------------------
     2002 .........................................    $  4,868
     2003 .........................................      25,515
     2004 .........................................       8,257
     2005 .........................................      10,321
     2006 .........................................      27,276
     Thereafter ...................................     104,544
                                                       --------
                                                       $180,781
                                                       ========


     The Company is subject to fluctuating interest rates that may impact its consolidated results of operations or cash flows for its variable rate Senior Credit Facility, Mezzanine Loan and cash equivalents. In accordance with provisions of the Refinancing, on January 25, 2000, the Company

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


7. DEBT: (CONTINUED)

hedged the interest rate (LIBOR cap of 9%) on approximately $41,935 of its floating rate debt in a contract which expires June 30, 2003. The approximate notional amount of the contract adjusts down (consistent with debt maturity) as follows:



     December 31, 2001 ................................    $35,331
     June 30, 2002 ....................................    $32,855
     December 31, 2002 ................................    $30,378


8. INCOME TAXES:

     The provision for income taxes from operations for the years ended September 30, is summarized as follows:


                                                       2001        2000        1999
                                                    ---------   ---------   ---------
   Current:
   Foreign ......................................    $2,623      $3,282      $2,064
   Deferred:
   Foreign ......................................        32                     124
                                                     ------      ------      ------
   Provision (benefit) for income taxes .........    $2,655      $3,282      $2,188
                                                     ======      ======      ======


     Reconciliations of the differences between income taxes computed at the UK statutory tax rates and the consolidated provisions for income taxes on income before income taxes for the years ended September 30 are as follows:


                                                                               2001        2000         1999
                                                                            ---------   ----------   ---------
Income taxes at 30% .....................................................    $1,105       $ (289)     $1,025
Nondeductible amortization and write down of intangible assets ..........     1,453        2,167         869
Valuation allowance .....................................................                   (332)
Tax on sale of Amcare ...................................................                  1,654
Other, net ..............................................................        97           82         294
                                                                             ------       ------      ------
Provision for income taxes ..............................................    $2,655       $3,282      $2,188
                                                                             ======       ======      ======

9. STOCK INCENTIVE PLAN:

     In January 2000, the Company adopted a management incentive plan (the "UK Plan"). Under the UK Plan, a new class of redeemable shares (having a nominal value of 0.01p) in the capital of the Company was created (the "Redeemable Shares"), which are redeemable in the manor described below. Pursuant to the UK Plan 9,800 Redeemable Shares are reserved for issuance. Under the UK Plan the Redeemable Shares may be issued at their nominal value and with an option price set by the Board of Directors of the Company (the "Initial Value"). On March 7, 2000 the Company issued 3,500, 1,800 and 4,200 Redeemable Shares, with an Initial Value of 105p per share, to Mr. Aitken, Ms. Eames and various employees and members of management of the Company and its subsidiaries, respectively. In January 2001 Mr. Aitken received a further 500 Redeemable Shares and in May 2001 Mr. Green received 350, all by transfer of shares previously in issue.

     On July 10, 2000, 120 additional Redeemable Shares were issued to a member of management of the Company and its subsidiaries with an Initial Value of 125p per share. The redemption rights

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


9. STOCK INCENTIVE PLAN: (CONTINUED)

attached to the Redeemable Shares are exercisable at any time during the period commencing on the date of a qualified public offering in the UK and ending 10 years from the date of issuance. The net effect of the exercise of redemption rights is that the holder acquires ordinary shares of the Company at a price per ordinary share equal to the Initial Value. The Redeemable Shares do not carry any dividend or income rights and do not carry any right to vote at general meetings of the Company. All terms associated with the shares are fixed and the market value of an ordinary share of the Company at the date of grant was less than the Initial Values of 105p and 125p. As the redemption rights attached to Redeemable Shares are not exercisable until such time as the Company completes a qualifying public offering in the UK, no compensation expense will be recognized with respect to the Redeemable Shares until such time as the contingences have been resolved.


10. COMMITMENTS AND CONTINGENCIES:


OPERATING LEASES:

     The Company has entered into various operating lease agreements for office space and equipment.

     Future minimum rental commitments required under operating leases that have non-cancelable lease terms in excess of one year as of September 30, 2001 are as follows:




     2002 ...............................................    $  786
     2003 ...............................................       603
     2004 ...............................................       483
     2005 ...............................................       432
     2006 ...............................................       429
     Thereafter .........................................     1,022
                                                             ------
                                                             $3,755
                                                             ======


     Rent expense under non-capitalized, non-cancelable lease agreements for the years ended September 30, 2001, 2000 and 1999 amounted to $1,156, $ 1,533 and $1,100, respectively.

11. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS:


     During the year ended September 30, 2001 the Company operated in two reportable business segments: (i) flexible staffing services, and (ii) respiratory services.

     During the years ended September 30, 2000 and 1999, the Company also operated the Amcare Operations which derived its revenues from the sale of ostomy products.

     The Company uses differences in products and services to identify the reportable segments. The Company evaluates performance and allocates resources based on profit and loss from operations before interest and income taxes. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. Inter segment sales are not material. The following tables present certain financial information by reportable business segments and geographic areas of operations for the years ended September 30, 2001, 2000 and 1999.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


11. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)


                                                               YEAR ENDED SEPTEMBER 30, 2001
                                                    ----------------------------------------------------
                                                     FLEXIBLE     RESPIRATORY
                                                     STAFFING       THERAPY       OSTOMY
                                                     SERVICES      PRODUCTS      PRODUCTS       TOTAL
                                                    ----------   ------------   ----------   -----------
Revenues to unaffiliated customers ..............    $130,719       $4,461        $2,861      $138,041
                                                     ========       ======        ======      ========
Segment operating profit ........................    $ 15,365       $1,143        $  276      $ 16,784
                                                     ========       ======        ======
Corporate expenses ..............................                                               (4,108)
Foreign exchange loss ...........................                                                 (391)
Interest expense, net ...........................                                               (8,601)
                                                                                              --------
 Income before income taxes .....................                                             $  3,684
                                                                                              ========
 Depreciation and amortization ..................    $  2,238       $  530        $   21      $  2,789
                                                     ========       ======        ======
Corporate depreciation and amortization .........                                                2,291
                                                                                              --------
Total depreciation and amortization .............                                             $  5,080
                                                                                              ========
Identifiable assets, September 30, 2001 .........    $ 55,769       $6,535                    $ 62,304
                                                     ========       ======
Corporate assets ................................                                              174,168
                                                                                              --------
Total assets ....................................                                             $236,472
                                                                                              ========
Capital expenditures ............................    $    813       $  400        $   27      $  1,240
                                                     ========       ======        ======
Corporate capital expenditures ..................                                                    4
                                                                                              --------
Total capital expenditures ......................                                             $  1,244
                                                                                              ========

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


11. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)



                                                               YEAR ENDED SEPTEMBER 30, 2000
                                                    ----------------------------------------------------
                                                     FLEXIBLE     RESPIRATORY
                                                     STAFFING       THERAPY       OSTOMY
                                                     SERVICES      PRODUCTS      PRODUCTS       TOTAL
                                                    ----------   ------------   ----------   -----------
Revenues to unaffiliated customers ..............    $102,301       $4,466       $19,528      $126,295
                                                     ========       ======       =======      ========
Segment operating profit ........................    $ 10,765       $1,042       $   578      $ 12,385
                                                     ========       ======       =======
Corporate expenses ..............................                                               (2,083)
Impairment of long-lived assets .................                                               (2,727)
Interest expense, net ...........................                                               (8,539)
                                                                                              --------
Loss before income taxes ........................                                             $   (964)
                                                                                              ========
Depreciation and amortization ...................    $  1,946       $  542       $   174      $  2,662
                                                     ========       ======       =======
Corporate depreciation and amortization .........                                                2,252
                                                                                              --------
Total depreciation and amortization .............                                             $  4,914
                                                                                              ========
Identifiable assets, September 30, 2000 .........    $ 28,487       $5,680       $ 5,509      $ 39,676
                                                     ========       ======       =======
Corporate assets ................................                                              100,382
                                                                                              --------
Total assets ....................................                                             $140,058
                                                                                              ========
Capital expenditures ............................    $    573       $  577       $    50      $  1,200
                                                     ========       ======       =======
Corporate capital expenditures ..................                                                  218
                                                                                              --------
Total capital expenditures ......................                                             $  1,418
                                                                                              ========

                       TRANSWORLD HEALTHCARE (UK) LIMITED
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)


11. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)



                                                               YEAR ENDED SEPTEMBER 30, 1999
                                                    ----------------------------------------------------
                                                     FLEXIBLE     RESPIRATORY
                                                     STAFFING       THERAPY       OSTOMY
                                                     SERVICES      PRODUCTS      PRODUCTS       TOTAL
                                                    ----------   ------------   ----------   -----------
Revenues to unaffiliated customers ..............    $80,169        $4,374       $20,007      $104,550
                                                     =======        ======       =======      ========
Segment operating profit ........................    $ 8,219        $  750       $ 1,374      $ 10,343
                                                     =======        ======       =======
Corporate expenses ..............................                                               (1,746)
Interest expense, net ...........................                                               (5,181)
                                                                                              --------
Income before income taxes ......................                                             $  3,416
                                                                                              ========
Depreciation and amortization ...................    $ 1,414        $  529       $   171      $  2,114
                                                     =======        ======       =======
Corporate depreciation and amortization .........                                                2,035
                                                                                              --------
                                                                                              $  4,149
                                                                                              ========
Identifiable assets, September 30, 2000 .........    $27,323        $6,463       $ 6,047      $ 39,833
                                                     =======        ======       =======
Corporate assets ................................                                               79,012
                                                                                              --------
Total assets ....................................                                             $118,845
                                                                                              ========
Capital expenditures ............................    $   514        $1,141       $   230      $  1,885
                                                     =======        ======       =======
Corporate capital expenditures ..................                                                    4
                                                                                              --------
Total capital expenditures ......................                                             $  1,889
                                                                                              ========


12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


     The following table presents the comparative unaudited quarterly results for the years ended September 30, 2001 and 2000:




2001 QUARTER ENDED               DECEMBER 31,      MARCH 31,     JUNE 30,     SEPTEMBER 30,       TOTAL
----------------------------   ----------------   -----------   ----------   ---------------   -----------
Total revenues .............       $33,065          $31,783      $33,154         $40,039        $138,041
                                   =======          =======      =======         =======        ========
Gross profit ...............       $ 9,956          $ 9,881      $10,263         $12,391        $ 42,491
                                   =======          =======      =======         =======        ========
Net (loss) income ..........       $  (288)(a)      $   425      $   422         $   470        $  1,029
                                   =======          =======      =======         =======        ========


----------
(a) The Company recorded a loss of $354 and realized a foreign exchange loss of $391 as a result of the completion of the Amcare sale transaction.





2000 QUARTER ENDED              DECEMBER 31,     MARCH 31,     JUNE 30,       SEPTEMBER 30,        TOTAL
----------------------------   --------------   -----------   ----------   ------------------   -----------
Total revenues .............       $28,847        $29,604      $33,789         $  34,055         $126,295
                                   =======        =======      =======         =========         ========
Gross profit ...............       $ 8,993        $ 9,244      $10,005         $   9,592         $ 37,834
                                   =======        =======      =======         =========         ========
Net income (loss) ..........       $   318        $   211      $    66         $  (4,841)(a)     $ (4,246)
                                   =======        =======      =======         =========         ========


----------
(a) The Company recorded a charge for impairment of long-lived assets of $2,727. The charge related to the write-down of assets, mainly goodwill, to their fair value for Amcare.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                                 (IN THOUSANDS)


SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS



                COLUMN A                     COLUMN B              COLUMN C                COLUMN D       COLUMN E
----------------------------------------   -----------   -----------------------------   ------------   -----------
                                                             ADDITIONS CHARGED TO
                                                         -----------------------------
                                            BALANCE AT                                                   BALANCE AT
                                            BEGINNING     COST AND          OTHER                          END OF
               DESCRIPTION                  OF PERIOD     EXPENSES        ACCOUNTS        DEDUCTIONS       PERIOD
----------------------------------------   -----------   ----------   ----------------   ------------   -----------
Allowance for Doubtful Accounts:
 Year ended September 30, 2001 .........      $1,076        $817          $   347(A)       $  614(B)       $1,626
 Year ended September 30, 2000 .........      $1,014        $559          $  (142)(A)      $  355(B)       $1,076
 Year ended September 30, 1999 .........      $  454        $819          $    (5)(A)      $  254(B)       $1,014

----------
(A) Assumed in acquisitions and adjustments arising from translation of foreign financial statements to U.S. dollars.

(B)  Doubtful accounts written off, net of recoveries, and sold.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                    MARCH 31,     SEPTEMBER 30,
                                                                                      2002            2001
                                                                                  ------------   --------------
                                                                                   (UNAUDITED)
                                     ASSETS
Current assets:
 Cash and cash equivalents ....................................................     $ 13,477        $ 12,348
 Restricted cash ..............................................................       19,795
 Accounts receivable, less allowance for doubtful accounts of $1,891 and
   $1,626, respectively........................................................       24,272          27,888
 Inventories ..................................................................          375             340
 Prepaid expenses and other assets ............................................        8,340           6,623
                                                                                    --------        --------
    Total current assets ......................................................       66,259          47,199
Property and equipment, net ...................................................        6,634           5,949
Restricted cash ...............................................................       50,167          71,020
Goodwill, net .................................................................      103,796         105,542
Deferred financing costs and other assets .....................................        8,717           6,762
                                                                                    --------        --------
    Total assets ..............................................................     $235,573        $236,472
                                                                                    ========        ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable ................................................................     $ 18,875        $
 Current portion of long-term debt ............................................        5,708           4,868
 Accounts payable .............................................................          974           1,070
 Accrued expenses .............................................................       19,264          16,189
 Taxes payable ................................................................        2,983           3,836
                                                                                    --------        --------
    Total current liabilities .................................................       47,804          25,963
Long-term debt ................................................................      111,360         137,120
Notes payable to Immediate Parent .............................................       39,293          38,793
Deferred income taxes and other long term liabilities .........................          531             548
Amount owed to Ultimate Parent ................................................          119             497
                                                                                    --------        --------
    Total liabilities .........................................................      199,107         202,921
                                                                                    --------        --------
Commitments and contingencies (Note 4)
Stockholders' equity:
Common stock:
   Ordinary shares 5 pence par value; authorized 50,000 shares, issued 48,000
    shares ....................................................................        3,940           3,940
   Class A1 shares, 5 pence par value; authorized and issued 1,050 shares .....           83              83
 Additional paid-in capital ...................................................       35,569          35,569
 Accumulated other comprehensive loss .........................................       (4,434)         (3,319)
 Retained deficit .............................................................        1,308          (2,722)
                                                                                    --------        --------
    Total stockholders' equity ................................................       36,466          33,551
                                                                                    --------        --------
    Total liabilities and stockholders' equity ................................     $235,573        $236,472
                                                                                    ========        ========


           See notes to condensed consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                                         -------------------------   ------------------------
                                                          MARCH 31,     MARCH 31,     MARCH 31,     MARCH 31,
                                                             2002          2001          2002         2001
                                                         -----------   -----------   -----------   ----------
Revenues:
 Flexible staffing ...................................     $56,358       $30,683      $111,773      $59,802
 Respiratory therapy services ........................       1,153         1,100         2,320        2,185
 Ostomy products .....................................                                                2,861
                                                           -------       -------      --------      -------
   Total revenues ....................................      57,511        31,783       114,093       64,848
                                                           -------       -------      --------      -------
Cost of revenues:
 Flexible staffing ...................................      41,664        21,207        82,625       41,441
 Respiratory therapy services ........................         698           695         1,416        1,404
 Ostomy products .....................................                                                2,166
                                                           -------       -------      --------      -------
   Total cost of revenues ............................      42,362        21,902        84,041       45,011
                                                           -------       -------      --------      -------
   Gross profit ......................................      15,149         9,881        30,052       19,837
Selling, general and administrative expenses .........       8,614         6,903        17,031       13,692
Management charge from Ultimate Parent ...............         119           125           237          233
Losses due to sale of subsidiary .....................                                                  354
                                                           -------       -------      --------      -------
   Operating income ..................................       6,416         2,853        12,784        5,558
Interest income ......................................         688           408         1,515          769
Interest expense .....................................       3,059         1,644         6,330        3,368
Interest expense--Immediate Parent ...................         889           752         1,780        1,515
Foreign exchange loss ................................                                                  391
                                                           -------       -------      --------      -------
   Income before income taxes ........................       3,156           865         6,189        1,053
Provision for income taxes ...........................       1,088           441         2,159          917
                                                           -------       -------      --------      -------
   Net Income ........................................     $ 2,068       $   424      $  4,030      $   136
                                                           =======       =======      ========      =======

           See notes to condensed consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                           SIX MONTHS ENDED
                                                                                      --------------------------
                                                                                       MARCH 31,      MARCH 31,
                                                                                          2002          2001
                                                                                      -----------   ------------
Cash flows from operating activities:
 Net income .......................................................................    $  4,030      $     136
 Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Depreciation and amortization .................................................         663          2,478
    Amortization of debt issuance costs ...........................................       1,006            570
    Provision for doubtful accounts ...............................................         523            376
    Interest in kind ..............................................................       2,049          1,808
    Losses on sale of subsidiary ..................................................                        354
 Changes in assets and liabilities, excluding the effect of businesses acquired and sold:
    Decrease (increase) in accounts receivable ....................................       2,199           (506)
    Increase in inventories .......................................................         (47)          (420)
    Increase in prepaid expenses and other assets .................................      (4,818)          (687)
    Increase in accounts payable and other liabilities ............................       2,838          2,039
                                                                                       --------      ---------
       Net cash provided by operating activities ..................................       8,443          6,148
                                                                                       --------      ---------
Cash flows from investing activities:
 Capital expenditures .............................................................      (1,565)          (720)
 Payments for acquisitions--net of cash acquired ..................................        (104)        (1,843)
 Proceeds limited to future acquisitions ..........................................      (1,271)       (10,666)
 Proceeds from sale of business ...................................................                     12,864
 Payments on acquisitions payable .................................................      (1,612)        (2,181)
 Proceeds from sale of property and equipment .....................................          17             12
                                                                                       --------      ---------
       Net cash used in investing activities ......................................      (4,535)        (2,534)
                                                                                       --------      ---------
Cash flows from financing activities:
 Principal payments on long-term debt .............................................      (2,010)        (2,036)
 (Payments to) Receipt from Ultimate Parent .......................................        (378)           217
                                                                                       --------      ---------
       Net cash used in financing activities ......................................      (2,388)        (1,819)
                                                                                       --------      ---------
Effect of exchange rate on cash ...................................................        (391)           277
                                                                                       --------      ---------
Increase (decrease) in cash .......................................................       1,129          2,072
Cash and cash equivalents, beginning of period ....................................      12,348          3,286
                                                                                       --------      ---------
Cash and cash equivalents, end of period ..........................................    $ 13,477      $   5,358
                                                                                       ========      =========
Supplemental cash flow information:
 Cash paid for interest ...........................................................    $  4,643      $   2,624
                                                                                       ========      =========
 Cash paid for income taxes .......................................................    $  2,899      $     174
                                                                                       ========      =========

           See notes to condensed consolidated financial statements.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


1. BASIS OF PRESENTATION:

     Transworld Healthcare (UK) Limited (the "Company") is a provider of a broad range of health care services and products with operations in the United Kingdom ("U.K."). The Company provides the following services and products: (i) flexible staffing; and (ii) respiratory therapy services.

     Allied Healthcare Group Limited (the "Immediate Parent") owns approximately 97.9% of the ordinary shares of the Company. The Immediate Parent is a wholly owned subsidiary of Transworld Healthcare, Inc (the "Ultimate Parent").

     The Company was a provider of ostomy products in the U.K. On November 22, 2000, the Company sold its subsidiary Amcare Limited ("Amcare"), which derived its revenues from the sale of ostomy products. See Note 3.

     The Condensed Consolidated Financial Statements presented herein are unaudited and include all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations of the interim periods pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted. The balance sheet at September 30, 2001 has been derived from the audited consolidated balance sheet at that date, but does not include all information and footnotes required by U.S. generally accepted accounting principals for complete financial statements. Although the Company's operations are not highly seasonal, the results of operations for the three and six months ended March 31, 2002 are not necessarily indicative of the operating results for the full year.


2. COMPREHENSIVE INCOME (LOSS):

     Components of comprehensive income (loss) include net income (loss) and the change in the cumulative translation adjustment. Currency translation is the only item of other comprehensive income (loss) impacting the Company. The following table displays comprehensive income (loss) for the three and six months ended March 31, 2002 and 2001:




                                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                                               MARCH 31,                 MARCH 31,
                                                        -----------------------   -----------------------
                                                           2002         2001          2002         2001
                                                        ---------   -----------   -----------   ---------
Net income ..........................................    $2,068      $    424      $  4,030      $  136
Change in cumulative translation adjustment .........      (598)       (1,473)       (1,115)       (404)
                                                         ------      --------      --------      ------
Comprehensive income (loss) .........................    $1,470      $ (1,049)     $  2,915      $ (268)
                                                         ======      ========      ========      ======

3. BUSINESS COMBINATIONS AND DISPOSALS:

     COMBINATIONS:

     On September 27, 2001 the Company acquired all of the issued and outstanding shares of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited (collectively "Staffing Enterprise"), a London-based provider of flexible staffing of specialist nurses and other healthcare professionals to London National Health Service ("NHS") Trust and independent hospitals. The acquisition was accounted for as a purchase business combination. The results of operations for Staffing Enterprise have been included in the financial statements as of the beginning of the current fiscal year ended September 30, 2002.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


3. BUSINESS COMBINATIONS AND DISPOSALS: (CONTINUED)

     The following table displays the unaudited pro forma results of operations as if the acquisition of Staffing Enterprise was completed as of October 1, 2000. The pro forma results are based on the historical financial statements of the Company and Staffing Enterprise for the three and six months ended March 31, 2001.




                                THREE MONTHS        SIX MONTHS
                                    ENDED             ENDED
                               MARCH 31, 2001     MARCH 31, 2001
                              ----------------   ---------------
Net revenues ..............        $44,418           $89,358
Net income (loss) .........            973             1,174

     The transactions related to the acquisition of Staffing Enterprise and other previous acquisitions of flexible staffing agencies include provisions to pay additional amounts, payable in cash, of up to $42,123 in contingent consideration dependent upon future earnings of the acquired entities. Amounts available to satisfy these commitments are classified as long-term restricted cash in the accompanying Condensed Consolidated Balance Sheet.


DISPOSITIONS:


Amcare Ltd.

     On November 22, 2000, the Company sold Amcare for approximately $13,826 in cash. As a result of the completion of the transaction, the Company recorded an additional loss of $354 and realized a foreign exchange loss of $391 for the three months ended December 31, 2000.


4. COMMITMENTS AND CONTINGENCIES:

     The Company is involved in various legal proceedings and claims incidental to its normal business activities. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows, or results of operations of the Company.


5. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS:

     During the six months ended March 31, 2002 the Company operated in two reportable business segments: (i) flexible staffing services, and (ii) respiratory services.

     During the six months ended March 31, 2001, the Company also operated the Amcare operations which derived its revenues from the sale of ostomy products.

     The Company uses differences in products and services to identify the reportable segments. The Company evaluates performance and allocates resources based on profit and loss from operations before corporate expenses, interest and income taxes.

     The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. Inter-segment sales are not material.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


5. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)

     The following tables present certain financial information by reportable business segments and geographic areas of operations for the three and six months ended March 31, 2002 and 2001.


                                                 THREE MONTHS ENDED MARCH 31, 2002
                                               --------------------------------------
                                                FLEXIBLE     RESPIRATORY
                                                STAFFING       THERAPY
                                                SERVICES      PRODUCTS        TOTAL
                                               ----------   ------------   ----------
Revenues to unaffiliated customers .........    $56,358        $1,153       $ 57,511
                                                =======        ======       ========
Segment operating profit ...................    $ 6,503        $  304       $  6,807
                                                =======        ======
Corporate expenses .........................                                    (391)
Interest expense, net ......................                                  (3,260)
                                                                            --------
Income before income taxes .................                                $  3,156
                                                                            ========



                                                 THREE MONTHS ENDED MARCH 31, 2001
                                               --------------------------------------
                                                FLEXIBLE     RESPIRATORY
                                                STAFFING       THERAPY
                                                SERVICES      PRODUCTS        TOTAL
                                               ----------   ------------   ----------
Revenues to unaffiliated customers .........    $30,683        $1,100       $ 31,783
                                                =======        ======       ========
Segment operating profit ...................    $ 3,619        $  269       $  3,888
                                                =======        ======
Corporate expense ..........................                                  (1,035)
Interest expense, net ......................                                  (1,988)
                                                                            --------
Income before income taxes .................                                $    865
                                                                            ========



                                                    SIX MONTHS ENDED MARCH 31, 2002
                                                ---------------------------------------
                                                 FLEXIBLE     RESPIRATORY
                                                 STAFFING       THERAPY
                                                 SERVICES      PRODUCTS        TOTAL
                                                ----------   ------------   -----------
Revenues to unaffiliated customers ..........    $111,773       $2,320       $114,093
                                                 ========       ======       ========
Segment operating profit ....................    $ 12,904       $  616       $ 13,520
                                                 ========       ======
Corporate expenses ..........................                                    (736)
Interest expense, net .......................                                  (6,595)
                                                                             --------
Income before income taxes ..................                                $  6,189
                                                                             ========
Identifiable assets, March 31, 2002 .........    $ 59,534       $6,864       $ 66,398
                                                 ========       ======
Corporate assets ............................                                 169,175
                                                                             --------
Total assets, March 31, 2002 ................                                $235,573
                                                                             ========

                       TRANSWORLD HEALTHCARE (UK) LIMITED
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


5. OPERATIONS BY BUSINESS SEGMENTS AND GEOGRAPHIC AREAS: (CONTINUED)



                                                           SIX MONTHS ENDED MARCH 31, 2001
                                                -----------------------------------------------------
                                                 FLEXIBLE     RESPIRATORY
                                                 STAFFING       THERAPY       OSTOMY
                                                 SERVICES      PRODUCTS      PRODUCTS        TOTAL
                                                ----------   ------------   ----------   ------------
Revenues to unaffiliated customers ..........    $59,802        $2,185        $2,861       $ 64,848
                                                 =======        ======        ======       ========
Segment operating profit ....................    $ 7,057        $  526        $  276       $  7,859
                                                 =======        ======        ======
Corporate expense ...........................                                                (2,301)
Interest expense, net .......................                                                (4,114)
Foreign exchange loss .......................                                                  (391)
                                                                                           --------
Income before income taxes ..................                                              $  1,053
                                                                                           ========
Identifiable assets, March 31, 2001 .........    $31,959        $6,406        $   --       $ 38,365
                                                 =======        ======        ======
Corporate assets ............................                                                98,227
                                                                                           --------
Total assets, March 31, 2001 ................                                              $136,592
                                                                                           ========


6. IMPACT OF RECENT ACCOUNTING STANDARDS:

     In July 2001, the Financial Accounting Standards Board issued FAS 142, "Goodwill and Other Intangible Assets". The provisions of FAS 142 are effective for fiscal years beginning after December 15, 2001. Under FAS 142, all existing and newly acquired goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Effective October 1, 2001, the Company adopted FAS 142 and suspended the amortization of goodwill. In accordance with the transitional provisions of FAS 142, previously recognized goodwill was tested for impairment. Based on the Company's fair-value analysis of goodwill, the carrying amount of goodwill did not exceed its fair value. Therefore, no impairment to goodwill was recognized.


     The following tables present the changes in the carrying amount of goodwill for the three and six months ended March 31, 2002:





                                              THREE MONTHS ENDED
                                                MARCH 31, 2002
                                             -------------------
Balance at December 31, 2001 .............        $105,072
Goodwill acquired during quarter .........             556
Foreign exchange difference ..............          (1,832)
                                                  --------
Balance at March 31, 2002 ................         103,796
                                                  ========




                                              SIX MONTHS ENDED
                                               MARCH 31, 2002
                                             -----------------
Balance at September 30, 2001 ............        $105,542
Goodwill acquired during year ............           1,704
Foreign exchange difference ..............          (3,450)
                                                  --------
Balance at March 31, 2002 ................        $103,796
                                                  ========


     The amortization expense and net income of the Company for the three and six months ended March 31, 2002, the period of initial application of FAS 142, and for the three and six months ended March 31, 2001 are as follows:

                       TRANSWORLD HEALTHCARE (UK) LIMITED
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


6. IMPACT OF RECENT ACCOUNTING STANDARDS: (CONTINUED)


                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                                                  MARCH 31,               MARCH 31,
                                            ---------------------   ---------------------
                                               2002        2001        2002        2001
                                            ---------   ---------   ---------   ---------
Reported net income .....................    $2,068      $  424      $4,030      $  136
Add back: Goodwill amortization .........        --         959          --       1,827
                                             ------      ------      ------      ------
Adjusted net income .....................    $2,068      $1,383      $4,030      $1,963
                                             ======      ======      ======      ======

     In October 2001, the FASB issued FAS No. 144, "Accounting for Impairment or Disposal of Long-lived Assets." FAS No. 144 supersedes FAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of", and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.


7. SUBSEQUENT EVENTS:


Reorganization

     On April 24, 2002, the Company entered into a Master Reorganization Agreement ("Reorganization Agreement"), with its Ultimate Parent, Immediate Parent and certain investors.

     The following transactions are referred to as the "Reorganization." Under the Reorganization Agreement:

     o Holders of then outstanding redeemable shares of the Company will exchange their redeemable shares for shares of the Ultimate Parent's common stock, using the net exercise method, and receive either 0.1308 or 0.1657 shares of the Ultimate Parent's common stock per redeemable share (depending upon the exercise price of the redeemable share).

     o Holders of ordinary shares of the Company will exchange their ordinary shares for shares of the Ultimate Parent's common stock at an exchange ratio of 2.867 of the Company's UK ordinary shares for every one share of the Ultimate Parent's common stock (which is the equivalent of 0.3488 shares of the Ultimate Parent's common stock for every ordinary share of the Company). This ratio of the Company's securities for the Ultimate Parent's securities is referred to as the "Exchange Ratio."

     o All warrants held by the mezzanine lenders (the "Mezzanine Warrants") of the Company, that were issued in connection with the refinancing 1999, will be exercised for an aggregate of 1,640 ordinary shares of the Company. Each resulting ordinary share will be exchanged for
          0.3488 shares of the Ultimate Parent's common stock. The exercise price for the Mezzanine Warrants may be paid, at the option of the holder, in cash or by reducing the interest that such holder would otherwise receive under the mezzanine loan.

     o Holders of the equity warrants of the Company, that were issued in connection with the refinancing in 1999, will exercise their equity warrants through the tender of the senior subordinated promissory notes of the Immediate Parent (exclusive of accrued and unpaid PIK interest) and receive an aggregate of 22,287 ordinary shares of the Company. Each resulting ordinary share will be exchanged for 0.3488 shares of the Ultimate Parent's new Series A preferred stock.

                       TRANSWORLD HEALTHCARE (UK) LIMITED
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


7. SUBSEQUENT EVENTS: (CONTINUED)


     o Accrued and unpaid interest owed to the holders of the senior subordinated promissory notes (the "Notes") issued by the Immediate Parent in the refinancing in 1999, will be issued funding notes (the "Loan Notes") by the Immediate Parent in the principal amount of the accrued and unpaid interest owed them through June 17, 2002, less amounts which are withheld from certain U.K. residents as withholding taxes, and the funding notes will in turn be exchanged for shares of the Ultimate Parent's common stock at the rate of 0.3488 shares for every (pounds sterling)2.00 of Loan Notes. Interest will accrue on the Notes only through June 17, 2002 (regardless of the date on which the Reorganization is actually consummated) because the new shares of Series A preferred stock will be entitled to receive dividends commencing on June 18, 2002. The new shares of Series A preferred stock are intended to replace the Notes of the Immediate Parent.


     o Lastly, the special voting share of the Company held by Triumph Partners III, L.P. will be exchanged for one ordinary share of the Company. However, since conversion of this ordinary share at the Exchange Ratio would result in 0.3488 shares of the Ultimate Parent's common stock being issued, it has been agreed that, in the Reorganization, the Ultimate Parent will issue zero shares of the its common stock in respect of the ordinary share into which the special voting share has been exchanged.

     For two of the holders of the Notes, Triumph Partners III, L.P. and Triumph III Investors, L.P. (the "Triumph Investors"), it is expected that the Reorganization Agreement will be amended to provide the Triumph Investors with the right to require the Immediate Parent to issue the Loan Notes, and the Ultimate Parent to issue its shares of common stock, to the Triumph Investors' respective successors and assignees. Such issuances may occur after the effective time of the Reorganization, but the amount of the Loan Notes will in all cases be equal to the amount of accrued and unpaid interest on the Notes through June 17, 2002.

     All persons exchanging any shares, warrants or interest payments in the Company or Immediate Parent for Ultimate Parent's common stock or Series A preferred stock are sometimes referred to as the "U.K. Equity Holders."

     Under the rules of the American Stock Exchange, the Reorganization cannot be completed unless the shareholders of the Ultimate Parent approve the Reorganization Agreement and the Reorganization. The Reorganization Agreement and the Reorganization will be voted upon at the Ultimate Parent's annual meeting of shareholders.

     Upon consummation of the Reorganization, the Company expects to incur the following one time and non-recurring adjustments related to the Reorganization:



     o The Company expects to recognize compensation expense of approximately $1,600 on the exchange of 2,550 management's and employees' redeemable shares of the Company for new shares of the Ultimate Parent's common stock calculated using a net exercise method.

     o The Company expects to recognize a gain of approximately $3,900 on the settlement of accrued and unpaid interest owed to the holders of the Notes of Immediate Parent in exchange for new shares of the Ultimate Parent's common stock.

     o The Company expects to recognize a charge of approximately $500, net of tax, to reflect the write off of unrecoverable costs related to a proposed initial public offering of the ordinary shares of Immediate Parent, which was not consummated.

     o The Company expects to recognize a charge of approximately $940 to reflect the write off of deferred costs associated with the Notes of Immediate Parent issued in 1999, which were exchanged in the Reorganization.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                      ANNEX A-1


--------------------------------------------------------------------------------
                         MASTER REORGANIZATION AGREEMENT


                                      AMONG


                          TRANSWORLD HEALTHCARE, INC.,


                        ALLIED HEALTHCARE GROUP LIMITED,


                       TRANSWORLD HEALTHCARE (UK) LIMITED


                                       AND


                           THE INVESTORS NAMED HEREIN



                           DATED AS OF APRIL 24, 2002,
                           AS AMENDED ON MAY 16, 2002

                               (COMPOSITE VERSION)


--------------------------------------------------------------------------------

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                TABLE OF CONTENTS



                                                                                  PAGE
                                                                                -------
ARTICLE I THE REORGANIZATION ................................................    A-1-2
  1.1     The Reorganization ................................................    A-1-2
  1.2     Closing ...........................................................    A-1-4
  1.3     Stamp Duty Charge .................................................    A-1-4
  1.4     Tax Consequences ..................................................    A-1-4
ARTICLE II EFFECT OF THE REORGANIZATION ON THE SECURITIES OF
          TWUK ..............................................................    A-1-4
  2.1     Effect on Securities of TWUK ......................................    A-1-4
ARTICLE III EXCHANGE OF SHARES ..............................................    A-1-5
  3.1     Exchange of TWUK Ordinary Shares for Shares of TWUS Common Stock
          and Preferred Stock ...............................................    A-1-5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CORPORATE
          GROUP .............................................................    A-1-5
  4.1     Existence; Good Standing; Authority; Compliance With Law ..........    A-1-6
  4.2     Authorization, Validity and Effect of Agreements ..................    A-1-7
  4.3     Capitalization ....................................................    A-1-7
  4.4     Subsidiaries ......................................................    A-1-8
  4.5     Other Interests ...................................................    A-1-8
  4.6     No Violation; Consents ............................................    A-1-8
  4.7     SEC Documents .....................................................    A-1-9
  4.8     Litigation ........................................................    A-1-9
  4.9     Absence of Certain Changes ........................................    A-1-9
  4.10    Taxes .............................................................    A-1-9
  4.11    Books and Records .................................................   A-1-10
  4.12    Intellectual Property .............................................   A-1-10
  4.13    Compliance with Applicable Law ....................................   A-1-10
  4.14    No Brokers ........................................................   A-1-11
  4.15    Opinion of Financial Advisor ......................................   A-1-11
  4.16    Insurance .........................................................   A-1-11
  4.17    Definition of TWUS' Knowledge .....................................   A-1-11
  4.18    Disclosure ........................................................   A-1-11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE INVESTORS .................     A-1-11
  5.1     Authority; Compliance With Law ....................................   A-1-11
  5.2     No Violation ......................................................   A-1-12
  5.3     Litigation ........................................................   A-1-12
  5.4     No Brokers ........................................................   A-1-12
ARTICLE VI COVENANTS ......................................................     A-1-12
  6.1     Conduct by TWUS ...................................................   A-1-12

                                                                                            PAGE
                                                                                          -------
ARTICLE VII ADDITIONAL AGREEMENTS ...................................................     A-1-13
   7.1     Meeting of Stockholders ....................................................   A-1-13
   7.2     Other Filings ..............................................................   A-1-14
   7.3     Additional Agreements ......................................................   A-1-14
   7.4     Securities Laws Matters ....................................................   A-1-14
   7.5     Listing Applications .......................................................   A-1-15
   7.6     Access to Information ......................................................   A-1-16
   7.7     Financial and Other Statements .............................................   A-1-16
   7.8     Publicity ..................................................................   A-1-17
   7.9     Tax Matters ................................................................   A-1-17
   7.10    TWUS Board .................................................................   A-1-18
   7.11    Exercise of Mezzanine Warrants .............................................   A-1-18
ARTICLE VIII CLOSING CONDITIONS AND DELIVERIES ......................................     A-1-18
   8.1     Conditions to the Obligations of the Investors to Effect the Reorganization.   A-1-18
   8.2     Deliveries by TWUS to the Investors ........................................   A-1-21
   8.3     Conditions to Obligations of TWUS ..........................................   A-1-22
   8.4     Closing Deliveries by the Investors to TWUS or TWUK ........................   A-1-22
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER ........................................     A-1-23
   9.1     Termination ................................................................   A-1-23
   9.2     Amendment ..................................................................   A-1-24
   9.3     Extension; Waiver ..........................................................   A-1-24
ARTICLE X GENERAL PROVISIONS ........................................................     A-1-24
  10.1     Notices ....................................................................   A-1-24
  10.2     Interpretation .............................................................   A-1-25
  10.3     Non-Survival of Representations, Warranties, Covenants and Agreements ......   A-1-25
  10.4     Miscellaneous ..............................................................   A-1-25
  10.5     Assignment .................................................................   A-1-25
  10.6     Severability ...............................................................   A-1-25
  10.7     Expenses ...................................................................   A-1-25
  10.8     Choice of Law; Consent to Jurisdiction .....................................   A-1-25
  10.9     No Agreement Until Executed ................................................   A-1-26
  10.10    UK Charter Amendment; Consent of Redeemable Shares .........................   A-1-26
ARTICLE XI DEFINITIONS ..............................................................     A-1-26

                         MASTER REORGANIZATION AGREEMENT

     MASTER REORGANIZATION AGREEMENT (the "Agreement"), dated as of April 24, 2002, as amended on May 16, 2002, by and among Transworld Healthcare, Inc., a New York corporation ("TWUS"), Allied Healthcare Group Limited (f/k/a "Transworld Holdings (UK) Limited"), a company incorporated in England and Wales with registered number 3890177 ("AHG"), Transworld Healthcare (UK) Limited, a company incorporated in England and Wales with registered number 3370146 ("TWUK", and, together with TWUS and AHG, the "Corporate Group"), the holders of ordinary shares of TWUK named in EXHIBIT A attached hereto (the "Ordinary Shareholders," and each individually, an "Ordinary Shareholder"), Triumph Partners III, L.P. ("Triumph", which is sometimes referred to herein as the "Special Share Holder"), as the holder of the "Special Share" of TWUK (as such is designated in the Articles of Association of TWUK (the "UK Charter"), the "Special Share"), the holders of redeemable shares of TWUK named in EXHIBIT B attached hereto (the "Redeemable Shareholders," and each individually, a "Redeemable Shareholder"), the holders of equity warrants of TWUK named in EXHIBIT C attached hereto (the "Equity Warrant Holders," and each individually, an "Equity Warrant Holder") and the holders of mezzanine warrants of TWUK named in EXHIBIT D attached hereto (the "Mezzanine Warrant Holders," and each individually, a "Mezzanine Warrant Holder"). The Ordinary Shareholders, Special Share Holder, Redeemable Shareholders, Equity Warrant Holders and Mezzanine Warrant Holders shall be referred to collectively herein as the "Investors."


                                   RECITALS

     WHEREAS, the Board of Directors of TWUS (the "TWUS Board") has approved, in accordance with the New York Business Corporation Law (the "NYBCL"), the reorganization of the Corporate Group pursuant to which TWUK will become a wholly-owned subsidiary of AHG, which is and shall remain a wholly-owned subsidiary of TWUS (the "Reorganization");

     WHEREAS, in connection with the Reorganization, upon the terms and subject to the conditions set forth in this Agreement, holders of ordinary shares, the Special Share, redeemable shares, equity warrants and mezzanine warrants of TWUK issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled, subject to the terms and conditions hereof, to the right to receive shares of common stock of TWUS, par value $0.01 per share (the "TWUS Common Stock"), or preferred stock of TWUS, par value $0.01 per share (the "TWUS Preferred Stock"), as more fully described and as set forth herein;

     WHEREAS, the TWUS Board has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the valuation analysis upon which the exchange ratio between TWUS Common Stock and TWUK Ordinary Shares (as hereinafter defined) will be based in the Reorganization is fair to the stockholders of TWUS, and (B) the Reorganization is in the best interests of TWUS and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated or required by this Agreement and the Reorganization, and to recommend approval and adoption by the stockholders of TWUS of this Agreement and the Reorganization;

     WHEREAS, TWUS and the Investors desire to make certain representations, warranties, covenants and agreements in connection with the Reorganization, and also to prescribe various conditions to the Reorganization;

     WHEREAS, Hyperion Partners II, L.P., Hyperion TW Fund, L.P. and Hyperion TWH Fund LLC (collectively, the "Hyperion Funds") have agreed, as an inducement to the Investors entering into this Agreement, to vote their shares in TWUS in favor of the Reorganization.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, TWUS and the Investors hereby agree as follows:




                                      A-1-1

                                    ARTICLE I

                               THE REORGANIZATION

     1.1 THE REORGANIZATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Corporate Group and the Investors shall consummate the Reorganization, as follows:

         (a) Exchange of Redeemable Shares. The Redeemable Shareholders (other than Timothy Aitken and Sarah Eames) will exchange all of their issued and outstanding redeemable shares of TWUK, of 0.01p each (the "Redeemable Shares"), for shares of TWUS Common Stock with the precise number of shares of TWUS Common Stock to be calculated using a "net exercise" mechanism where (i) the number of shares of TWUS Common Stock to be issued per Redeemable Share will be determined by assuming that the Redeemable Shares are equivalent to a notional number of ordinary shares of TWUK, of 5p each (the "TWUK Ordinary Shares"), calculated as described below and (ii) then by exchanging such notional number of TWUK Ordinary Shares for a number of shares of TWUS Common Stock to be determined by reference to the valuation matrix set forth on EXHIBIT E attached hereto (the "Valuation Matrix"). The notional number of TWUK Ordinary Shares to which each Redeemable Share corresponds shall be calculated using the following formula: number of Notional TWUK Ordinary Shares = 1 - (x/y), where x is the strike price (either 105p or 125p, as applicable) and y is the "value per TWUK Share" set forth under the heading "Determination of TWUS Implied Share Price" in the Valuation Matrix with no cash investment by such Redeemable Shareholders being required. After this exchange the Redeemable Shares will be treated as contemplated by Section 1.1(h) hereof.

         (b) Exchange of TWUK Ordinary Shares. All issued and outstanding TWUK Ordinary Shares held by the Ordinary Shareholders shall be exchanged for a number of shares of TWUS Common Stock to be determined by reference to the Valuation Matrix.

         (c) Conversion of Special Share.

             (i) The Special Share shall be converted, subject to and in accordance with the UK Charter, into one (1) TWUK Ordinary Share, which

             (ii) shall then be exchanged for a number of shares of TWUS Common Stock to be determined by reference to the Valuation Matrix, to which Triumph consents by its signature hereto.

         (d) Exercise of Mezzanine Warrants and Exchange of Warrant Shares. The mezzanine warrants of TWUK (the "Mezzanine Warrants") will be treated as follows:

             (i) the Mezzanine Warrant Holders will exercise the Mezzanine Warrants pursuant to their terms and subscribe for TWUK Ordinary Shares by paying the exercise price thereof ((pound) 82,000 in the aggregate) at the discretion of such holder either (A) in cash, or (B) through the appropriate deductions or appropriate set off to be made in the amount of any accrued and unpaid interest accrued on behalf of such holder by TWUK under the Mezzanine Facility (as defined in the Securities Purchase Agreement (as defined in Section 1.1(f) hereof)) (the "Mezzanine Interest"), and

             (ii) the resulting 1,640,000 issued TWUK Ordinary Shares will be exchanged for a number of shares of TWUS Common Stock determined by reference to the Valuation Matrix.

         (e) Exercise of Equity Warrants and Exchange of Warrant Shares. The equity warrants of TWUK (the "Equity Warrants") will be treated as follows:

             (i) the Equity Warrant Holders will exercise the Equity Warrants pursuant to their terms and the exercise price shall be satisfied bythe tender of the subordinated promissory notes of AHG (the "AHG Notes") (exclusive of accrued and unpaid pay-in-kind interest ("PIK Interest") with respect to such AHG Notes) held by all such Equity Warrant Holders to TWUK, and


                                     A-1-2

             (ii) the resulting 22,286,869 TWUK Ordinary Shares will be exchanged for a number of shares of TWUS Preferred Stock having suchrights, preferences and designations described in the Certificate of Designations relating to the TWUS Preferred Stock, attached hereto as EXHIBIT F (the "Certificate of Designations"), to be determined by reference to the Valuation Matrix.

         (f) Creation and Issuance of Mirror Preferred Stock. AHG will issue to TWUS 7,773,660 shares of a new class of "mirror" preferred shares (the "Mirror Preferred Stock") intended to facilitate, after the Reorganization has been completed, the funding by AHG of cash required to satisfy the terms of the TWUS Preferred Stock (such as upon a conversion or redemption of TWUS Preferred Stock or other liquidation event). This Mirror Preferred Stock is intended to replicate relative to the TWUS Preferred Stock the function of the TWUK mirror notes (the "Mirror Notes") (as described in that certain Securities Purchase Agreement dated December 17, 1999 by and among the Corporate Group and the Purchasers named therein (the "Securities Purchase Agreement")) relative to the AHG Notes. Correspondingly, the Mirror Notes and related provisions of the Securities Purchase Agreement will be amended to allow for the funding by TWUK of cash required to satisfy the terms of the Mirror Preferred Stock in a manner substantially the same as the function of the Mirror Notes currently exists relative to the AHG Notes.

         (g) Payment of PIK Interest. The PIK Interest will be treated in the Reorganization as follows:

             (i) with respect to those holders of AHG Notes who are taxpayers in the United Kingdom (ZRH Nominees (0051) Limited, Orion Nominees Limited, Charles Kernahan, David Johnson, Charles Murphy, and Steve Gullick), by the issuance of funding notes (the "Loan Notes") by AHG to such holders in an amount representing the accrued PIK Interest amount minus UK tax withholding at the required 20% rate, as set forth on the Valuation Matrix, which Loan Notes will thereupon be exchanged for a number of shares of TWUS Common Stock to be determined by reference to the Valuation Matrix. Following such exchange, AHG will satisfy its obligations to TWUS under the Loan Notes by the issue of AHG ordinary shares;

             (ii) with respect to those holders of AHG Notes who are not taxpayers in the United Kingdom (Aitken (English) Company Limited, Tim Aitken, Sarah Eames, Wayne Palladino and BNP Paribas), by the issuance of Loan Notes by AHG to such holders in an amount representing the accrued PIK Interest amount set forth on the Valuation Matrix, which Loan Notes will thereupon be exchanged for a number of shares of TWUS Common Stock to be determined by reference to the Valuation Matrix. Following such exchange, AHG will satisfy its obligations to TWUS under the Loan Notes by the issue of AHG ordinary shares; and

             (iii) with respect to Triumph and Triumph III Investors, L.P. (the "Triumph Investors"), the amount representing accrued PIK Interest on these holders' AHG Notes shall not be paid, but instead shall remain a liability of AHG following the Reorganization, without any further interest accruing thereon (the "Unpaid PIK Interest"). After the Effective Time, each Triumph Investor shall have the assignable right, exercisable at any time or from time to time in whole or in part in its sole discretion, to require AHG to issue to it or its successor(s) or assignee(s) Loan Notes in an aggregate amount equal to its Unpaid PIK Interest. Upon exercise of such right, AHG shall issue the required amount of Loan Notes in the name of the Triumph Investor, or its successor(s) or assignee(s) as instructed by the Triumph Investor, within three (3) business days, which Loan Notes will thereupon be exchanged by TWUS for a number of shares of TWUS Common Stock to be determined by reference to the Valuation Matrix (it being understood and agreed that the number of shares to be received in exchange for such Loan Notes shall be fixed as set forth on the Valuation Matrix and shall not increase or decrease after the Effective Time regardless of whether the value of a share of TWUS Common Stock decreases or increases after such date). Following such exchange, AHG will satisfy its obligations to TWUS under the Loan Notes by the issue of AHG ordinary shares.


                                     A-1-3

         (h) Downstream Contributions; Remaining TWUK Ordinary Shares. Immediately following the exchanges and securities issuances detailed in clauses (a) through (g) above, TWUS shall contribute to AHG all of its right, title and interest in the Redeemable Shares and TWUK Ordinary Shares resulting from the exchange of the Redeemable Shares and TWUK Ordinary Shares (including such TWUK Ordinary Shares resulting from the exercise and exchange of the Mezzanine Warrants and the Equity Warrants) (collectively, the "Contributed Securities") in exchange for consideration consisting of shares of the Mirror Preferred Stock pursuant to Section 1.1(f) hereof. After the Reorganization, AHG will continue to own the 48,000,000 TWUK Ordinary Shares it owned before the Reorganization and will also own the Contributed Securities.

             (i) Consolidation of TWUK Ordinary Shares. Upon completion of the downstream contributions in Section 1.1(h) above, AHG (as sole member of TWUK) shall resolve to alter the nominal value of each TWUK Ordinary Share by consolidating the ordinary shares and amending the memorandum of association and UK Charter accordingly, so that following such consolidation the ordinary share capital of TWUK shall be reduced to a number customary and desirable and as typically found with respect to wholly owned subsidiaries of corporations in the United Kingdom.

     1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Reorganization (the "Closing") will take place at 10:00 a.m. on the date which is five (5) days after the last required condition to Closing set forth in Section 8.1 or 8.3 hereof (other than conditions to Closing to be satisfied concurrent with the Closing) has been satisfied or waived or such other date thereafter on which TWUS and Triumph shall agree (such date on which the Closing actually occurs, the "Closing Date"), at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that the Corporate Group and the Investors shall use their commercially reasonable efforts to cause the Closing to occur on or before the date which is 150 days after the date hereof. The Reorganization shall become effective at the time of the Closing (the "Effective Time").

     1.3 STAMP DUTY CHARGE. It is hereby acknowledged by the parties that (a) the transfer of the Redeemable Shares to TWUS in exchange for TWUS Common Stock pursuant to Section 1.1(a) hereof, the transfer of TWUK Ordinary Shares to TWUS in exchange for TWUS Common Stock pursuant to Sections 1.1(b), (c) and (d) hereof and the transfer of TWUK Ordinary Shares in exchange for TWUS Preferred Stock pursuant to Section 1.1(e) hereof will give rise to a stamp duty charge in the United Kingdom payable by TWUS and (b) the transfer of the Buy-Back Shares (as defined in Section 8.1(u)) to TWUK pursuant to Section 8.1(u) hereof will give rise to a stamp duty charge in the United Kingdom payable by TWUK.

     1.4 TAX CONSEQUENCES. It is intended that the exchanges described in
Section 1.1(a) (but only to the extent that the Redeemable Shares described in Section 1.1(a) constitute issued and outstanding shares of stock of TWUK owned by the holders thereof for United States federal income tax purposes), (b),
(c)(ii), (d)(ii), and (e)(ii) shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


                                   ARTICLE II

            EFFECT OF THE REORGANIZATION ON THE SECURITIES OF TWUK

     2.1 EFFECT ON SECURITIES OF TWUK. As of the Effective Time, by virtue of the Reorganization and without any action on the part of the Investors (other than the exercise of warrants described in subsections (f) and (h) below):

         (a) Each issued and outstanding Redeemable Share of TWUK held by the Redeemable Shareholders (other than Timothy Aitken and Sarah Eames) immediately prior to the Effective Time shall be exchanged for such number of fully paid and nonassessable shares of TWUS Common Stock as determined in accordance with Section 1.1(a).


                                     A-1-4

         (b) Each issued and outstanding TWUK Ordinary Share held by the Ordinary Shareholders immediately prior to the Effective Time shall be transferred to TWUS and represent the right to receive such number of fully paid and nonassessable shares of TWUS Common Stock as determined in accordance with the Valuation Matrix.

         (c) The Special Share held by Triumph immediately prior to the Effective Time shall be converted, subject to and in accordance with the UK Charter, into one (1) TWUK Ordinary Share, which shall then be exchanged for a number of fully paid and nonassessable shares of TWUS Common Stock as determined in accordance with the Valuation Matrix.

         (d) Each issued and outstanding Mezzanine Warrant held by the Mezzanine Warrant Holders immediately prior to the Effective Time shall be converted automatically (upon exercise for cash or Mezzanine Interest by the Mezzanine Warrant Holders in accordance with the provisions of the Mezzanine Warrant) into and represent the right to receive such number of fully paid and nonassessable TWUK Ordinary Shares as determined in accordance with the Valuation Matrix.

         (e) Each TWUK Ordinary Share issued pursuant to subsection (d) above shall be transferred to TWUS and represent the right to receive such number of fully paid and nonassessable shares of TWUS Common Stock as determined in accordance with the Valuation Matrix.

         (f) Each issued and outstanding Equity Warrant held by the Equity Warrant Holders immediately prior to the Effective Time shall be converted automatically (upon exercise through tender of the AHG Notes by the Equity Warrant Holders (exclusive of PIK Interest)) into and represent the right to receive such number of fully paid and nonassessable TWUK Ordinary Shares as determined in accordance with the Valuation Matrix.

         (g) Each TWUK Ordinary Share issued pursuant to subsection (f) above shall be converted automatically into and represent the right to receive such number of fully paid and nonassessable shares of TWUS Preferred Stock as determined in accordance with the Valuation Matrix.

         (h) The PIK Interest with respect to the AHG Notes for all holders of AHG Notes other than the Triumph Investors shall be exchanged into and represent the right to receive that number of fully paid and nonassessable shares of TWUS Common Stock set forth in accordance with the Valuation Matrix.


                                  ARTICLE III

                              EXCHANGE OF SHARES

     3.1 EXCHANGE OF TWUK ORDINARY SHARES FOR SHARES OF TWUS COMMON STOCK AND PREFERRED STOCK. At or prior to the Effective Time, TWUS shall deposit, or TWUS shall otherwise take all steps necessary to cause to be deposited, with American Stock Transfer & Trust Co., its transfer agent (the "Transfer Agent"), certificates representing the shares of TWUS Common Stock and TWUS Preferred Stock to be issued pursuant to Section 2.1 in exchange for those outstanding TWUK Ordinary Shares, Redeemable Shares and for the PIK Interest as described in Section 2.1, plus those shares of TWUS Common Stock to be issued as contemplated pursuant to Section 1.1(g)(iii) to the Triumph Investors.


                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE CORPORATE GROUP

     Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Investors, which shall refer to the relevant Sections of this Agreement (the "Corporate Group Disclosure Schedule"), each entity of the Corporate Group represents and warrants, as to itself only, to the Investors as follows:


                                     A-1-5

     4.1 EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.

         (a) TWUS is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Except as set forth in
     Section 4.1 of the Corporate Group Disclosure Schedule, TWUS is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the current business, results of operations or financial condition of TWUS and the Subsidiaries of TWUS (the "TWUS Subsidiaries") taken as a whole (a "Material Adverse Effect"). TWUS has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

         (b) Each of AHG, TWUK and the material TWUS Subsidiaries that had revenue in excess of $500,000 in 2001 or which holds significant tangible or intangible assets) (the "Material TWUS Subsidiaries"), each of which is set forth in Section 4.1 of the Corporate Group Disclosure Schedule, is a corporation, partnership or limited liability company (or similar entity or association in the case of those Material TWUS Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Material TWUS Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Each of the Material TWUS Subsidiaries has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

         (c) AHG is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. AHG is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of those states of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. AHG has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

         (d) TWUK is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. TWUK is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of those states of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. TWUK has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

         (e) Neither the Corporate Group nor any of the Material TWUS Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which TWUS or any Material TWUS Subsidiary or any of their respective properties or assets is subject, where such violation would reasonably be expected to have a Material Adverse Effect. Each entity of the Corporate Group and each of the Material TWUS Subsidiaries has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its respective businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action would reasonably be expected to have a Material Adverse Effect.


                                     A-1-6

         (f) Copies of the Articles of Association or Certificates of Incorporation, as applicable, and the other charter documents, bylaws, organizational documents and partnership and limited liability company agreements (and in each such case, all amendments thereto) of each of the Material TWUS Subsidiaries have been (or will be as soon as reasonably practicable after the date hereof) made available to Triumph.

     4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each entity of the Corporate Group has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The boards of directors of each entity of the Corporate Group have approved this Agreement and the Reorganization. The TWUS Board has resolved to recommend that the holders of TWUS Common Stock adopt and approve this Agreement at the stockholders' meeting of TWUS to be held in accordance with the provisions of
Section 7.1. In connection with the foregoing, the TWUS Board has taken such actions and votes as are necessary on its part to render the provisions of
Section 912 of the NYBCL and all other applicable takeover statutes under New York state law inapplicable to this Agreement and the Reorganization. The execution by each entity of the Corporate Group of this Agreement and the consummation of the Reorganization has been duly authorized by all requisite corporate action on the part of each entity of the Corporate Group, subject only to (i) the approval of this Agreement by the holders of a majority of the outstanding shares of TWUS Common Stock and (ii) any required approvals by the stockholders of TWUK and AHG in connection with the amendments to the UK Charter and the AHG Charter, respectively, as contemplated by Sections 8.1(0) and (p) hereof. As of the date hereof, all of the directors and executive officers of TWUS have indicated that they presently intend to vote all shares of the TWUS Common Stock which they own to approve this Agreement and the Reorganization at the stockholders' meeting of TWUS to be held in accordance with the provisions of Section 7.1. This Agreement constitutes a valid and legally binding obligation of each entity of the Corporate Group, enforceable against each entity of the Corporate Group in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

     4.3 CAPITALIZATION. The capitalization of each entity of the Corporate Group as of the date of this Agreement is set forth in Section 4.3 of the Corporate Group Disclosure Schedule. All issued and outstanding shares of capital stock of each entity of the Corporate Group are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Corporate Group Disclosure Schedule, no entity of the Corporate Group has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of any entity of the Corporate Group on any matter. Except for the options of each entity of the Corporate Group (all of which have been issued under the applicable stock option plan), and except for the warrants set forth in Section 4.3 of the Corporate Group Disclosure Schedule, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any entity of the Corporate Group to issue, transfer or sell any shares of its capital stock. Section 4.3 of the Corporate Group Disclosure Schedule sets forth a full list of the options of each entity of the Corporate Group, including the name of the person to whom such options have been granted, the number of shares subject to each option, the per share exercise price for each option and the vesting schedule for each option. Except as set forth in Section 4.3 of the Corporate Group Disclosure Schedule, there are no agreements or understandings to which any entity of the Corporate Group or any Material TWUS Subsidiary is a party with respect to the voting of any shares of capital stock of any entity of the Corporate Group or which restrict the transfer of any such shares, nor does any entity of the Corporate Group have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 4.3 of the Corporate Group Disclosure Schedule, there are no outstanding contractual obligations of any entity of the Corporate Group or


                                     A-1-7
any Material TWUS Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of any entity of the Corporate Group or any Material TWUS Subsidiary. Except as set forth in Section 4.3 of the Corporate Group Disclosure Schedule, neither any entity of the Corporate Group nor any Material TWUS Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     4.4 SUBSIDIARIES. Except as set forth in Section 4.4 of the Corporate Group Disclosure Schedule, TWUS owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Material TWUS Subsidiaries. Each of the outstanding shares of capital stock of each of the Material TWUS Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.4 of the Corporate Group Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Material TWUS Subsidiaries is owned, directly or indirectly, by TWUS free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Material TWUS Subsidiary as of the date of this Agreement is set forth in Section 4.4 of the Corporate Group Disclosure
Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it.

     4.5 OTHER INTERESTS. Except as set forth in Section 4.5 of the Corporate Group Disclosure Schedule, neither any entity of the Corporate Group nor any Material TWUS Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     4.6 NO VIOLATION; CONSENTS. Except as specifically provided by this Agreement or except as set forth in Section 4.6 of the Corporate Group Disclosure Schedule, neither the execution and delivery of this Agreement by any entity of the Corporate Group, nor consummation by the Corporate Group of the Reorganization in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Restated Certificate of Incorporation of TWUS (the "TWUS Certificate") or the Restated By-Laws of TWUS (the "TWUS Bylaws"), the TWUK Charter, or the Articles of Association of AHG (the "AHG Charter"). Except as set forth in Section 4.6 of the Corporate Group Disclosure Schedule, the execution and delivery by the Corporate Group of this Agreement and consummation by the Corporate Group of the Reorganization in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of TWUS or the Material TWUS Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which TWUS or any of the Material TWUS Subsidiaries is a party, or by which TWUS or any of the Material TWUS Subsidiaries or any of their properties is bound, except as otherwise would not reasonably be expected to have a Material Adverse Effect. Other than the filings provided for in
Article 7 of this Agreement, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and the consents and approvals set forth in Section 4.6 of the Corporate Group Disclosure Schedule, the execution and delivery of this Agreement by the entities of the Corporate Group do not, and the performance of this Agreement by the entities of the Corporate Group and consummation of the Reorganization do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Material Adverse Effect.


                                     A-1-8

     4.7 SEC DOCUMENTS. TWUS has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to have been filed by it since September 30, 1999 (collectively, the "TWUS SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the TWUS SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of TWUS included in or incorporated by reference into the TWUS SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of TWUS and the TWUS Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of TWUS included in or incorporated by reference into the TWUS SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of TWUS and the TWUS Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of certain notes and to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     4.8 LITIGATION. Except as set forth in Section 4.8 of the Corporate Group Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of TWUS, threatened against TWUS or any of the Material TWUS Subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would
(i) reasonably be expected to have a Material Adverse Effect, (ii) reasonably be expected to materially and adversely affect TWUS' ability to perform its obligations under this Agreement or (iii) reasonably be expected to prevent the consummation of any of the Reorganization.

     4.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the TWUS SEC Reports filed with the SEC between September 30, 2001 and the date of this Agreement, TWUS and the Material TWUS Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to TWUS Common Stock; (ii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by TWUS or any of the Material TWUS Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Reorganization; or (iii) any material change in TWUS' accounting principles, practices or methods.

     4.10 TAXES.

         (a) Each of TWUS and the Material TWUS Subsidiaries (i) has filed all Tax Returns (as defined below) which it was required to file (after giving effect to any filing extension granted by a Governmental Entity (as defined below)) and all such Tax Returns are complete in all material respects, and
     (ii) has paid all Taxes (as defined below) as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not reasonably be expected to have a Material Adverse Effect. None of TWUS and the Material TWUS Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return except where TWUS has established adequate reserves for the payment of the applicable Taxes. The most recent audited financial statements contained in TWUS' Annual Report on Form 10-K for the fiscal year ended September 30, 2001 reflect, to the knowledge of TWUS, an adequate reserve for all material Taxes payable by TWUS and the Material TWUS Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in


                                     A-1-9
     accordance with United States generally accepted in accounting principles ("GAAP"). To the knowledge of TWUS, and except as set forth in Section 4.10 of the Corporate Group Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against TWUS or any of the Material TWUS Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Section 4.10 of the Corporate Group Disclosure Schedule lists all (A) Tax sharing agreements and (B) material agreements for exemptions with Governmental Entities to which TWUS or any of the Material TWUS Subsidiaries is a party.

         (b) AHG is and at all times since December 17, 1999 has been (i) an entity that is disregarded as separate from its owner for U.S. federal income tax purposes as contemplated by Treasury Regulation Section 301.7701-3; and (ii) either directly owned by TWUS or indirectly by TWUS through the voting trust established by the Voting Trust Agreement (as defined below).

         (c) TWUK is and at all times since December 17, 1999 has been a corporation, as defined under Treasury Regulation Section 301.7701-2(b), for U.S. federal income tax purposes. None of TWUS, its Subsidiaries and other affiliates other than AHG owns or at any time has owned shares of stock of TWUK.

         (d) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

         (e) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         (f) For purposes of this Agreement, "Governmental Entity" means any state or federal government or governmental authority or any United States or state court of competent jurisdiction.

     4.11 BOOKS AND RECORDS.

         (a) The books of account and other financial records of TWUS and each of the Material TWUS Subsidiaries are true, complete and correct in all material respects, and are accurately reflected in all material respects in the financial statements included in the TWUS SEC Reports.

         (b) The minute books and other records of TWUS have been made available to Triumph, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the TWUS Board.

     4.12 INTELLECTUAL PROPERTY. To the knowledge of TWUS, TWUS or a Material TWUS Subsidiary is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of TWUS and the Material TWUS Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights, except those the absence of which would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, except as disclosed in the TWUS SEC Reports, there are no claims pending or, to TWUS' knowledge, threatened, that TWUS or any Material TWUS Subsidiary is in violation of any such intellectual property right of any third party which would reasonably be expected to have a Material Adverse Effect, and, to TWUS' knowledge, no third party is in violation of any intellectual property rights of TWUS or any Material TWUS Subsidiary which violation would reasonably be expected to have a Material Adverse Effect.

     4.13 COMPLIANCE WITH APPLICABLE LAW. TWUS and the Material TWUS Subsidiaries are in compliance with all applicable environmental, labor, and employee benefit, including pension and retirement, laws except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.13 of the Corporate Group Disclosure



                                     A-1-10

Schedule, each of TWUS and each of the Material TWUS Subsidiaries has all permits and authorizations necessary for the lawful conduct of its respective business, including any required by the Food and Drug Administration or by local laws, for the lawful conduct of its business under and pursuant to all, and has complied with and is not in violation or default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity (as defined herein) relating to TWUS or such Material TWUS Subsidiary, as the case may be, and has no notice of, any violation of any of the above, except in all cases, for such failures to comply with, violations or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     4.14 NO BROKERS. Neither TWUS nor any of the TWUS Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Reorganization, except that TWUS has retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as its financial advisor in connection with the Reorganization. Other than the foregoing arrangements, TWUS is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the consummation of the Reorganization.

     4.15 OPINION OF FINANCIAL ADVISOR. On March 14, 2002, the TWUS Board received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of that date, the exchange ratio set forth on the Valuation Matrix, was fair to the holders of TWUS Common Stock (excluding the Hyperion Funds) from a financial point of view, and such opinion has been confirmed as of a date not more than three (3) days prior to the execution of this Agreement.

     4.16 INSURANCE. TWUS and the Material TWUS Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Each insurance policy to which TWUS or any of the Material TWUS Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the Reorganization. Neither TWUS nor any of the Material TWUS Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by TWUS or any of the Material TWUS Subsidiaries or would permit termination, modification or acceleration, under such policies; and TWUS has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

     4.17 DEFINITION OF TWUS' KNOWLEDGE. As used in this Agreement, the phrase "to the knowledge of TWUS" or any similar phrase means the knowledge of those individuals identified in Section 4.17 of the Corporate Group Disclosure Schedule.

     4.18 DISCLOSURE. No representation or warranty of TWUS contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Investors pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE V


                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to TWUS, which shall refer to the relevant Sections of this Agreement (the "Investors Disclosure Schedule"), each Investor, severally and not jointly, represents and warrants to the Corporate Group as to itself as follows:

     5.1 AUTHORITY; COMPLIANCE WITH LAW. Such Investor has full right, power and authority to enter into this Agreement and consummate the Reorganization. This Agreement has been duly authorized,


                                     A-1-11
executed and delivered by such Investor and constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

     5.2 NO VIOLATION. The execution, delivery and performance by such Investor of this Agreement and the consummation of the Reorganization do not and will not conflict with or result in any breach or violation of any material agreement to which such Investor is a party or is otherwise bound or subject and do not and will not result in any violation of the organizational documents of such Investor or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Investor or any of its properties, except where the violation would not have a material adverse effect on the current business, results of operations or financial condition of such Investor.

     5.3 LITIGATION. Except as set forth in Section 5.3 of the Investors Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of such Investor, threatened against such Investor, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would (i) reasonably be expected to materially and adversely affect such Investor's ability to perform its obligations under this Agreement or (ii) reasonably be expected to prevent the consummation of any of the Reorganization.

     5.4 NO BROKERS. Such Investor has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any Corporate Group entity to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Reorganization.


                                  ARTICLE VI


                                   COVENANTS

     6.1 CONDUCT BY TWUS. Prior to the Effective Time, except as specifically permitted by this Agreement, unless a Majority in Interest (as defined below) of the Investors have consented in writing thereto, TWUS shall use commercially reasonable efforts to, and shall cause each TWUS Subsidiary to use commercially reasonable efforts to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, prior to the Effective Time, except as specifically permitted by this Agreement or as set forth in Section
6.1 of the Corporate Group Disclosure Schedule, neither TWUS nor any Material TWUS Subsidiary shall (except as expressly permitted by this Agreement or to the extent a majority in interest of the Investors (as determined by calculation of the Investors' pro forma equity ownership position in TWUS with respect to equity to be received solely pursuant to the Reorganization, with TWUS Preferred Stock being calculated on an "as converted" basis) (a "Majority in Interest") shall otherwise consent in writing):

         (a) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or other distributions declared, set aside or paid by any wholly-owned Material TWUS Subsidiary consistent with past practice), (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (c) and except pursuant to TWUS' stock repurchase program (to the extent publicly disclosed on the date of this Agreement), and except for the acquisition of shares of TWUS Common Stock from holders of TWUS Options in full or partial payment of the exercise price payable by such holders upon exercise of TWUS Options;


                                     A-1-12

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), other than the issuance of shares of TWUS Common Stock upon the exercise of TWUS Options in accordance with their present terms;

         (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to TWUS or any of the Material TWUS Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof;

         (d) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon, other than in the ordinary course of business consistent with prior practice, except, in each such case, pursuant to credit facilities in existence on the date hereof;

         (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice, or (B) in connection with the transactions contemplated by this Agreement;

         (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Triumph prior to any such change);


         (g) except as required by law, (A) enter into, adopt, amend or terminate any benefit plan of TWUS other than the adoption of the Transworld Healthcare, Inc. 2002 Stock Option Plan, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between TWUS or any of the TWUS Subsidiaries and one or more of their directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any benefit plan of TWUS or arrangement as in effect as of the date hereof;

         (h) adopt any amendments to the TWUS Certificate or the TWUS Bylaws, except as expressly provided by the terms of this Agreement;

         (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive TWUS Subsidiaries);

         (j) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000; or


         (k) enter into an agreement to take any of the foregoing actions.


                                  ARTICLE VII


                             ADDITIONAL AGREEMENTS

     7.1 MEETING OF STOCKHOLDERS. Following execution of this Agreement, TWUS will take all action necessary in accordance with applicable law, the TWUS Certificate and the TWUS Bylaws to convene a meeting of its stockholders (the "Stockholder Meeting") as promptly as practicable to consider and


                                     A-1-13
vote upon the approval of this Agreement and the Reorganization. The proxy statement of TWUS related to the Stockholder Meeting shall contain the recommendation of the TWUS Board, that its stockholders approve this Agreement and the Reorganization. TWUS, subject to and in accordance with applicable law, shall use its reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the Proxy Statement (as hereinafter defined) contained in the Registration Statement (as hereinafter defined) to its stockholders.

     7.2 OTHER FILINGS. As promptly as practicable, TWUS (and with respect to filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), any applicable Investor) shall properly prepare and file any other filings required under federal or state law relating to the Reorganization (including filings, if any, required under the HSR Act (collectively, "Other Filings"). TWUS shall promptly notify Triumph of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Entity or official, and shall supply Triumph with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and any other appropriate Governmental Entity, on the other hand, with respect to any Other Filings. TWUS (and with respect to filings, if any, required under the HSR Act, any applicable Investor) hereby shall use all commercially reasonably efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission, if applicable, or any other Governmental Entity for the transactions contemplated hereby. TWUS shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Other Filings. The Investors shall prepare and furnish such information relating to such Investors and otherwise cooperate with TWUS as may be reasonably requested by TWUS in connection with the Other Filings, and the Investors, and their legal, financial and accounting advisors, shall have the right to review in advance any such Other Filings prior to filing.

     7.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which any entity of the Corporate Group or any TWUS Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Reorganization, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Reorganization, and to effect all necessary registrations and Other Filings, if any, and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligations of TWUS to use all "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of TWUS and the Investors shall use all commercially reasonable efforts to take all such necessary action.

     7.4 SECURITIES LAWS MATTERS.

         (a) TWUS agrees to prepare and file a Registration Statement on Form S-4 (the "Registration Statement") or other applicable form with the SEC in connection with the issuance of TWUS Common Stock (including TWUS Common Stock into which the issued TWUS Preferred Stock will be convertible) in the Reorganization, including a proxy statement (the "Proxy Statement") in definitive form relating to the Stockholder Meeting, which Proxy Statement shall be part of and included in the prospectus (the "Prospectus") filed as a part of the Registration Statement by TWUS relating to the offering of TWUS Common Stock pursuant to


                                     A-1-14
     the terms of this Agreement. The Investors shall prepare and furnish such information relating to such Investors as may be reasonably requested by TWUS in connection with the above-referenced documents, and the Investors, and their legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. TWUS agrees to use its reasonable best efforts to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as practicable after the date hereof. TWUS agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. TWUS also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, TWUS shall promptly mail, at its expense, the Proxy Statement to its stockholders.

         (b) Each of TWUS and the Investors agree that none of the information supplied or to be supplied by it or them for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of TWUS and the Investors further agree that if any of such parties shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

         (c) TWUS agrees to advise Triumph, promptly after TWUS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of TWUS Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent TWUS is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (d) TWUS agrees to take all necessary action to amend the Registration Statement to serve as a resale registration statement on Form S-3 (the "Resale Registration Statement") for the benefit of those holders of TWUS Common Stock and TWUS Preferred Stock who could be deemed to be "affiliates" of TWUS, as such term is applied with respect to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") (including, without limitation Triumph), such that these "affiliates" will not be subject to restriction on the resale of TWUS Common Stock, and to keep the Resale Registration Statement effective after such Resale Registration Statement is declared effective by the SEC. The obligations of TWUS with respect to the Resale Registration Statement are set forth in that certain Registration Rights Agreement substantially in the form attached hereto as EXHIBIT G (the "Registration Rights Agreement"), and TWUS hereby covenants to comply with those obligations, including without limitation Section 2(a) thereof, whether or not the Registration Rights Agreement is executed prior to Closing.

     7.5 LISTING APPLICATIONS.

         (a) TWUS shall promptly prepare and submit to the American Stock Exchange (the "AMEX") all reports, applications and other documents that may be necessary or desirable to enable all of the shares of TWUS Common Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the AMEX.


                                     A-1-15

         (b) TWUS shall as promptly as practicable prepare and submit to the United Kingdom Listing Authority (the "UKLA") and the London Stock Exchange (the "LSE"), as applicable, all reports, applications and other documents that may be necessary or desirable to enable all of the shares of TWUS Common Stock that have been issued at the Effective Time to be listed for trading on the LSE, and will use its commercially reasonable efforts to obtain the listing of such shares prior to the Closing.

     7.6 ACCESS TO INFORMATION.

         (a) From the date hereof until the Effective Time, TWUS shall, and shall cause each of the Material TWUS Subsidiaries and each of their officers, employees and agents to, afford to Triumph or its officers, employees or agents (the "Representatives") complete access at all reasonable times during normal business hours, upon reasonable prior notice to TWUS, to TWUS' properties, books, records and contracts, and shall furnish to the Investors or their Representatives such financial, operating and other data and information as they may reasonably request that is in TWUS' possession or under its control, or that can reasonably be prepared or produced by TWUS or a TWUS Material Subsidiary without undue cost or expense.

         (b) Notwithstanding the foregoing, TWUS shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (c) All information and all copies thereof furnished by TWUS to the Investors or their Representatives (the "Confidential Information") shall be treated as the sole property of TWUS and, if this Agreement terminates, the Investors shall, upon request of TWUS, return to TWUS or destroy all such Confidential Information, and all copies thereof, that is in written or other tangible form. The Investors shall, and shall use commercially reasonable efforts to cause their Representatives to, keep confidential all such Confidential Information, and shall not directly or indirectly use such information for any competitive or commercial purpose or any other purpose other than the consummation of the transactions contemplated hereby. Confidential Information shall not include information which was independently known by the Investors prior to such disclosures by TWUS or any information which is discovered from other sources generally known or available to the public; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, TWUS.

         (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     7.7 FINANCIAL AND OTHER STATEMENTS. Notwithstanding anything contained in this Section 7.7, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, TWUS shall also provide to Triumph (acting as a representative on behalf of all the Investors) the following documents and information:

         (a) As soon as reasonably available, but in no event more than three
     (3) days after filing with the SEC, all reports that are required to be filed by TWUS under the Exchange Act.

         (b) Promptly upon receipt thereof, TWUS will furnish to Triumph (acting as a representative on behalf of all the Investors) copies of all internal control reports submitted to TWUS by independent accountants in connection with each annual, interim or special audit of the books of TWUS made by such accountants.

         Triumph shall be entitled to forward to any other Investor any documents and/or other information it receives from TWUS pursuant to this
     Section 7.7, which transmission in and of itself shall not be deemed a violation by Triumph of Section 7.6(c) hereof, and any such Investor shall be bound by Section 7.6(c) with respect thereto.


                                     A-1-16

     7.8 PUBLICITY. TWUS shall consult with Triumph (acting as a representative on behalf of all the Investors) before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of Triumph, which consent shall not be unreasonably withheld or delayed; provided, however, that TWUS may, without the prior consent of Triumph issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used all commercially reasonable efforts to consult with Triumph and to obtain Triumph's consent but has been unable to do so in a timely manner.

     7.9 TAX MATTERS.

         (a) None of the members of the Corporate Group, the Investors, and any of their respective subsidiaries and other affiliates shall take any action, or fail to take any action, that would cause the exchanges set forth in Section 1.1(a), (b), (c)(ii), (d)(ii), and (e)(ii) (collectively, the "Tax-Free Exchanges") not to qualify as a "B" reorganization within the meaning of Section 368(a)(1)(B) of the Code.

         (b) Without limiting the foregoing Section 7.9(a):

             (i) none of the members of the Corporate Group, the Investors, and any of their respective subsidiaries and other affiliates will file any Tax Return or take any position inconsistent with the treatment of the Tax-Free Exchanges as a "B" reorganization within the meaning of
         Section 368(a)(1)(B) of the Code;

             (ii) each of the members of the Corporate Group, the Investors and their respective subsidiaries and other affiliates will comply with the record keeping and information reporting requirements set forth in Treasury Regulations Section 1.368-3;

             (iii) each of the members of the Corporate Group, their subsidiaries and other affiliates covenant that AHG will at all times during the two-year period commencing with the Closing Date continue to be an entity that is disregarded as separate from its owner for U.S. federal income tax purposes as contemplated by Treasury Regulations
         Section 301.7701-3;

             (iv) each of the members of the Corporate Group, their subsidiaries and other affiliates covenant that TWUK will at all times during the two-year period commencing with the Closing Date continue to be a corporation, as defined under Treasury Regulations Section 301.7701-2(b), for U.S. federal income tax purposes;

             (v) each of the members of the Corporate Group, their subsidiaries and other affiliates covenant that the voting trust established pursuant to the Voting Trust Agreement will at all times during the two-year period commencing with the Closing Date continue to be either an entity that is disregarded as separate from its owner as contemplated by Treasury Regulations Section 301.7701-3 or a grantor trust for U.S. federal income tax purposes;

             (vi) each of the members of the Corporate Group, their subsidiaries and other affiliates covenant that TWUS will legally and beneficially own 100% of the stock of TWUK immediately after the consummation of the Reorganization either directly or indirectly through AHG and the voting trust established by the Voting Trust Agreement, and TWUS shall at all times during the two-year period commencing with the Closing Date retain control of TWUK within the meaning of Code Section 368(c)(1);

             (vii) on or prior to the Closing Date, none of TWUS, any of its Subsidiaries or other affiliates (including, without limitation, AHG) will acquire any shares of stock of TWUK other than pursuant to the terms of this Agreement;

             (viii) each of the members of the Corporate Group, their subsidiaries and other affiliates covenant that TWUS will treat itself for U.S. federal income tax purposes as the direct owner of the shares of TWUK beneficially owned by AHG and legally owned by the voting trust


                                     A-1-17
         established by the Voting Trust Agreement during the two-year period commencing with the Closing Date, and shall not file any Tax Returns relating to such two-year period, including amended Tax Returns, inconsistent with such treatment; and

             (ix) TWUK solely shall pay the purchase price of the Buy-Back Shares and the expenses required to be paid by Section 10.7 hereof; such purchase price and expenses shall be paid out of the operating cash flow and cash balances of TWUK; TWUK shall not borrow any amounts or otherwise incur any indebtedness for the purpose of or in connection with the paying of any such purchase price, expenses and taxes; and TWUK shall not be reimbursed, directly or indirectly, by TWUS or any of the Subsidiaries or other affiliates of TWUS (including, without limitation, AHG) for any such purchase price and expenditures.

         (c) TWUS and AHG represent and warrant that, at all times since December 17, 1999, (i) none of TWUS, any of its Subsidiaries and other affiliates (including, without limitation, AHG but excluding TWUK) has acquired stock of TWUK other than directly from TWUK in connection with the formation of TWUK; (ii) TWUK acquired shares of its own stock, if any such acquisitions have occurred, solely with consideration attributable to its own operating cash flow and cash balances and not with consideration attributable to a loan or other indebtedness or capital contribution to TWUK; and (iii) TWUS has treated itself for U.S. federal income tax purposes as the direct owner of the shares of TWUK beneficially owned by AHG and legally owned by the voting trust established pursuant to the Voting Trust Agreement, and the voting trust established pursuant to the Voting Trust Agreement has at all times been either an entity that is disregarded as separate from its owner as contemplated by Treasury Regulations Section 301.7701-3 or a grantor trust for U.S. federal income tax purposes.

         (d) None of the members of the Corporate Group, the Investors, and any of their respective subsidiaries and other affiliates is aware of any fact that would cause the Tax-Free Exchanges not to qualify as a "B" reorganization within the meaning of Section 368(a)(1)(B) of the Code.

         (e) Each of the members of the Corporate Group, their Subsidiaries and other affiliates represents and warrants that it has no present plan or intention to take any actions or fail to take any actions that would cause the covenants set forth in Section 7.9(b)(iii) through (vi) and (viii) to be violated as if such covenants were not limited to the two-year period therein.

         (f) None of the members of the Corporate Group, any of its Subsidiaries or other affiliates has acquired stock of TWUK in anticipation or contemplation of or with a view to facilitating the Tax-Free Exchanges.

         (g) Each of the members of the Corporate Group, the Investors and their respective subsidiaries and other affiliates shall treat (i) the Redeemable Shares described in Section 1.1(a) as options for United States federal income tax purposes; and (ii) the Redeemable Shares owned by Timothy Aitken and Sarah Eames designated as Buy-Back Shares as compensatory non-qualified stock options for United States federal income tax purposes.

     7.10 TWUS BOARD. TWUS shall take all necessary actions to cause, effective as of the Closing, the TWUS Board to initially consist of those persons listed on EXHIBIT H; provided, however, that provisions shall be made such that Frederick S. Moseley IV shall not join the TWUS Board until two (2) days following the Closing Date.

     7.11 EXERCISE OF MEZZANINE WARRANTS. The entities of the Corporate Group, to the extent applicable, will take all commercially reasonable efforts to facilitate the utilization of the Mezzanine Interest in satisfaction of the exercise price of the Mezzanine Warrants as contemplated by Section 1.1(d), including, without limitation, seeking to effect any necessary adjustments, amendments or changes to the Mezzanine Facility and the Mezzanine Warrants.

                                 ARTICLE VIII

                       CLOSING CONDITIONS AND DELIVERIES

     8.1 CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS TO EFFECT THE REORGANIZATION. The obligations of the Investors to effect the Reorganization shall be subject to the fulfillment or waiver, where permissible, by a Majority in Interest of the Investors at or prior to the Closing Date, of each of the following conditions:


                                     A-1-18

         (a) Reorganization. Each entity of the Corporate Group shall have taken all steps required hereunder to concurrently complete the Reorganization in accordance with Section 1.1 hereof.

         (b) Stockholder Approval. This Agreement and the Reorganization shall have been approved by the requisite vote of the stockholders of TWUS.

         (c) Form S-4. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or, to the knowledge of TWUS or the Investors, threatened by the SEC. The Resale Registration Statement shall have been filed with the SEC and the Company shall have used all commercially reasonable efforts to have it declared effective under the Securities Act before the Closing. If the Resale Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Resale Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or, to the knowledge of TWUS or the Investors, threatened by the SEC.

         (d) Board of Directors of TWUS. TWUS shall have taken all necessary actions to cause the TWUS Board, as of the Closing, to initially consist of those persons listed on EXHIBIT H.

         (e) Amendment to Voting Trust Agreement. The Corporate Group shall have taken all necessary actions to amend that certain Voting Trust Agreement, by and among the Corporate Group, the Investors listed therein and the Trustee named therein, dated as of December 17, 1999 (the "Voting Trust Agreement"), as described in Section 8.2(o) hereof (the "Voting Trust Agreement Amendment").

         (f) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Reorganization illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of the Reorganization.

         (g) Listing. TWUS shall have obtained the approval for the listing of the shares of TWUS Common Stock issuable in the Reorganization and upon conversion of the TWUS Preferred Stock on the AMEX and the LSE, subject to official notice of issuance; provided, however, that the condition to obtain the approval with respect to the LSE will be deemed satisfied if TWUS has used commercially reasonable efforts to obtain such listing in accordance with Section 7.5(b) hereto.

         (h) Consents, Approvals, Etc. Each consent, approval or waiver indicated by an asterisk to be an "Investor Closing Condition" in Section
     4.6 of the Corporate Group Disclosure Schedule shall have been obtained.

         (i) Representations and Warranties. Those representations and warranties of the Corporate Group set forth in this Agreement which are qualified by materiality or a Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Corporate Group set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

         (j) Performance of Obligations of the Corporate Group. Each entity of the Corporate Group shall have performed all of its obligations required to be performed by it under this Agreement


                                     A-1-19
     prior to the Closing, including, without limitation, the covenants contained in Articles VI and VII hereof, except where any failure to perform would, individually or in the aggregate, not materially impair or significantly delay the ability of TWUS to consummate the Reorganization.

         (k) Absence of TWUS Changes. From the date of this Agreement through the Closing Date, there shall not have occurred any change concerning TWUS or any of the TWUS Subsidiaries that has had a Material Adverse Effect (other than any changes (i) generally affecting the industries in which TWUS operates, including changes due to actual or proposed changes in law or regulations, (ii) that are related to a general drop in stock prices in the United States resulting from political or economic turmoil, or (iii) that are related to or result from the announcement or pendency of the Reorganization, including disruptions to TWUS' business or the TWUS Subsidiaries' businesses, and their respective employees, customers and suppliers).

         (l) Officers' Certificate. The Investors shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of TWUS to the effect that the statements set forth in subsections (i) and (j) of this Section 8.1 are true and correct.

         (m) Mirror Preferred Stock. The shares of Mirror Preferred Stock, the rights, preferences and designations thereof which shall be included in the amendment to the AHG Charter provided for in Section 8.1(p) below, shall have been issued by AHG to TWUS, as more fully described in and as provided by Section 1.1(f) hereof.

         (n) Amended and Restated Mirror Note. The Amended and Restated Mirror
     Note in substantially the form attached hereto as EXHIBIT I shall have been issued to AHG in accordance with the terms and provisions of the Amendment to the Securities Purchase Agreement.

         (o) Amendment to UK Charter. The shareholders of TWUK shall have approved the adoption of the amendments to be made to the UK Charter that are necessary or desirable to permit and/or give effect to the Reorganization.

         (p) Amendment to AHG Charter. The shareholders of AHG shall have approved the adoption of the amendments to be made to the AHG Charter that are necessary or desirable to permit or give effect to the Reorganization including, without limitation, such amendments as are necessary so as to include the provisions set forth in EXHIBIT J (in substance if not in form) with respect to the terms of the Mirror Preferred Stock of AHG.

         (q) Filing of Certificates of Amendment to TWUS Charter. TWUS shall have adopted the Certificate of Amendment or Certificates of Amendment to the TWUS Charter (the "Certificates of Amendment"), inter alia, (A) changing TWUS' name to Allied Healthcare International Inc., (B) increasing the number of shares of capital stock TWUS is authorized to issue from 42 million to 72 million (including, without limitation, 10,000,000 shares of "blank check" preferred stock), and (C) incorporating in all respects the substantive provisions of the Certificate of Designations in substantially the form attached hereto as EXHIBIT K, and such Certificates of Amendment shall have been filed and become effective under the laws of the State of New York.

         (r) Joinder Agreements. Each Investor shall have either signed this Agreement or shall have executed a joinder agreement, in substantially the form attached hereto as EXHIBIT L (the "Joinder Agreement"), pursuant to which such Investor agrees to become a party to, and be bound by the provisions of, this Agreement.

         (s) Director Indemnification Agreement. TWUS shall enter into a director indemnification agreement with Frederick S. Moseley IV, which shall contain terms no less favorable than any existing director indemnification agreement with a non-employee director of TWUS as of the date of the Closing.

         (t) Registration Rights Agreements. The Registration Rights Agreement shall have been entered into by the parties thereto, including the Hyperion Funds, the Hyperion Funds shall have terminated that certain registration rights agreement by and between the Hyperion Funds and


                                     A-1-20

     TWUS in effect as of the date of this Agreement, Triumph and Triumph III Investors, L.P. shall have terminated that certain registration rights agreement by and between each such entity and TWUS contemplated pursuant to that certain stock purchase agreement by and between, among others, such entities dated April 22, 2002 (the "Stock Purchase Agreement"), and each of Timothy M. Aitken and Sarah L. Eames shall have terminated the registration rights agreements by and between each of them and TWUS contemplated pursuant to the Stock Purchase Agreement.

         (u) Purchase of Buy-Back Shares by TWUK. TWUK shall have previously purchased, at least one day prior to the Closing, all of the issued and outstanding Redeemable Shares of TWUK held by Timothy Aitken and Sarah Eames (the "Buy-Back Shares") at their nominal value in accordance with
     Article 17 of the UK Charter.

     8.2 DELIVERIES BY TWUS TO THE INVESTORS. At the Closing, TWUS shall have delivered, or shall have caused to be delivered, to the Investors, all in form and substance satisfactory to the Investors, the following:

         (a) The Ordinary Shareholders shall receive certificates for shares of TWUS Common Stock, as more fully described in this Agreement.

         (b) The Redeemable Shareholders (other than Timothy Aitken and Sarah Eames) shall have received certificates for shares of TWUS Common Stock, as more fully described in this Agreement.

         (c) The Equity Warrant Holders shall have received certificates for shares of TWUS Preferred Stock, as more fully described in this Agreement.

         (d) The Equity Warrant Holders (other than the Triumph Investors) shall have received certificates for that number of shares of TWUS Common Stock, in exchange for their PIK Interest, as determined in accordance with the Valuation Matrix.

         (e) Triumph shall have received a certificate for such shares of TWUS Common Stock as more fully described in Section 1.1(c) hereof.

         (f) The Mezzanine Warrant Holders shall have received certificates for shares of TWUS Common Stock, as more fully described in this Agreement.

         (g) Certificates issued by (i) the Secretary of State of the State of New York certifying that TWUS is a subsisting corporation; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which TWUS has qualified to do business as a foreign corporation as to such foreign qualification.

         (h) A certificate issued by the Secretary of State of the State of New York certifying that the Certificate of Incorporation has been filed and is effective.

         (i) A certificate or certificates issued by the Secretary of State of the State of New York certifying that the Certificates of Amendment have been filed and are effective.

         (j) A certificate executed by the Secretary of TWUS certifying (i) the names of the officers of TWUS authorized to sign this Agreement and the other agreements, documents and instruments executed by TWUS pursuant hereto, together with the true signatures of such officers; (ii) copies of consent action or minutes taken by the Board of Directors authorizing the appropriate officers of TWUS to execute and deliver this Agreement and all agreements, documents and instruments executed by TWUS pursuant hereto, and to consummate the transactions contemplated hereby and thereby; and (iii) the effectiveness, and setting forth copies of, TWUS' Certificates of Amendment.

         (k) The Registration Rights Agreement executed by TWUS shall have been delivered to the Investors.

         (l) An opinion of Brown Raysman Millstein Felder & Steiner LLP, counsel for TWUS, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT M.


                                     A-1-21

         (m) A Management Rights Letter from TWUS to Triumph, substantially in the form attached hereto as EXHIBIT N.

         (n) The amendment to the Securities Purchase Agreement, substantially in the form attached hereto as EXHIBIT O, intended to provide the Investors who are acquiring TWUS Preferred Stock with rights consistent with the rights they originally obtained under the Securities Purchase Agreement (taking into account the revised structure of the Corporate Group and such Investors' holdings therein), executed by TWUS, shall have been delivered to such Investors.

         (o) The Voting Trust Agreement Amendment, substantially in the form attached hereto as EXHIBIT P, executed by TWUS, shall have been delivered to those Investors party thereto.

         (p) Such other supporting documents and certificates as the Investors may reasonably request or as may be required pursuant to this Agreement.

     8.3 CONDITIONS TO OBLIGATIONS OF TWUS. The obligations of TWUS to effect the Reorganization are further subject to the following conditions:

         (a) Reorganization. Each of the Investors shall have taken all steps required hereunder to concurrently complete the Reorganization in accordance with Section 1.1 hereof.

         (b) No Injunctions, Orders or Restraints; Illegality. No Injunction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Reorganization illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of the Reorganization.

         (c) Representations and Warranties. Those representations and warranties of the Investors set forth in this Agreement which are qualified by materiality or a material adverse effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Investors set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

         (d) Performance of Obligations of the Investors. The Investors shall have performed all obligations required to be performed by such Investors under this Agreement, except where any failure to perform would, individually or in the aggregate, not materially impair or significantly delay the ability of TWUS to consummate the Reorganization.

         (e) Consents, Approvals, Etc. Each of the consents indicated by a "+" to be a "TWUS Closing Condition" in Section 4.6 of the Corporate Group Disclosure Schedule shall have been obtained.

         (f) Stockholder Approval. This Agreement and the Reorganization shall have been approved by the requisite vote of the stockholders of TWUS.

         (g) Joinder Agreements. Each Investor shall have either signed this Agreement or shall have executed a Joinder Agreement, pursuant to which such Investor agrees to become a party to, and be bound by the provisions of, this Agreement.

     8.4 CLOSING DELIVERIES BY THE INVESTORS TO TWUS OR TWUK. At the Closing, the Investors shall deliver, or shall have caused to be delivered, to TWUS or TWUK (as indicated) the following:

         (a) The Ordinary Shareholders shall have delivered their certificates for TWUK Ordinary Shares to TWUK (or in the case of any lost or unissued share certificates, an affidavit of lost certificate in the form agreed upon by the relevant parties).


                                     A-1-22

         (b) The Redeemable Shareholders (other than Timothy Aitken and Sarah Eames, who will have previously delivered their certificates for Buy-Back Shares to TWUK) shall have delivered their certificates for Redeemable Shares to TWUS (or in the case of any lost or unissued share certificates, an affidavit of lost certificate in the form agreed upon by the relevant parties).

         (c) The Equity Warrant Holders shall have delivered their Equity Warrants to TWUK, together with the AHG Notes.

         (d) The Equity Warrant Holders shall have delivered certificates for their TWUK Ordinary Shares to TWUS.

         (e) Triumph shall have delivered its certificate for the Special Share to TWUK.

         (f) The Mezzanine Warrant Holders shall have delivered their Mezzanine Warrants to TWUK, together with (pound)82,000 in cash (less any amounts paid through Mezzanine Interest as contemplated by Section 1.1(d)(i) of this Agreement).

         (g) The Mezzanine Warrant Holders shall have delivered certificates for their TWUK Ordinary Shares to TWUS.

         (h) The Registration Rights Agreement executed by each of the Investors shall have been delivered to TWUS.

         (j) The Amendment to the Securities Purchase Agreement executed by those Investors who are parties thereto shall have been delivered to TWUS.

         (k) The Amendment to the Voting Trust Agreement executed by those Investors who are parties thereto shall have been delivered to TWUS.

         (l) Such other supporting documents and certificates as TWUS may reasonably request and as may be required pursuant to this Agreement.


                                  ARTICLE IX


                       TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the approval of matters presented in connection with the Reorganization by the stockholders of
TWUS:

         (a) by the mutual written consent of TWUS and a Majority in Interest of the Investors.

         (b) by either of TWUS or a Majority in Interest of the Investors:

                (A) if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties hereto shall have used their best efforts to lift and which is not lifted within twenty (20) days following issuance), which permanently restrains, enjoins or otherwise prohibits the Reorganization; or

                (B) if, without any material breach by the terminating party of its obligations under this Agreement, the Reorganization shall not have occurred on or before the date that is 150 days following the date of this Agreement.

         (c) by TWUS:

                (A) if the Investors, or any of them, shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to the Investors except, in any case, for such breaches which are not reasonably likely to affect adversely the Investors' ability to consummate the Reorganization.


         (d) by a Majority in Interest of the Investors:


                                     A-1-23

                (A) if the approval of the stockholders of TWUS that is a
             condition to the obligations of the Investors under Section 8.1 of this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

                (B) if TWUS shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to TWUS except, in any case, for such breaches which are not reasonably likely to affect adversely TWUS' ability to consummate the Reorganization.

     9.2 AMENDMENT. This Agreement may be amended by the parties hereto, which amendment shall be binding on all parties to this Agreement, by an instrument in writing signed by TWUS and a Majority in Interest of the Investors at any time before or after the approval hereof by the stockholders of TWUS, but in any event following authorization by the TWUS Board; provided, however, that after such stockholder approval, no amendment shall be made which by law requires further approval by the stockholders without obtaining such approval.

     9.3 EXTENSION; WAIVER. At any time prior to the Closing, TWUS and a Majority in Interest of the Investors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE X


                              GENERAL PROVISIONS

     10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

       (a) if to TWUS:

       Transworld Healthcare, Inc.
       555 Madison Avenue
       New York, NY 10022
       Attn: Jack Wynne
       Telecopy No.: (212) 750-7221

       with a copy to:

       Brown Raysman Millstein Felder & Steiner LLP
       900 Third Avenue
       New York, NY 10022
       Attn: Leslie J. Levinson, Esq.
       Telecopy No.: (212) 895-2900

       (b) if to Triumph:

       Triumph Partners III, L.P.
       Triumph III Investors, L.P.
       28 State Street, 37th Floor
       Boston, MA 02109
       Attn: Frederick S. Moseley IV
       Telecopy No.: (617) 557-6020

                                     A-1-24
       with a copy to:

       Goodwin Procter LLP
       Exchange Place
       Boston, Massachusetts 02109
       Attn: Ettore A. Santucci, P.C.
       Telecopy No.: (617) 523-1231

       (c) if to the other Investors:

       the address set forth below his, her or its name on the signature pages hereto or on such Investor's Joinder Agreement.

     10.2 INTERPRETATION. When a reference is made in this Agreement to subsidiaries of TWUS, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by TWUS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except for Article X, the last sentence of Section 7.3 and Section 7.6(c), Section 7.9 and Section 10.7, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either TWUS or the Investors or any of their respective officers, directors or stockholders in respect thereof; provided, however that Section 7.6(c) shall also survive any termination of this Agreement pursuant to Article IX hereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

     10.4 MISCELLANEOUS. This Agreement (i) constitutes, together with the Corporate Group Disclosure Schedule, the Investors Disclosure Schedule, the Exhibits hereto and the documents referenced herein, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the New York Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

     10.5 ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

     10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     10.7 EXPENSES. Whether or not the Reorganization is consummated, all fees, costs and expenses, including, but not limited to legal fees, incurred by the Investors in connection with this Agreement and the Reorganization shall be paid by TWUK at Closing, pursuant to Section 7.9(b)(ix). TWUK will meet the expenses of the Investors in cash, subject to compliance with applicable law.


     10.8 CHOICE OF LAW; CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Reorganization shall be governed by and construed in accordance with the laws of the State of New York without



                                     A-1-25
regard to its rules of conflict of laws. Each of TWUS and the Investors hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Reorganization (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of New York. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of New York, each such party shall appoint a party reasonably acceptable to Triumph and TWUS as such agent.

     10.9 NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the TWUS Board has approved the terms of this Agreement, including, without limitation, for purposes of Section 912 of the NYBCL and any applicable provision of the TWUS Certificate and (ii) this Agreement is executed by the parties hereto.

     10.10 UK CHARTER AMENDMENT; CONSENT OF REDEEMABLE SHARES. Each shareholder of TWUK, either by the execution of this Agreement or by the execution of a Joinder Agreement, notwithstanding the provisions of the UK Charter,

         (a) unconditionally consents to the transfer of the Redeemable Shares in accordance with the terms of this Agreement and the registration of the same in the books and records of TWUK;

         (b) unconditionally consents to the amendment of the UK Charter as provided for in this Section 10.10; and

         (c) resolves to amend article 3.2 of the UK Charter by the insertion of the words "or convert the Special Share into an Ordinary Share, at the discretion of the Board," after the words "at nominal value" in the fourth line;

and each shareholder hereby waives its rights in respect thereof.


                                  ARTICLE XI


                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.




                 DEFINED TERM                              SECTION
                 ------------                              -------
                 AHG                                       Introduction
                 AHG Charter                               4.6
                 Agreement                                 Introduction
                 AHG Notes                                 1.1(e)(i)
                 AMEX                                      7.5(a)
                 Buy-Back Shares                           8.1(u)
                 Certificates of Amendment                 8.1(q)
                 Certificate of Designations               1.1(e)(ii)

                                     A-1-26

DEFINED TERM                               SECTION
------------                               -------
  Closing                                  1.2
  Closing Date                             1.2
  Code                                     1.4
  Commitment                               4.9
  Confidential Information                 7.6(c)
  Contributed Securities                   1.1(h)
  Corporate Group                          Introduction
  Corporate Group Disclosure               Introduction
  Schedule                                 to Article IV
  Effective Time                           1.2
  Equity Warrant Holder(s)                 Introduction
  Equity Warrants                          1.1(e)
  Exchange Act                              4.6
  GAAP                                     4.10(a)
  Governmental Entity                      4.10(f)
  HSR Act                                  7.2
  Hyperion Funds                           Recitals
  Injunction                               8.1 (h)
  Investors                                Introduction
  Investors Disclosure                     Introduction
  Schedule                                 to Article V
  Joinder Agreement                        8.1 (r)
  Loan Notes                               1.1 (g)
  LSE                                      7.5 (b)
  Majority in Interest                     6.1
  Material Adverse Effect                  4.1 (a)
  Material TWUS Subsidiaries               4.1 (b)
  Mezzanine Interest                       1.1 (d)(i)
  Mezzanine Warrant
  Holder(s)                                Introduction
  Mezzanine Warrants                       1.1 (d)
  Mirror Notes                             1.1 (f)
  Mirror Preferred Stock                   1.1 (f)
  New York Courts                          10.7
  NYBCL                                    Recitals
  Ordinary Shareholder(s)                  Introduction
  Other Filings                            7.2
  PIK Interest                             1.1 (e)(i)
  Prospectus                               7.4 (a)
  Proxy Statement                          7.4 (a)
  Redeemable Shareholder(s)                Introduction
  Redeemable Shares                        1.1 (a)
  Registration Rights
  Agreement                                7.4 (d)
  Registration Statement                   7.4 (a)
  Regulatory Filings                       4.6
  Reorganization                           Recitals
  Representatives                          7.6 (a)
  Resale Registration
  Statement                                7.4 (d)

                                     A-1-27

DEFINED TERM                               SECTION
------------                               -------
  SEC                                      4.7
  Securities Act                           7.4 (d)
  Securities Laws                          4.7
  Securities Purchase
  Agreement                                1.1 (f)
  Special Share                            Introduction
  Special Share Holder                     Introduction
  Stock Purchase Agreement                 8.1 (t)
  Stockholder Meeting                      7.1
  Subsidiary                               10.2
  Taxes                                    4.10(d)
  Tax Free Exchanges                       7.9 (a)
  Tax Returns                              4.10(e)
  Transfer Agent                           3.1
  Triumph                                  Introduction
  Triumph Investors                        1.1 (g)
  TWUK                                     Introduction
  TWUK Ordinary Shares                     1.1 (a)
  TWUS                                     Introduction
  TWUS Board                               Recitals
  TWUS Bylaws                              4.6
  TWUS Certificate                         4.6
  TWUS Common Stock                        Recitals
  TWUS Preferred Stock                     Recitals
  TWUS SEC Reports                         4.7
  TWUS Subsidiaries                        4.1 (a)
  UK Charter                               Introduction
  UKLA                                     7.5 (b)
  Unpaid PIK Interest                      1.1 (g)
  Valuation Matrix                         1.1 (a)
  Voting Trust Agreement                   8.1 (e)
  Voting Trust Agreement
  Amendment                                8.1 (e)

        [Remainder of Page Intentionally Blank]


                                     A-1-28

     In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above individually or by their duly authorized representatives.

                                 TRANSWORLD HEALTHCARE, INC.

                                 By: /s/ Tim Aitken
                                   -----------------------------
                                 Name: Tim Aitken
                                 Title:
                                 Chairman/CEO

                                 TRANSWORLD HEALTHCARE (UK) LIMITED

                                 By: /s/ Tim Aitken
                                   -----------------------------
                                 Name: Tim Aitken
                                 Title:

                                 ALLIED HEALTHCARE GROUP LIMITED

                                 By: /s/ Tim Aitken
                                   -----------------------------
                                 Name: Tim Aitken
                                 Title:

                                 HOLDER OF SPECIAL SHARE

                                 TRIUMPH PARTNERS III, L.P.

                                 By: Triumph III Advisors, L.P., its
                                 general partner

                                 By: Triumph III Advisors, Inc., its
                                 general partner

                                 /s/ Frederick S. Moseley, IV
                                 --------------------------------
                                 Name: Frederick S. Moseley, IV
                                 Title: President

                                 REDEEMABLE SHAREHOLDERS

                                /s/ Tim Aitken
                                ---------------------------------
                                Timothy M. Aitken

                                 Address:
                                 -------
                                 27 Howard Street
                                 New York, NY 10012

                                 /s/ Sarah L. Eames
                                 --------------------------------
                                 Sarah L. Eames

                                 Address:
                                 -------

                                 5 Westwood Court
                                 Harrison, NY 10528

                                 EQUITY WARRANT HOLDERS

                                 TRIUMPH PARTNERS III, L.P.
                                 By: Triumph III Advisors, L.P., its
                                     general partner

                                 By: Triumph III Advisors, Inc., its
                                     general partner



                                     A-1-29

                                 /s/ Frederick S. Moseley, IV
                                 --------------------------------
                                 Name: Frederick S. Moseley, IV
                                 Title: President


                                 TRIUMPH III INVESTORS, L.P.


                                 By: Triumph III Investors, Inc., its
                                 general partner


                                 /s/ Frederick S. Moseley, IV
                                 --------------------------------
                                 Name: Frederick S. Moseley, IV
                                 Title: President


                                 AITKEN (ENGLISH) COMPANY LIMITED


                                 /s/ Tim Aitken
                                 --------------------------------
                                 Name: Tim Aitken
                                 Title: Chairman


                                 Address:
                                 -------

                                 27 Howard Street
                                 New York, NY 10012


                                 /s/ Tim Aitken
                                 --------------------------------
                                 Timothy M. Aitken


                                 Address:
                                 -------

                                 27 Howard Street
                                 New York, NY 10012


                                 /s/ Sarah L. Eames
                                 --------------------------------
                                 Sarah L. Eames


                                 Address:
                                 -------

                                 5 Westwood Court
                                 Harrison, NY 10528



                                     A-1-30

                                                                      ANNEX A-2



                                     FORM OF
                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSWORLD HEALTHCARE, INC.


               (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

     Transworld Healthcare, Inc. (originally known as United States Home Health Care Corp. and formerly known as Transworld Home Healthcare, Inc.), a corporation organized and existing by virtue of the Business Corporation Law of the State of New York, formed by the filing of its Certificate of Incorporation with the Department of State on November 30, 1981, DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors of Transworld Healthcare, Inc., by its Certificate of Incorporation and in accordance with Section 502 of the Business Corporation Law of the State of New York, that the following resolution of the Board of Directors of the Corporation was duly adopted at a meeting fixing the voting powers, designations, preferences and rights relating to its Series A Convertible Preferred Stock as follows:

     "RESOLVED, that the Board of Directors (the "Board") of Transworld Healthcare, Inc. (the "Corporation") hereby authorizes the issuance of a series of preferred stock consisting of up to 8,000,000 shares and the Board hereby fixes the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:


     Section 1. Designation and Amount. There shall be a series of Preferred Stock, par value $.01 per share, of the Corporation which shall be designated Series A Convertible Preferred Stock and the total number of authorized shares constituting such series shall be 8,000,000 shares (the "Series A Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding.


     Section 2. Dividends and Distributions.

     (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the per share rate of 9.375% of the Original Issue Price (as defined in Section 4(a) below) per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) or such higher rate provided for in Section 17 in the event of a Covenant Breach from the date of original issuance of such share (the "Closing Date") or, in the event of such higher rate, from the date of the Covenant Breach, which dividends shall accrue daily in arrears starting from June 18, 2002 and be compounded quarterly, whether or not such dividends are declared by the Board of Directors or paid. Subject to the provisions set forth below, such dividends shall be declared by the Board of Directors and payable quarterly in cash, in arrears, on March 31,
June 30, September 30 and December 31 of each year beginning on       , 2002 or
if any such day is not a Business Day, on the next succeeding Business Day; provided that such payment or declaration by the Board of Directors is not prohibited under Applicable Laws (including lack of surplus under the laws of the State of New York) and that the Corporation has sufficient cash available to pay the dividend, and provided that no declaration shall be required unless there is a respective dividend payment and, notwithstanding any such non-payment or non-declaration, dividends shall nonetheless accrue and compound as contemplated by the previous sentence as if such dividends had been declared on a quarterly basis; and provided further that any such accrued dividends, which, whether or not declared, are not paid in accordance with this sentence shall be paid upon liquidation, redemption or conversion of the Series A Preferred Stock as set forth in Sections 4, 5, 8 and 9 below. After, and only after, the foregoing dividends on the Series A Preferred Stock are paid, then the Corporation


                                     A-2-1
may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, as of the record date with respect to the declaration of such dividends.

     (b) Unless and until all accumulated dividends on the Series A Preferred Stock under subparagraph (a) have been paid for all past dividend periods and for the then current quarterly dividend period, the Corporation may not declare or pay any dividend, make any distribution, or set aside any funds or assets for payment or distribution, with regard to any Junior Stock. As used with regard to the Series A Preferred Stock, the term "Junior Stock" means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series A Preferred Stock are prior in rank. If the Series A Preferred Stock ranks prior to another class or series of stock as to some matters, but not as to other matters, shares of the other class or series are "Junior Stock" with regard to the matters as to which the Series A Preferred Stock ranks prior to the other class or series, but not as to other matters.

     (c) Any dividend paid or other contribution made with regard to shares of Series A Preferred Stock will be paid pro-rata on a share-by-share basis among all such shares at the time outstanding.

     Section 3. Voting Rights.

     (a) Election of Directors. Subject to the terms hereof, until the Lead Investor and its Affiliates (which, for purposes of this Section 3(a), shall include any limited partner or other constituent owner of the Lead Investor) beneficially owns less than fifty-percent (50%) of the shares of Series A Preferred Stock which it beneficially owns as of the Closing Date, the holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect one Director of the Corporation (the "Series A Director"), which such number may be increased as provided in Section
17. Such Series A Directors shall be elected by a plurality vote with the elected candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for a candidate for the directorships reserved for the Series A Preferred Stockholders with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes withheld having no legal effect. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to remove any of the Series A Directors, with or without cause. The election and removal of such Series A Directors shall occur (i) at the annual meeting of stockholders of the Corporation, (ii) at any special meeting of stockholders of the Corporation, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of a Majority in Interest in the manner and on the basis specified above. If, at any time when a sufficient number of shares of Series A Preferred Stock are outstanding such that a Series A Director is entitled to be elected pursuant to the first sentence of this
Section 3(a), any such Series A Director ceases to be a Series A Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. So long as the Lead Investor and its Affiliates beneficially owns fifty-percent (50%) or greater of the shares of Series A Preferred Stock which it beneficially owns as of the Closing Date, the Lead Investor shall be entitled to nominate the Series A Directors in its sole discretion. In addition to the foregoing at all times, the holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other directors of the Corporation together with holders of all other shares of the Corporation's outstanding Capital Shares entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section 3(b). The holders of outstanding shares of Series A Preferred Stock may, in their discretion, determine not to elect one or more Series A Directors as provided herein from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.

     (b) Voting Generally. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A


                                     A-2-2

Preferred Stock is then convertible pursuant to Section 5 hereof as of the record date for the vote or written consent of stockholders, as applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, except those matters required to be submitted to a class or series vote pursuant to the terms hereof or by law.

     Section 4. Liquidation.


     (a) Series A Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, whether from capital, surplus or earnings, before any amount is paid or distributed to the holders of the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock equal to (i) (pounds sterling)2.867 (the "Original Issue Price") (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like) plus (ii) any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock (the Original Issue Price plus such accrued or declared dividends are referred to herein as the "Series A Preference Amount"). If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, such holders shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.


     Notwithstanding the preceding paragraph, if upon such Liquidation Event the holders of outstanding shares of Series A Preferred Stock would receive more than the aggregate amount to be received under the preceding paragraph above in the event all of their shares of Series A Preferred Stock were converted into shares of Common Stock (plus the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock) pursuant to the provisions of Section 5(a) hereof immediately prior to such Liquidation Event and such shares of Common Stock received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series A Preferred Stock in connection with such Liquidation Event shall be entitled to be paid in cash, in lieu of the payments described in the preceding paragraph, an amount per share of Series A Preferred Stock equal to such amount as would have been payable in respect of each share of Common Stock (including any fractions thereof) issuable upon conversion of such share of Series A Preferred Stock had such share of Series A Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of Section 5(a) hereof (plus the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock).

     The provisions of this Section 4(a) shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares of Series A Preferred Stock into shares of Common Stock (plus the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock) pursuant to Section 5 prior to or in connection with any Liquidation Event.

     (b) Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock then outstanding.

     Section 5. Conversion into Common Stock. The holders of Series A Preferred Stock shall have the following conversion rights:

     (a) Voluntary Conversion. Each holder of shares of Series A Preferred Stock will have the right, upon the written election of such holder without the payment of additional consideration, at any time on or before the day before the date, if any, fixed for the conversion of those shares in any notice of conversion given as provided in Section 9 at the office of the Corporation or any transfer agent for


                                     A-2-3
those shares, from the date of issuance until December 17, 2008, at the option of the holder of the shares of Series A Preferred Stock, to convert some or all shares of Series A Preferred Stock held of record by the holder into (i) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each such share by the Conversion Price at the time in effect for such Series A Preferred Stock (the "Common Conversion Rate"), and (ii) the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock. The initial "Conversion Price" per share for shares of Series A Preferred Stock shall be the Original Issue Price, subject to adjustment as set forth in Section 6. Such conversion may occur at any time after the date of issuance of such shares of Series A Preferred Stock.

     (b) Procedure for Conversion. Upon election to convert pursuant to Section 5(a), the relevant holder or holders of Series A Preferred Stock shall surrender the certificate or certificates representing the Series A Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or if lost shall deliver to the Corporation an affidavit of loss together with an indemnity agreement in form reasonably satisfactory to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series A Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss together with an indemnity agreement in form reasonably satisfactory to the Corporation, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion and shall deliver to the holder or the holder's designee, pursuant to instructions provided to the Corporation by the holder in immediately available funds, cash in the amount of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock being converted. The issuance of certificates for Common Stock upon conversion of Series A Preferred Stock shall be deemed effective as of 9:00 a.m. EST of the date of written notice of election to convert delivered pursuant to Section 5(a) together with the surrender of such Series A Preferred Stock certificates or delivery of such affidavit of loss together with an indemnity agreement in form reasonably satisfactory to the Corporation and shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock, provided, however, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

     (c) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as are sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

     (d) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock.

     (e) No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series A Preferred Stock will be paid in cash (computed to the nearest cent)


                                     A-2-4
based on the Conversion Price on the day next preceding the day of conversion. If more than one share of Series A Preferred Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series A Preferred Stock surrendered at that time by that holder.

     (f) Failure by Corporation to Pay Dividend Amount in Cash. In the event that the Corporation is prohibited or prevented under Applicable Laws or under any other contractual or other arrangement (including, without limitation the Credit Agreements), or other legal restriction whatsoever, directly or indirectly (which shall be deemed to encompass a similar prohibition or prevention upon UK Parent or TW UK or other Subsidiary of the Corporation) from paying in cash the amount of the accrued or declared but unpaid dividends on such shares of Series A Preferred Stock of any holder requesting a voluntary conversion of the shares in accordance with this Section 5, after the Corporation shall use all reasonable endeavors to take such action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to pay such cash amounts (including to cause UK Parent and/or TW UK to take substantially similar actions) as contemplated in this Section 5, to the extent there remains any such cash amounts which have not been so paid, such holder may make the following election, in its sole discretion:

         (i) the holder shall have the right to revoke their voluntary conversion exercise with respect to the applicable number of shares of Series A Preferred Stock with which payment of accrued or declared but unpaid dividends has not been provided in cash;

         (ii) unless otherwise prohibited under Applicable Laws, the holder shall be entitled to accept from the Corporation, and the Corporation shall promptly issue to the holder, a demand note in the principal amount of the accrued or declared but unpaid dividends remaining unpaid in cash, which such demand note shall include interest provisions substantially identical to the dividend provisions of Section 2 hereof (except that interest rate on the demand note shall be increased by two percent (2%)), and which such demand note shall otherwise be in form and substance reasonably satisfactory to such holder; or

         (iii) the holder shall have the right to receive an additional number of shares of Common Stock of the Corporation equal to the quotient of (A) the amount of the accrued or declared but unpaid dividends that remain unpaid, divided by (B) the average Closing Price per share of Common Stock as reported by the principal securities exchange on which the shares of Common Stock are listed for trading for the five (5) Trading Days immediately preceding the date of conversion. In the event that the holder elects this option (iii) the procedure for delivery of such shares of Common Stock shall be consistent with, and concurrent with, the delivery and issuance of shares of Common Stock pursuant to Section 5(b) and 5(e).

     Section 6. Adjustments.

     (a) Adjustments to the Conversion Price. Except as provided in Section 6(b) and except in the case of an event described in Section 6(c), if and whenever after the date this Certificate of Designation is first filed with the Department of State of New York (the "Filing Date") the Corporation issues, sells or exchanges, or is, in accordance with this Section 6(a), deemed to have issued or sold or exchanged, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, sale or exchange, then, upon such issuance, sale or exchange (or deemed issuance, sale or exchange), the Conversion Price shall be reduced to the price determined by dividing (y) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance, sale or exchange (or deemed issuance, sale or exchange) multiplied by the Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance, sale or exchange (or deemed issuance, sale or exchange) by (z) the Common Stock Deemed Outstanding immediately after such issuance, sale or exchange (or deemed issuance, sale or exchange). Such adjustments shall be made successively whenever such an issuance, sale or exchange is made. For purposes of clause (y)(B) of this Section 6(a), if applicable, "consideration" shall be denominated in sterling converted utilizing the relevant currency exchange rate on the date of such issuance, sale, or exchange (or deemed issuance, sale, or exchange).


                                     A-2-5

     For purposes of this Section 6(a), the following shall also, subject to the provisions of Section 6(b), be applicable:

         (i) Issuance of Rights or Options. If the Corporation, at any time after the Filing Date, in any manner grants (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), in each case for consideration per share (determined as provided in this paragraph and in Section 6(a)(vi) less than the Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section 6(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. To the extent that any Options or Convertible Securities are not so issued or expire unexercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which would then be in effect if such unissued or unexercised Options or Convertible Securities had not be issuable.

         (ii) Issuance of Convertible Securities. If the Corporation, at any time after the Filing Date, in any manner issues or sells any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section 6(a)(vi) less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section 6(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale. To the extent that any Convertible Securities are not so issued or expire unexercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which would then be in effect if such unissued or unexercised Options or Convertible Securities had not been issuable.

         (iii) Change in Option Price or Conversion Rate. If a change occurs in
     (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section 6(a)(i) or any Convertible Securities referred to in Section 6(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section 6(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section


                                     A-2-6

     6(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section 6(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section 6(b)), then the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that remain outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but in no circumstance shall the Conversion Price be increased to an amount greater than the Conversion Price in effect on the Filing Date. No adjustment of the Conversion Price shall be made under this Section 6(a)(iii) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any Options or Convertible Securities if an adjustment shall previously have been made upon the issuance of such Options or Convertible Securities.


     Any adjustment of the Conversion Price pursuant to Sections 6(a)(i), (ii) and (iii) shall be disregarded if, as and when the rights to acquire shares of Common Stock upon exercise or conversion of the Options or Convertible Securities which gave rise to such adjustment expire or are canceled, redeemed or repurchased without having been exercised, so that the Conversion Price effective immediately upon such cancellation, redemption, repurchase or expiration shall be equal to the Conversion Price immediate prior to the issuance of the expired, redeemed, repurchased or cancelled Options or Convertible Securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled Options or Convertible Securities not been issued.

         (iv) Stock Dividends. If the Corporation declares, orders, pays or makes a dividend or makes any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price shall be adjusted pursuant to this Section 6(a); provided, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Sections 2 and 6(a)(v); and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted.

         (v) Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date makes, orders, pays, declares, or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (A) payable in securities or other property of the Corporation other than shares of Common Stock and (B) that, together with all such other dividends or distributions pursuant to this Section 6(v) during the same fiscal year of the Corporation, has an aggregate Fair Value per share greater than 10% of the Original Issue Price (such amount to be appropriately adjusted for any stock split, stock dividend, recapitalization or similar transaction) then and in each such event provision shall be made so that the holders of the outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon and the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock, the amount of such other securities of the Corporation or such other property, or an amount of cash equal to the Fair Value of the securities or property as of the date of such distribution that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including such date of conversion, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section 6 with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock; provided, that in the case of a distribution or dividend in cash, the Conversion Price shall be reduced (without duplication) by an amount equal to the per share amount of the cash dividend or distribution;


                                     A-2-7
     provided that no such adjustment pursuant to this Section 6(a)(v) shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

         (vi) Consideration for Stock. In case any shares of Common Stock are issued or sold, or deemed issued or sold, for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 6(a)(i) or Section 6(a)(ii), as appropriate) determined in the manner set forth below in this Section 6(a)(vi). In case any shares of Common Stock are issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Fair Value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 6(a)(i) or Section 6(a)(ii), as appropriate). If any Options are issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

         (vii) Record Date. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         (viii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares to any third party shall be considered an issuance or sale of Common Stock for the purpose of this Section 6.

         (ix) Other Issuances or Sales; Indeterminable Amounts. In calculating any adjustment to the Conversion Price pursuant to this Section 6(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded for purposes of the calculation and what shares are deemed to be outstanding; provided, that at such time as time as a number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, then the Conversion Price shall be adjusted as provided in Section 6(a)(iii) above.

         (x) Common Stock Deemed Outstanding. For purposes of this Section 6, the term "Common Stock Deemed Outstanding" shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any Options or Convertible Securities outstanding immediately prior to the Filing Date), plus (B) the number of shares of Common Stock issued, sold or exchanged (or deemed issued, sold or exchanged ) after the Filing Date, the issuance, sale or exchange of which resulted in an adjustment to the Conversion Price pursuant to Section 6(a); provided, that Common Stock Deemed Outstanding shall not include the Series A Preferred Stock or any shares of Common Stock issuable upon exercise of the Series A Preferred Stock.


                                     A-2-8

     (b) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price pursuant to Section 6(a) in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Series A Preferred Stock, (ii) shares of Common Stock issued to the Investors (as such term is defined in the Master Reorganization Agreement) as contemplated in the Master Reorganization Agreement, (iii) up to 3,000,000, 1,394,000 and 100,000 (such amount to be appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) shares of Common Stock or options therefore to directors, officers, employees or consultants of the Corporation or any Subsidiary or their retention as consultants by the Corporation or any Subsidiary, in each case authorized by the Board of Directors and issued pursuant to the Corporation's 2002 Stock Option Plan, 1992 Stock Option Plan and 1997 Option Plan for Non-Employee Directors, respectively; provided, however that, except with respect to the Corporation's 2002 Stock Option Plan this Section 6(b) shall not apply to any such shares of Common Stock or options issued upon regrant of any redeemed, cancelled, exercised or expired shares of Common Stock or options, (iv) any issuance or sale (or deemed issuance or sale) which (A) is not otherwise addressed by Sections 6(d) and/or 6(e), (B) involves a bona fide statutory merger or consolidation or acquisition, or a bona fide transfer of assets, the terms of which have been negotiated on an arm's-length basis in good faith, whereby, in whole or in part, consideration thereof Securities of the Corporation are issued in exchange for securities and/or assets of another Person, (C) does not include an issuance or sale (or deemed issuance or sale) to any Affiliate of the Corporation, and (D) would not satisfy the definition of "Liquidity Event" if 50% were substituted for 90% therein, or (v) any issuance or sale (or deemed issuance or sale) for a gross consideration per share (determined consistently with the provisions of this Section 6, but inclusive of any amounts applicable to reasonable and customary underwriting commissions and offering expenses incurred in connection with such issuance or sale (or deemed issuance or sale)) equal to or greater than (X) 90% of the current market price with respect to a placement generally known as or structured substantially similar to a "PIPE" transaction, (Y) 85% of the current market price with respect to other private placement transactions to non-Affiliates of the Corporation and (Z) 95% of the current market price per share otherwise. For purposes of this Section 6(b), "current market price per share" of Common Stock shall be deemed to be the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending the earlier of (x) the date a binding agreement with respect to such issuance or sale is entered into and (y) the date of such issuance or sale, as reported by the principal securities exchange on which the shares of Common Stock are listed for trading, so long as such exchange is the New York Stock Exchange, the NASDAQ National Market, the American Stock Exchange or a Designated Offshore Securities Market.


     (c) Subdivision or Combination of Common Stock. If the Corporation shall at any time after the Closing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend, recapitalization or otherwise), then the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the Corporation shall at any time after the Closing Date combine or consolidates its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), then the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (d) Reorganization or Reclassification. If any capital reorganization or reclassification of the Capital Shares of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, as the case may be (but not in lieu of the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock), the amount (if a single amount) or the greatest amounts (if there are alterative amounts) of such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of


                                     A-2-9
outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions of this Certificate of Amendment (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

     (e) Adjustment for Merger or Reorganization, etc. Upon any merger or consolidation of the Corporation with or into another corporation, or any sale or transfer of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security that shall be convertible) into the amount (if a single amount) or the greatest amounts (if there are alternative amounts) of the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such merger, consolidation, or asset sale (plus the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock); and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in Section 6 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

     (f) Assumption of Obligations. Notwithstanding anything contained in this Certificate of Amendment to the contrary, the Corporation will not effect any of the transactions contemplated by Section 6(d) or 6(e) hereof unless prior to the consummation thereof, each Person (other than the Corporation) which may be required to deliver any shares, securities, cash or property upon the conversion of the Series A Preferred Stock as provided herein shall, by written instrument delivered to, and reasonably satisfactory to, the holder, assume in a form reasonably satisfactory to a Majority in Interest (a) the obligations of the Corporation under this Certificate of Amendment (and if the Corporation shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Corporation from, any continuing obligations of the Corporation under this Certificate of Amendment) or shall agree to such alternative obligations, such that, following such assumption and agreement, the holders will continue to have the right to achieve practical realization of the principal benefits intended to be provided to them by this Certificate of Amendment and (b) the obligation to deliver to the holder such shares, cash or property as, in accordance with the provisions of Sections 6(d) or 6(e) the holder may be entitled to receive.

     (g) Notices; Adjustments.

         (i) Liquidation Events, Extraordinary Transactions, Etc. In the event
     (x) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause
     (y) hereof, or (y) any Liquidation Event, Liquidity Event, or any public or private offering of the Corporation's securities becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Liquidity Event, or public or private offering is expected to become effective, and
     (C) the date on which the books of the Corporation are expected to close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the


                                     A-2-10
     material facts of such transaction, (2) the estimated amount(s) per share of Series A Preferred Stock or Common Stock (and cash of any accrued or undeclared but unpaid dividends on such shares of Series A Preferred Stock) each holder of Series A Preferred Stock would be expected to receive under all elections and options reasonably available to holders of Series A Preferred Stock pursuant to the applicable provisions of this Certificate of Amendment, and (3) the facts upon which such amounts were determined.


         (ii) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth in reasonable detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock (including any cash of any accrued or undeclared but unpaid dividends on such shares of Series A Preferred Stock). All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be. Notwithstanding anything to the contrary contained herein, no adjustment in the Conversion Price need be made until all cumulative adjustments amount to an adjustment to the Conversion Price of at least (pounds sterling).07. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.


     (h) Taxes. The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock; provided, however, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

     (i) Other Dilutive Events. In case any event shall occur as to which the provisions of Section 6 hereof are not strictly applicable but the failure to make any adjustment would not, in the reasonable opinion of the holder, fairly protect the rights represented by this Certificate of Amendment in accordance with the essential intent and principles of such Section, then, in each such case, at the reasonable request of the holder, the Corporation shall appoint a firm of Independent Financial Advisors (which shall be completely independent of the Corporation, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 6 hereof, necessary to preserve, without dilution, the rights represented by this Certificate of Amendment. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

     (j) Accountants' Report as to Adjustments. In each case of any adjustment or readjustment in the Conversion Price, the Corporation will promptly compute such adjustment or readjustment (in accordance with Section 6(g)(ii)). In the event of a dispute in connection with such adjustment, the Corporation will cause independent accountants of recognized international standing (which may be the regular auditors of the Corporation) to verify such computation (other than any computation of the Fair Value of property as determined in good faith by the Board of Directors of the Corporation) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or re-adjustment is based. The Corporation will promptly mail a copy of each such report to each holder and will, upon the written request at any time of any holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing in reasonable detail how it was calculated. The Corporation will also keep copies of all such reports at its registered office and will cause the same to be available for inspection at such office during normal business hours by the holders.


                                     A-2-11

     Section 7. Status. Upon any conversion, exchange or redemption of shares of Series A Preferred Stock, the shares of Series A Preferred Stock which are converted, exchanged or redeemed will be canceled, retired and eliminated from the shares the Corporation is authorized to issue and the number of shares of Series A Preferred Stock which the Corporation will have authority to issue will be reduced so that the shares of Series A Preferred Stock which were converted, exchanged or redeemed may not be re-issued.

     Section 8. Redemption at the Option of the Holder.


     (a) At the option of a Majority in Interest of the holders, the holders of Series A Preferred Stock will have the right to require the Corporation to redeem any or all the shares of Series A Preferred Stock owned of record by any such electing holder at the Series A Purchase Price (the "Holders' Redemption"), upon and after the occurrence of a Redemption Event; provided, however, that the Holders' Redemption cannot be exercised on more than three
(3) separate occasions or for an aggregate Series A Purchase Price equal to less than (i) (pounds sterling)5.0 million on any occasion or (ii) 100% of the remaining shares of Series A Preferred Stock outstanding at the time if exercise of the Holders' Redemption would result in less than (pounds sterling)5.0 million of Original Issue Price being owed with respect to all remaining outstanding shares of Series A Preferred Stock in the aggregate. In such event, the Corporation shall be required to redeem, subject to the limitations of Section 8(d), the Mirror Preferred Stock in the manner provided in Section 8(c) hereof and shall be required to cause, subject to the limitations of Section 8(d), UK Parent to redeem the Mirror Notes and Mirror PIK Notes, if any, in the manner provided in Section 8(c) hereof. The date on which such Redemption Event occurs is referred to as the "Redemption Event Trigger Date." A "Redemption Event" shall mean, with respect to the shares of Series A Preferred Stock elected to be purchased by the holders, (i) any Liquidity Event or (ii) a date subsequent to December 17, 2007 if the Bank Indebtedness and the Mezzanine Indebtedness have been paid in full on or before such date. The "Series A Purchase Price" shall be equal to the Series A Preference Amount.


     (b) Holders Redemption Offer Procedures. Within five (5) Business Days after the Corporation becomes aware of the occurrence of a Redemption Event and in any event not later than the Redemption Event Trigger Date, the Corporation shall mail a notice (the "Holders' Redemption Offer") to each of the holders notifying them that the shares of Series A Preferred Stock will be purchased and redeemed, respectively, at the election of the holders in accordance with this Section 8. If a Majority in Interest of the holders elect to exercise their redemption rights pursuant to this Section 8, they shall give notice to the Corporation setting forth the number of shares of Series A Preferred Stock to be redeemed and the purchase date shall be the earlier of (i) a date selected by the Corporation, but not later than 30 days from the date such notice is given, or (ii) if such notice relates to a Liquidity Event and is given prior to the occurrence of the Liquidity Event, the date of completion of the Liquidity Event (the "Holders' Redemption Purchase Date"). An election to exercise purchase and redemption rights pursuant to this Section 8 in connection with a Liquidity Event shall in all circumstances be conditional upon the completion of the Liquidity Event and no obligation to purchase or redeem, as the case may be, shares of Series A Preferred Stock shall arise if the Liquidity Event is not completed. In the event a Holders' Redemption is exercised with respect to a Liquidity Event, the holders will be entitled to withdraw their election to tender the shares of Series A Preferred Stock by delivering to the Corporation, for receipt not later than the close of business on the second Business Day preceding the Holders' Redemption Purchase Date, a facsimile transmission or letter to that effect. Upon a holder's election to tender any shares of Series A Preferred Stock, the holder will be required to surrender such shares of Series A Preferred Stock to the Corporation prior to the close of business on the Business Day preceding the Holders' Redemption Purchase Date. On the Holders' Redemption Purchase Date, the Corporation will purchase the shares of Series A Preferred Stock tendered pursuant to Section 8(a) hereof for cash in an amount equal to the aggregate Series A Purchase Price for all shares of Series A Preferred Stock tendered for purchase. If not all of the shares of Series A Preferred Stock tendered pursuant to a Holders' Redemption Offer can be purchased or redeemed, respectively, by the Corporation for any reason, the Corporation shall select, on or prior to the Holders' Redemption Purchase Date, the shares of Series A Preferred Stock


                                     A-2-12

(or portions thereof) to be purchased and redeemed, as the case may be, pro rata among the holders and dividends shall continue to accrue on all shares of Series A Preferred Stock not redeemed, provided, however, that nothing in this
Section 8 shall be deemed a waiver or contractual impairment of the right of the holders to have all shares of Series A Preferred Stock purchased and redeemed in full pursuant to Section 8(a) hereof and the Corporation shall not be relieved of its obligations to redeem unredeemed shares of Series A Preferred Stock in full. Promptly after the Holders' Redemption Purchase Date, the Corporation shall, with respect to any shares of Series A Preferred Stock not purchased or redeemed, respectively, in whole, return to the appropriate holders, the unredeemed shares of Series A Preferred Stock or a new stock certificate, as the case may be, equal in number, to the unredeemed portion of the tendered shares of Series A Preferred Stock.

     (c) Mandatory Redemption of Mirror Preferred Stock. Upon written notice to UK Parent of the Corporation's intention to purchase and redeem the shares of Series A Preferred Stock pursuant to Section 8(a) and (b) above (which notice the Corporation will be required to serve as soon as reasonably practical after notice of election is given to the Corporation pursuant to Section 8(b)), and subject to the limitations of Section 8(d), the Corporation shall cause UK Parent to, immediately prior to such purchase and redemption by the Corporation, redeem the Mirror Preferred Stock. Concurrently, and subject to the limitations of Section 8(d), the Corporation shall cause TW UK to immediately prior to such purchase and redemption by UK Parent, to redeem the Mirror Notes and the Mirror PIK Notes. The Corporation shall use the funds it receives from such redemption of the Mirror Preferred Stock (which in turn will have been derived from funds UK Parent receives from the redemption of the Mirror Notes and the Mirror PIK Notes) to purchase and redeem the shares of Series A Preferred Stock tendered by the holders and accepted for redemption by the Corporation pursuant to Section 8(b) hereof.

     (d) Holders' Redemption Prohibited. If, at a Holders' Redemption Purchase Date the Corporation is prohibited or prevented under Applicable Laws (including lack of surplus under the laws of the State of New York) or under any other contractual or other arrangement, or other legal restriction whatsoever, directly or indirectly (which shall be deemed to encompass a similar prohibition or prevention with respect to UK Parent's or TW UK's or other Subsidiary's of the Corporation compliance with the provisions of Section 8(c)), from purchasing all shares of Series A Preferred Stock for which purchase is elected hereunder pursuant to the Holders' Redemption, then the Corporation shall purchase such shares of Series A Preferred Stock, to the extent permissible and shall purchase the remaining shares of Series A Preferred Stock, as soon as the Corporation is not so prohibited. The Corporation shall use all reasonable endeavors to take such action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to purchase the shares of Series A Preferred Stock under the circumstances contemplated by Section 8(a) hereof, respectively (including to cause UK Parent and/or TW UK to take substantially similar actions); provided, however, that this provision shall not require the repayment of Designated Indebtedness other then upon the occurrence of a Liquidity Event. In the event that the Corporation fails for any reason to purchase any shares of Series A Preferred Stock for which purchase is required pursuant to Section 8(a) hereof, then (i) the holders shall have the right to revoke their exercises of the Holders' Redemption at any time and (ii) if the holders do not elect to so revoke such exercise, during the period from the applicable Holders' Redemption Purchase Date through the date on which such shares of Series A Preferred Stock are purchased and redeemed, the Corporation shall pay, in addition to such amounts due pursuant to exercise of the Holders' Redemption, to the holders an amount equal to two percent (2%) per annum of the Series A Purchase Price for any of the shares of Series A Preferred Stock not purchased hereunder and the shares of Series A Preferred Stock which remain outstanding shall continue to accrue dividends at the rate provided in Section 2, plus two percent (2%) per annum. Nothing in this Section 8(d) shall impair or be deemed to limit, modify or affect the rights of the holder to pursue any available remedy, at law or in equity, to enforce or seek to enforce, in any manner whatsoever, the Corporation's obligations under this Section 8, including without limitation filing any suit or complaint or seeking to file a suit or complaint with any court of competent jurisdiction to obtain injunctive or other equitable relief and/or damages arising from a breach of the Corporation's obligation to purchase the shares of Series A Preferred Stock and enforcing any judgment obtained in any such suit in any manner available under Applicable Laws to judgment creditors in general.


                                     A-2-13

     Section 9. Conversion at the Option of the Corporation.

     (a) Subject to the provisions of the Business Corporation Law of New York and to any other applicable restrictions on the right of a corporation to redeem its own shares, the Corporation, at the option of the Board of Directors, may at any time or from time to time convert the outstanding Series A Preferred Stock, in whole, but not in part, without the payment of any additional consideration, into (i) fully paid and nonassessable shares of Common Stock (at the Common Conversion Rate) and (ii) the payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall not have the right to convert the shares of Series A Preferred Stock unless and until a Qualified Public Value is achieved; provided further, that, if the Corporation converts the shares of Series A Preferred Stock prior to December 17, 2002, for purposes of this Section 9, the cash payment required by clause (ii) of this
Section 9(a) shall be increased by such amounts necessary to give effect to all accrued or declared but unpaid dividends on such shares of Series A Preferred Stock which have not yet accrued but will accrue assuming that such Conversion Date (as defined below) occurred on December 17, 2002. In the event the Corporation elects to convert the shares of Series A Preferred Stock pursuant to this Section 9(a), it shall promptly notify the holders in writing of such proposed conversion. The holders will have the right (which right if exercised, will take priority over the Corporation's right of conversion) to convert the shares of Series A Preferred Stock, in whole or in part, at any time on or before the Conversion Date (such date shall be referred to herein as the "Conversion Date") of the shares of Series A Preferred Stock complying with the provisions for voluntary conversion set forth in Section 5 hereto (the "Holders' Conversion Right"). The Corporation shall not be permitted to exercise its conversion right pursuant to this Section 9(a) unless contemporaneously with the delivery of the notice to the holders referred to above it complies with the provisions of Section 9(c).

     (b) Conversion Procedures for Series A Preferred Stock. The election of the Corporation to convert shares of Series A Preferred Stock pursuant to
Section 9(a) hereof shall be evidenced by a Board Resolution. Notice of conversion of the shares of Series A Preferred Stock ("Conversion Securities") shall be mailed, at the Corporation's expense, not less than thirty (30) nor more than sixty (60) days prior to the Conversion Date, to each holder. All notices of conversion shall include the following information: (1) the Conversion Date; (2) the number of shares of Common Stock to be issued to each holder at the Common Conversion Rate plus the amount of cash to be paid with respect to all accrued or declared but unpaid dividends on the shares of Series A Preferred Stock; (3) the place or places where such Conversion Securities are to be surrendered; (4) that the holders may convert the shares of Series A Preferred Stock prior to the Conversion Date; and (5) a copy of the Board Resolution, certified by the Secretary of the Corporation.

     (c) Deposit of Dividend Amounts. Prior to any Conversion Date with respect to the shares of Series A Preferred Stock, the Corporation shall deposit with a paying agent, or into a segregated account of the Corporation, an amount of money sufficient to pay the amount of accrued or declared but unpaid dividends (as calculated pursuant to Section 9(a)) on all shares of Series A Preferred Stock which are to be converted. The holders' obligation to tender the shares of Series A Preferred Stock called for conversion by the Corporation or the exercise of the Holders' Conversion Right shall not arise until such time as sufficient funds have been deposited to pay such amounts for the Conversion Securities to be redeemed.

     (d) Conversion Securities Payable on Conversion Date. Notice of conversion having been given as provided in Section 9(b) hereof, the Conversion Securities to be converted on the Conversion Date, shall be converted into shares of Common Stock (plus applicable cash in the amount of any accrued or declared but unpaid dividends on the shares of Series A Preferred Stock. Upon conversion in accordance with this Section 9, all rights with respect to the Series A Preferred Stock so converted shall terminate, except the rights of the holders thereof upon surrender of their certificate or certificates therefore or delivery of an affidavit of loss thereof together with an indemnity agreement in form reasonably satisfactory to the Corporation to receive certificates for the number of shares of Common Stock (plus cash in the amount of any accrued or declared but unpaid dividends on the shares of Series A Preferred Stock) into which such shares of the Conversion Securities have been


                                     A-2-14
converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by an attorney-in-fact duly authorized in writing. Upon surrender of such certificates or affidavit of loss together with an indemnity agreement in form reasonably satisfactory to the Corporation, the Corporation shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock (plus cash in the amount of any accrued or declared but unpaid dividends on the shares of Series A Preferred Stock) into which the shares of the Series A Preferred Stock surrendered are convertible on the Conversion Date. If any of the Conversion Securities called for conversion by the Corporation shall not be paid upon surrender thereof by the holders for the proper and correct number of shares of Common Stock (plus cash in the amount of the accrued or declared but unpaid dividends on the shares of Series A Preferred Stock), dividends shall continue to accrue at the rates borne by the Conversion Securities on any amount payable thereon, the conversion of the Series A Preferred Stock shall be deemed not to have occurred, the shares of Series A Preferred Stock shall be deemed owned and outstanding by the holders thereof, and any conversion of the shares of Series A Preferred Stock by the Corporation henceforth shall comply with the provisions of this Section 9 in its entirety, including without limitation, a new notice of conversion mailing and applicable time periods as provided in
Section 9(b).

     Section 10. Ranking. The shares of Series A Preferred Stock will, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Corporation, unless otherwise provided in the Corporation's Certificate of Incorporation or a certificate of amendment setting forth the designations, rights and preferences relating to a subsequently issued series of preference stock of the Corporation, rank (i) on a parity with any other class or series of preferred stock issued by the Corporation and (ii) prior to the Common Stock.

     Section 11. Miscellaneous.

     (a) Except as otherwise expressly provided in this Certificate of Amendment, whenever a notice or other communication is required or permitted to be given to holders of shares of Series A Preferred Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws, these resolutions and applicable law, as in effect from time to time. Such notice will be deemed received when so deposited.

     (b) Except as may otherwise be required by law, shares of Series A Preferred Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate of Amendment and in the Certificate of Incorporation.

     (c) The headings of the various subdivisions of this Certificate of Amendment are for convenience only and will not affect the meaning or interpretation of any of the provisions of this Certificate of Amendment.

     (d) (i) Except as otherwise provided in this Section 11(d), the preferences, special rights or powers of the Series A Preferred Stock may be waived, and any of the provisions of the Series A Preferred Stock may be amended (and any existing Covenant Breach or Insolvency Breach or compliance with any provision of this Certificate of Amendment may be waived) only by the affirmative vote at a meeting or the written consent of a Majority in Interest of the holders.


       (ii) Without the consent of every affected holder who is a registered owner of shares of Series A Preferred Stock with an aggregate Original Issue Price of (pounds sterling)500,000 or more, which such consent shall be binding upon all holders, no amendment, supplement or waiver to this Certificate of Amendment shall: (i) reduce the Original Issue Price, principle amount or value of the Series A Preferred Stock, Mirror Preferred Stock, Mirror Note and/or Mirror PIK Note; (ii) reduce the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock



                                     A-2-15

(except pursuant to adjustment provisions as provided herein), change the fixed maturity date of any Mirror Note or Mirror PIK Note or alter the provisions with respect to the redemption of the Series A Preferred Stock, Mirror Preferred Stock, Mirror Note and/or Mirror PIK Note in a manner adverse to the holders; (iii) reduce the rate of or change the time for payment of dividends or interest on shares of Series A Preferred Stock, Mirror Preferred Stock, Mirror Note and/or Mirror PIK Note; (iv) waive a Covenant Breach or Insolvency Breach in the payment of principal of, or interest or dividends on, any share of Series A Preferred Stock, Mirror Preferred Stock, Mirror Note or Mirror PIK Note or on the payment of the Series A Purchase Price or Series A Preference Amount or the Mirror Preferred Stock Purchase Price or the Mirror Preferred Stock Preference Amount or the Mirror Note Redemption Price or the Mirror PIK Note Redemption Price (except that a Majority in Interest of the holders may (A) rescind an Accelerated Liquidity that resulted from a non-payment default, and (B) waive the payment default that resulted from such Accelerated Liquidity); (v) make any share of Series A Preferred Stock or Mirror Preferred Stock or Mirror Note or Mirror PIK Note payable in consideration other than that stated in such instruments; (vi) waive a payment of the Series A Purchase Price, Series A Preference Amount, Mirror Preferred Stock Purchase Price, Mirror Preferred Stock Preference Amount, Mirror Note Redemption Price or Mirror PIK Redemption Price upon redemption or purchase of the relevant Security; or (vii) make any change in this Section 11(d)(ii).

       (iii) After an amendment, supplement or waiver under this Section 11(d) becomes effective, the Corporation shall mail to the holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Corporation to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

     Section 12. Defined Terms.

     In addition to any terms defined elsewhere in this Certificate of Amendment, unless otherwise specifically provided herein, the following terms shall have the following meanings for all purposes when used in this Certificate of Amendment:

     "Accelerated Liquidity" shall have the meaning set forth in Section 17(c)(ii) of this Certificate of Amendment.

     "Accrued Earnout" means, as of any date and with respect to any Earnout, an amount equal to the greater of (a) the product of (1) the Maximum Earnout with respect to such Earnout and (2)(A) the Actual Measure (as defined below) minus the Base Measure (as defined below) divided by (B) the Target Measure (as defined below) minus the Base Measure and (b) zero. "Actual Measure" means, with respect to any Earnout, the amount of the financial performance measure of the acquired business or assets on which such Earnout is based as of the end of such Company's most recently ended fiscal quarter. "Base Measure" means, with respect to any Earnout, the amount of the financial performance measure of the acquired business or assets on which such Earnout is based on the date of the acquisition in connection with which such Earnout was created. "Target Measure" means, with respect to any Earnout, the minimum amount of the financial performance measure of the acquired business or assets that, if attained, would result in the Maximum Earnout becoming due.

     "Acquired Person" means, with respect to any specified Person, any other Person, or the assets of any other Person, acquired by such specified Person, whether by acquisition, merger, consolidation, other business combination or otherwise.

     "Additional Series A Director" has the meaning ascribed thereto in Section 17(c)(i)(2) hereof.

     "Affiliates" means, with respect to any specified Person, any other Person directly or indirectly controlling (including, but not limited to, each director and executive officer of such Person), controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to control a company if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such company whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall the Institutional Investors be considered Affiliates of the Corporation for purposes of this Certificate of Amendment.


                                     A-2-16

     "Affiliate Transaction" has the meaning ascribed thereto in Section 13(f)(i) hereof.

     "Applicable Laws" means, with respect to any Person, property, transaction or event, all applicable laws (including, without, limitation, Environmental
Laws), statutes, legislation, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, consents, licenses, recognitions, grants, confirmations, permissions, determinations, certifications, approvals, authorizations, guidelines, orders and policies of any Governmental Entity having authority over such Person

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value (discounted at the average interest rate borne by the Credit Agreements, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Bank Indebtedness" means any and all amounts payable by any of the Group Companies under or in respect of the Credit Facility and any Refinancing Indebtedness of any of the Group Companies with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any Insolvency Proceedings relating to any of the Group Companies whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Banks" means Paribas, as arranger of the Credit Facilities, and Barclays Bank, as agent.

     "Board of Directors" or "Board" means, with respect to any Person, the Board of Directors or other governing body of such Person or any committee thereof duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors or other governing body of such Person. When used without any reference to a specific Person, the term "Board of Directors" or "Board" shall be deemed to mean the Board of Directors of the Corporation.

     "Board Resolution" means a resolution of the Board of Directors of the Corporation which has been (i) duly passed at a meeting duly convened and held with the affirmative vote of not less than a majority of all members of the Board of Directors then serving as such, whether or not all such directors are present and voting at the meeting, or (ii) adopted by written consent in lieu of a meeting of the Board of Directors signed by each of the members of the Board of Directors then serving as such.

     "Breach" means any event which is, or after notice or passage of time or both would be, an Insolvency Breach.

     "Breach Interest Rate" shall have the meaning set forth in Section 17(c)(i)(1).

     "Budget" means the annual operating budget referred to in Section 14(a)(iii) hereof.

     "Business Day" means any day other than a Legal Holiday.

     "Capital Shares" of any Person means any and all shares, interests, participations, and/or other equivalents of or in (however designated) shares or equity securities of such Person, including each class of common stock, ordinary shares and preferred shares of such Person, and partnership or limited liability company interests, whether general or limited, of such Person, and including any securities convertible into or exercisable or exchangeable for rights to subscribe for, and any options, warrants or other rights to acquire, any such shares or equity securities of such Person, including for the avoidance of doubt, the Series A Preferred Stock. When used without any reference to a specific Person, the term "Capital Shares" shall be deemed to mean the Capital Shares of the Corporation.

     "Charter Documents" means the certificate of incorporation and bylaws and/or other applicable constitutional documents of an entity each as amended to date and as presently in effect.

     "Closing" has the meaning ascribed thereto in Section 1.2 of the Master Reorganization Agreement.


                                     A-2-17

     "Closing Date" has the meaning ascribed thereto in Section 2(a) of this Certificate of Amendment.


     "Closing Price" means the last sale price or the closing mid-price (whichever shall be the usual method of reporting for the relevant market) reported for the publicly traded shares of Common Stock on the New York Stock Exchange, the NASDAQ National Market, the American Stock Exchange or a Designated Offshore Securities Market, or if the context so requires, any other established securities market including over-the-counter markets.


     "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto, and any regulations promulgated thereunder.


     "Common Conversion Rate" shall have the meaning set forth in Section 5(a) of this Certificate of Amendment.



     "Common Stock" means the common stock, par value $.01 per share, of the Corporation.



     "Common Stock Deemed Outstanding" shall have the meaning set forth in
Section 6(a)(x) of this Certificate of Amendment.


     "Companies" means collectively, the Corporation, UK Parent and TW UK considered as a single enterprise, until a successor replaces the Corporation, UK Parent or TW UK and thereafter includes the successor or successors, as the case may be.


     "Consolidated" or "consolidated", when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with Applicable Laws and in accordance with accounting principles, standards and practices generally accepted at the relevant date in the United States consistently applied, after elimination of intercompany items.


     "Covenant Breach" has the meaning ascribed thereto in Section 17(a) hereof.


     "Conversion Date" shall have the meaning set forth in Section 9(a) of this Certificate of Amendment.


     "Conversion Price" shall have the meaning set forth in Section 5(a) of this Certificate of Amendment.


     "Conversion Securities" shall have the meaning set forth in Section 9(b) of this Certificate of Amendment.


     "Convertible Securities" shall have the meaning set forth in Section 6(a)(i) of this Certificate of Amendment.


     "Credit Agreements" means the Credit Facility and the Mezzanine Facility.


     "Credit Facility" means the credit agreement dated as of December 17, 1999 among the Group Companies named therein, the Banks and the other lenders, if any, parties thereto from time to time, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured, or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring, or other modification thereto would be prohibited by Section 13(i) unless otherwise agreed by a Majority in Interest of the holders).


     "Designated Indebtedness" means: (a) Bank Indebtedness; (b) Mezzanine Indebtedness; or (c) Refinancing Indebtedness with respect thereto.


     "Designated Offshore Securities Market" means the London Stock Exchange, the New Market of the Frankfurt Stock Exchange or, if approved in writing by a Majority in Interest of the holders, any other recognized investment exchange (as such term is used in the Financial Services Act of 1986).


                                     A-2-18

     "Disposition" means, with respect to any Person, any disposal, merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition, in any such case, of all or substantially all of such Person's assets in one transaction or a series of related transactions.

     "Disqualified Capital Shares" means, with respect to any Person, any Capital Shares of such Person that, by their terms, by the terms of any agreement related thereto or by the terms of any security into which they are convertible or exchangeable, are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or have, or upon the happening of an event or passage of time would have, a sinking fund or similar payment due, including without limitation the Series A Preferred Stock.

     "Earnout" means, with respect to any acquisition, any arrangement pursuant to which any of the Group Companies is, or may become, obligated to make one or more payments to the seller of an Acquired Person or acquired Property or assets based upon the financial performance of the company, business or assets being acquired by any of the Group Companies.

     "Environment" means soil, surface waters, groundwater, land, sediments, surface or subsurface strata, air or any environmental medium.

     "Environmental Law(s)" means and includes any federal, state, local, municipal or foreign statute, law (including, without limitation, common law), ordinance, rule, regulation, code, order, writ, judgment, permit, authorization, approval, consent, concession, grant, franchise, license, agreement, injunction, decree or other government restriction or judicial or agency interpretation, policy or guidance, in each case having the force of law, relating to the Environment, pollution, chemical use, health, occupational health, health protection, safety or natural resources.

     "Fair Value" means the fair market value as determined in good faith by the Board of Directors of the Corporation.

     "Filing Date" shall have the meaning set forth in Section 6(a) of this Certificate of Amendment.

     "Finance Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property owned by or used by such Person which is required to be classified and accounted for as a finance lease or a liability on the face of a balance sheet of such Person prepared in accordance with Applicable Laws and in accordance with accounting principles, standards and practices generally accepted at the Filing Date in the United Kingdom or, if the Person is an American entity, the United States, consistently applied. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Governmental Entity" means any governmental or quasi-governmental authority or regulatory authority including, without limitation, the National Health Service, any federal, state, provincial, territorial, county, municipal or other governmental or quasi-governmental agency, board, parliament, legislature, regulatory authority, local health authority, agency, tribunal, commission, branch, bureau, commission, court, arbitrator, department or other law, regulation or rule-making entity or other instrumentality or political unit or subdivision having or purporting to have jurisdiction on behalf of any nation, state, province, municipality, district or any subdivision thereof.

     "Group Assets" means the Consolidated assets of the Group Companies.

     "Group Companies" means the Corporation, UK Parent, TW UK and their respective Subsidiaries (each such entity, a "Group Company").

     "Group Revenues" means the Consolidated revenues (turnover) of the Group Companies.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether


                                     A-2-19
directly or indirectly, and including, without limitation, any obligation of such Person, (a) to purchase or pay (or advance or supply funds, for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity capital or other financial statement, condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Hedging Obligations" means, with respect to any Person, any interest rate option agreement, interest rate collar agreement, interest rate swap agreement, interest rate cap agreement, cross currency rate swap agreement, currency swap agreement, interest rate protection agreement or other financial agreement or arrangement designed to protect any of the Group Companies against fluctuations in interest rates or currency exchange rates and which shall have a notional amount no greater than the payments due with respect to Indebtedness being hedged thereby.

     "holders" shall mean the holders of the Series A Preferred Stock, unless such other meaning is clearly ascribed herein.

     "Holders' Conversion Right" shall have the meaning set forth in Section 9(a) of this Certificate of Amendment.

     "Holders' Redemption" shall have the meaning set forth in Section 8(a) of this Certificate of Amendment.

     "Holders' Redemption Offer" shall have the meaning set forth in Section 8(b) of this Certificate of Amendment.

     "Holders' Redemption Purchase Date" shall have the meaning set forth in
Section 8(b) of this Certificate of Amendment.

     "Incur" or "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee, including by way of merger with, or acquisition of, another Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing).

     "Indebtedness" means, with respect to any Person on any date of determination, (a) all liabilities, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof and whether short-term or long-term, secured or unsecured), (ii) evidenced by bonds, notes, debentures, drafts accepted or other similar instruments or letters of credit (including (A) liabilities representing the deferred or contingent purchase price of, or the balance deferred and unpaid of the purchase price of any Property, except for trade accounts payable in the ordinary course of business, and (B) Earnouts in an amount equal to the Accrued Earnout), (iii) for the payment of money relating to Finance Lease Obligations; (iv) for payment of money relating to all Attributable Debt with respect to Sale/Leaseback Transactions or (v) under the terms of any amendment, renewal, extension or refunding of any liability of the types referred to in the preceding clauses
(i), (ii), (iii) or (iv); (b) the maximum fixed repurchase price of all Disqualified Capital Shares of such Person or, if there is no such maximum fixed repurchase price, the liquidation preference of such Disqualified Capital Shares, plus accrued but unpaid dividends (including, without limitation, the Series A Preference Amount); (c) reimbursement obligations of such Person with respect to letters of credit or bankers' acceptances issued for the benefit of such Person; (d) Hedging Obligations, on a net basis, of such Person; (e) all liabilities of others of the kind described in the preceding clauses (a), (b),
(c) and (d) that such Person has Guaranteed or that is otherwise such Person's legal liability; and (f) all obligations of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that if the obligations so secured have not been assumed by such Person


                                     A-2-20
or are not otherwise such Person's legal liability, the amount of Indebtedness of such Person shall be deemed to be the lesser of: (1) the fair market value of such asset at such date of determination, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution and (2) the amount of such Indebtedness of such other Persons. For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Capital Shares that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Shares as if such Disqualified Capital Shares were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Amendment, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Shares (or any equity security for or into which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person.

     "Independent Financial Advisor" means a reputable accounting, appraisal or a nationally recognized investment banking firm that is, in the reasonable judgment of the Board of Directors of the Corporation (evidenced by a certified copy of a Board Resolution of the Corporation in this regard), qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Corporation and its Affiliates.

     "Insolvency Breach" shall have the meaning set forth in Section 17(b) of this Certificate of Amendment.

     "Insolvency Event" means, with respect to any Person, the commencement of proceedings taken with a view to liquidation, bankruptcy, winding-up, administration, administrative receivership, dissolution or any other insolvency proceedings of that Person or analogous proceedings under the laws of any other jurisdiction (other than for purposes of a solvent reorganization).

     "Insolvency Proceedings" means, with respect to any Person, any corporate action or other steps are taken or formal insolvency proceedings are started (whether by way of voluntary arrangement, scheme of arrangement or otherwise, save for any solvent reorganization previously approved in writing by the Institutional Investors) for the enforcement of a Lien over all or any of such Person's revenues or assets or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets (or any event occurs or proceedings are taken with respect to any such Person which has a similar or equivalent effect to any of the foregoing).

     "Institutional Investors" means Triumph Partners III, L.P., Triumph III Investors, L.P., and Paribas.

     "Investment" means any investment by any Person in any other Person, whether by a purchase of assets, in any transaction or series of related transactions, individually or in the aggregate, subscription for Capital Shares, capital contribution, loan, advance (other than reasonable loans and advances to employees for moving and travel expenses, as salary advances, and other similar expenses incurred, in each case in the ordinary course of business consistent with past practice) and any Guarantee of Indebtedness of such other Person.

     "Junior Stock" has the meaning set forth in Section 2(b) of this Certificate of Amendment.

     "Lead Investor" shall mean Triumph Partners III, L.P.

     "Lien" means any mortgage, pledge, lien, encumbrance, option, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or right of pre-emption, right of first refusal, retention of title or a security interest of any kind, whether or not filed, recorded or otherwise perfected under applicable law; provided that in no event shall an operating lease (as opposed to a Finance Lease Obligation) be deemed to constitute a Lien hereunder.

     "Legal Holiday" means a Saturday, Sunday or a day on which banking institutions in New York, New York, are not required to be open.

     "Liquidation Event" has the meaning set forth in Section 4(a) of this Certificate of Amendment.

                                     A-2-21

     "Liquidity Event" means (i) a sale, assignment, transfer, lease, conveyance or other disposal of 90% or more of the Capital Shares of either the Corporation, UK Parent or TW UK to a Person who is not an Institutional Investor or an Affiliate of an Institutional Investor, including by way of scheme of arrangement or other business combination (whether or not the Corporation, UK Parent or TW UK is the Surviving Person), whether in one transaction or a series of related transactions, (ii) a sale, assignment, transfer, lease, conveyance or disposal of Property or assets of the Group Companies representing in the aggregate 90% or more of the total value of all Group Assets or generating in the aggregate 90% or more of all Group Revenues, whether voluntary or involuntary, in one transaction or a series of related transactions, or (iii) an Insolvency Event with respect to the Corporation, UK Parent or TW UK, other than by reason of action taken by or on behalf of the Series A Director(s) or the holders as a group].

     "Majority in Interest" means the holders of greater than 50% of the sum of
(i) all shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock that remain outstanding as of the time of determination and
(ii) shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock; provided, however, that with respect to clause (ii) only those shares of Common Stock beneficially owned by the Person who converted the corresponding Series A Preferred Stock (or their Affiliates) shall be included in the calculation of a Majority in Interest.

     "Master Reorganization Agreement" means the Master Reorganization Agreement by and among the Corporation, TW US, UK Parent, TW UK, the Lead Investor, and the Investors named therein, as the same may be amended from time to time.

     "Maximum Earnout" means, with respect to any Earnout, the maximum amount that may (without regard to the likelihood of such an occurrence) become payable under such Earnout.

     "Mezzanine Facility" means the credit agreement dated as of December 17, 1999 among TW UK, the Subsidiaries of TW UK named therein, the lenders named therein, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by
Section 9.2(h) of the Securities Purchase Agreement unless otherwise agreed by a Majority in Interest of the holders).

     "Mezzanine Indebtedness" means any and all amounts payable by any of the Companies under or in respect of the Mezzanine Facility, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any Insolvency Proceedings relating to TW UK whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Mirror Notes" has the meaning ascribed thereto in the Securities Purchase Agreement.

     "Mirror Note Redemption Price" means at any given time, the amount of principal plus unpaid interest with respect to the Mirror Note.

     "Mirror PIK Notes" has the meaning ascribed thereto in the Securities Purchase Agreement.

     "Mirror PIK Note Redemption Price" means, at any given time, the amount of principal plus unpaid interest with respect to any Mirror PIK Note.

     "Mirror Preferred Stock" means the convertible redeemable preference shares of UK Parent.


     "Mirror Preferred Stock Preference Amount" means the Series A Preference Amount (as such term is defined in the charter of UK Parent.

     "Mirror Preferred Stock Purchase Price" means the Series A Purchase Price (as such term is defined in the charter of UK Parent.



                                     A-2-22

     "Officer" means, with respect to any of the Companies, the chief executive officer, the president, the chief financial officer, or group managing director of such Company.

     "Officers' Certificate" means a certificate executed on behalf of a Company by two Officers of such Company.

     "Options" shall have the meaning set forth in Section 6(a)(i) of this Certificate of Amendment.

     "Original Issue Price" has the meaning set forth in Section 4(a) of this Certificate of Amendment.

     "Payment Restriction" means, with respect to a Subsidiary of any Person, any encumbrance, restriction or limitation or operation of the terms of its Charter Documents, on the ability of (a) such Subsidiary to (i) pay dividends or make other distributions on its Capital Shares or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary or holding company of such Person, (ii) make loans or advances to such Person or any other Subsidiary or holding company of such Person, or (iii) transfer any of its properties or assets to such Person or any other Subsidiary or holding company of such Person, or (b) such Person or any other Subsidiary or holding company of such Person to receive or retain any such (i) dividends, distributions or payments, (ii) loans or advances, or (iii) transfers of properties or assets.

     "Person" means any individual, corporation, limited or general partnership, company, business trust, firm, or other association or business entity created and/or recognized under Applicable Law, or any Governmental Entity.

     "Property" or "property" means any assets or property of any kind or nature whatsoever, real, personal, or mixed (including fixtures), whether tangible or intangible.

     "Qualified Average Price" means the Closing Price per share of Common Stock as reported by the principal securities exchange on which the shares of Common Stock are listed for trading, so long as such exchange is the New York Stock Exchange, the NASDAQ National Market, the American Stock Exchange or a Designated Offshore Securities Market, for 30 consecutive Trading Days, provided that (i) on each one of such Trading Days the Closing Price is equal to or higher than the minimum price required to achieve a Qualified Public Value if such price alone was deemed to equal the Qualified Average Price and
(ii) throughout such 30-day period at least 20% of the shares of Common Stock outstanding are held by Persons who are not Affiliates of the Corporation, any Group Company or any holder and are freely transferable in the public trading market.

     "Qualified Public Value" means a Qualified Average Price such that the product of such Qualified Average Price times the aggregate number of shares of Common Stock issued pursuant to or issuable upon conversion of the shares of Series A Preferred Stock is equal to or greater than 2.5 times the Total Investment.

     "Redemption Event" shall have the meaning set forth in Section 8(a) of this Certificate of Amendment.

     "Redemption Event Trigger Date" shall have the meaning set forth in
Section 8(a) of this Certificate of Amendment.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Group Companies existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Group Companies that refinances Refinancing Indebtedness); provided, however, that: such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness, plus accrued and unpaid, interest thereon (if any) being Refinanced.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by a Group Company whereby a Group Company transfers such property to a Person and such Group Company leases it from such Person, other than leases between the Companies and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.


                                     A-2-23

     "Securities" mean, collectively, the Series A Preferred Stock, the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (but only those shares of Common Stock beneficially owned by the Persons who converted the corresponding Series A Preferred Stock or such Person's Affiliates upon Transfer of such Securities), the Mirror Preferred Stock and the Mirror Notes.

     "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated December 17, 1999 by and among the Companies and the Purchasers, as defined therein, as amended.

     "Series A Director" has the meaning set forth in Section 3(a) of this Certificate of Amendment.

     "Series A Preference Amount" shall have the meaning set forth in Section 4(a) of this Certificate of Amendment.

     "Series A Preferred Stock" shall have the meaning set forth in Section 1 of this Certificate of Amendment.

     "Series A Purchase Price" shall have the meaning set forth in Section 8(a) of this Certificate of Amendment.

     "Subsidiary" of any Person means any other Person with respect to which either (i) more than 50% of the interests having voting power (a) generally exercisable at a general meeting of shareholders or (b) to elect a majority of the directors or individuals having similar functions of such other Person (irrespective of whether at the time interests of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), or (ii) more than 50% of the equity interests of such other Person, is at the time directly or indirectly owned or controlled by such Person, by such Person and/or one or more of its other Subsidiaries and/or any holding company of such Person or of any of its Subsidiaries or by one or more of such Person's other Subsidiaries. When used herein without reference to any Person, Subsidiary means a Subsidiary of the Corporation.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.


     "Total Investment" shall mean (pounds sterling)22,286,869.


     "Trading Days" means with respect to the shares of Common Stock listed on NYSE, NASDAQ National Market, the American Stock Exchange or a Designated Offshore Securities Market, days on which trades may be made on such system and on which a trade occurs.

     "Transaction Documents" means, collectively, the Transaction Documents (as defined in the Securities Purchase Agreement) and the Master Reorganization Agreement and any and all agreements, certificates, instruments and other documents contemplated hereby or thereby or executed and delivered in connection herewith or therewith.

     "Transfer" or "transfer" means any sale, gift, transfer (whether voluntary or otherwise) or other disposition of (including the granting of any security encumbrance over) any security (including, for the avoidance of doubt, any shares of Series A Preferred Stock) or any option, right, beneficial interest, derivative interest or other interest (legal or equitable) therein.

     "Trustee" shall mean Richard Green (or any successor) under the Voting Trust Agreement.

     "TW UK" means Transworld Healthcare (UK) Limited.

     "UK Parent" means Allied Healthcare Group (UK) Ltd.

     "Voting Trust Agreement" means the Voting Trust Agreement, dated as of the date hereof, by and among TW UK, UK Parent, Transworld, the Purchasers' Representative (as defined in the Securities Purchase Agreement) and the Trustee, as such may be amended from time to time.

     "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary, 100% of the equity interests in which (however measured) are owned by such Person or a Wholly-Owned Subsidiary of such Person or such Person and one or more Wholly-Owned Subsidiaries of such Person taken together.


                                     A-2-24

     Section 13. Covenants. Notwithstanding anything to the contrary contained herein, until the earlier of (i) Common Stock achieving a Qualified Public Value or (ii) the Lead Investor (or any of its Affiliates, which, for purposes of this Section 13, shall include any limited partner or other constituent owner of the Lead Investor) holding less than fifty percent (50%) of the shares of Series A Preferred Stock issued to the Lead Investor on the Closing Date, the Corporation shall make, uphold and comply with the following covenants, and shall cause each of its Subsidiaries to so uphold and comply with such covenants where applicable:

     (a) Payment of Securities. The Corporation shall deliver shares of Common Stock (plus applicable payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock) upon the conversion of the shares of Series A Preferred Stock, and pay when due the Series A Purchase Price or Series A Preferred Amount, as applicable, of shares of Series A Preferred Stock (plus applicable payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock) in the manner provided herein. The Companies shall not, or permit any of their respective Subsidiaries to, enter into any agreement with any party which by its express terms: (a) restricts payments due the holders hereunder; or (b) otherwise conflicts with or impairs any of the express rights or privileges granted to the holders hereunder or under any other Transaction Document.

     (b) Accounting Methods; Organizational Existence.


         (i) Unless consistent with Applicable Laws and with accounting principles, standards and practices generally accepted at the relevant date in the United States of America or the United Kingdom, as applicable, consistently applied, the Companies will not, and they will not permit any Subsidiary to, change or introduce any new method of accounting which differs in any substantive respect from the accounting as reflected in the audited financial statements included in the Registration Statement on Form S-4 by the Corporation filed with the Securities and Exchange Commission on May 1, 2002 unless such change or introduction is mandated after the Filing Date under generally accepted accounting principles in the United States or the United Kingdom, as applicable.


         (ii) The Companies will use their commercially reasonable efforts to do or cause to be done all things necessary to preserve and keep in full force and effect their respective and their respective Subsidiaries' organizational existence as limited liability companies and the rights (charter and statutory), licenses and franchises of the Companies and their respective Subsidiaries; provided, however, that the Companies shall not be required to preserve any such right, license or franchise, or the corporate, organizational or similar existence of any Subsidiary, if the Board of Directors of the Corporation shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Group Companies taken as a whole.

     (c) Payment of Directors' Expenses. Each of the Companies shall promptly reimburse each such member of the Board of Directors of such Company for his reasonable out-of-pocket expenses in accordance with the regular policies of the Companies incurred in attending each meeting of the Board of Directors of such Company or any committee thereof of which he or she is a member.

     (d) Compliance Certificate and Opinion.

         (i) The Corporation shall deliver, and the Corporation shall cause each of UK Parent and TW UK to deliver to the holders, within one hundred and twenty (120) days after the end of each fiscal year of the Corporation, UK Parent and TW UK, and within forty five (45) days after the end of each of the first three quarters of each fiscal year of the Corporation, UK Parent and TW UK, an Officers' Certificate on behalf of each of the Corporation, UK Parent and TW UK stating that (i) a review of the activities of the Corporation, UK Parent and TW UK during the preceding fiscal year or quarter, as the case may be, has been made to determine whether the Companies have kept, observed, performed and fulfilled all of their respective obligations under this Certificate of Amendment and the Transaction Documents, (ii) such review was supervised by the Officers of the Companies signing such certificate, and (iii) to the best knowledge of each


                                     A-2-25

     Officer signing such certificate, (A) the Companies have kept, observed, performed and fulfilled the covenants contained in this Certificate of Amendment and are not in default in the performance or observance of any of the terms, provisions and conditions of this Certificate of Amendment, except where the failure to so keep, observe, perform or fulfill any such covenant, and any such default, could not, individually or in the aggregate, have a material adverse effect on the Companies (or, if a Covenant Breach or Insolvency Breach occurred, describing all such Covenant Breaches or Insolvency Breaches of which each such Officer may have knowledge and what action the Companies have taken or proposes to take with respect thereto), and (B) no event has occurred and remains in existence by reason of which Common Stock upon the conversion of the Series A Preferred Stock (plus applicable payment in cash of any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock), or the payment as applicable of the Series A Purchase Price or Series A Preference Amount as contemplated in this Certificate of Amendment, are prohibited or if such event has occurred, a description of the event and what action the Companies are taking or proposes to take with respect thereto.

         (ii) The Corporation shall deliver to the holders promptly after any Officer of the Companies becomes aware of (i) any Covenant Breach or Insolvency Breach, or (ii) any default or event of default under any mortgage, agreement or instrument that could result in an Insolvency Breach under Section 17, an Officers' Certificate specifying such default or event of default and what action the Companies are taking or proposes to take with respect thereto.

         (iii) To the extent not disclosed in the reports provided under this
     Section 13(d), the Companies shall promptly advise the holders of any event (including without limitation each suit or proceeding commenced or threatened against the Companies, assuming for purposes of this Section 13(d)(iii) that such action is or will be adversely determined) which, in the reasonable judgment of the Companies, has resulted in or, insofar as the Companies can reasonably foresee, may result or will result in a material adverse effect on the rights of holders.

     (e) Restrictive Covenants. The Companies shall not, and shall procure that each of its Subsidiaries shall not, without the consent of a Majority in Interest of the holders:

         (i) amend, alter or repeal any provision of, or add any provision to, any of the Charter Documents in a manner that adversely alters or adversely affects the designations, preferences, powers and/or relative participating optional or other special rights, or the restrictions provided for the benefit of, the Series A Preferred Stock;

         (ii) except as explicitly permitted herein, create, obligate itself to create, authorize, reclassify or issue any Capital Shares of any Subsidiary of the Corporation or of any Subsidiary of such Subsidiaries, except with respect to issuances solely to one or more Group Companies or with respect to directors qualifying shares; or

         (iii) with respect solely to the Corporation, declare or pay any dividends or make any distributions of cash, Property or securities in respect of its respective Capital Shares, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its respective Capital Shares, directly or indirectly, or otherwise, except for (A) dividends with respect to the shares of Series A Preferred Stock and Common Stock consistent with and pursuant to the provisions of Section 2 and (B) the redemption of Series A Preferred Stock pursuant to and as provided in Sections 8 and 9 of this Certificate of Amendment (provided that with respect to such redemptions the Companies shall exercise or direct the exercise of their voting rights for the purpose of passing or authorizing and giving effect to such redemption and any related dividend or distribution).

     (f) Limitation on Transactions with Affiliates.

         (i) None of the Corporation, UK Parent nor TW UK shall, nor shall the Companies permit any of their respective Subsidiaries to, enter into any transaction or series of transactions to sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to or to purchase any property or assets from, or for the direct or indirect benefit of, any holder (other than


                                     A-2-26
     relating to the Transaction Documents and the transactions contemplated thereby) or any Affiliate of any holder, the Corporation, UK Parent or TW UK, make any Investment in or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the direct or indirect benefit of, any holder (other than relating to the Transaction Documents and the transactions contemplated thereby) or any Affiliate of any holder, the Corporation, UK Parent or of TW UK (each, including any series of transactions with one or more holder, or Affiliates, an "Affiliate Transaction"), unless:

             (1) the Board of Directors of the Corporation determines, as evidenced by a Board Resolution, that the terms of such Affiliate Transaction are fair and reasonable to the Group Companies and no less favorable to the Group Companies than those that could have been obtained at that time in a comparable arms-length transaction by the applicable Group Company with an unrelated Person; and

             (2) such transaction has been approved by a majority of members of the Board of Directors of the Corporation who have no direct or indirect interest in the Affiliate Transaction itself or in the Affiliate that is a party to the Affiliate Transaction, or in any other party that is an Affiliate of any such Affiliate, and the Corporation shall have delivered to the holders an Officers' Certificate certifying that the conditions of this clause (2) have been satisfied; and


             (3) with respect to an Affiliate Transaction involving or having a potential aggregate value of more than (pounds sterling)1,000,000, the Board of Directors of the Corporation shall first have received a written opinion from an Independent Financial Advisor for the benefit of the Corporation and the holders which firm is not receiving any contingent fee or other consideration directly or indirectly related to the successful completion of the Affiliate Transaction, to the effect that the proposed Affiliate Transaction is fair to the Group Companies from a financial point of view.


         (ii) The provisions of this Section 13(f) shall not apply to (i) the reasonable and customary fees and compensation paid to or indemnity provided on behalf of, officers, directors, employees or consultants of the Group Companies, as determined by the Board of Directors of the Corporation (with respect to officers and directors of the Corporation) or the senior management of the Corporation in good faith (with respect to other employees and consultants of the Group Companies), (ii) transactions exclusively between or among the Corporation, UK Parent and TW UK and any Wholly-Owned Subsidiary or exclusively between or among Wholly-Owned Subsidiaries, provided such transactions are not otherwise prohibited by this Certificate of Amendment, (iii) any Affiliate Transaction in existence as of the Filing Date, or (iv) any amendment, restructuring or modification of the terms of the Series A Preferred Stock or the rights and obligations of the holders under this Certificate of Amendment or the Institutional Investors in other Transaction Documents which is approved by a majority of the members of the Board of Directors other than the Series A Director.

     (g) Restrictions Against Limitations on Upstream Payments. Without the consent of a Majority in Interest, none of the Corporation, UK Parent nor TW UK shall, nor shall it permit any Subsidiary to, create or otherwise cause or to become effective any Payment Restriction, except for such Payment Restrictions existing under or by reason of: (i) Applicable Laws; (ii) the terms of the Transaction Documents; (iii) the terms of the Credit Agreements as in existence on the date hereof and any other document entered into in connection therewith;
(iv) any instrument governing Indebtedness or Capital Shares of an Acquired Person as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in contemplation of or in connection with such acquisition), provided, that such restriction is not applicable to any Person, or the Property or assets of any Person, other than the Acquired Person; (v) non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (vi) instruments governing purchase money Indebtedness for Property acquired in the ordinary course of business that only impose restrictions on the Property so acquired; or (vii) Refinancing Indebtedness approved by the Boards of Directors of the


                                     A-2-27

Corporation, and, if applicable, TW UK, with respect to Indebtedness described in clauses (ii), (iii) or (iv), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instrument governing the Indebtedness being refinanced immediately prior to such refinancing.

     (h) Protection of Series A Preferred Stock Holders' Rights Generally.

         (i) None of the Corporation, UK Parent, or TW UK shall, or shall permit any of its Subsidiaries to, by amendment of any Charter Document or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, UK Parent and TW UK.

         (ii) Upon request by the Majority in Interest, the Companies shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such reasonable further act, deed, conveyance, transfer and assurance necessary or desirable to carry out the terms, provisions, purposes and intents of Certificate of Amendment and the other Transaction Documents, and all other agreements, securities and instruments contemplated hereby and thereby, and to ensure the effectiveness of the rights, benefits and remedies provided for hereby and thereby.

     (i) Amendments and Supplements Requiring Consent of Holders.

         (i) Except as otherwise provided in this Section 13(i)(i) or 11(d), the Mirror Preferred Stock and Mirror Note may be amended or supplemented only with the written consent of a Majority in Interest, and any existing Covenant Breach or Insolvency Breach or compliance with any provision of the Mirror Preferred Stock and Mirror Note may be waived only with the consent of a Majority in Interest of the holders.

         (ii) It shall not be necessary for the consent of the Majority in Interest under Section 13(i) or 11(d) to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under Section 13(i) or 11(d) becomes effective, the Companies shall mail to each holder a notice briefly describing the amendment, supplement or waiver. Any failure of the Companies to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or waiver.

     Section 14. Provision of Information

     (a) Provision of Information. Until the Common Stock has achieved a Qualified Public Value the Corporation shall, and shall cause each of its Subsidiaries to, where applicable,:

         (i) prepare at the cost of the Corporation and deliver to the Lead Investor (on behalf of the holders):

             (1) within 25 days of the end of each month consolidated monthly management accounts of the Group Companies including a profit and loss account and a balance sheet, cash flow statement and 12 month cash flow forecast in each case with a comparison against the Budget together with a commentary on the trading and prospects of the Group Companies; and

             (2) such other information as the holders may reasonably require;

         (ii) dispatch the audited accounts of the Group Companies for each financial period of the Corporation to the Purchasers not later than 120 days after the end of each financial period;

         (iii) procure that not later than the beginning of each annual financial accounting reference period there is prepared and delivered to the holders a detailed operating budget for such financial accounting reference period (including a schedule of all forecast capital expenditure and cash flow forecast for the Group Companies in respect of such financial accounting reference period) of the Group Companies; and


                                     A-2-28

         (iv) procure that all material developments regarding any of the Group Companies' affairs are communicated to the Series A Director at meetings of the Board of Directors (or through Board of Directors papers) or in writing to the holders and that the holders are given such information and such access to the officers, employees and premises of the Group Companies as they may reasonably require.

     (b) Communication of Information. The Series A Director may communicate any information received by him or her pursuant to this Certificate of Amendment or otherwise in his or her capacity as director of the Corporation to the Lead Investor. The Lead Investor may communicate any such information to any company or other entity which is its Subsidiary or holding company or a Subsidiary of its ultimate holding company or to its partners, members, manager or investment or other professional adviser or any Person or Persons on behalf of whom it holds Securities; provided, that it shall use its reasonable endeavors to procure that such recipient is aware of the confidential nature of such information and does not use any such information other than for the purpose of reviewing its or clients' investment in the Companies.

     Section 15. Conduct of the Group Companies and Management. Until the Common Stock has achieved a Qualified Public Value, the Corporation shall, and shall cause each of its Subsidiaries to, where applicable:

     (a) send to the Series A Director:

         (i) reasonable advance notice of each meeting of the Board of Directors or committee of the Board of Directors or of a meeting of the Directors of any member of the Group Companies of which that Person is a director (such notice to be not less than seven days' notice unless otherwise agreed by the Series A Director) and, contemporaneously with any distribution to the other directors of the Corporation, an agenda of the business to be transacted at such meeting (together with all papers circulated or presented to the same);

         (ii) as soon as practicable after each such meeting of the Board of Directors or of a committee of the Board of Directors, a copy of the draft minutes thereof;

     (b) procure that at least four Board of Directors meetings of the Corporation shall be held each year (at not more than sixteen weekly intervals);

     (c) procure that if the holders have not for the time being appointed the Series A Director(s) pursuant to Section 3(a) of this Certificate of Amendment, they shall be entitled themselves to send a representative to any such meeting of the Board of Directors and Board of Directors meetings of all members of the Group Companies; and

     (d) procure that if the holders have not for the time being appointed any directors to which they may be entitled to appoint to the Board of Directors of any Group Company (other than the Corporation) by virtue of the Voting Trust Agreement, or otherwise, they shall be entitled themselves to send a representative to any such meeting of the Board of Directors and Board of Directors meetings of all members of the Group Companies (other than the Corporation).

     Section 16. Successors.

     (a) The Corporation shall not directly or indirectly, by operation of law or otherwise (i) be acquired by any other Person; (ii) permit substantially all of its assets to be acquired by any other Person (including an acquisition of stock of Subsidiaries which in the aggregate account for substantially all of the Corporation's assets); (iii) consolidate, merge, or otherwise combine with or into any other Person; (iv) permit any other Person to acquire, consolidate, merge, or otherwise combine with or into the Companies; (v) permit any other Person to acquire, consolidate, merge, or otherwise combine with or into or be consolidated, merged, or otherwise combined with or into by, any Subsidiary (in a transaction in which such Subsidiary (or successor Person) remains (or becomes) a Subsidiary); or (vi) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of the properties and assets of any of the Subsidiaries as an entirety or permit any of


                                     A-2-29
the Subsidiaries to do any of the foregoing (except for merger, consolidation or other combination of any Subsidiary of the Companies with or into, or the disposition of all or substantially all of the assets of any Subsidiary of the Companies to, the Companies or any Wholly-Owned Subsidiary of the Companies), unless:

             (1) in any such transaction in which the Person acquires by transfer, conveyance, consolidation, merger, combination, sale, lease or other disposition, as applicable, all or substantially all of the properties and assets of the Companies as an entirety (for purposes of this Section 16, "Successor Companies"), such Successor Companies (i) shall be a corporation or limited liability company, (ii) shall be organized, duly incorporated and validly existing under the laws of the United States or England, (iii) shall expressly assume in form reasonably satisfactory to a Majority in Interest, the obligations with respect to the Series A Preferred Stock then outstanding, and the performance of the covenants and obligations set forth in this Certificate of Amendment and the Transaction Documents on the part of the Companies to be performed or observed or shall agree to such alternative obligations, such that, following such assumption and agreement, the holders will continue to have the right to achieve practical realization of the principal benefits intended to be provided to them hereby, which the Companies understand to include, without limitation, the practical realization of the principal benefits intended to be provided under (A) the Holders' Redemption as provided in Section 8 of this Certificate of Amendment, (B) the covenants as provided in Section 13 of this Certificate of Amendment, and (C) the enforcement against the Companies of any Covenant Breach or Insolvency Breach as provided in Section 17 of this Certificate of Amendment, as nearly as may be, in relation to the circumstances of such Successor Companies), and (iv) shall take all such action and pass all such resolutions as may be necessary to enable it to assume and agree on all such obligations.

             (2) immediately before and after giving effect to such transaction, no Covenant Breach or Insolvency Breach shall have occurred and be continuing; and

             (3) the Companies have delivered to the holders an Officers' Certificate and a written opinion from legal counsel, each stating that such consolidation, merger, amalgamation, combination, conveyance, transfer, lease or acquisition and, if the assumption of the obligations of the holders under this Certificate of Amendment and the Transaction Documents is required in connection with such transaction, such documents effecting such assumption, complies with this Section 16 and that all conditions precedent herein for relating to such transaction have been complied with and satisfied.

     (b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise), in a single transaction or series of transactions, of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Shares of which constitutes all or substantially all of the properties and assets of the Companies shall be deemed to be the transfer of all or substantially all of the properties and assets of the Companies.

     Section 17. Breaches and Remedies

     (a) Covenant Breaches. The following constitutes a "Covenant Breach": the Companies shall fail to make any payment in respect of (A) the principal of the Mirror Notes or the Mirror PIK Notes as the same shall become due, whether at maturity, upon acceleration, redemption or otherwise, (B) interest or dividends on or in respect of any shares of the Series A Preferred Stock, the Mirror Preferred Stock, the Mirror Notes or the Mirror PIK Notes as the same shall become due where each of the Corporation, UK Parent or TW UK, as applicable, had the ability to make such interest or dividend payments under the Credit Agreements, and such failure shall relate to two quarterly interest or dividend payments or more; or (C) the Series A Purchase Price, Series A Preference Amount, the Mirror Preferred Stock Purchase Price, Mirror Preferred Stock Preference Amount, the Mirror Note Redemption Price or the Mirror PIK Note Redemption Price as the same shall become due upon redemption or purchase; or failure by the Companies for thirty (30) days after receipt of notice from the holders representing at least one-half of a Majority in Interest to comply with
Section 13(e) or 13(f) hereof or Section 16 hereof.


                                     A-2-30

     (b) Breaches on Insolvency. Each of the following constitutes an "Insolvency Breach":

         (i) a default under any Designated Indebtedness if such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity and such acceleration has not been cured or waived within 30 days of such default; or

         (ii) an Insolvency Event occurs with respect to any of the Companies which is not discharged or discontinued within 14 days of the commencement of the relevant proceedings save that such 14 day period shall not apply or shall cease to apply forthwith in the event of any of the following occurring in connection with any of the Companies:

             (1) an administrative receiver or liquidator being appointed;

             (2) an order being made for the appointment of an administrator;

             (3) an order being made for the liquidation, bankruptcy, winding-up, dissolution or any other Insolvency Proceedings or analogous proceedings under the laws of any jurisdiction; or

             (4) a corporate voluntary arrangement or scheme of arrangement (other than a solvent members' scheme of arrangement under Section 425 of the Companies Act 1985) being made by any of the Companies or any other Person in relation to any of the Companies.

     (c) Remedies.

         (i) If a Covenant Breach arising under Section 17(a) above occurs, then beginning upon such occurrence and for so long as the Covenant Breach is continuing:

             (1) the dividend rate accruing on the shares of Series A Preferred Stock and Mirror Preferred Stock, and the interest rate on the Mirror Notes and Mirror PIK Notes, commencing from (and including) the date of such Covenant Breach, shall be increased each quarter by 0.5% (for the avoidance of doubt, from 9.375% per annum to 9.875% upon the occurrence of the Covenant Breach, to 10.375% one quarter after such date, to 10.875% two quarters after such date, etc.) (the "Breach Interest Rate") and such dividends and interest shall continue to accrue at the Breach Interest Rate while such Covenant Breach is continuing; provided, that the Breach Interest Rate shall forthwith be reduced back to the rate set forth in the Section 2 of this Certificate of Amendment if, and when, the original Covenant Breach and all other Covenant Breaches that may have arisen while such original Covenant Breach was continuing have been eliminated or waived in writing by a Majority in Interest of the holders and are no longer continuing; and

             (2) the number of directors of the Corporation shall be increased as follows: the holders will be entitled to elect one additional Series A Director to be appointed to the Board of Directors (an "Additional Series A Director") and thereafter on each six month anniversary ofthe occurrence of such Covenant Breach, so long as such Covenant Breach continues, the holders will be entitled to nominate one Additional Series A Director to be appointed to the Board of Directors. Each appointment of an Additional Series A Director shall take place at an extraordinary meeting of shareholders called for such purpose by the Board of Directors or as otherwise provided in Section 3(a). The Corporation shall take all such action and exercise all its powers (including voting powers) to procure the appointment of all such Additional Series A Directors as may be nominated by the holders pursuant to this Section 17(c)(i)(2). If and when the original Covenant Breach and all other Covenant Breaches that may have arisen while such original Covenant Breach was continuing have been eliminated or waived in writing by a Majority in Interest of the holders and are no longer continuing, the right of the holders to nominate Additional Series A Directors shall lapse and all Additional Series A Directors shall resign or, in the absence of such resignation, be removed, subject to the rights set forth in this paragraph revesting in the event of each and every Covenant Breach.


                                     A-2-31

         (ii) If an Insolvency Breach under Section 17(b) above occurs, a Majority in Interest may declare an "Accelerated Liquidity." Upon such declaration of Accelerated Liquidity, the respective Series A Purchase Price, Mirror Preferred Stock Purchase Price, Mirror Note Redemption Price and/or Mirror PIK Notes Redemption Price (each calculated to the date of actual payment) of all outstanding shares of Series A Preferred Stock and Mirror Preferred Stock and the Mirror Note and Mirror PIK Notes, respectively, in addition to all accrued unpaid interest and dividends thereon, shall be due and payable immediately. In the event of a declaration of Accelerated Liquidity under this Certificate of Amendment because an Insolvency Breach set forth in Section 17(b)(i) has occurred and is continuing, such declaration of Accelerated Liquidity shall be automatically rescinded and annulled if either (i) the holders of the Designated Indebtedness have waived such failure to pay at maturity or have rescinded the Accelerated Liquidity in respect of such Indebtedness, or
     (ii) such Indebtedness shall have been discharged or the maturity thereof shall have been extended such that it is not then due and payable, or the underlying default has been cured.



         (iii) In the event of a Covenant Breach or breach of warranties under
     Article IV of the Securities Purchase Agreement that results in a judgment as determined by an appropriate court or other administrative body in favor of the holders in an amount equal to or greater than (pounds sterling)5.0 million and such amount due to the holders is not permitted to be paid, then in such event (A) interest on such entire amount due the holders shall accrue at a rate of 9.375% per annum and such rate of interest shall be increased each quarter by 0.5% (same as described in Section 17(c)(i) above) until such time as the full amount due to the holders has been paid by the Companies and (B) the number of directors of the Companies shall be increased as provided in Sections 17(c)(i)(2) of this Certificate of Amendment. For purposes of clarity, "entire amount due the holders" for
     Section 17(b)(iii)(A) shall refer to the amounts resulting from any such judgment, and is not intended to include actual shares of Series A Preferred Stock.



     (d) Waiver of Breach. To the extent permitted under Section 11(d)(ii), a Majority in Interest of the holders by notice to the Corporation may on behalf of all holders waive any existing Covenant Breach or Insolvency Breach and its consequences under this Certificate of Amendment and rescind any declaration of Accelerated Liquidity and its consequences. Upon any such waiver, such Covenant Breach shall cease to exist be deemed to have been cured for every purpose of this Certificate of Amendment; provided that no such waiver shall extend to any subsequent or other Covenant Breach or Insolvency Breach.



     IN WITNESS WHEREOF, Transworld Healthcare, Inc. has caused this
certificate to be signed by                 , its      , and attested by
              , its Secretary, this      day of          , 2002.



                                          TRANSWORLD HEALTHCARE, INC.



                                        By: ----------------------------------


Attest:



------------------------------------------
                 , Secretary

                                     A-2-32

                                                                        ANNEX B


    [Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]


April 23, 2002


To The Board of Directors
Transworld Healthcare, Inc.
555 Madison Avenue
New York, New York 10022


Dear Directors:


We understand that Transworld Healthcare, Inc., ("TWUS" or "Company" hereinafter) will undertake a tax-free reorganization ("Transaction") that will result in its UK subsidiary, TWUK, becoming a wholly-owned subsidiary of Allied Healthcare Group Ltd. ("AGH"), which will in turn will be a wholly-owned subsidiary of the Company. As part of the Transaction, certain securities and obligations of TWUK will be redeemed or converted into TWUK ordinary shares and then exchanged for common and preferred stock of TWUS ("Exchange") at an exchange ratio of 2.867:1 (the "Exchange Ratio"). In addition, the Company may undertake an underwritten public offering of its common stock on the London Stock Exchange and the American Stock Exchange, with the proceeds to be used to pay down indebtedness. In connection with the proposed Transaction, we rendered an opinion (the "Opinion") as to the fairness of the Exchange Ratio used in connection with the Transaction and presented our report containing our analysis to the Company's board of directors on March 14, 2002.

This analysis was based on financial information provided to us by the Company, which, to our knowledge, was the most accurate information available at the time. Subsequent to the presentation of our Opinion on March 14, 2002, new information became available with respect to some of the redeemable shares. The Transaction is further outlined below including the new changes:

It is our understanding that:

     (i) On April 22, 2002, an aggregate of 1,171,357 TWUS common shares have been issued to Timothy M Aitken and Sarah L. Eames as consideration for, among other things, prior services to TWUS;

     (ii) On April 22, 2002 Mr. Aitken and Ms. Eames entered into an agreement with TWUK substantially agreeing to not exercise their rights with respect to the 7,070,000 redeemable shares held by them in TWUK. The Company will then seek TWUK shareholder approval to authorize TWUK's redemption of the redeemable shares at a nominal price and upon such approval and subject to TWUK lender approval, TWUK will redeem the shares;

     (iii) On April 22, 2002, Hyperion TWH Fund II, LLC and Triumph Partners III, L.P. and Triumph Investors III, L.P. entered into a stock purchase agreement with TWUS pursuant to which they agreed at closing to purchase for an aggregate of $3,187,500 in cash an aggregate of 750,000 shares of common stock of TWUS;

     (iv)   Upon the closing of the stock purchase agreement described in clause
            (iii), $3,187,500 of the proceeds will be distributed to Mr. Aitken and Ms. Eames by TWUS, of which $940,000 will be in the form of loans, and the balance will be a cash bonus. These proceeds will provide them with a substantial portion of the cash necessary to pay the taxes on the issuance contemplated in clause (i);

     (v) On April 22, 2002, Mr. Aitken, Ms. Eames, TWUS and TWUK entered into tax indemnity agreements, which will cover the distribution of the cash, the making of the loans and any further tax liability. Pursuant to such agreements, TWUS will make the cash bonus payments and loans, and TWUK will provide further indemnity. The further indemnity will be capped at $1,000,000 in the aggregate and will be subject to lender approval; and

     (vi) 2,550,000 redeemable shares will be directly exchanged for shares of TWUS common stock whereby the number of shares of TWUS common stock to be issued will be determined by (i) assuming that, using a "net exercise" mechanism, the redeemable shares are equivalent to a notional number of ordinary shares of TWUK and (ii) then by exchanging such notional number of TWUK ordinary shares for a number of shares of TWUS common stock. (Of note, such notional shares were used in Houlihan Lokey's calculation of TWUK's per-share equity value immediately prior to the Exchange.)


We do not opine or express a view as to the fairness of any of the transactions described in (i) through (v) above.

Furthermore, it is our understanding that immediately prior to the Exchange, the following securities and obligations of TWUK will be converted into TWUK ordinary shares:

     (i) equity warrants will be exercised through a tender of (pounds sterling)22,286,869 of subordinated promissory notes of AHG and will be converted into 22,286,869 TWUK ordinary shares;

     (ii) accrued and unpaid payment-in-kind interest with respect to AHG's subordinated promissory notes will be paid through the issuance of TWUS common stock; and

     (iii) mezzanine warrants will be converted into 1,640,000 TWUK ordinary shares

We also understand that the Triumph "special share" of TWUK will be cancelled for no consideration.

You have requested our Opinion as to the fairness of the Exchange Ratio to the Company's public shareholders (excluding Hyperion) existing pre-Transaction. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or TWUK.

Similarly, we have not been engaged by you to participate, nor have we participated in, the negotiation of any terms of the Transaction. Our Opinion does not address whether the financial effects of the Transaction to the Company's public shareholders are the most favorable that could have been obtained.

This Opinion is for the use and benefit of the Board and is rendered to the Board in connection with its consideration of the Transaction. This Opinion is not intended to be and does not constitute a recommendation of the Transaction to the Company or to any holder of the Company's common shares as to whether such stockholder should vote in favor of the Transaction.

In connection with the March 14, 2002 Opinion and this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. With respect to the March 14, 2002 Opinion, we:

1. reviewed the Company's annual report to shareholders on Form 10-K for the fiscal year ended September 30, 2001, quarterly report on Form 10-Q for the quarter ended December 31, 2001, and internally generated balance sheet report for the year-to-date period ended February 28, 2001, which the Company's management has identified as the most current information available;

2. reviewed recent financial results and certain internal financial analyses and business forecasts prepared by the Company's and TWUK's management, including unaudited financial statements for the Company and TWUK;

3. reviewed drafts of certain documents including the Company's draft reorganization agreement dated March 7, 2002;

4. met or spoke with certain members of the senior management of the Company and TWUK to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and TWUK;

5. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

6. reviewed forecasts and projections prepared by the Company's and TWUK's management with respect to the Company for 2002 through 2003;

7. reviewed other publicly available financial data for the Company and TWUK and certain companies that we deem comparable to the Company and TWUK, and publicly available prices and premiums paid in other transactions within the flexible healthcare staffing market; and

8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

Regarding this Opinion, we conducted some of the steps listed above as well as:


1. reviewed updated drafts of certain documents including the Company's draft reorganization agreement dated April 22, 2002; and

2.   reviewed a draft version of the Company's latest Form S-4.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and TWUK, and that there has been no material change in the assets, financial condition, business or prospects of the Company or TWUK since the date of the most recent financial statements made available to us.

We have assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for U.S. federal income tax purposes. We have assumed that the final terms of the reorganization agreement will not vary materially from those set forth in the draft reviewed by us.

Our Opinion is dependent on the current allocation of corporate expenses between the US operations and TWUK. Should this allocation change our Opinion could change.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company or TWUK and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or TWUK. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

This Opinion is furnished solely for your benefit. This Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

We are not expressing any opinion as to what the value of the Company's common shares actually will be if issued in the Transaction or the price at which the Company's common shares will trade subsequent to the Transaction.

We have acted as financial advisor to the Board in connection with the Transaction and will receive a fee for our services. We have performed in the past and may perform in the future other investment banking financial advisory services for the Company and its affiliates, for which we have received and will receive customary compensation.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Exchange Ratio used in connection with the Transaction is fair from a financial point of view to the Company's public shareholders (excluding Hyperion) existing pre-Transaction.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.


/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

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


                                                                        ANNEX C


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSWORLD HEALTHCARE, INC.
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

     TRANSWORLD HEALTHCARE, INC., a New York corporation (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is "Transworld Healthcare, Inc."

     The name under which the Corporation was formed is United States Home Healthcare Corp.

     SECOND: The date the Corporation's certificate of incorporation was filed with the Department of State is November 30, 1981.

     THIRD: The amendments of the certificate of incorporation effected by this certificate of amendment are as follows: (i) to change the name of the Corporation to Allied Healthcare International Inc.; (ii) to increase the number of authorized shares of capital stock from forty-two million (42,000,000) to seventy two million (72,000,000); and (iii) to eliminate provisions of the certificate of incorporation requiring supermajority approval by the board of directors of the Corporation for certain actions.

     FOURTH: Article FIRST of the certificate of incorporation, relating to the name of the Corporation, is hereby amended to read as follows:

       "FIRST: The name of the Corporation is Allied Healthcare International Inc."

     FIFTH: The first paragraph of Article FOURTH of the certificate of incorporation, relating to the aggregate number of shares which the Corporation shall have authority to issue, is hereby amended to read as follows:

     "FOURTH: The aggregate number of shares of all classes which the Corporation shall have authority to issue is 72 million shares, divided into two classes, of which 62 million shares shall be designated Common Stock, with a par value of $.01 per share, and 10 million shares shall be designated Preferred Stock, with a par value of $.01 per share."

     SIXTH: Article ELEVENTH of the certificate of incorporation, which requires supermajority approval by the board of directors of the Corporation for certain actions, is hereby deleted in its entirety.

     SEVENTH: The foregoing amendments were authorized and approved by the consent in writing of all of the members of the board of directors of the Corporation followed by the vote of a majority of the holders of all of the issued and outstanding shares of the Corporation entitled to vote on such amendments in accordance with the provisions of Section 803(a) of the Business Corporation Law of the State of New York.


     IN WITNESS WHEREOF, Transworld Healthcare, Inc. has caused this
certificate to be signed by           , its         , on the    day of       ,
2002.



                                        TRANSWORLD HEALTHCARE, INC.


                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:


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


                                                                        ANNEX D


                           TRANSWORLD HEALTHCARE, INC.

                             2002 STOCK OPTION PLAN

     1. PURPOSE. The 2002 Stock Option Plan (the "Plan") is intended to provide an incentive to selected key employees (including directors and officers) of Transworld Healthcare, Inc. (the "Company") to acquire a proprietary interest in the Company, to continue as employees, and to increase their efforts on behalf of the Company. In addition, non-employee independent contractors and non-employee directors may participate in the Plan. Options granted pursuant to the Plan may consist of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and non-qualified options.

     2. ADMINISTRATION. A committee (the "Committee") appointed by the Company's Board of Directors (the "Board") shall administer the Plan. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill any vacancies on the Committee.

     Subject to the consent of the Board and the provisions of the Plan, the Committee shall determine the purchase price of the shares covered by each option, the employees, non-employee independent contractors, and non-employee directors to whom, and the time or times at which, options shall be granted, the number of shares to be covered by each option, and the term of each option. Subject to the consent of the Board, the Committee also shall have the authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the provisions of the respective option agreements (which need not be identical), and to make all other determinations considered necessary or advisable for the administration of the Plan.

     The Board shall designate one Committee member as chairperson and the Committee shall hold meetings at such times and places as it shall consider advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall consider advisable.

     If the Committee is not appointed, the Board shall administer the Plan.

     3. GRANTEES. Options may be granted to such key employees (including officers and directors), non-employee independent contractors, and non-employee directors of the Company and any parent or subsidiary corporation (within the meaning of Code Section 424(e) and (f) ("Affiliates")) as the Committee determines (each such individual a "Grantee"); provided, however, ISOs shall only be granted to employees (including directors and officers).

     4. EFFECTIVENESS AND TERMINATION OF PLAN. This Plan shall become effective as of the date of its adoption by the Board, or its approval by the Company's shareholders, whichever is earlier. The Plan shall be subject to approval by the Company's shareholders within one year from the date on which it was adopted. Before shareholder approval of the Plan, options may be granted under the Plan, but any such option shall not be exercisable before shareholder approval of the Plan. If the Plan is not approved by the Company's shareholders, the Plan shall terminate and all options theretofore granted under the Plan shall terminate and become void.

   This Plan shall terminate on the earliest of:


         (a) The tenth anniversary of the effective date as determined under this Section 4;

         (b) the date when all common shares of the Company, par value $.01 per share (the "Shares"), reserved for issuance under the Plan shall have been acquired through exercise of options granted under the Plan; or

         (c)  such earlier date as the Board may determine.

     Any option outstanding under the Plan at the time of the Plan's termination shall remain in effect in accordance with its terms and those of the Plan.

     5. THE SHARES. Subject to Section 7, the aggregate number of Shares which may be issued under the Plan shall not exceed (i) 3,000,000 (the "Base Amount") plus (ii) an annual increase to the Base Amount equal to one percent of the number of Shares outstanding as of the first day of each fiscal year beginning October 1, 2002. Any Shares which, as of the effective date of the Plan, remain available for awards under the Company's 1992 Stock Option Plan shall, upon approval of the Plan by the Company's shareholders, be canceled and no longer available for awards. Such number of Shares may be set aside out of the authorized but unissued Shares not reserved for any other purpose or out of Shares held in or acquired for the treasury of the Company. If all or part of an option is unexercised, the Shares which were not exercised may again be available for grant under the Plan.

     6. GRANT AND TERMS OF OPTIONS. The Committee may grant options at any time and from time to time before the termination of the Plan. Except as provided below, options granted under the Plan shall be subject to the following terms:

         (a) Price. The purchase price of Shares upon exercise of an ISO shall be no less than the fair market value of the Shares at the time of grant; provided, however, if an ISO is granted to a person owning shares of the Company possessing more than 10% of the total combined voting power of all classes of shares of the Company as defined in Code Section 422 ("10% Shareholder"), the exercise price shall equal 110% of the fair market value of the Shares at the time of grant. The fair market value of the Shares shall be determined by and in accordance with procedures established by the Committee whose determination shall be final.

     The exercise price of Shares subject to a non-qualified option shall be determined by the Committee.

     The exercise price shall be paid in full in United States currency in cash or cash equivalent at the time of exercise. The Grantee shall pay any required withholding tax in full in United States currency in cash or cash equivalent at the time of exercise of the option. The exercise price and any required withholding tax also may be paid with (i) Shares already owned by, and in the possession of, the Grantee, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Shares, or (iii) any combination of the foregoing. Shares used to satisfy the exercise price and any required withholding tax shall be valued by the Committee in its sole discretion at their fair market value as of the close of business on the day immediately before the date of exercise. The exercise price shall be subject to adjustment, but only as provided in Section 7 hereof.

         (b) Limit on Incentive Stock Option Amount. Notwithstanding any provision contained herein to the contrary, to the extent that the aggregate fair market value of the Shares covered by ISOs granted to a Grantee are exercisable for the first time during any calendar year (under all plans of the Company or Affiliates) exceeds $100,000, the options shall be treated as non-qualified options.

         (c) Duration and Exercise of Options. An option may be granted for a term not exceeding ten years from the date of grant; provided, however, an ISO granted to a 10% Shareholder may have a term not exceeding fiveyears from the date of grant. Options shall be exercisable at such time and in such amounts (up to the full amount thereof) as the Committee may determine at the time of grant. If an option is exercisable in installments, the Committee shall determine what events, if any, will accelerate the exercise of the option.

         (d) Termination of Employment. Except as otherwise determined by the Committee, upon the termination of the Grantee's employment (or service as a non-employee independent contractor or non-employee director), the Grantee's rights to exercise an option shall be as follows:

         (e) If the Grantee's employment (or service as a non-employee independent contractor or non-employee director) is terminated on account of permanent and total disability (as defined in Code
              Section 22(e)(3)), the Grantee or the Grantee's legal representative (or the Grantee's estate if the Grantee dies after termination of employment or service) may exercise the option, to the extent exercisable on the date of the Grantee's termination of employment or service, at any time within one year after termination of employment or service but in no event after the expiration of the term of the option.

              (i) If the Grantee's employment (or service as a non-employee independent contractor or non-employee director) is terminated by death, the Grantee's estate may exercise the option, to the extent exercisable on the date of the Grantee's death, at any time within one year after the Grantee's death, but in no event after the expiration of the term of the option.

              (ii) If the Grantee's employment is terminated involuntarily for "Cause" or if a Grantee who has an employment agreement with the Company voluntarily terminates his or her employment (other than upon or after the expiration of the employment agreement), the Grantee's option shall expire as of the date of termination of employment. "Cause" under this Plan means (1) material misconduct by the Grantee, (2) any act by the Grantee that is materially adverse to the Company, or (3) the Grantee's breach of any employment or non-competition agreement with the Company. "Cause" also has the meaning given to that term, or any similar term, under any employment agreement with the Company.

              (iii) If the Grantee's employment (or service as a non-employee independent contractor or non-employee director) is terminated for any reason other than as described in clauses (i), (ii), and (iii), the Grantee (or the Grantee's estate if the Grantee dies after the termination) may exercise the option, to the extent exercisable before the termination, within three months after the termination but in no event after the expiration of the term of the option.

              (iv) A Grantee's "estate" means the Grantee's legal representative or any person who acquires the right to exercise an option by reason of the Grantee's death. The Committee may require the transferee of a Grantee to supply it with written notice of the Grantee's death or disability and to supply it with a copy of the will (in the case of the Grantee's death) or such other evidence as the Committee considers necessary to establish the validity of the transfer of an option. The Committee may also require the agreement of the transferee to be bound by all the terms of the Plan.


         (f) Transferability of Option. Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Grantee's lifetime only by the Grantee or the Grantee's legal representative.

         (g) Modification, Extension, and Renewal of Options. Subject to the terms and within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options granted under the Plan, or accept the surrender of outstanding options (up to the extent not previously exercised) and authorize the granting of new options in substitution therefor (to the extent not previously exercised). Notwithstanding the foregoing, however, no modification of an option may, without the consent of the Grantee, alter or impair any rights or obligations under any option theretofore granted under the Plan nor may any modification be made which would adversely affect the status of an ISO as an incentive stock option under Code Section 422.

         (h) Form of Option Agreements. Options for both ISO's and non-qualified options shall be evidenced by such form of agreement as the Committee approves.

         (i) Deferral of Payment. The Committee may, in the option agreement or otherwise, permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of Shares that would otherwise be issued upon exercise of a non-qualified option.

         (j) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with the terms of the Plan, as the Committee considers appropriate.


     7. ADJUSTMENTS IN THE SHARES. If the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of share or other securities of the Company or of another corporation (whether by merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise) or if the number of Shares shall be increased through the payment of a share dividend, there shall be substituted for or added to each Share theretofore appropriated or thereafter subject or which may become subject to an option under this Plan, the number and kind of shares or other securities into which each outstanding Share shall be so changed, or for which each Share shall be exchanged, or to which each Share shall be entitled, as the case may be. The price and other terms of outstanding options shall also be appropriately amended as may be necessary to reflect the foregoing events. If there shall be any other change in the number or kind of the outstanding Shares, or of any share or other securities into which the Shares shall have been changed, or for which the Shares shall have been exchanged, then, if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with that determination.

     Fractional Shares resulting from any adjustment in options pursuant to
Section 7 may be settled in cash or otherwise as the Committee shall determine. The Committee shall give notice of any adjustment to each Grantee whose option has been adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

     In the event of the disposition of all or substantially all the assets of the Company, or the dissolution of the Company, or the merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation into the Company, or the making of a tender offer to purchase all or a substantial portion of the Shares of the Company, the Committee may amend all outstanding options (upon such conditions as it shall consider fit) to permit the exercise of all such options before the effective date of any such transaction and to terminate such options as of such effective date. If the Committee shall exercise this power, all options then outstanding and subject to such requirement shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Grantee at any time or from time to time as determined by the Committee before the effective date of the transaction and the options shall be deemed to terminate upon such effective date.

     8. SECURITIES LAW REQUIREMENTS. No option granted under this Plan shall be exercisable in whole or in part, nor shall the Company be obligated to sell any Shares subject to any such option if such exercise, sale, or settlement would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other Federal or State statutes having similar requirements), as may be in effect at that time. Each option shall be subject to the further requirement that, if at any time the Board determines that the listing or qualification of the Shares subject to the option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of the option or the issuance of Shares under the option, the option may not be exercised in whole or in part unless the listing, qualification, consent, or approval shall have been effected or obtained free of any conditions unacceptable to the Board.

     9. AMENDMENT OF THE PLAN. The Board may amend the Plan, correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any option in the manner and to the extent it shall consider desirable; provided, however, except as provided in Section 7 and this Section 9, unless the shareholders of the Company shall have first approved thereof: (i) no option shall be exercisable more than ten years after the date it is granted; (ii) the expiration date of the Plan shall not be extended; and (iii) no amendment shall be of any force and effect if the amendment increases the number of Shares available for the granting of options under the Plan, decreases the price at which options may be granted, materially increases the benefits accruing to Grantees, or materially modifies the eligibility or participation requirements in the Plan. In addition, no amendment of the Plan may, without the consent of a Grantee, adversely affect the Grantee's rights under any option.


     The Board also may amend or terminate the Plan in such respect as the Board shall consider advisable to ensure favorable federal income tax treatment for the Company.


     The Board shall have all the powers granted to the Committee under the Plan.


     10. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Shares will be used for general corporate purposes.


     11. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall impose no obligation upon the Grantee (or upon a transferee of a Grantee) to exercise the option.


     12. PLAN NOT A CONTRACT OF EMPLOYMENT. The Plan is not a contract of employment, and the terms of employment of any Grantee,, or the relationship of any non-employee independent contractor with the Company shall not be affected in any way by the Plan or related instruments except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any Grantee for a continuation of employment, nor shall it interfere with the right of the Company or any Affiliate to discharge any Grantee and to treat the Grantee without regard to the effect which that treatment might have upon him or her as a Grantee.


     13. EXPENSES OF THE PLAN. The Company shall pay all expenses of the Plan.


     14. COMPLIANCE WITH APPLICABLE LAW. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares pursuant to the exercise of an option, unless and until the Company is advised by its counsel that the issuance and delivery of those certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation, or requirement. The Board may require, as a condition of the issuance and delivery of the certificates and to ensure compliance with such laws, regulations, and requirements, that the Grantee make such covenants, agreements, and representations as the Board considers necessary or desirable.


     15. GOVERNING LAW. Except to the extent preempted by federal law, the Plan shall be construed and enforced in accordance with, and governed by, New York law other than its conflicts of law provisions.

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                                     PART II


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 7 of the Business Corporation Law of the State of New York, in general, allows corporations to indemnify their officers and directors against any judgment, fine, settlement and reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement and reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that his conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. Such Article establishes procedures for determining whether the standard of conduct has been met in the particular case, for timely notification to shareholders, for prepayment of expenses and for payment pursuant to a court order or as authorized by disinterested directors or the shareholders. Article 7 also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or the bylaws or a corporation or pursuant to an agreement, resolution of shareholders or resolution of directors which are authorized by the certificate of incorporation or the bylaws of a corporation; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that our directors will not be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty owed to us or our shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of our directors for any breach of duty based upon (i) an act or omission (A) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law, or (B) from which the director personally derived a financial benefit to which he was not legally entitled, or (ii) an improper declaration of dividends or purchases of our securities or such other violation of section 719 of the Business Corporation Law of the State of New York.

         Article 8 of our Certificate of Incorporation and Article 8 of our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by New York law. We also have entered into indemnification agreements with each of our directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.

Exhibit
Number                               Title
------                               -----

3.1 Restated Certificate of Incorporation of the Company filed on December 12, 1990, as amended on August 7, 1992 (incorporated herein by reference to Exhibit
3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).

3.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Company filed on June 28, 1995 (incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30,
1997).

3.3 Certificate of Amendment to the Restated Certificate of Incorporation of the Company filed on October 9, 1996 (incorporated herein by reference to Exhibit
3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).

3.4 Certificate of Amendment to the Restated Certificate of Incorporation of the Company filed on May 6, 1997 (incorporated herein by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30,
1997).

3.5* Certificate of Amendment of the Certificate of Incorporation of the Company filed on April 16, 1998.


3.6** Form of Certificate of Amendment to the Certificate of Incorporation of the Company (attached as Annex C to the proxy statement/prospectus filed as part of this registration statement).


3.7 Restated Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended October 31, 1996).

4.1 Specimen Certificate of Common Stock (incorporated herein by reference to
Exhibit 4.1 to the Company's Registration Statement (No. 33-50876) on Form S-1).


4.2* Specimen Certificate of Series A Convertible Preferred Stock.



4.3** Form of Certificate of Amendment to the Certificate of Incorporation of the Company which defines the rights of the Series A Convertible Preferred Stock (attached as Annex A-2 to the proxy statement/prospectus filed as part of this registration statement).


5.1* Opinion of Brown Raysman Millstein Felder & Steiner LLP.

10.1 Transworld Home HealthCare, Inc. 1992 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

10.2 Form of Indemnification Agreement with the Company (incorporated herein by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended October 31, 1994).

10.3 Transworld Home HealthCare, Inc. 1997 Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit A to the Company's Proxy Statement for its Annual Meeting held on May 28, 1997).

10.4 Voting Trust Agreement dated December 17, 1999 by and among Transworld Holdings (UK) Limited (now known as Allied Healthcare Group Limited ("Allied Healthcare (UK)"), Transworld Healthcare (UK) Limited ("TWUK"), the Company, Triumph Partners III, L.P. and Richard Green, as trustee (incorporated herein by reference to Exhibit 10.65 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

10.5 Securities Purchase Agreement , dated December 17, 1999, among Allied Healthcare (UK), TWUK and the Purchasers identified therein (incorporated herein by reference to Exhibit 10.66 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

10.6 Senior Credit Agreement, dated as of December 17, 1999, among Allied Healthcare (UK), TWUK, Paribas as Arranger, Paribas and Barclays Bank PLC as Underwriters, Barclays Bank PLC as Agent and Security Agent and Others (incorporated herein by reference to Exhibit 10.67 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

10.7 Mezzanine Agreement, dated as of December 17, 1999, among Allied Healthcare
(UK), TWUK, Paribas as Arranger, Underwriter and Agent, Barclays Bank PLC as Security Agent and Others (incorporated herein by reference to Exhibit 10.68 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

10.8 Warrant Instrument to subscribe for Shares in TWUK in favor of the mezzanine lenders, dated as of December 17, 1999 (incorporated herein by reference to Exhibit 10.69 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

10.9 Share Sale and Purchase Agreement of Nightingale Nursing Bureau Limited, dated as of April 6, 2000, between Transworld Healthcare (UK) Limited, W-A Thompson, D.T. Thompon and others (incorporated herein by reference to Exhibit
99.1 to the Company's Current Report on Form 8-K dated April 20, 2000).

10.10 Asset Purchase Agreement, dated as of September 18, 2000, between MK Diabetic Support Services, Inc., Respiflow, Inc. and Transworld Ostomy, Inc. and Express-Med, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed dated October 11, 2000).

10.11 Sale and Purchase Agreement of entire share capital of Amcare Limited together with its subsidiary Novacare UK Limited dated November 22, 2000 between Omnicare Limited and Bristol-Myers Squibb Holdings Limited (incorporated herein by reference to Exhibit 10.73 to the Company's Annual Report on Form 10-K for the year ended September 30, 2000).

10.12 Agreement for Sale and Purchase of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited between Allied Healthcare (UK) Limited and David Christopher Pain and Deborah Kay Pain dated September 27, 2001 (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed October 12, 2001).

10.13 Second Amendment Agreement, dated September 27, 2001, relating to the Mezzanine Credit Agreement dated December 17, 1999 among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited, BNP Paribas as Arranger, Underwriter and Agent, Barclays Bank PLC as Agent and Security Agent and Others (incorporated herein by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed October 12, 2001).

10.14 Second Amendment Agreement, dated September 27, 2001, relating to the Senior Credit Agreement dated December 17, 1999 among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited, BNP Paribas as Arranger, Underwriter and Agent, Barclays Bank PLC as Agent and Security Agent and Others (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed October 12, 2001).

10.15 Employment Agreement, dated September 24, 2001, between the Company and Timothy M. Aitken (incorporated herein by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended September 30, 2001).

10.16 Employment Agreement, dated September 24, 2001, between the Company and Sarah Eames (incorporated herein by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended September 30, 2001).


10.17 * Master Reorganization Agreement, dated as of April 24, 2002, among the Company, Allied Healthcare (UK), TWUK and the Investors named therein (attached as Annex A-1 to the proxy statement/prospectus included in this registration statement on Form S-4, as filed with the Securities and Exchange Commission on May 1, 2002). (The Company will supplementally furnish to the Securities and Exchange Commission, upon its request, a copy of the disclosure schedules and exhibits to the Master Reorganization Agreement.)


10.17A* First Amendment to Master Reorganization Agreement, dated as of May 16, 2002, by and among the Company, Allied Healthcare (UK), TWUK and the Investors named therein.



10.18* Form of Amendment No. 1, among Allied Healthcare (UK), TWUK, the Purchasers identified therein and the Company, to the Securities Purchase Agreement dated December 17, 1999.



10.19* Form of Registration Rights Agreement to be entered into by the Company and the persons named therein.

10.20* Form of Amendment No. 1, among TWUK, Allied Healthcare (UK), Richard Green, Triumph Partners III, L.P. and the Company, to the Voting Trust Agreement dated December 17, 1999.



10.21* Tax Bonus, Tax Loan and Tax Indemnification Agreement, dated as of April 22, 2002, between TWUK, the Company and Timothy M. Aitken.

10.22* Tax Bonus, Tax Loan and Tax Indemnification Agreement, dated as of April 22, 2002, between TWUK, the Company and Sarah L. Eames.

10.23* Form of Promissory Note to be executed by each of Timothy M. Aitken and Sarah L. Eames in favor of the Company dated April 30, 2002.

10.24* Form of Pledge and Security Agreement to be entered into by the Company and each of Timothy M. Aitken and Sarah L. Eames dated April 30, 2002.

10.25* Registration Rights Agreement entered into by the Company, Timothy M. Aitken and Sarah L. Eames dated April 30, 2002.

10.26* Irrevocable Undertaking, dated April 22, 2002, of Timothy M. Aitken relating to the redeemable shares of TWUK.

10.27* Irrevocable Undertaking, dated April 22, 2002, of Sarah L. Eames relating to the redeemable shares of TWUK.

10.28* Stock Purchase Agreement, dated as of April 22, 2002, among the Company, Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P.

10.29* Registration Rights Agreement entered into by the Company, Triumph Partners III, L.P. and Triumph III Investors, L.P. dated April 30, 2002.


10.30** Transworld Healthcare, Inc. 2002 Stock Option Plan (attached as Annex D to the proxy statement/prospectus filed as part of this registration statement).

11 Statement re: computation of earnings per share (computation can be determined clearly from the material contained in this registration statement).


16.1 Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission (incorporated herein by reference to Exhibit 16.1 to the Company's Current Report on Form 8-K/A dated May 18, 2000).

21.1 Subsidiaries of the Company (incorporated herein by reference to Exhibit

21.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 2001.)


23.1* Consent of Brown Raysman Millstein Felder & Steiner LLP (included in
Exhibit 5.1).


23.2** Consent of Ernst & Young LLP, independent auditors of the Company.

23.3** Consent of Ernst & Young LLP, independent auditors of TWUK.

23.4** Consent of PricewaterhouseCoopers LLP, former independent auditors of the Company.


23.5* Consent of David Macfarlane.

23.6* Consent of John Matthews.

23.7* Consent of Frederick S. Moseley IV.

23.8* Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.


23.9** Consent of Ernst & Young LLP, independent auditors of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited.




24* Powers of Attorney (contained on the signature page to this registration statement).



99.1* Form of proxy card.



(b)      Financial Statement Schedules.

Schedule II--Valuation and Qualifying Accounts (included in the financial statements in the proxy statement/prospectus that forms a part of this registration statement).

(c)      Reports, Opinions and Appraisals.


99.2** Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as to the fairness of the Reorganization to the shareholders of the Company (attached as Annex B to the proxy statement/prospectus filed as part of this registration statement).


-----------


*        Previously filed.

**       Filed herewith.



ITEM 22.          UNDERTAKINGS

         (a)      The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, Transworld Healthcare, Inc. has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 3, 2002.


                                  ALLIED HEALTHCARE INTERNATIONAL INC.




                                  By:  /s/ John B. Wynne
                                      ------------------
                                      Name:  John B. Wynne
                                      Title: Vice President and Chief Financial
                                               Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.



  /s/ Timothy M. Aitken*       Chairman of the Board and Chief           July 3, 2002
-----------------------        Executive Officer (Principal Executive
 Timothy M. Aitken             Officer)

  /s/ John B. Wynne            Vice President and Chief Financial        July 3, 2002
-------------------            Officer (Principal Financial and
 John B. Wynne                 Accounting Officer)

  /s/ Lewis S. Ranieri*        Director                                  July 3, 2002
----------------------
 Lewis S. Ranieri

  /s/ Scott A. Shay*           Director                                  July 3, 2002
-------------------
 Scott A. Shay

  /s/ Jeffrey S. Peris*        Director                                  July 3, 2002
----------------------
 Jeffrey S. Peris

  /s/ G. Richard Green*        Director                                  July 3, 2002
----------------------
 G. Richard Green

*  By:  /s/ John B. Wynne
        --------------------
         Attorney-in-fact